UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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fuboTV Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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FUBOTV INC.

NOTICE OF SPECIAL MEETING OF

SHAREHOLDERS AND PROXY STATEMENT
The accompanying proxy statement is dated August 7, 2025, and, together with the enclosed form of proxy card, is first being mailed on or about August 7, 2025.
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Transactions, passed upon the merits or fairness of the Transactions or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

LETTER TO OUR SHAREHOLDERS
August 7, 2025
DEAR FELLOW SHAREHOLDERS:
You are cordially invited to attend a Special Meeting (the “Special Meeting”) of Shareholders of fuboTV Inc. (“Fubo”, “we” or “us”) at 10:00 a.m. Eastern Time on September 30, 2025, via live webcast, to consider and vote upon several proposals related to the Business Combination Agreement we entered into on January 6, 2025 (the “Business Combination Agreement”) with The Walt Disney Company, a Delaware corporation (“Disney”), and Hulu, LLC, a Delaware limited liability company (“Hulu”).
The Special Meeting will be a virtual meeting held solely by means of remote communication. We believe the virtual meeting technology provides expanded shareholder access while providing shareholders the same rights and opportunities to participate as they would have at an in-person meeting. During the virtual meeting, you may ask questions and will be able to vote your shares electronically. To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card. We encourage you to allow ample time for online check-in, which will begin at 9:45 a.m. Eastern Time. Please note that there is no in-person Special Meeting for you to attend.
The accompanying proxy statement is dated August 7, 2025, and, together with the enclosed form of proxy card, is first being mailed on or about August 7, 2025.
The Notice of Special Meeting and Proxy Statement on the following pages describe the matters to be presented at the Special Meeting.
The Business Combination Agreement contemplates, through a series of steps outlined below, among other things: (i) (a) Hulu contributing certain assets (the “Hulu Live Business Assets”) related to the business of negotiating and administering carriage agreements and similar contracts relating to and for the purpose of the retransmission, distribution, carriage, display or broadcast of any programming service, channel or network on the HL DMVPD Service (as defined below) (collectively, the “Hulu Live Business”) to an entity newly formed by Hulu (“Newco”), and (b) Fubo undergoing an “Up-C” reorganization and contributing its business to Newco, in exchange for units in Newco (“Newco Units”) such that, after giving effect to such contributions, Hulu will hold a number of Newco Units representing, in the aggregate, a 70% economic interest in Newco and Fubo will hold a number of Newco Units representing, in the aggregate, a 30% economic interest in Newco; and (ii) Fubo issuing to Hulu shares of a newly created vote-only class of Fubo’s common stock (“Class B Common Stock”) representing, in the aggregate, a 70% voting interest in Fubo (calculated on a fully-diluted basis).
Prior to the closing (the “Closing”) of the transactions contemplated by the Business Combination Agreement (the “Transactions”), each of Fubo and Hulu will complete a reorganization pursuant to which the parties will, among other things, take the following steps, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement:
•
Hulu will (i) form a Delaware limited liability company, as a direct wholly owned subsidiary of Hulu (such subsidiary, “HL”), (ii) contribute the Hulu Live Business Assets to HL, (iii) cause HL to assume certain liabilities related to the Hulu Live Business Assets, (iv) form Newco as a Delaware limited liability company and a direct wholly owned subsidiary of Hulu, and (v) effect and complete an update to the terms and conditions of its contracts with subscribers to Hulu’s linear multi-channel subscription video programming distribution service component of the offering known as “Hulu + Live TV” (the “HL DMVPD Service”);

•
Fubo will (i) form a Delaware limited liability company, as a direct wholly owned subsidiary of Fubo (such subsidiary, “Fubo OpCo”), and (ii) contribute Fubo’s business to Fubo OpCo prior to the Closing; and

•
immediately prior to the Closing, Fubo will effect a conversion from a Florida corporation to a Delaware corporation (the “Conversion”) pursuant to a plan of conversion (the “Plan of Conversion”) and in doing so will (i) authorize and file articles of conversion with the Florida Department of State,

Division of Corporations (the “Florida Articles of Conversion”) and a certificate of conversion with the Secretary of State of the State of Delaware (the “Delaware Certificate of Conversion”), and (ii) authorize, adopt and file a new certificate of incorporation with the Secretary of State of the State of Delaware (the “Delaware Certificate of Incorporation”) and adopt new bylaws (the “Delaware Bylaws”).
At the Closing, on the terms and subject to the conditions set forth in the Business Combination Agreement, the parties will, among other things, take the following steps:
•
Hulu will contribute the Hulu Live Business and the Hulu Live Business Assets to Newco, by transferring all of its right, title and interest in, to and under 100% of the equity interests of HL to Newco (the “HL Contribution”);

•
immediately following the HL Contribution, (i) Fubo will contribute 100% of the equity interests of Fubo OpCo and Fubo’s businesses to Newco in exchange for a number of Newco Units (the “Fubo Contribution”) such that, after giving effect to such contribution, (A) Hulu will hold a number of Newco Units representing, in the aggregate, a 70% economic interest in Newco and (B) Fubo will hold a number of Newco Units representing, in the aggregate, a 30% economic interest in Newco, and (ii) Hulu and Fubo, as the members of Newco, will adopt, and Newco will thereafter be governed by, an amended and restated limited liability company agreement of Newco (the “Newco Operating Agreement”), which will provide, among other things, that Fubo will be the sole managing member of Newco; and

•
Fubo will issue to Hulu a number of shares of Class B Common Stock representing, in the aggregate, 70% of the voting power of the outstanding shares of capital stock of Fubo (calculated on a fully-diluted basis) after giving effect to such issuance in exchange for a cash payment by Hulu to Fubo in an amount equal to the aggregate par value of such Class B Common Stock (the “Share Issuance”).

After giving effect to the consummation of the Transactions, Newco will be structured as an “umbrella partnership C corporation”, or “Up-C”. The Newco Operating Agreement will provide, among other things, Hulu with a redemption right pursuant to which Hulu may cause Newco to redeem all or a portion of its Newco Units, together with an equivalent number of shares of Class B Common Stock, in exchange for an equivalent number of shares of Class A common stock (“Class A Common Stock”) of Fubo or, at Fubo’s option, cash, subject to Fubo’s right to elect to effect, in lieu of such a redemption, a direct exchange between Fubo and Hulu of cash or an equivalent number of shares of Class A Common Stock for such Newco Units and Class B Common Stock (provided that, in each case, Hulu may retract the exercise of its redemption or exchange right upon notice that Fubo intends to settle such redemption or exchange in cash).
One of the purposes of the Special Meeting is to consider the Plan of Conversion, including the Delaware Certificate of Incorporation in the form attached to the Plan of Conversion. A copy of the Plan of Conversion is attached as Annex B to this proxy statement. If the Conversion is approved and the Transactions are completed, Fubo will become a Delaware corporation and all of the issued and outstanding shares of our common stock will be automatically converted into issued and outstanding shares of Class A Common Stock. The outstanding shares of Class A Common Stock will continue to trade on the New York Stock Exchange under the same ticker symbol that our shares of common stock currently trade under, “FUBO”. IF APPROVED, THE CONVERSION WILL NOT REQUIRE ANY ACTION BY YOU AND YOUR SHARES OF OUR COMMON STOCK WILL BE AUTOMATICALLY CONVERTED INTO AN EQUAL NUMBER OF SHARES OF CLASS A COMMON STOCK.
On January 5, 2025, our Board of Directors (the “Fubo Board”) unanimously (i) determined that it was in the best interests of Fubo and its shareholders, and declared it advisable, to enter into the Business Combination Agreement, (ii) approved and adopted the execution, delivery and performance by Fubo of the Business Combination Agreement and the consummation of the Transactions, and (iii) resolved to recommend approval of the Business Combination Agreement (including the Fubo Contribution), the Share Issuance, and the Conversion, in each case, by the Fubo Shareholders entitled to vote thereon.
By unanimous written consent, dated July 24, 2025, the Fubo Board (i) approved and adopted the Plan of Conversion, the Florida Articles of Conversion, the Delaware Certificate of Conversion, the Delaware Certificate of Incorporation and the Delaware Bylaws (collectively, the “Conversion Documents”) and (ii) resolved to recommend approval of the Conversion Documents by the Fubo Shareholders entitled to vote thereon.

The Fubo Board unanimously recommends that you vote:
•	“FOR” the approval of the Business Combination Agreement;
•
“FOR” the approval of the exchange of all or substantially all of Fubo’s assets in the Fubo Contribution for a number of Newco Units representing, in the aggregate, a 30% economic interest in Newco (the “Exchange of Assets”);

•	“FOR” the approval of the Plan of Conversion;
•	“FOR” the approval of the Share Issuance;
•
“FOR” the adjournment of the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt any of the foregoing proposals at the time of the Special Meeting (the “Potential Adjournment”); and

•
“FOR” on an advisory (non-binding) basis the approval of the compensation that may be paid or become payable by Fubo to its named executive officers in connection with the Transactions (the “Transaction Consideration”).

IMPORTANT INFORMATION FOR HOLDERS OF COMMON STOCK:
Whether or not you attend the Special Meeting, it is important that your shares be represented and voted at the Special Meeting. Therefore, we urge you to promptly vote and submit your proxy by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Instructions regarding how you can vote are contained on the proxy card. You may also vote your shares online during the Special Meeting even if you have previously submitted your proxy. Instructions on how to vote while participating in the meeting live via the Internet are provided in the accompanying proxy statement and posted at www.virtualshareholdermeeting.com/FUBO2025SM.
If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the Special Meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions. As a result, if you do not provide your bank, broker or other nominee with any voting instructions, your shares will not be counted for purposes of a quorum and will not be voted at the Special Meeting, which will have the same effect as a vote “AGAINST” the approval of the each of the Business Combination Agreement, the Exchange of Assets, the Plan of Conversion and the Share Issuance. If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
Georgeson LLC
51 West 52nd Street, 6th floor,
New York, NY 10019,
Within the United States: (855) 733-6797
Outside of the United States: (304) 278-0561

YOUR VOTE IS IMPORTANT

Thank you for your support.

Sincerely,

David Gandler	Edgar Bronfman Jr.
Chief Executive Officer	Executive Chairman

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Transactions, passed upon the merits or fairness of the Transactions or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TIME, DATE AND PLACE:
The Special Meeting of Shareholders (the “Special Meeting”) of fuboTV Inc., a Florida corporation (“Fubo”), will be held on September 30, 2025, at 10:00 a.m. Eastern Time, via live webcast, for the following purposes:

MEETING AGENDA	BOARD RECOMMENDATION
PROPOSAL 1:
To approve the Business Combination Agreement, dated as of January 6, 2025, among The Walt Disney Company, a Delaware corporation, Hulu, LLC, a Delaware limited liability company (“Hulu”), and fuboTV Inc., a Florida corporation (“Fubo”) (the “Business Combination Agreement Proposal”)
FOR
PROPOSAL 2:
To approve the exchange of all or substantially all of Fubo’s assets for units representing, in the aggregate, a 30% economic interest in a newly formed entity owned by Hulu (the “Exchange of Assets Proposal”)
FOR
PROPOSAL 3:
To approve (i) the conversion of Fubo from a Florida corporation to a Delaware corporation, (ii) the authorization and adoption of a plan of conversion and (iii) the authorization and adoption of a certificate of incorporation of Fubo establishing its incorporation in the State of Delaware (the “Conversion Proposal”)
FOR
PROPOSAL 4:
To approve the issuance to Hulu of a number of shares of Class B common stock of Fubo representing, in the aggregate, 70% of the voting power of the outstanding shares of capital stock of Fubo (calculated on a fully-diluted basis) (the “Share Issuance Proposal”)
FOR
PROPOSAL 5:
To approve the adjournment of the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt any of Proposals 1 through 4 at the time of the Special Meeting (the “Adjournment Proposal”)
FOR
PROPOSAL 6:
To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable by Fubo to our named executive officers in connection with the Transactions (the “Transaction Compensation Proposal”)
FOR

RECORD DATE & PROXY VOTING:
Holders of record of our common stock, $0.0001 par value (“Fubo Common Stock”), at the close of business on August 6, 2025 are entitled to notice of and to vote at the Special Meeting, or any postponement or adjournment of the Special Meeting. A complete list of these shareholders will be available for examination by any shareholder (i) for a period of ten days prior to the Special Meeting for any purpose germane to the meeting by sending an email to 2025specialmeeting@fubo.tv, stating the purpose of the request and providing proof of ownership of Fubo Common Stock, and (ii) during the Special Meeting, via the Internet at www.virtualshareholdermeeting.com/FUBO2025SM. The Special Meeting may be continued, postponed or adjourned from time to time without notice other than by announcement at the Special Meeting. No appraisal rights will be available to Fubo shareholders in connection with the Transactions.

REQUIRED VOTE
The affirmative vote of the holders of a majority of the outstanding shares of Fubo Common Stock is required to approve the Business Combination Agreement Proposal, the Exchange of Assets Proposal, the Conversion Proposal and the Share Issuance Proposal. Assuming a quorum is present at the Special Meeting, the Adjournment Proposal and the Transaction Compensation Proposal will be approved if the number of votes cast in favor of the Adjournment Proposal or the Transaction Compensation Proposal, as applicable, exceed the number of votes cast against the Adjournment Proposal or the Transaction Compensation Proposal, as applicable (excluding abstentions and broker non-votes).
IF ANY OF THE BUSINESS COMBINATION AGREEMENT PROPOSAL, THE EXCHANGE OF ASSETS PROPOSAL, THE CONVERSION PROPOSAL OR THE SHARE ISSUANCE PROPOSAL DOES NOT RECEIVE THE REQUISITE VOTE FOR APPROVAL, THE TRANSACTIONS WILL NOT BE COMPLETED.
It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Special Meeting, we urge you to vote your shares via the toll-free telephone number, over the Internet as described in the materials that follow or by signing, dating and mailing the proxy card in the accompanying return envelope. We encourage shareholders to submit their proxy via telephone or online. Submitting your proxy now will not prevent you from voting your shares during the Special Meeting if you desire to do so, as your proxy is revocable at your option.

By Order of the Board of Directors,

/s/ Gina DiGioia
Gina DiGioia
Chief Legal Officer and Corporate Secretary
New York, New York
August 7, 2025

i

CERTAIN DEFINED TERMS
Unless stated otherwise, whenever used in this proxy statement, the following terms have the meanings set forth below:
“Acceptable Confidentiality Agreement” means any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to Fubo that (a) contains confidentiality and use provisions that are not, in the aggregate, materially less favorable to Fubo than the terms of the Confidentiality Agreement and (b) does not contain any exclusivity provision or other term that would restrict, in any manner, Fubo’s ability to comply with the terms of the Business Combination Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Alternative Proposals.
“Action” means any suit, action, arbitration, charge, hearing, investigation, audit, petition or other legal, administrative or arbitral proceeding by or before any governmental entity.
“Adjournment Proposal” means the proposal under this proxy statement to approve the adjournment of the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt any of the Business Combination Agreement Proposal, the Exchange of Assets Proposal, the Conversion Proposal, or the Share Issuance Proposal at the time of the Special Meeting (see the section of this proxy statement captioned “The Proposals—Proposal No.5 – the Adjournment Proposal”).
“affiliate” means, as to any person, any other person that, directly or indirectly, controls, or is controlled by, or is under common control with, such first person. For purposes of this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. At all times after the Closing, Fubo, Newco and their respective Subsidiaries, on the one hand, will be deemed to not be affiliates of Disney and its other Subsidiaries (including Hulu), on the other hand, and vice versa.
“Alternative Proposal” means any indication of interest, offer or proposal (other than an offer or proposal by Hulu) to engage in an Alternative Transaction.
“Alternative Transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Business Combination Agreement) resulting in: (a) any acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of the aggregate outstanding voting securities or voting power of Fubo or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning more than twenty percent (20%) of the aggregate outstanding voting securities or voting power of Fubo; (b) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving Fubo pursuant to which any person or “group” (as defined under Section 13(d) of the Exchange Act) would hold shares of Fubo Common Stock representing more than twenty percent (20%) of the aggregate outstanding voting securities or voting power of the surviving entity after giving effect to the consummation of such transaction or as a result of which the shareholders of Fubo (as a group) immediately prior to the consummation of such transaction would hold shares of Fubo Common Stock representing less than eighty percent (80%) of the voting securities or voting power of the surviving entity after giving effect to the consummation of such transaction; (c) any sale or disposition of tangible or intangible assets or businesses that constitute or represent more than twenty percent (20%) of the consolidated assets or revenues of Fubo and its Subsidiaries, taken as a whole (measured by the fair market value thereof, as determined in good faith by the Fubo Board or any authorized committee thereof); or (d) any liquidation or dissolution of Fubo; provided, however, that the transactions contemplated by the Business Combination Agreement will be deemed to not be an Alternative Transaction in any case.
“Ancillary Agreements” means, collectively, the following agreements: (i) the Newco Operating Agreement; (ii) the Stockholders Agreement; (iii) the Tax Receivables Agreement; (iv) the New Registration Rights Agreement; (v) the HL Transition Services Agreement; (vi) the HL Commercial Services Agreement; (vii) the Hulu Brand License Agreement; (viii) the Reorganization Documents; and (ix) the French Put Option.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of January 6, 2025 (the “Signing Date”), among Disney, Hulu and Fubo (as may be amended, supplemented or modified from time to time), a copy of which is attached as Annex A to this proxy statement.
“Business Combination Agreement Proposal” means the proposal under this proxy statement to approve the Business Combination Agreement (see the section of this proxy statement captioned “The Proposals—Proposal No.1—The Business Combination Agreement Proposal”).
“Bylaws of Fubo” or the “Delaware Bylaws” means the Bylaws of Fubo following the Conversion, a copy of which is attached as Annex F to this proxy statement.
“Carriage Agreement” means any contract relating to retransmission, affiliation, exhibition, distribution, subdistribution, carriage, display or broadcast of any programming service (including any network, streaming service or feed), whether on a linear, on-demand, interactive, streaming or other basis.
“Certificate of Incorporation of Fubo” or the “Delaware Certificate of Incorporation” means the Certificate of Incorporation of Fubo following the Conversion, a copy of which is attached as Annex E to this proxy statement, to be filed with the DSOS in accordance with the DGCL.
“Class A Common Stock” means the class of common stock of Fubo that will remain publicly traded following the Closing.
“Class B Common Stock” means a class of common stock of Fubo consisting of non-economic, voting shares following the Closing.
“Closing” means the consummation of the Transactions.
“Closing Date” means the date of the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any collective bargaining agreement or other contract with any labor organization or other representative.
“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of December 9, 2024, by and between Fubo and Disney, as may be amended, supplemented or modified from time to time.
“Continuing Employee” means each employee of Fubo or any of its Subsidiaries, immediately prior to the Closing, who remains in the employ of Newco or any of its Subsidiaries after the Closing.
“Conversion” means the conversion of Fubo from a Florida corporation to a Delaware corporation, immediately prior to the Closing, on the terms and subject to the conditions set forth in the Business Combination Agreement and the Plan of Conversion.
“Conversion Documents” means, collectively, the Plan of Conversion, the Florida Articles of Conversion, the Delaware Certificate of Conversion, the Delaware Certificate of Incorporation and the Delaware Bylaws.
“Conversion Proposal” means the proposal under this proxy statement to approve (i) the Conversion, (ii) the authorization and adoption of the Plan of Conversion and (iii) the authorization and adoption of the Delaware Certificate of Conversion (see the section of this proxy statement captioned “The Proposals—Proposal No.3—The Conversion Proposal”).
“Delaware Certificate of Conversion” means the certificate of conversion to be filed by Fubo with the DSOS pursuant to the Plan of Conversion.
“DGCL” means the Delaware General Corporation Law.
“Disney” means The Walt Disney Company, a Delaware corporation.
“Disney Retained Business” means any business conducted by Disney or any of its affiliates, whether undertaken prior to or after the Signing Date, other than the Hulu Live Business.
“Disney Retained Liabilities” means all liabilities of Disney or any of its affiliates other than Hulu Live Business Liabilities, including: (i) all liabilities arising out of or relating to the Hulu Reorganization or the

HL Contribution; (ii) all liabilities arising out of or relating to contracts which are not HL Contracts; (iii) all accounts payable and accrued liabilities arising out of or relating to the ownership, operation or conduct of (a) the Disney Retained Business or otherwise in respect of the Disney Retained Business or (b) the Hulu Live Business or the Hulu Live Business Assets prior to the HL Contribution; (iv) all liabilities that are expressly contemplated to be retained by Disney or any of its affiliates pursuant to the Business Combination Agreement, the Ancillary Agreements or the Reorganization Documents; (v) all liabilities arising as a result of any of Disney or any of its affiliates, at any time, being the owner, lessee, lessor or occupant of, or the operator of, the activities of the Disney Retained Business; (vi) all liabilities in respect of any Action, pending or threatened, and claims, whether or not presently asserted, arising out of or relating to the ownership, operation or conduct of the Disney Retained Business; (vii) all liabilities regarding any current, former or prospective employees or other service providers of Disney or any of its affiliates; (viii) all Disney Retained Tax Liabilities; and (ix) certain liabilities described on the Hulu Disclosure Letter; provided that, “Disney Retained Liabilities” will not include any (x) liabilities to the extent relating to the Transactions or the Settlement Transactions incurred by Fubo or any of its Subsidiaries (other than pursuant to the Business Combination Agreement or as otherwise expressly contemplated thereunder) or (y) accounts payable and accrued liabilities to the extent arising out of or relating to the operation or use of the Hulu Live Business Assets from and after the HL Contribution, in each case of clauses (x) and (y), other than the Disney Retained Tax Liabilities.
“Disney Retained Tax Liabilities” means (i) all income taxes imposed by any applicable Laws on Disney, any of its direct or indirect owners or affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (ii) all HL Asset Taxes that became due and payable prior to the HL Contribution, (iii) all taxes to the extent arising out of or relating to the Hulu Reorganization or the HL Contribution (other than transfer taxes allocated to Newco pursuant to the Business Combination Agreement), and (iv) any taxes imposed on or with respect to the ownership or operation of the Disney Retained Business or that are attributable to any asset of Disney or any of its direct or indirect owners or affiliates that is not part of the Hulu Live Business Assets.
“DLLCA” means the Delaware Limited Liability Company Act.
“DSOS” means the Secretary of State of the State of Delaware.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“Exchange of Assets Proposal” means the proposal under this proxy statement to approve the exchange of all or substantially all of Fubo’s assets for the Fubo-Owned Newco Units (see the section of this proxy statement captioned “The Proposals—Proposal No.2—The Exchange of Assets Proposal”).
“Existing Notes” means Fubo’s 3.25% Convertible Senior Notes due 2026 and Convertible Senior Secured Notes due 2029.
“Existing Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of January 2, 2024, by and between Fubo and the investors party thereto.
“FBCA” means the Florida Business Corporation Act.
“FDOS” means the Florida Department of State, Division of Corporations.
“Florida Articles of Conversion” means the articles of conversion to be filed by Fubo with the FDOS pursuant to the Plan of Conversion.
“French Put Option” means that certain Put Option Agreement, dated as of the Signing Date, by and between Fubo and Hulu.
“Fubo” means fuboTV Inc., a Florida corporation. In addition, the terms “we”, “us”, and “our” refer to Fubo.
“Fubo 10-K” means Fubo’s annual report on Form 10-K for the fiscal year ended December 31, 2024.
“Fubo Ad Sales Employee” means each employee of Fubo who is set forth on the Fubo Disclosure Letter and any individual that is hired to replace any such employee prior to the Closing Date in accordance with Section 6.01 of the Business Combination Agreement, including, in each case, each such employee who as of the Closing Date is on a leave of absence or vacation; provided, however, that Fubo may elect to remove employees from the Fubo Disclosure Letter in its discretion, prior to the Closing, upon written notice to Hulu, and the Fubo Disclosure Letter will be deemed automatically updated to reflect any such removal or any termination of the employment of any employee identified on the Fubo Disclosure Letter from time to time for any reason.
“Fubo Benefit Plans” means all employee benefit plans or compensation arrangements of any type, including (i) Fubo Stock Plans, (ii) “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (iii) any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, unemployment, hospitalization or other medical, life or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy providing benefits or compensation for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director, and (iv) any individual employment, compensation, severance, consulting or similar agreement, in each case, that is sponsored, maintained or contributed to by Fubo or a Fubo Subsidiary, or with respect to which Fubo or a Fubo Subsidiary may have any liability (contingent or otherwise), excluding any plan or program that is sponsored solely by a governmental entity.
“Fubo Board” means the board of directors of Fubo.
“Fubo Board Recommendation Change” means any of the following actions by the Fubo Board or any committee thereof: (i) withdraw, amend, modify or qualify the Fubo Board Recommendation in a manner adverse to Hulu, (ii) publicly approve or recommend an Alternative Proposal, (iii) fail to include the Fubo Board Recommendation in the proxy statement when disseminated to the shareholders of Fubo, (iv) if any Alternative Proposal structured as a tender offer or exchange offer for the outstanding shares of Fubo Common Stock is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Hulu or an affiliate of Hulu), fail to recommend, within ten business days after such commencement, against acceptance by the shareholders of Fubo of such tender offer or exchange offer or (v) publicly propose to do any of the foregoing.
“Fubo Common Stock” means the common stock, par value $0.0001 per share, of Fubo.
“Fubo Disclosure Letter” means the confidential disclosure letter delivered by Fubo to Hulu concurrently with the execution and delivery of the Business Combination Agreement.
“Fubo Equity-Based Awards” means, collectively, each Fubo Option, each Fubo Restricted Stock Unit and each Fubo Performance Stock Unit.
“Fubo Material Contract” means any contract (excluding any Fubo Benefit Plan or Collective Bargaining Agreement) to which Fubo or any Fubo Subsidiary is a party or by which Fubo or any Fubo Subsidiary or any of their respective properties or assets is bound that: (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) except for intercompany transactions among Fubo and the Fubo Subsidiaries in the ordinary course of business consistent with past practices, provides for the borrowing of money (including any guarantee thereof) or is a mortgage, security agreement, capital lease or similar agreements, in each case in excess of $25 million, or creates a lien other than a permitted lien on any material asset of Fubo or any Fubo Subsidiary; (iii) limits or purports to limit the ability of Fubo or any of its affiliates to compete or engage in any line of business, in any geographic area or with any person, and that, in each case, is material to Fubo and the Fubo Subsidiaries considered as a single enterprise; (iv) except for intercompany transactions among Fubo and the Fubo Subsidiaries in the ordinary course of business consistent with past practices, (A) grants or licenses to Fubo or any Fubo Subsidiary the right to use any material Intellectual Property owned by (or licensed to) a third party, other than (w) contracts with payment obligations of less than $15 million per year, (x) contracts for any off-the-shelf, commercially available software, (y) non-disclosure or confidentiality agreements entered into in the ordinary of course of business that provide Fubo or any of the Fubo Subsidiaries with an incidental permitted use right to confidential information or (z) non-exclusive licenses of any such material Intellectual Property that are merely incidental to the transaction contemplated in such license, (B) grants or licenses to any third party the right to use any material Intellectual Property owned by (or licensed to) Fubo or any Fubo Subsidiary, other than (x) non-exclusive licenses of any such material Intellectual Property in the ordinary course of business, (y) non-disclosure or confidentiality agreements entered into in the ordinary of course of business that provide any third party with an incidental permitted use right to confidential information or (z) non-exclusive licenses of any such material Intellectual Property that are merely incidental to the transaction contemplated in such license, or (C) includes any material covenant not to sue or assert or
v

immunity from suit with respect to any Intellectual Property, including any material coexistence agreements and material settlement agreements; (v) is a Carriage Agreement or any other similar contract relating to the retransmission, distribution, carriage, display or broadcast of any programming service, channel or network, which involves annual payments in excess of $15 million; (vi) relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such contract in excess of $10 million (A) that was entered into after January 1, 2023 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to Fubo or any Fubo Subsidiary of more than $10 million after the Signing Date; (vii) any other contract that provides for the sale or provision of goods, services, equipment or other assets from or to Fubo or any Fubo Subsidiary in any twelve month period of $10 million or more in any individual case that is not terminable by Fubo or any Fubo Subsidiary upon notice of ninety (90) days or less without material liability to Fubo and the Fubo Subsidiaries considered as a single enterprise and which is not disclosed pursuant to the preceding subsections of this definition; or (viii) any contract, or group of contracts with a person (or group of affiliated persons), the termination of which would, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect and is not otherwise disclosed pursuant to this definition.
“Fubo OpCo” means a Delaware limited liability company that Fubo will form as a direct wholly owned subsidiary prior to the Closing pursuant to the Fubo Reorganization.
“Fubo Option” means an option to purchase Fubo Common Stock outstanding under the Fubo Stock Plans or otherwise.
“Fubo Performance Stock Unit” means an award of performance-based restricted stock units with respect to Fubo Common Stock outstanding under the Fubo Stock Plans or otherwise.
“Fubo Reorganization Documents” means any bills of sale, deeds, assignments and assumptions, leases, subleases, stock powers, certificates of title and other instruments of transfer, conveyance and assignment (including supplemental transfer tax forms, if applicable) that Fubo and any of its applicable Subsidiaries execute and deliver to give effect to and evidence the Fubo Contribution, to form Fubo OpCo and to consummate the Fubo Reorganization.
“Fubo Restricted Stock Unit” means an award of restricted stock units with respect to Fubo Common Stock outstanding under the Fubo Stock Plans or otherwise.
“Fubo SEC Documents” means all forms, reports, schedules, registration statements, definitive proxy statements and other documents, including all exhibits thereto, required to be filed by Fubo with the SEC.
“Fubo Shareholders” means the holders of shares of Fubo Common Stock.
“Fubo Stock Plans” means the 2015 Equity Incentive Plan, the 2020 Equity Incentive Plan, the 2022 Employment Inducement Equity Plan, the 2023 Employment Inducement Equity Incentive Plan and the 2024 Employment Inducement Equity Incentive Plan, each as amended to the Signing Date.
“Fubo Subsidiary” means any Subsidiary of Fubo.
“GAAP” means generally accepted accounting principles in the United States.
“HL” means a Delaware limited liability company that Hulu will form as a direct wholly owned subsidiary prior to the Closing pursuant to the Hulu Reorganization.
“HL Asset Taxes” means ad valorem, property, excise, severance, sales, use and similar taxes based upon the acquisition, operation or ownership of the Hulu Live Business Assets, but excluding, for the avoidance of doubt, income taxes and transfer taxes.
“Hulu Live Business” means the business of negotiating and administering Carriage Agreements and similar contracts relating to and for the purpose of the retransmission, distribution, carriage, display or broadcast of any programming service, channel or network on the HL DMVPD Service.
“Hulu Live Business Assets” means, except as set forth in the Hulu Disclosure Letter, all of Hulu’s and its affiliates’ rights, title and interest in and to each of the following assets: (i) the transferred carriage agreements as set forth in the Hulu Disclosure Letter; (ii) the rights under the HL Subscriber Contracts (after giving effect to the amendment to the terms and conditions of the HL Subscriber Contracts as set forth in the Business Combination Agreement (the “HL Subscriber Contract Terms Update”)); (iii) subject to the terms and conditions set forth in the Business Combination Agreement, all Personal Data and information regarding subscribers to the HL DMVPD Service (to the extent pertaining to the subscription to and use of the HL DMVPD Service and not, for the avoidance of doubt, information pertaining to any other part of such subscription), including all account information, personal information, technical data and viewing data (collectively, “Subscriber Data”) (which Subscriber Data and information will be managed by Hulu during the term of the HL Commercial Services Agreement); (iv) all advertising or sponsorship contracts exclusively related to the HL DMVPD Service; (v) all other assets (including Intellectual Property) exclusively related to the HL DMVPD Service; and (vi) all Intellectual Property constituting the “Live TV” brand.
“Hulu Live Business Liabilities” means all liabilities of Hulu and its affiliates to the extent (i) arising out of or relating to the Hulu Live Business or the Hulu Live Business Assets, (ii) such liabilities arise or are required to be performed after the date of the HL Contribution and (iii) solely in the case of liabilities arising under HL Contracts, such liabilities do not result from any failure to perform, improper performance or other breach, default or violation by Hulu or any of its affiliates as of or prior to the HL Contribution.
“HL Commercial Services Agreement” means the commercial services agreement to be entered into by and among Hulu, Newco, HL and Fubo OpCo, effective at the Closing.
“HL Contracts” means the contracts described in clauses (i), (ii) and (iii) of the definition of “Hulu Live Business Assets” above.
“HL Contribution” means the contribution at the Closing by Hulu of the Hulu Live Business and the Hulu Live Business Assets to Newco, via the transfer of all of Hulu’s right, title and interest in, to and under 100% of the equity interests of HL to Newco.
“HL DMVPD Service” means the linear multi-channel subscription video programming distribution service component of the offering known as “Hulu + Live TV” as of the Signing Date and operated by Hulu.
“HL Subscriber Contract” means any contract with subscribers or other customers to the HL DMVPD Service.
“HL Subsidiary” means each of Newco and HL.
“HL Transition Services Agreement” means the transition services agreement to be entered into between Hulu and HL, effective at the Closing.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Hulu” means Hulu, LLC, a Delaware limited liability company.
“Hulu Benefit Plan” means, any employee benefit plans or compensation arrangements of any type, including (i) equity incentive plans, (ii) “employee benefit plans” as defined in Section 3(3) of ERISA, (iii) any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, unemployment, hospitalization or other medical, life or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy providing benefits or compensation, and (iv) any individual employment, compensation, severance, consulting or similar agreement, in each case, sponsored, maintained or contributed to (or required to be contributed to) by Hulu or any Hulu ERISA Affiliate.
“Hulu Brand License Agreement” means the Hulu brand license agreement to be entered into between HL and Hulu, effective at the Closing.
“Hulu Disclosure Letter” means the confidential disclosure letter delivered by Hulu to Fubo concurrently with the execution and delivery of the Business Combination Agreement.
“Hulu ERISA Affiliate” means any person (other than Hulu) that, together with Hulu, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, excluding any HL Subsidiary.
“Hulu Material Contract” means any contract (excluding any Hulu Benefit Plan or Collective Bargaining Agreement) (x) to which the HL Subsidiaries will be a party to or by which any of their respective assets or properties will be bound, in each case, as of the Closing, or (y) by which any Hulu Live Business Asset or the Hulu Live Business is otherwise bound, that: (i) except for intercompany transactions among Hulu and the HL Subsidiaries in the ordinary course of business consistent with past practices, provides for the borrowing of money (including any guarantee thereof) or is a mortgage, security agreement, capital lease or similar agreements, in each case in excess of $50 million, or creates a lien other than a permitted lien on any material asset of the Hulu Live Business; (ii) (A) limits or purports to limit the ability of the Hulu Live Business (or, following the Closing, the HL Subsidiaries or Fubo) to compete or engage in any line of business, in any geographic area or with any person, or (B) provides “most favored nation” rights (including with respect to pricing in favor of a person other than the HL Subsidiaries) and that, in each case, is material to the Hulu Live Business; (iii) is a Carriage Agreement or any other similar contract relating to the retransmission, distribution, carriage, display or broadcast of any programming service, channel or network by the Hulu Live Business, which involves annual payments in excess of $50 million; (iv) relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such contract in excess of $50 million (A) that was entered into after January 1, 2023 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to any HL Subsidiary or the Hulu Live Business after the date hereof; (v) is a HL Contract; (vi) is a contract that provides for the sale or provision of goods, services, equipment or other assets from or to the Hulu Live Business, Hulu or any of the HL Subsidiaries in any twelve month period of $50 million or more in any individual case that is not terminable by Hulu or any of the HL Subsidiaries upon notice of ninety (90) days or less without material liability to the Hulu Live Business or the other Hulu Live Business Assets and which is not otherwise disclosed pursuant to the Business Combination Agreement; (vii) is a settlement, conciliation or similar agreement, other than the Settlement Agreement, (A) pursuant to which Hulu or any of its Subsidiaries is obligated, after the Signing Date, to pay consideration, in each case, in excess of $50 million or (B) that would otherwise materially limit the operation of the Hulu Live Business as currently operated or the use of the Hulu Live Business Assets as currently used; (viii) is any other contract not made in the ordinary course of business consistent with past practice that is material to the Hulu Live Business or the other Hulu Live Business Assets or, as of the Closing, would reasonably be expected to be material to the HL Subsidiaries; or (ix) is a contract, or group of contracts with a person (or group of persons), the termination of which would, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect and is not otherwise disclosed pursuant to this definition.
“Hulu Related Parties” means, collectively, Hulu, its affiliates, each of the direct and indirect shareholders, partners, managers or other equity security holders of Hulu or any of its affiliates and any representative of any of the foregoing.
“Hulu Reorganization Documents” means any bills of sale, deeds, assignments and assumptions, leases, subleases, stock powers, certificates of title and other instruments of transfer, conveyance and assignment (including supplemental transfer tax forms, if applicable) that Hulu and any of its applicable Subsidiaries execute and deliver to give effect to and evidence the HL Contribution and the transfer, conveyance, assignment and delivery of Hulu’s and its affiliates’ rights, title and interest in and to the Hulu Live Business Assets to the HL Subsidiaries, to form the HL Subsidiaries and to consummate the Hulu Reorganization.
“Indemnified Person” means any present or former individual who is or was a director, officer, member, manager or employee of Fubo or any of the Fubo Subsidiaries or such person who is or was serving, at the request of Fubo or any of the Fubo Subsidiaries, as a director, officer, member, manager or fiduciary of any other person.
“Intellectual Property” means intellectual property and intellectual property rights existing under the laws in any jurisdiction, including all (a) patents and applications therefor, including reissuances, revisions, extensions, reexaminations, provisionals, divisions, continuations, continuations in part and renewals, (b) trademarks, service marks, logos, trade dress, trade names and other indicia of origin, whether registered or unregistered, and all applications or registrations for the foregoing, all renewals and extensions thereof and all common law rights and goodwill associated therewith and symbolized thereby (collectively, “Marks”), (c) URLs, Internet domain names and social media accounts, (d) works of authorship, copyrights (whether registered or unregistered) and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, (e) trade secrets and other confidential or proprietary information, know-how, inventions, discoveries, improvements, methods, techniques, systems, processes, procedures, programs, codes, designs, compilations, formulas, schematics and drawings and (f) all other intellectual property or proprietary rights.
“Intended Tax Treatment” means (i) the Conversion shall qualify as a reorganization under the provisions of Section 368(a) of the Code, (ii) each HL Subsidiary will be at all times from its formation until the Closing classified as a disregarded entity for U.S. federal income tax purposes, (iii) as of the Closing, no HL Subsidiary will be the successor of any other entity under Section 381 of the Code (or any similar provision of applicable tax Law), (iv) actions described in clauses (ii) and (iii) of the definition of “Hulu Reorganization” be disregarded for U.S. federal income tax purposes and (v) the Fubo Contribution and HL Contribution shall be treated as a contribution of the assets of Fubo OpCo and HL, respectively, in exchange for partnership interests in Newco governed by Section 721 of the Code and the assumption by Newco of certain “qualified liabilities” (within the meaning of Treasury Regulations Section 1.707-5(a)(6)) of Fubo OpCo and HL, respectively and to the extent applicable, as a reimbursement of certain preformation capital expenditures pursuant to Treasury Regulations Section 1.707-4(d).
“Intervening Event” means a fact, circumstance, occurrence, event, development, change or condition that (a) was not known to the Fubo Board as of the Signing Date or, if known, the material consequences of which were not reasonably foreseeable by the Fubo Board as of the Signing Date and (b) does not relate to an Alternative Proposal; provided that no fact, circumstance, occurrence, event, development, change or condition to the extent directly or indirectly resulting from, attributable to or arising out of any of the following will (either alone or in combination) be taken into account when determining whether an Intervening Event has occurred: (i) changes in Fubo’s stock price or the trading volume of Fubo’s stock, in and of itself, (ii) Fubo meeting or exceeding any estimates or expectations of Fubo’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or (iii) Fubo meeting or exceeding any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or facts, unless such changes or facts would otherwise be excepted from this definition of an Intervening Event).
“Law” means any foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, statute, ordinance, code, rule, regulation, or other similar requirement enacted, adopted, promulgated or applied by a governmental entity.
“Loss” means any damages, losses, liabilities, obligations, claims of any kind, taxes, interest, fines, penalties, awards, payments, costs, charges, sanctions, settlements, or expenses (including reasonable and documented third-party attorneys’ fees and expenses).
“Molotov” means Molotov SAS, a wholly owned French subsidiary of Fubo.
“Newco” means a Delaware limited liability company that Hulu will form as a direct wholly owned subsidiary prior to the Closing pursuant to the Hulu Reorganization.
“Newco Operating Agreement” means the amended and restated limited liability company agreement of Newco, effective at the Closing.
“Newco Plans” means any employee benefit plans and compensation arrangements established, maintained or contributed to by Newco and its Subsidiaries that cover any of the Continuing Employees following the Closing.
“Newco Units” has the meaning ascribed to the term “Units” in the Newco Operating Agreement.
“New Registration Rights Agreement” means the registration rights agreement to be entered into between Fubo and Hulu, effective at the Closing.
“Non-Continuing Fubo Ad Sales Employees” means any Fubo Ad Sales Employee who does not become employed by Hulu or an affiliate of Hulu for any reason.
“NYSE” means the New York Stock Exchange.
“Order” means any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of, or agreement with, any governmental entity (whether temporary, preliminary or permanent) that is binding on any person or its property under applicable Law.

“person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.
“Personal Data” means any information that alone or in combination with other information could be used to identify, or otherwise relates to, a natural individual or household, and includes information that is defined as “personal data”, “personally identifiable information”, “personal information” or any similar term under any applicable law.
“Plan of Conversion” means the Plan of Conversion of Fubo contemplated by the Business Combination Agreement, a copy of which is attached as Annex B to this proxy statement, to be adopted in connection with the Conversion.
“Record Date” means August 6, 2025.
“Regulatory Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other applicable Laws, including any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or any Laws with respect to foreign investment.
“Reorganization Documents” means, collectively, the Fubo Reorganization Documents and the Hulu Reorganization Documents.
“Requisite Shareholder Approval” means approval of the Business Combination Agreement (including the Fubo Contribution), the Fubo Issuance and the Conversion (including the Plan of Conversion and the Certificate of Incorporation of Fubo).
“Resignation Letter” means a resignation letter, in a form reasonably acceptable to Fubo, executed and delivered by a director of Fubo effectuating such director’s resignation as a director of Fubo effective as of the Closing.
“SEC” means the Securities and Exchange Commission or any successor thereto.
“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.
“Settlement” means the settlement between the Plaintiffs fuboTV Inc. and fuboTV Media Inc. (collectively, the “Plaintiffs”) and Defendants The Walt Disney Company, ESPN, Inc., ESPN Enterprises, Inc., Hulu, LLC, Fox Corporation, and Warner Bros. Discovery, Inc. (collectively, the “Defendants”) that resolved all claims in the case fuboTV Inc. v. The Walt Disney Co., No. 24-cv-1363-MMG (S.D.N.Y.) as detailed in the Settlement Documents.
“Settlement Documents” means the contracts entered into by the Plaintiffs and the Defendants with respect to the Settlement, including the Settlement Agreement, dated as of the Signing Date, by and between the Plaintiffs and the Defendants (the “Settlement Agreement”), and the contracts and other documents and instruments entered into or contemplated to be entered into in connection with the Settlement Agreement.
“Settlement Transactions” means the transactions contemplated by the Settlement and the Settlement Documents.
“Share Issuance” means the issuance by Fubo, at the Closing, to Hulu of a number of shares of Class B Common Stock representing, in the aggregate, 70% of the voting power of the outstanding shares of capital stock of Fubo (calculated on a fully-diluted basis) after giving effect to such issuance in exchange for a cash payment by Hulu to Fubo in an amount equal to the aggregate par value of such shares of Class B Common Stock.
“Share Issuance Proposal” means the proposal under this proxy statement to approve the Share Issuance (see the section of this proxy statement captioned “The Proposals—Proposal No.4—The Share Issuance Proposal”).
“Special Meeting” means the special meeting of the shareholders of Fubo to be held on September 30, 2025 at 10:00 a.m., Eastern time, and any adjournment or postponement thereof, by means of a live interactive webcast on the internet at www.virtualshareholdermeeting.com/FUBO2025SM.
x

“Stockholders Agreement” means the stockholders agreement to be entered into between Hulu and Fubo, effective at the Closing.
“Subsidiary” means, with respect to any person, another person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. At all times after the Closing, (a) Newco and its Subsidiaries will be deemed to be Subsidiaries of Fubo and (b) Fubo, Newco and their respective Subsidiaries, on the one hand, will be deemed to not be Subsidiaries of Hulu or any direct or indirect parent company thereof (including Disney) or any other Subsidiary of any such parent company, on the other hand.
“Superior Proposal” means a written, bona fide Alternative Proposal that did not result from a breach of Fubo’s non-solicitation obligations under the Business Combination Agreement for a transaction or series of related transactions contemplated under certain clauses of the definition of “Alternative Transaction” on terms that the Fubo Board determines in good faith, after consultation with Fubo’s outside legal counsel and financial advisor(s), taking into account all financial, legal, regulatory, timing and other aspects of such Alternative Proposal, to be more favorable to the shareholders of Fubo, from a financial point of view, than the transactions contemplated by the Business Combination Agreement (including any adjustment to the terms and conditions proposed by Hulu in response to such proposal); provided, however, that for purposes of the reference to an “Alternative Proposal” in this definition of a “Superior Proposal”, all references to (a) “more than twenty percent (20%)” in the definition of “Alternative Transaction” will be deemed to be references to “a majority” and (b) “less than eighty percent (80%)” will be deemed to be references to “less than a majority”.
“Tax Receivables Agreement” means the tax receivables agreement to be entered into by and among Fubo, Newco and Hulu, effective at the Closing.
“Transaction Litigation” means any shareholder demands, litigations, arbitrations or other similar actions (including derivative claims) commencing against Fubo, any Fubo Subsidiary or any of their respective directors or officers relating to the Business Combination Agreement, the Transactions or any other transactions contemplated thereby.
“Transactions” means the transactions contemplated by the Business Combination Agreement.
“Transaction Compensation Proposal” means the proposal under this proxy statement to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable by Fubo to Fubo’s named executive officers in connection with the Transactions (see the section of this proxy statement captioned “The Proposals—Proposal No.6—The Transaction Compensation Proposal”).
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“TWDC” means, collectively, Disney, as well as the Subsidiaries through which its various businesses are actually conducted.

SUMMARY
Information about Fubo
Fubo is a sports-first, Pay TV replacement product offering subscribers access to tens of thousands of live sporting events annually, alongside leading news and entertainment content, both live and on demand. Fubo’s platform is designed to empower customers to seamlessly access content through streaming devices and on Smart TVs, mobile phones, tablets, and computers.
Fubo Common Stock is listed on the NYSE under the symbol “FUBO”. Fubo’s principal executive offices are located at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104 and Fubo’s telephone number is (212) 672-0055.
For further information about Fubo, see the section of this proxy statement captioned “Where You Can Find More Information.”
Information about the Hulu Live Business
The Hulu Live Business consists of acquiring live TV content and licensing such content to Hulu for a fee to distribute via the HL DMVPD Service. Accordingly, the Hulu Live Business primarily includes the negotiation and administration of programming agreements for live TV content. The acquired live TV content of the Hulu Live Business includes 90+ sports, news, entertainment and kids’ channels, which include the four major broadcast networks, ABC, CBS, FOX, and NBC.
The Hulu Live Business has historically operated as part of Hulu, which is controlled and consolidated by Disney. Historically, Hulu’s business included, among other things, acquiring live TV content, operating the HL DMVPD Service, developing and acquiring non-live sports and entertainment content and distributing such content directly to Hulu’s customers through its subscription video-on-demand (“SVOD”) direct-to-consumer service. The distribution of the Hulu + Live TV content on the Hulu platform, including the related subscription revenue, as well as the development, acquisition and distribution of non-live and live TV content in connection with Hulu’s SVOD direct-to-consumer service (and any premium add-on services thereto), is outside of the Hulu Live Business.
The Hulu Live Business’s principal executive offices are located at 2500 Broadway, 2nd Floor, Santa Monica, California 90404, and its telephone number is (310) 571-4700.
Risk Factors
You are encouraged to carefully read all of the information contained in, or incorporated by reference into, this proxy statement, including the attached annexes and exhibits and documents that are referred to in this information proxy statement. In particular, you should consider the factors described in the section of this proxy statement captioned “Risk Factors”.
The following is only a summary of principal risks that are applicable to the Transactions, Fubo’s business, Hulu Live Business and, after completion of the Transactions, Newco’s business and Fubo. Such risks are discussed in more detail below and you should carefully read the section of this proxy statement captioned “Risk Factors” in its entirety.
Risks Relating to the Transactions
•
The Transactions may not be completed on the terms or timeline currently contemplated, or at all, and failure to complete the Transactions may result in material adverse consequences to Fubo’s business and operations.

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Fubo and, with respect to the Hulu Live Business, Hulu, will be subject to business uncertainties and contractual restrictions while the Transactions are pending that could adversely affect either of them or, in the event the Transactions are completed, Newco.

•	The Business Combination Agreement contains provisions that may discourage other companies from trying to acquire Fubo.
•	Fubo has incurred, and will continue to incur, direct and indirect costs as a result of the Transactions.
•	Litigation challenging the Business Combination Agreement and the Transactions may prevent the Transactions from being consummated within the expected timeframe or at all.

•
The Business Combination Agreement does not provide for any adjustments to the ownership percentage of Newco to be received by Fubo in the Transactions or the number of shares of Class A Common Stock to be issued for each share of Fubo Common Stock, regardless of the price of Fubo Common Stock. Because the market price of shares of Fubo Common Stock has fluctuated and will continue to fluctuate, Fubo Shareholders cannot be sure of the value of the shares of Class A Common Stock they will receive, and such value may be lower than the value of Fubo Common Stock on an earlier date.

•	Existing Fubo Shareholders will have a reduced ownership and economic interest in Fubo after the Transactions.
•	Executive officers, directors and affiliates of Fubo may have interests in the Transactions that are different from, or in addition to, the interests of Fubo Shareholders generally.
•	The Transactions may trigger change in control or other provisions in certain agreements, which may allow third parties to terminate or alter existing contracts or relationships with Fubo.
•	Fubo Shareholders will not be entitled to appraisal rights in connection with the Transactions.
Risks Relating to Fubo’s Business
You should read and consider the risk factors relating to Fubo’s business described in the sections entitled “Risk Factors” in Fubo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 3, 2025, and Fubo’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, as filed with the SEC on May 5, 2025, each of which is incorporated by reference into this proxy statement. For further information, see the section of this proxy statement captioned “Where You Can Find More Information.”
Risks Relating to the Hulu Live Business
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The long-term nature of certain of the Hulu Live Business’s content commitments may limit its operating flexibility and could adversely affect its ability to invest in new opportunities and its results of operations.

•	The Hulu Live Business’s results may be adversely affected if long-term content contracts are not renewed on sufficiently favorable terms.
•	If the Hulu Live Business fails to obtain or maintain popular content, its results may be adversely affected.
•	If the Hulu Live Business is unable to generate sufficient advertising revenue, the Hulu Live Business will be adversely affected.
•	The Hulu Live Business’s agreements with content providers are complex, with various rights restrictions and favorability obligations which impose onerous compliance obligations.
•	The Hulu Live Business faces risks, such as unforeseen costs and potential liability, in connection with content it acquires or licenses.
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The Hulu Live Business is subject to a number of legal requirements and other obligations regarding privacy, security, consumer protection and data protection, and any actual or perceived failure to comply with these requirements or obligations could have an adverse effect on its reputation, business, financial condition and operating results.

Risks Relating to Newco’s Business
•	The integration of Fubo and the Hulu Live Business following Closing will present challenges that may result in a decline in the anticipated benefits of the Transactions.
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The financial assumptions, estimates, projections and synergies prepared and/or reviewed by Fubo management in connection with the Transactions may not be realized, which may adversely affect the market price of the Class A Common Stock following the completion of the Transactions.

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The unaudited pro forma condensed combined financial information included herein is presented for informational purposes only and may not be an indication of Fubo’s financial condition or results of operations in the future.

•
The Hulu Live Business has no history of operating as a standalone company, and the historical financial information of the Hulu Live Business included herein may not necessarily reflect the financial condition or results of operations of the Hulu Live Business during the periods presented and may not be an indication of the financial condition or results of operations of the Hulu Live Business in the future (as integrated with Fubo’s business as part of Newco).

•
The terms of Newco’s and its subsidiaries’ commercial arrangements with Hulu following Closing may be more, or less, favorable than Newco or such subsidiary would be able to obtain from an unaffiliated third party. If Newco were to cease being a subsidiary of Hulu, Newco may be unable to replace the services Hulu provides Newco and its subsidiaries in a timely manner or on comparable terms.

•
The assets that will be contributed to HL primarily include programming agreements for live TV content, and Hulu will be retaining significant parts of its historical business, including the distribution of live TV content on the HL DMVPD Service.

Risks Relating to Fubo Following the Completion of the Transactions
•	Following the completion of the Transactions, the rights of Fubo Shareholders will differ from the current rights of Fubo Shareholders.
•
Following the completion of the Transactions, Fubo Shareholders will hold shares of Class A Common Stock in Fubo, which will be controlled by Hulu and, ultimately, Disney. The interests of Hulu and Disney may differ from the interests of other Fubo Shareholders.

•
Fubo will be exempt from certain corporate governance requirements since it will be a “controlled company” within the meaning of NYSE rules, and as a result the Fubo Shareholders will not have the protections afforded by these corporate governance requirements.

•
Fubo’s principal asset after the completion of the Transactions will be its interest in Newco, and, accordingly, Fubo will depend on distributions from Newco to pay its taxes and expenses, including payments under the contemplated Tax Receivables Agreement, and to pay dividends. Newco’s ability to make such distributions may be subject to various limitations and restrictions.

•
The Tax Receivables Agreement with Hulu will require Fubo to make cash payments to Hulu in respect of certain tax benefits to which Fubo may become entitled, and Fubo expects that the payments Fubo will be required to make will be substantial.

•	Fubo will not be reimbursed for any payments made to Hulu (or its transferees) under the Tax Receivables Agreement in the event that any tax benefits are disallowed.
•
Following the completion of the Transactions, Hulu and its affiliates will be prohibited from transferring the shares of Class B Common Stock (or, as thereafter exchanged, Class A Common Stock) that it receives in connection with the Transactions for a period of 24 months from the Closing Date, subject to certain exceptions. Following such period, Hulu and its affiliates will be permitted to transfer its shares of Class B Common Stock (or, as thereafter exchanged, Class A Common Stock), which could have a negative impact on Fubo’s stock price.

•
The market price for shares of Class A Common Stock following the completion of the Transactions may be affected by factors different from, or in addition to, those that have historically affected or currently affect the market price for shares of Fubo Common Stock.

•
If Fubo identifies material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, investors could lose confidence in the accuracy and completeness of our financial reports.

•	Fubo cannot predict the impact its capital structure and the concentrated control by Hulu may have on its stock price or its business.
•
The Delaware Certificate of Incorporation will provide to the fullest extent permitted by law that the Court of Chancery of the State of Delaware will be the exclusive forum for certain legal actions between Fubo and Fubo Shareholders, and federal district courts will be the sole and exclusive forum for Securities Act claims, which could increase costs to bring a claim, discourage claims or limit the ability of Fubo Shareholders to bring a claim in a judicial forum viewed by the shareholders as more favorable for disputes with Fubo or Fubo’s directors, officers or other employees.

Pre-Closing Reorganizations
Prior to the Closing, each of Fubo and Hulu will complete a reorganization pursuant to which, the parties will, among other things, take the following steps, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement:
•
Hulu will (i) form HL, (ii) contribute the Hulu Live Business Assets to HL, (iii) cause HL to assume the Hulu Live Business Liabilities, (iv) form Newco, and (v) effect and complete an update to the terms and conditions of the HL Subscriber Contracts pursuant to the requirements set forth in the Business Combination Agreement;

•	Fubo will (i) form Fubo OpCo, and (ii) contribute Fubo’s business to Fubo OpCo prior to the Closing; and
•	immediately prior to the Closing, Fubo will effect the Conversion. For more information regarding the Conversion, see the section of this proxy statement captioned “The Conversion.”
Closing of the Transactions
Subject to the terms and conditions of the Business Combination Agreement, the Closing will take place on the day that is three business days after the day on which all of the conditions to the Closing have been satisfied (or, to the extent permissible, waived), other than closing conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction (or, to the extent permissible, waiver) of those closing conditions at the Closing.
Transactions Effected at the Closing
At the Closing, on the terms and subject to the conditions set forth in the Business Combination Agreement, the parties will, among other things, take the following steps:
•
Hulu will contribute the Hulu Live Business and the Hulu Live Business Assets to Newco, by transferring all of its right, title and interest in, to and under 100% of the equity interests of HL to Newco (referred to herein as the HL Contribution);

•
immediately following the HL Contribution, (i) Fubo will make the Fubo Contribution, such that, after giving effect to such contribution, (a) Hulu will hold a number of Newco Units representing, in the aggregate, a 70% economic interest in Newco and (b) Fubo will hold a number of Newco Units representing, in the aggregate, a 30% economic interest in Newco, and (ii) Hulu and Fubo, as the members of Newco, will adopt, and Newco will thereafter be governed by, the Newco Operating Agreement, which will provide, among other things, that Fubo will be the sole managing member of Newco; and

•
Fubo will complete the Share Issuance. For more information regarding the Share Issuance, see the sections of this proxy statement captioned “The Share Issuance” and “Certain Agreements Related to the Share Issuance.”

Fubo, Disney and certain of their respective affiliates will also enter into certain commercial agreements effective as of the Closing, as described in further detail in the section of this proxy statement captioned “Certain Agreements Related to the Transactions.”
The Special Meeting and The Proposals
The Special Meeting will be held on September 30, 2025, at 10:00 a.m., Eastern Time, via live webcast. The items of business scheduled to be voted on at the Special Meeting are:
•	a proposal to approve the Business Combination Agreement (referred to herein as the Business Combination Agreement Proposal);
•
a proposal to approve the exchange of all or substantially all of Fubo’s assets for Newco Units representing, in the aggregate, a 30% economic interest in Newco (referred to herein as the Exchange of Assets Proposal);

•
a proposal to approve (i) the conversion of Fubo from a Florida corporation to a Delaware corporation, (ii) the authorization and adoption of the Plan of Conversion and (iii) the authorization and adoption of a certificate of incorporation of Fubo establishing its incorporation in the State of Delaware (referred to herein as the Conversion Proposal);

•
a proposal to approve the issuance to Hulu of a number of shares of Class B Common Stock representing, in the aggregate, 70% of the voting power of the outstanding shares of capital stock of Fubo (calculated on a fully-diluted basis) (referred to herein as the Share Issuance Proposal);

•
a proposal to approve the adjournment of the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt any of proposals 1 through 4 at the time of the Special Meeting (referred to herein as the Adjournment Proposal); and

•
a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable by Fubo to Fubo’s named executive officers in connection with the Transactions (referred to herein as the Transaction Compensation Proposal).

Fubo Shareholders must approve the Business Combination Agreement Proposal, the Exchange of Assets Proposal, the Conversion Proposal and the Share Issuance Proposal in order for the Transactions to be consummated. Approval of the Adjournment Proposal and the Transaction Compensation Proposal are not conditions to the consummation of the Transactions.
The Record Date for the Special Meeting is August 6, 2025. You are entitled to vote at the Special Meeting only if you were a shareholder of record of Fubo Common Stock at the close of business on the Record Date, or if you hold a valid proxy for the Special Meeting. Each outstanding share of Fubo Common Stock is entitled to one vote for all matters before the Special Meeting. At the close of business on the Record Date, there were 342,434,804 shares of Fubo Common Stock issued and outstanding and entitled to vote at the Special Meeting.
A quorum must be present at the Special Meeting for any business to be conducted. The presence at the Special Meeting, via live webcast or by proxy, of a majority in voting power of the stock issued and outstanding and entitled to vote at the meeting as of the close of business on the Record Date will constitute a quorum.
The affirmative vote of the holders of a majority of the outstanding shares of Common Stock as of the close of business on the Record Date is required to approve the Business Combination Agreement Proposal, the Exchange of Assets Proposal, the Conversion Proposal and the Share Issuance Proposal. Assuming a quorum is present at the Special Meeting, the Adjournment Proposal and the Transaction Compensation Proposal will be approved if the number of votes cast in favor of the Adjournment Proposal or the Transaction Compensation Proposal, as applicable, exceed the number of votes cast against the Adjournment Proposal or the Transaction Compensation Proposal, as applicable (excluding abstentions and broker non-votes).
You are entitled to vote at the Special Meeting only if you were a shareholder of record of Fubo Common Stock at the close of business on the Record Date, or if you hold a valid proxy for the Special Meeting.
If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the Special Meeting.
If you are a registered shareholder, you may revoke your proxy or change your vote:
•	by submitting a duly executed proxy bearing a later date;
•	by granting a subsequent proxy through the Internet or telephone;
•	by giving written notice of revocation to the Corporate Secretary of Fubo prior to the Special Meeting; or
•	by attending and voting during the Special Meeting live webcast.
Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Special Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Corporate Secretary before your proxy is voted or you vote at the Special Meeting. If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank, broker or other nominee, or you may vote at the Special Meeting by following the procedures described above.
If a quorum is not present at the scheduled time of the Special Meeting, then either the person presiding over the meeting or the holders of a majority in voting power of the shares of Fubo Common Stock represented, and who would be entitled to vote at a meeting if a quorum were present, may adjourn the Special Meeting. In addition, the

Special Meeting could be postponed before it commences, subject to the terms of the Business Combination Agreement. If the Special Meeting is adjourned or postponed, Fubo Shareholders who have already submitted their proxies will be able to revoke them at any time before they are voted at the Special Meeting.
Recommendation of the Board of Directors and Reasons for the Transactions
At a meeting held on January 5, 2025, the Fubo Board unanimously (i) determined that it was in the best interests of Fubo and the Fubo Shareholders, and declared it advisable, to enter into the Business Combination Agreement, (ii) approved and adopted the execution, delivery and performance by Fubo of the Business Combination Agreement and the consummation of the Transactions, and (iii) resolved to recommend approval of the Business Combination Agreement (including the Fubo Contribution), the Share Issuance and the Conversion (including the Plan of Conversion and the Certificate of Incorporation of Fubo), in each case, by the Fubo Shareholders entitled to vote thereon.
By unanimous written consent, dated July 24, 2025, the Fubo Board (i) approved and adopted the Plan of Conversion, the Florida Articles of Conversion, the Delaware Certificate of Conversion, the Delaware Certificate of Incorporation and the Delaware Bylaws and (ii) resolved to recommend approval of these documents by the Fubo Shareholders entitled to vote thereon.
For a discussion of certain factors considered by the Fubo Board in making such recommendations, see the section of this proxy statement captioned “The Transactions—Recommendation of the Fubo Board and Reasons for the Transactions.”
Opinion of Fubo’s Financial Advisor: Wells Fargo Securities
Fubo has engaged Wells Fargo Securities, LLC (“Wells Fargo Securities”) as a financial advisor to Fubo in connection with the Transactions. As part of such engagement, Wells Fargo Securities delivered a written opinion, dated January 5, 2025, to the Fubo Board as to the fairness, from a financial point of view and as of the date of the opinion, to Fubo of the Fubo-Owned Newco Unit Percentage provided for pursuant to the Business Combination Agreement. The full text of the written opinion of Wells Fargo Securities, dated January 5, 2025, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, is attached as Annex G to this proxy statement and is incorporated herein by reference. The summary of the opinion of Wells Fargo Securities set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Wells Fargo Securities’ written opinion was for the information and use of the Fubo Board (in its capacity as such) in connection with its evaluation of the Transactions and did not address any related transactions or any other aspect or implication (financial or otherwise) of the Transactions. Wells Fargo Securities expressed no opinion as to the fairness of the Fubo-Owned Newco Unit Percentage or other aspects of the Transactions or related transactions to the holders of any class of securities, creditors or other constituencies of any party to the Transactions or any related transactions and did not address the underlying business decision of the Fubo Board or Fubo to proceed with or effect the Transactions or related transactions. Wells Fargo Securities’ opinion does not constitute advice or a recommendation to any Fubo Shareholder or any other person as to how to vote or act on any matter relating to the Transactions, any related transactions or any other matter.
Opinion of Fubo’s Financial Advisor: Evercore
Fubo retained Evercore Group L.L.C. (“Evercore”) to act as a financial advisor in connection with the Transactions. As part of this engagement, Fubo requested that Evercore evaluate the fairness to Fubo, from a financial point of view, of the Fubo-Owned Newco Units to be received by Fubo in the Transactions. At a meeting of the Fubo Board held on January 5, 2025, Evercore rendered to the Fubo Board its oral opinion, subsequently confirmed by delivery of a written opinion dated January 6, 2025, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Fubo-Owned Newco Units to be received by Fubo in the Transactions were fair, from a financial point of view, to Fubo.
The full text of the written opinion of Evercore, dated as of January 6, 2025, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex H to this proxy statement and is incorporated herein by reference. Fubo encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Fubo Board (in its capacity as such) in connection with its evaluation of the proposed Transactions. The opinion does not constitute a recommendation to the Fubo Board or to any other persons in respect of the Transactions, including as to how any holder of shares of Fubo Common Stock should vote or act in respect of the Transactions. Evercore’s opinion does not address the relative merits of the Transactions as compared to other business or financial strategies that might be available to Fubo, nor does it address the underlying business decision of Fubo to engage in the Transactions.
Interests of Executive Officers and Directors of Fubo in the Transactions
In considering the recommendation of the Fubo Board with respect to the Business Combination Agreement Proposal, the Exchange of Assets Proposal, the Conversion Proposal, the Share Issuance Proposal, the Transaction Compensation Proposal and the Adjournment Proposal, Fubo Shareholders should be aware that the directors and executive officers of Fubo have interests in the Transactions that may be different from, or in addition to, the interests of Fubo Shareholders generally. The Fubo Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination Agreement, in approving the Business Combination Agreement and in recommending that Fubo Shareholders vote “FOR” the approval of each of the Business Combination Agreement Proposal, the Exchange of Assets Proposal, the Conversion Proposal, the Share Issuance Proposal, the Transaction Compensation Proposal and the Adjournment Proposal. These interests are described in more detail in the section of this proxy statement captioned “Interests of Executive Officers and Directors of Fubo in the Transactions” and you should carefully read such section in its entirety.
No Appraisal Rights
No appraisal rights will be available to Fubo shareholders in connection with the Transactions. For further information on appraisal rights in the context of the Transactions, see the sections of this proxy statement captioned “The Transactions—No Appraisal Rights” and “The Conversion—No Appraisal Rights.”
Regulatory Approvals Required for the Transactions
Fubo, Disney and Hulu agreed in the Business Combination Agreement to, and to cause its Subsidiaries to, use its reasonable best efforts (subject to, and in accordance with, applicable Law and the terms and conditions of the Business Combination Agreement) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions.
The Transactions are subject to the termination or expiration of the waiting period (or any extension thereof) applicable under the HSR Act. The Transactions are also subject to the receipt of approvals, determinations, grants and confirmations and the satisfaction of any other closing conditions, as may be applicable, with respect to certain other regulatory authorities, including the Antimonopoly Committee of Ukraine and the works council (comité social et économique) of Molotov. As of the date of this proxy statement, all approvals, determinations, grants and confirmations have been obtained, other than the expiration of the HSR Act waiting period.
For more information regarding additional actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from foreign Governmental Entities, see the section of this proxy statement captioned “Regulatory Approvals Required for the Transactions”. For more information on the obligations of Fubo, Disney and Hulu to seek regulatory approvals, see the section of this proxy statement captioned “The Business Combination Agreement—Regulatory Efforts”.
Accounting Treatment for the Transactions and Related Pro Forma Adjustments
The combined company will account for the acquisition contemplated by the Business Combination Agreement as a reverse acquisition using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). U.S. GAAP requires that one of the combining entities be designated as the acquirer for accounting purposes. Based on the evidence available, HL will be treated as the acquiring entity for accounting purposes.

Summary of Business Combination Agreement
No Solicitation; Other Offers
During the Interim Period (as defined herein), Fubo will not, and will cause its directors, officers and employees and instruct its other representatives (in their capacities as such) not to, directly or indirectly:
•	(i) solicit, initiate, knowingly encourage or knowingly facilitate, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Proposal;
•
furnish to any person (other than Hulu or any of its affiliates or any of their respective representatives), or any representative thereof, any nonpublic information, or afford to any person (other than Hulu or any of its affiliates or any of their respective representatives) access to the business, properties, assets, books, records or other information, or to any personnel, of Fubo or any of its Subsidiaries, in any such case in connection with, or with the intent to facilitate, the making, submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Proposal;

•
participate or engage in any discussions or negotiations with any person, or any representative thereof, with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, an Alternative Proposal, except to (x) notify such person that the Business Combination Agreement prohibits any such discussions or negotiations or (y) seek to clarify and understand the terms and conditions of any inquiry, proposal or offer made by any person solely to determine whether such inquiry, proposal or offer constitutes or could reasonably be expected to lead to a Superior Proposal;

•	enter into any merger agreement, purchase agreement, letter of intent or similar agreement with respect to an Alternative Proposal (other than an Acceptable Confidentiality Agreement);
•	approve any transaction under, or any third party becoming an “interested shareholder” under Section 607.0901 of the FBCA; or
•	approve, authorize, agree or publicly announce any intention to do any of the foregoing.
In addition, during the Interim Period, Fubo will, and will cause its directors, officers and employees and instruct its other representatives (in their capacities as such) to, cease and cause to be terminated any and all discussions or negotiations with any person (other than Hulu or any of its affiliates or any of their respective representatives), or any representative thereof, conducted prior to the Signing Date with respect to any Alternative Proposal submitted as of, or prior to, the Signing Date.
Recommendation Changes
Communication re Alternative Proposal
During the Interim Period, within twenty-four hours following receipt of an Alternative Proposal, Fubo will (i) provide Hulu with written notice of such Alternative Proposal and (ii) communicate to Hulu the material terms and conditions of such Alternative Proposal (including any subsequent amendment thereto) and the identity of the person making such Alternative Proposal. Fubo will keep Hulu reasonably informed on a reasonably prompt basis with respect to the status of any discussions or negotiations regarding, and of any changes to the material terms and conditions of, any such Alternative Proposal, and will, within twenty-four hours of receipt or delivery thereof, provide Hulu with the material terms or conditions of any such proposals and any proposed transaction agreements (including all schedules, exhibits and attachments thereto) relating to any such Alternative Proposal and any financing commitments relating thereto.

Alternative Proposals
If at any time prior to receipt of the Requisite Shareholder Approval Fubo or any of its representatives has received a bona fide, written Alternative Proposal from any person or group of persons that does not result from a breach of the non-solicitation obligations under the Business Combination Agreement and the Fubo Board determines in good faith, after consultation with Fubo’s financial advisor(s) and outside legal counsel, that such Alternative Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and, after consultation with Fubo’s outside legal counsel, that the failure to take such action described in the first three clauses below would be reasonably expected to be inconsistent with the Fubo Board’s fiduciary duties under applicable Law, then Fubo and any of its representatives may:
•
enter into an Acceptable Confidentiality Agreement with such person or group of persons (provided that Fubo will substantially concurrently provide to Hulu a copy of such Acceptable Confidentiality Agreement);

•
furnish information with respect to Fubo and the Fubo Subsidiaries or provide access to the officers, employees, offices, properties, contracts, books and records of Fubo and the Fubo Subsidiaries to the person or group of persons making such Alternative Proposal (provided that (i) Fubo will substantially concurrently provide or make available to Hulu any information concerning Fubo that is provided to such person or group of persons and which was not previously provided or made available to Hulu and (ii) Fubo will have entered into an Acceptable Confidentiality Agreement with such person or group of persons);

•
participate and engage in discussions or negotiations with the person or group of persons making such Alternative Proposal regarding such Alternative Proposal, including to clarify the terms and conditions set forth in such Alternative Proposal; and

•
otherwise facilitate such Alternative Proposal or assist such person or group of persons making such Alternative Proposal (and its representatives and financing sources) with such Alternative Proposal.

Within twenty-four hours of such determination of the Fubo Board, Fubo will provide written notice to Hulu of such determination of the Fubo Board made pursuant to the immediately preceding sentence. Fubo will be permitted to terminate, amend or otherwise modify, waive or fail to enforce, on a confidential and non-public basis, any provision of any confidentiality, “standstill” or similar agreement solely to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Fubo Board.
Recommendation Change
Subject to certain terms of the Business Combination Agreement, neither the Fubo Board nor any committee thereof will: (i) withdraw, amend, modify or qualify the Fubo Board Recommendation in a manner adverse to Hulu, (ii) publicly approve or recommend an Alternative Proposal, (iii) fail to include the Fubo Board Recommendation in this proxy statement, (iv) if any Alternative Proposal structured as a tender offer or exchange offer for the outstanding shares of Fubo Common Stock is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Hulu or an affiliate of Hulu), fail to recommend, within ten business days after such commencement, against acceptance by the shareholders of Fubo of such tender offer or exchange offer or (v) publicly propose to do any of the foregoing (any such action in the foregoing clauses (i) through (v), a “Fubo Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Fubo Board or any committee thereof to the shareholders of Fubo pursuant to Rule 14d-9(f) of the Exchange Act, any action contemplated by certain specified sections of the Business Combination Agreement or any substantially similar communication to either of the foregoing, will not be deemed to be a Fubo Board Recommendation Change or otherwise be prohibited under the terms of the Business Combination Agreement.
For purposes of the Business Combination Agreement, a factually accurate public statement by Fubo or the Fubo Board (or a committee thereof), to the extent required by Law, that solely describes Fubo’s receipt of an Alternative Proposal, the identity of the Person making such Alternative Proposal, and the material terms of such Alternative Proposal will not, in and of itself, be deemed to be (i) a withdrawal, amendment, modification, or qualification or proposal by the Fubo Board (or a committee thereof) to withdraw, amend, modify, or qualify the Fubo Board Recommendation; (ii) an adoption, approval or recommendation with respect to such Alternative Proposal or (iii) a Fubo Board Recommendation Change.

Conditions to the Closing of the Transactions
Mutual Closing Conditions
The respective obligations of each party to consummate and effect the Transactions are subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver at or prior to the Closing) of each of the following conditions:
•	the Requisite Shareholder Approvals must have been obtained by an affirmative vote of the holders of a majority of the outstanding shares of Fubo Common Stock;
•
(i) the applicable waiting period under the HSR Act must have expired or been earlier terminated and (ii) each required governmental entity consent as set forth in the Hulu Disclosure Letter must have been obtained (or, if applicable, the applicable waiting periods must have expired or been earlier terminated);

•
no governmental entity of competent and applicable jurisdiction must have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Transactions illegal or prohibiting or otherwise preventing the consummation of the Transactions or (ii) issued or granted any Order that is in effect and has the effect of making the Transactions illegal or prohibiting or otherwise preventing the consummation of the Transactions;

•	the Hulu Reorganization and the Fubo Reorganization must have been completed in all material respects in accordance with the Reorganization Documents; and
•
the filed Florida Articles of Conversion must have been accepted by the FDOS and the filed Delaware Certificate of Conversion and Certificate of Incorporation of Fubo must have been accepted by the DSOS, and each must be in full force and effect in accordance with their respective terms, without further amendment or modification.

Hulu Closing Conditions
The obligations of Hulu to effect the Transactions are further subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver by Hulu at or prior to the Closing) of each of the following conditions:
•	the representations and warranties of Fubo set forth in the Business Combination Agreement must be true and correct, subject to certain materiality standards with specified exceptions therein;
•
Fubo must have performed, and complied with, in all material respects all of its obligations required to be performed, or complied with, under the Business Combination Agreement at or prior to the Closing;

•
Fubo must have delivered to Hulu a certificate, dated the Closing Date, signed by the chief executive officer or another senior executive officer of Fubo, certifying that certain closing conditions have been satisfied; and

•	Fubo must have delivered to Hulu or Newco, as applicable, the Fubo Closing Deliverables.
Fubo Closing Conditions
The obligations of Fubo to effect the Transactions are further subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver by Fubo at or prior to the Closing) of each of the following conditions:
•	the representations and warranties of Hulu set forth in the Business Combination Agreement must be true and correct, subject to certain materiality standards with specified exceptions therein;
•
Hulu and Disney must have performed, and complied with, in all material respects all of its obligations required to be performed, or complied with, under the Business Combination Agreement at or prior to the Closing;

•
Hulu must have delivered to Fubo a certificate, dated the Closing Date, signed by the chief executive officer or another senior executive officer of Hulu, certifying that certain closing conditions have been satisfied; and

•	Disney and Hulu must have delivered, or had their Subsidiaries, as applicable, deliver to Fubo the Hulu Closing Deliverables.

Termination of the Business Combination Agreement
The Business Combination Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether before or after the Requisite Shareholder Approval has been obtained:
•	by mutual written consent of Hulu and Fubo;
•	by either Fubo or Hulu, upon written notice to the other party, if:
○
the Closing Date has not occurred on or before the Outside Date, provided, however, that, if as of such date, certain regulatory conditions have been not satisfied solely to the extent that such law or order arises under the HSR Act or any other regulatory law, (but all other conditions have been satisfied, other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), then the Outside Date will be automatically extended to the First Extended Outside Date (as defined herein); provided, further, that, in the event that, on the First Extended Outside Date, certain regulatory conditions have not been satisfied solely to the extent that such law or order arises under the HSR Act or any other regulatory law (but all other conditions have been satisfied, other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), then the Outside Date will be automatically extended to October 6, 2026; provided, further, however, that the right to terminate the Business Combination Agreement pursuant to such condition failure will not be available to any party hereto whose breach of its obligations under the Business Combination Agreement has been a principal cause of the failure of the Closing to occur on or before the date of such termination (the “Outside Date Termination Provision”);

○
any court of competent jurisdiction or any other governmental entity of competent jurisdiction over Hulu, a HL Subsidiary or Fubo has issued any Order, or any Law has been in effect that was enacted, promulgated or deemed applicable to the Transactions by any governmental entity of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal the consummation of the Transactions, and in each case, such Order or Law has become final and non-appealable, except that the right to terminate the Business Combination Agreement will not be available to any party whose breach of its obligations under the Business Combination Agreement had been a principal cause of such permanent restraint, enjoinment, prevention, prohibition or illegality (the “Legal Restraint Termination Provision”); or

○	the Requisite Shareholder Approval has not been obtained at the Fubo shareholder meeting or at any adjournment or postponement thereof (the “Requisite Shareholder Approval Termination Provision”).
•	by Fubo, upon written notice to Hulu, if:
○
(i) Fubo is not in breach of the Business Combination Agreement such that Hulu has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate the Business Combination Agreement, (ii) Hulu has breached or otherwise failed to perform its covenants, agreements or other obligations under the Business Combination Agreement, or any of the representations and warranties of Hulu set forth in the Business Combination Agreement has become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent, materially delay or materially impair the ability of Hulu to consummate the Transactions prior to the Outside Date and (iii) such breach, failure to perform or inaccuracy of Hulu is not capable of being cured by the Outside Date or is not cured within thirty days following Fubo’s delivery of written notice to Hulu of such breach, failure to perform or inaccuracy (the “Breach Termination Provision”);

○
prior to receipt of the Requisite Shareholder Approval, (i) the Fubo Board has determined to terminate the Business Combination Agreement in accordance with the terms thereof in order to concurrently with such termination enter into a definitive agreement implementing a Superior Proposal and (ii) Fubo concurrently pays Hulu a $50,000,000 termination fee (the “Termination Change Provision”); or

○
Hulu or any of its affiliates have commenced any Action that (i) contests the validity or effectiveness of any of the Settlement Documents or the Settlement or (ii) is based on the claims (or underlying factual predicates thereof) that the Settlement Documents contemplate would be dismissed released pursuant thereto.
•	by Hulu, upon written notice to Fubo, if:
○
(i) Hulu is not in breach of the Business Combination Agreement such that Fubo has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate the Business Combination Agreement, (ii) Fubo has breached or otherwise failed to perform its covenants, agreements or other obligations under the Business Combination Agreement, or any of the representations and warranties of Fubo set forth in the Business Combination Agreement has become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent, materially delay or materially impair the ability of Fubo to consummate the Transactions prior to the Outside Date and (iii) such breach, failure to perform or inaccuracy of Fubo is not capable of being cured by the Outside Date or is not cured within thirty days following Hulu’s delivery of written notice to Fubo of such breach, failure to perform or inaccuracy;

○	a Fubo Board Recommendation Change (whether in respect of a Superior Proposal or an Intervening Event) will have occurred (the “Fubo Board Recommendation Change Termination Provision”); or
○
Fubo or any of its affiliates have commenced any Action that (i) contests the validity or effectiveness of any of the Settlement Documents or the Settlement or (ii) is based on the claims (or underlying factual predicates thereof) that the Settlement Documents contemplate would be dismissed released pursuant thereto.

Fubo Termination Fee
Fubo will pay to Hulu a $50,000,000 termination fee (the “Fubo Termination Fee”), in the event that:
•
(i) the Business Combination Agreement is terminated by Hulu or Fubo pursuant to (x) the Outside Date Termination Provision and, at the time of such termination, the Requisite Shareholder Approval has not been not satisfied or (y) the Requisite Shareholder Approval Termination Provision; (ii) following the execution of the Business Combination Agreement and prior to the Fubo shareholder meeting, an Alternative Proposal (whether or not conditional and whether or not withdrawn) has been publicly announced or has become publicly disclosed; and (iii) within twelve months following such termination, Fubo enters into a definitive agreement with any third party with respect to an Alternative Proposal or an Alternative Transaction is consummated, in which case the $50,000,000 termination fee will be payable concurrently with the earlier of (x) Fubo’s entry into the definitive agreement with respect to such Alternative Proposal and (y) the consummation of such Alternative Transaction (for purposes of the references to “Alternative Proposal” or “Alternative Transaction” in this section, all references in the definition of “Alternative Transaction” to twenty percent (20%) and eighty percent (80%) will be deemed references to fifty percent (50%));

•	the Business Combination Agreement is terminated by Fubo pursuant to the Termination Change Provision; or
•
the Business Combination Agreement is terminated (i) by Hulu pursuant to the Fubo Board Recommendation Change Termination Provision or (ii) by Hulu or Fubo pursuant to the Requisite Shareholder Approval Termination Provision if, at the time of such termination, Hulu would also have the right to terminate the Business Combination Agreement pursuant to the Fubo Board Recommendation Change Termination Provision, in which case the $50,000,000 termination fee will be payable within two business days after such termination.

Hulu Termination Fee
Hulu will pay to Fubo a $130,000,000 termination fee (the “Hulu Termination Fee”) minus any amount actually paid by Hulu to Fubo based on applicable sections of the Hulu Disclosure Letter, in the event that the Business Combination Agreement is terminated by:
•	Fubo pursuant to the Breach Termination Provision;

•
Hulu pursuant to the Outside Date Termination Provision or the Legal Restraint Termination Provision at a time when the Business Combination Agreement is terminable by Fubo pursuant to the Breach Termination Provision; or

•
either Fubo or Hulu pursuant to the Outside Date Termination Provision or the Legal Restraint Termination Provision if, at the time of such termination, all of the mutual closing conditions and all of the Hulu closing conditions have been satisfied (or, if any such conditions are by their nature to be satisfied at the Closing, would have been capable of being satisfied on the date of such termination) or waived, other than certain closing conditions specified in the Business Combination Agreement.

If Hulu is required to pay the termination fee, Hulu will pay the termination fee to Fubo (x) no later than two business days after such termination in the event of a termination by Fubo and (y) as a condition to termination in the event of a termination by Hulu.
In no event will either party be required to pay the Fubo Termination Fee or the Hulu Termination Fee, as applicable, on more than one occasion, whether or not the Fubo Termination Fee or the Hulu Termination Fee, as applicable, may be payable under more than one provision of the Business Combination Agreement at the same or at different times and the occurrence of different events. Payment of the Fubo Termination Fee or the Hulu Termination Fee are an integral part of the transactions contemplated by the Business Combination Agreement and constitute liquidated damages and not a penalty.
Except in the case of fraud, (i) payment of the Fubo Termination Fee will constitute the sole and exclusive remedy for monetary damages of Hulu against the Fubo Related Parties in circumstances in which the Fubo Termination Fee is payable hereunder, (ii) payment of the Hulu Termination Fee will constitute the sole and exclusive remedy for monetary damages of Fubo and its Subsidiaries against the Hulu Related Parties in circumstances in which the Hulu Termination Fee is payable hereunder, in the case of each of clauses (i) and (ii), for any loss suffered as a result of the failure to consummate the transactions contemplated by the Business Combination Agreement, (iii) upon payment of the Fubo Termination Fee in circumstances in which the Fubo Termination Fee is payable hereunder, none of the Fubo Related Parties will have any further liability or obligation relating to or arising out of the Business Combination Agreement and no Hulu Related Parties will be entitled or any other Person will be entitled to bring or maintain any action against Fubo or any of its affiliates arising out of or in connection with the Business Combination Agreement, any of the Transactions or any matters forming the basis for such termination and (iv) upon payment of the Hulu Termination Fee in circumstances in which the Hulu Termination Fee is payable hereunder, none of the Hulu Related Parties will have any further liability or obligation relating to or arising out of the Business Combination Agreement and no Fubo Related Parties will be entitled or any other person will be entitled to bring or maintain any action against Hulu or any of its affiliates arising out of or in connection with the Business Combination Agreement, any of the Transactions or any matters forming the basis for such termination.
Summary of Certain Agreements Related to the Transactions
Settlement Agreement
On January 6, 2025, concurrently with the execution of the Business Combination Agreement, the Settling Parties (as defined herein) entered into the Settlement Agreement in connection with the 2024 Litigation (as defined herein). In connection with the Settlement, the Settling Parties agreed to settle all claims asserted in the 2024 Litigation and to dismiss all claims in the 2024 Litigation with prejudice. The Settlement is not contingent upon the Closing and Fubo may not bring claims dismissed pursuant to the Settlement Agreement in the event the Transactions fail to close.
For more information, see the section of this proxy statement captioned “Certain Agreements Related to the Transactions—Settlement Agreement”.
The Senior Unsecured Term Facility Commitment Letter
On January 6, 2025, concurrently with the execution of the Business Combination Agreement, Fubo and an affiliate of Disney entered into a commitment letter (the “Commitment Letter”) pursuant to which such affiliate committed to provide Fubo, on January 5, 2026 and on the terms and subject to the conditions set forth therein, up to $145.0 million of indebtedness in the form of a senior unsecured term facility (the “Facility”). The proceeds of the Facility will be used for general corporate purposes of Fubo. The funding of the Facility under the Commitment Letter is contingent on customary conditions, including delivery of a promissory note by Fubo for the Facility, and is not contingent on the consummation of the Transactions.

For more information, see the section of this proxy statement captioned “Certain Agreements Related to the Transactions—The Senior Unsecured Term Facility Commitment Letter”.
Commercial Arrangements
As contemplated by the Business Combination Agreement, Hulu, HL, Fubo OpCo and/or Newco will enter into certain commercial agreements, effective as of the Closing, including (i) the HL Transition Services Agreement, (ii) the HL Commercial Services Agreement and (iii) the Hulu Brand License Agreement, pursuant to which, among other things:
•
HL will, in exchange for a wholesale fee, grant to Hulu the right, license and obligation to distribute the HL DMVPD Service via the Hulu platform that is currently branded as “Hulu” (and any successor or replacement platform) on a wholesale basis, and HL will not otherwise distribute the HL DMVPD Service, nor any programming outside of the HL DMVPD Service;

•	HL will bear the cost of marketing expense for the HL DMVPD Service, and Hulu will be responsible for all marketing execution for the HL DMVPD Service in consultation with HL;
•
Hulu will continue to own and operate the Hulu platforms and will exclusively sell and administer subscriptions to the HL DMVPD Service, as well as each add-on thereto, and retain subscription revenue, in consideration for which it will pay a wholesale fee to HL;

•	Disney will sell ads on behalf of HL and Fubo in exchange for a portion of ad sale revenue; and
•	Hulu will license the HL DMVPD Service-specific brands to HL for use in the Hulu Live Business.
For more information, see the section of this proxy statement captioned “Certain Agreements Related to the Transactions—Commercial Arrangements”.
Carriage Agreement
Fubo and certain affiliates of Disney entered into the DMVPD Term Sheet concurrently with executing the Business Combination Agreement and the Settlement Agreement that granted Fubo the right to offer a new Sports & Broadcast service featuring Disney’s sports and broadcast networks, including ABC, ESPN, ESPN2, ESPNU, SECN, ACCN, ESPNEWS, as well as ESPN+. The DMVPD Term Sheet granted Fubo the right to launch the Sports & Broadcast Service regardless of whether or when the Transactions are consummated. On April 26, 2025, the Sports & Broadcast Service was memorialized through an amendment to Fubo’s and Disney’s existing DMVPD agreement and the execution of a new direct-to-consumer service availability agreement.
For more information, see the section of this proxy statement captioned “Certain Agreements Related to the Transactions—Carriage Agreement”.
Tax Receivables Agreement
As contemplated by the Business Combination Agreement, at the Closing, Fubo, Newco and Hulu will enter into the Tax Receivables Agreement, which will set forth the agreement among the parties regarding the sharing of certain tax benefits realized (or, in connection with an acceleration upon Fubo’s election to terminate the agreement, deemed realized) by Fubo. Fubo will be generally obligated to pay Hulu a percentage of the benefit realized by Fubo from the use of Historic NOLs in an amount equal to the lesser of (i) 70% and (ii) Hulu’s ownership percentage of Newco as of the beginning of the taxable year in which the Historic NOL is utilized. Fubo will also be generally obligated to pay Hulu 70% of (a) the total tax benefit that Fubo realizes as a result of increases in tax basis in Newco’s assets resulting from the exchange of Newco Units for Class A Common Stock (or cash) pursuant to the Newco Operating Agreement and (b) other tax benefits attributable to payments under the Tax Receivables Agreement.
For more information, see the section of this proxy statement captioned “Certain Agreements Related to the Transactions—Tax Receivables Agreement”.
The Conversion
This section highlights key aspects of the Conversion that are described in greater detail elsewhere in the proxy statement. You are encouraged to carefully read all of the information contained in, or incorporated by reference into, this proxy statement, including the attached annexes and exhibits and documents that are referred to in this information proxy statement. For further discussion of the Conversion, see the section of this proxy statement captioned “The Conversion”.

Overview
At a meeting held on January 5, 2025, for the reasons discussed below, the Fubo Board unanimously determined that it was in the best interests of Fubo and the Fubo Shareholders, and declared it advisable, to effect the conversion of Fubo from a Florida corporation to a Delaware corporation immediately prior to the Closing, on the terms and subject to the conditions set forth in the Business Combination Agreement and the Plan of Conversion.
By unanimous written consent, dated July 24, 2025, the Fubo Board (i) approved and adopted the Conversion Documents and (ii) resolved to recommend approval of the Conversion Documents by the Fubo Shareholders entitled to vote thereon.
In accordance with Florida and Delaware law, the Plan of Conversion includes the articles of conversion (the “Florida Articles of Conversion”), certificate of conversion (the “Delaware Certificate of Conversion”), and certificate of incorporation that will govern the resulting Delaware corporation (the “Delaware Certificate of Incorporation”). Accordingly, approval of the Conversion Proposal to convert Fubo from a Florida corporation to a Delaware corporation pursuant to the Plan of Conversion will also constitute approval and adoption of the Florida Articles of Conversion, Delaware Certificate of Conversion, Delaware Certificate of Incorporation, and an authorization pursuant to the Plan of Conversion to adopt new bylaws in accordance with the DGCL for the resulting Delaware corporation (the “Delaware Bylaws”).
The principal effects of the Conversion, if approved by the Fubo Shareholders and effected, will be that:
•	the affairs of Fubo will cease to be governed by Florida law and will become subject to Delaware law;
•
the resulting Delaware corporation (referred to in this section as “Fubo Delaware”) will be the continuation of the same entity as Fubo as currently incorporated in Florida (referred to in this section as “Fubo Florida”) and will continue with all of the rights, privileges, and powers of Fubo Florida subject to the differences between Florida and Delaware law, will possess all of the properties of Fubo-Florida, will continue with all of the debts, liabilities and obligations of Fubo-Florida and will continue with the same officers and directors of Fubo-Florida immediately prior to the Conversion, as more fully described below (and subject to the designation rights of Hulu and the current Fubo Board, as described more fully in the section of this proxy statement captioned “The Conversion—Description of Capital Stock and Comparison of Shareholder Rights and Corporate Governance Matters”); and

•
if and when the Conversion becomes effective, all of the issued and outstanding shares of common stock of Fubo Florida (referred to herein as Fubo Common Stock) will automatically convert into issued and outstanding shares of Class A Common Stock of Fubo Delaware, and each outstanding option or right to acquire shares of Fubo-Florida common stock will continue to be an option or right to acquire shares of Class A Common Stock of Fubo-Delaware, and all references in Fubo’s equity plans, the underlying award agreements and related policies to Fubo-Florida will be deemed amended to be references to Fubo-Delaware.

Plan of Conversion
To accomplish the Conversion, the Fubo Board approved and adopted the Plan of Conversion, a copy of which is attached hereto as Annex B, and recommended approval of the Plan of Conversion by the Fubo Shareholders. The Plan of Conversion provides that Fubo will convert into a Delaware corporation and thereafter will cease to be governed by Florida law and will instead be subject to Delaware law. As required by Florida and Delaware law, the Plan of Conversion includes the Florida Articles of Conversion, the Delaware Certificate of Conversion, the Delaware Certificate of Incorporation, and the Delaware Bylaws for Fubo-Delaware.
Assuming that holders of a majority of the outstanding shares of Fubo Common Stock vote in favor of the Conversion Proposal, the Business Combination Agreement Proposal, the Exchange of Assets Proposal and the Share Issuance Proposal and Hulu and Fubo do not each waive the requirement for the Fubo Shareholders to approve the Conversion, Fubo will cause the Conversion to be effected immediately prior to the Closing by filing with (and acceptance thereof by) (1) the Florida Department of State, Division of Corporations of the Florida Articles of Conversion, a copy of which is attached hereto as Annex C, and (2) the Secretary of State of the State of Delaware of the (i) Delaware Certificate of Conversion, a copy of which is attached hereto as Annex D, and (ii) Delaware Certificate of Incorporation, which will govern Fubo-Delaware after the Conversion, a copy of which is attached hereto as

Annex E. Upon the effectiveness of the Conversion, Fubo will cease to be governed by its current articles of incorporation, as amended, and amended and restated bylaws and will instead be subject to the Delaware Certificate of Incorporation and Delaware Bylaws, a copy of which is attached hereto as Annex F.
Approval of the Conversion Proposal by the Fubo Shareholders will constitute approval of the Plan of Conversion, the Florida Articles of Conversion, the Delaware Certificate of Conversion, the Delaware Certificate of Incorporation, and the authorization to adopt the Delaware Bylaws for Fubo Delaware.
At the effective time of the Conversion, each then-outstanding share of Fubo-Florida common stock (referred to herein as Fubo Common Stock) will automatically be converted into one share of Class A Common Stock of the resulting Delaware corporation. Existing shareholders of Fubo will not be required to exchange existing stock certificates for new stock certificates. Following the effective time of the Conversion, any pre-Conversion shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-Conversion shares (Class A Common Stock). Fubo Shareholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.
Reasons for and Effect of the Conversion
The Business Combination Agreement requires Fubo to seek approval of the Conversion and take all necessary action to effect the Conversion. The approval of the Conversion Proposal is a condition to the consummation of the Transactions. Hulu is currently a Delaware limited liability company and HL and Newco, once formed, will each be a Delaware limited liability company.
Delaware is a nationally recognized leader in adopting and implementing comprehensive and flexible corporate laws. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws, including the FBCA.
In addition, Delaware has a specialized court, the Court of Chancery, which has exclusive jurisdiction over matters relating to the DGCL. In the Court of Chancery, corporate cases are heard by judges, without juries, who have many years of experience with corporate issues. Traditionally, this has meant that the Delaware courts are able in most cases to process corporate litigation relatively efficiently and effectively. By comparison, many states, including Florida, do not have a specialized judiciary for matters relating to corporate issues.
Delaware courts have developed considerable expertise in dealing with corporate legal issues and produced a substantial body of case law construing the DGCL, with multiple cases concerning areas that no Florida court has considered. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law should serve to enhance the relative clarity and predictability of many areas of corporate law, which should offer added advantages to Fubo by allowing the Fubo Board and Fubo’s management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions.
Reincorporation from Florida to Delaware may also make it easier to attract future candidates willing to serve on the Fubo Board, because many such candidates are already familiar with Delaware corporate law, including provisions relating to director exculpation and indemnification, from their past business experience.
In addition, Delaware is a preferred jurisdiction of organization for large publicly traded companies. Based on publicly available data, over half of publicly traded corporations in the United States and over two-thirds of the Fortune 500 companies are incorporated in Delaware.
For these and other reasons, the Fubo Board believes that the Conversion will directly benefit the Fubo Shareholders. Although the Fubo Board believes that the Conversion is in the best interests of Fubo and the Fubo Shareholders, there can be no assurance that the Conversion will result in all or any of the benefits described in this proxy statement, including the benefits of or resulting from incorporation in Delaware or the application of Delaware law to the internal affairs of Fubo.
Effect of Not Obtaining the Required Vote for Approval
IF THE CONVERSION PROPOSAL DOES NOT RECEIVE THE REQUISITE VOTE FOR APPROVAL, THE TRANSACTIONS WILL NOT BE COMPLETED.
Regulatory Filings
The Conversion will not be consummated unless and until approval of the Fubo Shareholders is obtained as described in this proxy statement. To Fubo’s knowledge, the only required regulatory or governmental approvals or filings necessary in connection with the consummation of the Conversion will be (i) the filing of the Florida Articles of Conversion with the Florida Department of State, Division of Corporations, (ii) the filing of the Delaware Certificate of Conversion and the Delaware Certificate of Incorporation with the Secretary of State of the State of Delaware and (iii) notice to NYSE.
No Appraisal Rights
Pursuant to Section 607.1302(2)(a)(1) of the FBCA, the Fubo Shareholders are not entitled to appraisal rights in connection with the Conversion.
Required Vote and Recommendation of the Fubo Board
The affirmative vote of the holders of a majority of the outstanding shares of Fubo Common Stock as of the close of business on the Record Date is required to approve the Conversion Proposal. Accordingly, a Fubo Shareholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention or broker non-vote with regard to the Conversion Proposal, will have the same effect as a vote “AGAINST” the approval of the Conversion Proposal.
THE FUBO BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE CONVERSION PROPOSAL.
The Share Issuance
At the Closing, on the terms and subject to the conditions set forth in the Business Combination Agreement, immediately following the HL Contribution, Fubo will receive Newco Units representing, in the aggregate, a 30% economic interest in Newco. In exchange, Fubo will complete the Share Issuance and issue to Hulu a number of shares of Class B Common Stock representing, in the aggregate, 70% of the voting power of the outstanding shares of capital stock of Fubo (calculated on a fully-diluted basis) after giving effect to such issuance and also receive a cash payment from Hulu in an amount equal to the aggregate par value of such shares of Class B Common Stock. The Share Issuance will result in significant dilution to the Fubo Shareholders. Following the Share Issuance, the Fubo Shareholders, collectively, will hold 30% of the voting power of the outstanding shares of capital stock of Fubo, which will in turn own a 30% economic interest in Newco, the entity that will hold the Fubo business and the Hulu Live Business following the Closing.
The Share Issuance will be effected through a subscription agreement as mutually agreed between Fubo and Hulu.
Fubo is seeking approval of the Share Issuance Proposal at the Special Meeting, as required by Section 312.03 of the NYSE Listed Company Manual.
Summary of Certain Agreements Related to the Share Issuance
Stockholders Agreement
At the Closing, Hulu and Fubo will enter into the Stockholders Agreement pursuant to which Hulu will agree to vote its shares of Class A Common Stock and Class B Common Stock according to the terms set forth therein and Hulu and its affiliates will be subject to a 24-month lock-up period during which they will be prohibited from transferring the shares of Class A Common Stock or Class B Common Stock that it receives in connection with the Transactions other than to its affiliates or pursuant to certain other exceptions. As of the date hereof, the Stockholders Agreement has not been finalized and, accordingly, the actual terms of the Stockholders Agreement may differ from those described in this proxy statement.
New Registration Rights Agreement
At the Closing, Fubo and Hulu will enter into the New Registration Rights Agreement in respect of the Registrable Securities received by Hulu in exchange for the Class B Common Stock that Hulu will receive in connection with the Transactions, whereby Hulu will have demand rights that will require Fubo to file registration statements registering for resale the shares of Class A Common Stock, including any shares thereof issuable upon or issued upon exercise, conversion or exchange of other securities of Fubo or any of its subsidiaries (including Class B Common Stock and Newco Units) owned by Hulu. The New Registration Rights Agreement will also include certain customary underwritten offering demand rights, piggyback registration rights, indemnification and contribution obligations. As of the date hereof, the New Registration Rights Agreement has not been finalized and, accordingly, the actual terms of the New Registration Rights Agreement may differ from those described in this proxy statement.
Newco Operating Agreement
At the Closing, Hulu, Fubo and Newco will enter into, and Newco will be governed by, the Newco Operating Agreement, which will provide for the following, among other things and subject to certain conditions:
•
Hulu will receive a redemption right pursuant to which Hulu may cause Newco to redeem all or a portion of its Newco Units, together with an equivalent number of shares of Class B Common Stock, in exchange for an equivalent number of shares of Class A Common Stock or, at Fubo’s option, cash, subject to Fubo’s right to elect to effect, in lieu of such a redemption, a direct exchange between Fubo and Hulu of cash or an equivalent number of shares of Class A Common Stock for such Newco Units and Class B Common Stock;

•	Fubo will be the initial sole managing member of Newco;
•	the ratio of Common Units to Class A Common Stock be always maintained; and
•	Newco may make distributions to its members from time to time at the discretion of the Manager generally on a pro rata basis in accordance with each member’s respective ownership interest in Newco.
For more information, see the section of this proxy statement captioned “Summary of Certain Agreements Related to the Share Issuance”.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement includes forward-looking statements within the meaning of Section 27A of the Securities Act and the Exchange Act. These forward-looking statements, which are subject to a number of risks, uncertainties, and assumptions, generally relate to future events or our future financial or operating performance. In some cases, you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “design,” “intend,” “expect,” “could,” “plan,” “potential,” “predict,” “seek,” “should,” “would,” “target,” “project,” “contemplate,” or the negative version of these words and other comparable terminology that concern our expectations, strategy, plans, intentions, or projections. Forward-looking statements contained in this proxy statement include, but are not limited to, statements regarding the Transactions, including the anticipated timing and likelihood of completion thereof and anticipated benefits therefrom, the value of the Class A Common Stock upon the completion of the Transactions, the contemplated commercial agreements with Disney, Hulu and certain of their respective affiliates, the future performance of Fubo, Newco and the Hulu Live Business, the combined company’s future financial and operating results, projected cash flow and liquidity, organizational structure, management and other plans, objectives, expectations and intentions, and other statements that are not historical facts.
We have based the forward-looking statements contained in this proxy statement primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including that (i) the completion of the Transactions may not occur on the anticipated terms and timing or at all, (ii) the required regulatory approvals may not be obtained, or that in order to obtain such regulatory approvals, conditions may be imposed that adversely affect the anticipated benefits from the Transactions or cause the parties to abandon the Transactions, (iii) the risk that a condition to closing of the Transactions may not be satisfied, (iv) the risk that the anticipated tax treatment of the Transactions is not obtained, (v) potential litigation relating to the Transactions that could be instituted against Fubo or its directors, (vi) potential adverse reactions or changes to business relationships may result from the announcement or completion of the Transactions, (vii) risks associated with third party contracts containing consent and/or other provisions that may be triggered by the Transactions, (viii) negative effects may result from the announcement or the consummation of the Transactions on the market price of Fubo’s common stock, (ix) the potential impact of unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition and losses on the future prospects, business and management strategies for the management, expansion and growth of Fubo’s operations after the consummation of the Transactions and on the other conditions to the completion of the Transactions, (x) disruptions from the Transactions may harm Fubo’s business, including current plans and operations, (xi) Fubo may not be able to retain or hire key personnel, (xii) there may be adverse legal and regulatory developments or determinations or adverse changes in, or interpretations of, United States or foreign laws, rules or regulations, including tax laws, rules and regulations, that could delay or prevent completion of the Transactions or cause the terms of the Transactions to be modified, and (xiii) there may be risks associated with management’s response to any of the aforementioned factors, in addition to those described in “Risk Factors,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition of Fubo” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition of the Hulu Live Business” in this proxy statement; “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in Fubo’s annual report on Form 10-K for the fiscal year ended December 31, 2024; and subsequent filings with the SEC. These risks are not exhaustive. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the forward-looking events and circumstances discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements and you should not place undue reliance on our forward-looking statements.
In addition, forward-looking statements are based upon information available to us as of the date of this proxy statement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

The forward-looking statements made in this proxy statement relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this proxy statement to reflect events or circumstances after the date of this proxy statement or to reflect new information or the occurrence of unanticipated events, except as required by law.

GENERAL INFORMATION (Q&A) RELATED TO THE TRANSACTIONS
The following questions and answers are intended to briefly address some commonly asked questions regarding the Business Combination Agreement and the Transactions. You are encouraged to carefully read the remainder of this proxy statement and its annexes and the documents that are referred to in this proxy statement and to pay special attention to the sections of this proxy statement captioned “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” because the information contained in this section may not provide all the information that might be important to you with respect to the Business Combination Agreement and the Transactions. For further information, see the section of this proxy statement captioned “Where You Can Find More Information.”
What is happening in the Transactions?
Fubo, Disney and Hulu wish to combine Fubo and the Hulu Live Business. The Business Combination Agreement contemplates, through a series of steps outlined below, among other things: (i) (a) Hulu contributing the Hulu Live Business and the Hulu Live Business Assets to Newco, and (b) Fubo undergoing an “Up-C” reorganization and contributing its business to Newco in exchange for Newco Units such that, after giving effect to such contribution, Hulu will hold a number of Newco Units representing, in the aggregate, a 70% economic interest in Newco and Fubo will hold a number of Newco Units representing, in the aggregate, a 30% economic interest in Newco; and (ii) Fubo issuing to Hulu shares of Class B Common Stock representing, in the aggregate, a 70% voting interest in Fubo (calculated on a fully-diluted basis).
Specifically, prior to the Closing, each of Fubo and Hulu will complete a reorganization pursuant to which the parties will, among other things, take the following steps, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement:
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Hulu will (i) form HL, (ii) contribute the Hulu Live Business Assets to HL, (iii) cause HL to assume certain liabilities related to the Hulu Live Business Assets, (iv) form Newco as a Delaware limited liability company and a direct wholly owned subsidiary of Hulu, and (v) effect and complete an update to the terms and conditions of its contracts with subscribers to the HL DMVPD Service;

•	Fubo will (i) form Fubo OpCo, and (ii) contribute Fubo’s business to Fubo OpCo prior to the Closing; and
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immediately prior to the Closing, Fubo will effect a conversion from a Florida corporation to a Delaware corporation (referred to herein as the Conversion) pursuant to the Plan of Conversion and authorize, adopt and file the Delaware Certificate of Incorporation with the Secretary of State of the State of Delaware and adopt new bylaws, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement.

At the Closing, on the terms and subject to the conditions set forth in the Business Combination Agreement, the parties will, among other things, take the following steps:
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Hulu will contribute the Hulu Live Business and the Hulu Live Business Assets to Newco, by transferring all of its right, title and interest in, to and under 100% of the equity interests of HL to Newco (referred to herein as the HL Contribution);

•
immediately following the HL Contribution, (i) Fubo will make the Fubo Contribution, such that, after giving effect to such contribution, (a) Hulu will hold a number of Newco Units representing, in the aggregate, a 70% economic interest in Newco and (b) Fubo will hold a number of Newco Units representing, in the aggregate, a 30% economic interest in Newco, and (ii) Hulu and Fubo, as the members of Newco, will adopt, and Newco will thereafter be governed by, the Newco Operating Agreement, which will provide, among other things, that Fubo will be the sole managing member of Newco; and

•
Fubo will issue to Hulu a number of shares of Class B Common Stock representing, in the aggregate, 70% of the voting power of the outstanding shares of capital stock of Fubo (calculated on a fully-diluted basis) after giving effect to such issuance in exchange for a cash payment by Hulu to Fubo in an amount equal to the aggregate par value of such Class B Common Stock (referred to herein as the Share Issuance).

What is Newco?
Prior to the Closing, as part of the Hulu Reorganization, Newco will be formed by Hulu as a wholly owned subsidiary of Hulu. Newco will be a Delaware limited liability company which will, following the consummation of the

Transactions, own Fubo’s business and the Hulu Live Business, as each existed prior to the consummation of the Transactions. As part of the Transactions, Newco will issue to Fubo a number of Newco Units such that, after giving effect to such contribution, (i) Hulu will hold a number of Newco Units representing, in the aggregate, a 70% economic interest in Newco and (ii) Fubo will hold a number of Newco Units representing, in the aggregate, a 30% economic interest in Newco. Newco will be governed by the Newco Operating Agreement. The operations of Newco will be managed by Fubo as the sole managing member. The managing member will control all of the day-to-day business affairs and decision-making of Newco without the approval of the other member, Hulu. For further information on the terms and provisions of the Newco Operating Agreement, see the section of this proxy statement captioned “Certain Agreements Related to the Share Issuance—Newco Operating Agreement.”
Why is Fubo proposing the Transactions?
The Fubo Board (i) has unanimously determined that it was in the best interests of Fubo and the Fubo Shareholders for Fubo to enter into the Business Combination Agreement and approved the Business Combination Agreement and the consummation of the Transactions and (ii) unanimously recommends that you vote “FOR” each proposal to be voted on at the Special Meeting. The Fubo Board believes the Transactions will benefit Fubo Shareholders. For further information on the Fubo Board’s recommendation and reasons for the Transactions, see the section of this proxy statement captioned “The Transactions—Recommendation of the Fubo Board and Reasons for the Transactions.”
What will Fubo receive in the Transactions?
Fubo will receive Newco Units representing, in the aggregate, a 30% economic interest in Newco. The Business Combination Agreement does not provide for any adjustments to this percentage, which (i) provides certainty of the percentage of Newco to be received by Fubo, (ii) reduces the risks to Fubo Shareholders of any deterioration of Fubo’s business during the pendency of the Transactions and (iii) affords Fubo Shareholders the opportunity to benefit from any improvements in the financial condition of the Hulu Live Business during the pendency of the Transactions. The absence of such adjustment increases the risk to Fubo Shareholders of any deterioration in the Hulu Live Business during the pendency of the Transactions and affords Hulu the opportunity to benefit from any improvements in the financial condition of Fubo during the pendency of the Transactions.
As a result of the Transactions, Fubo will (i) become a Delaware corporation, (ii) continue to be a publicly traded company and (iii) have two outstanding classes of common stock, the Class A Common Stock, which will be listed on the NYSE under the ticker “FUBO”, and the Class B Common Stock, which will not be publicly listed. Fubo’s sole asset following the Closing will be the Newco Units received in the Transactions.
What will Fubo Shareholders receive in the Transactions?
Each Fubo Shareholder will receive one share of Class A Common Stock for each share of Fubo Common Stock that such Fubo Shareholder holds as of the effective time of the Conversion. The outstanding shares of Class A Common Stock will continue to trade on the New York Stock Exchange under the same ticker symbol that shares of Fubo Common Stock currently trade under, “FUBO”. The conversion of your shares of Fubo Common Stock to shares of Class A Common Stock will occur automatically and will not require any action by you.
Following the Share Issuance, the Fubo Shareholders, collectively, will hold 30% of the voting power of the outstanding shares of capital stock of Fubo and Hulu will hold the remaining 70% of the voting power through its ownership of the shares of Class B Common Stock issued in the Share Issuance.
How do Fubo Shareholders calculate the value of their shares of Class A Common Stock?
Fubo’s sole asset following the Closing will be the Newco Units received in the Transactions, and the value of a share of Class A Common Stock following the Closing will therefore depend on the value of Newco as of the Closing. The value of Fubo’s business has historically fluctuated, has fluctuated since the date of the announcement of the Business Combination Agreement and will continue to fluctuate from the date of this proxy statement until the date the Transactions are completed. The Hulu Live Business and Hulu Live Business Assets have historically been integrated into Hulu’s (and therefore Disney’s) business and their value cannot be determined with certainty. Further, the Business Combination Agreement does not provide for any adjustments to the ownership percentage of Newco to be received by Fubo in the Transactions or the number of shares of Class A Common Stock to be issued for each share of Fubo Common Stock at the Closing. Because the ownership percentage of Newco to be received by Fubo and the number of shares of Class A Common Stock to be received for each share of Fubo Common Stock will not be adjusted to reflect any changes in the value of Fubo or the Hulu Live Business, the value of a share of Class A Common Stock may be higher or lower than the value of a share of Fubo Common Stock on earlier dates. Therefore, until the completion of the Transactions, Fubo Shareholders will not know or be able to determine with certainty the value, on a fully diluted basis, of the shares of Class A Common Stock that they will receive pursuant to the Transactions. On January 3, 2025, which was the last trading day before the public announcement of the Transactions, the closing price on the NYSE was $1.44 per share of Fubo Common Stock. On August 6, 2025, which was the latest practicable date before the printing of this proxy statement, the closing price on the NYSE was $3.74 per share of Fubo Common Stock.
For further information on the historical market price of Fubo Common Stock, see the section of this proxy statement captioned “Market Prices”.
Changes in the market price of Fubo Common Stock may result from a variety of factors that are beyond the control of Fubo, including, but not limited to, changes in Fubo’s businesses, operations and prospects, regulatory considerations, governmental actions, and legal proceedings and developments. You are encouraged to obtain up-to-date market prices for shares of Fubo Common Stock.
What will holders of Fubo Equity-Based Awards receive in the Transactions?
As of the Closing, each option to purchase Fubo Common Stock outstanding under the Fubo Stock Plans or otherwise (referred to herein as a Fubo Option), each award of restricted stock units with respect to Fubo Common Stock outstanding under the Fubo Stock Plans or otherwise (referred to herein as a Fubo Restricted Stock Unit) and each award of performance-based restricted stock units with respect to Fubo Common Stock outstanding under the Fubo Stock Plans or otherwise (referred to herein as a Fubo Performance Stock Unit), whether vested or unvested as of the Closing, will continue to remain an issued and outstanding Fubo Option, Fubo Restricted Stock Unit or Fubo Performance Stock Unit, as applicable, and continue to be subject to the same terms and conditions as of immediately prior to the Closing, as set forth in the Fubo Stock Plans and applicable award agreement.
However, the consummation of the Transactions will constitute a “change in control” within the meaning of the Fubo equity incentive plans (referred to herein as the Fubo Stock Plans) and applicable award agreements, and, with respect to any Fubo Equity-Based Award that is subject to performance-based vesting conditions, any specific treatment of the performance-based vesting conditions provided under the terms of such Fubo Equity-Based Awards, upon a “change in control” will apply as of the Closing.
How will my rights as a Fubo Shareholder after the Closing differ from my current rights as a Fubo Shareholder?
If the Transactions are consummated, Fubo will effect a conversion from a Florida corporation to a Delaware corporation and therefore, following the Closing, Fubo will cease to be governed by Florida law and will become subject to Delaware law. Your rights as a Fubo Shareholder will be governed by the certificate of incorporation that will govern the resulting Delaware corporation (referred to herein as the Delaware Certificate of Incorporation), a copy of which is attached as Annex E to this proxy statement, and the bylaws adopted in accordance with Delaware law for the new resulting Delaware corporation (referred to herein as the Delaware Bylaws), a copy of which is attached as Annex F to this proxy statement. A comparison of your rights as a Fubo Shareholder under the Delaware Certificate of Incorporation and the Delaware Bylaws and your rights as a Fubo Shareholder under Fubo’s existing articles of incorporation, as amended, and amended and restated bylaws is discussed in the section of this proxy statement captioned “The Conversion—Description of Capital Stock and Comparison of Shareholder Rights and Corporate Governance Matters.”
As set forth in the Delaware Certificate of Incorporation, following the Closing, the Fubo Board will initially be comprised of nine members, who will be designated as follows: (i) five designated by Hulu, (ii) two designated by the Fubo Board as of immediately prior to the Closing and who (x) are reasonably acceptable to Hulu and (y) qualify as independent, (iii) one designated by Hulu and who qualifies as independent and (iv) the CEO of Fubo. Directors will be elected annually by plurality vote. Hulu will have the right to designate the initial chair of the Fubo Board following the Closing, with the Fubo Board determining the chair thereafter and the Fubo Board in effect immediately prior to the Closing will have the right to determine the initial lead independent director, with the independent directors determining such lead independent director thereafter.

What will Hulu receive in the Transactions?
Hulu will receive shares of Class B Common Stock representing, in the aggregate, a 70% voting interest in Fubo (calculated on a fully-diluted basis).
The Newco Operating Agreement will provide, among other things, Hulu with a redemption right pursuant to which Hulu may cause Newco to redeem all or a portion of its Newco Units, together with an equivalent number of shares of Class B Common Stock, in exchange for an equivalent number of shares of Class A Common Stock or, at Fubo’s option, cash, subject to Fubo’s right to elect to effect, in lieu of such a redemption, a direct exchange between Fubo and Hulu of cash or an equivalent number of shares of Class A Common Stock for such Newco Units and Class B Common Stock (provided that, in each case, Hulu may retract the exercise of its redemption or exchange right upon notice that Fubo intends to settle such redemption or exchange in cash). For further information on the terms and provisions of the Newco Operating Agreement, see the section of this proxy statement captioned “Certain Agreements Related to the Share Issuance—Newco Operating Agreement.”
Fubo, Hulu and Newco will also enter into the Tax Receivables Agreement, which will set forth the agreement among the parties regarding the sharing of certain tax benefits realized (or, in connection with an acceleration upon Fubo’s election to terminate the agreement, deemed realized) by Fubo. Fubo will be generally obligated to pay Hulu a percentage of the benefit realized by Fubo from the use of certain historic net operating loss carryforwards and similar attributes of Fubo, which do not include any tax attributes that are used to reduce or offset any income or gain arising from (i) the Transactions, (ii) the Settlement or (iii) the repayment or other refinancing of Fubo’s Convertible Senior Secured Notes due 2029 (such historic net operating loss carryforwards and similar attributes, the “Historic NOLs”), in an amount equal to the lesser of (i) 70% and (ii) Hulu’s ownership percentage of Newco as of the beginning of the taxable year in which such Historic NOL is utilized. Fubo will also be generally obligated to pay Hulu 70% of (a) the total tax benefit that Fubo realizes as a result of increases in tax basis in Newco’s assets resulting from the exchange of Newco Units for Class A Common Stock (or cash) pursuant to the Newco Operating Agreement and (b) other tax benefits attributable to payments under the Tax Receivables Agreement. For further information on the terms and provisions of the Tax Receivables Agreement, see the section of this proxy statement captioned “Certain Agreements Related to the Transactions—Tax Receivables Agreement.”
Will the shares of Class B Common Stock be traded on an exchange?
No. The Class B Common Stock will not be traded on an exchange.
However, at the Closing, Fubo and Hulu will enter into the New Registration Rights Agreement in respect of the Class A Common Stock (the “Registrable Securities”) received by Hulu in exchange for the Class B Common Stock that Hulu will receive in connection with the Transactions. Pursuant to the New Registration Rights Agreement, Fubo will be required to file a shelf registration statement with the SEC for the offer and sale of the Registrable Securities no later than ten business days following the Closing (or such later date as may be determined by Hulu, subject to the consent of Fubo, which consent shall not be unreasonably withheld, conditioned or delayed) and will be required to use its commercially reasonable efforts to cause such registration statement to become and remain effective, and to be supplemented and amended to the extent necessary, so long as any Registrable Securities remain outstanding. Furthermore, under the New Registration Rights Agreement, Hulu will have certain customary underwritten offering demand rights and piggyback registration rights. For further information on the terms and provisions of the New Registration Rights Agreement, see the section of this proxy statement captioned “Certain Agreements Related to the Share Issuance—New Registration Rights Agreement.”
How will my rights as a Fubo Shareholder differ from the rights of Hulu as the holder of Class B Common Stock?
Following the Closing, Hulu will own shares of Class B Common Stock and Newco Units. While each share of Class B Common Stock will have equal voting rights to a share of Class A Common Stock, it will have no economic rights, meaning holders of Class B Common Stock will have no right to dividends and no right to any assets in the event of liquidation of Fubo. Hulu will hold its economic interest through its direct ownership of Newco Units.
Hulu will have further rights as set forth in the Delaware Certificate of Incorporation. Among other rights, Hulu will have the right to (i) designate six members to the Fubo Board, one of which must be independent under NYSE rules, and (ii) designate the initial chair of the Fubo Board following the Closing. Hulu will lose its right to designate a majority of the members of the Fubo Board either (a) upon Hulu and its affiliates ceasing to own at least 50% of the then-outstanding shares of Class A Common Stock and Class B Common Stock or (b) in connection with the consummation of certain mergers, acquisitions or similar transactions by Hulu or its affiliates. Thereafter, in the event that Hulu has lost its right to designate a majority of the members of the Fubo Board, Hulu’s designation rights would be subject to further step-downs based on the proportion of then-outstanding shares of Class A Common Stock and Class B Common Stock that it holds. For further information on the Delaware Certificate of Incorporation, see the section of this proxy statement captioned “The Conversion—Description of Capital Stock and Comparison of Shareholder Rights and Corporate Governance Matters.” Hulu will have certain additional rights, including certain information access rights, pursuant to the Stockholders Agreement. For further information on the Stockholders Agreement, see the section of this proxy statement captioned “Certain Agreements Related to the Share Issuance—Stockholders Agreement.”
How will Fubo be structured following the Closing?
Our corporate structure following the consummation of the Transactions will be what is commonly referred to as an “Up-C” structure. Under the “Up-C” structure, Fubo will be a holding company, the sole material asset of which will consist of Newco Units, and Fubo’s business will continue to be operated through Newco and its subsidiaries, one or more of which will be treated as partnerships or other “pass-through” entities for U.S. federal (and certain state and local) income tax purposes. Generally, following the consummation of the Transactions, Newco will not pay U.S. federal income tax on any income earned from its business but will instead allocate items of income or loss to the holders of the Newco Units (i.e., Hulu and Fubo), to report on such holders’ tax returns. Fubo will be the sole managing member of Newco and will be responsible for all operational, management and administrative decisions relating to Newco’s business, and Disney will consolidate the financial results of Fubo, Newco and its subsidiaries.
The “Up-C” structure will allow Hulu the option to continue to hold its economic ownership in Fubo in “pass-through” form for U.S. federal income tax purposes through its ownership of Newco Units. In addition, as a result of the “Up-C” structure, Fubo may, upon the redemption of Newco Units together with the cancellation of a corresponding number of shares of Class B Common Stock for Class A Common Stock or cash pursuant to the Newco Operating Agreement, receive an increase in the tax basis of the assets of Newco attributable to the Newco Units that Fubo holds, potentially resulting in certain tax benefits, such as additional depreciation and amortization deductions, that may reduce the income allocable to Fubo. It is unknown whether the foregoing perceived benefits of the “Up-C” structure will be achieved, and if so, the timing and amount of any such benefits.
Are Fubo, Disney and Hulu entering into commercial contracts as part of the Transactions?
Yes. As contemplated by the Business Combination Agreement, Hulu, HL, Fubo OpCo and/or Newco will enter into certain commercial agreements effective as of the Closing, including (i) the HL Transition Services Agreement, (ii) the HL Commercial Services Agreement and (iii) the Hulu Brand License Agreement, pursuant to which, among other things:
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HL will, in exchange for a wholesale fee, grant to Hulu the right, license and obligation to distribute the HL DMVPD Service via the Hulu platform that is currently branded as “Hulu” (and any successor or replacement platform) on a wholesale basis, and HL will not otherwise distribute the HL DMVPD Service, nor any programming outside of the HL DMVPD Service;

•	HL will bear the cost of marketing expense for the HL DMVPD Service, and Hulu will be responsible for all marketing execution for the HL DMVPD Service in consultation with HL;
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Hulu will continue to own and operate the Hulu platforms and will exclusively sell and administer subscriptions to the HL DMVPD Service, as well as each add-on thereto, and retain subscription revenue, in consideration for which it will pay a wholesale fee to HL;

•	Certain affiliates of Disney will sell ads on behalf of HL and Fubo in exchange for a portion of ad sale revenue; and
•	Hulu will license the HL DMVPD Service-specific brands to HL for use in the Hulu Live Business.
The HL Commercial Services Agreement will have an initial term of five years, renewable for an additional five-year term by mutual agreement of the parties thereto. The Hulu Brand License Agreement will have the same term as the HL Commercial Services Agreement and may be terminated only upon certain events, including the termination of the HL Commercial Services Agreement. The HL Transition Services Agreement will have a term of two years, subject to customary service extensions to the extent reasonably required.

While the commercial agreements described above are contingent upon the consummation of the Transactions, Fubo and certain affiliates of Disney also entered into a term sheet (referred to herein as the DMVPD Term Sheet) concurrently with executing the Business Combination Agreement that granted Fubo the right to offer a new Sports & Broadcast service featuring Disney’s sports and broadcast networks, including ABC, ESPN, ESPN2, ESPNU, SECN, ACCN, ESPNEWS, as well as ESPN+ (referred to herein as the Sports & Broadcast Service). The DMVPD Term Sheet granted Fubo the right to launch the Sports & Broadcast Service regardless of whether or when the Transactions are consummated. On April 26, 2025, the Sports & Broadcast Service was memorialized through an amendment to Fubo’s and Disney’s existing DMVPD agreement and the execution of a new direct-to-consumer service availability agreement.
What is the status of Fubo’s antitrust lawsuit against Disney and others?
On January 6, 2025, concurrently with the execution of the Business Combination Agreement, Fubo and its subsidiary, fuboTV Media Inc., and defendants Disney, ESPN, Inc., ESPN Enterprises, Inc., Hulu, Fox Corporation and Warner Brothers Discovery, Inc. (referred to herein, collectively with Fubo and fuboTV Media Inc., as the Settling Parties) entered into the Settlement Agreement in connection with Fubo’s lawsuit asserting federal and state antitrust claims against the defendants (referred to herein as the 2024 Litigation).
In connection with the Settlement, the Settling Parties agreed to settle all claims asserted in the 2024 Litigation and to dismiss all claims in the 2024 Litigation with prejudice.
The Settlement is not contingent upon the Closing and Fubo may not bring claims dismissed pursuant to the Settlement Agreement in the event the Transactions fail to close.
Who will serve as Fubo’s management following the Closing?
The Fubo management team in place immediately prior to the Closing will continue as Fubo’s management team immediately following the Closing.
What interests do the executive officers and directors of Fubo have in the Transactions?
Fubo Shareholders should be aware that the directors and executive officers of Fubo have interests in the Transactions that may be different from, or in addition to, the interests of Fubo Shareholders generally. These interests include, among other things, the expected continued employment of Fubo’s management following the Closing, the accelerated vesting of Fubo Equity-Based Awards of non-employee directors, the impact of the Transactions on performance-based Fubo Options, the impact of the Transactions on Fubo Performance Stock Units, certain severance entitlements and amounts payable under the retention bonus plan approved by the Fubo Board in an aggregate value of $20.5 million. For a further description of the interests of Fubo’s executive officers and directors in the Transactions, see the section of this proxy statement captioned “The Transactions—Interests of Executive Officers and Directors of Fubo in the Transactions.”
What conditions must be satisfied to complete the Transactions?
Completion of the Transactions is subject to certain closing conditions specified in the Business Combination Agreement, including (i) the approval of the Business Combination Agreement Proposal, the Exchange of Assets Proposal, the Conversion Proposal and the Share Issuance Proposal, (ii) the expiration or termination of any applicable waiting period under the HSR Act and the clearance or obtainment of applicable consents of any specified governmental entity required to be obtained with respect to the Transactions under the Business Combination Agreement, (iii) no enactment, issuance, promulgation or grant of any law or order, as applicable, by any governmental entity that is in effect and that has the effect of making the Transactions illegal or prohibiting or otherwise preventing the consummation of the Transactions, (iv) completion of the pre-closing reorganizations of Hulu and Fubo, in each case, in accordance with the Business Combination Agreement and the documents contemplated therein, (v) the acceptance of the documents effecting the Conversion by the applicable governmental officials in the State of Delaware and the State of Florida, (vi) the accuracy of the other party’s representations and warranties as of the date of the Business Combination Agreement, subject to certain customary materiality standards set forth in the Business Combination Agreement and the delivery by each party to the other party of a certificate certifying the same, (vii) compliance by each party, in all material respects, with its applicable pre-Closing obligations under the Business Combination Agreement, and (viii) delivery by each party to the other party of certain other closing deliverables, including, but not limited to, the Ancillary Agreements to which it is a party.

For further discussion of the conditions to the closing of the Transactions, see the section of this proxy statement captioned “The Business Combination Agreement—Conditions to the Closing of the Transactions.”
When do you expect the Transactions to be completed?
Fubo, Disney and Hulu are working to complete the Transactions as soon as possible. As described above, certain closing conditions must be satisfied or waived before Fubo, Disney and Hulu can complete the Transactions. Assuming timely satisfaction or waiver of the closing conditions, the Transactions are currently expected to close in the fourth quarter of calendar year 2025 or the first quarter of calendar year 2026.
What happens if the Transactions are not completed?
If the Transactions are not completed for any reason, including as a result of the failure to obtain the required Fubo Shareholder Approval, Fubo will not undergo the Transactions, will not receive any Newco Units and will not enter into the commercial agreements with Disney, Hulu and certain of their respective affiliates as described in the section of this proxy statement captioned “Certain Agreements Related to the Transactions,” other than the commercial agreements contemplated by the DMVPD Term Sheet. Additionally, shares of Fubo Common Stock will not convert into shares of Class A Common Stock. Instead, Fubo will remain an independent public company. Furthermore, if the Transactions are not completed, and depending on the circumstances that cause the Transactions not to be completed, Fubo’s business, prospects or results of operation may be adversely impacted and the price of Fubo Common Stock may decline significantly. In addition, in specified circumstances in which the Business Combination Agreement is terminated, Fubo has agreed to pay Hulu a termination fee of $50 million as more fully described in the sections of this proxy statement captioned “The Business Combination Agreement—Termination of the Business Combination Agreement” and “The Business Combination Agreement—Fubo Termination Fee.”
In addition, the Settlement is not contingent upon the Closing and Fubo may not bring claims dismissed pursuant to the Settlement Agreement in the event the Transactions fail to close.
For more information regarding the effects on Fubo if the Transactions are not completed, the risks relating to the Transactions and the risks relating to Fubo’s business, see the sections of this proxy statement captioned “Risk Factors—Risks Relating to the Transactions,” “Risk Factors—Risks Relating to Fubo’s Business” and “The Transactions—Effects on Fubo if the Transactions are Not Completed.”
What are the expected United States federal income tax consequences of the Transactions for Fubo and the Fubo Shareholders?
Fubo intends the Conversion, for U.S. federal income tax purposes, to qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. Assuming the Conversion qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, then, for U.S. federal income tax purposes:
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No gain or loss will be recognized by, and no amount will be included in the income of, a U.S. holder (as defined below) of shares of Fubo Common Stock upon the conversion of such shares to shares of Class A Common Stock in the Conversion;

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the aggregate tax basis of the shares of Class A Common Stock received by a U.S. holder of shares of Fubo Common Stock in the Conversion will equal the aggregate tax basis of the shares of Fubo Common Stock converted into such shares of Class A Common Stock; and

•
the holding period of the shares of Class A Common Stock received by a U.S. holder of shares of Fubo Common Stock in the Conversion will include the holding period of the shares of Fubo Common Stock converted into such shares of Class A Common Stock.

U.S. holders that have acquired different blocks of shares of Fubo Common Stock at different times or at different prices, and whose blocks of such shares of Fubo Common Stock are converted into shares of Class A Common Stock in the Conversion, should consult their tax advisors regarding the allocation of their aggregate tax basis among, and the holding period of, such shares of Class A Common Stock.
For a more complete discussion of certain federal income tax consequences of the Conversion to Fubo Shareholders, see the section of this proxy statement captioned “The Conversion—Certain Federal Income Tax Consequences.”

Are Fubo Shareholders entitled to dissenters’ or appraisal rights in connection with the Transactions?
No appraisal rights will be available to Fubo shareholders in connection with the Transactions. For further information on appraisal rights in the context of the Transactions, see the sections of this proxy statement captioned “The Transactions—No Appraisal Rights,” “The Conversion—No Appraisal Rights,” and “No Appraisal Rights.”
Are there any important risks about the Transactions, Fubo’s business, the Hulu Live Business or Newco’s business of which I should be aware?
Yes. We may not achieve the expected benefits of the Transactions, including as a result of the risks and uncertainties discussed in the section of this proxy statement captioned “Risk Factors,” which you should read carefully. Those risks include, among other things, risks relating to the uncertainty that we will be able to satisfy the closing conditions and complete the Transactions and, if we do so, that we will be able to successfully integrate Fubo’s business with the Hulu Live Business, and uncertainties relating to the performance of the combined businesses following the completion of the Transactions. There are also other risks associated with the Transactions that are described in that section.
Whom do I contact if I have further questions about the Transactions?
If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
Georgeson LLC
51 West 52nd Street, 6th floor
New York, NY 10019
Within the United States: (855) 733-6797
Outside of the United States: (304) 278-0561

GENERAL INFORMATION (Q&A) RELATED TO THE SPECIAL MEETING
The following questions and answers are intended to briefly address some commonly asked questions regarding the Special Meeting. You are encouraged to carefully read the remainder of this proxy statement and its annexes and the documents that are referred to in this proxy statement and to pay special attention to the section of this proxy statement captioned “The Special Meeting,” because the information contained in this section may not provide all the information that might be important to you with respect to the Special Meeting. For further information, see the section of this proxy statement captioned “Where You Can Find More Information.”
Why am I receiving this proxy statement?
We are sending you this proxy statement and the enclosed proxy card because the Fubo Board is soliciting your proxy, as a Fubo Shareholder, to vote on proposals in connection with the proposed business combination between Fubo and the Hulu Live Business. This proxy statement summarizes the information you need to know to vote at the Special Meeting. The Special Meeting will be a virtual meeting held solely by means of remote communication. We believe the virtual meeting technology provides expanded shareholder access while providing shareholders the same rights and opportunities to participate as they would have at an in-person meeting. All Fubo Shareholders who find it convenient to do so are cordially invited to virtually attend the Special Meeting. However, you do not need to attend the Special Meeting to vote your shares. Instead, you may vote and submit your proxy by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Instructions regarding how you can vote are contained on the proxy card.
We intend to begin delivering this proxy statement, the attached notice of our Special Meeting and the enclosed proxy card on or about August 7, 2025 to all Fubo Shareholders who own shares of Fubo Common Stock as of the Record Date and are thus entitled to vote at the Special Meeting. At the close of business on the Record Date, there were 342,434,804 shares of Fubo Common Stock issued and outstanding and entitled to vote at the Special Meeting. Fubo Common Stock is our only class of stock entitled to vote at the Special Meeting.
Who is entitled to vote at the Special Meeting?
The Record Date for the Special Meeting is August 6, 2025. You are entitled to vote at the Special Meeting only if you were a shareholder of record of Fubo Common Stock at the close of business on the Record Date, or if you hold a valid proxy for the Special Meeting. Each outstanding share of Fubo Common Stock is entitled to one vote for all matters before the Special Meeting. At the close of business on the Record Date, there were 342,434,804 shares of Fubo Common Stock issued and outstanding and entitled to vote at the Special Meeting.
What is the difference between being a “record holder” and holding shares in “street name”?
A record holder holds shares in his or her name with Fubo’s transfer agent, Equiniti Trust Company, LLC. Shares held in “street name” are held in the name of a bank, broker or other nominee on a person’s behalf.
Am I entitled to vote if my shares of Fubo Common Stock are held in “street name”?
Yes. If your shares are held by a bank, broker or other nominee, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being provided to you by your bank, broker or other nominee, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares, and the bank, broker or other nominee is required to vote your shares in accordance with your instructions.
What am I voting on?
The items of business schedule to be voted on at the Special Meeting are:
•	a proposal to approve the Business Combination Agreement (referred to herein as the Business Combination Agreement Proposal);
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a proposal to approve the exchange of all or substantially all of Fubo’s assets for Newco Units representing, in the aggregate, a 30% economic interest in Newco (referred to herein as the Exchange of Assets Proposal);

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a proposal to approve (i) the conversion of Fubo from a Florida corporation to a Delaware corporation, (ii) the authorization and adoption of the Plan of Conversion and (iii) the authorization and adoption of a certificate of incorporation of Fubo establishing its incorporation in the State of Delaware (referred to herein as the Conversion Proposal);

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a proposal to approve the issuance to Hulu of a number of shares of Class B Common Stock representing, in the aggregate, 70% of the voting power of the outstanding shares of capital stock of Fubo (calculated on a fully-diluted basis) (referred to herein as the Share Issuance Proposal);

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a proposal to approve the adjournment of the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt any of proposals 1 through 4 at the time of the Special Meeting (referred to herein as the Adjournment Proposal); and

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a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable by Fubo to Fubo’s named executive officers in connection with the Transactions (referred to herein as the Transaction Compensation Proposal).

How does the Fubo Board recommend that I vote?
The Fubo Board unanimously recommends that you vote “FOR” the approval of each of the Business Combination Agreement Proposal, the Exchange of Assets Proposal, the Conversion Proposal, the Share Issuance Proposal, the Adjournment Proposal and the Transaction Compensation Proposal. For further information on the Fubo Board’s recommendation and reasons for the Transactions, see the section of this proxy statement captioned “The Transactions—Recommendation of the Fubo Board and Reasons for the Transactions.”
How many shares must be present to hold the Special Meeting?
A quorum must be present at the Special Meeting for any business to be conducted. The presence at the Special Meeting, via live webcast or by proxy, of a majority in voting power of the stock issued and outstanding and entitled to vote at the meeting as of the close of business on the Record Date will constitute a quorum.
What if a quorum is not present at the Special Meeting?
If a quorum is not present at the scheduled time of the Special Meeting, then either the person presiding over the meeting or the holders of a majority in voting power of the shares of Fubo Common Stock represented, and who would be entitled to vote at a meeting if a quorum were present, may adjourn the Special Meeting.
What approval by Fubo Shareholders is required to approve each proposal to be voted on at the Special Meeting?

	Proposal	Fubo Board Recommendation	Votes Required	Effect of Abstentions
Proposal 1:	To approve the Business Combination Agreement, dated as of January 6, 2025, among Disney, Hulu and Fubo	FOR	The affirmative vote of the holders of a majority of the outstanding shares of Fubo Common Stock	An abstention will have the same effect as a vote “AGAINST”
Proposal 2:	To approve the exchange of all or substantially all of Fubo’s assets for units representing, in the aggregate, a 30% economic interest in a newly formed entity owned by Hulu	FOR	The affirmative vote of the holders of a majority of the outstanding shares of Fubo Common Stock	An abstention will have the same effect as a vote “AGAINST”

	Proposal	Fubo Board Recommendation	Votes Required	Effect of Abstentions
Proposal 3:
To approve (i) the conversion of Fubo from a Florida corporation to a Delaware corporation, (ii) the authorization and adoption of a plan of conversion and (iii) the authorization and adoption of a certificate of incorporation of Fubo establishing its incorporation in the State of Delaware
		FOR	The affirmative vote of the holders of a majority of the outstanding shares of Fubo Common Stock	An abstention will have the same effect as a vote “AGAINST”
Proposal 4:
To approve the issuance to Hulu of a number of shares of Class B common stock of Fubo representing, in the aggregate, 70% of the voting power of the outstanding shares of capital stock of Fubo (calculated on a fully-diluted basis)
		FOR	The affirmative vote of the holders of a majority of the outstanding shares of Fubo Common Stock	An abstention will have the same effect as a vote “AGAINST”
Proposal 5:
To approve the adjournment of the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt any of Proposals 1 through 4 at the time of the Special Meeting
		FOR	The affirmative vote of the holders of a majority of the votes cast	Abstentions will have no effect
Proposal 6:	To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable by Fubo to our named executive officers in connection with the Transactions	FOR	The affirmative vote of the holders of a majority of the votes cast	Abstentions will have no effect

How do I vote?
Shareholders of Record:
We recommend that shareholders vote by proxy even if they plan to participate in the online Special Meeting and vote electronically. If you are a shareholder of record of Fubo Common Stock, there are three ways to vote by proxy:
•	by Internet - You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card;
•	by Telephone - You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; or

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by Mail - You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail. Internet and telephone voting facilities for shareholders of record of Fubo Common Stock will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on September 29, 2025. Shareholders of record of Fubo Common Stock may vote during the Special Meeting by visiting www.virtualshareholdermeeting.com/FUBO2025SM and entering the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The meeting webcast will begin promptly at 10:00 a.m., Eastern Time on September 30, 2025.

Beneficial Owners:
If your shares are held in street name through a bank, broker or other nominee, you will receive instructions on how to vote from the bank, broker or other nominee. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to shareholders owning shares through certain banks and brokers. If your shares are held in street name and you would like to vote at the Special Meeting, you may visit www.virtualshareholdermeeting.com/FUBO2025SM and enter the 16-digit control number included in the voting instruction card provided to you by your bank, broker or other nominee. If you hold your shares in street name and you did not receive a 16-digit control number, you may need to log in to your bank, broker or other nominee’s website and select the shareholder communications mailbox to access the meeting and vote. Instructions should also be provided on the voting instruction card provided by your bank, broker or other nominee.
What is a proxy?
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Fubo Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Fubo Common Stock is called a “proxy card.” You may follow the instructions on the proxy card to designate a proxy by telephone or by the Internet in the same manner as if you had signed, dated and returned a proxy card. David Gandler, our Chief Executive Officer, and Gina DiGioia, our Chief Legal Officer and Corporate Secretary, each with the power to appoint his or her substitute, have been designated as proxy holders for the Special Meeting by the Fubo Board.
How do I attend the Special Meeting?
In order to allow greater attendance and participation, and to maintain a safe and healthy environment for our directors, management and shareholders, the Special Meeting will be a virtual meeting held solely by means of remote communication. We believe the virtual meeting technology provides expanded shareholder access while providing shareholders the same rights and opportunities to participate as they would have at an in-person meeting. You will be able to attend the Special Meeting online and submit your questions by visiting www.virtualshareholdermeeting.com/FUBO2025SM. You will also be able to vote your shares electronically at the Special Meeting. To participate in and vote at the Special Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The meeting webcast will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures. If your shares are held in street name and you did not receive a 16-digit control number, you may gain access to and vote at the Special Meeting by logging in to your bank, broker or other nominee’s website and selecting the shareholder communications mailbox to access the meeting. The control number will automatically populate. Instructions should also be provided on the voting instruction card provided by your bank, broker or other nominee. If you lose your 16-digit control number, you may join the Special Meeting as a “Guest,” but you will not be able to vote, ask questions, or access the list of shareholders as of the Record Date.
Will there be a question and answer session during the Special Meeting?
As part of the Special Meeting, we will hold a live Q&A session, during which we intend to answer appropriate questions submitted by shareholders during the meeting that are pertinent to Fubo and the business of the Special Meeting. Only shareholders that have accessed the Special Meeting as a shareholder (rather than a “Guest”) by following the procedures outlined above in “How do I attend the Special Meeting?” will be permitted to submit questions during the Special Meeting. Each Fubo Shareholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:
•	irrelevant to the business of the Special Meeting;

•	related to material non-public information of Fubo, including the status or results of our business since our last Quarterly Report on Form 10-Q;
•	related to any pending, threatened or ongoing litigation;
•	related to the business of our most recent annual meeting;
•	related to personal grievances;
•	derogatory references to individuals or that are otherwise in bad taste;
•	substantially repetitious of questions already made by another shareholder;
•	in excess of the two question limit;
•	in furtherance of the shareholder’s personal or business interests; or
•	out of order or not otherwise suitable for the conduct of the Special Meeting as determined by the Chair or Corporate Secretary in their reasonable judgment.
Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Special Meeting webpage for shareholders that have accessed the Special Meeting as a shareholder (rather than a “Guest”) by following the procedures outlined above in “How do I attend the Special Meeting?”.
Can I change my vote after I submit my proxy?
Yes. If you are a registered shareholder, you may revoke your proxy or change your vote:
•	by submitting a duly executed proxy bearing a later date;
•	by granting a subsequent proxy through the Internet or telephone;
•	by giving written notice of revocation to the Corporate Secretary of Fubo prior to the Special Meeting; or
•	by attending and voting during the Special Meeting live webcast.
Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Special Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Corporate Secretary before your proxy is voted or you vote at the Special Meeting. If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank, broker or other nominee, or you may vote at the Special Meeting by following the procedures described above.
What if I do not specify how my shares are to be voted?
If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Fubo Board. The Fubo Board’s recommendations are discussed in detail in the sections of this proxy statement captioned “The Transactions—Recommendation of the Fubo Board and Reasons for the Transactions” and “The Conversion—Reasons for and Effect of the Conversion,” as well as with the description of each proposal in this Proxy Statement.
What if during the check-in time or during the Special Meeting I have technical difficulties or trouble accessing the virtual meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.
What if I sell or transfer my shares after the Record Date, but before the Special Meeting?
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the Closing. If you sell or transfer your shares of Fubo Common Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies Fubo in writing of such special arrangements, you will transfer the right to receive shares of Class A Common Stock with respect to such shares, if the Transactions are completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or transfer your shares of Fubo Common Stock after the Record Date, Fubo encourages you to vote and submit your proxy by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Instructions regarding how you can vote are contained on the proxy card.

Will any other business be conducted at the Special Meeting?
No other business will be presented at the Special Meeting.
What is an abstention and do they count for determining a quorum?
An “abstention” represents a shareholder’s affirmative choice to decline to vote on a proposal. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. An abstention will have the same effect as a vote “AGAINST” the approval of the Business Combination Agreement Proposal, the Exchange of Assets Proposal, the Conversion Proposal and the Share Issuance Proposal. An abstention will have no effect on the Adjournment Proposal or the Transaction Consideration Proposal.
What are broker non-votes?
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters. However, each proposal to be voted on at the Special Meeting is a non-routine matter and, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on any matters to be voted on at the Special Meeting.
What does it mean if I receive more than one set of proxy materials?
It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.
Who will count the votes?
A representative of Broadridge, our inspector of election, will tabulate and certify the votes.
Where can I find the voting results of the Special Meeting?
We will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC shortly after the Special Meeting.
What do I need to do now?
After you carefully read this proxy statement, please respond by submitting your proxy by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States.
If you hold your shares in street name through a bank, broker or other nominee, follow the directions given by the bank, broker or other nominee regarding how to instruct them to vote your shares. In order to ensure that your vote is recorded, please submit your proxy as instructed on your proxy card even if you currently plan to attend the Special Meeting in person.
Whom do I contact if I have further questions?
If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
Georgeson LLC
51 West 52nd Street, 6th floor
New York, NY 10019
Within the United States: (855) 733-6797
Outside of the United States: (304) 278-0561

RISK FACTORS
This section describes various risks and uncertainties related to the Transactions and the businesses and results of operations of Fubo, the Hulu Live Business and Newco. In addition to the other information included in, or incorporated by reference into, this proxy statement, the annexes attached to this proxy statement, and the documents that are referred to in, or incorporated by reference into, this proxy statement, including the matters addressed in the section of this proxy statement captioned “Cautionary Statement Regarding Forward-Looking Statements”, you should carefully consider the following risks relating to the Transactions. You should also read and consider the risk factors associated with Fubo’s business and the Hulu Live Business because these risk factors may affect the operations and financial results of Newco. In the case of Fubo, these risk factors may be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 3, 2025, and its subsequently filed Quarterly Reports on Form 10-Q, each of which is incorporated by reference into this proxy statement. For further information, see the section of this proxy statement captioned “Where You Can Find More Information.” In the case of the Hulu Live Business, these risk factors may be found below under the section entitled “—Risks Relating to the Hulu Live Business.” Additional risks and uncertainties not presently known to Fubo or Hulu, or that are not currently considered to be material, may also adversely affect the Transactions or the businesses or results of operations of any of Fubo, the Hulu Live Business or Newco.
Risks Relating to the Transactions
The Transactions may not be completed on the terms or timeline currently contemplated, or at all, and failure to complete the Transactions may result in material adverse consequences to Fubo’s business and operations.
Completion of the Transactions is subject to certain closing conditions specified in the Business Combination Agreement, including (i) the approval by Fubo Shareholders of the Business Combination Agreement Proposal, the Exchange of Assets Proposal, the Conversion Proposal and the Share Issuance Proposal, (ii) the expiration or termination of any applicable waiting period under the HSR Act and the clearance or obtainment of applicable consents of any specified governmental entity required to be obtained with respect to the Transactions under the Business Combination Agreement, (iii) no enactment, issuance, promulgation or grant of any law or order, as applicable, by any governmental entity that is in effect and that has the effect of making the Transactions illegal or prohibiting or otherwise preventing the consummation of the Transactions, (iv) completion of the pre-closing reorganizations of Hulu and Fubo, in each case, in accordance with the Business Combination Agreement and the documents contemplated therein, (v) the acceptance of the documents effecting the Conversion by the applicable governmental officials in the State of Delaware and the State of Florida, (vi) the accuracy of the other party’s representations and warranties as of the date of the Business Combination Agreement, subject to certain customary materiality standards set forth in the Business Combination Agreement and the delivery by each party to the other party of a certificate certifying the same, (vii) compliance by each party, in all material respects, with its applicable pre-Closing obligations under the Business Combination Agreement and (viii) delivery by each party to the other party of certain other closing deliverables, including, but not limited to, the Ancillary Agreements to which it is a party.
The parties have not yet obtained all regulatory clearances, consents and approvals required to complete the Transactions. Governmental or regulatory agencies could still seek to block or challenge the Transactions or could impose restrictions they deem necessary or desirable in the public interest as a condition to approving the Transactions. If these approvals are not received, then neither Fubo nor Hulu will be obligated to complete the Transactions. If the approvals could be received, but the applicable regulatory agency requires Hulu to (i) (a) sell, divest, license or hold separate any rights, equity interests or other assets or any portion of any business of Hulu or any of its affiliates or (b) agree to other restrictions or limitations on any business, operations, assets, properties or contractual freedoms of any businesses or operations of Hulu or its affiliates, or (ii) agree to sell, divest, license or hold separate any rights, equity interests or other assets or any portion of any business of Fubo or its subsidiaries, in each case of clauses (i) and (ii), Hulu is not required to undertake such action and neither Hulu nor Fubo would be obligated to complete the Transactions.
For further information on the regulatory approvals required to complete the Transactions, see the section of this proxy statement captioned “The Transactions—Regulatory Approvals Required for the Transactions.”

If the Fubo Shareholders do not approve the Business Combination Agreement or if the Transactions are not completed for any other reason, Fubo would be subject to a number of risks, including the following:
•	Fubo and the Fubo Shareholders would not realize the anticipated benefits of the Transactions, including any anticipated synergies from combining the Hulu Live Business and Fubo;
•
Fubo may be required to pay a $50 million termination fee following termination of the Business Combination Agreement in certain circumstances, including if Fubo terminates the Business Combination Agreement to accept a Superior Proposal or if Hulu terminates the Business Combination Agreement due to a Fubo Board Recommendation Change; and

•	the trading price of Fubo Common Stock may experience increased volatility or decrease to the extent that the current market prices reflect a market assumption that the Transactions will be completed.
The occurrence of any of these events individually or in combination could have a material adverse effect on the results of operations of Fubo or the trading price of Fubo Common Stock.
For further discussion of the conditions to the closing of the Transactions, the effects of the termination of the Business Combination Agreement and the effects on Fubo if the Transactions are not completed, see the sections of this proxy statement captioned “The Transactions—Effects on Fubo if the Transactions are Not Completed,” “The Business Combination Agreement—Conditions to the Closing of the Transactions,” “The Business Combination Agreement—Termination of the Business Combination Agreement,” “The Business Combination Agreement—Fubo Termination Fee” and “The Business Combination Agreement—Hulu Termination Fee.”
Fubo and, with respect to the Hulu Live Business, Hulu, will be subject to business uncertainties and contractual restrictions while the Transactions are pending that could adversely affect either of them or, in the event the Transactions are completed, Newco.
Uncertainty about the effect of the Transactions on employees, business partners and customers may have an adverse effect on (i) either of Fubo or, with respect to the Hulu Live Business, Hulu, regardless of whether the Transactions are eventually completed, and (ii) Newco, in the event the Transactions are completed. These uncertainties may impair the ability of Fubo or, with respect to the Hulu Live Business, Hulu, to attract, retain or motivate key personnel until the Transactions are completed, or the Business Combination Agreement is terminated, and for a period of time thereafter, and could cause customers, suppliers and others that deal with Fubo or, with respect to the Hulu Live Business, Hulu, to seek to change their existing business relationships.
The pursuit of the Transactions and the preparation for the integration of Fubo and the Hulu Live Business have placed, and will continue to place, a significant burden on the management and internal resources of both Fubo and Hulu. There is a significant degree of difficulty and management distraction inherent in the process of closing the Transactions and integrating Fubo and the Hulu Live Business, which could cause an interruption of, or loss of momentum in, the existing business activities of each of Fubo and, with respect to the Hulu Live Business, Hulu, regardless of whether the Transactions are eventually completed. Before and immediately following the Closing, the management teams of Fubo and Hulu will be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage their respective existing businesses, service existing business partners, attract new customers and develop new products, services or strategies. One potential consequence of such distractions could be the failure of management to realize other opportunities that could be beneficial to Fubo or, with respect to the Hulu Live Business, Hulu, respectively. If the management of Fubo or Hulu, respectively, is not able to effectively manage the process leading up to and immediately following Closing, or if any significant business activities are interrupted as a result of the integration process, the business of Fubo, the Hulu Live Business or, in the event the Transactions are completed, the business of Newco could suffer.
Employee retention and recruitment may also be challenging during the pendency of the Transactions, as employees and prospective employees may experience uncertainty about their future roles with Newco. The departure of existing key employees or the failure of potential key employees to continue employment with Newco or one of its subsidiaries, despite retention and recruiting efforts, could have a material adverse effect on the business, financial condition and operating results of Fubo, regardless of whether the Transactions are eventually completed, and, in the event the Transactions are completed, could have a material adverse effect on the business, financial condition and operating results of Newco, including the Hulu Live Business.
In addition, the Business Combination Agreement restricts Fubo from making certain acquisitions, entering into certain partnerships and joint ventures and taking certain other specified actions without the consent of Hulu until the

Transactions are consummated or the Business Combination Agreement is terminated. These restrictions may prevent Fubo from pursuing otherwise attractive business opportunities and making certain other changes to its business before completion of the Transactions or termination of the Business Combination Agreement. For further information, see the section of this proxy statement captioned “The Business Combination Agreement—Conduct of Business Pending Consummation of the Transactions” for a description of the restrictive covenants applicable to Fubo and, with respect to the Hulu Live Business, Hulu, while the Transactions are pending.
The Business Combination Agreement contains provisions that may discourage other companies from trying to acquire Fubo.
The Business Combination Agreement contains provisions that may discourage third parties from submitting business combination proposals to Fubo that might result in greater value to Fubo Shareholders than the Transactions. The Business Combination Agreement generally prohibits Fubo from soliciting any Alternative Proposal. In addition, if the Business Combination Agreement is terminated by Fubo or Hulu in circumstances that obligate Fubo to pay a termination fee to Hulu, Fubo’s financial condition may be adversely affected as a result of the payment of the termination fee, which might deter third parties from proposing Alternative Proposals. For further information about Fubo’s nonsolicitation obligations, see the section of this proxy statement captioned “The Business Combination Agreement—No Solicitation; Other Offers.”
Fubo has incurred, and will continue to incur, direct and indirect costs as a result of the Transactions.
Fubo has incurred, and will continue to incur, significant costs and expenses, including regulatory costs, fees for professional services, and other transaction costs in connection with the Transactions. There are a number of factors beyond Fubo’s control that could affect the total amount or the timing of these costs and expenses. Many of these fees and costs will be payable by Fubo even if the Transactions are not completed and may relate to activities that Fubo would not have undertaken other than to complete the Transactions.
Litigation challenging the Business Combination Agreement and the Transactions may prevent the Transactions from being consummated within the expected timeframe or at all.
Lawsuits have been and may be filed against Fubo, the Fubo Board or the other parties to the Business Combination Agreement challenging the Business Combination Agreement or the Transactions or making other claims in connection therewith. Such lawsuits may be brought by purported Fubo Shareholders and may seek, among other things, to enjoin consummation of the Transactions. For a description of lawsuits that have been filed, see the section of this proxy statement captioned “Litigation Relating to the Transactions.” One of the conditions to the consummation of the Transactions is that there is no enactment, issuance, promulgation or grant of any law or order, as applicable, by any governmental entity that is in effect and that has the effect of making the Transactions illegal or prohibiting or otherwise preventing the consummation of the Transactions. As such, if the plaintiffs in such potential lawsuits are successful in obtaining an injunction prohibiting the defendants from completing the Transactions on the agreed upon terms, then such injunction may prevent the Transactions from becoming effective, or from becoming effective within the expected timeframe.
The Business Combination Agreement does not provide for any adjustments to the ownership percentage of Newco to be received by Fubo in the Transactions or the number of shares of Class A Common Stock to be issued for each share of Fubo Common Stock, regardless of the price of Fubo Common Stock. Because the market price of shares of Fubo Common Stock has fluctuated and will continue to fluctuate, Fubo Shareholders cannot be sure of the value of the shares of Class A Common Stock they will receive, and such value may be lower than the value of Fubo Common Stock on an earlier date.
Each Fubo Shareholder will receive one share of Class A Common Stock for each share of Fubo Common Stock that such Fubo Shareholder holds as of the effective time of the Conversion. Following the Share Issuance, the Fubo Shareholders, collectively, will hold 30% of the voting power of the outstanding shares of capital stock of Fubo, and Hulu will hold the remaining 70% of the voting power through its ownership of the shares of Class B Common Stock issued in the Share Issuance. The exchange ratios set forth above were negotiated at the time of entering into the Business Combination Agreement; however, the market price of Fubo Common Stock and economic performance of Fubo and the Hulu Live Business at the time of completion of the Transactions may vary significantly from the market price of Fubo Common Stock and the economic performance of Fubo and the Hulu Live Business on the date the Business Combination Agreement was executed, the date of this proxy statement or the date of the Special Meeting. Because the shares of Class A Common Stock (to Fubo Shareholders) and Class B Common Stock (to Hulu)

are exchangeable and issuable, respectively, in a fixed number of shares of Class A Common Stock and a fixed percentage of the voting power of Fubo, the value of the Class A Common Stock that Fubo Shareholders will receive upon completion of the Transactions may be higher or lower than the value of Fubo Common Stock on such earlier dates and will not be adjusted for changes in the market price of shares of Fubo Common Stock or the economic performance of Fubo or the Hulu Live Business. Accordingly, Fubo Shareholders will not know or be able to calculate at the time of the Special Meeting the market value of the shares of Class A Common Stock they will receive upon completion of the Transactions. In addition, because no trading market currently exists for the Hulu Live Business on a stand-alone basis, the market value of a share of Class A Common Stock reflecting Fubo’s 30% ownership of Newco is unknown. The market value of the shares of Class A Common Stock will in part depend on the market value of shares of Fubo Common Stock immediately before the completion of the Transactions. Therefore, until the consummation of the Transactions, the Fubo Shareholders will not know or be able to determine the value, on a fully diluted basis, of the shares of Class A Common Stock that they will receive pursuant to the terms of the Business Combination Agreement. Changes in the market price of Fubo Common Stock and the economic performance of Fubo and the Hulu Live Business may result from a variety of factors, including general business, market, industry and economic conditions, changes in Fubo’s business and the Hulu Live Business, results of operations and prospects, market assessments of the likelihood that the Transactions will be completed, the timing of the Transactions, regulatory considerations and other risk factors set forth or incorporated by reference in this proxy statement. Many of these factors are beyond Fubo’s and Hulu’s control.
Existing Fubo Shareholders will have a reduced ownership and economic interest in Fubo after the Transactions.
After the completion of the Transactions, Fubo Shareholders will own a smaller percentage of Fubo than they currently own. Following Closing, the Fubo Shareholders, collectively, will hold 30% of the voting power of the outstanding shares of capital stock of Fubo and Hulu will hold the remaining 70% of the voting power through its ownership of the shares of Class B Common Stock issued in the Share Issuance. Consequently, Fubo Shareholders will have a reduced ownership and economic interest in Fubo following the Transactions compared to their ownership of Fubo prior to the Transactions. Fubo will be exempt from certain corporate governance requirements since it will be a “controlled company” within the meaning of NYSE rules, and as a result Fubo Shareholders will not have the protections afforded by these corporate governance requirements. For further information, see the sections of this proxy statement captioned “The Conversion—Description of Capital Stock and Comparison of Shareholder Rights and Corporate Governance Matters”, “The Share Issuance” and “—Risks Relating to Fubo Following the Completion of the Transactions—Following the completion of the Transactions, Fubo Shareholders will hold shares of Class A Common Stock in Fubo, which will be controlled by Hulu and, ultimately, Disney. The interests of Hulu and Disney may differ from the interests of other Fubo Shareholders”.
Executive officers, directors and affiliates of Fubo may have interests in the Transactions that are different from, or in addition to, the interests of Fubo Shareholders generally.
Fubo Shareholders should be aware that the directors and executive officers of Fubo may have interests in the Transactions that are different from, or in addition to, the interests of Fubo Shareholders generally. These interests include, among other things, the expected continued employment of Fubo’s management following the Closing, the accelerated vesting of Fubo Equity-Based Awards of non-employee directors, the impact of the Transactions on performance-based Fubo Options, the impact of the Transactions on Fubo Performance Stock Units, certain severance entitlements and amounts payable under the retention bonus plan approved by the Fubo Board in an aggregate value of $20,500,000. The Fubo Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination Agreement, in approving the Business Combination Agreement and in recommending that Fubo Shareholders vote “FOR” the approval of each of the Business Combination Agreement Proposal, the Exchange of Assets Proposal, the Conversion Proposal, the Share Issuance Proposal, the Transaction Compensation Proposal and the Adjournment Proposal. For a further description of the interests of Fubo’s executive officers and directors in the Transactions, see the section of this proxy statement captioned “The Transactions—Interests of Executive Officers and Directors of Fubo in the Transactions.”
The Transactions may trigger change in control or other provisions in certain agreements, which may allow third parties to terminate or alter existing contracts or relationships with Fubo.
Fubo has contracts with customers, licensees, vendors, landlords, lenders, business partners and other third parties which require Fubo to obtain consents from these other parties in connection with the Transactions. If these consents cannot be obtained, the counterparties to these contracts and other third parties with which Fubo currently has relationships may have the ability to terminate, reduce the scope of or otherwise materially adversely alter their relationships with Fubo in anticipation of the Transactions or with Newco following the Transactions. The pursuit of such rights may result in Fubo and Newco suffering a loss of potential future revenue or incurring liabilities in connection with a breach of such agreements or losing rights that are material to their respective businesses. Any such disruptions could adversely affect Newco’s ability to achieve the anticipated benefits of the Transactions. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the Transactions or the termination of the Business Combination Agreement.
Fubo Shareholders will not be entitled to appraisal rights in connection with the Transactions.
Section 607.1302 of the FBCA provides that shareholders have the right, in certain specified circumstances, to dissent from a conversion or disposition of assets if shareholder approval was required for the conversion or if the shareholder was entitled to vote on the disposition of assets and to instead demand payment of the fair value of their shares. Pursuant to Section 607.1302(2)(a)(1) of the FBCA, appraisal rights are not available for the holders of shares of any class or series of shares which is a covered security under the Securities Act. Therefore, because shares of Fubo Common Stock are currently listed on the NYSE under the ticker symbol “FUBO”, Fubo Shareholders will not have rights under the FBCA to dissent from, or demand payment for their shares of Fubo Common Stock in connection with, the Exchange of Assets and the Conversion.
Following the Closing, the outstanding shares of Class A Common Stock will continue to trade on the NYSE under the same ticker symbol that shares of Fubo Common Stock currently trade under, “FUBO”.
Risks Relating to Fubo’s Business
You should read and consider the risk factors relating to Fubo’s business described in the sections entitled “Risk Factors” in Fubo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 3, 2025, and Fubo’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, as filed with the SEC on May 5, 2025, each of which is incorporated by reference into this proxy statement. For further information, see the section of this proxy statement captioned “Where You Can Find More Information.”
Risks Relating to the Hulu Live Business
The long-term nature of certain of the Hulu Live Business’s content commitments may limit its operating flexibility and could adversely affect its ability to invest in new opportunities and its results of operations.
In connection with licensing streaming content, the Hulu Live Business typically enters into multi-year agreements with content providers. Given the multiple-year duration, if the Hulu Live Business’s revenue sources, including wholesale fees and ad revenue received from affiliates of Disney, do not meet its expectations, its results of operations may be adversely affected. To the extent the Hulu Live Business’s revenue sources, including wholesale fees and ad revenue received from affiliates of Disney, do not meet its expectations, its ability to invest in new opportunities and its results of operations could be adversely affected as a result of content commitments and payment requirements of certain agreements. In addition, the long-term nature of certain of the Hulu Live Business’s commitments may limit the Hulu Live Business’s flexibility in planning for or reacting to changes in its business and the market segments in which the Hulu Live Business operates. If the Hulu Live Business licenses content that is not favorably received by consumers of the HL DMVPD Service, the Hulu Live Business’s revenue sources, including wholesale fees and ad revenue received from affiliates of Disney, may be adversely affected and given the long-term nature of certain of the Hulu Live Business’s content commitments, as well as operational/technical costs tied to those commitments, the Hulu Live Business may not be able to adjust its content offering quickly and its results of operations may be adversely affected.
The Hulu Live Business’s results may be adversely affected if long-term content contracts are not renewed on sufficiently favorable terms.
The Hulu Live Business typically enters into long-term contracts for the acquisition of live TV content. As these contracts expire, the Hulu Live Business must renew or renegotiate the contracts, and if the Hulu Live Business is unable to renew them on acceptable terms, it may lose content rights. Even if these contracts are renewed, the cost of obtaining content rights may increase (or increase at faster rates than the Hulu Live Business’s historical experience). Moreover, the Hulu Live Business’s ability to renew these contracts on favorable terms may be affected by consolidation in the market for content distribution, the entrance of new participants in the market for distribution of content, the scale of the HL DMVPD

Service subscriber base and other factors. With respect to the acquisition of content rights, the impact of these long-term contracts on the Hulu Live Business’s results over the term of the contracts depends on a number of factors, including the amount of wholesale fees received from affiliates of Disney, the strength of advertising markets, rates for content, effectiveness of marketing efforts and the size of viewer audiences for the HL DMVPD Service. There can be no assurance that revenues from content based on these rights will exceed the cost of the rights.
If the Hulu Live Business fails to obtain or maintain popular content, its results may be adversely affected.
The Hulu Live Business has invested a significant amount of time to cultivate relationships with its content providers; however, such relationships may not continue to grow or yield the same benefits to the Hulu Live Business. The Hulu Live Business must continuously maintain existing relationships and identify and establish new relationships with content providers to provide popular content. In order to remain competitive, the Hulu Live Business must consistently acquire and maintain live TV content for popular streaming channels and programming, particularly if the Hulu Live Business expands its live TV content to areas outside of its current content offering or enters new markets. If the Hulu Live Business is not successful in acquiring and maintaining such content, or if the Hulu Live Business is not able to do so in a cost-effective manner, its results of operations may be adversely affected.
The Hulu Live Business enters into agreements with its content providers, which have varying terms and conditions, including expiration dates. Upon expiration of these agreements, the Hulu Live Business is required to re-negotiate and renew them in order to continue providing live TV content from these providers. The Hulu Live Business has in the past been unable, and in the future may not be able, to reach a satisfactory agreement with certain content providers before its existing agreements have expired. If the Hulu Live Business is unable to renew such agreements on a timely basis on mutually agreeable terms, the Hulu Live Business may be required to temporarily or permanently cease licensing certain channels to Hulu for streaming on the HL DMVPD Service. The loss of such channels from the HL DMVPD Service for any period of time may adversely affect the Hulu Live Business, including as a result of lower wholesale fees received from affiliates of Disney. If the Hulu Live Business fails to maintain its relationships with content providers on terms favorable to it, or at all, the Hulu Live Business may lose channel partners and its results of operations may be adversely affected.
If the Hulu Live Business is unable to generate sufficient advertising revenue, the Hulu Live Business will be adversely affected.
Following the consummation of the Transactions, a key source of revenue for the Hulu Live Business will be from the sale of advertising. Accordingly, the results of operations for the Hulu Live Business may be negatively impacted by factors impacting the market for advertising sales generally, including a deterioration in the macroeconomic environment and competition in the advertising sales market. Furthermore, if the Hulu Live Business is unable to grow and maintain engagement by consumers of the HL DMVPD Service, as well as a sufficient supply of quality video advertising inventory at reasonable costs to keep up with demand, ads may not be sold effectively and the Hulu Live Business would be adversely affected.
The Hulu Live Business’s agreements with content providers are complex, with various rights restrictions and favorability obligations which impose onerous compliance obligations.
The content rights granted to the Hulu Live Business are complex, multi-layered and differ substantially across different content providers and content, sometimes even with the same content provider. Certain content acquired by the Hulu Live Business is, under certain circumstances, not able to be made available at certain times or in certain geographical regions. In addition, certain obligations to provide equality in the treatment between certain content providers require the Hulu Live Business to continuously monitor and assess treatment of the content providers and content that it acquires.
The Hulu Live Business faces risks, such as unforeseen costs and potential liability, in connection with content it acquires or licenses.
As an acquirer of live TV content, the Hulu Live Business faces potential liability for negligence, copyright and trademark infringement, or other claims based on the nature and content of materials that it acquires or licenses. The Hulu Live Business also may face potential liability for content used in promoting its service, including marketing materials. To the extent the Hulu Live Business does not accurately anticipate costs or mitigate risks, including for content that it obtains but ultimately does not appear on or is removed from the HL DMVPD Service, or if it becomes liable for content it acquires or licenses, its business may suffer. Litigation to defend these claims could be costly.

The Hulu Live Business is subject to a number of legal requirements and other obligations regarding privacy, security, consumer protection and data protection, and any actual or perceived failure to comply with these requirements or obligations could have an adverse effect on its reputation, business, financial condition and operating results.
Various laws and regulations govern the processing of personal information, including the collection, use, retention, transfer, sharing and security of the data the Hulu Live Business receives from and about subscribers to the HL DMVPD Service and other individuals. The global data protection landscape for the collection and processing of data relating to individuals, including subscriber and other consumer data, by online service providers, content distributors, advertisers and publishers is rapidly evolving in the United States and internationally. Privacy groups and government bodies, including the Federal Trade Commission (“FTC”), increasingly have scrutinized issues relating to the use, collection, storage, disclosure, and other processing of data, including data that is associated with personal identities or devices, and such scrutiny is expected to continue to increase. Various federal, state and foreign government bodies and agencies have adopted or are considering adopting laws and regulations limiting, or laws and regulations covering, the processing, collection, distribution, use, disclosure, storage, transfer and security of certain types of information. In addition to government regulation, self-regulatory standards and other industry standards may legally or contractually apply to the Hulu Live Business, be argued to apply to it, or it may elect to comply with such standards or facilitate compliance by content publishers, advertisers, or others with such standards.
For example, in the United States, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act (collectively, the “CCPA”), requires covered businesses that process the personal information of California residents to, among other things: (i) provide certain disclosures to California residents regarding the business’s collection, use, and disclosure of their personal information; (ii) receive and respond to requests from California residents to access, delete, and correct their personal information, or to opt out of certain disclosures of their personal information; and (iii) enter into specific contractual provisions with service providers that process California resident personal information on the business’s behalf. The CCPA and other similar state laws may increase the Hulu Live Business’s compliance costs and exposure to liability. For example, Virginia, Colorado, Indiana, Tennessee, Montana, Connecticut, Iowa and Utah adopted similar data protection laws. These laws grant consumers certain rights with respect to their personal information, have notice obligations, and require consent in some circumstances, among other things. Other U.S. states have passed or are considering adopting and/or enforcing similar laws and regulations and there remains increased interest at the federal level as well. The enactment of such laws could have potentially conflicting requirements that would make compliance challenging.
Complying with the CCPA and other laws, regulations, and other obligations relating to privacy, consumer protection, data protection, data localization or security may cause the Hulu Live Business to incur substantial operational costs or require it to modify its data handling practices. It is also expected that there will continue to be new proposed laws and regulations concerning privacy, data protection and information security, and the impact such future laws, regulations and standards, or amendments to, expansions of or reinterpretations of, existing laws and regulations, industry standards, or other obligations may have on the Hulu Live Business cannot yet be determined. New laws and regulations, amendments to, expansions of or reinterpretations of existing laws and regulations, industry standards, and contractual and other obligations may require the Hulu Live Business to incur additional costs and restrict its business operations.
Furthermore, the interpretation and application of laws, regulations, standards, contractual obligations and other obligations relating to privacy, data processing and protection, and information security are uncertain, and these laws, standards, and contractual and other obligations may be interpreted and applied in a manner that is, or is alleged to be, inconsistent with the Hulu Live Business’s data management and processing practices or its policies or procedures. The Hulu Live Business may face regulatory investigations, litigation, claims or allegations that it is in violation of these laws, regulations, standards, or contractual or other obligations. The Hulu Live Business could be required to fundamentally change its business activities and practices or modify its practices to address laws, regulations, or other obligations relating to privacy, data protection, or information security, or claims or allegations that it has failed to comply with any of the foregoing, which could have an adverse effect on its business. The Hulu Live Business may be unable to make such changes and modifications in a commercially reasonable manner or at all.
Any actual or perceived inability to adequately address privacy, consumer protection, data protection or security-related concerns, even if unfounded, or to successfully negotiate privacy, consumer protection, data protection or security-related contractual terms with content publishers, card associations, advertisers, or others, or to comply with applicable laws, regulations and other obligations relating to privacy, data protection, and security, could result in additional cost and liability to the Hulu Live Business.
Risks Relating to Newco’s Business
The integration of Fubo and the Hulu Live Business following Closing will present challenges that may result in a decline in the anticipated benefits of the Transactions.
The Transactions involve the combination of two businesses, Fubo and the Hulu Live Business. Following the consummation of the Transactions, Fubo and the Hulu Live Business will be required to devote management attention and resources to integrating their respective business practices and operations, and prior to the consummation of the Transactions, management attention and resources will be required to plan for such integration. Potential difficulties Newco may encounter in the integration process include the following:
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the inability to successfully integrate the two businesses, including operations, technologies, products and services, in a manner that permits Newco to achieve the cost savings and operating synergies anticipated to result from the Transactions, which could result in the anticipated benefits of the Transactions not being realized partly or wholly in the time frame currently anticipated or at all;

•
lost sales and customers as a result of certain customers of either or both of the two businesses deciding not to do business with Newco, or deciding to decrease their amount of business in order to reduce their reliance on a single company;

•	the necessity of coordinating geographically separated organizations, systems and facilities;
•	contingent liabilities that are larger than expected;
•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Transactions;
•	consolidating and rationalizing information technology platforms and administrative infrastructures as well as accounting systems and related financial reporting activities; and
•	preserving important relationships of both Fubo and the Hulu Live Business and resolving potential conflicts that may arise.
Furthermore, it is possible that the integration process could result in the loss of key employees or skilled workers of Fubo. The loss of key employees and skilled workers could adversely affect Newco’s ability (following consummation of the Transactions) to successfully conduct its business because of their experience and knowledge of Fubo’s business. In addition, Newco (following consummation of the Transactions) could be adversely affected by the diversion of management’s attention and any delays or difficulties encountered in connection with the integration of Fubo and the Hulu Live Business. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of Fubo’s business and the Hulu Live Business. If Newco (following consummation of the Transactions) experiences difficulties with the integration process, the anticipated benefits of the Transactions as further described in the section of this proxy statement captioned “Recommendation of the Fubo Board and Reasons for the Transactions,” may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on the business, results of operations, financial condition or prospects of Newco during this transition period and for an undetermined period after completion of the Transactions.
The financial assumptions, estimates, projections and synergies prepared and/or reviewed by Fubo management in connection with the Transactions may not be realized, which may adversely affect the market price of the Class A Common Stock following the completion of the Transactions.
In connection with the Transactions, Fubo management prepared and/or reviewed forecasts for Fubo, the Hulu Live Business and Newco (including as to the potential synergies expected by Fubo management to be achieved as a result of the Transactions and related transactions, net operating loss carryforwards and other tax assets, and the refinancing of Fubo’s outstanding convertible notes). For further discussion of these forecasts, see the section of this proxy statement captioned “The Transactions—Certain Unaudited Financial Projections.”
These unaudited financial analyses and forecasts (referred to herein as the “Projections”) were not prepared with a view toward compliance with SEC rules, regulations or guidelines or the guidelines established by the American

Institute of Certified Public Accountants for preparation or presentation of prospective financial information. Fubo’s, the Hulu Live Business’s and Newco’s ability to achieve the financial results contemplated by the Projections will be affected by their respective abilities to achieve their strategic goals, objectives and targets over the applicable periods, and will be subject to operational and execution risks associated therewith. The Projections reflect assumptions as to certain business decisions that are subject to change. All of these factors are difficult to predict, and many of them are beyond Fubo’s, the Hulu Live Business’s and Newco’s control. As a result, there can be no assurance that the Projections will be realized, and actual results may be materially better or worse than those in the Projections.
The unaudited pro forma condensed combined financial information included herein is presented for informational purposes only and may not be an indication of Fubo’s financial condition or results of operations in the future.
The unaudited pro forma condensed combined financial information included herein is presented for informational purposes only and are not intended to, and are not necessarily indicative of, what Fubo’s actual financial condition or results of operations would have been had the Transactions been completed on the dates indicated. The assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate and other factors may affect Fubo’s financial condition or results of operations. Accordingly, Fubo’s financial condition and results of operations in the future may not be evident from or consistent with such unaudited pro forma condensed combined financial information.
The Hulu Live Business has no history of operating as a standalone company, and the historical financial information of the Hulu Live Business included herein may not necessarily reflect the financial condition or results of operations of the Hulu Live Business during the periods presented and may not be an indication of the financial condition or results of operations of the Hulu Live Business in the future (as integrated with Fubo’s business as part of Newco).
The Hulu Live Business has historically existed and functioned as part of the consolidated businesses of Hulu and Disney. For purposes of presenting the historical performance of the Hulu Live Business on a standalone basis, combined carve-out historical financial statements have been prepared. The combined financial statements of the Hulu Live Business present the Hulu Live Business as it was historically managed and operated by Hulu and Disney. The combined financial statements of the Hulu Live Business have been derived from the consolidated financial statements and accounting records of Hulu and Disney for the periods presented. Management believes the assumptions underlying the combined financial statements of the Hulu Live Business are reasonable. However, the combined financial statements of the Hulu Live Business may not be indicative of the combined results of operations, financial position, and cash flows of the Hulu Live Business in the future (as integrated with Fubo’s business as part of Newco) or if it had operated independently of Hulu and Disney historically. Actual costs that would have been incurred if the Hulu Live Business had operated as a standalone independent entity would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including marketing, technology, finance, and other general and administrative costs, that could differ from the expense allocations presented. Accordingly, Hulu and Disney are unable to quantify the actual expenses that the Hulu Live Business would have actually incurred during the historical periods on a standalone basis. For more information regarding the past financial performance of the Hulu Live Business and the basis of presentation of the combined financial statements of the Hulu Live Business included in this proxy statement, please see the section of this proxy statement captioned “Management’s Discussion and Analysis of Results of Operations and Financial Condition of The Hulu Live Business” and the combined financial statements of the Hulu Live Business included in this proxy statement.
The terms of Newco’s and its subsidiaries’ commercial arrangements with Hulu following Closing may be more, or less, favorable than Newco or such subsidiary would be able to obtain from an unaffiliated third party. If Newco were to cease being a subsidiary of Hulu, Newco may be unable to replace the services Hulu provides Newco and its subsidiaries in a timely manner or on comparable terms.
Newco, HL and Fubo OpCo will enter into certain commercial agreements with Hulu, including (i) a transition services agreement, (ii) a commercial services agreement and (iii) a brand license agreement in connection with the consummation of the Transactions. Pursuant to such agreements, Hulu will agree to provide Newco, HL, and Fubo OpCo, as the case may be, with certain services following the consummation of the Transactions. For example, pursuant to the commercial services agreement, HL will, in exchange for a wholesale fee, grant to Hulu the right, license and obligation to distribute the HL DMVPD Service via the Hulu platform that is currently branded as

“Hulu” (and any successor or replacement platform) on a wholesale basis, and HL will not be permitted to otherwise distribute the HL DMVPD Service, nor any programming, outside of the HL DMVPD Service. For more information regarding the terms of such agreements, please see the section of this proxy statement captioned “Certain Agreements Related to the Transactions—Commercial Agreements.”
Fubo negotiated these arrangements with Hulu in anticipation of HL, Fubo OpCo and Newco becoming subsidiaries of Hulu. Although Hulu will be contractually obligated to provide HL, Fubo OpCo and Newco with services during the term of these agreements, it is not certain that these services will be sustained at the same level after the expiration of such agreements, or that Newco, HL and Fubo OpCo, as the case may be, will be able to replace these services in a timely manner or on comparable terms.
The assets that will be contributed to HL primarily include programming agreements for live TV content, and Hulu will be retaining significant parts of its historical business, including the distribution of live TV content on the HL DMVPD Service.
The Hulu Live Business consists of acquiring live TV content and licensing such content to Hulu for a fee to distribute via the HL DMVPD Service. Accordingly, the Hulu Live Business primarily includes the negotiation and administration of programming agreements for live TV content. Following the consummation of the Transactions, the Hulu Live Business will consist of certain assets related to the business of negotiating and administering carriage agreements and similar contracts relating to, and for the purpose of, the retransmission, distribution, carriage, display or broadcast of any programming service, channel or network on the HL DMVPD Service. These assets will include certain carriage agreements, rights under joint subscription agreements for the HL DMVPD Service and related data and information about subscribers, advertising or sponsorship agreements exclusively related the HL DMVPD Service, all other assets (including intellectual property) exclusively related to the HL DMVPD Service and all intellectual property constituting the “Live TV” brand.
Historically, Hulu’s business included, among other things, acquiring live TV content, operating the HL DMVPD Service, developing and acquiring non-live sports and entertainment content and distributing such content directly to Hulu’s customers through its subscription video-on-demand (“SVOD”) direct-to-consumer service. The distribution of the Hulu + Live TV content on the Hulu platform, including the related subscription revenue, as well as the development, acquisition and distribution of non-live and live TV content in connection with Hulu’s SVOD direct-to-consumer service (and any premium add-on services thereto), is being retained by Hulu in connection with the Transactions and is accordingly outside of the Hulu Live Business.
For further information on the relationship between Hulu and the Hulu Live Business following the consummation of the Transactions, see the section of this proxy statement captioned “Certain Agreements Related to the Transactions—Commercial Agreements.”
Risks Relating to Fubo Following the Completion of the Transactions
Following the completion of the Transactions, the rights of Fubo Shareholders will differ from the current rights of Fubo Shareholders.
If the Transactions are consummated, Fubo will effect a conversion from a Florida corporation to a Delaware corporation and therefore, following the Closing, Fubo will cease to be governed by Florida law and will become subject to Delaware law. Your rights as a Fubo Shareholder will be governed by the Delaware Certificate of Incorporation, a copy of which is attached as Annex E to this proxy statement, and the Delaware Bylaws, a copy of which is attached as Annex F to this proxy statement. In particular, following the Closing the Fubo Board will initially be comprised of nine members comprised of: (i) five directors designated by Hulu, (ii) two directors designated by the Fubo Board as of immediately prior to the Closing and who (x) are reasonably acceptable to Hulu and (y) qualify as independent, (iii) one director designated by Hulu and who qualifies as independent and (iv) the CEO of Fubo. Directors will be elected annually by plurality vote. Hulu will have the right to designate the initial chair of the Fubo Board following the Closing, with the Fubo Board determining the chair thereafter. The Fubo Board in effect immediately prior to the Closing will have the right to determine the initial lead independent director, with the independent directors determining such lead independent director thereafter. A comparison of your rights as a Fubo Shareholder under the Delaware Certificate of Incorporation and the Delaware Bylaws and your rights as a Fubo Shareholder under Fubo’s existing articles of incorporation, as amended, and amended and restated bylaws is discussed in the section of this proxy statement captioned “The Conversion—Description of Capital Stock and Comparison of Shareholder Rights and Corporate Governance Matters”.

Following the completion of the Transactions, Fubo Shareholders will hold shares of Class A Common Stock in Fubo, which will be controlled by Hulu and, ultimately, Disney. The interests of Hulu and Disney may differ from the interests of other Fubo Shareholders.
Upon the completion of the Transactions, Hulu (and Disney, through its indirect ownership of Hulu) will collectively own and control 70% of the voting interest in Fubo through its ownership of the Class B Common Stock issued in the Share Issuance. Hulu will have voting control of the Fubo Board and the right to designate a majority of the members of the Fubo Board following the Closing, including the initial chair of the Fubo Board. In addition, the Delaware Certificate of Incorporation will provide that, until the first date on which Hulu and its affiliates cease to collectively own at least 10% of the outstanding shares of Fubo Common Stock, the prior written consent of Hulu will be required for Fubo to implement any amendment or other modification to the Delaware Certificate of Incorporation or the Delaware Bylaws that would adversely affect the rights (economic or otherwise) of Hulu and its affiliates in a manner that would be disproportionate as compared to the effect on the other Fubo Shareholders. These various mechanisms of control will provide Hulu significant influence over the daily operations and internal functions of Fubo and Newco. Furthermore, Fubo will be a “controlled company” for purposes of NYSE rules and therefore will be exempt from certain corporate governance requirements, and it is expected that a majority of directors on the Fubo Board will not be “independent” within the meaning of NYSE rules, as further described in the section of this proxy statement captioned “—Fubo will be exempt from certain corporate governance requirements since it will be a “controlled company” within the meaning of NYSE rules, and as a result the Fubo Shareholders will not have the protections afforded by these corporate governance requirements.”
As a result, Hulu will have the ability to control Fubo, including the ability to control (i) the designation of a majority of the members to the Fubo Board and, therefore, any matter requiring the general approval of the Fubo Board, (ii) any matter which may require the general approval of Fubo Shareholders, including change of control transactions and other major corporate transactions, and (iii) following Fubo’s conversion to a Delaware corporation, the adoption of amendments to Fubo’s amended and restated certificate of incorporation (referred to herein as the Delaware Certificate of Incorporation) and the amended and restated bylaws (referred to herein as the Delaware Bylaws), as further described in the section of this proxy statement captioned “The Conversion—Description of Capital Stock and Comparison of Shareholder Rights and Corporate Governance Matters”. This concentration of ownership and voting power may also delay, defer, or prevent an acquisition by a third party or other change of control of Fubo, and may make some transactions more difficult or impossible without the support of Hulu, even if such events are in the best interests of the other Fubo Shareholders. This concentration of voting power may have a negative impact on the trading price of shares of Class A Common Stock.
Hulu’s (and Disney’s) interests may not be fully aligned with holders of Class A Common Stock, which could lead to actions that are not in the best interests of holders of Class A Common Stock because shareholders who only hold Fubo Class A Common Stock will control a limited percentage of the voting power required to affect corporate actions of Fubo. In addition, Disney’s ability to effectively control Fubo may discourage a third party from making a significant equity investment in Fubo, or could discourage transactions involving a change in control, including transactions in which holders of shares of Class A Common Stock might otherwise receive a premium for their shares over the then-current market price.
Section 203 of the DGCL (“Section 203”) may affect the ability of an “interested stockholder” of a Delaware corporation to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares, for a period of three years following the time that the stockholder becomes an “interested stockholder.” An “interested stockholder” is defined to include persons (i) owning directly or indirectly 15% or more of the outstanding voting stock of a corporation or (ii) who are affiliates or associates of the corporation and who were the owner of 15% or more of the outstanding voting stock of such corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, subject to certain exceptions. Fubo will elect not to be subject to Section 203 in the Delaware Certificate of Incorporation. Therefore, Disney, Hulu and their respective affiliates and direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of the Class A Common Stock and Class B Common Stock owned by them, and accordingly will not be subject to such restrictions.
The Delaware Certificate of Incorporation will provide that, to the fullest extent permitted by law, Fubo renounces any interest or expectancy in a transaction or matter that may be a corporate opportunity for Fubo, and Hulu, its affiliates and its non-independent director designees will have no duty to present such corporate opportunity to Fubo, and, except as otherwise agreed in writing, they may engage in competing businesses, do business with Fubo’s clients, customers or vendors or employ or otherwise engage Fubo personnel. To the extent that Hulu, its affiliates and its non-independent director designees invest in other businesses, they may have differing interests than Fubo’s other shareholders.
Fubo will be exempt from certain corporate governance requirements since it will be a “controlled company” within the meaning of NYSE rules, and as a result the Fubo Shareholders will not have the protections afforded by these corporate governance requirements.
Following the consummation of the Transactions, Hulu will control more than 70% of Fubo’s voting power. As a result, Fubo will be considered a “controlled company” for the purposes of NYSE listing standards, and therefore will be permitted to, and intends to, elect not to comply with certain corporate governance requirements of NYSE, including the requirements that a majority of the Fubo Board consists of “independent directors,” as defined under the rules of NYSE, that the Fubo Board has a governance and nominating committee composed entirely of independent directors and that the Fubo Board has a compensation committee composed entirely of independent directors. For so long as Fubo remains a “controlled company”, it may, at any time and from time to time, utilize any or all of the applicable governance exemptions available under the NYSE rules to controlled companies. Accordingly, holders of Fubo Class A Common Stock will not have the same protections afforded to shareholders of companies that are subject to all of the rules and corporate governance standards of NYSE, and the ability of Fubo’s independent directors to influence its business policies and affairs may be reduced. Fubo expects to remain a controlled company until Hulu and its affiliates (including Disney) no longer control more than 50% of Fubo’s voting power. Additionally, Fubo will have 12 months from the date it ceases to be a “controlled company” to have a majority of independent directors on the Fubo Board, a fully independent governance and nominating committee and a fully independent compensation committee.
Fubo’s principal asset after the completion of the Transactions will be its interest in Newco, and, accordingly, Fubo will depend on distributions from Newco to pay its taxes and expenses, including payments under the contemplated Tax Receivables Agreement, and to pay dividends. Newco’s ability to make such distributions may be subject to various limitations and restrictions.
Upon the completion of the Transactions, Fubo will be a holding company and will have no material assets other than its ownership of Newco Units. As such, Fubo will have no independent means of generating revenue or cash flow, and its ability to pay its taxes and operating expenses or declare and pay dividends in the future will be dependent upon the financial results and cash flows of Newco and its subsidiaries and distributions Fubo receives from Newco. Newco and its subsidiaries may not generate sufficient cash flow to distribute funds to Fubo and applicable state law and contractual restrictions, including negative covenants in Fubo’s debt instruments, may not permit such distributions. Fubo anticipates that Newco will be treated as a partnership for U.S. federal income tax purposes and, as such, will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to Fubo and Hulu (as the holders of Newco Units). Accordingly, Fubo will incur income taxes on its allocable share of any net taxable income of Newco. Under the terms of the Newco Operating Agreement, Newco will be obligated, subject to various limitations and restrictions, including with respect to any applicable credit agreements, to make tax distributions to Fubo and Hulu (as the holders of Newco Units). In addition to tax expenses, Fubo will also incur expenses related to its operations, including payments under the Tax Receivables Agreement, which Fubo expects could be significant. Fubo intends, as Newco’s managing member, to cause Newco to make (i) pro rata tax distributions to Fubo and Hulu (as the holders of Newco Units) in an amount sufficient to fund all of Fubo’s tax obligations in respect of taxable income allocated to Fubo and to cover Fubo’s other tax obligations, including payments due under the Tax Receivables Agreement, and (ii) distributions to Fubo to pay Fubo’s operating expenses. However, Newco’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which Newco is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering Newco insolvent. If Fubo does not have sufficient funds to pay our tax or other liabilities or to fund our operations, Fubo may have to borrow funds, which could materially adversely affect its liquidity and financial condition and subject Fubo to various restrictions imposed by any such lenders. To the extent that Fubo is unable to make timely payments under the Tax Receivables Agreement for any reason, such payments generally will be deferred and will accrue interest until paid. While tax distributions are intended to be set according to Fubo’s tax liabilities (including the Tax Receivables Agreement), it is possible that these cash distributions may be in amounts that exceed Fubo’s actual tax liabilities with respect to the relevant taxable year, including Fubo’s obligations under the Tax Receivables Agreement. In such case, the Fubo Board will determine the appropriate uses for any such excess cash, which may include, among other uses, the payment of obligations under the Tax Receivables Agreement and the payment of other expenses. Fubo will have no obligation to distribute such cash (or other available cash) to our shareholders. No adjustments to the exchange ratio for Newco Units and shares of Class A Common Stock will be made as a result of any cash distribution by Fubo or any retention of cash by Fubo, and in any event the ratio will remain one-to-one. To the extent Fubo does not distribute such excess cash as dividends on shares of Class A Common Stock, Fubo may take other actions with respect to such excess cash, for example, holding such excess cash, or lending it (or a portion thereof) to Newco, which may result in shares of Class A Common Stock increasing in value relative to the value of Newco Units. Following such loan or a contribution of such excess cash to Newco, Fubo may, but is not required to, make an adjustment to the outstanding number of Newco Units held by Hulu. In the absence of such adjustment, Hulu may benefit from any value attributable to such cash and/or loan balances if it acquires shares of Class A Common Stock in exchange for its Newco Units, notwithstanding that Hulu may have participated previously as a holder of Newco Units in distributions that resulted in such excess cash balances.
The Tax Receivables Agreement with Hulu will require Fubo to make cash payments to Hulu in respect of certain tax benefits to which Fubo may become entitled, and Fubo expects that the payments Fubo will be required to make will be substantial.
Upon the closing of the Transactions, Fubo will enter into a Tax Receivables Agreement with Newco and Hulu. Under the Tax Receivables Agreement, Fubo will be required to make cash payments to Hulu for certain tax benefits realized (or, in connection with an acceleration upon Fubo’s election to terminate the Tax Receivables Agreement, deemed realized) by Fubo. Fubo will be generally obligated to pay Hulu a percentage of the benefit realized by Fubo from Fubo’s use of Historic NOLs in an amount equal to the lesser of (i) 70% and (ii) Hulu’s ownership percentage of Newco as of the beginning of the taxable year in which the Historic NOL is utilized. Fubo will also be generally obligated to pay Hulu 70% of the tax benefit as a result of (i) tax basis adjustments expected to be obtained by Fubo resulting from (a) any future redemptions or exchanges of Newco Units from Hulu, (b) certain distributions (or deemed distributions) by Newco, and (c) payments made under the Tax Receivables Agreement, and (ii) deductions attributable to imputed interest and other payments of interest by Fubo pursuant to the Tax Receivables Agreement. Fubo will depend on cash distributions from Newco to make payments under the Tax Receivables Agreement. Any payments made by Fubo to Hulu under the Tax Receivables Agreement will generally reduce the amount of cash that might have otherwise been available to Fubo. Due to the uncertainty of various factors, Fubo cannot precisely quantify the likely tax benefits Fubo will realize as a result of the redemption or exchange of Newco Units by Hulu, and the resulting amounts Fubo are likely to pay out to Hulu pursuant to the Tax Receivables Agreement; however, Fubo estimates that such payments will be substantial. The payment obligation under the Tax Receivables Agreement will be an obligation of Fubo and not of Newco. Any payments made by Fubo to Hulu under the Tax Receivables Agreement will not be available for reinvestment in Fubo’s or Newco’s business and will generally reduce the amount of overall cash flow that might have otherwise been available to Fubo. To the extent that Fubo is unable to make timely payments under the Tax Receivables Agreement for any reason, such payments will be deferred and will accrue interest until paid by Fubo. Payments under the Tax Receivables Agreement are not conditioned upon Hulu maintaining a continued ownership interest in Newco or Fubo (other than payments with respect to Fubo’s use of Historic NOLs). In addition, decisions Fubo makes in the course of running Fubo’s business, such as with respect to mergers, asset sales or other forms of business combinations, may influence the timing and amount of payments made under the Tax Receivables Agreement. For example, the earlier disposition of assets following a redemption or exchange of Newco Units may accelerate the recognition of associated tax benefits for which Fubo would be required to make payments under the Tax Receivables Agreement and increase the present value of such payments. The ability to generate tax assets covered by the Tax Receivables Agreement, and the actual use of any existing tax assets or resulting tax benefits, as well as the amount and timing of any payments under the Tax Receivables Agreement, will vary depending upon a number of factors, including the timing of redemptions or exchanges of Newco Units by Hulu, the price of Class A Common Stock at the time of the redemption or exchange; the extent to which such redemptions or exchanges are taxable or cause a limitation on Fubo’s ability to utilize net operating losses; the amount and timing of the taxable income allocated to Fubo or otherwise generated by Fubo in the future; the tax rates and laws then applicable and the portion of our payments under the Tax Receivables Agreement constituting imputed interest.
In addition, the Tax Receivables Agreement provides that if Fubo elects an early termination of the Tax Receivables Agreement, then our obligations under the Tax Receivables Agreement to make payments would be accelerated and become immediately due and payable. The amount due and payable with respect to an early termination is based on the present value (at a discount rate agreed between the parties) of projected future tax benefits that are based on certain assumptions, including an assumption that we would have sufficient taxable income to fully use all potential future tax benefits (including the Historic NOLs) that are subject to the Tax Receivables Agreement. As a result of the foregoing, we would be required to make an immediate cash payment that may be made significantly in excess of 70% of and in advance of the actual realization, if any, of such future tax benefits. In this situation, our obligations under the Tax Receivables Agreement could have a substantial negative impact on our liquidity and the value of our Class A Common Stock.
Fubo will not be reimbursed for any payments made to Hulu (or its transferees) under the Tax Receivables Agreement in the event that any tax benefits are disallowed.
Payments under the Tax Receivables Agreement will be based on the tax reporting positions that we determine, which are complex and factual in nature, and the Internal Revenue Service (the “IRS”) or another taxing authority may challenge all or part of the tax basis increases or other tax benefits we claim, as well as other related tax positions we take, and a court could sustain such challenge. If the outcome of any such challenge would reasonably be expected to materially adversely affect a recipient’s rights and obligations under the Tax Receivables Agreement, then our ability to settle such challenges may be restricted by the rights of Hulu (and its transferees) pursuant to the Tax Receivables Agreement, and such restrictions apply for as long as Hulu remains a party to the Tax Receivables Agreement and the Tax Receivables Agreement remains in effect. In addition, we will not be reimbursed for any cash payments previously made to Hulu (or its transferees) under the Tax Receivables Agreement in the event that any tax benefits initially claimed by us and for which payment has been made to Hulu (or its transferee) are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, in certain circumstances, excess cash payments made by us to Hulu (or its transferee) will be netted against future cash payments that we might otherwise be required to make to Hulu (or its transferee) under the terms of the Tax Receivables Agreement. However, we might not determine that we have effectively made an excess cash payment to Hulu (or its transferee) for a number of years following the initial time of such payment and, if any of our tax reporting positions are challenged by a taxing authority, we will not be permitted to reduce any future cash payments under the Tax Receivables Agreement until any such challenge is finally settled or determined. Moreover, the excess cash payments we made previously under the Tax Receivables Agreement could be greater than the amount of future cash payments against which we would otherwise be permitted to net such excess. As a result, payments could be made under the Tax Receivables Agreement significantly in excess of 70% of the actual cash tax savings that we realize in respect of Historic NOLs and the tax attributes with respect to Hulu (or its transferee) that are the subject of the Tax Receivables Agreement.
Following the completion of the Transactions, Hulu and its affiliates will be prohibited from transferring the shares of Class B Common Stock (or, as thereafter exchanged, Class A Common Stock) that it receives in connection with the Transactions for a period of 24 months from the Closing Date, subject to certain exceptions. Following such period, Hulu and its affiliates will be permitted to transfer its shares of Class B Common Stock (or, as thereafter exchanged, Class A Common Stock), which could have a negative impact on Fubo’s stock price.
For 24 months following the completion of the Transactions, Hulu and its affiliates will be prohibited from transferring the shares of Class B Common Stock (or, as thereafter exchanged, Class A Common Stock) that it receives in connection with the Transactions other than to its affiliates. Following such 24-month lock-up period, Hulu and its affiliates will be permitted, subject to certain exceptions as described in the section of this proxy statement captioned “Certain Agreements Related to the Share Issuance—Stockholders Agreement”, to transfer shares of Class B Common Stock (or, as thereafter exchanged, Class A Common Stock). Any such transfer could significantly increase the number of shares of Class A Common Stock available in the market, which could cause a decrease in the price of Class A Common Stock. In addition, even if Hulu does not transfer a large number of its shares into the market, the existence of its right to transfer a large number of shares into the market may depress the price of shares of Class A Common Stock.
The market price for shares of Class A Common Stock following the completion of the Transactions may be affected by factors different from, or in addition to, those that have historically affected or currently affect the market price for shares of Fubo Common Stock.
Upon completion of the Transactions, existing Fubo Shareholders will become holders of Class A Common Stock. As a result of the Transactions, the business, financial condition and results of operations of Fubo will be affected by factors that are different from those currently affecting Fubo’s business, financial condition or results of operations. Accordingly, the market price and performance of Class A Common Stock is likely to be different from the market price and performance of Fubo Common Stock in the absence of the Transactions. Factors that caused a fluctuation in the market price of Fubo Common Stock may not cause the same or similar fluctuations in the market price for shares of Class A Common Stock following completion of the Transactions and the combination of Fubo’s business with the Hulu Live Business. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, the Class A Common Stock, regardless of Fubo’s and Newco’s actual operating performance. For a discussion of Fubo’s business and related risk factors, see Fubo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 3, 2025, and Fubo’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, as filed with the SEC on May 5, 2025, each of which is incorporated by reference into this proxy statement. For further information, see the section of this proxy statement captioned “Where You Can Find More Information.” For a discussion of risk factors related to the Hulu Live Business, see the section of this proxy statement captioned “—Risks Relating to the Hulu Live Business.”
If Fubo identifies material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, investors could lose confidence in the accuracy and completeness of our financial reports.
As a public company, Fubo is required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act of 2002 requires that Fubo evaluate and determine the effectiveness of its internal control over financial reporting. This assessment includes disclosure of any material weaknesses identified by management in Fubo’s internal control over financial reporting. Fubo’s independent registered public accounting firm is required to attest to the effectiveness of Fubo internal control over financial reporting.
While Fubo has historically furnished this report, the Hulu Live Business has historically existed and functioned as part of the consolidated business of Hulu and Disney and, as a standalone entity, has not been subject to the information and reporting requirements of the Sarbanes-Oxley Act. Therefore, to bring Fubo into compliance with Section 404 of the Sarbanes-Oxley Act following the consummation of the Transactions, Fubo will be engaged in a process to document and evaluate internal controls for Newco and the combined business, which will be both costly and challenging. Fubo and Newco will need to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to establish and document internal controls for the combined business, validate through testing that controls are functioning as documented and integrate the Hulu Live Business into the continuous reporting and improvement process for internal control over financial reporting already established at Fubo. The completion of the Transactions and the subsequent integration of Newco and the Hulu Live Business into Fubo’s accounting and operations may make it more difficult for Fubo to comply with Section 404 of the Sarbanes-Oxley Act.
If during the evaluation and testing process Fubo identifies one or more material weaknesses in its internal control over financial reporting, Fubo management will be unable to assert that Fubo’s internal control over financial reporting is effective. Even if management concludes that Fubo’s internal control over financial reporting is effective, Fubo’s independent registered public accounting firm may conclude that there are material weaknesses with respect to Fubo’s internal controls or the level at which internal controls are documented, designed, implemented, or reviewed. If Fubo is unable to assert that its internal control over financial reporting is effective, or if its independent registered public accounting firm expresses an adverse opinion with respect to effectiveness of internal control over financial reporting, investors may lose confidence in the accuracy and completeness of Fubo’s financial reports, the market price of the Class A Common Stock could be adversely affected and Fubo could become subject to litigation or investigations by the NYSE, the SEC or other regulatory authorities, which could require additional financial and management resources.
Fubo cannot predict the impact its capital structure and the concentrated control by Hulu may have on its stock price or its business.
Fubo cannot predict whether its dual share class capital structure, combined with the concentrated control of Fubo by Hulu, will result in a lower trading price or greater fluctuations in the trading price of the Class A Common Stock following the closing of the Transactions, as compared to Fubo Common Stock, or have other adverse consequences or additional costs. In addition, some stock indices have in the past excluded companies with multiple share classes from their membership and may decide to do so again in the future.

The Delaware Certificate of Incorporation will provide to the fullest extent permitted by law that the Court of Chancery of the State of Delaware will be the exclusive forum for certain legal actions between Fubo and Fubo Shareholders, and federal district courts will be the sole and exclusive forum for Securities Act claims, which could increase costs to bring a claim, discourage claims or limit the ability of Fubo Shareholders to bring a claim in a judicial forum viewed by the shareholders as more favorable for disputes with Fubo or Fubo’s directors, officers or other employees.
The Delaware Certificate of Incorporation will provide, to the fullest extent permitted by law, that unless Fubo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for any (i) derivative action, suit or proceeding brought on behalf of Fubo, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of Fubo to Fubo or the Fubo Shareholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL, the Delaware Certificate of Incorporation or the Delaware Bylaws or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine of the State of Delaware. In addition, the Delaware Certificate will provide that unless Fubo consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action under the Securities Act, including all causes of action asserted against any defendant to such complaint. The choice of forum provision may increase costs to bring a claim, discourage claims or limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Fubo or Fubo’s directors, officers or other employees, which may discourage such lawsuits against Fubo or Fubo’s directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Delaware Certificate of Incorporation to be inapplicable or unenforceable in an action, Fubo may incur additional costs associated with resolving such action in other jurisdictions.

THE SPECIAL MEETING
Date, Time and Place
The Special Meeting will be held on September 30, 2025, at 10:00 a.m., Eastern Time, via live webcast. In order to allow greater attendance and participation, and to maintain a safe and healthy environment for our directors, management and shareholders, the Special Meeting will be a virtual meeting held solely by means of remote communication. We believe the virtual meeting technology provides expanded shareholder access while providing shareholders the same rights and opportunities to participate as they would have at an in-person meeting. You will be able to attend the Special Meeting online and submit your questions by visiting www.virtualshareholdermeeting.com/FUBO2025SM.
Purpose of the Special Meeting
The items of business scheduled to be voted on at the Special Meeting are the Business Combination Agreement Proposal, the Exchange of Assets Proposal, the Conversion Proposal, the Share Issuance Proposal, the Adjournment Proposal and the Transaction Compensation Proposal. No other business will be presented at the Special Meeting.
Fubo Shareholders must approve the Business Combination Agreement Proposal, the Exchange of Assets Proposal, the Conversion Proposal and the Share Issuance Proposal in order for the Transactions to be consummated. Approval of the Adjournment Proposal and the Transaction Compensation Proposal are not conditions to the consummation of the Transactions.
Attending the Special Meeting
To participate in and vote at the Special Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The meeting webcast will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures. If your shares are held in street name and you did not receive a 16-digit control number, you may gain access to and vote at the Special Meeting by logging in to your bank, broker or other nominee’s website and selecting the shareholder communications mailbox to access the meeting. The control number will automatically populate. Instructions should also be provided on the voting instruction card provided by your bank, broker or other nominee. If you lose your 16-digit control number, you may join the Special Meeting as a “Guest,” but you will not be able to vote, ask questions, or access the list of shareholders as of the Record Date.
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.
Record Date; Shares Entitled to Vote; Quorum
The Record Date for the Special Meeting is August 6, 2025. You are entitled to vote at the Special Meeting only if you were a shareholder of record of Fubo Common Stock at the close of business on the Record Date, or if you hold a valid proxy for the Special Meeting. Each outstanding share of Fubo Common Stock is entitled to one vote for all matters before the Special Meeting. At the close of business on the Record Date, there were 342,434,804 shares of Fubo Common Stock issued and outstanding and entitled to vote at the Special Meeting.
A complete list of these shareholders will be available for examination by any shareholder (i) for a period of ten days prior to the Special Meeting for any purpose germane to the meeting by sending an email to 2025specialmeeting@fubo.tv, stating the purpose of the request and providing proof of ownership of Common Stock, and (ii) during the Special Meeting, via the Internet at www.virtualshareholdermeeting.com/FUBO2025SM.
A quorum must be present at the Special Meeting for any business to be conducted. The presence at the Special Meeting, via live webcast or by proxy, of a majority in voting power of the stock issued and outstanding and entitled to vote at the meeting as of the close of business on the Record Date will constitute a quorum.
Votes Required; Abstentions and Broker Non-Votes
Votes Required
The affirmative vote of the holders of a majority of the outstanding shares of Common Stock as of the close of business on the Record Date is required to approve the Business Combination Agreement Proposal, the Exchange of Assets Proposal, the Conversion Proposal and the Share Issuance Proposal. Assuming a quorum is present at the

Special Meeting, the Adjournment Proposal and the Transaction Compensation Proposal will be approved if the number of votes cast in favor of the Adjournment Proposal or the Transaction Compensation Proposal, as applicable, exceed the number of votes cast against the Adjournment Proposal or the Transaction Compensation Proposal, as applicable (excluding abstentions and broker non-votes).
Abstentions
An “abstention” represents a shareholder’s affirmative choice to decline to vote on a proposal. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Abstentions (but not broker non-votes) will be counted in connection with the determination of whether a valid quorum is established. An abstention will have the same effect as a vote “AGAINST” the approval of the Business Combination Agreement Proposal, the Exchange of Assets Proposal, the Conversion Proposal and the Share Issuance Proposal. An abstention will have no effect on the Adjournment Proposal or the Transaction Consideration Proposal.
Broker Non-Votes
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters. However, each proposal to be voted on at the Special Meeting is a non-routine matter and, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on any matters to be voted on at the Special Meeting.
Shares Held by Fubo’s Executive Officers and Directors
As of July 22, 2025, Fubo’s executive officers and directors beneficially owned, in the aggregate, 18,713,027 shares of Fubo Common Stock, collectively representing approximately 5.5% of the voting power of the shares of Fubo Common Stock outstanding as of July 22, 2025.
Fubo expects that our executive officers and directors will vote all of their shares of Fubo Common Stock “FOR” the approval of the Business Combination Agreement Proposal, the Exchange of Assets Proposal, the Conversion Proposal, the Share Issuance Proposal, the Adjournment Proposal and the Transaction Consideration Proposal.
Voting; Proxies
You are entitled to vote at the Special Meeting only if you were a shareholder of record of Fubo Common Stock at the close of business on the Record Date, or if you hold a valid proxy for the Special Meeting.
If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the Special Meeting.
Shareholders of Record:
We recommend that shareholders vote by proxy even if they plan to participate in the online Special Meeting and vote electronically. If you are a shareholder of record of Fubo Common Stock (that is, your shares of Fubo Common Stock are registered in your name with Fubo’s transfer agent, Equiniti Trust Company, LLC), there are three ways to vote by proxy:
•	by Internet - You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card;
•	by Telephone - You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; or
•
by Mail - You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail. Internet and telephone voting facilities for shareholders of record of Fubo Common Stock will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on September 29, 2025. Shareholders of record of Fubo Common Stock may vote during the Special Meeting by visiting www.virtualshareholdermeeting.com/FUBO2025SM and entering the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The meeting webcast will begin promptly at 10:00 a.m., Eastern Time on September 30, 2025.

Beneficial Owners:
If your shares are held in street name through a bank, broker or other nominee, you will receive instructions on how to vote from the bank, broker or other nominee. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to shareholders owning shares through certain banks and brokers. If your shares are held in street name and you would like to vote at the Special Meeting, you may visit www.virtualshareholdermeeting.com/FUBO2025SM and enter the 16-digit control number included in the voting instruction card provided to you by your bank, broker or other nominee. If you hold your shares in street name and you did not receive a 16-digit control number, you may need to log in to your bank, broker or other nominee’s website and select the shareholder communications mailbox to access the meeting and vote. Instructions should also be provided on the voting instruction card provided by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions. As a result, if you do not provide your bank, broker or other nominee with any voting instructions, your shares will not be counted for purposes of a quorum and will not be voted at the Special Meeting, which will have the same effect as a vote “AGAINST” the approval of the each of the Business Combination Agreement, the Exchange of Assets, the Plan of Conversion and the Share Issuance. If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
Revocability of Proxies
If you are a registered shareholder, you may revoke your proxy or change your vote:
•	by submitting a duly executed proxy bearing a later date;
•	by granting a subsequent proxy through the Internet or telephone;
•	by giving written notice of revocation to the Corporate Secretary of Fubo prior to the Special Meeting; or
•	by attending and voting during the Special Meeting live webcast.
Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Special Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Corporate Secretary before your proxy is voted or you vote at the Special Meeting. If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank, broker or other nominee, or you may vote at the Special Meeting by following the procedures described above.
Adjournments and Postponements
If a quorum is not present at the scheduled time of the Special Meeting, then either the person presiding over the meeting or the holders of a majority in voting power of the shares of Fubo Common Stock represented, and who would be entitled to vote at a meeting if a quorum were present, may adjourn the Special Meeting. In addition, the Special Meeting could be postponed before it commences, subject to the terms of the Business Combination Agreement. If the Special Meeting is adjourned or postponed, Fubo Shareholders who have already submitted their proxies will be able to revoke them at any time before they are voted at the Special Meeting.
Fubo Board Recommendation
The Fubo Board has unanimously (i) determined that it was in the best interests of Fubo and the Fubo Shareholders, and declared it advisable, to enter into the Business Combination Agreement, (ii) approved and adopted the execution, delivery and performance by Fubo of the Business Combination Agreement and the consummation of the Transactions, and (iii) resolved to recommend approval of the Business Combination Agreement (including the Fubo Contribution), the Share Issuance, and the Conversion (including the Plan of Conversion and the Certificate of Incorporation of Fubo), in each case, by the Fubo Shareholders entitled to vote thereon.
Further, the Fubo Board has unanimously (i) approved and adopted the Conversion Documents and (ii) resolved to recommend approval of the Conversion Documents by the Fubo Shareholders entitled to vote thereon.
The Fubo Board unanimously recommends that you vote “FOR” the approval of each of the Business Combination Agreement Proposal, the Exchange of Assets Proposal, the Conversion Proposal, the Share Issuance Proposal, the Adjournment Proposal and the Transaction Compensation Proposal. For further information on the Fubo Board’s recommendation and reasons for the Transactions, see the section of this proxy statement captioned “The Transactions—Recommendation of the Fubo Board and Reasons for the Transactions.”

Solicitation of Proxies
The accompanying proxy is solicited by and on behalf of the Fubo Board, whose Notice of Special Meeting is attached to this Proxy Statement, and the entire cost of our solicitation will be borne by Fubo. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by the brokers, nominees, custodians and other fiduciaries. We will reimburse these persons for their reasonable expenses in connection with these activities.
Fubo has retained Georgeson LLC (“Georgeson”), a professional proxy solicitation firm, to assist in the solicitation of proxies and provide related advice and informational support during the solicitation process, for a fee of approximately $19,500, plus additional variable fees for additional services as requested by Fubo. Fubo will indemnify Georgeson against losses arising out of, and reimburse certain expenses incurred during, its provision of these services on Fubo’s behalf.
Anticipated Date of Completion of the Transactions
Fubo, Disney and Hulu are working to complete the Transactions as soon as possible. As described in the section of this proxy statement captioned “The Business Combination Agreement—Conditions to the Closing of the Transactions,” certain closing conditions must be satisfied or waived before Fubo, Disney and Hulu can complete the Transactions. Assuming timely satisfaction or waiver of the closing conditions, the Transactions are currently expected to close in the fourth quarter of calendar year 2025 or the first quarter of calendar year 2026.
Appraisal Rights
No appraisal rights will be available to Fubo shareholders in connection with the Transactions. For further information on appraisal rights in the context of the Transactions, see the sections of this proxy statement captioned “The Transactions—No Appraisal Rights” and “The Conversion—No Appraisal Rights.”
Other Matters
Except as otherwise required by law, only the matters set forth in the Notice of Special Meeting may be brought before the Special Meeting.
Householding of Special Meeting Materials
The SEC’s rules permit Fubo to deliver a single set of proxy materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. Fubo agrees to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, now or in the future, contact Broadridge Financial Solutions, Inc. (“Broadridge”) at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a shareholder sharing an address with another shareholder and wish to receive only one set of proxy materials for your household, please contact Broadridge at the above phone number or address.
Questions and Additional Information
If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
Georgeson LLC
51 West 52nd Street, 6th floor
New York, NY 10019
Within the United States: (855) 733-6797
Outside of the United States: (304) 278-0561

MARKET PRICES
Fubo Common Stock has been traded on the NYSE under the symbol “FUBO” since October 8, 2020. The table below sets forth, for the periods indicated, the range of high and low closing prices per share of Fubo Common Stock as reported by the NYSE.

	High	Low
2025
3rd Quarter (through August 6, 2025)	$4.16	$3.31
2nd Quarter	$3.86	$2.42
1st Quarter	$5.46	$1.41

	High	Low
2024
4th Quarter	$1.81	$1.25
3rd Quarter	$2.07	$1.16
2nd Quarter	$1.61	$1.12
1st Quarter	$3.17	$1.50

	High	Low
2023
4th Quarter	$3.56	$2.25
3rd Quarter	$3.37	$2.01
2nd Quarter	$2.21	$1.04

At the close of business on the Record Date, there were 342,434,804 shares of Fubo Common Stock issued and outstanding, held by approximately 259 shareholders of record, and entitled to vote at the Special Meeting.
On January 3, 2025, the last trading day prior to the public announcement of the execution of the Business Combination Agreement, the closing price of Fubo Common Stock on the NYSE was $1.44 per share. On August 6, 2025, the latest practicable trading day before the printing of this proxy statement, the closing price of Fubo Common Stock on the NYSE was $3.74 per share. You are encouraged to obtain current market quotations for Fubo Common Stock.
Fubo Common Stock is currently registered under the Exchange Act. If the Transactions are consummated, each issued and outstanding share of Fubo Common Stock will be automatically converted into one share of Class A Common Stock. The outstanding shares of Class A Common Stock will continue to trade on the NYSE under the same ticker symbol that shares of Fubo Common Stock currently trade under, “FUBO”.

THE PROPOSALS
Proposal No. 1: The Business Combination Agreement Proposal
Overview
Fubo is seeking approval of the Business Combination Agreement Proposal at the Special Meeting. Fubo Shareholders are encouraged to carefully read this proxy statement in its entirety, including the annexes attached to this proxy statement, for detailed information regarding the Business Combination Agreement. In particular, Fubo directs each Fubo Shareholder to the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement, and the sections of this proxy statement captioned “The Transactions,” “The Business Combination Agreement,” and “Certain Agreements Related to the Transactions.”
Vote Required for Approval
The affirmative vote of the holders of a majority of the outstanding shares of Fubo Common Stock as of the close of business on the Record Date is required to approve the Business Combination Agreement Proposal.
Accordingly, a Fubo Shareholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention or broker non-vote with regard to the Business Combination Agreement Proposal, will have the same effect as a vote “AGAINST” the approval of the Business Combination Agreement Proposal.
Recommendation of the Fubo Board
The Fubo Board unanimously recommends that you vote “FOR” the approval of the Business Combination Agreement Proposal.
Consequences if the Business Combination Agreement Proposal is Not Approved
If the Business Combination Agreement Proposal is not approved by the Fubo Shareholders, the Transactions will not be completed. For more information on the effects of the failure of the Transactions to be completed, see the section of this proxy statement captioned “The Transactions—Effect on Fubo If the Transactions are Not Completed.”
Proposal No. 2: The Exchange of Assets Proposal
Overview
Fubo is seeking approval of the Exchange of Assets Proposal at the Special Meeting. Under Section 607.1202 of the FBCA, a Florida corporation may only sell, lease, exchange or otherwise dispose of all, or substantially all, of its property, otherwise than in the usual and regular course of business, if the shareholders of such corporation approve the proposed transaction. Under Section 607.1201(3) of the FBCA, sales, leases, exchanges or other dispositions to wholly-owned subsidiaries do not require such shareholder approval.
Since Fubo will be disposing of substantially all of its property in the Fubo Contribution, Fubo is seeking approval of the Exchange of Assets Proposal, for purposes of certainty under the FBCA, in addition to seeking approval of the Business Combination Agreement Proposal.
Fubo Shareholders are encouraged to carefully read this proxy statement in its entirety, including the annexes attached to this proxy statement, for detailed information regarding the Exchange of Assets Proposal. In particular, Fubo directs each Fubo Shareholder to the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement, and the sections of this proxy statement captioned “The Transactions,” “The Business Combination Agreement,” and “Certain Agreements Related to the Transactions.”
Vote Required for Approval
The affirmative vote of the holders of a majority of the outstanding shares of Fubo Common Stock as of the close of business on the Record Date is required to approve the Exchange of Assets Proposal.
Accordingly, a Fubo Shareholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention or broker non-vote with regard to the Exchange of Assets Proposal, will have the same effect as a vote “AGAINST” the approval of the Exchange of Assets Proposal.

Recommendation of the Fubo Board
The Fubo Board unanimously recommends that you vote “FOR” the approval of the Exchange of Assets Proposal.
Consequences if the Exchange of Assets Proposal is Not Approved
If the Exchange of Assets Proposal is not approved by the Fubo Shareholders, the Transactions will not be completed. For more information on the effects of the failure of the Transactions to be completed, see the section of this proxy statement captioned “The Transactions—Effect on Fubo If the Transactions are Not Completed.”
Proposal No. 3: The Conversion Proposal
Overview
Fubo is seeking approval of the Conversion Proposal at the Special Meeting. Under the FBCA and DGCL, a Florida corporation may convert to a Delaware corporation upon the adoption of a plan of conversion by the board of directors of the corporation and approval of the plan of conversion by the corporation’s shareholders.
Fubo Shareholders are encouraged to carefully read this proxy statement in its entirety, including the annexes attached to this proxy statement, for detailed information regarding the Conversion Proposal. In particular, Fubo directs each Fubo Shareholder to the Conversion Documents attached to this proxy statement as Annex B through Annex F, each of which relate to the Conversion and the Conversion Proposal, and the section of this proxy statement captioned “The Conversion.”
Vote Required for Approval
The affirmative vote of the holders of a majority of the outstanding shares of Fubo Common Stock as of the close of business on the Record Date is required to approve the Conversion Proposal.
Accordingly, a Fubo Shareholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention or broker non-vote with regard to the Conversion Proposal, will have the same effect as a vote “AGAINST” the approval of the Conversion Proposal.
Recommendation of the Fubo Board
The Fubo Board unanimously recommends that you vote “FOR” the approval of the Conversion Proposal.
Consequences if the Conversion Proposal is Not Approved
If the Conversion Proposal is not approved by the Fubo Shareholders, the Transactions will not be completed. For more information on the effects of the failure of the Transactions to be completed, see the section of this proxy statement captioned “The Transactions—Effect on Fubo If the Transactions are Not Completed.”
Proposal No. 4: The Share Issuance Proposal
Overview
Fubo is seeking approval of the Share Issuance Proposal at the Special Meeting, as required by Section 312.03 of the NYSE Listed Company Manual.
Fubo Shareholders are encouraged to carefully read this proxy statement in its entirety, including the annexes attached to this proxy statement, for detailed information regarding the Share Issuance Proposal. In particular, Fubo directs each Fubo Shareholder to the sections of this proxy statement captioned “The Share Issuance” and “Certain Agreements Related to the Share Issuance.”
Vote Required for Approval
The affirmative vote of the holders of a majority of the outstanding shares of Fubo Common Stock as of the close of business on the Record Date is required to approve the Share Issuance Proposal.
Accordingly, a Fubo Shareholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention or broker non-vote with regard to the Share Issuance Proposal, will have the same effect as a vote “AGAINST” the approval of the Share Issuance Proposal.

Recommendation of the Fubo Board
The Fubo Board unanimously recommends that you vote “FOR” the approval of the Share Issuance Proposal.
Consequences if the Share Issuance Proposal is Not Approved
If the Share Issuance Proposal is not approved by the Fubo Shareholders, the Transactions will not be completed. For more information on the effects of the failure of the Transactions to be completed, see the section of this proxy statement captioned “The Transactions—Effect on Fubo If the Transactions are Not Completed.”
Proposal No. 5: The Adjournment Proposal
Overview
The Adjournment Proposal, if adopted, will allow the Fubo Board to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt any of the Business Combination Proposal, the Exchange of Assets Proposal, the Conversion Proposal or the Share Issuance Proposal at the time of the Special Meeting.
Vote Required for Approval
The Adjournment Proposal shall be approved if the number of votes cast in favor of the Adjournment Proposal exceeds the number of votes cast against the Adjournment Proposal (excluding abstentions and broker non-votes), assuming a quorum is present at the Special Meeting. Accordingly, a Fubo Shareholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention or broker non-vote with regard to the Adjournment Proposal, will have no effect on the Adjournment Proposal.
Recommendation of the Fubo Board
The Fubo Board unanimously recommends that you vote “FOR” the approval of the Adjournment Proposal.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by the Fubo Shareholders, the Fubo Board may not be able to adjourn the special meeting to a later date in the event there are insufficient votes to adopt any of the Business Combination Proposal, the Exchange of Assets Proposal, the Conversion Proposal or the Share Issuance Proposal at the time of the Special Meeting.
Proposal No. 6: The Transaction Compensation Proposal
Overview
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Fubo is seeking a non-binding advisory shareholder approval of certain compensation arrangements for Fubo’s named executive officers that are based on or otherwise relate to the Transactions as disclosed pursuant to Item 402(t) of Regulation S-K in the table and the footnotes to that table contained in the section of this proxy statement captioned “The Transactions—Interests of Executive Officers and Directors of Fubo in the Transactions—Quantification of Potential Payments and Benefits to Fubo’s Named Executive Officers in Connection with the Transactions.” Fubo is therefore asking the Fubo Shareholders to adopt the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to Fubo’s named executive officers in connection with the Transactions, as disclosed pursuant to Item 402(t) of Regulation S-K in the table and the footnotes to that table contained in the section of the proxy statement captioned “The Transactions—Interests of Executive Officers and Directors of Fubo in the Transactions—Quantification of Potential Payments and Benefits to Fubo’s Named Executive Officers in Connection with the Transactions,” is hereby APPROVED.”
Vote Required for Approval
The Transaction Compensation Proposal shall be approved if the number of votes cast in favor of the Transaction Compensation Proposal exceeds the number of votes cast against the Transaction Compensation Proposal (excluding abstentions and broker non-votes), assuming a quorum is present at the Special Meeting. Accordingly, a Fubo Shareholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention or broker non-vote with regard to the Transaction Compensation Proposal, will have no effect on the Transaction Compensation Proposal.

Recommendation of the Fubo Board
The Fubo Board unanimously recommends that you vote “FOR” the approval of the Transaction Compensation Proposal.
Consequences if the Transaction Compensation Proposal is Not Approved
Because the vote is advisory in nature only, it will not be binding on Fubo. Accordingly, to the extent Fubo is contractually obligated to pay the compensation, the compensation will be payable to the named executive officers, subject only to the conditions applicable thereto, if the Transactions are completed, regardless of the outcome of the advisory vote.

THE TRANSACTIONS
Pre-Closing Reorganizations
Prior to the Closing, each of Fubo and Hulu will complete a reorganization pursuant to which, the parties will, among other things, take the following steps, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement:
•
Hulu will (i) form HL, (ii) contribute the Hulu Live Business Assets to HL, (iii) cause HL to assume the Hulu Live Business Liabilities, (iv) form Newco, and (v) effect and complete an update to the terms and conditions of the HL Subscriber Contracts pursuant to the requirements set forth in the Business Combination Agreement (collectively, the “Hulu Reorganization”);

•	Fubo will (i) form Fubo OpCo, and (ii) contribute Fubo’s business to Fubo OpCo prior to the Closing (collectively, the “Fubo Reorganization”); and
•	immediately prior to the Closing, Fubo will effect the Conversion. For more information regarding the Conversion, see the section of this proxy statement captioned “The Conversion.”
Closing of the Transactions
Subject to the terms and conditions of the Business Combination Agreement, the Closing will take place on the day that is three business days after the day on which all of the conditions to the Closing have been satisfied (or, to the extent permissible, waived), other than closing conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction (or to the extent permissible, waiver) of those closing conditions at the Closing.
For more information regarding the conditions to the Closing, see the section of this proxy statement captioned “The Business Combination Agreement—Conditions to the Closing of the Transactions.”
Transactions Effected at the Closing
At the Closing, on the terms and subject to the conditions set forth in the Business Combination Agreement, the parties will, among other things, take the following steps:
•
Hulu will contribute the Hulu Live Business and the Hulu Live Business Assets to Newco, by transferring all of its right, title and interest in, to and under 100% of the equity interests of HL to Newco (referred to herein as the HL Contribution);

•
immediately following the HL Contribution, (i) Fubo will make the Fubo Contribution, such that, after giving effect to such contribution, (a) Hulu will hold a number of Newco Units representing, in the aggregate, a 70% economic interest in Newco and (b) Fubo will hold a number of Newco Units representing, in the aggregate, a 30% economic interest in Newco (such units, the “Fubo-Owned Newco Units” and such percentage of the economic interest in Newco, the “Fubo-Owned Newco Unit Percentage”), and (ii) Hulu and Fubo, as the members of Newco, will adopt, and Newco will thereafter be governed by, the Newco Operating Agreement, which will provide, among other things, that Fubo will be the sole managing member of Newco; and

•
Fubo will complete the Share Issuance. For more information regarding the Share Issuance, see the sections of this proxy statement captioned “The Share Issuance” and “Certain Agreements Related to the Share Issuance.”

Fubo, Disney and certain of their respective affiliates will also enter into certain commercial agreements effective as of the Closing, as described in further detail in the section of this proxy statement captioned “Certain Agreements Related to the Transactions.”
Certain Effects of the Transactions on Fubo and the Fubo Shareholders
As a result of the Transactions, Fubo will (i) become a Delaware corporation, (ii) continue to be a publicly traded company and (iii) have two outstanding classes of common stock, the Class A Common Stock, which will be listed on the NYSE under the ticker “FUBO”, and the Class B Common Stock, which will not be publicly listed. Fubo’s sole asset following the Closing will be the Fubo-Owned Newco Units.

Each Fubo Shareholder will receive one share of Class A Common Stock for each share of Fubo Common Stock that such Fubo Shareholder holds as of the effective time of the Conversion. The Share Issuance will result in significant dilution to the Fubo Shareholders. Following the Share Issuance, the Fubo Shareholders, collectively, will hold 30% of the voting power of the outstanding shares of capital stock of Fubo and Hulu will hold the remaining 70% of the voting power through its ownership of the shares of Class B Common Stock issued in the Share Issuance (calculated on a fully-diluted basis).
Following the Closing, Fubo will be a “controlled company” for purposes of NYSE listing rules and will elect to be exempt from certain corporate governance requirements available to “controlled companies.”
For further information on the governance of Fubo and Newco following the Closing, see the sections of this proxy statement captioned “The Conversion,” “The Share Issuance,” and “Certain Agreements Related to the Share Issuance.”
In connection with the Transactions, certain members of Fubo’s management will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of Fubo Shareholders generally, as described in more detail under “—Interests of Executive Officers and Directors of Fubo in the Transactions.”
Effects of the Transactions on Fubo’s Indebtedness
As of March 31, 2025, Fubo had $330.3 million of outstanding indebtedness on a consolidated basis which included $144.8 million of 3.25% senior convertible notes due 2026 (the “2026 Convertible Notes”), $177.5 million of convertible senior secured notes due 2029 (the “2029 Convertible Notes”), and other notes outstanding with an aggregate principal of approximately $8.1 million. Additionally, the terms of the indenture governing the 2029 Convertible Notes allow for interest payments on the 2029 Convertible Notes to be paid in kind, and as a result, if Fubo chooses to pay interest on the 2029 Convertible Notes in kind subsequent to March 31, 2025 and prior to the consummation of the Transactions, the aggregate principal amount of 2029 Convertible Notes outstanding will increase.
If the Transactions are consummated, the Transactions will constitute a fundamental change under the indenture governing the 2026 Convertible Notes (the “2026 Convertible Notes Indenture”) and the indenture governing the 2029 Convertible Notes (the “2029 Convertible Notes Indenture”), and the holders of the 2026 Convertible Notes and the 2029 Convertible Notes will have the right, at their respective option, to require Fubo to repurchase all or a portion of the outstanding 2026 Convertible Notes and 2029 Convertible Notes held by such holder, in each case, at a repurchase price equal to 100% of the principal amount of such notes to be repurchased, plus accrued and unpaid interest, if any.
In addition, if the Transactions are consummated prior to November 15, 2025, in the case of the 2026 Convertible Notes, and November 15, 2028, in the case of the 2029 Convertible Notes, the Transactions will constitute a make-whole fundamental change under the 2026 Convertible Notes Indenture and the 2029 Convertible Notes Indenture, respectively, and, in each case, Fubo may be required to increase the conversion rate by a pre-defined amount for any holder who elects to convert their 2026 Convertible Notes and/or 2029 Convertible Notes in connection with the Transactions in lieu of requiring Fubo to repurchase all or a portion of such notes.
Effects on Fubo if the Transactions are Not Completed
If the Transactions are not completed for any reason, including as a result of the failure to obtain the Requisite Stockholder Approval, Fubo will not undergo the transactions described in the section of this proxy statement captioned “The Transactions—Pre-Closing Reorganizations” and “The Transactions—Transactions Effected at the Closing,” will not receive the Fubo-Owned Newco Units and will not enter into the commercial agreements with Disney, Hulu and certain of their respective affiliates as described in the section of this proxy statement captioned “Certain Agreements Related to the Transactions,” other than the commercial agreements contemplated by the DMVPD Term Sheet that granted Fubo the right to offer a new Sports & Broadcast service featuring Disney’s sports and broadcast networks, including ABC, ESPN, ESPN2, ESPNU, SECN, ACCN, ESPNEWS, as well as ESPN+, which were entered into on April 26, 2025. Additionally, shares of Fubo Common Stock will not convert into shares of Class A Common Stock. Instead, Fubo will remain an independent public company. In addition, if the Transactions are not completed, Fubo expects that: (a) each member of the Fubo Board will continue as a director of Fubo, (b) our management will continue to operate the business as it is currently being operated, and (c) Fubo Shareholders will continue to be subject to the same risks and opportunities to which they are currently subject (other than risks and opportunities related to the Transactions), including risks related to the highly competitive industry in which Fubo operates and adverse economic conditions. Furthermore, if the Transactions are not completed, and depending on the circumstances that cause the Transactions not to be completed, Fubo’s business, prospects or results of operation may be adversely impacted and the price of Fubo Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of Fubo Common Stock would return to the price at which Fubo Common Stock trades as of the date of this proxy statement. Accordingly, there can be no assurance as to the effect of the Transactions not being completed on the future value of your shares of Fubo Common Stock. If the Transactions are not completed, the Fubo Board will continue to evaluate and review, among other things, Fubo’s business, operations, strategic direction and capitalization and will make whatever changes it deems appropriate. In addition, in specified circumstances in which the Business Combination Agreement is terminated, Fubo has agreed to pay Hulu a termination fee of $50,000,000 as more fully described in the sections of this proxy statement captioned “The Business Combination Agreement—Termination of the Business Combination Agreement” and “The Business Combination Agreement—Fubo Termination Fee.”
For more information regarding the risks relating to the Transactions and the risks relating to Fubo’s business, see the section of this proxy statement captioned “Risk Factors—Risks Relating to the Transactions” and “Risk Factors—Risks Relating to Fubo’s Business.”
Effects on the Settlement if the Transactions are Not Completed
On January 6, 2025, concurrently with the execution of the Business Combination Agreement, the Settling Parties entered into the Settlement Agreement in connection with the 2024 Litigation. In connection with the Settlement, the Settling Parties agreed to settle all claims asserted in the 2024 Litigation and to dismiss all claims in the 2024 Litigation with prejudice.
The Settlement and the Settlement Agreement will remain in effect if the Transactions are not completed, and the failure of the Transactions to be completed will have no effect thereon. The Settlement is not contingent upon the Closing and Fubo may not bring claims dismissed pursuant to the Settlement Agreement in the event the Transactions fail to close. In addition, in the event that Fubo or any of its affiliates commences any Action that (i) contests the validity or effectiveness of any of the Settlement Documents or the Settlement or (ii) is based on the claims (or underlying factual predicates thereof) that the Settlement Documents contemplate would be dismissed pursuant thereto, Hulu may terminate the Business Combination Agreement.
Background of the Transactions
The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement and certain events that followed. The following chronology does not purport to catalogue every conversation or correspondence by or among members of the Fubo Board, Fubo management, Fubo’s advisors and representatives or other parties and their respective affiliates, advisors or representatives.
Since Fubo Common Stock was listed on the NYSE in October 2020, the Fubo Board and Fubo management, with the assistance of its advisors, have regularly reviewed Fubo’s business and operations, competitive position, performance and prospects, the competitive landscape in which Fubo operates, industry and stock market dynamics and Fubo’s long-term goals and strategic direction. These reviews have included, among other matters, potential opportunities for, and discussions with other companies from time to time regarding, acquisitions, business combinations and other strategic alternatives for Fubo, including the continued execution of Fubo’s strategy as a standalone public company.
In February 2024, Disney, Fox Corporation (“Fox”) and Warner Brothers Discovery, Inc. (“WBD”) announced the proposed formation of a sports streaming service later known as Venu Sports (the “Network JV”).
On February 20, 2024, Fubo filed a lawsuit in the U.S. District Court for the Southern District of New York (the “Court”) asserting federal and state antitrust claims against Disney, ESPN, Inc. and ESPN Enterprises, Inc. (collectively, “ESPN”), Hulu, Fox and WBD (collectively with Disney, ESPN, Hulu and Fox, the “Defendants”) in connection with the announcement of the Network JV (the “2024 Litigation”). Fubo’s complaint challenged the formation of the Network JV and the Defendants’ past business practices on antitrust grounds, and sought injunctive relief to stop the launch of the Network JV and other practices, as well as damages. For further discussion of the 2024 Litigation, see the section of this proxy statement captioned “Where You Can Find More Information”, Fubo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 3, 2025, and Fubo’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 5, 2025.

On February 22, 2024, the Fubo Board met, with members of Fubo management and representatives of Kellogg, Hansen, Todd, Figel & Frederick P.L.L.C. (“Kellogg Hansen”), Fubo’s legal advisor in the 2024 Litigation, in attendance. During the meeting, Fubo management updated, and engaged in a discussion with, the Fubo Board regarding the status of the 2024 Litigation.
On April 7, 2024, the Fubo Board met, with members of Fubo management and representatives of Kellogg Hansen and Latham & Watkins LLP (“Latham”), legal advisor to Fubo, in attendance, during which representatives of Kellogg Hansen updated the Fubo Board on the status of the 2024 Litigation, and a discussion ensued between the Fubo Board, Fubo management and representatives of Kellogg Hansen and Latham.
On April 8, 2024, Fubo filed a motion for preliminary injunction seeking to enjoin the launch of the Network JV pending the outcome of the 2024 Litigation.
On April 25, 2024, the Fubo Board met, with representatives of Fubo management in attendance. During the meeting, Fubo management updated the Fubo Board on the status of the 2024 Litigation.
On April 29, 2024, Fubo filed an amended complaint in connection with the 2024 Litigation (the “Amended Complaint”).
Throughout the pendency of the 2024 Litigation, representatives of each of Fubo, Disney and their respective legal advisors periodically engaged in preliminary discussions regarding the terms of a potential settlement of the 2024 Litigation. Between July 7, 2024 and July 29, 2024, Fubo, Disney and certain other Defendants exchanged settlement proposals, but ultimately did not come to an agreement. As part of these discussions, Fubo’s and Disney’s respective content licensing teams periodically discussed terms of new potential commercial arrangements between the parties that could have been part of the settlement of the 2024 Litigation. These discussions did not contemplate a business combination transaction.
On July 12, 2024, the Fubo Board met, with members of Fubo management and representatives of Kellogg Hansen in attendance. During the meeting, representatives of Kellogg Hansen updated, and engaged in discussion with, the Fubo Board and Fubo management regarding the status of the 2024 Litigation, including the status of potential settlement discussions and a preliminary assessment of possible damages.
On July 25, 2024, in the ordinary course of business, and not as representatives of Fubo, representatives of Wells Fargo Securities, LLC (“Wells Fargo Securities”) met with representatives of Disney to discuss the media and entertainment landscape and potential business opportunities and investments in the sector broadly. As part of this conversation, representatives of Wells Fargo Securities referenced a strategic transaction with Fubo (among other potential counterparties) as a potential business opportunity for industry peers, among other topics.
Also on July 25, 2024, the Fubo Board met, with members of Fubo management in attendance. During the meeting, members of Fubo management updated the Fubo Board on the status of the 2024 Litigation, including the status of potential settlement discussions.
On August 16, 2024, the Court, after a five-day hearing, granted Fubo’s motion for a preliminary injunction, enjoining the launch of the Network JV pending the outcome of the 2024 Litigation. On August 19, 2024, the Defendants filed a notice of appeal. On September 20, 2024, the Defendants filed their opening appeal brief with the U.S. Court of Appeals for the Second Circuit seeking a reversal of the Court’s order granting a preliminary injunction. On November 4, 2024, Fubo filed its opposition brief, urging affirmance of the Court’s preliminary injunction. On December 9, 2024, the Defendants filed their reply brief. A hearing on Defendants’ appeal to overturn the Court’s preliminary injunction was scheduled for January 6, 2025, which ultimately was cancelled after Fubo and the Defendants filed a joint Stipulation of Voluntary Dismissal with Prejudice prior to the scheduled hearing on the morning of January 6, 2025.
The district court litigation progressed while the Defendants sought appellate relief. On September 26, 2024, the Defendants filed their motions to dismiss Fubo’s Amended Complaint, which the Court denied on December 13, 2024.
During the fall of 2024, in the ordinary course of business, representatives of each of Wells Fargo Securities and Fubo discussed industry dynamics broadly and Fubo-specific matters, including the Existing Notes and Fubo’s capital needs and access to liquidity. As part of these discussions, representatives of Fubo authorized representatives of Wells Fargo Securities to contact two industry peers of Fubo to gauge their interest in a potential investment in, or other strategic transaction with, Fubo. Although representatives of Wells Fargo Securities contacted each party as authorized, neither of these parties expressed interest in exploring an investment in, or other strategic transaction with, Fubo. Fubo thereafter continued to explore a potential investment or other strategic transaction to address its capital needs and access to liquidity, including in light of the Existing Notes and otherwise. In connection therewith, representatives of each of Fubo and Wells Fargo Securities held regular discussions during which Wells Fargo Securities provided updates on general industry matters, market conditions and potential strategic transactions. Wells Fargo Securities was subsequently formally engaged as Fubo’s financial advisor in connection with the Transactions.
On October 24, 2024, the Fubo Board met, with members of Fubo management in attendance. During the meeting, members of Fubo management updated the Fubo Board on the status of the 2024 Litigation, Fubo’s corporate development initiatives, potential refinancing alternatives for the 2026 Convertible Notes and other potential financing transactions. The Fubo Board further discussed Fubo’s strategy with respect to the 2024 Litigation, including a potential settlement of the 2024 Litigation.
In November 2024, Fubo management and Wells Fargo Securities prepared confidential materials relating to Fubo, based solely on publicly available information, to share with parties to gauge their interest in a potential investment in, or other strategic transaction with, Fubo (the “November Discussion Materials”). An exploration of potential strategic alternatives for Fubo, including a preliminary assessment of potential strategic partners, continued during the course of November 2024.
On November 22, 2024, Fubo management authorized representatives of Wells Fargo Securities to propose to Disney, and discuss with representatives of Disney, a potential strategic transaction between Fubo and the Hulu Live Business.
On November 25, 2024, during a call with a representative of Disney, and in accordance with Fubo’s directives, a representative of Wells Fargo Securities introduced the possibility of a business combination between Fubo and the Hulu Live Business and subsequently provided the representative of Disney with the November Discussion Materials.
On November 27, 2024, during a call with a representative of Wells Fargo Securities, a representative of Disney confirmed Disney’s preliminary interest in exploring a potential business combination between Fubo and the Hulu Live Business. The representative of Wells Fargo Securities then proposed that Fubo, Disney and their respective financial advisors meet in person to further these discussions, which meeting was thereafter scheduled for December 10, 2024.
From November 27, 2024 until December 6, 2024, Fubo and representatives of each of Wells Fargo Securities and Latham discussed the potential structure, terms and timeline of a potential business combination between Fubo and the Hulu Live Business.
On December 2, 2024, representatives of each of Disney and, in accordance with Fubo’s directives, Wells Fargo Securities continued to discuss the rationale, timing and structure of a potential strategic transaction, consisting of a business combination between Fubo and the Hulu Live Business and certain commercial and carriage arrangements (the “Potential Transaction”). The representative of Disney noted the importance of timing and Disney’s desire to determine whether a mutually beneficial strategic transaction could be negotiated on an accelerated timeline.
On December 6, 2024, the Fubo Board met, with members of Fubo management in attendance. The Fubo Board discussed, among other matters, the status of discussions between Fubo, Disney and their respective financial advisors regarding the Potential Transaction and the upcoming meeting with Disney scheduled for December 10, 2024. The Fubo Board instructed Fubo management to continue to explore such Potential Transaction with Disney.
Between December 7, 2024 and December 9, 2024, representatives of each of Disney and, in accordance with Fubo’s directives, Wells Fargo Securities discussed the potential structure and certain preliminary terms of the Potential Transaction, including (i) that the 2024 Litigation would be permanently settled with all Defendants at the time of executing the definitive documents providing for the Potential Transaction, (ii) that, in exchange for combining the Hulu Live Business with Fubo’s business, Hulu would acquire a to-be-determined majority interest of Fubo, which would continue to be publicly listed on the NYSE, (iii) certain minority protections for Fubo’s public shareholders that would be negotiated with Disney and (iv) Fubo’s need for sufficient working capital to operate and grow its business.

On the evening of December 9, 2024, Fubo and Disney executed a mutual non-disclosure agreement. Following the execution of the mutual non-disclosure agreement and on a continuing basis until the Business Combination Agreement was executed, Fubo, Disney and their respective advisors conducted business, legal, financial and tax due diligence investigations of Fubo and the Hulu Live Business, respectively, and engaged in due diligence sessions on various topics.
On December 10, 2024, representatives of Fubo and Disney, together with representatives of each of Wells Fargo Securities and Disney’s financial advisor, Centerview Partners LLC (“Centerview”), met in New York to discuss the Potential Transaction, including the transaction rationale, transaction structure, key due diligence areas, valuation considerations and a potential transaction timeline.
Later that day, representatives of Cravath, Swaine & Moore LLP (“CSM”), legal advisor to Disney and Hulu, provided representatives of Fubo and Latham with an outline of Disney’s proposed structure for the Potential Transaction, which contemplated Fubo (i) remaining publicly listed on the NYSE, (ii) issuing vote-only shares of a new class of Fubo’s common stock to Hulu, (iii) employing an “Up-C” structure to manage Fubo’s business and the Hulu Live Business and (iv) entering into a tax receivables agreement with Hulu upon the closing of such transaction.
On December 11, 2024, the Fubo Board met, with members of Fubo management and a representative of Wells Fargo Securities in attendance. During the meeting, Fubo management and Wells Fargo Securities updated the Fubo Board on the December 10, 2024 meeting with Disney and Centerview and discussed potential next steps with respect to the Potential Transaction. The Fubo Board discussed Fubo’s and Disney’s respective views on the rationale of the Potential Transaction and certain potential benefits to Fubo of the Potential Transaction relative to other alternatives, including continuing as a standalone company. The Fubo Board also discussed the post-closing ownership of Fubo, and governance rights of the Fubo Shareholders. The Fubo Board acknowledged that the Potential Transaction would be expected to constitute a change of control of Fubo, and consequently that the Fubo Shareholders would be expected to become minority shareholders of Fubo and, indirectly, Newco. Last, the Fubo Board discussed the potential impact of the Potential Transaction on the 2024 Litigation and the Existing Notes, including the fact that Disney’s willingness to enter into definitive documents providing for such transaction was contingent upon the parties permanently settling the 2024 Litigation at the time of the execution of such definitive documents.
On December 12, 2024, representatives of each of Fubo, Latham, Wells Fargo Securities, Centerview and CSM discussed possible structures for the Potential Transaction, including the previously proposed “Up-C” structure and other relevant structuring considerations. Later that day, representatives of CSM provided representatives of Latham with Disney’s proposal for Fubo’s governance following the consummation of the Potential Transaction. The proposal contemplated: (i) a Fubo Board comprised of Fubo’s chief executive officer and eight additional directors, comprised of (a) five directors designated by Hulu, including the chair of the Fubo Board, and (b) three “independent” directors, as defined by NYSE rules, to be mutually agreed upon by Fubo and Hulu; (ii) Fubo’s election to utilize the “controlled companies” exemptions from NYSE requirements; (iii) the inclusion of a corporate opportunities waiver in the organizational documents of Fubo and Newco; (iv) the recusal of Hulu-appointed directors from matters presenting a conflict of interest, with such matters requiring approval of a majority of the independent directors of the Fubo Board; and (v) the continuation of Fubo’s existing management team immediately following the closing of the Potential Transaction.
On December 13, 2024, in connection with the Potential Transaction, at the request of representatives of Fubo, representatives of Disney provided representatives of Fubo with a draft term sheet that outlined the potential terms of a new Sports and Broadcast service proposed to be launched by Fubo that would feature Disney’s sports and broadcast networks (the “DMVPD Term Sheet”). The DMVPD Term Sheet contemplated that Disney would enter into a new carriage agreement with Fubo following the execution of definitive agreements for the Potential Transaction, but that the effectiveness of such agreement would not be contingent upon the consummation of such transaction.
Later that day, following a hearing, the Court denied the Motion to Dismiss Fubo’s Amended Complaint in the 2024 Litigation.
On December 15, 2024, representatives of each of Fubo and Disney discussed the process and expected timeline to announce the Potential Transaction.
Later that afternoon, the Fubo Board met, with members of Fubo management and representatives of Latham and Wells Fargo Securities in attendance. During the meeting, Wells Fargo Securities updated the Fubo Board on the ongoing discussions between Fubo, Disney and their respective advisors regarding the Potential Transaction. The Fubo Board discussed the draft of the DMVPD Term Sheet and requested additional information regarding the 2024 Litigation to assess the value of a potential settlement thereof. The Fubo Board also discussed structuring considerations for the Potential Transaction, including the potential implementation of an “Up-C” reorganization and the treatment of Fubo’s net operating losses for the proposed transaction structure.
On December 16, 2024, representatives of Disney provided representatives of Fubo with a draft term sheet that outlined the asset perimeter of the Hulu Live Business and proposed distribution, ad sales, brand license and other service arrangements contemplated to be entered into in connection with the Potential Transaction, in each case, contingent upon the consummation of such transaction and the settlement of the 2024 Litigation (the “Commercial Term Sheet”). Representatives of each of Fubo and Disney discussed the draft Commercial Term Sheet and the draft DMVPD Term Sheet later that day and the next day.
On December 17, 2024, the Fubo Board met, with a member of Fubo management and a representative of Latham in attendance. During the meeting, the representative of Latham provided an overview of the Fubo Board’s fiduciary duties under Florida law and certain other considerations relevant to the Fubo Board’s evaluation of the Potential Transaction.
From December 17, 2024 until January 3, 2025, representatives of each of Disney, Fubo and their respective financial advisors discussed financial modeling for Fubo, the Hulu Live Business and Newco. During this time, Fubo management also prepared (i) the January 2025 Fubo Projections, based on Fubo’s long-range plan, and (ii) the Newco Projections, based on the January 2025 Fubo Projections and certain prospective financial information with respect to the Hulu Live Business provided by Disney. For more information about the Projections, see the section of this proxy statement captioned “The Transactions—Certain Unaudited Financial Projections.”
On December 18, 2024, representatives of each of Fubo and Disney discussed the drafts of the Commercial Term Sheet and the DMVPD Term Sheet.
On December 19, 2024, (i) at the direction of the Fubo Board, representatives of Fubo and Wells Fargo Securities discussed the draft Commercial Term Sheet with representatives of Disney and Centerview and (ii) representatives of Disney shared with representatives of Fubo a revised draft of the DMVPD Term Sheet.
Later that day, at the direction of the Fubo Board, representatives of Fubo contacted representatives of Evercore Group L.L.C. (“Evercore”) to discuss Evercore’s potential engagement to provide additional perspectives on the Potential Transaction and for purposes of evaluating the fairness of, and delivering an opinion to the Fubo Board in connection with, such transaction.
From December 20, 2024 through December 22, 2024, representatives of each of Fubo and Disney discussed the drafts of the Commercial Term Sheet and the DMVPD Term Sheet.
On December 20, 2024, the Fubo Board met, with members of Fubo management and representatives of each of Wells Fargo Securities, Latham and Kellogg Hansen in attendance. During the meeting, Wells Fargo Securities updated the Fubo Board on the ongoing discussions between Fubo, Disney and their respective advisors regarding the Potential Transaction and discussed with the Fubo Board preliminary financial matters relating to Fubo and Newco. The Fubo Board discussed valuing the Potential Transaction and the 2024 Litigation, as well as considerations regarding engaging a second financial advisor. Representatives of Kellogg Hansen discussed its assessment of the likelihood of recovering damages in the 2024 Litigation, the quantum of such possible damages, potential timing of recovery and other considerations related to the possible damages recoverable in the 2024 Litigation. The Fubo Board also discussed the drafts of the Commercial Term Sheet and the DMVPD Term Sheet previously shared by representatives of Disney and, following such discussion, instructed Fubo management and Fubo’s advisors to continue to negotiate the terms of the Commercial Term Sheet and the DMVPD Term Sheet with Disney in accordance with the discussions at the meeting.
Following the meeting of the Fubo Board on December 20, 2024, the compensation committee of the Fubo Board (the “Compensation Committee”) met, with representatives of Latham in attendance. During the meeting, the Compensation Committee discussed go-forward compensation arrangements and accelerating certain incentive equity and bonuses for certain members of Fubo management to mitigate potential tax implications to such employees and Fubo under Section 280G of the Internal Revenue Code in connection with the consummation of the Potential Transaction. For more information about the interests of the executive officers and directors of Fubo in the Transactions, see the section of this proxy statement captioned “The Transactions—Interests of Executive Officers and Directors of Fubo in the Transactions.”
On the evening of December 20, 2024, representatives of CSM shared with representatives of Latham an initial draft of the Business Combination Agreement and an initial draft of a term sheet addressing certain tax matters related to the transactions contemplated by the draft Business Combination Agreement (the “Tax Term Sheet”). The draft Business Combination Agreement did not (i) specify the proposed post-closing ownership percentages of each of Disney and Fubo in Newco or (ii) provide indemnification rights in favor of Fubo or Disney.
On December 22, 2024, the Fubo Board met, with members of Fubo management and representatives of Latham in attendance. During the meeting, the Fubo Board approved certain compensation matters previously considered by the Compensation Committee during the Compensation Committee’s December 20, 2024 meeting.
Later that day, representatives of Latham shared with representatives of CSM a revised draft of the Commercial Term Sheet reflecting the terms discussed with the Fubo Board and Fubo management.
On December 23, 2024, representatives of Fubo, Disney and their respective financial advisors discussed the draft Commercial Term Sheet.
The Fubo Board met later that evening, with members of Fubo management and representatives of Wells Fargo Securities and Latham in attendance. During the meeting, Wells Fargo Securities updated the Fubo Board on the ongoing discussions between Fubo, Disney and their respective advisors regarding the Potential Transaction. Wells Fargo Securities also reviewed illustrative frameworks for evaluating possible alternatives to the Potential Transaction and provided an illustrative overview of Fubo’s financial profile in certain scenarios. The Fubo Board then discussed certain key terms of the draft transaction agreements related to the Potential Transaction, including the DMVPD Term Sheet and the Commercial Term Sheet.
On December 24, 2024, the Fubo Board met, with members of Fubo management and representatives of Wells Fargo Securities and Latham in attendance. During the meeting, the Fubo Board discussed the ongoing discussions between Fubo, Disney and their respective advisors regarding the Potential Transaction, certain challenges for Fubo as a standalone company, the potential value and likelihood of various outcomes of the 2024 Litigation, the potential prospects of Newco if the Potential Transaction was consummated and Fubo’s proposed remedies and protections in the event that definitive documents providing for the Potential Transaction were executed, but later terminated. The Fubo Board also discussed the fact that Disney’s willingness to enter into definitive documents providing for a Potential Transaction was contingent upon the parties permanently settling the 2024 Litigation at the time of the execution of such definitive documents, and the Fubo Board compared the value of the proposed remedies and protections in the event that the Potential Transaction was not consummated against the likelihood of recovering damages in the 2024 Litigation, the quantum of such possible damages, potential timing of recovery and other considerations related to the possible damages recoverable in the 2024 Litigation. The Fubo Board next discussed various legal matters relating to the Potential Transaction, including transaction structure, governance matters and the fact that the Potential Transaction was expected to constitute a change of control of Fubo. Finally, the Fubo Board discussed the potential timeline to consummating the Potential Transaction and the possibility that the Potential Transaction would not be consummated.
On December 26, 2024, representatives of Fubo shared with representatives of Disney a revised draft of the DMVPD Term Sheet. Representatives of each of Fubo and Disney discussed the DMVPD Term Sheet the next day.
Between December 26, 2024 and January 2, 2025, representatives of Disney and other Defendants discussed the potential settlement of the 2024 Litigation and prepared an initial draft of the Settlement Agreement.
On December 28, 2024, representatives of Latham shared with representatives of CSM a revised draft of the Business Combination Agreement reflecting instruction from the Fubo Board and Fubo management. This draft, among other things, (i) removed closing conditions related to the absence of a Fubo Material Adverse Effect and the accuracy of Fubo’s representations and warranties (other than certain “fundamental” representations and warranties) at the closing of the Potential Transaction and (ii) inserted an indemnity in favor of Fubo for losses arising from any Disney Retained Liability. This draft did not propose post-closing ownership percentages of Disney or Fubo in Newco.

Later that day, Fubo, Disney and their respective advisors discussed the draft Business Combination Agreement, the draft Commercial Term Sheet and the draft DMVPD Term Sheet.
Later that evening, representatives of CSM shared with representatives of Latham a revised draft of the Commercial Term Sheet. In addition to revised commercial terms, this draft of the Commercial Term Sheet proposed that (i) Hulu would own 77.5% of Newco and Fubo would own 22.5% of Newco, (ii) Fubo would receive a $100 million payment from Disney upon executing definitive documents providing for the Potential Transaction (creditable against the termination fee, but not refundable), (iii) Disney would pay a $250 million termination fee to Fubo if the Potential Transaction did not close due to the failure to obtain required regulatory approvals and (iv) Disney would provide a $70 million unsecured financing commitment to Fubo.
On December 29, 2024, the Fubo Board met, with members of Fubo management and representatives of Wells Fargo Securities and Latham in attendance. During the meeting, Wells Fargo Securities updated the Fubo Board on the ongoing discussions between Fubo, Disney and their respective advisors regarding the Potential Transaction. Wells Fargo Securities summarized the material terms of the proposals in Disney’s December 28th draft Commercial Term Sheet (the “December 28th Proposal”) and also provided (i) an illustrative comparison of Newco’s financial profile in certain scenarios; (ii) an illustrative financial summary of Fubo, the Hulu Live Business and Newco, assuming the December 28th Proposal was accepted; and (iii) a summary of a potential counterproposal prepared by Fubo management and advisors in response to the December 28th Proposal. The Fubo Board discussed the potential counterproposal and, following such discussion, the Fubo Board instructed Fubo management and Fubo’s advisors to inform Disney that its proposed Newco pro forma ownership split was unacceptable, to deliver the counterproposal discussed at the meeting to Disney and otherwise continue negotiating the definitive agreements related to the Potential Transaction in accordance with the guidance provided at the meeting.
Following the Fubo Board meeting, as instructed, a representative of Wells Fargo Securities orally conveyed Fubo’s counterproposal to a representative of Disney, indicating that the Fubo Board viewed Disney’s proposed Newco ownership split as unacceptable. The counterproposal provided for, among other matters, (i) a $200 million signing payment, (ii) a $400 million termination fee and (iii) a $125 million unsecured credit facility.
Later that evening, Fubo and Disney entered into a mutual “clean team” agreement to facilitate each party’s due diligence investigation of certain potentially sensitive information of the other’s business in connection with the Potential Transaction.
On the morning of December 30, 2024, representatives of CSM shared with representatives of Latham an issues list regarding certain material terms of the draft Business Combination Agreement. Among other matters, this issues list (i) proposed a $100 million signing payment (creditable against the termination fee, but not refundable), (ii) rejected Fubo’s removal of closing conditions related to the absence of a Fubo Material Adverse Effect and the accuracy of Fubo’s representations and warranties (other than certain “fundamental” representations and warranties) at the closing of the Potential Transaction and (iii) accepted the general concept that Hulu would indemnify Fubo for losses arising from any Disney Retained Liability, subject to certain revisions and Fubo’s acceptance of Newco providing a reciprocal indemnity in favor of Hulu for Hulu Live Business Liabilities.
Later that day, representatives of Latham shared with representatives of CSM further revised drafts of the Commercial Term Sheet and the Tax Term Sheet. This draft of the Commercial Term Sheet, consistent with Fubo’s counterproposal previously conveyed orally on behalf of Fubo by a representative of Wells Fargo Securities to a representative of Disney on December 29, 2024, removed the reference to ownership percentages of Newco and proposed that (i) Fubo would receive a $200 million cash payment from Disney upon executing definitive documents providing for the Potential Transaction (creditable against the termination fee, but not refundable), (ii) Disney would pay a $400 million termination fee to Fubo if the Potential Transaction did not close due to the failure to obtain required regulatory approvals or for Hulu’s breach of the Business Combination Agreement and (iii) Disney would provide a $125 million unsecured credit facility to Fubo upon executing definitive documents providing for the Potential Transaction, which credit facility would close ten business days following the execution of such definitive documents.
That evening, (i) representatives of Disney shared a revised draft of the DMVPD Term Sheet with representatives of Fubo and (ii) representatives of Disney and Fubo discussed the draft Commercial Term Sheet.
On the morning of December 31, 2024, representatives of CSM shared with representatives of Latham a further revised draft of the Commercial Term Sheet. This draft of the Commercial Term Sheet proposed that (i) Hulu would own 74% of Newco and Fubo would own 26% of Newco, (ii) Fubo would receive a $150 million payment from Disney upon executing definitive documents providing for the Potential Transaction (creditable against the termination fee, but not refundable), (iii) Disney would pay a $275 million termination fee to Fubo if the Potential Transaction did not close due to the failure to obtain required regulatory approvals or for Hulu’s breach of the Business Combination Agreement and (iv) Disney would provide a $70 million unsecured credit facility to Fubo, available commencing on January 15, 2026.
The Fubo Board met later that morning, with members of Fubo management and representatives of Latham and Wells Fargo Securities in attendance. During the meeting, Wells Fargo Securities updated the Fubo Board on the ongoing discussions between Fubo, Disney and their respective advisors regarding the Potential Transaction. Wells Fargo Securities then summarized the material terms of the proposals in Disney’s December 31st draft Commercial Term Sheet (the “December 31st Proposal”) and also provided an illustrative comparison of Newco’s financial profile in certain scenarios and certain other illustrative overviews and frameworks for evaluating the Potential Transaction. The Fubo Board then discussed the proposed financial terms prepared by Fubo management and Fubo’s advisors in response to the December 31st Proposal. The Fubo Board also discussed the proposals prepared by Fubo management and Fubo’s advisors in response to the governance proposal sent by representatives of CSM, on behalf of Disney, on December 12, 2024. Following such discussion, the Fubo Board instructed Fubo management and Fubo’s advisors to deliver the counterproposal discussed at the meeting to Disney and its advisors and otherwise continue negotiating the definitive agreements related to the Potential Transaction in accordance with the guidance provided at the meeting.
Later that afternoon, representatives of Latham and CSM discussed the draft Business Combination Agreement.
Later that evening, representatives of Latham shared with representatives of CSM an initial draft of the Governance Term Sheet. This draft of the Governance Term Sheet contemplated: (i) a Fubo Board comprised of Fubo’s chief executive officer and eight additional directors, consisting of (a) five directors designated by Hulu, including the chair of the Fubo Board, and (b) three “independent” directors, as defined by NYSE rules, designated by the current Fubo Board; (ii) Hulu’s board designation rights would be subject to the following fall-away thresholds if Hulu’s ownership of Fubo’s outstanding shares fell below (a) 50%, three directors (one of whom must be independent); (b) 30%, two directors (one of whom must be independent); (c) 20%, one director; and (d) 10%, zero directors; (iii) Fubo’s election to utilize the “controlled companies” exemptions from NYSE requirements; (iv) the inclusion of a corporate opportunities waiver in the organizational documents of Fubo; (v) the recusal of Hulu-appointed directors from matters presenting a conflict of interest, with such matters requiring approval of a majority of the independent directors of the Fubo Board; (vi) that the Governance and Nominating Committee and Compensation Committee would include at least one independent director designated by the current Fubo Board and that the Audit Committee would consist entirely of independent directors; (vii) the creation of a Conflicts Committee, consisting solely of independent directors, which would be responsible for approving certain specified material matters; (viii) that Hulu and Fubo would enter into a voting agreement, with Hulu agreeing, among other matters, to vote in favor of (a) the directors nominated by the Fubo Board and (b) the Fubo Board’s recommendation with respect to any other Fubo proposal or stockholder proposal presented at an annual or special meeting; (ix) a 24-month lock-up on the shares of Class B Common Stock (or, if exchanged following the Closing, Class A Common Stock) acquired by Hulu or its affiliates in the Potential Transaction (with an exception for transfers to controlled affiliates); (x) that during the duration of the term of the Commercial Services Agreement (and any separation period thereafter), Hulu and its affiliates would not be permitted to transfer shares of Class A Common Stock or Class B Common Stock if such transfer would cause Disney and its affiliates to own less than 51% of the aggregate outstanding shares of Fubo (a “Prohibited Transfer”) and (xi) the continuation of Fubo’s existing management team immediately following the closing of the Potential Transaction.
On January 1, 2025, representatives of Latham shared with representatives of CSM a revised draft of the Commercial Term Sheet reflecting instruction from the Fubo Board and Fubo management. This draft of the Commercial Term Sheet proposed that (i) Hulu would own 70% of Newco and Fubo would own 30% of Newco, (ii) Fubo would receive a $220 million cash payment from Disney upon executing definitive documents providing for the Potential Transaction (creditable against the termination fee, but not refundable), (iii) Disney would pay a $350 million termination fee to Fubo if the Potential Transaction did not close for any reason and (iv) Disney would provide a $145 million unsecured credit facility to Fubo, available commencing on January 1, 2026. This draft also proposed certain revised wholesale fees and noted that the Business Combination Agreement would not include a closing condition related to the absence of a Fubo Material Adverse Effect and that the “bringdown” condition would only apply to Fubo’s “fundamental” representations and warranties.
Shortly thereafter, representatives of CSM shared with representatives of Latham a revised draft of the Commercial Term Sheet that included (i) a 70%/30% ownership split of Newco by Hulu and Fubo, respectively; (ii) a $220 million cash payment payable to Fubo upon executing definitive documents providing for the Potential Transaction (creditable against the termination fee, but not refundable); (iii) a $350 million termination fee, payable if the Potential Transaction did not close due to the failure to obtain required regulatory approvals or for Hulu’s breach of the Business Combination Agreement; and (iv) a commitment by Disney to provide a $145 million unsecured term loan, to be funded on January 5, 2026, subject to certain conditions to funding. These terms were subsequently removed from the Commercial Term Sheet and further negotiations on these matters were resolved in connection with finalization of the Business Combination Agreement and the Commitment Letter.
Later that afternoon, representatives of CSM provided representatives of Latham with a revised issues list for the draft Business Combination Agreement reflecting certain revised positions based on negotiations over the previous two days. Among other matters, this issues list maintained Disney’s previous position that closing conditions related to the absence of a Fubo Material Adverse Effect and the accuracy of Fubo’s representations and warranties (other than certain “fundamental” representations and warranties) at the closing of the Potential Transaction should be re-inserted, but proposed that Disney would pay Fubo a termination fee if the Potential Transaction did not close due to the existence of a Fubo Material Adverse Effect. Fubo, Disney and their respective advisors discussed the drafts of the Business Combination Agreement, the Commercial Term Sheet, the Governance Term Sheet and the Tax Term Sheet shortly after receiving this issues list.
Later that evening, representatives of CSM shared with Latham a revised draft of the Commercial Term Sheet that revised certain operational provisions.
Between January 1, 2025 and January 5, 2025, Fubo management and representatives of Latham corresponded with representatives of Sterlington PLLC (“Sterlington”), independent legal advisor to Fubo management (other than Mr. Edgar Bronfman, Fubo’s executive chairman), and a representative of Wachtell, Lipton, Rosen & Katz LLP (“Wachtell”), independent legal advisor to Mr. Bronfman, to discuss transaction and retention compensation for certain members of Fubo management. These discussions included a proposal from Fubo management regarding transaction and retention compensation arrangements, including potential non-compete agreements.
Between January 2, 2025 and the morning of January 6, 2025, representatives of each of Fubo, Disney and their respective advisors discussed and drafted the public communications that would be made in connection with the announcement of the Transactions.
On the morning of January 2, 2025, representatives of CSM shared with representatives of Latham an initial draft of the term sheet for the Registration Rights Agreement. Also on the morning of January 2, 2025, representatives of CSM shared with representatives of Latham a revised draft of the Governance Term Sheet. This draft of the Governance Term Sheet removed the Prohibited Transfer concept and contemplated: (i) a Fubo Board comprised of Fubo’s chief executive officer and eight additional directors, consisting of (a) five directors designated by Hulu, including the chair of the Fubo Board, and (b) three “independent” directors, as defined by NYSE rules, two of whom would be designated by the current Fubo Board and be reasonably acceptable to Hulu and one of whom would be designated by Hulu; (ii) that Hulu would be entitled to designate a majority of the members of the Fubo Board so long as Hulu owned at least 50% of the shares of Fubo common stock held by Hulu upon the closing of the Potential Transaction and its board designation rights would be subject to the following fall-away thresholds if Hulu’s ownership of Fubo’s outstanding shares held by Hulu upon the closing of the Potential Transaction fell below (a) 50%, four directors; (b) 40%, three directors, (c) 30%, two directors; (d) 20%, one director; and (e) 10%, zero directors; (iii) Fubo’s election to utilize the “controlled companies” exemptions from NYSE requirements; (iv) the inclusion of a corporate opportunities waiver in the organizational documents of Fubo; (v) that the Audit Committee (consisting entirely of independent directors) would address matters that presented a conflict of interest and removed the concept of a Conflicts Committee and the enumerated list of material matters that it would review; (vi) that the Compensation Committee, but not the Governance and Nominating Committee, would include at least one independent director (not necessarily one of the independent directors designated by the current members of the Fubo Board); (vii) that Hulu would enter into a voting agreement with Fubo, effective for one year following the closing of the Potential Transaction, agreeing, among other matters, to vote in favor of (a) the directors nominated by the

Fubo Board and (b) the ratification of Fubo’s auditors (but not necessarily the recommendation of the Fubo Board with respect to any other proposal presented at an annual or special meeting); (viii) a 24-month lock-up on the shares of Class B Common Stock (or, if exchanged following the Closing, Class A Common Stock) acquired by Hulu or its affiliates in the Potential Transaction, with an exception for transfers to affiliates subject to execution of a joinder to the voting agreement and transfers in connection with the consummation of any merger, acquisition, business combination or other similar transaction with any person, business or portion thereof which derived less than 90% of its EBITDA for the prior four-fiscal quarter period from operating a competing DMVPD distributor (a “Permitted Transaction”); (ix) that Fubo’s certificate of incorporation as a Delaware corporation would include a waiver of DGCL §203 and (x) the continuation of Fubo’s existing management team immediately following the closing of the Potential Transaction.
Throughout the day on January 2, 2025, representatives of Fubo, Disney and their respective advisors discussed, among other things, the drafts of the Business Combination Agreement, the Commercial Term Sheet, the DMVPD Term Sheet, the Governance Term Sheet and the Tax Term Sheet. Following such discussions, representatives of CSM shared with representatives of Latham revised drafts of the Commercial Term Sheet and the Governance Term Sheet and an updated issues list to the Business Combination Agreement. This issues list reflected the outcome of certain negotiated terms of the Business Combination Agreement, including that there would be no closing conditions related to (i) the absence of a Fubo Material Adverse Effect or a Hulu Material Adverse Effect or (ii) the accuracy of either party’s representations and warranties at the closing of the Potential Transaction. This draft of the Governance Term Sheet lowered the competing DMVPD EBITDA threshold in a Permitted Transaction from 90% to 50%. The same day, representatives of Fubo shared a revised draft of the DMVPD Term Sheet with representatives of Disney.
Later on January 2, 2025, representatives of CSM, on behalf of the Defendants, shared an initial draft of the Settlement Agreement with representatives of Latham and Kellogg Hansen. Consistent with the parties’ discussions to date, the draft Settlement Agreement contemplated a permanent dismissal of all claims related to the 2024 Litigation against each of the Defendants, effective as of the date of the execution of definitive documents providing for the Potential Transaction. Representatives of Latham also shared with representatives of CSM a revised draft of the Commercial Term Sheet, a revised draft of the term sheet for the Registration Rights Agreement and an initial draft of the Commitment Letter later that evening.
On the morning of January 3, 2025, representatives of CSM shared with representatives of Latham an initial draft of the Good Reason Waiver Acknowledgment Letter.
Throughout the day on January 3, 2025, representatives of each of Fubo and Disney discussed the status of executing definitive documents and announcing the Transactions.
The Fubo Board met that afternoon, with members of Fubo management and representatives of Wells Fargo Securities and Latham in attendance. During the meeting, Wells Fargo Securities updated the Fubo Board on the ongoing discussions between Fubo, Disney and their respective advisors regarding the Potential Transaction. Representatives of Latham reviewed the status of certain terms and conditions of the Potential Transaction that were under ongoing negotiation. Wells Fargo Securities then updated the Fubo Board regarding certain preliminary financial matters relating to Fubo, the Hulu Live Business and Newco and provided an illustrative comparison of Fubo’s financial profile in certain scenarios. The Fubo Board also discussed (i) the proposals prepared by Fubo management and Fubo’s advisors in response to the latest draft of the Governance Term Sheet sent by representatives of CSM the prior day and (ii) certain regulatory aspects of the Potential Transaction. The Fubo Board considered Fubo’s proposed responses in light of the fact that the Potential Transaction was expected to constitute a change of control of Fubo and that the Fubo Shareholders would become minority shareholders of Fubo following the consummation of the Transactions. Following discussion, the Fubo Board determined (i) that a 70%/30% ownership split of Newco by Hulu and Fubo, respectively, was acceptable given the value ascribed by the Fubo Board to the potential financial benefits to Fubo of the Potential Transaction (the “Potential Financial Benefits”), and the governance rights and protections afforded to the Fubo Shareholders under the proposed terms of the Potential Transaction, taking into account the Fubo Board’s judgments with respect to Fubo’s prospects as a standalone company, including potential opportunities and challenges, among other factors; (ii) the Potential Financial Benefits were sufficient for Fubo to permanently settle the 2024 Litigation in order to induce Disney to enter into the definitive documents providing for such transaction; and (iii) the proposed terms of the Potential Transaction provided sufficient liquidity and other protection to Fubo and the Fubo Shareholders in the event the Potential Transaction did not close. The Fubo Board then instructed Fubo management and Fubo’s advisors to continue negotiating the definitive agreements related to the Potential Transaction in accordance with the guidance provided at the meeting and to provide an update to the Fubo Board at its next meeting.
Later that day, representatives of Fubo finalized the January 2025 Fubo Projections, the Hulu Live Business Standalone Projections and the Newco Projections. For more information about the Projections, see the section of this proxy statement captioned “The Transactions—Certain Unaudited Financial Projections.”
Between the afternoon of January 3, 2025 and the afternoon of January 5, 2025, Fubo, Disney and their respective advisors continued to negotiate and exchange drafts of the Business Combination Agreement, the Commercial Term Sheet, the DMVPD Term Sheet, the Governance Term Sheet, the Tax Term Sheet, the Settlement Agreement, the term sheet for the Registration Rights Agreement and the Commitment Letter.
On January 4, 2025, Wells Fargo Securities and Evercore provided to the Fubo Board customary disclosures regarding their respective material investment banking relationships with Fubo and Disney during the approximately preceding two-year period. Based on review of these disclosures, the Fubo Board concluded that there were no conflicts of interest that would impede the ability of Wells Fargo Securities or Evercore to serve as Fubo’s financial advisors in connection with the Potential Transaction. On that same day, Fubo entered into a formal engagement letter with Wells Fargo Securities to memorialize the engagement that had commenced during the fall of 2024.
Between January 4, 2025 and January 5, 2025, a representative of Sterlington discussed certain transaction and retention compensation arrangements for members of Fubo management (other than Mr. Bronfman), including potential non-compete agreements, with a representative of CSM. On January 5, 2025, a representative of Wachtell discussed certain transaction and retention compensation arrangements for Mr. Bronfman, including a proposal for a potential non-compete agreement, with a representative of Disney. For more information on the transaction and retention compensation arrangements of the executive officers and directors of Fubo, see the section of this proxy statement captioned “The Transactions—Interests of Executive Officers and Directors of Fubo in the Transactions.”
Also on January 5, 2025, the Fubo Board met, with members of Fubo management and representatives of Wells Fargo Securities, Evercore and Latham in attendance. During the meeting, members of Fubo management updated the Fubo Board on the ongoing discussions between Fubo, Disney and their respective advisors regarding the Potential Transaction. Each of Wells Fargo Securities and Evercore reviewed their respective preliminary financial analyses of the Fubo-Owned Newco Units. The Fubo Board instructed (i) Wells Fargo Securities and Evercore to finalize their respective preliminary financial analyses of the Fubo-Owned Newco Units based on the January 2025 Fubo Projections, the Hulu Live Business Standalone Projections and the Newco Projections and (ii) Fubo management and Fubo’s advisors to finalize the remaining open points in the draft definitive agreements related to the Potential Transaction in accordance with the guidance provided at the meeting, subject to formal approval of the Fubo Board, and to provide an update to the Fubo Board at its next meeting later that evening.
Between the conclusion of this Fubo Board meeting and the Fubo Board meeting later that evening, Fubo and its advisors (consistent with the instruction of, and the terms approved by, the Fubo Board) and Disney and its advisors continued to negotiate and exchange drafts of the Business Combination Agreement, the Commercial Term Sheet, the DMVPD Term Sheet, the Governance Term Sheet, the Tax Term Sheet, the Settlement Agreement, the term sheet for the Registration Rights Agreement and the Commitment Letter.
Later that afternoon, Fubo entered into an engagement letter with Evercore to memorialize the engagement that had begun on December 19, 2024. For more information about the terms of Evercore’s engagement letter, see the section of this proxy statement captioned “—The Transactions—Opinion of Fubo’s Financial Advisor: Evercore.”
Later that evening, the Fubo Board met, with members of Fubo management and representatives of Wells Fargo Securities, Evercore, Latham, and Kellogg Hansen in attendance. During the meeting, representatives of Latham reviewed with the Fubo Board (i) legal considerations related to the Fubo Board’s evaluation of the Potential Transaction and (ii) the key terms and conditions of the draft agreements related to the Potential Transaction. Representatives of Kellogg Hansen and members of Fubo management then reviewed the proposed terms and conditions of the Settlement Agreement. At the Fubo Board’s request, Wells Fargo Securities reviewed its financial analysis of the economic interest in Newco implied by the Fubo-Owned Newco Units (the “Fubo-Owned Newco Unit Percentage”) with the Fubo Board and rendered an oral opinion, confirmed by delivery of a written opinion dated January 5, 2025, to the Fubo Board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the Fubo-Owned Newco Unit Percentage provided for pursuant to the Business Combination Agreement was fair, from a financial point of view, to Fubo. Representatives of Evercore then reviewed with the Fubo Board its financial analysis of the economic interest in Newco implied by the Fubo-Owned Newco Units and delivered to the Fubo Board its oral opinion, which was confirmed by delivery of a written opinion dated January 6, 2025, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Fubo-Owned Newco Units to be received by Fubo in the Transactions were fair, from a financial point of view, to Fubo. Representatives of Latham then summarized the draft proposed resolutions provided to the Fubo Board prior to the meeting. Mr. Gandler, on behalf of Fubo management, confirmed to the Fubo Board that it was management’s recommendation that the Fubo Board approve the Potential Transaction upon the terms negotiated by Fubo and its advisors; Mr. Bronfman concurred with such recommendation. Following a discussion of the proposed terms and conditions of the Potential Transaction as negotiated by Fubo and its advisors, the Fubo Board unanimously approved the Transactions.
Between the adjournment of this Fubo Board meeting on January 5, 2025 and the morning of January 6, 2025, consistent with the instruction of, and the terms approved by, the Fubo Board: (i) representatives of Fubo and its advisors finalized the Business Combination Agreement, the Commercial Term Sheet, the DMVPD Term Sheet, the Governance Term Sheet, the Tax Term Sheet, the Registration Rights Agreement and the Commitment Letter with Disney and its advisors; and (ii) representatives of Fubo and its advisors finalized the Settlement Agreement with the Defendants and their respective advisors.
On the morning of January 6, 2025, (i) Fubo, Disney and Hulu executed and delivered the Business Combination Agreement, (ii) Fubo and Disney executed and delivered the DMVPD Term Sheet and (iii) Fubo and the Defendants executed the Settlement Agreement. Representatives of Fubo and the Defendants then filed a joint Stipulation of Voluntary Dismissal with Prejudice with regard to the 2024 Litigation. Subsequently, Fubo and Disney issued a press release announcing the Transactions and the Settlement before financial markets opened in New York.
On February 13, 2025, the works council (comité social et économique) of Molotov SAS, a French subsidiary of Fubo, expressed its opinion in favor of the Transactions.
On February 21, 2025, Fubo exercised the French Put Option and delivered the Exercise Notice (as defined in the French Put Option) to Disney to include Molotov’s equity interests in the Fubo Contribution.
Recommendation of the Fubo Board and Reasons for the Transactions
At a meeting held on January 5, 2025, the Fubo Board unanimously (i) determined that it was in the best interests of Fubo and the Fubo Shareholders, and declared it advisable, to enter into the Business Combination Agreement, (ii) approved and adopted the execution, delivery and performance by Fubo of the Business Combination Agreement and the consummation of the Transactions, and (iii) resolved to recommend approval of the Business Combination Agreement (including the Fubo Contribution), the Share Issuance and the Conversion (including the Plan of Conversion and the Certificate of Incorporation of Fubo), in each case, by the Fubo Shareholders entitled to vote thereon (the “Signing Board Recommendation”).
By unanimous written consent, dated July 24, 2025, the Fubo Board (i) approved and adopted the Conversion Documents and (ii) resolved to recommend approval of the Conversion Documents by the Fubo Shareholders entitled to vote thereon (the “Conversion Board Recommendation” and, collectively with the Signing Board Recommendation, the “Fubo Board Recommendation”).
The Fubo Board unanimously recommends that you vote “FOR” the Business Combination Agreement Proposal, “FOR” the Exchange of Assets Proposal, “FOR” the Conversion Proposal, “FOR” the Share Issuance Proposal, “FOR” the Adjournment Proposal and “FOR” the Transaction Compensation Proposal.
For more information and a discussion of the factors considered by the Fubo Board with respect to the Conversion, see the section of this proxy statement captioned “The Conversion—Reasons for and Effect of the Conversion.”

In evaluating the Business Combination Agreement and the Transactions and recommending that the Fubo Shareholders approve the Business Combination Agreement and the Share Issuance and the other related proposals, the Fubo Board consulted with Fubo’s management, legal and financial advisors, and considered various factors, including the following factors and considerations (which are not presented in a particular order and were neither ranked nor weighted in any manner by the Fubo Board):
•	Business, Financial Condition and Prospects of Fubo on a Standalone Basis.
○	The Fubo Board believed that the Transactions presented a more attractive long-term opportunity for Fubo than the potential future prospects of Fubo as a standalone entity.
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Specifically, the Fubo Board considered (i) its knowledge of and familiarity with Fubo’s business, financial condition and results of operations, (ii) the information obtained in the Fubo Board’s discussions with Fubo’s management, (iii) Fubo’s financial plan, prospects and projected financial condition and results of operations if it were to remain a standalone company, and (iv) other alternatives available to Fubo, including the risks discussed in the section of this proxy statement captioned “The Transactions—Certain Unaudited Financial Projections” and those discussed in Fubo’s public filings with the SEC (see the sections of this proxy statement captioned “Risk Factors—Risks Relating to Fubo’s Business” and “Where You Can Find Additional Information”).

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Access to Capital. The Fubo Board considered (i) the fact that Fubo has incurred operating losses in the past, (ii) that Fubo expected to incur operating losses in the future if it were to remain a standalone company and (iii) that Fubo may require additional capital to meet its financial obligations in the near future. The Fubo Board also considered the challenges facing Fubo in refinancing existing near-term obligations or accessing additional capital, and associated costs, in particular, the potential dilutive impact to Fubo Shareholders and increased cash interest expense of refinancing Fubo’s 3.25% Convertible Senior Notes due 2026 on the terms then available to Fubo. The Fubo Board further considered, in light of these facts, that the terms of the Business Combination Agreement and the Settlement Agreement provided for:

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Signing Cash Payment. Fubo to receive a cash payment of $220 million upon the execution of the Business Combination Agreement and the Settlement Agreement, which amount would be payable upfront and not contingent upon the consummation of the Transactions.

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Senior Unsecured Term Facility. An affiliate of Disney to commit to provide a term loan of up to $145 million to Fubo available in January 2026, which is not contingent upon the consummation of the Transactions; and

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Termination Fee. Hulu to pay Fubo an additional $130 million Hulu Termination Fee in certain circumstances in which the Business Combination Agreement is terminated, including as a result of the failure to obtain regulatory approvals or for certain breaches of the Business Combination Agreement by Hulu.

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Renegotiation of Carriage Agreements and Entry into Other Commercial Agreements. The Fubo Board considered the fact that in connection with negotiating the Transactions and settling the 2024 Litigation, among other things:

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Fubo and certain Disney affiliates would enter into the DMVPD Term Sheet, granting Fubo the right to offer a new Sports & Broadcast service featuring Disney’s sports and broadcast networks, including ABC, ESPN, ESPN2, ESPNU, SECN, ACCN, ESPNEWS, as well as ESPN+ (the “Sports & Broadcast Service”). The DMVPD Term Sheet granted Fubo the right to launch the Sports & Broadcast Service regardless of whether or when the Transactions are consummated. The Sports & Broadcast Service would be memorialized through an amendment to Fubo’s and Disney’s existing DMVPD agreement, along with the execution of new commercial contracts on the terms set forth in the DMVPD Term Sheet; and

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Fubo, Hulu and certain of their respective Subsidiaries would enter other commercial agreements, including the HL Commercial Services Agreement, the HL Transition Services Agreement and the Hulu Brand License Agreement, as described in the section of this proxy statement captioned “Certain Agreements Related to the Transactions—Commercial Agreements.”

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Financial Performance of the Hulu Live Business. The Fubo Board considered its knowledge of and familiarity with the Hulu Live Business’s financial condition and results of operations, and the Hulu Live Business’s financial plan, prospects and projected financial condition, including as set forth in the commercial terms agreed upon between Fubo and Hulu, and results of operations if it were to combine with Fubo in the Transactions, including as described in the section of this proxy statement captioned “The Transactions—Certain Unaudited Financial Projections” and the risks discussed in the section of this proxy statement captioned “Risk Factors—Risks Relating to the Hulu Live Business,” and the results of Fubo’s due diligence review of the Hulu Live Business.

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Synergies. The Fubo Board believed that the Transactions could result in meaningful annual cost and revenue synergies through content cost savings, advertising optimization, sales and marketing opportunities and other operational efficiencies.

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2024 Litigation and Network JV. The Fubo Board considered its knowledge of the proceedings related to the 2024 Litigation as of the Signing Date and the following additional factors related to the 2024 Litigation:

○	the Fubo Board’s belief that if the 2024 Litigation were to remain unsettled, Fubo might not successfully resolve the matter;
○	the risk that the U.S. Court of Appeals for the Second Circuit might vacate or modify the preliminary injunction preventing the launch of the Network JV;
○	the fact that the 2024 Litigation would be permanently settled in connection with executing the Business Combination Agreement;
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the Fubo Board’s belief that, without the access to capital, renegotiated carriage agreements and other benefits provided by the Transactions, the launch of the Network JV would likely materially and adversely affect Fubo, including by threatening the solvency of Fubo’s business;

○	the uncertainty of the damages Fubo might receive at the conclusion of the 2024 Litigation, if any, and the date upon which such damages would be paid, if ever;
○	the risks inherent in pursuing claims related to tying and most-favored nations claims, which challenge well-established industry practices; and
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the fact that if the 2024 Litigation were to remain unsettled, Fubo’s directors, officers and other employees would continue to expend extensive time and efforts and other resources and experience significant distractions while Fubo pursued the 2024 Litigation. The Fubo Board also considered the fact that Fubo had incurred significant costs in pursuing the 2024 Litigation and would continue to incur such costs if the 2024 Litigation remained unsettled.

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Risks and Challenges Facing the TV Streaming Industry. The Fubo Board believed that the TV streaming industry is highly competitive and many companies, including large technology and entertainment companies, TV brands and service operators, are actively focusing on this industry, making it increasingly difficult for Fubo to be competitive and limiting its growth opportunities as a standalone company.

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Current and Historical Trading Price of Fubo Stock on a Standalone Basis. The Fubo Board considered (i) the fact that the trading price of Fubo Common Stock had declined by 86.0% in the period from Fubo’s initial public offering on October 7, 2020 to January 3, 2025, the last trading day prior to the announcement of the Transactions, a period in which the S&P 500 had increased by 83.6%, and (ii) the fact that Fubo was then currently trading at only a 0.4x multiple of consensus 2025 estimated revenue.

•	Negotiations with Disney; Highest Ownership Percentage Reasonably Attainable; Risk of Loss of Opportunity.
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The Fubo Board considered that (i) Fubo’s management, with the assistance of Fubo’s legal and financial advisors, held extensive arm’s-length negotiations with Disney since November 25, 2024, (ii) the Fubo Board had deliberated extensively between December 6, 2024 and January 5, 2025 to evaluate the Transactions and (iii) Fubo had obtained multiple ownership percentage increases since Disney’s proposals (a) on December 28, 2024, which contemplated that Fubo Shareholders would hold 22.5% of the equity and voting interest of Fubo following the consummation of the Transactions and (b) on December 31, 2024, which contemplated that Fubo Shareholders would hold 26% of the equity and voting interest of Fubo following the consummation of the Transactions. The Fubo Board believed, based on such negotiations, that a 30% pro forma ownership percentage for Fubo Shareholders upon consummation of the Transactions represented the highest percentage reasonably obtainable for Fubo, taking into account the other terms of the Transactions and the business, operations, commercialization risks, business strategy, assets, liabilities and general financial condition of Fubo, the Hulu Live Business and Newco. For more information and a discussion of these negotiations and deliberations, see the section of this proxy statement captioned “The Transactions—Background of the Transactions.”

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The Fubo Board believed that it was preferable to negotiate on a one-on-one basis with Disney rather than to conduct a private or public “auction” or sale process of Fubo, particularly in light of (i) the fact that two other potential strategic investors that had been approached, at Fubo’s direction, by Wells Fargo Securities in October 2024 and November 2024 did not express any interest in pursuing a strategic transaction with Fubo; (ii) the Fubo Board’s belief that the level of interest from other credible third parties with the ability to consummate a transaction both from a financial and regulatory perspective and at an attractive valuation was not likely to be comparable to the Transactions, taking into account, among other factors, current TV streaming industry dynamics, Fubo’s financial position and need for immediate interim funding, the ability of Fubo to obtain improved commercial arrangements and the input of Fubo’s management and advisors regarding such matters; (iii) the Fubo Board’s belief, with input from Fubo’s advisors, that the non-solicitation and termination fee provisions of the Business Combination Agreement would not preclude or deter a willing and financially capable third party, were one to exist, from making a superior proposal following the announcement of a transaction with Disney; and (iv) the fact that between February 2024 and January 6, 2025 (i.e., during the pendency of the 2024 Litigation), Fubo had not received any indications of interest regarding a business combination or similar acquisition transaction that the Fubo Board had determined offered sufficient value to Fubo and the Fubo Shareholders to meaningfully pursue.

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The Fubo Board considered the risk that prolonging the process for evaluating other alternatives available to Fubo in an effort to obtain additional proposals from Disney containing a higher retained ownership percentage or proposals from other potential counterparties at higher prices or values prior to executing a definitive business combination agreement presented a significant risk of the loss of the opportunity to successfully settle the 2024 Litigation and consummate the Transactions on the terms and conditions negotiated by Fubo as of January 6, 2025, and was unlikely to yield a proposal that would be a material improvement to the Transactions.

•	Post-Closing Ownership. The Fubo Board considered the fact that:
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after extensive negotiations with Disney, Fubo Shareholders would retain 30% of the equity and voting interests of the combined company, which was anticipated to be a substantially larger entity than Fubo on a standalone basis; and

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by virtue of retaining their shares of Fubo Common Stock, Fubo Shareholders may continue to participate in the potential growth and value creation of the combined company following the consummation of the Transactions to the extent Fubo Shareholders retain their shares of Class A Common Stock issued in the Transactions.

•	Post-Closing Governance. The Fubo Board considered the fact that, following the Closing:
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Fubo will be led by a Board of Directors whose members will include (i) two independent directors designated by the current Fubo Board (who must be reasonably acceptable to Hulu) and (ii) Fubo’s CEO, in addition to six directors designated by Hulu, at least one of whom must be independent;

○	Hulu’s director designation rights are subject to certain fall-away thresholds; and
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Fubo’s audit committee, which will consist solely of independent directors, will be responsible for, among other things, reviewing and approving related party transactions and carriage agreements with other programmers. For more information and a discussion of the post-closing governance of Fubo, see the sections of this proxy statement captioned “The Conversion— Description of Capital Stock and Comparison of Shareholder Rights and Corporate Governance Matters.”

•	Post-Closing Management. The Fubo Board considered the fact that Fubo will continue to be led by Fubo’s existing management team immediately following the closing of the Transactions.
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Stockholders Agreement with Hulu. The Fubo Board considered the fact that at the closing of the Transactions Hulu will enter into a stockholders agreement with Fubo agreeing to, among other matters (until Hulu owns less than 50% of the voting shares of Fubo), vote its shares of Fubo’s common stock (whether shares of Class A Common Stock or Class B Common Stock) in favor of (i) directors that are nominated by the Fubo Board (whether at an annual or special meeting) in accordance with the Delaware Certificate of Incorporation, including all independent directors nominated by the independent directors, and (ii) the Fubo Board’s recommendation with respect to any proposal presented at an annual or special meeting , subject to certain exceptions.

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Lock-Up. The Fubo Board considered the fact that Hulu and its affiliates will be prohibited from transferring the shares of Class B Common Stock (or, as thereafter exchanged, Class A Common Stock) that it receives in connection with the consummation of the Transactions for a period of 24 months from the Closing Date, subject to certain exceptions as described in the section of this proxy statement captioned “Certain Agreements Related to the Share Issuance—Stockholders Agreement.”

•	Consumer Choice. The Fubo Board believed that the Transactions will enhance consumer choice by making available a broad set of programming offerings.
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Future Tax Benefits to Fubo. The Fubo Board believed that the “Up-C” structure would allow Fubo to share in certain tax benefits with Hulu and considered the terms of the Tax Receivables Agreement, as described in the section of this proxy statement captioned “Certain Agreements Related to the Transactions—Tax Receivables Agreement,” including the fact that payments owed to Hulu under the Tax Receivables Agreement will not be accelerated upon any post-closing change of control of Fubo.

•	Affiliation with Hulu. The Fubo Board believed that Fubo and Newco will benefit from the resources and support of Hulu (which is a subsidiary of Disney).
•	Recommendation of Fubo Management. The Fubo Board considered the recommendation of Fubo’s management team in favor of the Transactions.
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Advice of Outside Advisors. The Fubo Board considered the fact that Fubo’s legal and financial advisors were involved throughout the negotiations and updated the Fubo Board directly and regularly, which provided the Fubo Board with outside perspectives on the negotiations in addition to those of Fubo management.

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Opinion of Wells Fargo Securities. The Fubo Board considered the opinion, dated January 5, 2025, of Wells Fargo Securities to the Fubo Board as to the fairness, from a financial point of view and as of the date of such opinion, to Fubo of the Fubo-Owned Newco Unit Percentage provided for pursuant to the Business Combination Agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described in the section of this proxy statement captioned “The Transactions—Opinion of Fubo’s Financial Advisor: Wells Fargo Securities.”

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Opinion of Evercore. The Fubo Board considered the oral opinion of Evercore rendered to the Fubo Board on January 5, 2025, subsequently confirmed by delivery of a written opinion dated January 6, 2025, to the effect that, as of such date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Fubo-Owned Newco Units to be received by Fubo in the Transactions were fair, from a financial point of view, to Fubo, as more fully described in the section of this proxy statement captioned “The Transactions—Opinion of Fubo’s Financial Advisor: Evercore.”
•
Likelihood of Completion. The Fubo Board’s belief that the Transactions were reasonably likely to be completed based on a number of factors, including (i) its discussions with its legal advisors regarding the regulatory approvals required to consummate the Transactions; (ii) Disney’s and Hulu’s contractual obligations with respect to obtaining regulatory approvals under the Business Combination Agreement; (iii) the fact that Fubo may specifically enforce Disney’s and Hulu’s obligations under the Business Combination Agreement; (iv) the fact that the Outside Date of April 6, 2026 (x) will be automatically extended to July 6, 2026 if, as of April 6, 2026, all of the closing conditions except those relating to regulatory approvals have been waived or satisfied, and (y) will be automatically extended further to October 6, 2026 if, as of July 6, 2026, all of the closing conditions except those relating to regulatory approvals have been waived or satisfied; and (v) the fact that there is no financing condition and the fact that the closing conditions and termination rights under the Business Combination Agreement are specific and limited.

•
Terms of the Business Combination Agreement. The Fubo Board reviewed and considered the terms and conditions of the Business Combination Agreement and the Transactions, which included the respective representations, warranties, covenants, conditions and termination rights of the parties, each of which are described in the section of this proxy statement captioned “The Business Combination Agreement.” Those matters considered included:

○
Nature of the Negotiations; Terms of the Business Combination Agreement as a Whole. The Fubo Board considered the fact that the Business Combination Agreement was heavily negotiated at arm’s length between Fubo, on the one hand, and Disney and Hulu, on the other hand, with the assistance of their respective legal and financial advisors. The Fubo Board considered that, in its view, the material terms of the Business Combination Agreement, taken as a whole, were as favorable to Fubo as reasonably possible based on the applicable facts and circumstances.

○
Opportunity for Fubo Shareholders to Vote. The Fubo Board considered the fact that the Business Combination Agreement would be subject to the approval of Fubo Shareholders, and the Fubo Shareholders would be free to evaluate the Transactions and vote for or against the approval of the Business Combination Agreement at the Special Meeting.

○
Certainty of Percentage of Newco; Absence of Adjustments to the Fubo-Owned Newco Unit Percentage. The Fubo Board considered that the Business Combination Agreement did not provide for any adjustments to the Fubo-Owned Newco Unit Percentage, which (i) provides certainty of the percentage of Newco to be received by Fubo, (ii) reduces the risks to Fubo Shareholders of any deterioration of Fubo’s business during the pendency of the Transactions and (iii) affords Fubo Shareholders the opportunity to benefit from any improvements in the financial condition of the Hulu Live Business during the pendency of the Transactions.

○
Absence of Certain Conditions. The Fubo Board considered that Hulu’s obligations to effect the Transactions are not subject to any condition related to the absence of a Fubo Material Adverse Effect at the Closing or the accuracy of Fubo’s representations and warranties at the closing of the Transactions. The Fubo Board also considered that Disney’s and Hulu’s obligations under the Business Combination Agreement are not subject to any financing condition.

○
Other Conditions to the Consummation of the Transactions; Likelihood of Closing. The Fubo Board considered the reasonable likelihood of the consummation of the Transactions in light of the limited and specific conditions in the Business Combination Agreement to Hulu’s obligations to effect the Transactions and the likelihood that required antitrust and regulatory approvals would be received.

○
Ability to Change Fubo Board Recommendation. The Fubo Board considered the provisions in the Business Combination Agreement that provide for the ability of the Fubo Board, under certain circumstances, to withdraw, amend, modify or qualify its recommendations to Fubo Shareholders in this proxy statement.

○
Ability to Engage with Third Parties. The Fubo Board considered the provisions in the Business Combination Agreement that provide for Fubo’s ability, under certain circumstances, to furnish information to persons who have submitted a written, bona fide Alternative Proposal, participate and engage in discussions or negotiations with persons who have submitted a written, bona fide Alternative Proposal, and otherwise facilitate a written, bona fide Alternative Proposal, if, among other conditions, the Fubo Board determines in good faith, after consultation with Fubo’s financial advisors and outside legal counsel, that such Alternative Proposal constitutes or could reasonably be expected to lead to a Superior Proposal.

○
Ability to Terminate Business Combination Agreement to Accept a Superior Proposal. The Fubo Board considered the provisions in the Business Combination Agreement that provide for the ability of the Fubo Board to terminate the Business Combination Agreement to enter into a definitive agreement with respect to a Superior Proposal, subject to certain conditions, including that Fubo pays to Hulu the termination fee described in the immediately following bullet substantially concurrently with such termination.

○
Fubo Termination Fee. The Fubo Board, after discussing with its financial and legal advisors, believed (i) the $50 million Fubo Termination Fee that could become payable pursuant to the Business Combination Agreement was reasonable, not coercive and not preclusive of other potential offers, and (ii) neither the Fubo Termination Fee nor the other provisions of the Business Combination Agreement regarding alternative proposals would likely deter any bona fide interested and financially capable third party from making a competing alternative proposal. The Fubo Board considered that the Fubo Termination Fee would not likely be required to be paid unless the Fubo Board entered into or intended to enter into an agreement providing for a transaction that would reasonably be expected to be more favorable to the Fubo Shareholders, from a financial point of view, than the Transactions.

○
Specific Performance. The Fubo Board considered the provisions in the Business Combination Agreement that provide for the ability of Fubo, under circumstances specified in the Business Combination Agreement, to seek specific performance of Hulu’s and Disney’s obligation to consummate the Transactions and to prevent other breaches of the Business Combination Agreement.

○
Indemnification. The Fubo Board considered the provisions in the Business Combination Agreement that require Hulu to indemnify and hold harmless Fubo, the Fubo Subsidiaries and their respective affiliates and their respective representatives from Losses incurred by such persons or entities which arise out of any Disney Retained Liability.

○
Operating Flexibility. The Fubo Board considered that the Business Combination Agreement provides Fubo sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Transactions and the termination of the Business Combination Agreement, as more fully described in the section of this proxy statement captioned “The Business Combination Agreement—Conduct of Business Pending the Transactions.”

•
Tax Treatment. The Fubo Board considered that the Transactions would not result in any U.S. federal income taxes payable by the Fubo Shareholders or any material U.S. federal income taxes payable by Fubo.

The Fubo Board also considered a number of uncertainties, risks and other potentially negative factors in their deliberations concerning the Transactions contemplated by the Business Combination Agreement, including the following (which are not presented in a particular order and were neither ranked nor weighted in any manner by the Fubo Board):
•
Settlement of the 2024 Litigation. The Fubo Board, with the assistance of Fubo’s management and legal and financial advisors, considered that the 2024 Litigation might instead not be permanently settled in connection with entering into the Business Combination Agreement, including the following considerations:

○
the possibility that proceeding to trial on the 2024 Litigation may have resulted in a greater financial benefit to Fubo than the financial benefits to Fubo and the Fubo Shareholders of the Transactions;

○	the fact that the Settlement involved a waiver of all claims arising out of Defendants’ then-current licensing practices, including practices that were not the subject of the 2024 Litigation;

○	the fact that the Settlement would have allowed the Network JV to launch;
○
the provisions in the Business Combination Agreement which permit Hulu to terminate the Business Combination Agreement in the event Fubo or any of its affiliates commences any action that (i) contests the validity or effectiveness of the Settlement Documents or the Settlement or (ii) is based on the claims (or underlying factual predicates thereof) that the Settlement Documents contemplate would be dismissed pursuant thereto; and

•	the risk that the Settlement might lead to additional regulatory attention on the Transactions and possibly subject Fubo to additional litigation.
•
No Shareholder Consideration; Future Control Premium. The Fubo Board considered that the Fubo Shareholders will not receive any direct cash consideration in the Transactions and that Fubo Shareholders may not be able to receive a control premium for their shares of Fubo Common Stock following the consummation of the Transactions without the approval of Hulu as the controlling stockholder of Fubo.

•
Standalone Potential. The Fubo Board considered any potential upside in Fubo’s strategic plan as a standalone company, and the fact that Fubo Shareholders will forgo owning 100% of any future increase in the value of Fubo Common Stock that might result from Fubo’s possible growth as a standalone company, in exchange for owning 30% of Newco, the entity that will hold the Fubo business and the Hulu Live Business following the Closing.

•
Absence of Adjustments to the Fubo-Owned Newco Unit Percentage. The Fubo Board considered the fact that Fubo Shareholders cannot be certain of the value of the shares of Class A Common Stock issuable as a result of the Conversion given that the Business Combination Agreement does not provide for any adjustments to the Fubo-Owned Newco Unit Percentage to be received by Fubo in the Transactions. The absence of such adjustment increases the risk to Fubo Shareholders of any deterioration in the Hulu Live Business during the pendency of the Transactions and affords Hulu the opportunity to benefit from any improvements in the financial condition of Fubo during the pendency of the Transactions.

•
Regulatory Risks. The Fubo Board considered the possibility that regulatory agencies may delay, object to, challenge or seek to enjoin the Transactions, or may seek to impose terms and conditions on their approvals that Hulu is not required to accept pursuant to the terms and conditions of the Business Combination Agreement or are not acceptable to Hulu, notwithstanding its obligations under the Business Combination Agreement. The Fubo Board also considered that Fubo may incur significant costs from seeking such regulatory approvals.

•
Closing Conditions. The Fubo Board considered (1) that the conditions to Hulu’s obligations to effect the Transactions would be subject to conditions, including (i) the receipt of approval by Fubo Shareholders and certain regulatory approvals, (ii) compliance in all material respects by Fubo with its covenants in the Business Combination Agreement, (iii) the absence of inaccuracies of Fubo’s representations and warranties as of January 6, 2025, beyond negotiated standards of materiality and (iv) the delivery by Fubo of all closing deliverables required by the Business Combination Agreement, and (2) the possibility that such conditions may not be satisfied, including as a result of events outside of Fubo’s control.

•
Failure to Close. The Fubo Board considered the fact that, if the Transactions are not consummated, Fubo’s directors, officers and other employees will have expended extensive time and efforts and experienced significant distractions during the pendency of the Transactions, and Fubo will have incurred significant transaction costs in negotiating the Business Combination Agreement and attempting to consummate the Transactions. The Fubo Board also considered the fact that, if the Transactions are not completed, (i) Fubo’s continuing business could potentially have been harmed by the pendency of the Transactions, (ii) the market’s perception of Fubo could result in a loss of employees, (iii) the adverse perception of any failure to successfully consummate the Transactions could cause reputational harm to Fubo’s relationships with investors, customers, business partners and other third parties and (iv) the trading price of Fubo Common Stock could be adversely affected. The Fubo Board considered that, in that event, it would be unlikely that there would be any other third parties interested in acquiring Fubo or a controlling interest therein on terms as favorable as the terms on which Hulu was prepared to consummate the Transactions.

•	Post-Closing Integration; Synergies. The Fubo Board considered the challenges inherent in the combination of two independent businesses of the size and scope of Fubo and the Hulu Live Business,

including the fact that the Hulu Live Business previously had not been operated on a standalone basis and the risk that the anticipated cost and revenue synergies and other anticipated benefits of the Transactions might not be achieved in the timeframe contemplated or at all, and the other numerous risks and uncertainties that, if the Transactions are completed, could adversely affect Fubo’s and Newco’s business, operations and financial results and the trading price of shares of Class A Common Stock. The Fubo Board also considered the liabilities of the Hulu Live Business and the risk that the integration of Fubo and the Hulu Live Business may, despite the indemnification provisions in the Business Combination Agreement, subject Fubo to certain liabilities of the Hulu Live Business that it would not have otherwise been subject to as a standalone company.
•
Failure to Achieve Projections. The Fubo Board considered the risk that the unaudited non-public prospective financial information of Fubo, the Hulu Live Business and Newco, as described in the section of this proxy statement captioned “The Transactions—Certain Unaudited Financial Projections,” might not be achieved in the amounts or at the times anticipated.

•
Up-C. The Fubo Board considered the complexity of the implementation and administration of an “Up-C” structure and the possibility that it might be difficult for certain investors to understand that structure and that such complexity may result in more limited liquidity for shares of Class A Common Stock as compared to the current liquidity of Fubo Common Stock.

•
Controlling Stockholder. The Fubo Board considered the fact that, immediately following the consummation of the Transactions, Hulu will hold 70% of the voting power of Fubo (calculated on a fully-diluted basis) and that, as a “controlled company” under NYSE rules, Fubo will elect to use the exemptions from NYSE requirements available to Fubo as a “controlled company” and a majority of the Fubo directors will not be “independent” within the meaning of NYSE rules.

•
Limited Recourse. The Fubo Board considered that under certain circumstances Fubo’s monetary remedy in the event of a breach of the Business Combination Agreement by Hulu or Disney may be limited to receipt of the Hulu Termination Fee of $130 million and certain collection costs, and that in the event the Closing does not occur, Fubo may not be entitled to the Hulu Termination Fee or any other monetary remedy.

•
No-Shop Restrictions. The Fubo Board considered the restrictions in the Business Combination Agreement on Fubo’s ability to solicit competing transactions, subject to certain exceptions to allow the Fubo Board to exercise its fiduciary duties to change its recommendation to Fubo Shareholders or provide information to and negotiate with parties who submit an unsolicited Alternative Proposal and to accept a Superior Proposal, and then only upon the payment of the $50 million Fubo Termination Fee by Fubo to Hulu.

•
Other Pre-Closing Covenants. The Fubo Board considered the restrictions on the conduct of Fubo’s business prior to the consummation of the Transactions, including covenants that Fubo conduct its business in all material respects in the ordinary course and refrain from taking certain actions without Hulu’s prior consent, which may delay or prevent Fubo from undertaking strategic initiatives or other actions before the completion of the Transactions that, absent the Business Combination Agreement, Fubo may have pursued.

•
Fubo Termination Fee. The Fubo Board considered that the $50 million Fubo Termination Fee could become payable following termination of the Business Combination Agreement in certain circumstances, including if Fubo terminates the Business Combination Agreement to accept a Superior Proposal or if Hulu terminates the Business Combination Agreement because the Fubo Board effects a Fubo Board Recommendation Change. The Fubo Board further considered and discussed with Fubo’s advisors the potentially discouraging impact that such termination fee could have on a third party’s interest in making an unsolicited competing Alternative Proposal.

•
Absence of Certain Conditions. The Fubo Board considered that Fubo’s obligations to effect the Transactions are not subject to any condition related to the absence of a Hulu Material Adverse Effect at the closing of the Transactions or the accuracy of Hulu’s representations and warranties at the closing of the Transactions.

•
Indemnification. The Fubo Board considered the provisions in the Business Combination Agreement that require Fubo to cause Newco to indemnify and hold harmless Hulu and its affiliates and their respective representatives from Losses incurred by such persons or entities which arise out of any Hulu Live Business Liability.

•
Public Announcement of the Transactions. The Fubo Board considered the effect of a public announcement of the execution of the Business Combination Agreement and the Transactions, including effects on Fubo’s operations, employees and ability to attract and retain key management and personnel. The Fubo Board also considered the effect of these matters on Hulu and the risks that any adverse reaction to the Transactions could adversely affect Hulu’s willingness to consummate the Transactions, notwithstanding its obligations under the Business Combination Agreement.

•
Bilateral Negotiations. The Fubo Board considered (i) the fact that, for the reasons described in this proxy statement, Fubo negotiated bilaterally with Disney rather than conducting a public or private “auction” or broader sales process of Fubo and (ii) the possibility that, despite the view of the Fubo Board that the level of interest from other credible third parties with the ability to consummate a transaction both from a financial and regulatory perspective and at an attractive valuation was not likely to be comparable to the Transactions, another party may have been willing to acquire control of Fubo for consideration with a value in excess of the economic interest of Newco to be received by Fubo in the Transactions.

•	Audited Financial Statements. The Fubo Board considered the fact that the HL Audited Financial Statements were not available at the time of executing the Business Combination Agreement.
•
Appraisal Rights. The Fubo Board considered the fact that Fubo Shareholders are not entitled to appraisal rights under the Business Combination Agreement or in connection with the Conversion under the FBCA.

•
Hulu Interests in the Transactions. The Fubo Board considered that Hulu may have interests, including financial interests, in the post-closing governance and operations of Fubo and Newco that are in addition to, or that may be different from, the interests of other Fubo Shareholders.

•
Interests of Executive Officers and Directors of Fubo in the Transactions. The Fubo Board considered that Fubo’s executive officers and directors may have interests, including financial interests, in the Transactions and the post-closing governance and operation of Fubo and Newco that are in addition to, or that may be different from, the interests of other Fubo Shareholders.

•	Litigation. The Fubo Board considered the risk of litigation arising from the Business Combination Agreement or the Transactions.
•
Transaction Costs. The Fubo Board considered the fact that Fubo has incurred and will continue to incur substantial costs in connection with the Transactions, even if the Transactions are not consummated.

•
The Fubo Board further considered the risks discussed in the section of this proxy statement captioned “Risk Factors—Risks Relating to the Transactions” and “Risk Factors—Risks Relating to Newco’s Business.”

The foregoing discussion of information and factors considered by the Fubo Board is not intended to be exhaustive but includes the material factors considered by the Fubo Board. In light of the variety of factors considered in connection with its evaluation of the Business Combination Agreement and the Transactions, the Fubo Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Fubo Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Fubo Board based its recommendation on the totality of the information presented.
In considering the recommendation of the Fubo Board that the Fubo Shareholders vote “FOR” the approval of each of the Business Combination Agreement Proposal, the Exchange of Assets Proposal, the Conversion Proposal, the Share Issuance Proposal, the Adjournment Proposal and the Transaction Compensation Proposal you should be aware that Fubo’s directors and executive officers may have interests in the Transactions that are different from, or in addition to, yours. The Fubo Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination Agreement, in approving the Business Combination Agreement and in recommending that the Fubo Shareholders vote “FOR” the approval of each of the Business Combination

Agreement Proposal, the Exchange of Assets Proposal, the Conversion Proposal, the Share Issuance Proposal, the Adjournment Proposal and the Transaction Compensation Proposal. For more information on these interests, see the section of this proxy statement captioned “—Interests of Executive Officers and Directors of Fubo in the Transactions.”
The foregoing discussion of the information and factors considered by the Fubo Board is forward-looking in nature. This information should be read in light of the factors described under the section of this proxy statement captioned “Cautionary Statement Regarding Forward-Looking Statements.”
For more information and a discussion of the factors considered by the Fubo Board with respect to the Conversion, see the section of this proxy statement captioned “The Conversion—Reasons for and Effect of the Conversion.”
Certain Unaudited Financial Projections
Other than from time to time in connection with Fubo’s regular earnings press releases and related investor materials, Fubo does not, as a matter of course, make public projections as to Fubo’s future financial performance, due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates, especially in respect of projections covering extended periods of time. However, certain unaudited financial projections of Fubo, prepared by Fubo’s management, were made available to each of the Fubo Board and Fubo’s financial advisors in connection with the proposed business combination between Fubo and the Hulu Live Business. In addition, certain unaudited financial projections of the Hulu Live Business, provided by Disney, were made available to each of Fubo, the Fubo Board and Fubo’s financial advisors in connection with the proposed business combination between Fubo and the Hulu Live Business.
The inclusion of the unaudited financial projections included in this proxy statement should not be regarded as an indication that any of Fubo, Disney, Hulu, any of their respective affiliates, officers, directors, advisors or other representatives (including financial advisors) or any other person considered, or now considers, such information necessarily predictive of actual future results or material information given the inherent risks and uncertainties associated with such projections. The unaudited financial projections described below are included in this proxy statement solely to give Fubo Shareholders access to information that was made available to each of Fubo, the Fubo Board and Fubo’s financial advisors. These unaudited financial projections are not included in this proxy statement to influence any Fubo Shareholder as to how to vote at the Special Meeting with respect to the Transactions or any other proposals to be voted on at the Special Meeting. By including the unaudited financial projections in this proxy statement, none of Fubo, Disney, Hulu or any of their respective affiliates, officers, directors, advisors or other representatives (including financial advisors) has made or makes any representation to any Fubo Shareholder regarding the information included in the unaudited financial projections or Fubo’s, the Hulu Live Business’s or Newco’s ultimate performance as compared to the information in the unaudited financial projections.
December 2024 Fubo Projections
From September 2023 to January 2024, as part of Fubo’s annual business review and in accordance with its ordinary course practices, Fubo’s management prepared certain unaudited non-public prospective financial information for Fubo, on a standalone basis without giving effect to a prospective transaction, for fiscal years 2024 through 2026. As part of its regular, annual process, this unaudited financial information was reviewed by the Fubo Board at its annual review meeting in January 2024. In June 2024, Fubo’s management updated this unaudited financial information to reflect the view of Fubo’s management regarding fiscal years 2027 and 2028. We refer to this unaudited financial information as the “Fubo Long-Range Plan.”
In December 2024, Fubo’s management updated the Fubo Long-Range Plan to reflect (i) the actual results of the first nine months of fiscal year 2024 and (ii) the updated view of Fubo’s management regarding the final three months of fiscal year 2024 (the Fubo Long-Range Plan, as updated, the “December 2024 Fubo Projections”). Fubo’s management provided the December 2024 Fubo Projections to representatives of each of Fubo’s financial advisors, as described in the section of this proxy statement captioned “The Transactions—Background of the Transactions.” The December 2024 Fubo Projections did not give effect to a prospective transaction or account for any potential income taxes beyond fiscal year 2024 and included assumptions of Fubo’s management that, among other things, (i) Fubo’s 2026 convertible notes would be successfully refinanced during the first quarter of fiscal year 2025 (and therefore Fubo would retain sufficient liquidity to operate with positive free cash flow); (ii) the 2024 Litigation would not impact Fubo beyond the end of fiscal year 2024; (iii) the competitive environment facing North American virtual multichannel video programming distributors would improve; (iv) Fubo would be able to sustainably pass on increased carriage costs through pricing increases; (v) demand for national ad inventory would be sustained; and (vi) only de minimis capital expenditures would be required to support Fubo’s growth.
In addition to the assumptions and estimates discussed above, the December 2024 Fubo Projections included the following assumptions and estimates of Fubo’s management:
•	revenue growth rates ranging from approximately 18.7% in 2024 to approximately 8.0% in 2028 (with a high of approximately 18.7% in 2024 and a low of approximately 5.6% in 2025);
•	operating income margins ranging from approximately (12.4%) in 2024 to approximately 5.7% in 2028 (with a high of approximately 5.7% in 2028 and a low of approximately (12.4%) in 2024);
•	net income margins ranging from approximately (11.3%) in 2024 to approximately 5.1% in 2028 (with a high of approximately 5.1% in 2028 and a low of approximately (11.3%) in 2024); and
•	adjusted EBITDA margins ranging from approximately (6.3%) in 2024 to approximately 9.2% in 2028 (with a high of approximately 9.2% in 2028 and a low of approximately (6.3%) in 2024).
These assumptions and estimates were determined by Fubo’s management based on their experience and judgment and their expectations of Fubo’s operations as a standalone company.
The following table summarizes the December 2024 Fubo Projections ($ in millions):

	December 2024 Fubo Projections
	2024E	2025E	2026E	2027E	2028E
Total Revenue	$1,625	$1,716	$1,936	$2,107	$2,275
Operating Income (Loss)(1)	($201)	($78)	$30	$82	$129
Net Income (Loss)(2)	($184)	($92)	$16	$68	$115
Adjusted EBITDA(3)	($102)	$1	$108	$160	$210
Free Cash Flow(4)	($117)	$9	$112	$186	$226

(1)
Operating Income (Loss) represents Fubo revenue, less (i) subscriber-related expenses, (ii) broadcasting and transmission expenses, (iii) sales and marketing expenses, (iv) technology and development expenses, (v) general and administrative expenses, (vi) depreciation and amortization and (vii) certain other expenses.

(2)
Net Income (Loss) represents Operating Income (Loss), less (i) net interest expenses and financing costs, (ii) provision for income taxes (for fiscal year 2024 only) and (iii) certain other expenses (for fiscal year 2024 only), plus (a) amortization of debt discount (for fiscal year 2024 only) and (b) gain (loss) on extinguishment of debt (for fiscal year 2024 only).

(3)
Adjusted EBITDA, a non-GAAP financial measure, represents Net Income (Loss), plus (i) depreciation and amortization, (ii) stock-based compensation expenses, (iii) provision for income taxes (for fiscal year 2024 only), (iv) interest and debt-related expenses and (v) certain other expenses. Adjusted EBITDA should not be considered as an alternative to Net Income (Loss) or any other items calculated in accordance with GAAP, or as an indicator of Fubo’s operating performance.

(4)
Free Cash Flow, a non-GAAP financial measure, represents cash flow from (used in) operating activities, plus cash flow from (used in) investing activities. Free Cash Flow should not be considered as an alternative to cash flow from (used in) operating activities or any other items calculated in accordance with GAAP, or as an indicator of Fubo’s operating performance.

January 2025 Fubo Projections
In late December 2024 and early January 2025, Fubo’s management updated the December 2024 Fubo Projections for (i) certain long-term carriage rate assumptions based on information provided by Disney and (ii) the view of Fubo’s management regarding fiscal year 2029. On January 3, 2025, this unaudited prospective financial information was finalized by Fubo’s management (the “January 2025 Fubo Projections”), provided to representatives of each of Fubo’s financial advisors, and subsequently approved by the Fubo Board for the use and reliance of Fubo’s financial advisors in connection with their respective financial analyses and opinions as described in the sections of this proxy statement captioned “The Transactions—Opinion of Fubo’s Financial Advisor: Wells Fargo Securities” and “The Transactions—Opinion of Fubo’s Financial Advisor: Evercore.”
In addition to the assumptions and estimates discussed above, the January 2025 Fubo Projections included the following assumptions and estimates of Fubo’s management:
•	revenue growth rates ranging from approximately 18.7% in 2024 to approximately 6.6% in 2029 (with a high of approximately 18.7% in 2024 and a low of approximately 5.6% in 2025);

•	operating income margins ranging from approximately (12.4%) in 2024 to approximately 4.7% in 2029 (with a high of approximately 4.7% in 2029 and a low of approximately (12.4%) in 2024);
•	net income margins ranging from approximately (11.3%) in 2024 to approximately 4.2% in 2029 (with a high of approximately 4.2% in 2029 and a low of approximately (11.3%) in 2024); and
•	adjusted EBITDA margins ranging from approximately (6.3%) in 2024 to approximately 8.1% in 2029 (with a high of approximately 8.1% in 2029 and a low of approximately (6.3%) in 2024).
These assumptions and estimates were determined by Fubo’s management based on their experience and judgment and their expectations of Fubo’s operations as a standalone company.
The following table summarizes the January 2025 Fubo Projections ($ in millions):

	January 2025 Fubo Projections
	2024E	2025E	2026E	2027E	2028E	2029E
Total Revenue	$1,625	$1,716	$1,936	$2,107	$2,275	$2,426
Operating Income (Loss)(1)	($201)	($78)	$30	$65	$95	$114
Net Income (Loss)(2)	($184)	($92)	$16	$51	$81	$101
Adjusted EBITDA(3)	($102)	$1	$108	$143	$176	$197
Free Cash Flow(4)	($117)	$9	$112	$169	$192	$209

(1)
Operating Income (Loss) represents Fubo revenue, less (i) subscriber-related expenses, (ii) broadcasting and transmission expenses, (iii) sales and marketing expenses, (iv) technology and development expenses, (v) general and administrative expenses, (vi) depreciation and amortization and (vii) certain other expenses.

(2)
Net Income (Loss) represents Operating Income (Loss), less (i) net interest expenses and financing costs, (ii) provision for income taxes (for fiscal year 2024 only) and (iii) certain other expenses (for fiscal year 2024 only), plus (a) amortization of debt discount (for fiscal year 2024 only) and (b) gain (loss) on extinguishment of debt (for fiscal year 2024 only).

(3)
Adjusted EBITDA, a non-GAAP financial measure, represents Net Income (Loss), plus (i) depreciation and amortization, (ii) stock-based compensation expenses, (iii) provision for income taxes (for fiscal year 2024 only), (iv) interest and debt-related expenses and (v) certain other expenses. Adjusted EBITDA should not be considered as an alternative to Net Income (Loss) or any other items calculated in accordance with GAAP, or as an indicator of Fubo’s operating performance.

(4)
Free Cash Flow, a non-GAAP financial measure, represents cash flow from (used in) operating activities, plus cash flow from (used in) investing activities. Free Cash Flow should not be considered as an alternative to cash flow from (used in) operating activities or any other items calculated in accordance with GAAP, or as an indicator of Fubo’s operating performance.

Hulu Live Business Standalone Projections
In late December 2024 and early January 2025, in connection with Fubo’s evaluation of the proposed business combination transaction between Fubo and the Hulu Live Business, Disney provided Fubo with certain unaudited financial projections of the Hulu Live Business, on a standalone basis, giving effect to the Transactions and reflecting the joint business plan and commercial terms negotiated by Fubo and one or more affiliates of Disney, for fiscal year 2024 through fiscal year 2029. On January 2, 2025, a finalized version of this prospective financial information was provided to representatives of each of Fubo and Fubo’s financial advisors, reviewed and approved by Fubo’s management, and subsequently approved by the Fubo Board (the “Hulu Live Business Standalone Projections”) for the use and reliance of Fubo’s financial advisors in connection with their respective financial analyses and opinions as described in the sections of this proxy statement captioned “The Transactions—Opinion of Fubo’s Financial Advisor: Wells Fargo Securities” and “The Transactions—Opinion of Fubo’s Financial Advisor: Evercore.”
The Hulu Live Business Standalone Projections did not account for any potential income taxes and included assumptions that, among other things, (i) the Hulu Live Business’s revenue and average revenue per unit growth would be driven by acquisition of subscribers to the HL DMVPD Service, increased pricing and revised wholesale fee arrangements; (ii) adjusted EBITDA margins would reflect certain cost allocations with Hulu (including wholesale fees from Hulu and advertising representation fees, brand license fees and marketing support charges to Hulu); and (iii) Disney and Hulu would retain selected costs and capital expenditures at Hulu.

In addition to the assumptions and estimates discussed above, the Hulu Live Business Standalone Projections included the following assumptions and estimates based on, among other things, expectations of the Hulu Live Business’s operations on a standalone basis:
•	revenue growth rates ranging from approximately 7.9% in 2024 to approximately 5.0% in 2029 (with a high of approximately 7.9% in 2024 and a low of approximately 0.7% in 2025);
•	operating income margins ranging from approximately 1.1% in 2024 to approximately 5.4% in 2029 (with a high of approximately 5.5% in 2028 and a low of approximately 1.1% in 2024);
•	net income margins ranging from approximately 1.1% in 2024 to approximately 5.4% in 2029 (with a high of approximately 5.5% in 2028 and a low of approximately 1.1% in 2024); and
•	adjusted EBITDA margins ranging from approximately 1.1% in 2024 to approximately 5.4% in 2029 (with a high of approximately 5.5% in 2028 and a low of approximately 1.1% in 2024).
The following table summarizes the Hulu Live Business Standalone Projections ($ in millions):

	Hulu Live Business Standalone Projections
	2024E	2025E	2026E	2027E	2028E	2029E
Total Revenue	$4,564	$4,598	$4,887	$5,162	$5,515	$5,792
Operating Income(1)	$52	$118	$131	$249	$306	$312
Net Income(2)	$52	$118	$131	$249	$306	$312
Adjusted EBITDA(3)	$52	$118	$131	$249	$306	$312

(1)
Operating Income represents the Hulu Live Business’s revenue, less (i) subscriber-related expenses, (ii) sales and marketing expenses, (iii) advertising representation fees to affiliates of Disney, (iv) brand license fees to affiliates of Disney and (v) marketing support charges to affiliates of Disney.

(2)	Net Income represents Operating Income, less (i) net interest expenses and financing costs, (ii) amortization of debt discount and (iii) certain other expenses, plus gain on extinguishment of debt.
(3)
Adjusted EBITDA, a non-GAAP financial measure, represents Operating Income. Adjusted EBITDA should not be considered as an alternative to Net Income or any other items calculated in accordance with GAAP, or as an indicator of the Hulu Live Business’s operating performance.

Newco Projections
In December 2024 and January 2025, in connection with the Fubo Board’s evaluation of the proposed business combination transaction between Fubo and the Hulu Live Business, Fubo’s management prepared unaudited non-public prospective financial information for Newco, giving effect to the Transactions and reflecting the proposed joint business plan and commercial terms negotiated by Fubo and one or more affiliates of Disney, for fiscal year 2024 through fiscal year 2029 based on certain prospective financial information of Fubo and the Hulu Live Business. On January 3, 2025, this unaudited prospective financial information for Newco was finalized by Fubo’s management to reflect the January 2025 Fubo Projections and the Hulu Live Business Standalone Projections (the “Newco Projections”), provided to representatives of each of Fubo’s financial advisors, and subsequently approved by the Fubo Board for the use and reliance of Fubo’s financial advisors in connection with their respective financial analyses and opinions as described in the sections of this proxy statement captioned “The Transactions—Opinion of Fubo’s Financial Advisor: Wells Fargo Securities” and “The Transactions—Opinion of Fubo’s Financial Advisor: Evercore.”
In addition to the assumptions in the January 2025 Fubo Projections and the Hulu Live Business Standalone Projections, the Newco Projections assumed Newco would realize certain synergies, including, among others: (i) renegotiated carriage rates for Fubo with affiliates of Disney and certain other counterparties; (ii) the alignment of Fubo’s other third-party carriage agreements, as renewed in the ordinary course of business, with the terms of the Hulu Live Business’s third-party carriage agreements, with this alignment expected to be achieved on a run-rate basis beginning in fiscal year 2026; (iii) enhanced advertising sales for Fubo through the combined use of the sales infrastructure of affiliates of Disney and optimized ad inventory; and (iv) reduced expenses for Fubo in marketing and certain other service functions.

In addition to the assumptions and estimates discussed above, the Newco Projections included the following assumptions and estimates of Fubo’s management:
•	revenue growth rates ranging from approximately 10.6% in 2024 to approximately 5.4% in 2029 (with a high of approximately 10.6% in 2024 and a low of approximately 2.6% in 2025);
•	operating income margins ranging from approximately (2.4%) in 2024 to approximately 6.7% in 2029 (with a high of approximately 6.7% in 2029 and a low of approximately (2.4%) in 2024);
•	net income margins ranging from approximately (2.1%) in 2024 to approximately 6.5% in 2029 (with a high of approximately 6.5% in 2029 and a low of approximately (2.1%) in 2024); and
•	adjusted EBITDA margins ranging from approximately (0.8%) in 2024 to approximately 7.7% in 2029 (with a high of approximately 7.7% in 2029 and a low of approximately (0.8%) in 2024).
These assumptions and estimates were determined by Fubo’s management based on their experience and judgment and their expectations of Newco’s operations following the consummation of the Transactions.
The following table summarizes the Newco Projections ($ in millions):

	Newco Projections
	2024E	2025E	2026E	2027E	2028E	2029E
Total Revenue	$6,189	$6,351	$6,861	$7,304	$7,819	$8,242
Operating Income (Loss)(1)	($149)	$100	$288	$441	$521	$550
Net Income (Loss)(2)	($132)	$90	$277	$431	$511	$540
Adjusted EBITDA(3)	($50)	$179	$367	$520	$602	$633
Free Cash Flow(4)	($149)	$165	$382	$538	$617	$636

(1)
Operating Income (Loss) represents Newco revenue, less (i) subscriber-related expenses, (ii) fees to affiliates of Disney, including advertising representation fees, brand license fees and marketing support charges, (iii) broadcasting and transmission expenses, (iv) sales and marketing expenses, (v) technology and development expenses, (vi) general and administrative expenses, (vii) depreciation and amortization and (viii) certain other expenses.

(2)
Net Income (Loss) represents Operating Income (Loss), less (i) net interest expenses and financing costs, (ii) provision for income taxes (for fiscal year 2024 only) and (iii) certain other expenses (for fiscal year 2024 only), plus (a) amortization of debt discount and (b) gain on extinguishment of debt (for fiscal year 2024 only).

(3)
Adjusted EBITDA, a non-GAAP financial measure, represents Net Income (Loss), plus (i) depreciation and amortization, (ii) stock-based compensation expenses, (iii) provision for income taxes (for fiscal year 2024 only), (iv) interest and debt-related expenses and (v) certain other expenses (for fiscal year 2024 only). Adjusted EBITDA should not be considered as an alternative to Net Income (Loss) or any other items calculated in accordance with GAAP, or as an indicator of Newco’s operating performance.

(4)
Free Cash Flow, a non-GAAP financial measure, represents cash flow from (used in) operating activities, plus cash flow from (used in) investing activities. Free Cash Flow should not be considered as an alternative to cash flow from (used in) operating activities or any other items calculated in accordance with GAAP, or as an indicator of Newco’s operating performance.

Additional Information Concerning the Projections
Although the December 2024 Fubo Projections, the January 2025 Fubo Projections, the Hulu Live Business Standalone Projections and the Newco Projections (collectively, the “Projections”) are presented with numerical specificity, they reflect numerous assumptions and estimates with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Fubo’s, the Hulu Live Business’s and Newco’s respective businesses, including those detailed above and below, that Fubo’s management believed in good faith were reasonable as of the date finalized. Fubo’s, the Hulu Live Business’s and Newco’s ability to achieve the financial results contemplated by the Projections will be affected by their respective abilities to achieve their strategic goals, objectives and targets over the applicable periods, and will be subject to operational and execution risks associated therewith. The Projections reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the Projections not to be achieved include, among others, (1) general economic conditions; (2) the long-term nature of Fubo’s and the Hulu Live Business’s content commitments; (3) Fubo’s and the Hulu Live Business’s efforts to (i) renew long-term content contracts, (ii) obtain or maintain popular content and (iii) attract and retain subscribers; (4) Fubo’s and the Hulu Live Business’s ability to obtain licenses for streaming content; (5) Fubo’s and the Hulu Live Business’s reliance on certain partners to make its services available on their devices; (6) competitive pressures in the TV streaming market and changes in competitive offerings for entertainment video; (7) the acceptance and growth of over-the-top advertising and over-the-top advertising platforms; (8) Fubo’s and the Hulu Live Business’s potential expansion to content areas outside its current content offering; (9) Fubo’s and the Hulu Live Business’s potential international expansion; (10) government regulations relating to the internet or other areas of Fubo’s business or the Hulu Live Business; (11) regulatory investigations from government authorities and regulators; and (12) Fubo’s ability to attract, retain and motivate qualified personnel. Additional factors that may impact Fubo, Hulu Live, Newco or their respective businesses can be found in the various risk factors included or incorporated by reference in the sections of this proxy statement captioned “—Risks Relating to the Transactions”, “—Risks Relating to Fubo’s Business”, “—Risks Relating to the Hulu Live Business”, “—Risks Relating to Newco’s Business” and “—Risks Relating to Fubo Following the Completion of the Transactions.” All of these factors are difficult to predict, and many of them are beyond Fubo’s, the Hulu Live Business’s and Newco’s control. As a result, there can be no assurance that the Projections will be realized, and actual results may be materially better or worse than those in the Projections. The Projections cover multiple years, and such information by its nature becomes less predictive with each successive year. The Projections may not be consistent with Fubo’s or the Hulu Live Business’s historical operating data as a result of the assumptions and estimates detailed above. The Projections also may differ from publicized analyst estimates and forecasts. You should evaluate the Projections, if at all, in conjunction with Fubo’s and the Hulu Live Business’s historical financial statements and the other information included or incorporated by reference in this proxy statement.
References to “fiscal year” in this section of the proxy statement titled “The Transactions—Certain Unaudited Financial Projections” shall in all instances mean the fiscal year of Fubo.
The December 2024 Fubo Projections and the January 2025 Fubo Projections were each developed by Fubo’s management as then-current estimates of Fubo’s future financial performance as an independent company, without giving effect to the Transactions, or any changes to Fubo’s operations or strategy that may be implemented in connection with the pendency of, or following the consummation of, the Transactions.
The Hulu Live Business Standalone Projections were provided by Disney and reviewed and approved by Fubo’s management as then-current estimates of the Hulu Live Business’s performance, on a standalone basis, giving effect to the Transactions and reflecting the proposed joint business plan and commercial terms negotiated by Fubo and one or more affiliates of Disney.
The Newco Projections were developed by Fubo’s management as then-current estimates of Newco’s future financial performance, giving effect to the Transactions and reflecting the proposed joint business plan and commercial terms negotiated by Fubo and one or more affiliates of Disney.
Because the Projections reflect estimates and judgments, they are susceptible to sensitivities and assumptions, as well as to multiple interpretations based on actual experience and business developments. The Projections do not take into account any circumstances or events occurring after the date they were prepared and, except to the extent required by applicable federal securities laws, neither Fubo nor any other party intends to update or otherwise revise the Projections to reflect circumstances existing after the date that such information was prepared or to reflect the occurrence of future events, even in the event that all or any of the assumptions are shown not to be appropriate. The Projections also do not consider the effect of any failure of the Transactions to be completed. The Projections are not, and should not be considered to be, a guarantee of future operating results.
The Projections were not prepared with a view toward compliance with SEC rules, regulations or guidelines or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Projections included in this proxy statement have been prepared by, and are the responsibility of, Fubo’s management. None of Fubo’s independent auditors, the Hulu Live Business’s independent auditor nor any other independent accountants have audited, reviewed, examined, compiled, performed any other assurance procedures, or applied agreed-upon procedures with respect to the Projections, nor have they expressed an opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for the prospective financial information. The report of KPMG LLP incorporated by reference in this proxy statement relates to Fubo’s historical audited financial statements and does not extend to the Projections and should not be read to do so. The report of PricewaterhouseCoopers LLP contained in this proxy statement relates to the Hulu Live Business’s historical audited financial statements and does not extend to the Projections and should not be read to do so.
Certain of the financial measures included in the Projections are not calculated in accordance with GAAP. These financial measures, such as Adjusted EBITDA and free cash flow are non-GAAP financial measures. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from similarly titled non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. None of Fubo, the Hulu Live Business or Newco will be providing a quantitative reconciliation of the applicable forward-looking non-GAAP financial measures. Financial measures included in financial information provided to a board of directors and a financial advisor in connection with a business combination transaction, such as the Projections, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Projections are not subject to SEC rules and regulations regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. The Projections were not prepared with a view toward compliance with SEC rules, regulations or guidelines or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. Reconciliations of non-GAAP financial measures were not created or provided to or relied upon by Fubo, the Fubo Board or Fubo’s financial advisors in connection with the Transactions. Accordingly, no reconciliation of the financial measures included in the Projections is provided in this proxy statement.
The Projections should be evaluated, if at all, in conjunction with Fubo’s and the Hulu Live Business’s historical financial statements and the other information included or incorporated by reference in this proxy statement.
In light of the foregoing factors and the uncertainties inherent in the Projections, Fubo Shareholders are cautioned not to place undue reliance on the Projections.
Opinion of Fubo’s Financial Advisor: Wells Fargo Securities
Fubo has engaged Wells Fargo Securities as a financial advisor to Fubo in connection with the Transactions. As part of such engagement, the Fubo Board requested that Wells Fargo Securities evaluate the fairness, from a financial point of view, to Fubo of the Fubo-Owned Newco Unit Percentage provided for pursuant to the Business Combination Agreement. On January 5, 2025, at a meeting of the Fubo Board held to evaluate the Transactions, Wells Fargo Securities rendered an oral opinion, confirmed by delivery of a written opinion dated January 5, 2025, to the Fubo Board to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, the Fubo-Owned Newco Unit Percentage provided for pursuant to the Business Combination Agreement was fair, from a financial point of view, to Fubo.
The full text of the written opinion of Wells Fargo Securities dated January 5, 2025, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, is attached as Annex G to this proxy statement and is incorporated herein by reference. The summary of the opinion of Wells Fargo Securities set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Wells Fargo Securities’ written opinion was for the information and use of the Fubo Board (in its capacity as such) in connection with its evaluation of the Transactions and did not address any related transactions or any other aspect or implication (financial or otherwise) of the Transactions. Wells Fargo Securities expressed no opinion as to the fairness of the Fubo-Owned Newco Unit Percentage or other aspects of the Transactions or related transactions to the holders of any class of securities, creditors or other constituencies of any party to the Transactions or any related transactions and did not address the underlying business decision of the Fubo Board or Fubo to proceed with or effect the Transactions or related transactions. Wells Fargo Securities’ opinion does not constitute advice or a recommendation to any Fubo Shareholder or any other person as to how to vote or act on any matter relating to the Transactions, any related transactions or any other matter.
In preparing its opinion, Wells Fargo Securities:
•	reviewed a draft, dated January 5, 2025, of the Business Combination Agreement;
•	reviewed certain publicly available financial and other information relating to Fubo’s business (the “Fubo Business”), the Hulu Live Business and the industries in which they operate;
•
compared the financial and operating performance of the Fubo Business with publicly available information concerning certain other companies that Wells Fargo Securities deemed relevant, and reviewed current and historical market prices of Fubo Common Stock;

•	reviewed certain internal financial analyses and forecasts for the Fubo Business, the Hulu Live Business and Newco provided by Fubo’s management and Disney’s management;
•
reviewed certain estimates provided by Fubo’s management and Disney’s management as to the potential synergies expected by such managements to be achieved as a result of the Transactions and related transactions, including the renegotiation of the terms of certain carriage agreements;

•
reviewed certain estimates provided by Fubo’s management as to net operating loss carryforwards and other tax assets and the ability to utilize those tax assets to achieve future tax savings both on a standalone and pro forma basis;

•
discussed with Fubo’s management and Disney’s management certain aspects of the Transactions, the operations, financial condition and prospects of, and capital requirements for, the Fubo Business, the Hulu Live Business and Newco, the effect of the Transactions and related transactions on the operations, financial condition and prospects of, and capital requirements for, the Fubo Business, the Hulu Live Business and Newco, and certain other matters that Wells Fargo Securities deemed relevant;

•	discussed with Fubo’s management, among other matters, the 2024 Litigation and potential settlement thereof and outstanding convertible notes and potential refinancing thereof; and
•	considered such other financial analyses and investigations and such other information Wells Fargo Securities deemed relevant.
In giving its opinion, Wells Fargo Securities assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with Wells Fargo Securities by Fubo or Disney or otherwise reviewed by Wells Fargo Securities. Wells Fargo Securities did not independently verify any such information, and pursuant to the terms of Wells Fargo Securities’ engagement by Fubo, Wells Fargo Securities did not assume any obligation to undertake any such independent verification. Wells Fargo Securities was advised that there were no historical financial statements for the Hulu Live Business on a standalone basis and Wells Fargo Securities assumed that any audited financial statements relating to the Hulu Live Business, when delivered as contemplated by the Business Combination Agreement, would not reflect any information that would be material to Wells Fargo Securities’ analyses or opinion. In relying on the financial analyses and forecasts for the Fubo Business, the Hulu Live Business and Newco provided by Fubo’s management and Disney’s management that Wells Fargo Securities was directed to utilize in its analyses (including as to the potential synergies expected by such managements to be achieved as a result of the Transactions and related transactions, net operating loss carryforwards and other tax assets, and the refinancing of Fubo’s outstanding convertible notes), Wells Fargo Securities assumed they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Fubo’s management and Disney’s management, as applicable, as to the future performance and financial condition of the Fubo Business, the Hulu Live Business and Newco, such potential synergies, net operating loss carryforwards and other tax assets, convertible notes refinancing and the other matters covered thereby. Wells Fargo Securities also assumed that the financial results, including with respect to such potential synergies, net operating loss carryforwards and other tax assets and convertible notes refinancing, reflected in such financial analyses and forecasts would be realized in the amounts and at the times projected. Wells Fargo Securities expressed no view or opinion with respect to such financial analyses and forecasts (including such potential synergies, net operating loss carryforwards and other tax assets, and convertible notes refinancing) or the assumptions upon which they were based. Wells Fargo Securities assumed that any representations and warranties made by Fubo, Hulu and Disney in the Business Combination Agreement or in other agreements relating to the Transactions and related transactions would be true and accurate in all respects that were material to Wells Fargo Securities’ analyses and opinion. Wells Fargo Securities also assumed that (i) Newco would acquire or have access to all assets, properties and rights necessary for the operations of the Fubo Business and the Hulu Live Business, (ii) appropriate reserves, indemnification arrangements or other provisions have been or would be made with respect to liabilities of or relating to the Fubo Business and the Hulu Live Business that will be assumed in connection with the Transactions and (iii) Newco would not directly or indirectly assume or incur any liabilities that are contemplated to be excluded as a result of the Transactions, any related transactions or otherwise.
At the Fubo Board’s direction, Wells Fargo Securities relied upon the assessments of Fubo’s management as to, among other things, (i) matters relating to the 2024 Litigation, including with respect to the validity of the claims asserted in connection therewith and the settlement and other aspects involved, (ii) matters relating to Fubo’s outstanding convertible notes, including the timing for payment and potential refinancing thereof and related aspects and implications, and (iii) the ability to integrate the operations of the Fubo Business and the Hulu Live Business and to realize the potential synergies and utilization of tax assets as contemplated. Wells Fargo Securities assumed there would be no developments with respect to any such matters that would have an adverse effect on Fubo, Newco, the Fubo Business, the Hulu Live Business, the Transactions or any related transactions (including the contemplated benefits thereof) that would be material to Wells Fargo Securities’ analyses or opinion.
For purposes of Wells Fargo Securities’ analyses and opinion, Wells Fargo Securities assumed that the Transactions and related transactions would have the tax consequences described in discussions with, and materials provided to Wells Fargo Securities by, Fubo and its representatives. Wells Fargo Securities also assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transactions and related transactions, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Fubo, Newco, the Fubo Business, the Hulu Live Business, the Transactions or any related transactions (including the contemplated benefits thereof). Wells Fargo Securities further assumed that the Transactions and related transactions would be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Business Combination Agreement without waiver, modification or amendment of any term, condition or agreement thereof that would be material to Wells Fargo Securities’ analyses or opinion. In addition, Wells Fargo Securities did not make any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of Fubo, Newco, the Fubo Business or the Hulu Live Business, nor was Wells Fargo Securities furnished with any such evaluations or appraisals. Wells Fargo Securities did not evaluate the solvency of Fubo, Newco, the Fubo Business or the Hulu Live Business under any state or federal laws relating to bankruptcy, insolvency or similar matters. Wells Fargo Securities also did not make any independent evaluation of any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent or other orders or investigations or the potential impact thereof on Fubo, Newco, the Fubo Business or the Hulu Live Business. Wells Fargo Securities assumed that the final form of the Business Combination Agreement, when executed by the parties thereto, would conform to the draft reviewed by Wells Fargo Securities in all respects material to its analyses and opinion.
Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, of the Fubo-Owned Newco Unit Percentage provided for pursuant to the Business Combination Agreement and Wells Fargo Securities expressed no opinion as to the fairness of the Fubo-Owned Newco Unit Percentage or other aspects of the Transactions or related transactions to the holders of any class of securities, creditors or other constituencies of any party to the Transactions or any related transactions. Furthermore, Wells Fargo Securities expressed no opinion as to any transactions related to the Transactions or any other aspect or implication (financial or otherwise) of the Transactions, any litigation settlement and related cash payment, convertible notes refinancing or other financing or tax receivables, commercial services, transition services, put option, governance, indemnification or other agreement, arrangement, or understanding entered into in connection with the Transactions or any related transactions or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Transactions or any related transactions, or class of such persons, relative to the Fubo-Owned Newco Unit Percentage or otherwise. Furthermore, Wells Fargo Securities did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and Wells Fargo Securities relied upon the assessments of Fubo and its advisors with respect to such advice.
Wells Fargo Securities’ opinion was necessarily based upon information made available to Wells Fargo Securities as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on such date. Wells Fargo Securities did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of Wells Fargo Securities’ opinion, notwithstanding that any such subsequent developments may affect such opinion. Wells Fargo Securities’ opinion did not address the relative merits of the Transactions or any related transactions as compared to any alternative transactions or strategies that might be available to Fubo, nor did it address the underlying business decision of the Fubo Board or Fubo to proceed with or effect the Transactions or related transactions. Wells Fargo Securities expressed no opinion as to the actual value of Newco Units or Class B Common Stock when issued in the Transactions or related transactions, shares of Class A Common Stock into which shares of Class B Common Stock are exchangeable or any other securities of Fubo or Newco, or the prices at which any securities of Fubo or Newco might trade or otherwise be transferable at any time.

Wells Fargo Securities was not requested to, and did not, solicit third-party indications of interest in acquiring all or any part of Fubo or any other alternative transaction involving Fubo. The issuance of Wells Fargo Securities’ opinion was approved by a fairness committee of Wells Fargo Securities.
The terms of the Business Combination Agreement, including the Fubo-Owned Newco Unit Percentage, were determined through arm’s-length negotiations between Fubo and Disney, and the decision to enter into the Business Combination Agreement was solely that of the Fubo Board. Wells Fargo Securities’ opinion and financial analyses were only one of the many factors considered by the Fubo Board in its evaluation of the Transactions and related transactions and should not be viewed as determinative of the views of the Fubo Board or Fubo’s management with respect to the Transactions, any related transactions or the Fubo-Owned Newco Unit Percentage.
Financial Analyses
The summary of the financial analyses described below under this heading “—Financial Analyses” is a summary of the material financial analyses utilized by Wells Fargo Securities and reviewed with the Fubo Board in connection with Wells Fargo Securities’ opinion, dated January 5, 2025. The following summary of the material financial analyses utilized by Wells Fargo Securities does not purport to be a complete description of the analyses or data provided by Wells Fargo Securities. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Wells Fargo Securities, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the processes underlying Wells Fargo Securities’ financial analyses and opinion. For purposes of the financial analyses described below, the term “adjusted EBITDA” refers to net income (loss), plus depreciation and amortization, stock-based compensation expenses, income taxes, interest and debt-related expenses, and certain other expenses.
In calculating implied pro forma equity ownership percentage reference ranges for Fubo as reflected in the financial analyses described below, Wells Fargo Securities divided the low-ends (or high-ends, as the case may be) of the approximate implied equity value reference ranges derived for the Fubo Business from the applicable analyses by the high-ends (or low-ends, as the case may be) of the approximate implied equity value reference ranges derived for the Hulu Live Business from the applicable analyses.
Discounted Cash Flow Analyses. Wells Fargo Securities performed separate discounted cash flow analyses of the Fubo Business and the Hulu Live Business, certain results of which were utilized in Wells Fargo Securities’ implied pro forma ownership analysis and illustrative has/gets as described below.
Fubo Business. In its discounted cash flow analysis of the Fubo Business, Wells Fargo Securities calculated the estimated present value of the unlevered, after-tax free cash flows expected to be generated by the Fubo Business during the fiscal years ending December 31, 2025 through December 31, 2029 based on financial forecasts and other information provided by Fubo’s management. For purposes of this analysis, estimates of net operating loss carryforwards of the Fubo Business were taken into account. Wells Fargo Securities calculated a range of terminal values for the Fubo Business by applying to the estimated adjusted EBITDA of the Fubo Business for the fiscal year ending December 31, 2029 a selected range of adjusted EBITDA multiples of 8.0x to 10.0x. The unlevered free cash flows and range of terminal values were discounted to present values as of December 31, 2024 using a selected range of discount rates of 26.5% to 30.5%. This analysis indicated the following approximate implied aggregate equity value reference ranges (and corresponding approximate implied per share equity value reference ranges) for the Fubo Business both before and after taking into account certain assumptions provided by Fubo’s management regarding the 2024 Litigation and potential settlement thereof on a standalone basis and before and after taking into account certain assumptions provided by Fubo’s management regarding a potential refinancing of Fubo’s convertible notes due in 2026 and related future equity issuance by Fubo in the absence of the Transactions:
•	before litigation-related and financing-related assumptions: $589 million to $816 million ($1.57 per share to $2.18 per share)
•	after litigation-related assumptions and before financing-related assumptions: $910 million to $1,163 million ($2.43 per share to $3.10 per share)
•	after litigation-related and financing-related assumptions: $1,122 million to $1,374 million ($2.21 per share to $2.71 per share)

Hulu Live Business. In its discounted cash flow analysis of the Hulu Live Business, Wells Fargo Securities calculated the estimated present value of the unlevered, after-tax free cash flows expected to be generated by the Hulu Live Business during the fiscal years ending December 31, 2025 through December 31, 2029 based on financial forecasts and other information provided by Disney’s management. Wells Fargo Securities calculated a range of terminal values for the Hulu Live Business by applying to the estimated adjusted EBITDA of the Hulu Live Business for the fiscal year ending December 31, 2029 a selected range of adjusted EBITDA multiples of 8.0x to 10.0x. The unlevered free cash flows and range of terminal values were discounted to present values as of December 31, 2024 using a selected range of discount rates of 10.5% to 15.5%. This analysis indicated an approximate implied aggregate equity value reference range for the Hulu Live Business of $1,768 million to $2,520 million.
Implied Pro Forma Ownership Analysis. Utilizing the approximate implied aggregate equity value reference ranges derived for the Fubo Business both before and after taking into account certain assumptions provided by Fubo’s management of Fubo regarding the 2024 Litigation and potential settlement thereof on a standalone basis (and before taking into account certain assumptions provided by Fubo’s management regarding a potential refinancing of Fubo’s convertible notes due in 2026 and a future equity issuance by Fubo in the absence of the Transactions) as described above under “—Discounted Cash Flow Analyses—Fubo Business” and the approximate implied aggregate equity value reference range derived for the Hulu Live Business as described above under “—Discounted Cash Flow Analyses—Hulu Live Business”, Wells Fargo Securities calculated the following approximate implied pro forma equity ownership percentage reference ranges for Fubo’s percentage ownership of Newco’s equity interests, as compared to the Fubo-Owned Newco Unit Percentage:

Implied Pro Forma Equity Ownership Percentage Reference Ranges:		Fubo-Owned Newco Unit Percentage
Before 2024 Litigation-Related Assumptions and Potential Settlement Thereof	After 2024 Litigation-Related Assumptions and Potential Settlement Thereof
18.9% – 31.6%	26.5% – 39.6%	30%

Illustrative Has/Gets. Wells Fargo Securities compared the approximate implied per share equity value reference range derived for the Fubo Business after taking into account certain assumptions provided by Fubo’s management regarding the 2024 Litigation and potential settlement thereof on a standalone basis and certain assumptions provided by Fubo’s management regarding a potential refinancing of Fubo’s convertible notes due in 2026 and a future equity issuance by Fubo in the absence of the Transactions as described above under “—Discounted Cash Flow Analyses—Fubo Business” relative to an illustrative approximate implied per share equity value reference range derived from a discounted cash flow analysis for Newco based on financial forecasts and other information relating to Newco provided by Fubo’s management and Disney’s management, utilizing the same selected ranges of adjusted EBITDA multiples and discount rates as utilized in the standalone discounted cash flow analysis for the Hulu Live Business as described above under “—Discounted Cash Flow Analyses—Hulu Live Business,” and after taking into account, among other things, (i) certain estimates provided by Fubo’s management and Disney’s management as to the potential synergies expected by such managements to be achieved as a result of the Transactions and related transactions, (ii) estimates of net operating loss carryforwards that could be utilized by Newco, (iii) the repayment of Fubo’s convertible notes due in 2026 through cash proceeds received by Fubo, and/or proceeds available to Fubo from a term loan provided by an affiliate of Disney, in connection with the Transactions and (iv) the conversion of Fubo’s convertible notes due in 2029 and related “make-whole” shares of Fubo Common Stock following such conversion. Wells Fargo Securities observed that the Transactions and related transactions could result in an approximate implied per share equity value reference range for Newco of $3.07 to $4.28 per share (relative to $2.21 to $2.71 per share for the Fubo Business after taking into account certain assumptions provided by Fubo’s management regarding the 2024 Litigation and potential settlement thereof on a standalone basis and after taking into account certain assumptions provided by Fubo’s management regarding a potential refinancing of Fubo’s convertible notes due in 2026 and related future equity issuance by Fubo in the absence of the Transactions).
Certain Additional Information
Wells Fargo Securities observed the following additional information that was not considered part of Wells Fargo Securities’ financial analyses with respect to its opinion but was noted for informational purposes:
•
historical closing prices for shares of Fubo Common Stock during the 52-week, six-month and three-month periods prior to January 3, 2025, which indicated low and high closing prices during such periods of $1.12 and $3.17 per share, $1.16 and $2.07 per share and $1.25 and $1.81 per share, respectively; and

•
certain publicly available equity research analysts’ price targets for shares of Fubo Common Stock, which indicated price targets for Fubo Common Stock of $2.00 to $3.00 per share (with a median of $2.25 per share).

Miscellaneous
The foregoing summary does not purport to be a complete description of the analyses or data presented by Wells Fargo Securities. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Wells Fargo Securities believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, implied reference ranges from any particular analysis, combination of analyses or as otherwise described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Wells Fargo Securities with respect to the actual value of the Fubo Business, the Hulu Live Business or Newco. The order of analyses described does not represent the relative importance or weight given to those analyses by Wells Fargo Securities. In arriving at its opinion, Wells Fargo Securities did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, Wells Fargo Securities considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses utilized by Wells Fargo Securities are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Wells Fargo Securities’ analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the businesses or companies involved and other factors.
Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. Fubo selected Wells Fargo Securities as a financial advisor in connection with the Transactions because of its qualifications, reputation and experience generally and its familiarity with the industries in which the Fubo Business and the Hulu Live Business operate.
For the services of Wells Fargo Securities rendered in connection with the Transactions, Fubo has agreed to pay Wells Fargo Securities an aggregate fee of up to (i) $40 million if the Transactions are consummated, $15 million of which was earned upon execution of the Business Combination Agreement and is payable upon the consummation of the Transactions, or (ii) $30 million if the Transactions are not consummated, $8 million of which is payable upon receipt by Fubo of a fee in connection with the termination of the Transactions. The balance of such applicable fee is payable contingent upon consummation or termination, as the case may be, of the Transactions. In addition, Fubo has agreed to reimburse Wells Fargo Securities for certain expenses, including fees and disbursements of counsel, and to indemnify Wells Fargo Securities and certain related parties for certain liabilities and other items, including liabilities under federal securities laws, arising out of Wells Fargo Securities’ engagement.
During the two years preceding the date of Wells Fargo Securities’ opinion, neither Wells Fargo Securities nor its affiliates have had any material investment, commercial banking or financial advisory relationships with Fubo unrelated to the Transactions. Wells Fargo Securities or its affiliates are an agent and a lender under one or more credit facilities of Disney. During the approximate two-year period preceding the date of Wells Fargo Securities’ opinion, Wells Fargo Securities and its affiliates received aggregate fees of less than $500,000 from Disney for the services described above. In addition, as of January 3, 2025, Wells Fargo Securities and its affiliates held, on a proprietary basis, less than 1% of the outstanding shares of Fubo Common Stock and less than 1% of the outstanding shares of Disney’s common stock. In the ordinary course of business, Wells Fargo Securities and its affiliates trade or may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of Fubo, Disney, Newco and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

Opinion of Fubo’s Financial Advisor: Evercore
Fubo retained Evercore to act as a financial advisor in connection with the Transactions. As part of this engagement, Fubo requested that Evercore evaluate the fairness to Fubo, from a financial point of view, of the Fubo-Owned Newco Units to be received by Fubo. At a meeting of the Fubo Board held on January 5, 2025, Evercore rendered to the Fubo Board its oral opinion, subsequently confirmed in writing by delivery of a written opinion dated January 6, 2025, to the effect that, as of such date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Fubo-Owned Newco Units to be received by Fubo in the Transactions were fair, from a financial point of view, to Fubo.
The full text of the written opinion of Evercore, dated as of January 6, 2025, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex H to this proxy statement and is incorporated herein by reference. Fubo encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Fubo Board (in its capacity as such) in connection with its evaluation of the Transactions. The opinion does not constitute a recommendation to the Fubo Board or to any other persons in respect of the Transactions, including as to how any holder of shares of Fubo Common Stock should vote or act in respect of the Transactions. Evercore’s opinion does not address the relative merits of the Transactions as compared to other business or financial strategies that might be available to Fubo, nor does it address the underlying business decision of Fubo to engage in the Transactions.
In connection with rendering its opinion, Evercore, among other things:
•
reviewed certain publicly available business and financial information relating to Fubo and the Hulu Live Business that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•
reviewed certain internal projected financial data relating to Fubo and furnished to Evercore by Fubo’s management and certain projected financial data relating to the Hulu Live Business and Newco prepared and furnished to Evercore by Fubo’s management, each as approved for Evercore’s use by Fubo (as described in more detail in the section of this proxy statement captioned “The Transactions—Certain Unaudited Financial Projections”);

•
discussed with Fubo’s management their assessment of the past and current operations of Fubo and the Hulu Live Business, the current financial condition and prospects of Fubo and the Hulu Live Business, and the Projections;

•	reviewed the reported prices and the historical trading activity of the shares of Fubo Common Stock;
•	compared the financial performance of Fubo and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;
•	reviewed the financial terms and conditions of the Business Combination Agreement; and
•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.
For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore did not assume responsibility or liability for any independent verification of such information), and further relied upon the assurances of Fubo’s management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Projections, Evercore assumed with Fubo’s consent that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Fubo’s management as to the future financial performance of Fubo, the Hulu Live Business and Newco. Evercore expressed no view as to the Projections or the assumptions on which they were based.
For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Business Combination Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Business Combination Agreement, that all conditions to the consummation of the Transactions would be satisfied without waiver or modification thereof and that the French Put Option would be exercised and consummated. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transactions would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on Fubo, the Hulu Live Business, Newco or the consummation of the Transactions or reduce the contemplated benefits to Fubo of the Transactions. Evercore undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities or assets, or any settlements thereof, to which Fubo, the Hulu Live Business or Newco are or may be a party or are or may be subject, and its opinion did not consider the potential effects of any such litigation, actions, claims, other contingent liabilities, assets or settlements. In addition, Evercore relied, without independent verification, on the assessments of Fubo’s management as to (i) the validity of, and risks associated with, Fubo’s, the Hulu Live Business’s and Newco’s intellectual property, technology, products and services, and (ii) the marketability, commercial viability and market adoption of Fubo’s, the Hulu Live Business’s and Newco’s current and future products and services.
Evercore did not conduct a physical inspection of the properties or facilities of Fubo, the Hulu Live Business or Newco and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of Fubo, the Hulu Live Business or Newco, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of Fubo, the Hulu Live Business or Newco under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore assumed, with Fubo’s consent, that all liabilities of Fubo and its subsidiaries will be contributed to Newco pursuant to the Fubo Contribution, other than as contemplated by the Business Combination Agreement with respect to liabilities subject to the French Put Option. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date of such opinion and financial, economic, market and other conditions as they existed and as could be evaluated as of that date. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.
Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to Fubo, from a financial point of view, of the Fubo-Owned Newco Units. Evercore did not express any view on, and Evercore’s opinion did not address, the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of Fubo, the Hulu Live Business or Newco, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Fubo, the Hulu Live Business or Newco, or any class of such persons, whether relative to the Fubo-Owned Newco Units or otherwise. Evercore was not asked to, nor did Evercore express any view on, and Evercore’s opinion did not address, any other term or aspect of the Business Combination Agreement or the Transactions, including, without limitation, the structure or form of the Transactions, the Hulu Reorganization, the Fubo Reorganization, the HL Contribution, the Fubo Contribution, the Conversion, or the Share Issuance, or any term or aspect of any other agreement or instrument contemplated by the Business Combination Agreement or entered into or amended in connection with the Business Combination Agreement, including, without limitation, the Ancillary Agreements, the organizational documents of Fubo, and the Settlement Documents. Evercore’s opinion did not address the relative merits of the Transactions as compared to other business or financial strategies that might be available to Fubo, nor did it address the underlying business decision of Fubo to engage in the Transactions. Evercore did not express any view on, and Evercore’s opinion did not address, what the value of the Fubo-Owned Newco Units actually will be when issued or the prices at which the shares of Fubo Common Stock will trade at any time, including following announcement or consummation of the Transactions. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the shares of Fubo Common Stock or any business combination or other extraordinary transaction involving Fubo. Evercore’s opinion did not constitute a recommendation to the Fubo Board or to any other persons in respect of the Transactions, including as to how any holder of shares of Fubo Common Stock should vote or act in respect of the Transactions. Evercore did not express any opinion as to the prices at which shares of Fubo Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Fubo, the Hulu Live Business or Newco or the Transactions or as to the impact of the Transactions on the solvency or viability of Fubo, the Hulu Live Business or Newco or the ability of Fubo, the Hulu Live Business or Newco to pay their respective obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by Fubo and its advisors with respect to legal, regulatory, accounting and tax matters.
Set forth below is a summary of the material financial analyses reviewed by Evercore with the Fubo Board on January 5, 2025 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before January 3, 2025 (the last trading date prior to the rendering of Evercore’s opinion), and is not necessarily indicative of current market conditions.
For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of Fubo, Hulu or Disney. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.
The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.
Summary of Evercore’s Financial Analyses
Standalone Discounted Cash Flow Analysis
Evercore performed a discounted cash flow analysis of Fubo to calculate the estimated present value of the unlevered, after-tax free cash flows, defined as net operating profit after tax, plus depreciation and amortization, less changes in net working capital and capital expenditures, that Fubo was forecasted to generate as a standalone company during Fubo’s fiscal years 2025 through 2029 based on the January 2025 Projections. Evercore calculated terminal values for Fubo by applying perpetuity growth rates of 3.0% to 5.0%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that Fubo was forecasted to generate based on the January 2025 Projections. The cash flows and terminal values in each case were then discounted to present value as of December 31, 2024 using discount rates ranging from 18.5% to 21.5%, which were based on an estimate of Fubo’s weighted average cost of capital, and the mid-year cash flow discounting convention. In calculating implied enterprise values, Evercore included the present value of tax savings from Fubo’s estimated usage of net operating losses in an amount equal to $151 million, as provided by Fubo’s management. Based on (i) this range of implied enterprise values; (ii) Fubo’s estimated total debt, noncontrolling interests and cash, each as of December 31, 2024 and provided by Fubo’s management; (iii) the assumed receipt by Fubo of $100 million in proceeds from a future equity issuance at the price per share of Fubo Common Stock as of January 3, 2025; and (iv) the number of fully diluted shares of Fubo Common Stock, including dilution by the future equity issuance, as of January 2, 2025 and provided by Fubo’s management, this analysis indicated a range of implied equity values per share of Fubo Common Stock of $2.15 to $2.65.
Newco Discounted Cash Flow Analysis
Evercore performed a discounted cash flow analysis of Newco to calculate the estimated present value of the unlevered, after-tax free cash flows, defined as net operating profit after tax, plus depreciation and amortization, less changes in net working capital and capital expenditures, that Newco was forecasted to generate during Newco’s fiscal years 2025 through 2029 based on the Newco Projections. Evercore calculated terminal values for Newco by applying perpetuity growth rates of 3.0% to 5.0%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that Newco was forecasted to generate based on the Newco Projections. The cash flows and terminal values in each case were then discounted to present value as of December 31, 2024 using discount rates ranging from 12.0% to 15.0%, which were based on an estimate of Newco’s weighted average cost of capital, and the mid-year cash flow discounting convention. In calculating implied enterprise values of Newco, Evercore included the present value of tax savings from Newco’s estimated usage of net operating losses in an amount equal to $87 million, as provided by Fubo’s management. Based on (i) this range of implied enterprise values; (ii) Newco’s estimated total debt, noncontrolling interests and cash, each as of December 31, 2024 and provided by Fubo’s management; (iii) the assumed receipt by Fubo of a $220 million pre-tax cash payment from Disney, Fox Corporation and Warner Bros. Discovery, as provided by Fubo’s management, taxed at 25%; (iv) Fubo’s assumed 30.0% ownership of Newco; and (v) the number of fully diluted shares of Fubo Common Stock as of January 2, 2025 and provided by Fubo’s management, this analysis indicated a range of implied equity values per share of Fubo Common Stock of $2.65 to $4.30, compared to the range of implied equity values per share of Fubo Common Stock on a standalone basis of $2.15 to $2.65.
Other Factors
Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:
Standalone Selected Public Company Trading Analysis
Evercore reviewed and compared certain financial information of Fubo to corresponding financial multiples and ratios for the following selected publicly traded companies in the subscription-based content, subscription-based services and advertising-based content & services industries (the “selected companies”):
Subscription-Based Content
•	Netflix, Inc.
•	Sirius XM Holdings Inc.
•	Spotify Technology S.A.
•	The New York Times Company
Subscription-Based Services
•	Bumble Inc.
•	Match Group, Inc.
•	Vimeo, Inc.
Advertising-Based Content & Services
•	Bilibili Inc.
•	Meta Platforms, Inc.
•	Roku, Inc.
•	Snap Inc.
For each of the selected companies, Evercore calculated enterprise value (defined as equity market capitalization plus total debt, plus preferred equity and minority interest, less cash and cash equivalents) as a multiple of estimated 2025 revenue, which we refer to as “2025E Revenue”, based on closing share prices as of January 3, 2025. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates.
This analysis indicated the following:

Benchmark	High	Low	Subscription- Based Content		Subscription- Based Services		Advertising- Based Content & Services
			Mean	Median	Mean	Median	Mean	Median
2025E Revenue	9.0x	1.4x	4.8x	4.0x	2.5x	2.1x	3.9x	2.9x

Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore applied an enterprise value / 2025E Revenue multiple reference range of 0.4x – 0.7x to Fubo’s estimated revenue in calendar year 2025 based on the January 2025 Projections. Based on (i) this range of implied enterprise values; (ii) Fubo’s estimated total debt, noncontrolling interests and cash, each as of December 31, 2024 and provided by Fubo’s management; and (iii) the number of fully diluted shares of Fubo Common Stock as of January 2, 2025 and provided by Fubo’s management, this analysis indicated a range of implied equity values per share of Fubo Common Stock of $1.45 to $2.75.
Although none of the selected companies is directly comparable to Fubo, Evercore selected these companies because they are publicly traded subscription and advertising-based content & services companies that Evercore, in its professional judgment and experience, considered generally relevant to Fubo for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.
Newco Selected Public Company Trading Analysis
Evercore reviewed and compared certain financial information of Newco to corresponding financial multiples and ratios for the selected companies described above under the caption “Standalone Selected Public Company Trading Analysis.”
Based on the multiples it derived for the selected companies above and based on its professional judgment and experience, Evercore applied an enterprise value / 2025E Revenue multiple reference range of 0.4x – 1.5x to Newco’s estimated revenue in calendar year 2025 based on the Newco Projections. Based on (i) this range of implied enterprise values; (ii) Newco’s estimated total debt, noncontrolling interests and cash, each as of December 31, 2024 and provided by Fubo’s management; (iii) Fubo’s assumed 30.0% ownership of Newco; and (iv) the number of fully diluted shares of Fubo Common Stock as of January 2, 2025 and provided by Fubo’s management, this analysis indicated a range of implied equity values per share of Fubo Common Stock of $1.95 to $7.45, compared to the range of implied equity values per share of Fubo Common Stock on a standalone basis of $1.45 to $2.75.
Although none of the selected companies is directly comparable to Newco, Evercore selected these companies because they are publicly traded subscription and advertising-based content & services companies that Evercore, in its professional judgment and experience, considered generally relevant to Newco for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.
Last 52-Week Trading Range
Evercore reviewed historical trading prices of shares of Fubo Common Stock during the twelve month period ended January 3, 2025, noting that the low and high closing prices during such period ranged from $1.12 to $3.17 per share of Fubo Common Stock, respectively.
Equity Research Analyst Price Targets
Evercore reviewed selected public market trading price targets for the shares of Fubo Common Stock prepared and published by equity research analysts that were publicly available as of January 3, 2025, the last full trading day prior to the delivery by Evercore of its opinion to the Fubo Board. These price targets reflect analysts’ estimates of the future public market trading price of the shares of Fubo Common Stock at the time the price target was published. As of January 3, 2025, the range of selected equity research analyst price targets per share of Fubo Common Stock was $2.00 to $3.00. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Fubo Common Stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of Fubo and future general industry and market conditions.

Research Case Standalone Discounted Cash Flow Analysis
Evercore performed a discounted cash flow analysis of Fubo to calculate the estimated present value of the unlevered, after-tax free cash flows, defined as net operating profit after tax, plus depreciation and amortization, less changes in net working capital and capital expenditures, that Fubo was forecasted to generate as a standalone company during Fubo’s fiscal years 2025 through 2029 based on (i) research estimates per J.P. Morgan as of November 5, 2024 and (ii) estimated depreciation and amortization for fiscal years 2026 through 2029 and estimated share based compensation and change in net working capital for fiscal years 2025 through 2029 per the January 2025 Projections. Evercore calculated terminal values for Fubo by applying perpetuity growth rates of 3.0% to 5.0%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that Fubo was forecasted to generate based on estimates per J.P. Morgan research as of November 5, 2024 and the January 2025 Projections. The cash flows and terminal values in each case were then discounted to present value as of December 31, 2024 using discount rates ranging from 18.5% to 21.5%, which were based on an estimate of Fubo’s weighted average cost of capital, and the mid-year cash flow discounting convention. In calculating implied enterprise values, Evercore included the present value of tax savings from Fubo’s estimated usage of net operating losses in an amount equal to $38 million, as provided by Fubo’s management. Based on (i) this range of implied enterprise values; (ii) Fubo’s estimated total debt, noncontrolling interests and cash, each as of December 31, 2024 and provided by Fubo’s management; (iii) Fubo’s assumed receipt of $100 million in proceeds from a future equity issuance at the price per share of Fubo Common Stock as of January 3, 2025; and (iv) the number of fully diluted shares of Fubo Common Stock, including dilution by the future equity issuance, as of January 2, 2025 and provided by Fubo’s management, this analysis indicated a range of implied equity values per share of Fubo Common Stock of $0.75 to $1.05.
Miscellaneous
The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Fubo Board. In connection with the review of the Transactions by the Fubo Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Fubo Common Stock. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.
Evercore prepared these analyses for the purpose of providing an opinion to the Fubo Board as to the fairness, from a financial point of view, of the Fubo-Owned Newco Units to be received by Fubo in the Transactions. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.
Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Fubo Board (in its capacity as such) in connection with its evaluation of the proposed Transactions. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.
Evercore did not recommend any specific amount of consideration to the Fubo Board or Fubo’s management or that any specific amount of consideration constituted the only appropriate consideration in the Transactions for Fubo.

Pursuant to the terms of Evercore’s engagement letter with Fubo, Fubo has agreed to pay Evercore a fee for its services in the amount of approximately $3.5 million, all of which was paid upon delivery of Evercore’s opinion. Fubo has also agreed to reimburse Evercore for its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.
During the two-year period prior to the date of its opinion, Evercore and its affiliates have provided capital markets services to Fubo and received fees for the rendering of these services in the amount of approximately $1.4 million. In addition, during the two year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to Hulu or Disney and Evercore has not received any compensation from Hulu or Disney during such period. Evercore may provide financial advisory or other services to Fubo, Newco, Hulu or Disney in the future, and in connection with any such services Evercore may receive compensation.
Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to Fubo, Newco, Hulu, Disney or any of their respective affiliates, potential parties to the Transactions and their respective affiliates or persons that are competitors, customers or suppliers of Fubo, Newco, Hulu, Disney or any of their respective affiliates.
Fubo engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions to its clients in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.
Interests of Executive Officers and Directors of Fubo in the Transactions
In considering the recommendation of the Fubo Board with respect to the Business Combination Agreement Proposal, the Exchange of Assets Proposal, the Conversion Proposal, the Share Issuance Proposal, the Transaction Compensation Proposal and the Adjournment Proposal, Fubo Shareholders should be aware that the directors and executive officers of Fubo have interests in the Transactions that may be different from, or in addition to, the interests of Fubo Shareholders generally. The Fubo Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination Agreement, in approving the Business Combination Agreement and in recommending that Fubo Shareholders vote “FOR” the approval of each of the Business Combination Agreement Proposal, the Exchange of Assets Proposal, the Conversion Proposal, the Share Issuance Proposal, the Transaction Compensation Proposal and the Adjournment Proposal.
Fubo’s current executive officers and their respective positions are as follows:

Name	Position
David Gandler	Chief Executive Officer
Edgar Bronfman Jr.	Executive Chairman
John Janedis	Chief Financial Officer
Alberto Horihuela Suarez	Chief Operating Officer

Fubo’s current non-employee directors are as follows:

Name
Ignacio Figueras
Neil Glat
Julie Haddon
Daniel Leff
Laura Onopchenko

Treatment of Fubo Equity-Based Awards
As of the Closing, each Fubo Equity-Based Award, whether vested or unvested, that is issued and outstanding under the Fubo Stock Plans immediately prior to the Closing shall remain outstanding and continue to be subject to the same terms and conditions as of immediately prior to the Closing.
Accelerated Vesting of Fubo Equity-Based Awards of Non-Employee Directors
Under Fubo’s Outside Director Compensation Policy (the “Director Policy”), Fubo Equity-Based Awards granted to non-employee directors will vest in full immediately prior to the occurrence of a change in control, subject to the director’s continued service through the change in control. Accordingly, as a result of the Transactions, the Fubo Restricted Stock Units held by each of Fubo’s current non-employee directors will vest immediately prior to the Closing (assuming such non-employee director remains in service through such time).
The following table sets forth, for each of Fubo’s current non-employee directors, (1) the aggregate number of unvested Fubo Restricted Stock Units held as of July 31, 2025 and (2) the estimated value that the director will receive in respect of the Fubo Restricted Stock Units that will vest in connection with the Transactions, assuming the closing price of a share of Common Stock on the completion of the Transactions is $5.09 (which represents the average closing market price of Common Stock over the first five (5) business days following the first public announcement of the transaction), and assuming that the Closing occurs prior to the earlier of June 17, 2026 and the day immediately prior to the date of Fubo’s 2026 annual shareholder meeting.

Name	Fubo Restricted Stock Units (#)	Value of Fubo Restricted Stock Units ($)
Ignacio Figueras	71,146	$362,133
Neil Glat	71,146	$362,133
Julie Haddon	71,146	$362,133
Daniel Leff	71,146	$362,133
Laura Onopchenko	71,146	$362,133

Additionally, pursuant to Fubo’s Director Policy, each non-employee director will receive an annual award of either a Fubo Option or Fubo Restricted Stock Units, in each case with a value of $228,000, effective on the date of Fubo’s 2026 annual meeting of shareholders; provided, however, that a non-employee director will not be eligible for an annual award unless he or she has been a director for at least six months prior to the annual meeting of shareholders and is continuing as a non-employee director following the annual meeting. Each annual award will vest in full on the earlier to occur of the first anniversary of the grant date or the day immediately prior to the date of Fubo’s annual shareholder meeting immediately following the date of grant, or, if earlier, immediately prior to the Closing (assuming such non-employee director remains in service through such time). Annual awards will be made in the form of Fubo Restricted Stock Units unless determined otherwise by the Fubo Board.
Certain of Fubo’s non-employee directors also hold vested Fubo Options, which will not be impacted by the Transactions. The following table sets forth the aggregate number of shares of Common Stock underlying outstanding Fubo Options held as of July 31, 2025 by the non-employee directors:

Name	Fubo Options (#)
Ignacio Figueras	66,132
Neil Glat	—
Julie Haddon	—
Daniel Leff	65,540
Laura Onopchenko	68,608

Impact of Transactions on Time-Based Fubo Options and Fubo Restricted Stock Units
Each of Fubo’s executive officers other than Mr. Bronfman holds time-based Fubo Options and each of Fubo’s executive officers holds time-based Fubo Restricted Stock Units. For a description of the impact of the Transactions and/or the executive officer’s termination on such awards, please see the section of this proxy statement captioned “The Transactions—Severance Entitlements” below.
Impact of the Transactions on Performance-Based Fubo Options
Each of Messrs. Gandler and Bronfman holds performance-based Fubo Options.

With respect to the outstanding performance-based Fubo Options held by Mr. Gandler, if the Transactions occur on or prior to December 31, 2025, all of the Fubo Options held by Mr. Gandler will remain eligible to vest on February 20, 2026 (or the date of his termination without cause or resignation for good reason following the Transactions), provided Mr. Gandler continues to provide services through such date. In the event of Mr. Gandler’s termination without cause or resignation prior to the Transactions, if the termination occurs on or prior to December 31, 2025, then any unvested Fubo Options will vest as of the date of termination, and if the termination occurs on or after January 1, 2026, a number of unvested Fubo Options, determined based on actual performance during the performance period, will vest as of the date on which performance is certified.
With respect to the outstanding performance-based Fubo Options held by Mr. Bronfman, in the event Mr. Bronfman’s services with Fubo are terminated prior to the consummation of the Transactions (i) by Fubo without cause, (ii) by Mr. Bronfman following Fubo’s material breach of any agreement between Mr. Bronfman and Fubo or (iii) due to Mr. Bronfman’s death or disability, (a) to the extent the applicable stock price target has not been attained prior to such termination, any unvested portion of the Fubo Options will remain outstanding and eligible to vest if and when the applicable stock price target is attained prior to the expiration of the Fubo Options, and (b) if the applicable stock price target has been attained prior to such good leaver termination but the tranche of Fubo Options corresponding to such stock price target remains outstanding and unvested as a result of the corresponding anniversary date not yet having occurred, such tranche shall vest on the date of such termination, except that in no event shall any portion of the Fubo Options remain eligible to vest following the expiration date of the Fubo Options. In addition, any unvested portion of the Fubo Options held by Mr. Bronfman that remains outstanding as of the date of the consummation of the Transactions will immediately vest in full and become exercisable.
Impact of the Transactions on Fubo Performance Stock Units
Each of Fubo’s executive officers, other than Mr. Bronfman, holds Fubo Performance Stock Units. In the event of the consummation of the Transactions, the number of unvested Fubo Performance Stock Units held by the executive officers that will be eligible to vest (other than with respect to the Fubo Performance Stock Units granted to Mr. Gandler in 2025 (“Gandler 2025 PSUs”)) is equal to (i) for any completed performance period, the number of Fubo Performance Stock Units eligible to vest based on actual performance, plus (ii) for any in-process performance period or any performance period that has not yet commenced, the number of Fubo Performance Stock Units eligible to vest for such performance period, measured at the target performance level. Such number of earned Fubo Performance Stock Units will generally remain subject to time-based vesting through the original performance period applicable to the award (or, if earlier, the date of the executive officer’s termination without cause or resignation for good reason), as long as the executive continues to provide services to Fubo through such date.
With respect to the Gandler 2025 PSUs, in the event of the consummation of the Transactions, any outstanding unvested Fubo Performance Stock Units, whether or not previously earned, will be eligible to vest on the third anniversary of the date of grant of such Fubo Performance Stock Units (or, if earlier, the date of Mr. Gandler’s termination without cause or resignation for good reason) as long as Mr. Gandler continues to provide services to Fubo through such date.
In the event of Mr. Gandler’s termination without cause or resignation for good reason prior to the consummation of the Transactions, then such number of Fubo Performance Stock Units granted to Mr. Gandler (other than the Gandler 2025 PSUs) will vest as of the date of termination as is equal to (a) for any completed performance period, the number of Fubo Performance Stock Units eligible to vest based on actual performance, plus (b) for any in-process performance period or any performance period that has not yet commenced, the number of Fubo Performance Stock Units eligible to vest for such performance period, measured at the target performance level. With respect to the Gandler 2025 PSUs, in the event of Mr. Gandler’s termination without cause or resignation for good reason prior to the consummation of the Transactions, any outstanding unvested Fubo Performance Stock Units, whether or not previously earned, will vest as of the date of termination.
Severance Entitlements
Gandler Employment Agreement
Pursuant to the employment agreement with our Chief Executive Officer, David Gandler (the “Gandler Employment Agreement”), in the event that Mr. Gandler’s employment is terminated by Fubo without cause or by Mr. Gandler for good reason (each as defined in the Gandler Employment Agreement) outside of the Change in Control Period (as defined below), he will be entitled to receive (i) an amount equal to 24 months of his base salary,

(ii) a prorated annual bonus for the year of his termination, paid at target level (the “Prorated Bonus”), (iii) any unpaid annual incentive bonus with respect to a performance period ending on or preceding the date of his termination, payable at the same time as annual bonuses for such performance period are paid to similarly-situated employees, (iv) reimbursement for premium payments for COBRA coverage for up to a maximum of 24 months following termination, and (v) immediate vesting of all time-vesting equity awards, except that any equity awards that are subject to performance-vesting will vest in accordance with the terms of each applicable award agreement. If Mr. Gandler’s employment is terminated without cause or for good reason within the 6 months immediately prior to or during the 24 months immediately following a change in control (the “Change in Control Period”), then, in lieu of the Prorated Bonus, he will receive a payment equal to two times his target annual incentive bonus for the year of termination, and will otherwise receive the same payments and benefits that he would receive on a termination outside of the Change in Control Period as described above. If Mr. Gandler’s employment terminates due to death or disability (as defined in the Gandler Employment Agreement), he or his estate will be entitled to receive any unpaid annual incentive bonus with respect to a performance period ending on or before his date of termination, payable at the same time as annual bonuses for such performance period are paid to similarly-situated employees. All severance is subject to Mr. Gandler’s execution of a release of claims and continued compliance with restrictive covenants. Any severance or other payments or benefits to Mr. Gandler will be subject to a Section 280G “best net” cutback in which such payments or benefits will be reduced only to the extent it results in a better tax position for him.
For an estimate of the value of the payments and benefits described above that would be payable to Mr. Gandler upon a qualifying termination in connection with the Transactions, please see the section of this proxy statement captioned “—Quantification of Potential Payments and Benefits to Fubo’s Named Executive Officers in Connection with the Transactions” below. In connection with the Transactions, Mr. Gandler entered into a letter agreement with Fubo whereby he agreed to waive his right to receive severance benefits under any Fubo benefit plan (including the Gandler Employment Agreement) upon a resignation for “good reason” solely as a result of the Transactions.
Severance Plan
We maintain the Executive Severance Plan (the “Severance Plan”), which provides severance benefits to certain of our management-level employees, including John Janedis and Alberto Horihuela Suarez, in the event of a termination by Fubo without cause or resignation of the employee for good reason (each as defined in the Severance Plan).
Under the Severance Plan, if Messrs. Janedis or Horihuela are terminated by Fubo without cause or resign for good reason, they will be eligible to receive from Fubo (i) continued payment of their base salary for 12 months; (ii) a lump sum payment of any unpaid annual bonus (if any) earned with respect to the prior completed fiscal year; (iii) with respect to Mr. Janedis, pursuant to his offer letter (the “Janedis Offer Letter”), a lump sum payment equal to his target annual bonus for the year in which the termination occurs; (iv) with respect to Mr. Horihuela, a lump sum payment equal to his pro-rated target annual bonus for the year in which the termination occurs; (v) reimbursement for the cost of COBRA premiums for a period of 12 months; and (vi) with respect to Mr. Janedis, pursuant to the Janedis Offer Letter, accelerated vesting of the unvested portion of the Fubo Restricted Stock Units granted to him in connection with his commencement of employment. In the event such termination without cause or resignation for good reason occurs within the 24 months immediately following a change of control, then in lieu of the payments described above, Messrs. Janedis or Horihuela, as applicable, will be eligible to receive from Fubo: (a) a lump sum payment equal to 1.5 times the sum of their base salary plus target annual bonus; (b) a lump sum payment of any unpaid annual bonus (if any) earned with respect to the prior completed fiscal year; (c) a lump sum payment equal to their target annual bonus for the year in which the termination occurs, prorated for the portion of the year they were employed prior to termination; (d) reimbursement for the cost of COBRA premiums for a period of 18 months; and (e) accelerated vesting of all unvested equity or equity-based awards that are time-vesting awards. Any severance or other payments or benefits to Messrs. Janedis and Horihuela will be subject to a Section 280G “best net” cutback in which such payments or benefits will be reduced only to the extent it results in a better tax position for the officer.
All payments and benefits under the Severance Plan are contingent upon the officer’s execution and non-revocation of a release of claims in favor of Fubo and continued compliance with restrictive covenants.
On January 5, 2025, the Fubo Board amended the Severance Plan to provide that, in connection with or anticipation of a “change in control” (as defined in the Severance Plan), the Severance Plan may not be amended in a manner adverse to the Severance Plan participants, without their prior written consent, for a period of 24 months immediately following the change in control.

For an estimate of the value of the payments and benefits described above that would be payable to Fubo’s named executive officers upon a qualifying termination in connection with the Transactions, see the section of this proxy statement captioned “—Quantification of Potential Payments and Benefits to Fubo’s Named Executive Officers in Connection with the Transactions” below. In connection with the Transactions, Messrs. Janedis and Horihuela each entered into a letter agreement with Fubo whereby each such executive officer agreed to waive his right to receive severance benefits under any Fubo benefit plan (including the Severance Plan) upon a resignation for “good reason” solely as a result of the Transactions.
Edgar Bronfman Jr.
On January 1, 2025, Mr. Bronfman was granted 1,304,802 Fubo Restricted Stock Units (the “Bronfman 2025 RSU Award”), which vest in three substantially equal installments on each of the first, second and third anniversaries of the grant date, subject to his continued service through each applicable vesting date. In the event Mr. Bronfman’s service with Fubo is terminated by Fubo without cause or by Mr. Bronfman for “good reason” (which includes, upon and following a change in control, Mr. Bronfman’s ceasing to report to, or to serve as the executive chair of, the Fubo Board or the board of directors or other governing body of the ultimate parent entity of Fubo, as applicable), any outstanding unvested portion of the Fubo Restricted Stock Units shall become vested.
Retention Bonus Program
On January 5, 2025, the Fubo Board approved a retention bonus program with an aggregate value of $20,500,000 (“Retention Bonus Program”) to promote retention and incentivize efforts to consummate the Transactions and authorized Fubo to enter into individual retention bonus award agreements with each of its executive officers and certain other key employees. Messrs. Gandler, Janedis, Bronfman and Horihuela will be allocated awards in the amount of $5,500,000; $2,000,000; $1,500,000; and $4,500,000, respectively, under the Retention Bonus Program. Each award will be delivered, as to 25% of the value of the award, in a lump sum cash payment on the Closing and as to the remaining 75% of the value of the award, in the form of Fubo Restricted Stock Units that vest as to 1/3 of the Fubo Restricted Stock Units on the first anniversary of the Closing and as to the remaining 2/3 of the Fubo Restricted Stock Units on the second anniversary of the Closing, subject to the individual’s continuing service through the applicable payment or vesting date. In the event of an individual’s termination without cause or resignation for good reason, the individual will remain eligible to receive the award (or vest in such award if the termination occurs following the Closing), subject to the execution of a general release of claims.
Reimbursement of Legal Fees
The Fubo Board approved the reimbursement of reasonable legal fees that each of Fubo’s executive officers may incur directly in connection with the Transactions, in an amount of up to $75,000 for Mr. Bronfman and with respect to the other members of management, including Messrs. Gandler, Janedis and Horihuela, a collective amount of up to $500,000.
280G Mitigation Actions
In analyzing the severance and other payments that could be made in connection with the Transactions, certain of Fubo’s executive officers may be subject to an excise tax under Section 4999 of the Code on payments they will or may receive in connection with the Transactions. Generally, an excise tax of 20% is imposed on each individual recipient of certain “parachute payments” that, under the rules of Section 280G of the Code, exceed a certain threshold amount for such individual and the corporation making the payments is denied a tax deduction for such payments. The excise tax due is in addition to the regular income and employment taxes otherwise payable in connection with compensatory payments to the affected individuals. Payments to certain executive officers that may be considered “parachute payments” for purposes of Sections 280G and 4999 of the Code include, as applicable, any severance payments, the value of the accelerated vesting of unvested equity awards upon a qualifying termination of employment and the retention bonuses.
Under the Business Combination Agreement, in consultation with Hulu, Fubo may take certain actions to mitigate the potential impact of Sections 280G and 4999 of the Code. Such mitigation strategies may include: (i) implementing and valuing noncompete covenants, (ii) paying 2025 bonuses and commissions in calendar year 2025 that would otherwise be paid in 2026 in the ordinary course, (iii) for any annual time-based Fubo Restricted Stock Unit to be granted during 2025, granting such awards instead in the form of Fubo restricted stock in lieu of

Fubo Restricted Stock Units and allowing the recipient to make a Section 83(b) election with respect to such Fubo restricted stock (with any tax withholding arising as a result of such Section 83(b) election to be satisfied through net settlement by Fubo), (iv) for any outstanding Fubo Restricted Stock Units or Fubo Performance Stock Units, the conversion of such Fubo Restricted Stock Units into Fubo restricted stock on substantially the same terms, and allowing the recipient to make a Section 83(b) election with respect to such Fubo restricted stock (with any tax withholding arising as a result of such Section 83(b) election to be satisfied through net settlement by Fubo), and (v) if the consummation of the Transactions is not reasonably expected to occur in the 2025 calendar year, accelerating the vesting into December 2025 of Fubo Equity-Based Awards scheduled to vest in the first half of 2026 (with any such accelerated awards subject to repayment on an after-tax basis if the individual voluntarily resigns his or her employment without good reason prior to the date on which such Fubo Equity-Based Awards were otherwise scheduled to vest). No actions have been taken to date to mitigate the potential impact of Sections 280G and 4999 of the Code.
Quantification of Potential Payments and Benefits to Fubo’s Named Executive Officers in Connection with the Transactions
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of Fubo’s named executive officers that is based on or otherwise relates to the Transactions and that will or may become payable to the named executive officers at the consummation of the Transactions or on a qualifying termination of employment upon or following the consummation of the Transactions. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section Fubo uses such term to describe the Transactions-related compensation payable to Fubo’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of Fubo’s shareholders as described in the section of this proxy statement captioned “The Proposals–Proposal No.6: Approval of the Transaction Compensation Proposal.”
The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of Fubo’s named executive officers would receive based on the following assumptions: (i) the Transactions are consummated on July 31, 2025 (“Assumed Closing Date”); (ii) each named executive officer enters into a retention bonus agreement under the Retention Bonus Program on the terms outlined above in the section of this proxy statement captioned “—Retention Bonus Program”; (iii) each named executive officer experiences a qualifying termination on the Assumed Closing Date in a manner that entitles such named executive officer to receive severance payments and benefits under the Gandler Employment Agreement or Severance Plan, as applicable; (iv) the closing price of a share of Fubo Common Stock on the Assumed Closing Date is $5.09 (which represents the average closing market price of the Common Stock over the first five business days following the first public announcement of the Transactions on January 6, 2025); and (v) each named executive officer has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive the payments and benefits. The amounts indicated below are estimates based on multiple assumptions (including the assumptions described in this paragraph) that may or may not actually occur or be accurate on the relevant date and do not reflect certain compensation actions that may occur before completion of the Transactions. Accordingly, the actual amounts received by our named executive officers may differ materially from the estimates set forth below. Additional detail regarding the named executive officers’ interests in the Transactions is provided above.

Name	Cash ($)(1)	Equity ($)(2)	Benefits ($)(3)	Other ($)(4)	Total ($)
David Gandler	$6,930,000	$36,266,935	$75,469	$5,625,000	$48,896,864
John Janedis	$1,873,602	$7,836,055	$56,602	$2,125,000	$11,891,259
Edgar Bronfman Jr.	—	$6,641,442	—	$1,575,000	$8,216,442
Alberto Horihuela Suarez	$1,891,279	$12,798,215	$56,602	$4,625,000	$19,371,096

(1)
For Mr. Gandler, the amount shown consists of a lump sum severance payment by Fubo equal to two times the sum of his annual base salary and target bonus. For Messrs. Janedis and Horihuela, the amounts shown consist of a severance payment by Fubo equal to (i) 1.5 times the sum of his annual base salary and target bonus, paid in a lump sum, plus (ii) a pro-rated annual bonus, paid in a lump sum. The severance payments are considered to be “double-trigger” payments and become payable only upon a termination of employment by Fubo without cause or resignation of the named executive officer for good reason within 24 months following the Transactions, subject to the terms and conditions described in the section of this proxy statement entitled “Interests of Executive Officers and Directors of Fubo in the Transactions—Severance Entitlements.”

(2)
The amount shown reflects the potential value that the applicable named executive officer could receive from Fubo in connection with accelerated vesting and settlement of the Fubo Equity-Based Awards, pursuant to the terms of the Gandler Employment Agreement, the Janedis Offer Letter, the Severance Plan and the Bronfman 2025 RSU Award, in the case of outstanding unvested time-based awards, and pursuant to the applicable award agreements, in the case of outstanding performance-based awards (and no value is included for any Fubo Option with an exercise price per share of Common Stock that is equal to or greater than $5.09 (the assumed closing price of a share of Common Stock on the Assumed Closing Date as set forth above for purposes of this table)). The accelerated vesting of the Fubo Equity-Based Awards is considered to be a “double-trigger” benefit because both a change of control, such as the Transactions, and a termination of employment by Fubo without cause or resignation of the named executive officer for good reason (within 24 months following the Transactions) must occur for such accelerated vesting to be provided to the named executive officer. Fubo Performance Stock Units for which the performance period is not completed as of the Assumed Closing Date (or, in the case of the Gandler 2025 PSUs, any unearned Fubo Performance Stock Units) are represented at the target performance level, as such Fubo Performance Stock Units will be deemed earned at the target performance level in connection with the Transactions, as discussed above in the section of this proxy statement titled “Treatment of Fubo Equity-Based Awards—Impact of the Transactions on Fubo Performance Stock Units.” While Mr. Bronfman is entitled to accelerated vesting of his performance-based Fubo Option in connection with the Transactions, which is a “single-trigger” benefit, the table does not include any estimated value for such Fubo Option, given that the exercise price per share of Common Stock of such Fubo Option is greater than $5.09 (the assumed closing price of a share of Common Stock on the Assumed Closing Date as set forth above for purposes of this table).

(3)
The amounts shown in this column represent the value of COBRA premiums for continued group health, dental and vision benefits provided by Fubo for a period of 24 months following termination for Mr. Gandler and 18 months following termination for Messrs. Janedis and Horihuela. Like the severance payments, these COBRA benefits would be considered “double-trigger” benefits and become payable only upon a termination of employment by Fubo without cause or resignation of the named executive officer for good reason within 24 months following the Transactions, subject to the terms and conditions described in the section of this proxy statement entitled “Interests of Executive Officers and Directors of Fubo in the Transactions—Severance Entitlements.”

(4)
The amounts shown in this column represent (i) the value of the retention awards to be issued by Fubo to the named executive officers under the Retention Bonus Program, as described in the section of this proxy statement entitled “Interests of Executive Officers and Directors of Fubo in the Transactions—Retention Bonus Program” and (ii) the maximum potential legal expenses to be paid by Fubo on behalf of the named executive officer or reimbursed by Fubo in connection with the Transactions. The portion of each retention award to be delivered by Fubo in cash (25%) is considered to be a “single-trigger” payment. The portion of each retention award to be delivered by Fubo in Fubo Restricted Stock Units (75%) is considered to be a “double-trigger” payment, because vesting in the Fubo Restricted Stock Units is generally subject to continued service through each of the first and second anniversaries of the Closing, except that (i) if the named executive officer experiences a termination of employment by Fubo without cause or resigns for good reason upon or prior to the Closing and prior to the date of grant of the Fubo Restricted Stock Units, he will remain eligible to receive his retention equity award upon the Closing (which shall be fully vested upon grant), subject to his agreement to provide transitional consulting services through the date of grant as requested by Fubo, and (ii) if such qualifying termination occurs upon or following the Closing and following the date of grant of the Fubo Restricted Stock Units pursuant to the retention award, he will vest in his or her retention equity award upon such termination, in each case subject to his execution of a general release of claims. The legal expense reimbursement is considered to be a “single-trigger” payment. The amount included in this column in respect of legal expense reimbursement is equal to (A) with respect to Mr. Bronfman, $75,000, and (B) with respect to Messrs. Gandler, Janedis and Horihuela, one-fourth of the maximum aggregate legal expenses that Fubo has agreed to reimburse for Fubo management, including each of Messrs. Gandler, Janedis and Horihuela, collectively, in each case as described in the section of this proxy statement entitled “Interests of Executive Officers and Directors of Fubo in the Transactions—Reimbursement of Legal Fees.”

No Appraisal Rights
Section 607.1302 of the FBCA provides that shareholders have the right, in certain specified circumstances, to dissent from a conversion or disposition of assets if shareholder approval was required for the conversion or if the shareholder was entitled to vote on the disposition of assets and to instead demand payment of the fair value of their shares. Pursuant to Section 607.1302(2)(a)(1) of the FBCA, appraisal rights are not available for the holders of shares of any class or series of shares which is a covered security under the Securities Act. Therefore, because shares of Fubo Common Stock are currently listed on the NYSE under the ticker symbol “FUBO”, Fubo Shareholders will not have rights under the FBCA to dissent from, or demand payment for, their shares of Fubo Common Stock in connection with the Exchange of Assets and the Conversion.
Following the Closing, the outstanding shares of Class A Common Stock will continue to trade on the NYSE under the same ticker symbol that shares of Fubo Common Stock currently trade under, “FUBO”.
Regulatory Approvals Required for the Transactions
General Efforts
Subject to the terms and conditions set forth in the Business Combination Agreement, each of Fubo, Disney and Hulu agreed to, and to cause its Subsidiaries to, use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Entities prior to the Outside Date, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties prior to the Outside Date, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Business Combination Agreement or the consummation of the Transactions and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the Transactions prior to the Outside Date.
HSR Act
The consummation of the Transactions is conditioned upon termination or expiration of the applicable waiting period under the HSR Act. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar day waiting period following the parties’ filing of their respective HSR Act notification forms, unless extended, or the early termination of that waiting period.
The parties filed a notification and report form with the Federal Trade Commission (the “FTC”) and Antitrust Division of the Department of Justice (the “DOJ”) on January 21, 2025. On February 20, 2025, Disney withdrew its filing with the DOJ, which was re-submitted on February 24, 2025. On March 26, 2025, the DOJ issued to each of Disney and Fubo a Request for Additional Information and Documentary Material (a “Second Request”), which pauses the HSR waiting period until 30 days following the date on which both Disney and Fubo certify substantial compliance with the Second Request, unless otherwise extended. Disney and Fubo are working cooperatively and expeditiously with the DOJ to certify substantial compliance with the Second Request.
Antimonopoly Committee of Ukraine
On February 25, 2025, pursuant to the 2001 Law on the Protection of Economic Competition, as amended, Disney and Fubo filed an application for approval with the Antimonopoly Committee of Ukraine (the “AMC”) for the Transactions. On March 20, 2025, the AMC granted clearance for Disney to acquire indirect control of Fubo and Fubo OpCo.
French Works Council and Put Option Letter
On January 6, 2025, concurrently with the execution of the Business Combination Agreement, Fubo and Hulu entered into a letter agreement (the “Put Option Letter”) regarding the possible indirect acquisition by Newco, alongside the rest of Fubo’s businesses pursuant to the Business Combination Agreement, of all of the assets and liabilities of, or, as mutually agreed between Fubo and Hulu (such agreement not to be unreasonably withheld, conditioned or delayed), all of the securities issued by, Molotov SAS (807 393 111 RCS Paris), a French subsidiary of Fubo (“Molotov”). Pursuant to the Put Option Letter, among other things, Hulu irrevocably undertook to, if so requested by Fubo at its sole option after the works council (comité social et économique) of Molotov (the “Works Council”) has been duly consulted on the proposed transaction in accordance with French law (the “Consultation Process”), either: (i) if such contribution will occur prior to the Fubo Contribution, permit Fubo to contribute all of Molotov’s assets and liabilities of, or, as mutually agreed between Fubo and Hulu (such agreement not to be unreasonably withheld, conditioned or delayed), all of Molotov’s equity interests to Fubo OpCo as part of the Fubo Reorganization and cause Newco to accept, indirectly through Newco’s acceptance of the equity interests of Fubo OpCo, all of the Molotov’s assets and liabilities or equity interests, as applicable, as part of the Fubo Contribution or (ii) if such contribution will occur after the Fubo Contribution, permit Fubo to cause Molotov to transfer all of its assets and liabilities to Newco, and cause Newco to accept all of Molotov’s assets and liabilities as part of the Fubo Contribution, in each case pursuant to the terms and subject to the conditions set forth in the Business Combination Agreement (the “Put Option”).
On February 13, 2025, the Works Council expressed its opinion in favor of the Transactions. On February 21, 2025, Fubo exercised the Put Option and delivered the Exercise Notice (as defined in the Put Option Agreement) to Hulu to include Molotov’s equity interests in the Fubo Contribution.
Other Regulatory Matters
At any time before or after consummation of the Transactions, notwithstanding the termination of the waiting period under the HSR Act and the receipt of all other required regulatory approvals for the Transactions, the FTC, the DOJ or foreign governmental authorities of any other applicable jurisdiction could take such action under the antitrust laws, foreign investment laws or other applicable laws as it deems necessary or desirable, including seeking to enjoin the completion of the Transactions, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Transactions, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under its antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the completion of the Transactions or seeking divestiture of substantial assets of Fubo or Hulu. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
For more information on the obligations of Fubo, Disney and Hulu to seek regulatory approvals, see the section of this proxy statement captioned “The Business Combination Agreement—Regulatory Efforts.”
Fees and Expenses
Except as described under “The Business Combination Agreement—Fubo Termination Fee,” “The Business Combination Agreement—Hulu Termination Fee,” and, in the event the Transactions are consummated, “The Business Combination Agreement—Indemnification for Certain Liabilities,” and for certain regulatory filing expenses and expenses incurred by each of Fubo and Hulu in connection with Fubo’s and Hulu’s respective covenants to provide certain access to the other between the date of the Business Combination Agreement and the Closing, all fees and expenses incurred in connection with the Business Combination Agreement and the Transactions will be paid by the party incurring such fees and expenses whether or not the Transactions are consummated.
Accounting Treatment for the Transactions and Related Pro Forma Adjustments
The combined company will account for the acquisition contemplated by the Business Combination Agreement as a reverse acquisition using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). U.S. GAAP requires that one of the combining entities be designated as the acquirer for accounting purposes. Based on the evidence available, HL will be treated as the acquiring entity for accounting purposes. In identifying HL as the acquiring entity, management took into account the structure of the Transactions contemplated by the Business Combination Agreement, including the relative voting rights and the intended corporate governance structure of the combined company upon completion of the Transactions, the composition of the combined company’s board of directors and the designation of certain senior management positions of the combined company. Accordingly, the historical combined carve-out financial statements of the Hulu Live Business will become the historical financial statements of the combined publicly traded entity (“New PubCo”) upon consummation of the Transactions.
The fair value of the purchase consideration, or the purchase price, in the unaudited pro forma condensed combined financial information is estimated to be approximately $1.2 billion. The purchase consideration primarily consists of approximately 342 million shares of New PubCo Class A common stock based on a per share price of $3.32, which is intended to represent the closing price of Fubo common stock on July 21, 2025. The fair value of the purchase consideration is preliminary, subject to change and will ultimately be based on the share price and number of outstanding shares on the Closing.
The combined company will measure Fubo’s assets acquired and liabilities assumed at their fair values, including net tangible and identifiable intangible assets acquired and liabilities assumed, as of the Closing. Any excess of the purchase price over those fair values will be recorded as goodwill.
Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually.
The allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is based on preliminary estimates using assumptions management believes are reasonable based on currently available information. The final purchase price and fair value assessment of assets and liabilities will be based in part on a detailed valuation that has not yet been completed and could be materially different from the preliminary estimates used to prepare the accompanying unaudited pro forma condensed combined financial information which could have a material impact on the combined company’s future results of operations and financial position.
The unaudited pro forma condensed combined financial information reflects the assumption that upon the completion of the Transactions, New PubCo will be the reporting entity and, as the sole managing member of Newco, will consolidate the operating results of the combined businesses of the Hulu Live Business and Fubo. The Newco membership units to be held directly by Hulu are presented as a noncontrolling interest on the combined company’s financial statements, which has been presented outside of permanent equity for purposes of these unaudited pro forma condensed combined financial information.

The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily reflect the operating results or financial position that would have occurred if the Transactions and the Financing had been consummated on the dates indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity.
The unaudited pro forma condensed combined financial information does not reflect any revenue enhancements, anticipated synergies, operating efficiencies, or cost savings that may be achieved related to the Transactions, nor do they reflect any costs or expenditures that may be required to achieve any possible synergies.
Litigation Relating to the Transactions
On November 18, 2022, a private antitrust putative class action lawsuit was filed in the U.S. District Court for the Northern District of California against TWDC on behalf of a putative class of certain subscribers to YouTube TV (the “Biddle Action”). The plaintiffs in the Biddle Action asserted a claim under Section 1 of the Sherman Act based on allegations that TWDC uses certain pricing and packaging provisions in its carriage agreements with virtual multichannel video programming distributors (“vMVPDs”) to increase prices for and reduce output of certain services offered by vMVPDs. On November 30, 2022, a second private antitrust putative class action lawsuit was filed in the U.S. District Court for the Northern District of California against TWDC on behalf of a putative class of certain subscribers to DirecTV Stream (the “Fendelander Action”), making similar allegations. TWDC filed motions to dismiss for failure to state a claim in both the Biddle Action and Fendelander Action on January 31, 2023. On September 30, 2023, the court issued an order granting in part and denying in part TWDC’s motions to dismiss both cases and, on October 13, 2023, the court issued an order consolidating both cases. On October 16, 2023, plaintiffs filed a consolidated amended class action complaint (the “Consolidated Complaint”). The Consolidated Complaint asserts claims under Section 1 of the Sherman Act and certain Arizona, California, Florida, Illinois, Iowa, Massachusetts, Michigan, Nevada, New York, North Carolina and Tennessee antitrust and consumer-protection laws based on substantially similar allegations as the Biddle Action and the Fendelander Action. The Consolidated Complaint seeks injunctive relief, unspecified money damages and costs and fees. TWDC filed a motion to dismiss the Consolidated Complaint for failure to state a claim on December 1, 2023. TWDC’s motion to dismiss the Consolidated Complaint was granted in part and denied in part on June 25, 2024. On September 12, 2024, the Court entered a case management order setting, among other dates, plaintiffs’ deadline to file their class certification motion for March 27, 2026.
On January 14, 2025, a private antitrust putative class action lawsuit was filed in the U.S. District Court for the Southern District of New York against TWDC on behalf of a putative class of certain subscribers to Fubo’s services (the “Unger Action”), making similar allegations to those in the now-consolidated Biddle Action and Fendelander Action (the “Biddle/Fendelander Action”). The plaintiffs in the Unger Action also alleged that TWDC impermissibly bundles ESPN with other TWDC networks and unjustly enriched itself. The Unger Action has since been transferred to the Northern District of California with the court finding it related to the Biddle/Fendelander Action. The plaintiffs in the Unger Action filed an amended complaint on April 28, 2025, adding a named plaintiff and alleging essentially the same antitrust theories under the Sherman Act and the antitrust and consumer-protection laws of 37 states, the District of Columbia and Puerto Rico. The plaintiffs in the Unger Action seek damages and injunctive relief, including an injunction requiring TWDC to segregate or divest any interest in Fubo and Hulu, or in the alternative, business assets relating to Fubo and Hulu + Live TV.
On May 30, 2025, the plaintiffs in the Biddle/Fendelander Action filed a proposed Second Consolidated Amended Complaint, adding a class of subscribers to Fubo’s services, a Clayton Act Section 7 claim challenging the Transactions on behalf of subscribers to Fubo’s services, and a claim under Sherman Act Section 2. On June 5, 2025, TWDC and plaintiffs in the Biddle/Fendelander Action reached a settlement in principle to settle all claims on behalf of all subscribers to YouTube TV, DirecTV Stream and Fubo’s services. The settlement was not an obligation of the Hulu Live Business and was contingent on plaintiffs’ counsel in the Biddle/Fendelander Action (“Biddle/Fendelander Counsel”) obtaining or having authority to settle claims on behalf of all three subscriber classes, Court approval and other contingencies. On June 10, 2025, the Court issued an order consolidating the Unger Action with the Biddle/Fendelander Action and setting a briefing schedule on the appointment of interim class counsel for the putative YouTube TV, DirecTV Stream and Fubo classes. Biddle/Fendelander Counsel filed a motion to be appointed interim lead counsel for the three putative classes of subscribers and plaintiffs’ counsel in the Unger Action (“Unger Counsel”) filed a cross motion opposing the Biddle/Fendelander Counsel’s motion and seeking an appointment to serve as interim lead counsel for the putative class of subscribers of Fubo’s services.
On July 21, 2025, the Court issued an order appointing Biddle/Fendelander Counsel to serve as interim lead counsel for the putative classes of YouTube TV and DirecTV Stream subscribers, and Unger Counsel to serve as interim lead counsel for the putative class of subscribers to Fubo’s services, thereby resulting in Biddle/Fendelander Counsel not having authority to settle on behalf of the three putative classes of subscribers as required by the settlement in principle. The Court has scheduled a status conference for August 14, 2025.

THE BUSINESS COMBINATION AGREEMENT
This section of the proxy statement describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Transactions.
The Business Combination Agreement, together with the Ancillary Agreements, contain representations, warranties and covenants that the respective parties to such agreements made to each other as of the Signing Date or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement and the Ancillary Agreements. The representations and warranties are also modified in important part by the confidential disclosure letters, none of which have been filed publicly and which were used for the purpose of allocating contractual risk among the parties rather than establishing matters as facts.
Explanatory Note Regarding the Business Combination Agreement
On January 6, 2025, we entered into the Business Combination Agreement, which contemplates that, among other things, the parties will undergo a series of reorganization steps (as described in the section of this proxy statement captioned “The Transactions—Pre-Closing Reorganizations”), whereby Fubo will contribute its assets and Hulu will contribute the Hulu Live Business Assets and the Hulu Live Business to a newly formed entity, Newco, that will operate as a joint venture between Fubo and Hulu. Fubo will remain a publicly traded company and will serve as the sole managing member of Newco. Following the Closing, (i) Hulu will own 70% of the economic interests in Newco and Fubo will hold the remaining 30% and (ii) Hulu will own 70% of the voting interest in Fubo (calculated on a fully-diluted basis), and existing Fubo Shareholders will hold the remaining 30%.
Scope of Assets and Liabilities
As part of the HL Contribution that will be consummated at Closing, Hulu will contribute the Hulu Live Business and the Hulu Live Business Assets to Newco by transferring all of its right, title and interest in HL to Newco and will cause HL to assume the Hulu Live Business Liabilities. Disney will retain the Disney Retained Business and the Disney Retained Liabilities.
All of Fubo’s assets and liabilities will be contributed at Closing, including Molotov, which will be contributed to Newco pursuant to Fubo’s exercise of the Put Option on February 21, 2025.
Treatment of Fubo Equity Incentive Awards
As of the Closing, each Fubo Option, Fubo Restricted Stock Unit and Fubo Performance Stock Unit, whether vested or unvested as of the Closing, will continue to remain an issued and outstanding Fubo Option, Fubo Restricted Stock Unit or Fubo Performance Stock Unit, as applicable, and continue to be subject to the same terms and conditions as of immediately prior to the Closing, as set forth in the Fubo Stock Plans and applicable award agreement; provided, however, that the consummation of the Transactions will constitute a “change in control” within the meaning of the Fubo Stock Plans and applicable award agreements, and, with respect to any Fubo Equity-Based Award that is subject to performance-based vesting conditions, any specific treatment of the performance-based vesting conditions provided under the terms of such Fubo Equity-Based Awards, upon a “change in control” will apply as of the Closing.
Pre-Closing Reorganizations
Prior to the Closing, Fubo and Hulu, as applicable, will enact a series of pre-Closing reorganization steps including, among others, (i) undertaking the Hulu Reorganization; (ii) undertaking the Fubo Reorganization and (iii) (a) effecting the Conversion, (b) filing Florida Articles of Conversion for Fubo with the FDOS in accordance with the FBCA and a Delaware Certificate of Conversion with the DSOS in accordance with the DGCL, (c) authorizing and adopting the Certificate of Incorporation of Fubo with the DSOS in accordance with the DGCL, and (d) adopting the Bylaws of Fubo in accordance with the DGCL. In addition, (i) Hulu will undertake the HL Contribution and (ii) (a) Fubo will undertake the Fubo Contribution such that after giving effect to the Fubo Contribution, (x) Hulu will hold a number of Newco Units representing, in the aggregate, a 70% economic interest in Newco and (y) Fubo will hold a number of Newco Units representing, in the aggregate, a 30% economic interest in Newco, (b) Hulu and Fubo, as the members of Newco, will adopt, and Newco will thereafter be governed by, the Newco Operating Agreement, which will provide, among other things, that Fubo will be the sole managing member of Newco, and (c) Fubo will issue to Hulu a number of shares of Class B Common Stock representing, in the aggregate, a 70% voting interest in Fubo, which Class B Common Stock will be cancelled for no consideration in connection with an exchange of an equal amount of Newco Units for Class A Common Stock (or cash) in accordance with the Newco Operating Agreement. For more information regarding the Pre-Closing Reorganizations, see the section of this proxy statement captioned “The Transactions—Pre-Closing Reorganizations.”
In addition, at least thirty days prior to the Closing, Hulu will notify subscribers to the HL DMVPD Service of, and solicit such subscribers’ consent to, an amendment to the terms and conditions of the HL Subscriber Contract in accordance with the procedures set forth therein. The amendment (such amendment, the “HL Subscriber Contract Terms Update”) will provide that, following the effectiveness of such amendment, such HL Subscriber Contract will be binding as between HL and the applicable subscriber with respect to the provisions of the HL Subscriber Contract applicable to HL DMVPD Service, which provisions (and the specific rights, obligations and ownership of HL with respect thereto) will be mutually agreed in good faith between Hulu and Fubo prior to the initiation of such amendment process (such agreement not to be unreasonably withheld, conditioned or delayed), and shall reasonably reflect the ownership rights of HL in such HL Subscriber Contracts and the Subscriber Data (subject to the terms and conditions of the HL Commercial Services Agreement, the HL Transition Services Agreement and the Hulu Brand License Agreement).
Closing and Closing Deliverables
The Closing will take place on the third business day following the day on which all of the conditions to the Closing (described in the section of this proxy statement captioned “The Business Combination Agreement—Conditions to the Closing of the Transactions”) have been satisfied (or, to the extent permissible, waived), other than the closing conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction (or, to the extent permissible, waiver) of those closing conditions at the Closing.
At the Closing, Hulu will deliver, or cause its Subsidiaries (including Newco and HL), as applicable, to deliver, to Fubo (i) duly executed counterparts of each Ancillary Agreement to which it is party and (ii) a validly completed and duly executed IRS Form W-9 (clauses (i) and (ii), collectively, the “Hulu Closing Deliverables”).
At the Closing, Fubo will deliver to Hulu or Newco, as applicable, (i) a copy of the duly executed and filed Certificate of Incorporation of Fubo and a copy of the Bylaws of Fubo approved and adopted by the Fubo Board, (ii) duly executed counterparts of each Ancillary Agreement to which it is party, (iii) each duly executed Resignation Letter requested by Hulu and (iv) a validly completed and duly executed IRS Form W-9 (clauses (i), (ii), (iii) and (iv), collectively, the “Fubo Closing Deliverables”).
Representations and Warranties
The Business Combination Agreement contains representations and warranties of Fubo, Disney and Hulu.
Representation and Warranties made by Fubo
Under the Business Combination Agreement, Fubo made customary representations and warranties to Hulu that are subject, in some cases, to specified exceptions and qualifications contained in the Business Combination Agreement. These representations and warranties relate to, among other things:
•	organization, standing and qualification to conduct business with respect to Fubo and the Fubo Subsidiaries;
•	capitalization and indebtedness of Fubo;
•	Fubo’s authority to enter into the Business Combination Agreement and each Ancillary Agreement to which it is a party and the performance of the covenants and obligations thereunder;
•
the absence of any conflict or violation of any (i) organizational documents of Fubo and any Fubo Subsidiary, (ii) Fubo Material Contracts (including resulting in the creation of liens), or (iii) applicable laws;

•	organization and ownership of the Fubo Subsidiaries;
•
filing of all required Fubo SEC Documents with the SEC since January 1, 2023, the preparation of Fubo’s financial statements, and Fubo’s compliance with securities laws and stock exchange requirements;

•	absence of Fubo Material Adverse Effect (as defined below);
•	absence of litigation against Fubo and its affiliates;
•	information supplied by Fubo in this proxy statement;
•	absence of undisclosed liabilities of Fubo or the Fubo Subsidiaries;
•	broker’s fees owed in connection with the Transactions;
•	Fubo Benefit Plan matters;
•	matters related to the Fubo Board Recommendations, required approvals of the Fubo Shareholders, and the respective opinions of Fubo’s financial advisors to the Fubo Board;
•	tax matters;
•	environmental matters;
•	Fubo’s compliance with applicable Laws since January 1, 2023;
•	labor matters;
•	real property matters;
•	intellectual property matters;
•	IT and data privacy matters;
•	insurance matters;
•	matters related to the Fubo Material Contracts;
•	compliance with anti-corruption, sanctions, and anti-money laundering laws; and
•	the number of paid subscribers to Fubo’s services.
Some of the representations and warranties in the Business Combination Agreement made by Fubo are qualified as to materiality or Fubo Material Adverse Effect. For purposes of the Business Combination Agreement, “Fubo Material Adverse Effect” means, with respect to Fubo, any fact, circumstance, occurrence, event, development, change or condition (each, an “Effect”, and collectively “Effects”), either individually or together with one or more other contemporaneously existing Effects, that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets or financial condition of Fubo and the Fubo Subsidiaries, taken as a whole; provided, however, that any such Effect will not be considered in determining whether a Fubo Material Adverse Effect has occurred or would reasonably be expected to occur to the extent it results from:
•	any change or prospective change after the Signing Date in law or GAAP or interpretations thereof;
•
economic, credit, financial, market, debt, securities, derivatives, commodity or capital market conditions, whether globally, in the United States or in any other country or region in the world, including inflation, supply chain disruptions, interest rates, foreign exchange or exchange rates, fluctuations in the value of any currency and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any security exchange;

•
domestic, foreign or global political, regulatory, social or other conditions (including any actual or potential sequester, stoppage, shutdown, default, sanction or similar event or occurrence by or involving any governmental entity affecting a national or federal government as a whole), any acts of terrorism, sabotage or war (whether or not declared), civil unrest, civil disobedience, riots, protests, public demonstrations, strikes, insurrection, national or international calamity or sabotage or any escalation or worsening of any of the foregoing;

•	any change in Fubo’s stock price, trading volume, credit rating or ratings outlook;

•
the announcement or pendency of the Business Combination Agreement, the Settlement, the Settlement Documents, the consummation of the Transactions pursuant to the Business Combination Agreement (other than compliance with the obligation to act in the ordinary course of business pursuant to the Business Combination Agreement), or the consummation of any Settlement Transactions (including the identity of Hulu, Disney or any of their respective affiliates) (in each case, other than for certain specified representation or warranty contained under the Business Combination Agreement), including the impact thereof on Fubo’s and its Subsidiaries’ relationships with customers, suppliers, distributors, partners, lenders, financing sources or others having business relationships with Fubo or its Subsidiaries;

•
acts of God, volcanoes, tsunamis, earthquakes, floods, storms, hurricanes, tornados or other natural disasters, or any epidemic, pandemic, outbreak of illness or other public health event or other natural or man-made disaster or weather-related event, or any other force majeure event, or any escalation or worsening thereof and any action taken by any governmental entity in response to the foregoing;

•	the failure, in and of itself, of Fubo to meet any internal, external or analysts’ expectations, projections, plans, performance measures, estimates or budgets;
•	any Effect generally affecting the industries, jurisdictions or geographic areas in which Fubo and its Subsidiaries operate;
•
any action taken or omitted by Fubo or any of its Subsidiaries in accordance with the written request or direction of Disney or Hulu, or the taking or omission by Fubo or any of its Subsidiaries of any action or omission in accordance with the Business Combination Agreement or any Ancillary Agreement that Fubo is specifically required to take or omit from taking (in each case, other than any actions or omissions required to be taken (or not taken) under the Business Combination Agreement);

•
any Effect caused by any action taken by Disney, Hulu, HL or any of their affiliates in connection with the item set forth in the Fubo Disclosure Letter, including any action taken by Fubo prior to the Signing Date in response to such actions of Disney, Hulu, HL or any of their affiliates; and

•
any Action brought by or on behalf of any current or former shareholders of Fubo (on their own behalf or on behalf of Fubo) or by Disney or any of its affiliates arising out of the Transactions or the Settlement;

provided, however, that (A) the exceptions in bullet 4 or 7 will not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (if such change or failure does not otherwise fall within any of the exceptions provided by this definition of Fubo Material Adverse Effect) is, or would reasonably be expected to be, a Fubo Material Adverse Effect and (B) any Effect referred to in bullets 1, 2, 3, 6 or 8 will be taken into account for purposes of determining whether a Fubo Material Adverse Effect has occurred or would reasonably be expected to occur to the extent, but only to the extent, such Effect adversely affects Fubo in a disproportionate manner as compared to other participants in the industries in which Fubo and the Fubo Subsidiaries operate, in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has occurred, or would reasonably be expected to occur, a Fubo Material Adverse Effect.
Representations and Warranties made by Hulu
Under the Business Combination Agreement, Disney and Hulu made customary representations and warranties to Fubo that are subject, in some cases, to specified exceptions and qualifications contained in the Business Combination Agreement. These representations and warranties relate to, among other things:
•	organization, standing, and qualification to conduct business with respect to Disney, Hulu, and the HL Subsidiaries, as applicable;
•	Disney and Hulu’s (i) authority to enter into the Business Combination Agreement and each Ancillary Agreements to which it is a party and (ii) performance of the covenants and obligations thereunder;
•
the absence of any conflict or violation of any (i) organizational documents of Disney, Hulu, and any HL Subsidiary, (ii) Hulu Material Contracts (including resulting in the creation of liens), or (iii) applicable laws;

•
the absence of any put, call or other similar right to buy or sell assets, businesses, or securities of Hulu or any of its Subsidiaries which conduct the Hulu Live Business or hold Hulu Live Business Assets;

•	organization and ownership of the HL Subsidiaries;

•	financial statements related to the Hulu Live Business;
•	absence of HL Material Adverse Effect (as defined below);
•	absence of litigation against the Hulu Live Business or the Hulu Live Business Assets;
•	information supplied by Disney or Hulu in this proxy statement;
•	absence of undisclosed liabilities;
•	broker’s fees owed in connection with the Transactions;
•	absence of liabilities with respect to the Hulu Benefit Plans;
•	tax matters;
•	environmental matters;
•	Hulu’s and the Hulu Live Business’s compliance with applicable laws since January 1, 2023;
•	labor matters;
•	real property matters;
•	sufficiency of assets;
•	intellectual property matters;
•	IT and data privacy matters;
•	matters related to the Hulu Material Contracts;
•	compliance with anti-corruption, sanctions, and anti-money laundering laws; and
•	the number of subscribers to the HL DMVPD subscribers.
Some of the representations and warranties in the Business Combination Agreement made by Disney or Hulu are qualified as to materiality or HL Material Adverse Effect. “HL Material Adverse Effect” means, with respect to the Hulu Live Business and the Hulu Live Business Assets, any Effect, either individually or together with one or more other contemporaneously existing Effects, that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets or financial condition of the Hulu Live Business and the Hulu Live Business Assets, taken as a whole; provided, however, that any such Effect will not be considered in determining whether a HL Material Adverse Effect has occurred or would reasonably be expected to occur to the extent it results from:
•	any change or prospective change after the Signing Date in Law or GAAP or interpretations thereof;
•
economic, credit, financial, market, debt, securities, derivatives, commodity or capital market conditions, whether globally, in the United States or in any other country or region in the world, including inflation, supply chain disruptions, interest rates, foreign exchange or exchange rates, fluctuations in the value of any currency and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any security exchange;

•
domestic, foreign or global political, regulatory, social or other conditions (including any actual or potential sequester, stoppage, shutdown, default, sanction or similar event or occurrence by or involving any governmental entity affecting a national or federal government as a whole), any acts of terrorism, sabotage or war (whether or not declared), civil unrest, civil disobedience, riots, protests, public demonstrations, strikes, insurrection, national or international calamity or sabotage or any escalation or worsening of any of the foregoing;

•
the announcement or pendency of the Business Combination Agreement, the Settlement, the Settlement Documents, the consummation of the Transactions pursuant to the terms of the Business Combination Agreement (other than compliance with the obligation to act in the ordinary course of business pursuant to the Business Combination Agreement, or the consummation of any Settlement Transactions (including the identity of Fubo or any of its affiliates) (in each case, other than for the purposes of certain representation or warranty specified under the Business Combination Agreement), including the impact thereof on Hulu’s and its affiliates’ relationships with customers, suppliers, distributors, partners, lenders, financing sources or others having business relationships with Hulu or its affiliates;
•
acts of God, volcanoes, tsunamis, earthquakes, floods, storms, hurricanes, tornados or other natural disasters, or any epidemic, pandemic, outbreak of illness or other public health event or other natural or man-made disaster or weather-related event, or any other force majeure event, or any escalation or worsening thereof and any action taken by any governmental entity in response to the foregoing;

•
the failure, in and of itself, of the Hulu Live Business or the Hulu Live Business Assets to meet any internal, external or analysts’ expectations, projections, plans, performance measures, estimates or budgets;

•	any Effect generally affecting the industries, jurisdictions or geographic areas in which Hulu and its affiliates operate;
•
any action taken or omitted by Hulu or any of its affiliates in accordance with the written request or direction of Fubo, or the taking or omission by Hulu or any of its affiliates of any action or omission in accordance with the Business Combination Agreement or any Ancillary Agreement that Hulu is specifically required to take or omit from taking (in each case, other than any actions or omissions required to be taken (or not taken) under the Business Combination Agreement); and

•
any Action brought by or on behalf of any current or former shareholders of Disney (on their own behalf or on behalf of Disney) or by Fubo or any of its Subsidiaries arising out of the Transactions or the Settlement;

provided, however, that (A) the exception in bullet 6 will not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (if such change or failure does not otherwise fall within any of the exceptions provided by this definition) is, or would reasonably be expected to be, a HL Material Adverse Effect and (B) any Effect referred to in bullet 1, 2, 3, 5 or 7 will be taken into account for purposes of determining whether a HL Material Adverse Effect has occurred or would reasonably be expected to occur to the extent, but only to the extent, such Effect adversely affects the Hulu Live Business or the Hulu Live Business Assets, in a disproportionate manner as compared to other participants in the industries in which the Hulu Live Business or the Hulu Live Business Assets operate, in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has occurred, or would reasonably be expected to occur, a HL Material Adverse Effect.
Conduct of Business Pending Consummation of the Transactions
Conduct of Fubo and the Fubo Subsidiaries Pending the Consummation of the Transactions
Starting from the Signing Date until the earlier to occur of the Closing or the termination of the Business Combination Agreement (the “Interim Period”), Fubo agreed, subject to certain exceptions set forth in the Business Combination Agreement, that Fubo and the Fubo Subsidiaries will (i) conduct the businesses of Fubo and the Fubo Subsidiaries in all material respects in the ordinary course, and (ii) use commercially reasonable efforts to (A) maintain Fubo’s respective assets (including Intellectual Property), (B) preserve intact Fubo’s respective business organizations and significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having significant business relationships with Fubo and (C) keep available the services of Fubo’s current key officers and employees.
In particular, subject to certain exceptions set forth in the Business Combination Agreement, Fubo has agreed to, and to cause its Subsidiaries to, not do any of the following actions during the Interim Period:
•
except for dispositions of inventory in the ordinary course of business or pursuant to contracts in effect as of the Signing Date, sell, lease, license, transfer, assign or otherwise dispose of, abandon, waive or relinquish any assets, rights, properties or securities of Fubo or the Fubo Subsidiaries outside of the ordinary course of business;

•
acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof, or enter into binding agreements with respect to any such acquisition, in each case in excess of $20 million (including any contingent consideration) in any single transaction or series of related transactions or if such acquisition would prevent, materially delay or materially impede the satisfaction of the closing conditions under the Business Combination Agreement, other than pursuant to existing contracts or commitments;
•
enter into any partnership, joint venture agreement or similar arrangement if the aggregate amount of capital contributions required to be made by Fubo or any Fubo Subsidiary under such partnership, joint venture or similar arrangement would exceed $20 million;

•
amend or propose to amend the organizational or governing documents of Fubo or the Fubo Subsidiaries, other than immaterial amendments to organizational or governing documents of the Fubo Subsidiaries;

•
declare, set aside, authorize, establish a record date in respect of, accrue or pay any dividend or make any other distribution (whether in cash, capital stock, property or otherwise) with respect to any shares of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of Fubo to Fubo or to another wholly owned Subsidiary of Fubo;

•
purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees and directors of Fubo in payment of the exercise price or withholding tax upon the exercise, vesting or delivery, as applicable, of Fubo Equity-Based Awards or forfeiture of shares due to termination of employment;

•	split, combine or reclassify any outstanding shares of its capital stock;
•
issue, sell, dispose of, authorize or agree to the issuance, sale or disposition by Fubo or any of the Fubo Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the Signing Date, except for issuances by a wholly owned subsidiary of Fubo to Fubo or to another wholly owned Subsidiary of Fubo or upon the exercise, vesting, settlement, or delivery, as applicable, of Fubo Equity-Based Awards outstanding on the Signing Date or granted in accordance with the terms of the Business Combination Agreement;

•
modify the terms of any existing indebtedness for borrowed money issued by Fubo or any Fubo Subsidiary having an aggregate principal amount in excess of $10 million in a manner adverse to Fubo or any Fubo Subsidiary;

•
(i) except for trade letters of credit or guarantees issued in the ordinary course of business, incur, assume, guarantee, or become obligated following the Signing Date with respect to any indebtedness for borrowed money (including capital leases, as defined under GAAP), if the aggregate amount of such incurrences, assumptions, guarantees or obligations following the Signing Date (net of any repayments following the Signing Date) would exceed $10 million, (ii) except for advances to employees and consultants for travel and other business-related expenses in the ordinary course of business, make any individual loan, advance or capital contribution to or investment in any other person (other than any Fubo Subsidiary) if the aggregate amount of such loans, advances, capital contributions or investments would exceed $1 million, (iii) pledge or otherwise encumber any shares of capital stock of Fubo or any Fubo Subsidiary, (iv) mortgage or pledge any of its material tangible or intangible assets, or create or suffer to exist any liens thereupon (other than currently existing liens and permitted liens) of $5 million or more in the aggregate; or (v) except in the ordinary course of business, fund or prepay any obligations to any person, that are not due and payable;

•
except to the extent required by applicable Law or by any Fubo Benefit Plan (including any award agreement governing any Fubo Equity-Based Award) as in effect on the Signing Date or adopted or amended after the Signing Date in compliance with the Business Combination Agreement, (i) increase the compensation or benefits of any of its employees, officers, directors, or individual consultants or independent contractors, except for merit or market-based increases in annual base compensation (and corresponding increases in annual target cash incentive opportunities) in the ordinary course of business, (ii) enter into or materially amend any Fubo Benefit Plan, except in the ordinary course of business, (iii) enter into, materially amend, alter or modify, or adopt or implement or otherwise commit itself to any plans or arrangements providing for retiree or post-employment medical, accident, disability, life insurance, death or welfare benefits, except in the ordinary course of business, (iv) make a payment of any pension, severance or retirement benefits or accelerate the vesting or payment of any compensation or benefit under any Fubo Benefit Plan, (v) accelerate the vesting of, or the lapse of restrictions with respect to, any Fubo Equity-Based Awards, (vi) cause the funding of any rabbi trust or similar arrangement or take any action to materially fund or in any other way materially secure the payment of nonqualified deferred compensation or benefits under any Fubo Benefit Plan, (vii) enter into, renew or materially modify any Collective Bargaining Agreement, except in the ordinary course of business or (viii) grant any Fubo Equity-Based Awards or other equity awards, except in the ordinary course of business;
•
adopt or change any tax or other material accounting method, principle or practice; make, change or rescind any material tax election other than in the ordinary course of business; file any material amended tax return; settle or compromise any material claim, notice, audit report or assessment in respect of a material amount of taxes; consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment; or withdraw any material tax refund claim;

•
(i) amend in any material and adverse respect or terminate any Fubo Material Contract other than as otherwise permitted under the Business Combination Agreement or (ii) enter into any agreement that would be a Fubo Material Contract if it had been in existence on the Signing Date, other than contracts (A) entered into in the ordinary course of business consistent with terms of similar existing contracts entered into in the six months immediately preceding the Signing Date or (B) that are required to be entered into by contracts in effect as of the Signing Date and new Carriage Agreements for new channels or services upon terms consistent with Carriage Agreements entered into in the ordinary course of business consistent with past practices;

•
other than with respect to (i) Transaction Litigation, (ii) any actual or threatened Action or other claim arising out of or relating to a breach of the Business Combination Agreement, any Ancillary Agreements or any contracts, other agreements or instruments contemplated thereby or (iii) customer claims in the ordinary course of business that have not resulted in litigation, waive, release, assign, settle, compromise or otherwise resolve any Action, except where such waivers, releases, assignments, settlements or compromises are (x) reflected or reserved against in the consolidated balance sheet of Fubo and the Fubo Subsidiaries included in the Fubo 10-K or (y) with a third party (who is not an executive officer of Fubo) and involve only the payment of monetary damages in amounts not in excess of $2 million individually, after taking into account insurance coverage maintained by Fubo and the Fubo Subsidiaries;

•	make or commit to make capital expenditures (which for the avoidance of doubt will not include capital leases) in excess of $5 million in any twelve-month period;
•	enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business;
•
enter into any agreement, arrangement or commitment (other than renewals of any contract in effect as of the Signing Date on terms consistent with such existing contract) that (i) materially limits or otherwise materially restricts Fubo or any Fubo Subsidiary, or that would reasonably be expected to, after the Closing, materially limit or restrict Hulu or the HL Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area, or (ii) other than contracts entered into in the ordinary course of business consistent with past practice, imposes minimum purchase, bundling, programming carrying or penetration or other similar requirements or obligations on Fubo and its business that, following the Closing, would be binding upon Hulu and its affiliates;

•
adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Fubo, or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Fubo Subsidiary, in each case, other than transactions which are solely among the Fubo Subsidiaries; or

•	authorize, commit or agree to take any of the foregoing actions.

Nothing contained in the Business Combination Agreement will give Disney or Hulu, directly or indirectly, the right to control or direct the operations of Fubo prior to the Closing. Prior to the Closing, Fubo will exercise, consistent with the terms and conditions of the Business Combination Agreement, complete control and supervision over its and its Subsidiaries’ respective businesses and operations.
Conduct of Business by Hulu Pending the Consummation of the Transactions
During the Interim Period, Hulu agreed, subject to certain exceptions set forth in the Business Combination Agreement, that Hulu and the HL Subsidiaries will (i) conduct the Hulu Live Business and the HL DMVPD Service, and use the Hulu Live Business Assets, in each case, in all material respects in the ordinary course and (ii) use commercially reasonable efforts to (A) maintain their respective assets (including Intellectual Property), (B) preserve intact their respective business organizations and significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having significant business relationships with them and (C) keep available the services of their current key officers and employees.
In particular, subject to certain exceptions set forth in the Business Combination Agreement, Hulu has agreed to (solely with respect to the Hulu Live Business, the Hulu Live Business Assets and, to the extent expressly specified therein, the HL DMVPD Service), and to cause HL and Newco to, not do any of the following actions during the Interim Period:
•
except for dispositions of inventory in the ordinary course of business or pursuant to contracts in effect as of the Signing Date, sell, lease, transfer, assign or otherwise dispose of, abandon, waive or relinquish any material assets, rights, property or securities included in the Hulu Live Business Assets;

•
acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof, or enter into binding agreements with respect to any such acquisition, in each case, (i) in excess of $20 million (including any contingent consideration) in any single transaction or series of related transactions, other than pursuant to existing contracts or commitments, or (ii) if such acquisition would prevent, materially delay or materially impede the satisfaction of the closing conditions under the Business Combination Agreement or materially increase the risk of any governmental entity entering an Order, ruling, judgment or injunction prohibiting or materially delaying the timely consummation of the transactions contemplated hereby;

•
enter into any partnership, joint venture agreement or similar arrangement or make any new commitment to make any capital contribution or advance to, or investments in, any person, if the aggregate amount of capital contributions required to be made under all such arrangements would exceed $5 million;

•
issue, sell, dispose of, or authorize or agree to the issuance, sale or disposition by HL or Newco of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the Signing Date, except for issuances by HL or Newco to Hulu or Fubo contemplated by the Business Combination Agreement;

•
(i) except for indebtedness that does not relate to the Hulu Live Business or the Hulu Live Business Assets, and for which the HL Subsidiaries are not responsible or subject to any guarantees or liens with respect thereto, incur, assume, guarantee, or become obligated following the Signing Date with respect to any indebtedness for borrowed money (including capital leases as defined under GAAP), (ii) pledge or otherwise encumber shares of capital stock of any HL Subsidiary, (iii) mortgage or pledge any of its material tangible or intangible assets, or create or suffer to exist any liens thereupon (other than currently existing liens and permitted liens) or (iv) except in the ordinary course of business, fund or prepay any obligations to any person, that are not due and payable until after Closing;

•
hire or retain any individual as an employee or independent contractor or service provider of any HL Subsidiary or transfer the employment or service of any employee or independent contractor or service provider of Hulu or its affiliates into any HL Subsidiary;

•
adopt, amend, enter into, or commence participation in or contributions to any Hulu Benefit Plan pursuant to which any HL Subsidiary has, or could reasonably be expected to have, any liability, contingent or otherwise;

•
except with respect to Hulu Material Contracts by and between Hulu and its Subsidiaries, on the one hand, and another Hulu Related Party, on the other hand, (i) amend in any material and adverse respect or terminate any Hulu Material Contract, other than in the ordinary course of business or (ii) enter into any agreement that would be a Hulu Material Contract if it had been in existence on the Signing Date, other than contracts (A) entered into in the ordinary course of business or (B) that are required to be entered into by contracts in effect as of the Signing Date (it being understood that any renewal of any Hulu Material Contract with amendments to terms that (x) are (A) consistent with the terms of any renewals entered into in the six (6) months immediately preceding the Signing Date or (B) are, in Hulu’s good faith determination, more favorable to the Hulu Live Business in the aggregate, and (y) would not be breached, violated, accelerated, or give rise to events of default or termination or other adverse consequences as a result of the consummation of the Transactions will be deemed to be in the ordinary course of business);

•	enter into any Carriage Agreement with (or renew any existing Carriage Agreement for) a term in excess of three years;
•
use any of the Marks that constitute Hulu Live Business Assets other than in the ordinary course of business consistent with past practices (including using such Marks in connection with any new product, service or offering initially made available after the Signing Date);

•	re-brand or re-name the Hulu Live Business or the HL DMVPD Service or otherwise identify the Hulu Live Business in any manner inconsistent with past practices;
•
other than with respect to (i) Transaction Litigation, (ii) any actual or threatened Action or other claim arising out of or relating to a breach of the Business Combination Agreement or any contracts, other agreements or instruments contemplated hereby or thereby or (iii) customer claims in the ordinary course of business that have not resulted in litigation, with respect to any Action exclusively related to the Hulu Live Business or the Hulu Live Business Assets, waive, release, assign, settle, compromise or otherwise resolve any Action, excluding any such waiver, release, assignment, settlement or compromise that involves only the payment of monetary damages by Hulu or any affiliate of Hulu other than HL or Newco;

•
enter into any agreement, arrangement or commitment (other than renewals of any contract in effect as of the Signing Date on terms consistent with such existing contract or otherwise permitted by the Business Combination Agreement) that (i) materially limits or otherwise materially restricts HL or Newco, or that would reasonably be expected to, after the Closing, materially limit or restrict HL or Newco or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area, or (ii) imposes minimum purchase, bundling, programming carrying or penetration or other similar requirements or obligations on the Hulu Live Business or HL DMVPD Service that, following the Closing, would be binding upon Fubo OpCo and its Subsidiaries;

•
except in the ordinary course of business on arms’ length terms consistent with existing HL Contracts, enter into any new contract with a Hulu Related Party that would be binding upon the Hulu Live Business, Newco or its Subsidiaries following the Closing;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of HL or Newco;
•
except in the ordinary course of business, take any action, or omit to take any action that would, or would reasonably be expected to, result in the reversion, expiration or termination of any material rights held by Hulu or any of its affiliates with respect to the Hulu Live Business or the Hulu Live Business Assets;

•
(i) adopt or change any tax or other material accounting method, principle, practice, or election, (ii) settle or compromise any material claim, notice, audit report or assessment in respect of a material amount of taxes or (iii) consent to any extension or waiver of the statute of limitations period applicable to any material HL Asset Tax claim or assessment, if, in the case of each of the foregoing subclauses (i), (ii), and (iii), such action would affect HL Asset Taxes in any period following the HL Contribution; or

•	authorize, commit or agree to take any of the foregoing actions.

No Solicitation; Other Offers
During the Interim Period, Fubo will not, and will cause its directors, officers and employees and instruct its other representatives (in their capacities as such) not to, directly or indirectly:
•	(i) solicit, initiate, knowingly encourage or knowingly facilitate, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Proposal;
•
furnish to any person (other than Hulu or any of its affiliates or any of their respective representatives), or any representative thereof, any nonpublic information, or afford to any person (other than Hulu or any of its affiliates or any of their respective representatives) access to the business, properties, assets, books, records or other information, or to any personnel, of Fubo or any of its Subsidiaries, in any such case in connection with, or with the intent to facilitate, the making, submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Proposal;

•
participate or engage in any discussions or negotiations with any person, or any representative thereof, with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, an Alternative Proposal, except to (x) notify such person that the Business Combination Agreement prohibits any such discussions or negotiations or (y) seek to clarify and understand the terms and conditions of any inquiry, proposal or offer made by any person solely to determine whether such inquiry, proposal or offer constitutes or could reasonably be expected to lead to a Superior Proposal;

•	enter into any merger agreement, purchase agreement, letter of intent or similar agreement with respect to an Alternative Proposal (other than an Acceptable Confidentiality Agreement);
•	approve any transaction under, or any third party becoming an “interested shareholder” under Section 607.0901 of the FBCA; or
•	approve, authorize, agree or publicly announce any intention to do any of the foregoing.
In addition, during the Interim Period, Fubo will, and will cause its directors, officers and employees and instruct its other representatives (in their capacities as such) to, cease and cause to be terminated any and all discussions or negotiations with any person (other than Hulu or any of its affiliates or any of their respective representatives), or any representative thereof, conducted prior to the Signing Date with respect to any Alternative Proposal submitted as of, or prior to, the Signing Date.
Recommendation Changes
Communication re Alternative Proposal
During the Interim Period, within twenty-four hours following receipt of an Alternative Proposal, Fubo will (i) provide Hulu with written notice of such Alternative Proposal and (ii) communicate to Hulu the material terms and conditions of such Alternative Proposal (including any subsequent amendment thereto) and the identity of the person making such Alternative Proposal. Fubo will keep Hulu reasonably informed on a reasonably prompt basis with respect to the status of any discussions or negotiations regarding, and of any changes to the material terms and conditions of, any such Alternative Proposal, and will, within twenty-four hours of receipt or delivery thereof, provide Hulu with the material terms or conditions of any such proposals and any proposed transaction agreements (including all schedules, exhibits and attachments thereto) relating to any such Alternative Proposal and any financing commitments relating thereto.
Alternative Proposals
If at any time prior to receipt of the Requisite Shareholder Approval Fubo or any of its representatives has received a bona fide, written Alternative Proposal from any person or group of persons that does not result from a breach of the non-solicitation obligations under the Business Combination Agreement and the Fubo Board determines in good faith, after consultation with Fubo’s financial advisor(s) and outside legal counsel, that such Alternative Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and, after consultation with Fubo’s outside legal counsel, that the failure to take such action described in the first three clauses below would be reasonably expected to be inconsistent with the Fubo Board’s fiduciary duties under applicable Law, then Fubo and any of its representatives may:
•
enter into an Acceptable Confidentiality Agreement with such person or group of persons (provided that Fubo will substantially concurrently provide to Hulu a copy of such Acceptable Confidentiality Agreement);

•
furnish information with respect to Fubo and the Fubo Subsidiaries or provide access to the officers, employees, offices, properties, contracts, books and records of Fubo and the Fubo Subsidiaries to the person or group of persons making such Alternative Proposal (provided that (i) Fubo will substantially concurrently provide or make available to Hulu any information concerning Fubo that is provided to such person or group of persons and which was not previously provided or made available to Hulu and (ii) Fubo will have entered into an Acceptable Confidentiality Agreement with such person or group of persons);

•
participate and engage in discussions or negotiations with the person or group of persons making such Alternative Proposal regarding such Alternative Proposal, including to clarify the terms and conditions set forth in such Alternative Proposal; and

•
otherwise facilitate such Alternative Proposal or assist such person or group of persons making such Alternative Proposal (and its representatives and financing sources) with such Alternative Proposal.

Within twenty-four hours of such determination of the Fubo Board, Fubo will provide written notice to Hulu of such determination of the Fubo Board made pursuant to the immediately preceding sentence. Fubo will be permitted to terminate, amend or otherwise modify, waive or fail to enforce, on a confidential and non-public basis, any provision of any confidentiality, “standstill” or similar agreement solely to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Fubo Board.
Recommendation Change
Subject to certain terms of the Business Combination Agreement, neither the Fubo Board nor any committee thereof will: (i) withdraw, amend, modify or qualify the Fubo Board Recommendation in a manner adverse to Hulu, (ii) publicly approve or recommend an Alternative Proposal, (iii) fail to include the Fubo Board Recommendation in this proxy statement, (iv) if any Alternative Proposal structured as a tender offer or exchange offer for the outstanding shares of Fubo Common Stock is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Hulu or an affiliate of Hulu), fail to recommend, within ten business days after such commencement, against acceptance by the shareholders of Fubo of such tender offer or exchange offer or (v) publicly propose to do any of the foregoing (any such action in the foregoing clauses (i) through (v), a “Fubo Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Fubo Board or any committee thereof to the shareholders of Fubo pursuant to Rule 14d-9(f) of the Exchange Act, any action contemplated by certain specified sections of the Business Combination Agreement or any substantially similar communication to either of the foregoing, will not be deemed to be a Fubo Board Recommendation Change or otherwise be prohibited under the terms of the Business Combination Agreement.
For purposes of the Business Combination Agreement, a factually accurate public statement by Fubo or the Fubo Board (or a committee thereof), to the extent required by Law, that solely describes Fubo’s receipt of an Alternative Proposal, the identity of the Person making such Alternative Proposal, and the material terms of such Alternative Proposal will not, in and of itself, be deemed to be (i) a withdrawal, amendment, modification, or qualification or proposal by the Fubo Board (or a committee thereof) to withdraw, amend, modify, or qualify the Fubo Board Recommendation; (ii) an adoption, approval or recommendation with respect to such Alternative Proposal or (iii) a Fubo Board Recommendation Change.
Procedure for Recommendation Change
Prior to receipt of the Requisite Shareholder Approval, the Fubo Board may (i) in response to (x) the receipt of a bona fide, written Alternative Proposal received after the Signing Date that did not result from a material breach of the non-solicitation obligations under the Business Combination Agreement or (y) the occurrence of an Intervening Event, effect a Fubo Board Recommendation Change, or (ii) in response to a bona fide, written Alternative Proposal received after the Signing Date that did not result from a material breach of the non-solicitation obligations under the Business Combination Agreement, enter into a definitive agreement implementing such applicable Alternative Proposal and terminate the Business Combination Agreement, provided that (A) the Fubo Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law, (B) in the case of receipt of an Alternative Proposal, the Fubo Board determines in good faith (after consultation with Fubo’s financial advisor(s) and outside legal counsel) that such Alternative Proposal constitutes a Superior Proposal or, in the case of an Intervening Event, that an Intervening Event has occurred, (C) Fubo provides written notice to Hulu at least three business days prior to effecting a Fubo Board Recommendation Change or terminating the Business Combination Agreement pursuant to the terms of the Business Combination Agreement of its intent to take such action (a “Change of Recommendation Notice”), (D) prior to effecting such Fubo Board Recommendation Change or terminating the Business Combination Agreement pursuant to the Business Combination Agreement, Fubo will, and will cause its representatives to, be reasonably available to negotiate with Hulu in good faith (to the extent Hulu desires to negotiate) during such three business day period to make such adjustments in the terms and conditions of the Business Combination Agreement as would obviate the basis for a Fubo Board Recommendation Change or the termination of the Business Combination Agreement pursuant to the terms under the Business Combination Agreement and (E) no earlier than the end of such three business day period, the Fubo Board determines in good faith (after consultation with Fubo’s outside legal counsel), after considering any amendments to the terms and conditions of the Business Combination Agreement proposed by Hulu in a binding written offer irrevocably made by Hulu, that the failure to take such action would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law (and, in the case of receipt of such Alternative Proposal, after consultation with Fubo’s financial advisor(s) and outside legal counsel, that such Alternative Proposal continues to constitute a Superior Proposal). Following delivery of a Change of Recommendation Notice in the case of (x) the receipt of a Superior Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration payable) or other revision to the terms or conditions of such Alternative Proposal or (y) the occurrence of an Intervening Event, in the event of any change with respect to such Intervening Event, Fubo will provide a new Change of Recommendation Notice to Hulu, and any Fubo Board Recommendation Change or termination of the Business Combination Agreement pursuant to the terms thereof following delivery of such new Change of Recommendation Notice will again be subject to clause (C) and clause (D) of the immediately preceding sentence for a period of two business days.
Notwithstanding anything in the non-solicitation section of the Business Combination Agreement to the contrary, nothing in the Business Combination Agreement will prohibit Fubo or the Fubo Board from (i) taking and disclosing to the shareholders of Fubo a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; (ii) making any “stop, look and listen” disclosure to the shareholders of Fubo pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication); or (iii) making any disclosure to the shareholders of Fubo that the Fubo Board has determined in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be reasonably expected to be inconsistent with its fiduciary duties under applicable Law; provided that nothing in the foregoing will be deemed to permit the Fubo Board to effect a Fubo Board Recommendation Change other than in accordance with certain sections of the Business Combination Agreement.
Regulatory Efforts
Each of Disney, Hulu and Fubo will, and will cause their respective Subsidiaries to, use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including:
•
the obtaining of all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from governmental entities prior to April 6, 2026, or such later date as determined pursuant to the terms of the Business Combination Agreement (the “Outside Date”), and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	the obtaining of all necessary consents, approvals or waivers from third parties prior to the Outside Date;
•
the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Business Combination Agreement or the consummation of the transactions contemplated hereby; and

•	the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby prior to the Outside Date.
Additionally, Fubo and Hulu will (and will cause their respective Subsidiaries to):
•
(i) make their respective required filings under the HSR Act within ten business days and under the foreign Regulatory Laws set forth in the Hulu Disclosure Letter as promptly as practicable and (ii) use their reasonable best efforts to respond to and comply as practicable with any reasonable request for information regarding the Transactions or any such filings for any governmental entity charged with enforcing, applying, administering, or investigating any Regulatory Law;
•
promptly notify each other of any communication concerning the Business Combination Agreement or the Transactions to that party from any governmental entity, it being understood that correspondence, filings and communications received from any governmental entity shall be promptly provided to the other party upon receipt, subject in appropriate cases to appropriate confidential agreements to limit disclosure to outside lawyers and consultants;

•
not participate or agree to participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the Transactions) with any governmental entity relating to any filings or investigation concerning the Business Combination Agreement or the Transactions unless it consults with the other party and its representatives in advance and invites the other party’s representatives to attend, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, unless the governmental entity prohibits such attendance; provided, however, that the requirements of this bullet shall not apply to any meeting or substantive discussion between Hulu or its representatives, on the one hand, and any governmental entity, on the other hand, to the extent that both (i) such a meeting or discussion relates to the sale or disposal of a Hulu business to the extent that it is not required by a governmental entity as part of a potential remedy, commitment or undertaking, and (ii) Hulu has sought Fubo’s consent to a waiver of the requirements of this bullet, which consent shall not be unreasonably withheld, conditioned or delayed;

•
promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a governmental entity, with reasonable time and opportunity to comment and consult, of all correspondence, filings and communications (and memoranda setting forth the substance thereof) that they, their affiliates or their respective representatives intend to submit to any governmental entity;

•
promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental entity, including, without limitation, any filings necessary or appropriate under the provisions of Regulatory Laws; and

•	deliver to the other party’s outside counsel complete copies of all documents furnished to any governmental entity as part of any filing, subject to appropriate confidentiality agreements.
Hulu and Fubo will jointly direct the antitrust defense of the Transactions in any investigation or litigation by, or negotiations with, any governmental entity or other person relating to the Transactions or regulatory filings under applicable Regulatory Laws, subject to the regulatory efforts section of the Business Combination Agreement. Disney and Hulu will be solely responsible for and pay all filing fees payable to any governmental entity relating to the Transactions or regulatory filings under applicable Regulatory Laws.
The Business Combination Agreement does not require Fubo, Hulu or any HL Subsidiary to agree to, or proffer to, (i)(A) sell, divest, license or hold separate any rights, equity interests or other assets or any portion of any business of Hulu, the HL Subsidiaries or any of their respective affiliates or (B) other restrictions or limitations on any business, operations, assets, properties or contractual freedoms of any businesses or operations of Hulu, the HL Subsidiaries, Fubo or its Subsidiaries, Newco or their respective affiliates, or (ii) sell, divest, license or hold separate any rights, equity interests or other assets or any portion of any business of Fubo or its Subsidiaries. Neither Hulu nor Fubo will (or will permit any of its Subsidiaries to) agree or proffer to take any of such actions without the prior written consent of the other parties to the Business Combination Agreement.
In addition, the Business Combination Agreement does not require Fubo or any Fubo Subsidiary to agree to, or proffer to, (i) sell, divest, license or hold separate any rights in any carriage contract or any other similar contract relating to the retransmission, distribution, carriage, display or broadcast of any programming service, channel or network or (ii) other restrictions or limitations on any business, operations, assets, properties or contractual freedoms of any businesses or operations of Fubo, the Fubo Subsidiaries, Newco or their respective affiliates, in each case, unless such restriction or limitation is conditioned upon the Closing.
Employee Benefit Matters
For a period of twelve months following the Closing Date, Hulu and Fubo will cause Newco and its Subsidiaries to provide to each Continuing Employee:
•	a level of base salary or hourly wages that is no less favorable than the level of base salary or hourly wages provided to such Continuing Employee immediately prior to the Closing;
•
target short-term or annual cash incentive compensation opportunities (including, but not limited to, bonuses and commissions) that are no less favorable than the target short-term or annual cash incentive opportunities (including, but not limited to, bonuses and commissions) provided to such Continuing Employee immediately prior to the Closing;

•
target long-term incentive compensation (including equity compensation but excluding any special, one-time or other non-recurring grants) that is no less favorable than the target long-term incentive compensation (including equity compensation, but excluding any special, one-time or other non-recurring grants) provided to such Continuing Employee immediately prior to the Closing;

•
severance payments and benefits that are no less favorable than those provided under the Fubo Benefit Plans set forth on the Fubo Disclosure Letter as in effect immediately prior to the Closing or, for any Continuing Employees who are not eligible for severance payments and benefits under the Fubo Benefit Plans as in effect immediately prior to the Closing, severance payments and benefits no less favorable than the severance payments and benefits set forth on the Fubo Disclosure Letter; and

•	other employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employee immediately prior to the Closing.
From and after the Closing, Hulu and Fubo will cause Newco and its Subsidiaries to honor all of Fubo’s employee plans in accordance with their terms as in effect immediately prior to the Closing and will cause the Newco Plans to:
•
recognize the pre-Closing service of participating Continuing Employees with Fubo and its Subsidiaries for purposes of vesting and eligibility to participate, except to the extent such service credit would result in a duplication of benefits for the same period;

•
recognize the pre-Closing service of participating Continuing Employees with Fubo and its Subsidiaries for purposes of benefit accrual and amounts of benefits and contributions (other than for benefit accrual purposes under a defined benefit pension plan, an arrangement providing statutory required benefits or, except as required by a Collective Bargaining Agreement as in effect on the Signing Date or by applicable Law, an arrangement that, under applicable Law or Collective Bargaining Agreement, is exclusively subject to collective negotiation or bargaining), except to the extent such service credit would result in a duplication of benefits for the same period;

•	waive any pre-existing condition limitations for participating Continuing Employees; and
•
provide credit to each participating Continuing Employee under the applicable Newco Plan for amounts paid by such Continuing Employee prior to the Closing during the year in which the Closing occurs under any analogous Fubo Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms of such Newco Plan; provided that nothing under the Business Combination Agreement will limit the right of Fubo or Newco to amend or terminate such plans, arrangements and agreements in accordance with their terms.

Hulu and Fubo will cause Newco and its Subsidiaries to take the actions set forth in the Fubo Disclosure Letter.

No later than ten days prior to the Closing, Hulu may, or may cause an affiliate of Hulu to, make offers of employment to each Fubo Ad Sales Employee, with employment with Hulu or an affiliate of Hulu under such offers to commence at the Closing. Such offers will provide each Fubo Ad Sales Employee with:
•
the same general location of employment as such Fubo Ad Sales Employee’s location of employment as of immediately prior to the Closing (which, for this purpose, means that the Fubo Ad Sales Employee’s location of employment pursuant to such offer will not be more than 50 miles from such Fubo Ad Sales Employee’s location of employment as of immediately prior to the Closing);

•
substantially similar duties, responsibilities and position as such Fubo Ad Sales Employee’s duties, responsibilities and position as of immediately prior to the Closing (which, for this purpose, will exclude any change to duties, responsibilities or position due to Hulu or its affiliates’ organizational or leadership structure as compared to that of Fubo or the Fubo Subsidiaries);

•	a level of base salary that is no less favorable than the level of base salary provided to such Fubo Ad Sales Employee immediately prior to the Closing;
•
total target incentive compensation that, in the aggregate, is no less favorable to the total target incentive compensation provided to such Fubo Ad Sales Employee immediately prior to the Closing; and

•
severance payments and benefits under the severance plans of Hulu or its applicable affiliate; provided, however, that each such offer is subject to Hulu’s or its applicable affiliate’s customary pre-employment/post-offer procedures and qualifications, and neither Hulu nor its affiliates will be under any obligations to continue the employment of any such Fubo Ad Sales Employee for any period of time. Hulu and its affiliates will comply with all applicable Laws in connection with any actions taken related to any offers of employment to the Fubo Ad Sales Employees.

To the extent any Fubo Ad Sales Employee does not become employed by Hulu or an affiliate of Hulu for any reason, Fubo and its Subsidiaries may elect to terminate such Non-Continuing Fubo Ad Sales Employee. Solely in the event of any such termination following a Non-Continuing Fubo Ad Sales Employee either (i) not receiving an offer from Hulu or an affiliate of Hulu or (ii) not receiving an offer from Hulu or an affiliate of Hulu that complies with the requirements of the Business Combination Agreement, Hulu will reimburse and indemnify and hold harmless Fubo and its Subsidiaries for and against any liabilities with respect to any termination or severance payments and benefits provided to such Non-Continuing Fubo Ad Sales Employee by Fubo or any of its Subsidiaries (including severance payments and benefits consistent with the Fubo Disclosure Letter), and any statutory or contractual severance and termination pay and benefits and any other notice, pay in lieu of notice, benefits or compensation that is required to be paid or provided to such Non-Continuing Fubo Ad Sales Employee pursuant to any Fubo Benefit Plan or applicable Law.
Following the Closing, Hulu and its affiliates (other than any HL Subsidiary) will retain sponsorship of, and will retain and indemnify and hold harmless Newco, HL, Fubo and their Subsidiaries against, all liabilities under, the Hulu’s employee benefit plans.
Director and Officer Exculpation, Indemnification and Insurance
Organizational Documents and Contractual Agreements
From and after the Closing, Fubo and the Fubo Subsidiaries will (i) honor and fulfill the obligations of Fubo and the Fubo Subsidiaries, as applicable, pursuant to any indemnification agreements in existence as of the Signing Date and either set forth in the Fubo Disclosure Letter or entered into in the form publicly filed in the Fubo SEC Documents, in each case, between Fubo or any of the Fubo Subsidiaries, on the one hand, and any of its or their current or former directors, officers, members, managers or employees (and any person who becomes a director, officer, member, manager or employee of a member of Fubo or any of the Fubo Subsidiaries prior to the Closing), on the other hand, and (ii) maintain the provisions with respect to indemnification and advancement of expenses and exculpation from liability as set forth in the organizational documents of Fubo and each Fubo Subsidiary as of the Signing Date, which such provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Person without his or her written consent except to the extent required by applicable Law.

Indemnification Obligation
From and after the Closing, Fubo will, and will cause the Fubo Subsidiaries to, indemnify, exculpate and hold harmless, to the fullest extent permitted by applicable Law and under Fubo’s organizational documents as in effect as of immediately prior to the Closing, each Indemnified Person from and against any Losses in connection with any actual or threatened Action or other matter to the extent that such actual or threatened Action or other matter is based on, arising out of or relating to the fact that such person is or was a director, officer, member, manager or employee of Fubo or any of the Fubo Subsidiaries or such person is or was serving, at the request of Fubo or any of the Fubo Subsidiaries, as a director, officer, member, manager or fiduciary of any other person and based on, arising out of or relating to any act, omission, fact, circumstance or other matter occurring or existing at or prior the Closing. Fubo and the Fubo Subsidiaries will advance such costs, fees and expenses incurred by or on behalf of the Indemnified Persons to the fullest extent permitted under applicable Law and under Fubo’s organizational documents as in effect as of the Signing Date. Any settlement, compromise, or consent to terminate any actual or threatened Action or other matter in which an Indemnified Person sought or could have sought indemnification, unless such settlement, compromise, consent or termination includes a full and unconditional release of such Indemnified Person.
D&O Insurance
From Closing until the sixth anniversary of the Closing Date, Fubo and the Fubo Subsidiaries will maintain in effect directors’ and officers’ liability, employment practices liability and fiduciary liability insurance covering the Indemnified Persons and the other natural persons insured by Fubo and the Fubo Subsidiaries directors’ and officers’ liability, employment practices liability and fiduciary liability insurance in effect as of the Signing Date (such persons, “Insured Persons” and such insurance the “Current Insurance”) in respect of acts, omissions, facts, circumstances and other matters existing or occurring at or prior to the Closing on terms and conditions, including limits and retentions, no less favorable to the Insured Persons than the Current Insurance; provided, however, that the aggregate annual premium for such insurance will not exceed three hundred percent (300%) of the premium for the Current Insurance (the “Maximum Amount”); provided further, that if such insurance is not available or the aggregate annual premium for such insurance exceeds the Maximum Amount, then Fubo and the Fubo Subsidiaries will obtain the most coverage available for a cost not exceeding the Maximum Amount. Without limiting the foregoing, at or prior to the Closing, Fubo may obtain directors’ and officers’ liability, employment practices liability and fiduciary liability “tail” insurance covering the Insured Persons in respect of acts, omissions, facts, circumstances and other matters existing or occurring at or prior to the Closing on terms and conditions, including limits and retentions, no less favorable to the Insured Persons than the Current Insurance.
Other Covenants and Agreements
In addition to the covenants described elsewhere under this proxy statement, the parties also agreed, as applicable, to the following covenants, among others:
•	the preparation, filing and dissemination of this proxy statement;
•	the arrangement and preparation of the Fubo shareholder meeting;
•	tax matters related to the Transactions;
•	delivery of certain financial statements;
•	providing access and disclosure of certain documents and information;
•	obligations with respect to the Transaction Litigation;
•	consultation and review rights with respect to public statements;
•
obligations to use commercially reasonable efforts to take all actions necessary under applicable law to consummate the Transactions, including obtaining all material consents, approvals or waivers from third parties;

•	obligations to consummate the Hulu Reorganization, the Fubo Reorganization and the Conversion;
•	obligations to transfer certain funds, Hulu Live Business Assets or Hulu Live Business Liabilities to Newco or its designated affiliates post-Closing;
•	obligations to make changes to the Fubo Board and officers;

•
obligations to use reasonable best efforts to finalize and enter into effective as of the Closing, each of (i) the Tax Receivables Agreement, (ii) the New Registration Rights Agreement, (iii) the HL Transition Services Agreement, (iv) the HL Commercial Services Agreement, (v) the Hulu Brand License Agreement, (vi) the Newco Operating Agreement and (vii) the Stockholders Agreement;

•
obligations to, as promptly as practicable after the Signing Date and prior to filing and mailing of this proxy statement, use reasonable best efforts to finalize each of (i) the Plan of Conversion, (ii) the Florida Articles of Conversion, (iii) the Delaware Certificate of Conversion, (iv) the Certificate of Incorporation of Fubo and (v) the Bylaws of Fubo;

•	anti-takeover obligations;
•	obligations to provide access to books and records for a period of two years following the Closing; and
•	notification obligations with respect to contracts that limit or restrict the operation of Newco and its Subsidiaries, and obligation to remove such limits or restrictions.
Conditions to the Closing of the Transactions
Mutual Closing Conditions
The respective obligations of each party to consummate and effect the Transactions are subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver at or prior to the Closing) of each of the following conditions:
•	the Requisite Shareholder Approvals must have been obtained by an affirmative vote of the holders of a majority of the outstanding shares of Fubo Common Stock;
•
(i) the applicable waiting period under the HSR Act must have expired or been earlier terminated and (ii) each required governmental entity consent as set forth in the Hulu Disclosure Letter must have been obtained (or, if applicable, the applicable waiting periods must have expired or been earlier terminated);

•
no governmental entity of competent and applicable jurisdiction must have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Transactions illegal or prohibiting or otherwise preventing the consummation of the Transactions or (ii) issued or granted any Order that is in effect and has the effect of making the Transactions illegal or prohibiting or otherwise preventing the consummation of the Transactions;

•	the Hulu Reorganization and the Fubo Reorganization must have been completed in all material respects in accordance with the Reorganization Documents; and
•
the filed Florida Articles of Conversion must have been accepted by the FDOS and the filed Delaware Certificate of Conversion and Certificate of Incorporation of Fubo must have been accepted by the DSOS, and each must be in full force and effect in accordance with their respective terms, without further amendment or modification.

Hulu Closing Conditions
The obligations of Hulu to effect the Transactions are further subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver by Hulu at or prior to the Closing) of each of the following conditions:
•	the representations and warranties of Fubo set forth in the Business Combination Agreement must be true and correct, subject to certain materiality standards with specified exceptions therein;
•
Fubo must have performed, and complied with, in all material respects all of its obligations required to be performed, or complied with, under the Business Combination Agreement at or prior to the Closing;

•
Fubo must have delivered to Hulu a certificate, dated the Closing Date, signed by the chief executive officer or another senior executive officer of Fubo, certifying that certain closing conditions have been satisfied; and

•	Fubo must have delivered to Hulu or Newco, as applicable, the Fubo Closing Deliverables.

Fubo Closing Conditions
The obligations of Fubo to effect the Transactions are further subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver by Fubo at or prior to the Closing) of each of the following conditions:
•	the representations and warranties of Hulu set forth in the Business Combination Agreement must be true and correct, subject to certain materiality standards with specified exceptions therein;
•
Hulu and Disney must have performed, and complied with, in all material respects all of its obligations required to be performed, or complied with, under the Business Combination Agreement at or prior to the Closing;

•
Hulu must have delivered to Fubo a certificate, dated the Closing Date, signed by the chief executive officer or another senior executive officer of Hulu, certifying that certain closing conditions have been satisfied; and

•	Disney and Hulu must have delivered, or had their Subsidiaries, as applicable, deliver to Fubo the Hulu Closing Deliverables.
Termination of the Business Combination Agreement
The Business Combination Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether before or after the Requisite Shareholder Approval has been obtained:
•	by mutual written consent of Hulu and Fubo;
•	by either Fubo or Hulu, upon written notice to the other party, if:
○
the Closing Date has not occurred on or before the Outside Date, provided, however, that, if as of such date, certain regulatory conditions have been not satisfied solely to the extent that such law or order arises under the HSR Act or any other regulatory law, (but all other conditions have been satisfied, other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), then the Outside Date will be automatically extended to July 6, 2026 (such date, the “First Extended Outside Date”); provided, further, that, in the event that, on the First Extended Outside Date, certain regulatory conditions have not been satisfied solely to the extent that such law or order arises under the HSR Act or any other regulatory law (but all other conditions have been satisfied, other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), then the Outside Date will be automatically extended to October 6, 2026; provided, further, however, that the right to terminate the Business Combination Agreement pursuant to such condition failure will not be available to any party hereto whose breach of its obligations under the Business Combination Agreement has been a principal cause of the failure of the Closing to occur on or before the date of such termination (the “Outside Date Termination Provision”);

○
any court of competent jurisdiction or any other governmental entity of competent jurisdiction over Hulu, a HL Subsidiary or Fubo has issued any Order, or any Law has been in effect that was enacted, promulgated or deemed applicable to the Transactions by any governmental entity of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal the consummation of the Transactions, and in each case, such Order or Law has become final and non-appealable, except that the right to terminate the Business Combination Agreement will not be available to any party whose breach of its obligations under the Business Combination Agreement had been a principal cause of such permanent restraint, enjoinment, prevention, prohibition or illegality (the “Legal Restraint Termination Provision”); or

○	the Requisite Shareholder Approval has not been obtained at the Fubo shareholder meeting or at any adjournment or postponement thereof (the “Requisite Shareholder Approval Termination Provision”).
by Fubo, upon written notice to Hulu, if:
•
(i) Fubo is not in breach of the Business Combination Agreement such that Hulu has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate the Business Combination Agreement, (ii) Hulu has breached or otherwise failed to perform its covenants, agreements or other obligations under the Business Combination Agreement, or any of the representations and warranties of Hulu set forth in the Business Combination Agreement has become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent, materially delay or materially impair the ability of Hulu to consummate the Transactions prior to the Outside Date and (iii) such breach, failure to perform or inaccuracy of Hulu is not capable of being cured by the Outside Date or is not cured within thirty days following Fubo’s delivery of written notice to Hulu of such breach, failure to perform or inaccuracy (the “Breach Termination Provision”);
•
prior to receipt of the Requisite Shareholder Approval, (i) the Fubo Board has determined to terminate the Business Combination Agreement in accordance with the terms thereof in order to concurrently with such termination enter into a definitive agreement implementing a Superior Proposal and (ii) Fubo concurrently pays Hulu a $50,000,000 termination fee (the “Termination Change Provision”); or

•
Hulu or any of its affiliates have commenced any Action that (i) contests the validity or effectiveness of any of the Settlement Documents or the Settlement or (ii) is based on the claims (or underlying factual predicates thereof) that the Settlement Documents contemplate would be dismissed released pursuant thereto.

by Hulu, upon written notice to Fubo, if:
•
(i) Hulu is not in breach of the Business Combination Agreement such that Fubo has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate the Business Combination Agreement, (ii) Fubo has breached or otherwise failed to perform its covenants, agreements or other obligations under the Business Combination Agreement, or any of the representations and warranties of Fubo set forth in the Business Combination Agreement has become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent, materially delay or materially impair the ability of Fubo to consummate the Transactions prior to the Outside Date and (iii) such breach, failure to perform or inaccuracy of Fubo is not capable of being cured by the Outside Date or is not cured within thirty days following Hulu’s delivery of written notice to Fubo of such breach, failure to perform or inaccuracy;

•	a Fubo Board Recommendation Change (whether in respect of a Superior Proposal or an Intervening Event) will have occurred (the “Fubo Board Recommendation Change Termination Provision”); or
•
Fubo or any of its affiliates have commenced any Action that (i) contests the validity or effectiveness of any of the Settlement Documents or the Settlement or (ii) is based on the claims (or underlying factual predicates thereof) that the Settlement Documents contemplate would be dismissed released pursuant thereto.

Fubo Termination Fee
Fubo will pay to Hulu a $50,000,000 termination fee (the “Fubo Termination Fee”), in the event that:
•
(i) the Business Combination Agreement is terminated by Hulu or Fubo pursuant to (x) the Outside Date Termination Provision and, at the time of such termination, the Requisite Shareholder Approval has not been not satisfied or (y) the Requisite Shareholder Approval Termination Provision; (ii) following the execution of the Business Combination Agreement and prior to the Fubo shareholder meeting, an Alternative Proposal (whether or not conditional and whether or not withdrawn) has been publicly announced or has become publicly disclosed; and (iii) within twelve months following such termination, Fubo enters into a definitive agreement with any third party with respect to an Alternative Proposal or an Alternative Transaction is consummated, in which case the $50,000,000 termination fee will be payable concurrently with the earlier of (x) Fubo’s entry into the definitive agreement with respect to such Alternative Proposal and (y) the consummation of such Alternative Transaction (for purposes of the references to “Alternative Proposal” or “Alternative Transaction” in this section, all references in the definition of “Alternative Transaction” to twenty percent (20%) and eighty percent (80%) will be deemed references to fifty percent (50%));

•	the Business Combination Agreement is terminated by Fubo pursuant to the Termination Change Provision; or

•
the Business Combination Agreement is terminated (i) by Hulu pursuant to the Fubo Board Recommendation Change Termination Provision or (ii) by Hulu or Fubo pursuant to the Requisite Shareholder Approval Termination Provision if, at the time of such termination, Hulu would also have the right to terminate the Business Combination Agreement pursuant to the Fubo Board Recommendation Change Termination Provision, in which case the $50,000,000 termination fee will be payable within two business days after such termination.

Hulu Termination Fee
Hulu will pay to Fubo a $130,000,000 termination fee (the “Hulu Termination Fee”) minus any amount actually paid by Hulu to Fubo based on applicable sections of the Hulu Disclosure Letter, in the event that the Business Combination Agreement is terminated by:
•	Fubo pursuant to the Breach Termination Provision;
•
Hulu pursuant to the Outside Date Termination Provision or the Legal Restraint Termination Provision at a time when the Business Combination Agreement is terminable by Fubo pursuant to the Breach Termination Provision; or

•
either Fubo or Hulu pursuant to the Outside Date Termination Provision or the Legal Restraint Termination Provision if, at the time of such termination, all of the mutual closing conditions and all of the Hulu closing conditions have been satisfied (or, if any such conditions are by their nature to be satisfied at the Closing, would have been capable of being satisfied on the date of such termination) or waived, other than certain closing conditions specified in the Business Combination Agreement.

If Hulu is required to pay the termination fee, Hulu will pay the termination fee to Fubo (x) no later than two business days after such termination in the event of a termination by Fubo and (y) as a condition to termination in the event of a termination by Hulu.
In no event will either party be required to pay the Fubo Termination Fee or the Hulu Termination Fee, as applicable, on more than one occasion, whether or not the Fubo Termination Fee or the Hulu Termination Fee, as applicable, may be payable under more than one provision of the Business Combination Agreement at the same or at different times and the occurrence of different events. Payment of the Fubo Termination Fee or the Hulu Termination Fee are an integral part of the transactions contemplated by the Business Combination Agreement and constitute liquidated damages and not a penalty.
Except in the case of fraud, (i) payment of the Fubo Termination Fee will constitute the sole and exclusive remedy for monetary damages of Hulu against the Fubo Related Parties in circumstances in which the Fubo Termination Fee is payable hereunder, (ii) payment of the Hulu Termination Fee will constitute the sole and exclusive remedy for monetary damages of Fubo and its Subsidiaries against the Hulu Related Parties in circumstances in which the Hulu Termination Fee is payable hereunder, in the case of each of clauses (i) and (ii), for any loss suffered as a result of the failure to consummate the transactions contemplated by the Business Combination Agreement, (iii) upon payment of the Fubo Termination Fee in circumstances in which the Fubo Termination Fee is payable hereunder, none of the Fubo Related Parties will have any further liability or obligation relating to or arising out of the Business Combination Agreement and no Hulu Related Parties will be entitled or any other Person will be entitled to bring or maintain any action against Fubo or any of its affiliates arising out of or in connection with the Business Combination Agreement, any of the Transactions or any matters forming the basis for such termination and (iv) upon payment of the Hulu Termination Fee in circumstances in which the Hulu Termination Fee is payable hereunder, none of the Hulu Related Parties will have any further liability or obligation relating to or arising out of the Business Combination Agreement and no Fubo Related Parties will be entitled or any other person will be entitled to bring or maintain any action against Hulu or any of its affiliates arising out of or in connection with the Business Combination Agreement, any of the Transactions or any matters forming the basis for such termination.
Indemnification for Certain Liabilities
Indemnification by Hulu and Fubo
During the period commencing at the Closing and ending, with respect to Disney Retained Tax Liabilities, on the date that is sixty days after the expiration of the applicable statute of limitations, and with respect to other Disney Retained Liabilities, on the fifth anniversary of the Closing Date, Hulu will indemnify and hold harmless Fubo, the Fubo

Subsidiaries, the HL Subsidiaries and their respective affiliates, their respective representatives and their respective successors and assigns (each, a “Fubo Indemnified Party”) from and against, and be liable to the Fubo Indemnified Parties for, any and all Losses incurred, suffered or sustained by, or imposed upon, any Fubo Indemnified Party arising out of, based upon, related to or resulting from any Disney Retained Liability.
During the period commencing at the Closing and ending on the fifth anniversary of the Closing Date, Fubo will cause Newco to indemnify and hold harmless Hulu and its affiliates, their respective representatives and their respective successors and assigns (each, a “Hulu Indemnified Party”) from and against, and be liable to the Hulu Indemnified Parties for, any and all Losses incurred, suffered or sustained by, or imposed upon, any Hulu Indemnified Party arising out of, based upon, related to or resulting from any Hulu Live Business Liability.
From and after the Closing, the indemnification obligations set forth in the Business Combination Agreement will constitute the sole and exclusive remedies of the parties for any Losses based on, arising out of or otherwise in respect of any matter addressed the indemnification section of the Business Combination Agreement, except for remedies involving specific performance or other equitable relief.
The indemnification provisions in the Business Combination Agreement will not apply to third-party claims in respect of taxes (other than claims that include taxes as ancillary Losses in respect of a non-tax claim), which claims in respect of taxes will be governed by the Newco Operating Agreement.
Limitation of Liability
No party will be liable to any other party for Losses under the Business Combination Agreement that are special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits, except where the damages or loss of profits are awarded to a third party in a claim asserted against a Fubo Indemnified Party or Hulu Indemnified Party. The amount of any Losses will be net of any recovery or benefit (including insurance and indemnification) actually received by the indemnified party or any of its affiliates in connection with the facts giving rise to the right of indemnification (net of reasonable expenses incurred in obtaining such recovery or benefit) and, if the indemnified party or any of its affiliates receives such recovery or benefit after receipt of payment from the indemnifying party, then the amount of such recovery or benefit, net of reasonable expenses incurred in obtaining such recovery or benefit, will be paid to the indemnifying party.
Tax Treatment of Indemnification
To the extent allowed by applicable Law and unless otherwise agreed by the parties, for U.S. federal and applicable state and local income tax purposes, any indemnity payment made under the Business Combination Agreement will be treated as the reimbursement of a payment made by the indemnified party as agent for the indemnifying party.
Specific Performance
In the event of any breach or threatened breach by any party of any covenant or obligation contained in the Business Combination Agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach, without proof of damages or otherwise, this being in addition to any other remedy to which the parties are entitled under the Business Combination Agreement. No party will oppose the granting of an injunction or other equitable relief to prevent any breach of the Business Combination Agreement or to enforce specifically the terms and provisions of the Business Combination Agreement on the basis that the other parties have an adequate remedy at law or that an award of equitable relief is unenforceable, invalid or not an appropriate remedy for any reason at law or equity. Any party seeking any injunction or other equitable relief to prevent any breach of the Business Combination Agreement or to enforce specifically the terms and provisions of the Business Combination Agreement in accordance with this paragraph shall not be required to provide any bond or other security in connection with any such order or injunction.
Fees and Expenses
Except as otherwise specifically provided in the Business Combination Agreement, all fees and expenses incurred in connection with the Business Combination Agreement and the Transactions will be paid by the party incurring such expenses whether or not the Transactions are consummated.

Amendment
The Business Combination Agreement may be amended by the parties, at any time before or after approval of the Business Combination Agreement and the Transactions by the respective board of directors of the parties or the shareholders of Fubo; provided, however, that after the Requisite Shareholder Approval is obtained, no amendment will be made without the further approval of such Fubo shareholders except as permitted by Law. The Business Combination Agreement (including the Fubo Disclosure Letter and the Hulu Disclosure Letter) may not be amended except by an instrument in writing signed on behalf of each of the parties.
Governing Law and Jurisdiction
The Business Combination Agreement is governed by and will be construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
Each of the parties consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with the Business Combination Agreement or the Transactions.

CERTAIN AGREEMENTS RELATED TO THE TRANSACTIONS
Settlement Agreement
On January 6, 2025, concurrently with the execution of the Business Combination Agreement, the Settling Parties entered into the Settlement Agreement in connection with the 2024 Litigation. In connection with the Settlement, the Settling Parties agreed to settle all claims asserted in the 2024 Litigation and to dismiss all claims in the 2024 Litigation with prejudice. The Settlement is not contingent upon the Closing and Fubo may not bring claims dismissed pursuant to the Settlement Agreement in the event the Transactions fail to close.
The Senior Unsecured Term Facility Commitment Letter
On January 6, 2025, concurrently with the execution of the Business Combination Agreement, Fubo and an affiliate of Disney entered into a commitment letter (the “Commitment Letter”) pursuant to which such affiliate committed to provide Fubo, on January 5, 2026 and on the terms and subject to the conditions set forth therein, up to $145.0 million of indebtedness in the form of a senior unsecured term facility (the “Facility”). The proceeds of the Facility will be used for general corporate purposes of Fubo. The funding of the Facility under the Commitment Letter is contingent on customary conditions, including delivery of a promissory note by Fubo for the Facility, and is not contingent on the consummation of the Transactions.
Commercial Arrangements
As contemplated by the Business Combination Agreement, Hulu, HL, Fubo OpCo and/or Newco will enter into certain commercial agreements, effective as of the Closing, including (i) the HL Transition Services Agreement, (ii) the HL Commercial Services Agreement and (iii) the Hulu Brand License Agreement (collectively, the “Commercial Agreements”), pursuant to which, among other things:
•
HL will, in exchange for a wholesale fee, grant to Hulu the right, license and obligation to distribute the HL DMVPD Service via the Hulu platform that is currently branded as “Hulu” (and any successor or replacement platform) on a wholesale basis, and HL will not otherwise distribute the HL DMVPD Service, nor any programming outside of the HL DMVPD Service;

•	HL will bear the cost of marketing expense for the HL DMVPD Service, and Hulu will be responsible for all marketing execution for the HL DMVPD Service in consultation with HL;
•
Hulu will continue to own and operate the Hulu platforms and will exclusively sell and administer subscriptions to the HL DMVPD Service, as well as each add-on thereto, and retain subscription revenue, in consideration for which it will pay a wholesale fee to HL;

•	Certain affiliates of Disney will sell ads on behalf of HL and Fubo in exchange for a portion of ad sale revenue; and
•	Hulu will license the HL DMVPD Service-specific brands to HL for use in the Hulu Live Business.
The HL Commercial Services Agreement will have an initial term of five years, renewable for an additional five-year term by mutual agreement. The Hulu Brand License Agreement will have the same term as the HL Commercial Services Agreement and may be terminated only upon certain events, including the termination of the HL Commercial Services Agreement. The HL Transition Services Agreement will have a term of two years, subject to customary service extensions to the extent reasonably required.
Pursuant to the Business Combination Agreement, the parties will use reasonable best efforts to finalize and enter into the Commercial Agreements effective as of the Closing on terms and conditions consistent with the foregoing description and such other terms and conditions as are mutually agreed among the parties thereto.
Carriage Agreement
Fubo and certain affiliates of Disney entered into the DMVPD Term Sheet concurrently with executing the Business Combination Agreement and the Settlement Agreement that granted Fubo the right to offer a new Sports & Broadcast service featuring Disney’s sports and broadcast networks, including ABC, ESPN, ESPN2, ESPNU, SECN, ACCN, ESPNEWS, as well as ESPN+. The DMVPD Term Sheet granted Fubo the right to launch the Sports & Broadcast

Service regardless of whether or when the Transactions are consummated. On April 26, 2025, the Sports & Broadcast Service was memorialized through an amendment to Fubo’s and Disney’s existing DMVPD agreement and the execution of a new direct-to-consumer service availability agreement.
In addition, Fubo entered into an additional carriage agreement with another content provider that granted Fubo the right to include additional premier sports, broadcast and news networks in the Sports & Broadcast Service.
Tax Receivables Agreement
As contemplated by the Business Combination Agreement, at the Closing, Fubo, Newco and Hulu will enter into the Tax Receivables Agreement, which will set forth the agreement among the parties regarding the sharing of certain tax benefits realized (or, in connection with an acceleration upon Fubo’s election to terminate the agreement, deemed realized) by Fubo. Fubo will be generally obligated to pay Hulu a percentage of the benefit realized by Fubo from the use of Historic NOLs in an amount equal to the lesser of (i) 70% and (ii) Hulu’s ownership percentage of Newco as of the beginning of the taxable year in which the Historic NOL is utilized. Fubo will also be generally obligated to pay Hulu 70% of (a) the total tax benefit that Fubo realizes as a result of increases in tax basis in Newco’s assets resulting from the exchange of Newco Units for Class A Common Stock (or cash) pursuant to the Newco Operating Agreement and (b) other tax benefits attributable to payments under the Tax Receivables Agreement.
The term of the Tax Receivables Agreement will continue until all such tax benefits have been utilized or expired unless Fubo elects to terminate the Tax Receivables Agreement early. Upon such an early termination, Fubo will be required to make a payment equal to the present value of the anticipated future payments to be made by it under the Tax Receivables Agreement, based upon certain assumptions and deemed events.
Pursuant to the Business Combination Agreement, the parties will use reasonable best efforts to finalize and enter into the Tax Receivables Agreement effective as of the Closing on terms and conditions consistent with the foregoing description and such other terms and conditions as are mutually agreed among the parties thereto.

THE CONVERSION
Overview
At a meeting held on January 5, 2025, for the reasons discussed below, the Fubo Board unanimously determined that it was in the best interests of Fubo and the Fubo Shareholders, and declared it advisable, to effect the conversion of Fubo from a Florida corporation to a Delaware corporation immediately prior to the Closing, on the terms and subject to the conditions set forth in the Business Combination Agreement and the Plan of Conversion.
By unanimous written consent, dated July 24, 2025, the Fubo Board (i) approved and adopted the Conversion Documents and (ii) resolved to recommend approval of the Conversion Documents by the Fubo Shareholders entitled to vote thereon.
In accordance with Florida and Delaware law, the Plan of Conversion includes the articles of conversion (the “Florida Articles of Conversion”), certificate of conversion (the “Delaware Certificate of Conversion”), and certificate of incorporation that will govern the resulting Delaware corporation (the “Delaware Certificate of Incorporation”). Accordingly, approval of the Conversion Proposal to convert Fubo from a Florida corporation to a Delaware corporation pursuant to the Plan of Conversion will also constitute approval and adoption of the Florida Articles of Conversion, Delaware Certificate of Conversion, Delaware Certificate of Incorporation, and an authorization pursuant to the Plan of Conversion to adopt new bylaws in accordance with the DGCL for the resulting Delaware corporation (the “Delaware Bylaws”).
The principal effects of the Conversion, if approved by the Fubo Shareholders and effected, will be that:
•	the affairs of Fubo will cease to be governed by Florida law and will become subject to Delaware law;
•
the resulting Delaware corporation (referred to in this section as “Fubo-Delaware”) will be the continuation of the same entity as Fubo as currently incorporated in Florida (referred to in this section as “Fubo-Florida”) and will continue with all of the rights, privileges, and powers of Fubo-Florida subject to the differences between Florida and Delaware law, will possess all of the properties of Fubo-Florida, will continue with all of the debts, liabilities and obligations of Fubo-Florida and will continue with the same officers and directors of Fubo-Florida immediately prior to the Conversion, as more fully described below (and subject to the designation rights of Hulu and the current Fubo Board, as described more fully in the section of this proxy statement captioned “The Conversion—Description of Capital Stock and Comparison of Shareholder Rights and Corporate Governance Matters”); and

•
if and when the Conversion becomes effective, all of the issued and outstanding shares of common stock of Fubo-Florida (referred to herein as Fubo Common Stock) will automatically convert into issued and outstanding shares of Class A Common Stock of Fubo-Delaware, and each outstanding option or right to acquire shares of Fubo-Florida common stock will continue to be an option or right to acquire shares of Class A Common Stock of Fubo-Delaware, and all references in Fubo’s equity plans, the underlying award agreements and related policies to Fubo-Florida will be deemed amended to be references to Fubo-Delaware.

Plan of Conversion
To accomplish the Conversion, the Fubo Board approved and adopted the Plan of Conversion, a copy of which is attached hereto as Annex B, and recommended approval of the Plan of Conversion by the Fubo Shareholders. The Plan of Conversion provides that Fubo will convert into a Delaware corporation and thereafter will cease to be governed by Florida law and will instead be subject to Delaware law. As required by Florida and Delaware law, the Plan of Conversion includes the Florida Articles of Conversion, the Delaware Certificate of Conversion, the Delaware Certificate of Incorporation, and the Delaware Bylaws for Fubo-Delaware.
Assuming that holders of a majority of the outstanding shares of Fubo Common Stock vote in favor of the Conversion Proposal, the Business Combination Agreement Proposal, the Exchange of Assets Proposal and the Share Issuance Proposal and Hulu and Fubo do not each waive the requirement for the Fubo Shareholders to approve the Conversion, Fubo will cause the Conversion to be effected immediately prior to the Closing by filing with (and acceptance thereof by) (1) the Florida Department of State, Division of Corporations of the Florida Articles of Conversion, a copy of which is attached hereto as Annex C, and (2) the Secretary of State of the State of Delaware of the (i) Delaware Certificate of Conversion, a copy of which is attached hereto as Annex D, and (ii) Delaware Certificate of

Incorporation, which will govern Fubo-Delaware after the Conversion, a copy of which is attached hereto as Annex E. Upon the effectiveness of the Conversion, Fubo will cease to be governed by its current articles of incorporation, as amended, and amended and restated bylaws and will instead be subject to the Delaware Certificate of Incorporation and Delaware Bylaws, a copy of which is attached hereto as Annex F.
Approval of the Conversion Proposal by the Fubo Shareholders will constitute approval of the Plan of Conversion, the Florida Articles of Conversion, the Delaware Certificate of Conversion, the Delaware Certificate of Incorporation, and the authorization to adopt the Delaware Bylaws for Fubo-Delaware.
At the effective time of the Conversion, each then-outstanding share of Fubo-Florida common stock (referred to herein as Fubo Common Stock) will automatically be converted into one share of Class A Common Stock of the resulting Delaware corporation. Existing shareholders of Fubo will not be required to exchange existing stock certificates for new stock certificates. Following the effective time of the Conversion, any pre-Conversion shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-Conversion shares (Class A Common Stock). Fubo Shareholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.
Reasons for and Effect of the Conversion
The Business Combination Agreement requires Fubo to seek approval of the Conversion and take all necessary action to effect the Conversion. The approval of the Conversion Proposal is a condition to the consummation of the Transactions. Hulu is currently a Delaware limited liability company and HL and Newco, once formed, will each be a Delaware limited liability company.
Delaware is a nationally recognized leader in adopting and implementing comprehensive and flexible corporate laws. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws, including the FBCA.
In addition, Delaware has a specialized court, the Court of Chancery, which has exclusive jurisdiction over matters relating to the DGCL. In the Court of Chancery, corporate cases are heard by judges, without juries, who have many years of experience with corporate issues. Traditionally, this has meant that the Delaware courts are able in most cases to process corporate litigation relatively efficiently and effectively. By comparison, many states, including Florida, do not have a specialized judiciary for matters relating to corporate issues.
Delaware courts have developed considerable expertise in dealing with corporate legal issues and produced a substantial body of case law construing the DGCL, with multiple cases concerning areas that no Florida court has considered. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law should serve to enhance the relative clarity and predictability of many areas of corporate law, which should offer added advantages to Fubo by allowing the Fubo Board and Fubo’s management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions.
Reincorporation from Florida to Delaware may also make it easier to attract future candidates willing to serve on the Fubo Board, because many such candidates are already familiar with Delaware corporate law, including provisions relating to director exculpation and indemnification, from their past business experience.
In addition, Delaware is a preferred jurisdiction of organization for large publicly traded companies. Based on publicly available data, over half of publicly traded corporations in the United States and over two-thirds of the Fortune 500 companies are incorporated in Delaware.
For these and other reasons, the Fubo Board believes that the Conversion will directly benefit the Fubo Shareholders. Although the Fubo Board believes that the Conversion is in the best interests of Fubo and the Fubo Shareholders, there can be no assurance that the Conversion will result in all or any of the benefits described in this proxy statement, including the benefits of or resulting from incorporation in Delaware or the application of Delaware law to the internal affairs of Fubo.
Effect of Not Obtaining the Required Vote for Approval
IF THE CONVERSION PROPOSAL DOES NOT RECEIVE THE REQUISITE VOTE FOR APPROVAL, THE TRANSACTIONS WILL NOT BE COMPLETED.

Regulatory Filings
The Conversion will not be consummated unless and until approval of the Fubo Shareholders is obtained as described in this proxy statement. To Fubo’s knowledge, the only required regulatory or governmental approvals or filings necessary in connection with the consummation of the Conversion will be (i) the filing of the Florida Articles of Conversion with the Florida Department of State, Division of Corporations, (ii) the filing of the Delaware Certificate of Conversion and the Delaware Certificate of Incorporation with the Secretary of State of the State of Delaware and (iii) notice to NYSE.
Certain U.S. Federal Income Tax Consequences
The following discussion summarizes certain U.S. federal income tax consequences of the Conversion to holders of shares of common stock of Fubo-Florida that are converted into shares of Class A Common Stock of Fubo-Delaware in the Conversion.
This discussion is based on the Code, applicable Treasury Regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date of this proxy statement, and all of which are subject to change at any time, possibly with retroactive effect. This discussion is limited to holders of shares of common stock of Fubo-Florida that are U.S. holders (as defined below) and that hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code. Further, this discussion does not discuss all tax considerations that may be relevant to holders of shares of common stock of Fubo-Florida in light of their particular circumstances (including the Medicare tax imposed on net investment income and alternative minimum tax), nor does it address any tax consequences to holders subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships or other pass-through entities for U.S. federal income tax purposes (and investors therein), holders that acquired their shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, insurance companies, dealers or traders in securities, holders that have a functional currency other than the U.S. dollar, holders that hold their shares of common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes and persons that actually or constructively own 5% or more of the voting power, or 5% or more of the total value, of the common stock of Fubo-Florida. This discussion does not address any U.S. federal estate, gift, or other non-income tax consequences or any state, local, or foreign tax consequences.
For purposes of this section, a “U.S. holder” is a beneficial owner of shares of common stock of Fubo-Florida that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (b) it has a valid election in place under applicable Treasury Regulations to be treated as a U.S. person.
If a partnership (including any entity or arrangement treated as partnership for U.S. federal income tax purposes) holds shares of common stock of Fubo-Florida, the tax treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding shares of common stock of Fubo-Florida and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the Conversion.
The following discussion discusses solely the consequences of the Conversion and does not discuss any other steps that may be taken by Fubo-Florida or Fubo-Delaware in connection with the Transactions.
HOLDERS OF SHARES OF COMMON STOCK OF FUBO-FLORIDA ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE CONVERSION, INCLUDING ANY APPLICABLE U.S. FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES.
Fubo intends the Conversion, for U.S. federal income tax purposes, to qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. However, Fubo has not sought, and does not intend to seek, any ruling from the IRS with respect to the qualification of the Conversion as a reorganization, and the closing of the Conversion is not conditioned on the receipt of any ruling from the IRS or any opinion of counsel with respect to the qualification of the Conversion as a reorganization. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. holder is urged to consult its tax advisor with respect to the particular tax consequences of the Conversion to such U.S. holder.
Assuming the Conversion qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, then, for U.S. federal income tax purposes:
•
no gain or loss will be recognized by, and no amount will be included in the income of, a U.S. holder of shares of common stock of Fubo-Florida upon the conversion of such shares of common stock of Fubo-Florida into shares of Class A Common Stock of Fubo-Delaware in the Conversion;

•
the aggregate tax basis of the shares of Class A Common Stock of Fubo-Delaware received by a U.S. holder of shares of common stock of Fubo-Florida in the Conversion will equal the aggregate tax basis of the shares of common stock of Fubo-Florida converted into such shares of Class A Common Stock of Fubo-Delaware; and

•
the holding period of the shares of Class A Common Stock of Fubo-Delaware received by a U.S. holder of shares of common stock of Fubo-Florida in the Conversion will include the holding period of the common stock converted into such shares of Class A Common Stock of Fubo-Delaware.

U.S. holders that have acquired different blocks of shares of common stock of Fubo-Florida at different times or at different prices, and whose blocks of such shares of common stock of Fubo-Florida are converted into shares of Class A Common Stock of Fubo-Delaware in the Conversion, should consult their tax advisors regarding the allocation of their aggregate tax basis among, and the holding period of, such shares of Class A Common Stock of Fubo-Delaware.
Accounting Treatment
The Conversion will have no effect from an accounting perspective because there is no change in the entity as a result of the Conversion. Accordingly, the financial statements of Fubo-Florida previously filed with the SEC as of and for all periods through the date of this proxy statement will remain the financial statements of Fubo-Delaware following the Conversion.
No Appraisal Rights
Pursuant to Section 607.1302(2)(a)(1) of the FBCA, the Fubo Shareholders are not entitled to appraisal rights in connection with the Conversion.
Description of Capital Stock and Comparison of Shareholder Rights and Corporate Governance Matters
Set forth below is a table (i) setting forth a description of Fubo’s capital stock and certain provisions of Fubo’s existing articles of incorporation, as amended, and amended and restated bylaws and (ii) summarizing the material differences in the rights of the Fubo Shareholders before and after the Conversion is effective, as a result of the differences between Florida law and Delaware law, and differences between Fubo’s existing articles of incorporation, as amended, and amended and restated bylaws and the Delaware Certificate of Incorporation and Delaware Bylaws. The table is not intended to list all of the differences, and is qualified in its entirety by reference to such documents and the FBCA and DGCL. Shareholders are encouraged to read Fubo’s existing articles of incorporation, as amended, and amended and restated bylaws, which are filed publicly as exhibits to our periodic reports, and the Delaware Certificate of Incorporation and Delaware Bylaws attached to this proxy statement.

For further information on the corporate governance of Fubo-Delaware and a description of the Newco Operating Agreement, the Stockholders Agreement and the New Registration Rights Agreement, see the section of this proxy statement entitled “Certain Agreements Related to the Share Issuance.”

Provision	Florida Law, Florida Articles of Incorporation, and Florida Bylaws	Delaware Law, Delaware Certificate of Incorporation, and Delaware Bylaws
Authorized Capital Stock	Fubo’s authorized capital stock consists of 1,000,000,000 shares of common stock with a $0.0001 par value per share, and 50,000,000 shares of preferred stock with a $0.0001 par value per share.
Fubo’s authorized capital stock will consist of 5,000,000,000 shares of Class A Common Stock with a $0.0001 par value per share, 2,000,000,000 shares of Class B Common Stock with a $0.0001 par value per share, and 50,000,000 shares of preferred stock with a $0.0001 par value per share.

Voting Rights
Each share of Fubo Common Stock is generally entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors, but is generally not entitled to vote on any matter for which the vote is reserved to a class of preferred stock pursuant to the designation for that preferred stock.

Subject to applicable law and the rights, if any, of holders of any class or series of preferred stock then outstanding, the holders of outstanding shares of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote (with the exception of certain required class votes as described in the Delaware Certificate of Incorporation). At each annual or special meeting of stockholders, each holder of record of shares of Class A Common Stock and Class B Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of Class A Common Stock and Class B Common Stock outstanding in such holder’s name on the stock transfer records of Fubo.

Listed Status	Fubo Common Stock is listed on the New York Stock Exchange under the symbol “FUBO”.	Class A Common Stock will be listed on the New York Stock Exchange under the symbol “FUBO”. Class B Common Stock will not be listed on a national securities exchange.

Rights and Preferences
Holders of Fubo Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to Fubo Common Stock. The rights, preferences and privileges of holders of Fubo Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock currently outstanding or which Fubo may designate and issue in the future.

Holders of Class A Common Stock will not have preemptive, conversion or subscription rights, and there will not be any sinking fund provisions applicable to Class A Common Stock. The rights, preferences and privileges of holders of Class A Common Stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Fubo may designate and issue in the future.

Holders of Class B Common Stock will not have preemptive or subscription rights, and there will not be any sinking fund provisions

Provision	Florida Law, Florida Articles of Incorporation, and Florida Bylaws	Delaware Law, Delaware Certificate of Incorporation, and Delaware Bylaws

applicable to Class B Common Stock. The rights, preferences and privileges of holders of Class B Common Stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Fubo may designate and issue in the future.

The Newco Operating Agreement will provide Hulu with a redemption right pursuant to which Hulu may cause Newco to redeem all or a portion of its Newco Units, together with an equivalent number of shares of Class B Common Stock, in exchange for an equivalent number of shares of Class A Common Stock or, at Fubo’s option, cash, subject to Fubo’s right to elect to effect, in lieu of such a redemption, a direct exchange between Fubo and Hulu of cash or an equivalent number of shares of Class A Common Stock for such Newco Units and Class B Common Stock (provided that, in each case, Hulu may retract the exercise of its redemption or exchange right upon notice that Fubo intends to settle such redemption or exchange in cash). For further information on the terms and provisions of the Newco Operating Agreement, see the section of this proxy statement captioned “Certain Agreements Related to the Share Issuance—Newco Operating Agreement.”

Fully Paid and Nonassessable Shares	All of the outstanding shares of Fubo Common Stock are fully paid and nonassessable.
All of the shares of Class A Common Stock and Class B Common Stock, when issued in the Transactions, will be fully paid and nonassessable. Fubo will be permitted under the Delaware Bylaws to issue partly paid shares.

Transfer Agent	The transfer agent and registrar for Fubo Common Stock is Equiniti Trust Company, LLC.	The transfer agent and registrar for the Class A Common Stock and Class B Common Stock will be Equiniti Trust Company, LLC.

Dividends
Under Florida law, except as otherwise provided in the articles of incorporation, a board of directors may authorize and the corporation may make distributions to its shareholders, including distributions on shares that are partially paid. However, no distribution may be made if, after giving effect to such distribution: (i) the corporation would not be able to pay its debts as they

Under Delaware law, subject to any restriction contained in a corporation’s certificate of incorporation, the board of directors may declare and pay dividends upon the shares of its capital stock either (i) out of its “surplus” (as defined in Sections 154 and 244 of the DGCL) or (ii) in case there shall be no such surplus, out of its net profits for the fiscal year in which the

Provision	Florida Law, Florida Articles of Incorporation, and Florida Bylaws	Delaware Law, Delaware Certificate of Incorporation, and Delaware Bylaws

become due in the usual course of business; or (ii) except as otherwise specifically allowed by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved and wound up at the time of distribution, to satisfy the preferential rights upon dissolution and winding up of shareholders whose preferential rights are superior to those receiving the distribution.

Fubo’s existing amended and restated bylaws provide that the Fubo Board, subject to any restrictions contained in either the FBCA or Fubo’s existing articles of incorporation (as amended), may declare and pay distributions or share dividends. Dividends may be paid in cash, in property or in shares of Fubo’s capital stock.

dividend is declared and/or the preceding fiscal year. If the capital of the corporation, computed in accordance with Sections 154 and 244 of the DGCL, shall have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation shall not declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

The Delaware Certificate of Incorporation provides that, subject to applicable law and the rights, if any, of the holders of any class or series of preferred stock then outstanding, holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of Fubo when, as and if declared thereon by the board of directors from time to time out of assets or funds of Fubo legally available therefor; provided, however, that without the prior affirmative vote of the holders of a majority of the shares of Class A Common Stock then outstanding and the holders of a majority of the shares of Class B Common Stock then outstanding, each voting separately as a single class, no dividend shall be declared or paid or set apart for payment on the Class A Common Stock in (a) shares of Class A Common Stock or rights, options or warrants to purchase shares of Class A Common Stock unless there shall also be or have been declared and set apart for payment on the Class B Common Stock, a dividend of an equal number of shares of Class B Common Stock or rights, options or warrants to purchase shares of Class B Common Stock or (b) shares of Class B Common Stock or rights, options or warrants to purchase shares of Class B Common Stock. Shares of Class B Common Stock shall be deemed to be a non-economic interest in Fubo, and

Provision	Florida Law, Florida Articles of Incorporation, and Florida Bylaws	Delaware Law, Delaware Certificate of Incorporation, and Delaware Bylaws

the holders of Class B Common Stock shall not be entitled to receive any dividends (including cash, stock or property) in respect of their shares of Class B Common Stock except as expressly provided in the Delaware Certificate of Incorporation.

Preferred Stock
Under the terms of Fubo’s existing articles of incorporation (as amended), the Fubo Board is authorized to determine the rights and preferences of any undesignated shares of preferred stock in one or more series without shareholder approval. The Fubo Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing the Fubo Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of Fubo’s outstanding voting stock. Fubo has no present plans to issue any shares of preferred stock.

The Delaware Certificate of Incorporation provides that shares of preferred stock of Fubo may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation, number of shares or title as shall be fixed by the board of directors prior to the issuance of any shares thereof. Each such class or series of preferred stock shall consist of such number of shares, and have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, including the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such class or series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of preferred stock and the number of shares constituting any such class or series, and the designation thereof, or any of them and to increase (but not above the total number of authorized shares of preferred stock) or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any class or series so created (except where otherwise provided in the applicable Certificate of Designation governing such class or series), subsequent to the issue of that class or series, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the board of directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly

Provision	Florida Law, Florida Articles of Incorporation, and Florida Bylaws	Delaware Law, Delaware Certificate of Incorporation, and Delaware Bylaws
vested in the board of directors, all in accordance with the laws of the State of Delaware.

Registration Rights
In connection with the issuance of the 2029 Convertible Notes, Fubo entered into the Existing Registration Rights Agreement. Pursuant to the Existing Registration Rights Agreement, certain holders of Fubo Common Stock are entitled to various rights with respect to the registration for public resale under the Securities Act of shares of Fubo Common Stock and the shares of Fubo Common Stock issuable upon conversion of the 2029 Convertible Notes underlying securities (the “underlying securities”) held by or issuable to such holders (the “2029 Registrable Securities”). In the event the selling securityholders acquire additional shares of Fubo Common Stock, or additional holders acquire 2029 Convertible Notes convertible into shares of Fubo Common Stock, upon delivery by such selling securityholders or additional holders, as the case may be, of completed questionnaires relating to any such acquisitions, Fubo may be required to file one or more prospectus supplements to register such shares and/or to identify such additional holders of 2029 Convertible Notes.

Upon receipt of a completed questionnaire from any such additional holder, Fubo will, as promptly as practicable but in no event later than the 15th day after receipt of such completed questionnaire, file any supplements to the applicable prospectus or post-effective amendments to the applicable registration statement registering the registrable securities as may be necessary to permit such holder to be able to sell its common stock or underlying securities held by such holder, subject to Fubo’s right to suspend the use of the applicable prospectus in accordance with the Existing Registration Rights Agreement and provided that Fubo will not be obligated to file more than one such supplement or post-effective amendment in any three-month period.

The Closing will not alter or change the rights provided to the purchasers of the 2029 Convertible Notes set forth in the Existing Registration Rights Agreement, except that the holders’ rights with respect to the registration for public resale under the Securities Act of shares of Fubo Common Stock and the shares of Fubo Common Stock issuable upon conversion of the 2029 Convertible Notes held by or issuable to such holders shall instead refer to shares of Class A Common Stock and the shares of Class A Common Stock issuable upon conversion of the 2029 Convertible Notes held by or issuable to such holders.

Hulu will have certain registration rights in respect of the Registrable Securities received by Hulu in exchange for the Class B Common Stock that Hulu will receive in connection with the Transactions. Pursuant to the New Registration Rights Agreement, Fubo will be required to file a shelf registration statement with the SEC for the offer and sale of the Registrable Securities no later than ten business days following the Closing (or such later date as may be determined by Hulu, subject to the consent of Fubo, which consent shall not be unreasonably withheld, conditioned or delayed) and will be required to use its commercially reasonable efforts to cause such registration statement to become and remain effective so long as any Registrable Securities remain outstanding. Furthermore, under the New Registration Rights Agreement, Hulu will have certain customary underwritten offering demand rights and piggyback registration rights. For further information on the terms and provisions of the New Registration Rights Agreement, see the section of this proxy statement captioned “Certain Agreements Related to the Share Issuance—New Registration Rights Agreement.”

Provision	Florida Law, Florida Articles of Incorporation, and Florida Bylaws	Delaware Law, Delaware Certificate of Incorporation, and Delaware Bylaws

The plan of distribution included in the applicable prospectus will permit resales of the 2029 Registrable Securities by selling securityholders through brokers and dealers. However, in no event may such resales take the form of an underwritten offering (as the term “underwritten public offering” is commonly understood, which for clarity does not include a transaction that does not involve the purchase by such broker-dealer of securities with a view to public resale thereby, but which transaction may be treated similarly to an underwritten public offering in terms of the procedures to be followed thereby as a matter of law or customary practice) without Fubo’s prior consent.

Fubo may, in accordance with the Existing Registration Rights Agreement, suspend the availability of the registration statement of which the applicable prospectus is a part or the use of the applicable prospectus or any related prospectus supplement during specified periods under certain circumstances relating to pending corporate developments, filings with the SEC or any other event where Fubo, acting in good faith and on the advice of legal counsel, determines that the failure to publicly disclose material non-public information regarding such development, filing or other event would cause the prospectus, as of its date, to contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and Fubo has a bona fide business purpose for keeping such information confidential. Fubo will provide a suspension notice to selling securityholders in connection with each such suspension.

Each selling securityholder has agreed, subject to certain exceptions, to hold each such suspension notice, if any, that we deliver in confidence. No single suspension period can extend beyond 90

Provision	Florida Law, Florida Articles of Incorporation, and Florida Bylaws	Delaware Law, Delaware Certificate of Incorporation, and Delaware Bylaws
calendar days, and the total number of calendar days in all suspension periods may not exceed an aggregate of 180 calendar days in any period of twelve full calendar months.

Amendment of Charter
Florida law requires a vote of the corporation’s board of directors followed by the affirmative vote of the majority of shares present or in person and entitled to vote (unless a higher threshold is imposed by the FBCA, articles of incorporation or the board of directors) to approve and adopt any amendment to the articles of incorporation (subject to certain exceptions to shareholder approval, including an amendment to make certain minor changes to the corporation’s name).

Florida law entitles holders of outstanding shares of a class to vote as a separate voting group on a proposed amendment to the articles of incorporation, if the proposed amendment would change any rights or preferences relative to the right and preferences given to any other class of outstanding shares, in addition to the affirmative vote otherwise required.

Under Delaware law, an amendment to the certificate of incorporation generally requires (i) the approval of the board of directors, (ii) the approval by vote of stockholders holding a majority of the outstanding stock entitled to vote upon the proposed amendment, and, if applicable, (iii) the approval by vote of stockholders holding a majority of the outstanding stock of each class entitled to vote thereon as a class.

The Delaware Certificate of Incorporation provides that, so long as any shares of Class A Common Stock are outstanding, Fubo shall not, without the prior affirmative vote of the holders of a majority of the shares of Class A Common Stock then outstanding, voting separately as a single class, (i) alter or change the powers, preferences or special rights of the shares of Class A Common Stock so as to affect them adversely or (ii) take any other action upon which class voting is required by applicable law. So long as any shares of Class B Common Stock are outstanding, Fubo shall not, without the prior affirmative vote of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, (a) alter or change the powers, preferences or special rights of the shares of Class B Common Stock so as to affect them adversely or (b) take any other action upon which class voting is required by applicable law.

Notwithstanding the foregoing, the Delaware Certificate of Incorporation further provides that the holders of shares of Class A Common Stock and Class B Common Stock shall vote as one class with respect to any proposed amendment to the Delaware Certificate of Incorporation that would increase or decrease (i) the number of authorized shares of Class A Common

Provision	Florida Law, Florida Articles of Incorporation, and Florida Bylaws	Delaware Law, Delaware Certificate of Incorporation, and Delaware Bylaws

Stock or Class B Common Stock or any class or series thereof, (ii) the number of authorized shares of preferred stock or any class or series thereof or (iii) the number of authorized shares of any other class or series of capital stock of Fubo thereafter established (but, in each case, with respect to any decrease, not below the number of shares of such class or series of capital stock then outstanding), and the affirmative vote of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock then outstanding shall be required for the approval of any such matter, and subject to the rights, if any, of the holders of any class or series of preferred stock then outstanding, no separate class or series vote of the holders of shares of any class or series of capital stock of Fubo shall be required for the approval of any such matters.

In addition to any other required approval of the stockholders of Fubo or the board of directors, (i) the approval of the audit committee of the board of directors is required for the following matters: (a) for a period of two years after the Closing, any amendments to the Delaware Certificate of Incorporation and (b) until the Majority Sunset Date (as defined below) (I) any amendments to the Delaware Certificate of Incorporation that would adversely affect the rights of Fubo’s stockholders, other than Hulu, in a manner that would be disproportionate as compared to the effect on Hulu and (II) amendments to the Delaware Certificate of Incorporation relating to certain other matters and (ii) until the date when Hulu or its affiliates cease to collectively own at least 10% of the then outstanding shares of Class A Common Stock and Class B Common Stock, the prior written approval of Hulu shall be required for Fubo to implement any amendment or other modification to the Delaware Certificate of Incorporation that would adversely affect the rights of Hulu and its affiliates (the “Hulu Group Entities”) thereunder in a manner that would be disproportionate as compared to the effect on the other holders of Class A

Provision	Florida Law, Florida Articles of Incorporation, and Florida Bylaws	Delaware Law, Delaware Certificate of Incorporation, and Delaware Bylaws
Common Stock or Class B Common Stock.

Amendment of Bylaws
Florida law provides that a corporation’s board of directors may amend or repeal the corporation’s bylaws, unless (i) the articles of incorporation or FBCA reserves the power to amend or repeal the bylaws exclusively to the shareholders in whole or in part or (ii) the shareholders, in amending, repealing, or adopting the bylaws generally or a particular bylaw provision, expressly provide that the board of directors may not amend, repeal, adopt, or reinstate the bylaws or such particular bylaw provision. Florida law also states that the shareholders may amend or repeal the bylaws even though the bylaws may also be amended or repealed by the board.

Fubo’s existing amended and restated bylaws provide that the Fubo Board is expressly empowered to adopt, amend or repeal the bylaws of Fubo. The shareholders also have the power to adopt, amend or repeal the bylaws of Fubo as provided for by Florida law.

Delaware law provides that the power to adopt, amend, or repeal the bylaws of a corporation shall be in the stockholders entitled to vote, provided that the corporation may, in its certificate of incorporation, confer the power to adopt, amend, or repeal bylaws upon the board of directors. If such power has been so conferred upon the board of directors, it shall not divest the stockholders of the power, nor limit their power to adopt, amend, or repeal bylaws.

The Delaware Certificate of Incorporation and the Delaware Bylaws provide that (i) the board of directors is expressly empowered to adopt, amend, alter, change or repeal the Delaware Bylaws and (ii) the stockholders of Fubo, by majority vote, shall also have the power to adopt, amend, alter, change or repeal the Delaware Bylaws.

In addition to any other required approval of the stockholders of Fubo or the board of directors, (i) the approval of the audit committee of the board of directors is required for the following matters: (a) for a period of two years after the Closing, any amendments to the Delaware Bylaws and (b) until the Majority Sunset Date (as defined below) (I) any amendments to the Delaware Bylaws that would adversely affect the rights of Fubo’s stockholders, other than Hulu, in a manner that would be disproportionate as compared to the effect on Hulu and (II) amendments to the Delaware Bylaws relating to certain other matters and (ii) until the date when Hulu or its affiliates cease to collectively own at least 10% of the then-outstanding shares of Class A Common Stock and Class B Common Stock, the prior written approval of Hulu shall be required for Fubo to implement any amendment or other modification to the Delaware Bylaws that would adversely affect the rights of the Hulu Group Entities thereunder in a manner that would be disproportionate as compared to the effect on the other holders

Provision	Florida Law, Florida Articles of Incorporation, and Florida Bylaws	Delaware Law, Delaware Certificate of Incorporation, and Delaware Bylaws
of Class A Common Stock or Class B Common Stock.

Other Reserved Matters	Fubo’s existing articles of incorporation (as amended) and existing amended and restated bylaws do not provide for the rights described in the adjacent column.
In addition to any other required approval of the stockholders of Fubo or the board of directors, the approval of the audit committee of the board of directors is required for the following matters: (i) any transaction between (a) Fubo, Newco or any of their respective subsidiaries (each, a “Fubo Group Entity”), on the one hand, and (b) Hulu or any of its affiliates (other than any Fubo Group Entity) (each, a “Hulu Group Entity”) or any director, officer, employee or “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any Hulu Group Entity, on the other hand, and (ii) the entry by any Fubo Group Entity into any carriage agreement with any programmer (other than any Hulu Group Entity, which transaction shall be governed by clause (i)).

Number of Directors
Florida law provides that a corporation must have at least one director, with the number specified in or fixed in the articles of incorporation or bylaws, and the articles of incorporation or bylaws may specify the manner in which the number of directors may be increased or decreased from time to time.

Fubo’s existing articles of incorporation (as amended) provide that Fubo must have at least one director, and that the number of directors may at any time be increased or decreased to a maximum of nine as provided in the bylaws.

Fubo’s existing amended and restated bylaws state that, subject to the articles of incorporation, the total number of directors constituting the Fubo Board shall be determined from time to time by resolution of the Fubo Board.

Delaware law provides that a corporation must have at least one or more directors, to be fixed by, or in the manner provided in, the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation.

The Delaware Certificate of Incorporation provides that the total number of directors constituting the Fudo Board shall be fixed from time to time exclusively by resolution of the board of directors; provided that the initial board of directors shall consist of 9 members composed of: (i) 5 directors designated by Hulu, (ii) one independent director designated by Hulu (together with (i), the “Hulu Designees”), (iii) two additional independent directors (the “Unaffiliated Independent Designees”) and (iv) Fubo’s chief executive officer.

Term of Board of Directors	Florida law provides that, absent classification of the board, each director shall hold office until the next annual	Delaware law provides that, absent classification of the board of directors or anything to the contrary in the certificate

Provision	Florida Law, Florida Articles of Incorporation, and Florida Bylaws	Delaware Law, Delaware Certificate of Incorporation, and Delaware Bylaws

meeting of shareholders and until such director’s successor is elected and qualified, or until there is a decrease in the number of directors.

Fubo’s existing amended and restated bylaws provide that each director shall hold office until Fubo’s next succeeding annual shareholders meeting or until his or her successor is elected and qualified, unless sooner removed or until such director’s earlier death, resignation, or disqualification.

of incorporation or the bylaws, each director shall hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier resignation or removal.

The Delaware Certificate of Incorporation provides that each director shall hold office until the next annual stockholders meeting and until his or her successor is elected and qualified, unless sooner removed by the stockholders or such director’s earlier death, resignation, disqualification or removal.

Removal of Directors
Florida law provides that any director may be removed, with or without cause, from office by the vote of shareholders unless the articles of incorporation provide that directors may be removed only for cause. With respect to corporations that elect directors with cumulative voting, a director may not be removed if, in the case of a meeting, the number of votes sufficient to elect the director are cast against such director’s removal and, if action is taken by less than unanimous written consent, voting shareholders entitled to the number of votes sufficient to elect such director do not consent to the removal.

Neither Fubo’s existing articles of incorporation (as amended) nor amended and restated bylaws specifically address how directors may be removed.

Delaware law provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that (i) members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise, and (ii) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which such director is a part.

The Delaware Certificate of Incorporation provides that directors may be removed from the board of directors at any time, with or without cause, by the affirmative vote of stockholders holding a majority of the voting power of the then-outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class; provided that (i) any Hulu Designee may be removed from the board of directors, with or without cause, only if Hulu affirmatively votes its then outstanding shares in favor of such removal and (ii) although Hulu’s shares must be voted in favor of the removal of

Provision	Florida Law, Florida Articles of Incorporation, and Florida Bylaws	Delaware Law, Delaware Certificate of Incorporation, and Delaware Bylaws

any Hulu Designee for such removal to be effective, such removal shall not be effective unless the requisite vote of stockholders holding a majority of the voting power of the then-outstanding common stock entitled to vote is obtained.

Filling Vacancies on the Board of Directors
Florida law provides that, unless the articles of incorporation provide otherwise, all vacancies, including those caused by an increase in the number of directors, may be filled by the shareholders or by the directors, though less than a quorum, unless it is otherwise provided in the articles of incorporation. Further, if at the time of filling any vacancy, the directors then in office shall constitute less than a quorum, the vacancy may be filled by the affirmative vote of a majority of all the directors then remaining in office. Unless otherwise provided in the articles of incorporation, pursuant to a resignation by a director, the board of directors may fill the vacancy or vacancies with each director so appointed to hold office until the next shareholders’ meeting at which directors are elected.

Fubo’s existing amended and restated bylaws provide that vacancies on the Fubo Board, including vacancies created by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors (unless such resignation is effective at a future date, in which case the majority must include those who have so resigned) even if less than a quorum, or by a sole remaining director.

Delaware law provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

Further, if at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

The Delaware Certificate of Incorporation provides that any newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the board of directors resulting from the death, resignation, disqualification or removal of a director shall be filled solely and exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by the sole remaining director, and shall not

Provision	Florida Law, Florida Articles of Incorporation, and Florida Bylaws	Delaware Law, Delaware Certificate of Incorporation, and Delaware Bylaws

be filled by the stockholders.

To the extent a vacancy arises from the death, resignation, disqualification or removal of an Unaffiliated Independent Designee prior to the second anniversary of the Closing, the other Unaffiliated Independent Designee shall have the right to designate an individual to fill such vacancy, and such vacancy may not be filled by any other person, and, unless the Majority Sunset Date (as defined below) has occurred, such replacement designee must be an individual who is reasonably acceptable to Hulu. Notwithstanding the foregoing, if, prior to the second anniversary of the Closing, two vacancies exist at the same time due to the death, resignation, disqualification or removal of each Unaffiliated Independent Designee, such vacancies shall be filled by the board of directors. On or after the second anniversary of the Closing, any vacancies arising from the death, resignation, disqualification or removal of an Unaffiliated Independent Designee shall be filled by the board of directors.

Hulu shall have the exclusive right to designate any individual to fill any vacancy in the event that such vacancy is created at any time by the death, resignation, disqualification or removal of any Hulu Designee, and such vacancy may not be filled by any other person; provided that, Hulu shall not have the right to designate a replacement director to fill any vacancy to the extent the election or appointment of such replacement director to the board of directors would result in the number of Hulu Designees serving on the board of directors exceeding the number of Hulu Designees that Hulu is then entitled to nominate for membership on the board of directors pursuant to the Delaware Certificate of Incorporation.

If the size of the board of directors shall, without the prior written consent of Hulu, be increased or decreased, Hulu shall have the right to designate one or more members of the board of directors such that the total number of directors on the board of directors is proportional to the number of Hulu Designees based on Hulu’s appointment rights set forth in the Delaware Certificate of Incorporation.

Provision	Florida Law, Florida Articles of Incorporation, and Florida Bylaws	Delaware Law, Delaware Certificate of Incorporation, and Delaware Bylaws
Board of Directors Action by Unanimous Consent
Under Florida law, unless otherwise stated in the articles of incorporation or bylaws, any action required or permitted to be taken at a meeting of the board of directors or committee of the board of directors may be taken without a meeting if, before or after the action, a written consent thereto is signed by all the members of the board of directors subject to FBCA provisions related to transactions involving conflict of interest, which requires disclosure of such conflict of interest and disinterested director approval.

Fubo’s existing articles of incorporation (as amended) and amended and restated bylaws do not change this statutory provision.

Under Delaware law, unless otherwise restricted by the certificate of incorporation or bylaws, any action required or permitted to be taken at any meeting of the board of directors or committee thereof may be taken without a meeting if all members of the board of directors or committee, as the case may be, consent thereto in writing, or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the board of directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

The Delaware Certificate of Incorporation and the Delaware Bylaws are consistent with this statutory provision.

Shareholder Voting-Quorum
Florida law provides that, unless the articles of incorporation or the FBCA provides otherwise, a majority of the voting power, present in person or by proxy at a meeting of shareholders (regardless of whether the proxy has authority to vote on all matters), constitutes a quorum for the transaction of business.

Fubo’s existing amended and restated bylaws provide that, unless otherwise provided by law, the articles of incorporation or elsewhere in the bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business.

Delaware law provides that unless otherwise provided in the certificate of incorporation or bylaws, a majority of shares entitled to vote, present in person or by proxy, constitutes a quorum at a stockholder meeting.

The Delaware Bylaws provide that, unless otherwise required by the DGCL, other applicable law, the Delaware Certificate of Incorporation or the Delaware Bylaws, the holders of a majority in voting power of the outstanding capital stock of Fubo entitled to vote thereat, present in person (including by means of remote communication in a manner, if any, authorized by the board of directors) or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.

Special Meeting Rights
Florida law provides that special meetings may be called by the board of directors or the person or persons authorized to do so by the articles of incorporation or bylaws. In addition, a special meeting must be called on the written demand of shareholders holding not less than 10%, unless a greater percentage not to exceed 50% is required by the articles of incorporation, of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. Shareholders who submit such

Delaware law provides that special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

The Delaware Bylaws provide that a special meeting of stockholders, for any purpose or purposes may be called at any time, by (i) the Chairman of the board of directors, (ii) the CEO or (iii) the board of directors. In addition, a special meeting shall be called by

Provision	Florida Law, Florida Articles of Incorporation, and Florida Bylaws	Delaware Law, Delaware Certificate of Incorporation, and Delaware Bylaws

written demands are entitled to apply for a court-ordered meeting if notice of the special meeting is not given within 60 days after the first day on which the requisite number of demands were delivered to the corporation’s secretary or if the special meeting was not held in accordance with the notice.

Fubo’s existing amended and restated bylaws provide that a special meeting of shareholders, for any purpose or purposes, may be called at any time by the board of directors. In addition, a special meeting must be called by the Secretary upon the written request of the holders of the aggregate voting power as required by the FBCA. Shareholders must comply with the procedural requirements specified in Fubo’s existing amended and restated bylaws in order to submit a valid special meeting request, as well as satisfying the applicable advance notice requirements.

(a) the Chairman of the board of directors or (b) the secretary, in each case, promptly upon the written request of the holders of a majority of the voting power of the then-outstanding shares of Fubo capital stock generally entitled to vote on the matter for which the special meeting is called. Following the Majority Sunset Date (as defined below), stockholders must comply with certain procedural requirements in order to submit a valid special meeting request, as well as satisfying the applicable advance notice requirements.

Shareholder Action by Consent
Florida law provides that, unless the articles of incorporation provide otherwise, any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote if the holders of the outstanding shares having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting consent to the action in writing.

Florida law requires such written consent of the shareholders to be delivered to the corporation within 60 days to be effective, and the corporation to, within 10 days of its receipt, provide notice of the action to shareholders that did not consent to the action or were not entitled to vote on the action.

Fubo’s existing amended and restated bylaws provide that any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action to be taken (i) is signed by the number of holders of record on

Delaware law provides that, unless the certificate of incorporation provides otherwise, any action required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation. In addition, prompt notice of the taking of the action by consent shall be given to those stockholders as of the record date for the action by consent who have not consented and who would have been entitled to notice of the meeting if the action had been taken at a meeting and the record date for the notice of the meeting were the record date for the action by consent.

The Delaware Certificate of Incorporation provides that, prior to the earlier of (i) the date when the Hulu Group Entities cease to collectively own at least 50% of the then-outstanding shares of Class A Common

Provision	Florida Law, Florida Articles of Incorporation, and Florida Bylaws	Delaware Law, Delaware Certificate of Incorporation, and Delaware Bylaws

the record date not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and (ii) is delivered to Fubo at its registered office in the State of Florida, at its principal place of business, to the Secretary of Fubo or to an officer or agent having custody of the minute books in which proceedings of meetings of shareholders are recorded.

Stock and Class B Common Stock, taken together, and (ii) the date that is 12 months after the consummation of certain mergers, acquisitions or similar transactions by Hulu or its affiliates (such earlier date, the “Majority Sunset Date”), any action which is required or permitted to be taken by the Fubo Shareholders at any annual or special meeting of stockholders may be effected without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock of Fubo having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Fubo’s stock entitled to vote thereon were present and voted.

On or after the Majority Sunset Date, no action that is required or permitted to be taken by the Fubo Shareholders at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders. Notwithstanding the foregoing, any action required or permitted to be taken by any holders of preferred stock, voting separately as a series or separately as a class with one or more other such class or series of preferred stock, may be taken without a meeting, without prior notice and without a vote, unless expressly prohibited in the resolutions creating such class or series of preferred stock.

Limitation on Director Liability
Under Florida law, a director is not personally liable for monetary damages to the corporation or any other person as a result of any act or failure to act in his or her capacity as a director, unless: (i) the director breached or failed to perform his or her duties as a director and (ii) the breach of, or failure to perform, those duties constituted any of the following: (a) a violation of criminal law, (b) any transaction in which the director received an improper personal benefit, (c) voting for or assenting to any unlawful distribution, (d) in a proceeding by or in the right of the corporation or a shareholder, for acts or omissions constituting a conscious disregard for the

Under Delaware law, if a corporation’s certificate of incorporation so provides, the personal liability for monetary damages of a director or officer for breach of fiduciary duty as a director or officer may be eliminated or limited. A corporation’s certificate of incorporation, however, may not limit or eliminate a director’s or an officer’s personal liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for the payment of unlawful dividends, stock repurchases or redemptions, (iv) for any transaction in

Provision	Florida Law, Florida Articles of Incorporation, and Florida Bylaws	Delaware Law, Delaware Certificate of Incorporation, and Delaware Bylaws

best interest of the corporation or willful or intentional misconduct, and (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Fubo’s existing amended and restated bylaws provide that Fubo shall indemnify and hold harmless, to the fullest extent permitted by the FBCA, any director of Fubo who is involved in any action by reason of being a director of Fubo.

which the director or officer received an improper personal benefit, or (v), in the case of an officer only, in any action by or in the right of the corporation.

No such provision in a certificate of incorporation shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Any amendment, repeal or elimination of such an exculpation clause in a certificate of incorporation will not affect the application of such exculpation clause with respect to any act or omission of a director or officer occurring prior to such amendment, repeal or elimination.

The Delaware Certificate of Incorporation provides that, no director or officer shall be personally liable to Fubo or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may be amended.

Taxes and Fees
Florida imposes an annual corporate income tax, which is computed using federal taxable income, modified by certain adjustments set forth by the State of Florida. Adjusted federal taxable income is apportioned to Florida using a three-factor formula. The formula is a weighted average, designating 25% each to factors for property and payroll, and 50% to sales. Florida also provides a $50,000 exemption from the apportioned income to determine the Florida taxable net income. The tax is calculated by multiplying Florida taxable net income by 5.5% for taxable years beginning on or after January 1, 2022.

Delaware imposes annual franchise tax fees on non-exempt corporations incorporated in Delaware. The annual tax can be calculated using one of two methods: (i) the authorized shares method (based on an equation consisting of the number of shares authorized) for corporations with 5,000 shares or fewer or (ii) the assumed par value capital method (based on an equation consisting of the number of shares authorized, the number of shares issued, and the gross assets of the corporation).  In the case of (i) above, the minimum annual tax is $175, in the case of (ii) above, the minimum annual tax is $400 and in each of cases (i) and (ii) above, the maximum annual tax is $200,000, unless a corporation qualifies as a “large corporate filer” in which case the maximum annual tax is increased to $250,000. A “large corporate filer” is a corporation that as of December 1 of the applicable calendar year (a) has a class or series of stock listed on a national securities

Provision	Florida Law, Florida Articles of Incorporation, and Florida Bylaws	Delaware Law, Delaware Certificate of Incorporation, and Delaware Bylaws

exchange and (b) reports in its financial statements (prepared in accordance with GAAP or IFRS and included in its most recent annual report filed with the SEC or any similar foreign agency) both of the following: (I) either consolidated annual gross revenues equal to or greater than $750,000,000 or consolidated assets equal to or greater than $750,000,000 and (II) both consolidated annual gross revenues not less than $250,000,000 and consolidated assets not less than $250,000,000.

Corporations may choose the calculation method that results in the lower tax liability.

Forum for Adjudication of Certain Disputes
The FBCA provides that a corporation’s articles of incorporation or bylaws may require that any or all internal corporate claims be brought exclusively in any specified court or courts of the State of Florida and, if so specified, in any additional courts in Florida or in any other jurisdictions with which the corporation has a reasonable relationship. Fubo’s existing articles of incorporation (as amended) do not provide any such exclusive forum provisions, but the existing Certificates of Designation related to certain current classes of preferred stock do so provide.

Fubo’s existing amended and restated bylaws provide that, unless Fubo consents in writing to the selection of an alternative forum, a state court located within the State of Florida (or, if no state court located within the State of Florida has jurisdiction, a federal district court in Florida) shall, to the fullest extent permitted by law, be the sole and exclusive forum for the following actions: (i) any derivative action, suit or proceeding brought on behalf of Fubo; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Fubo to Fubo or Fubo’s shareholders; (iii) any action, suit or proceeding arising pursuant to any provision of the FBCA or Fubo’s existing articles of incorporation (as amended) or existing amended and restated bylaws; and (iv) any action asserting a claim against Fubo or any director, officer or other employee of Fubo

Unless Fubo consents in writing to the selection of an alternative forum, the Delaware Certificate of Incorporation (a) designates the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware), to the fullest extent permitted by applicable law, as the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of Fubo, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of Fubo to Fubo or the Fubo Shareholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL, the Delaware Certificate of Incorporation or the Delaware Bylaws, or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine of the State of Delaware; and (b) provides that, unless Fubo consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action under the Securities Act, including all causes of action asserted against any defendant to such complaint.

Provision	Florida Law, Florida Articles of Incorporation, and Florida Bylaws	Delaware Law, Delaware Certificate of Incorporation, and Delaware Bylaws

governed by the internal affairs doctrine, and further provides that the U.S. federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint.

Control Share Acquisition Statute
The control share acquisition statute, Section 607.0902 of the FBCA, generally provides that in the event that a person acquires voting shares of Fubo which would have 20% or more of the voting power of all of the shares of Fubo, such acquired shares have only such voting rights as are accorded the shares before the control-share acquisition only to the extent granted by resolution approved by the shareholders of Fubo (excluding shares held by the person acquiring the control shares or any officers of Fubo or any employees who are also directors of Fubo).

A Florida corporation may provide in articles of incorporation or bylaws that the corporation is not subject to these provisions, but Fubo’s existing articles of incorporation (as amended) and amended and restated bylaws do not currently exempt Fubo from these provisions. Absent such an exclusion, these provisions of the FBCA generally apply to any Florida corporation which has: 1. 100 or more shareholders; 2. its principal place of business, its principal office, or substantial assets within Florida; and 3. either (i) more than 10% of its shareholders resident in Florida; (ii) more than 10% of its shares owned by residents of Florida; or (iii) 1,000 shareholders resident in Florida.

The control share acquisition statute may have the effect of discouraging or preventing certain change of control or takeover transactions involving Fubo.

Delaware law does not contain a control share acquisition statute applicable to corporations. Therefore, Fubo and the Fubo Shareholders will not be governed by a control share acquisition statute after the Conversion.

Affiliated Transactions Statute
The affiliated transactions statute, Section 607.0901 of the FBCA, covers certain affiliated transactions, and provides that Fubo may not engage in certain mergers, consolidations or sales of stock, dispositions or certain other transactions with any

Section 203 of the DGCL (“Section 203”) governs the ability of an “interested stockholder” of a Delaware corporation to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares.

Provision	Florida Law, Florida Articles of Incorporation, and Florida Bylaws	Delaware Law, Delaware Certificate of Incorporation, and Delaware Bylaws

“interested shareholder” for a period of three years following the time that such shareholder became an interested shareholder, unless:

 •
prior to the time that such shareholder became an interested shareholder, the Fubo Board approved either the affiliated transaction or the transaction which resulted in the shareholder becoming an interested shareholder; or

 •
upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares of Fubo outstanding at the time the transaction commenced; or

 •
at or subsequent to the time that such shareholder became an interested shareholder, the affiliated transaction is approved by the Fubo Board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting shares which are not owned by the interested shareholder.

“Interested shareholders” are generally
defined as any person who is the beneficial owner of more than 15% of the outstanding voting shares of Fubo. Notwithstanding the above, the voting requirements set forth above do not apply to a particular affiliated transaction if one or more conditions are met, including, but not limited to, the following: if the affiliated transaction has been approved by a majority of the disinterested directors of Fubo; if the interested shareholder has been the beneficial owner of at least 80% of Fubo’s outstanding voting shares for at least three years preceding the announcement date; or if the consideration to be paid to the holders of each class or series of voting shares in the affiliated transaction meets certain minimum conditions. The provisions of this section of the FBCA would not apply to Fubo if Fubo’s original articles of incorporation contained a
The Delaware Certificate of Incorporation provides that Fubo shall not be governed by Section 203.

Provision	Florida Law, Florida Articles of Incorporation, and Florida Bylaws	Delaware Law, Delaware Certificate of Incorporation, and Delaware Bylaws

provision electing not to be governed by this section of the FBCA, or Fubo had adopted an amendment to its articles of incorporation in compliance with the FBCA expressly electing not to be governed by this section of the FBCA. Fubo’s original articles of incorporation did contain such an election not to be governed by these provisions, and thus these provisions do not currently apply to Fubo.

Required Vote and Recommendation of the Fubo Board
The affirmative vote of the holders of a majority of the outstanding shares of Fubo Common Stock as of the close of business on the Record Date is required to approve the Conversion Proposal. Accordingly, a Fubo Shareholder’s failure to vote by proxy or to vote virtually at the Special Meeting, as well as an abstention or broker non-vote with regard to the Conversion Proposal, will have the same effect as a vote “AGAINST” the approval of the Conversion Proposal.
THE FUBO BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE CONVERSION PROPOSAL.

THE SHARE ISSUANCE
Overview
At the Closing, on the terms and subject to the conditions set forth in the Business Combination Agreement, immediately following the HL Contribution, Fubo will receive Newco Units representing, in the aggregate, a 30% economic interest in Newco. In exchange, Fubo will complete the Share Issuance and issue to Hulu a number of shares of Class B Common Stock representing, in the aggregate, 70% of the voting power of the outstanding shares of capital stock of Fubo (calculated on a fully-diluted basis) after giving effect to such issuance and also receive a cash payment from Hulu in an amount equal to the aggregate par value of such shares of Class B Common Stock. The Share Issuance will result in significant dilution to the Fubo Shareholders. Following the Share Issuance, the Fubo Shareholders, collectively, will hold 30% of the voting power of the outstanding shares of capital stock of Fubo, which will in turn own a 30% economic interest in Newco, the entity that will hold the Fubo business and the Hulu Live Business following the Closing.
The Share Issuance will be effected through a subscription agreement as mutually agreed between Fubo and Hulu.
Fubo is seeking approval of the Share Issuance Proposal at the Special Meeting, as required by Section 312.03 of the NYSE Listed Company Manual.
CERTAIN AGREEMENTS RELATED TO THE SHARE ISSUANCE
Stockholders Agreement
At the Closing, Hulu and Fubo will enter into the Stockholders Agreement.
Hulu Agreement to Vote
Until the first date on which Hulu and its affiliates cease to collectively own at least 50% of the then-outstanding shares of Class A Common Stock and Class B Common Stock, Hulu will agree to vote its shares of Class A Common Stock and Class B Common Stock in favor of (i) directors that are nominated by the Fubo Board (whether at an annual or special meeting) in accordance with the Delaware Certificate of Incorporation, including all independent directors nominated by the independent directors, and (ii) the Fubo Board’s recommendation with respect to any proposal presented at an annual or special meeting, subject to certain exceptions.
Lockup
For 24 months following the completion of the Transactions, Hulu and its affiliates will be prohibited from transferring the shares Class B Common Stock (or, as thereafter exchanged, Class A Common Stock) that it receives in connection with the Transactions other than to its affiliates or pursuant to certain other exceptions. Following such 24-month lock-up period, Hulu and its affiliates will be permitted to transfer shares of Class B Common Stock (or, as thereafter exchanged, Class A Common Stock) to any Person.
Reporting Obligations
Fubo will be subject to certain financial and other reporting obligations to Hulu and its affiliates.
Termination
The Stockholders Agreement will be effective as of the Closing Date and will automatically terminate in the event that Hulu and its affiliates (i) no longer collectively own a minimum percentage of the outstanding shares of Class A Common Stock and Class B Common Stock or (ii) collectively own 100% of the outstanding shares of Class A Common Stock and Class B Common Stock.
As of the date hereof, the Stockholders Agreement has not been finalized and, accordingly, the actual terms of the Stockholders Agreement may differ from those described in this proxy statement. The Business Combination Agreement includes a covenant requiring Fubo, Disney and Hulu to use reasonable best efforts to finalize and enter into the Stockholders Agreement reflecting the terms and conditions set forth in the term sheet attached to the Business Combination Agreement.

New Registration Rights Agreement
At the Closing, Fubo and Hulu will enter into the New Registration Rights Agreement in respect of the Registrable Securities received by Hulu in exchange for the Class B Common Stock that Hulu will receive in connection with the Transactions. Pursuant to the New Registration Rights Agreement, Fubo will be required, on the terms set forth therein, to file with the SEC, a registration statement (the “Resale Shelf”) registering for resale the shares of Class A Common Stock, including any shares thereof issuable upon or issued upon exercise, conversion or exchange of other securities of Fubo or any of its subsidiaries (including Class B Common Stock and Newco Units) owned by Hulu. Fubo will be required to file the Resale Shelf with the SEC no later than ten business days following the Closing (or such later date as may be determined by Hulu, subject to the consent of Fubo, which consent shall not be unreasonably withheld, conditioned or delayed) and will be required to use its commercially reasonable efforts to cause such registration statement to become and remain effective, and to be supplemented and amended to the extent necessary, so long as any Registrable Securities remain outstanding. Furthermore, under the New Registration Rights Agreement, Hulu will have certain customary underwritten offering demand rights and piggyback registration rights. The New Registration Rights Agreement contains customary indemnification and contribution obligations of Fubo for the benefit of Hulu and vice versa, in each case, subject to certain qualifications and exceptions.
As of the date hereof, the New Registration Rights Agreement has not been finalized and, accordingly, the actual terms of the New Registration Rights Agreement may differ from those described in this proxy statement. The Business Combination Agreement includes a covenant requiring Fubo, Disney and Hulu to use reasonable best efforts to finalize and enter into the New Registration Rights Agreement reflecting the terms and conditions set forth in the term sheet attached to the Business Combination Agreement.
Newco Operating Agreement
At the Closing, Hulu, Fubo and Newco will enter into, and Newco will be governed by, the Newco Operating Agreement.
Redemption Right
The Newco Operating Agreement will provide, among other things, Hulu with a redemption right pursuant to which Hulu may cause Newco to redeem all or a portion of its Newco Units, together with an equivalent number of shares of Class B Common Stock, in exchange for an equivalent number of shares of Class A Common Stock or, at Fubo’s option, cash, subject to Fubo’s right to elect to effect, in lieu of such a redemption, a direct exchange between Fubo and Hulu of cash or an equivalent number of shares of Class A Common Stock for such Newco Units and Class B Common Stock (provided that, in each case, Hulu may retract the exercise of its redemption or exchange right upon notice that Fubo intends to settle such redemption or exchange in cash). There will initially be a single class of Newco Units (the “Common Units”) to be held by Hulu and Fubo.
Managing Member
Fubo will be the initial sole managing member of Newco (the “Manager”). Fubo may not be removed as Manager except by Fubo’s own election and will not, subject to certain exceptions, receive any compensation for its role as Manager.
Required Ratio
Subject to certain exceptions, the Newco Operating Agreement will require that the ratio of Common Units to Class A Common Stock be always maintained.
Distributions
Newco may make distributions to its members from time to time at the discretion of the Manager generally on a pro rata basis in accordance with each member’s respective ownership interest in Newco. Newco will also be required to make distributions to members generally on a pro rata basis in accordance with each member’s respective ownership interest in Newco held by each member to enable Fubo to meet its tax obligations and obligations under the Tax Receivables Agreement.

Amendments; Termination
The holders of a majority of voting Common Units must provide their consent in order to amend the Newco Operating Agreement; provided that certain amendments may be made by the Manager. The voluntary dissolution of Newco will require the decision of the Manager, together with the approval of the holders of a majority of voting Common Units.
As of the date hereof, the Newco Operating Agreement has not been finalized and, accordingly, the actual terms of the Newco Operating Agreement may differ from those described in this proxy statement. The Business Combination Agreement includes a covenant requiring Fubo, Disney and Hulu to use reasonable best efforts to finalize and enter into (and, in the case of Disney and Hulu, cause Newco to enter into) the Newco Operating Agreement reflecting the terms and conditions set forth in the term sheet attached to the Business Combination Agreement.

INFORMATION ABOUT FUBO
Fubo is a sports-first, Pay TV replacement product offering subscribers access to tens of thousands of live sporting events annually, alongside leading news and entertainment content, both live and on demand. Fubo’s platform is designed to empower customers to seamlessly access content through streaming devices and on Smart TVs, mobile phones, tablets, and computers.
Fubo Common Stock is listed on the NYSE under the symbol “FUBO”. Fubo’s principal executive offices are located at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104 and Fubo’s telephone number is (212) 672-0055.
For further information about Fubo, see the section of this proxy statement captioned “Where You Can Find More Information.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION OF FUBO
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of Fubo’s Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 3, 2025 and in Part I, Item 2 of Fubo’s Form 10-Q for the quarter ended March 31, 2025 filed with the SEC on May 5, 2025 (both incorporated by reference), which can be obtained at the website maintained by the SEC, www.sec.gov, and Fubo’s website at ir.fubo.tv in the “Financials” section under “SEC Filings.” Fubo’s website address is provided as an inactive textual reference only. The information contained in, or that can be accessed through, our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to Fubo’s website provided in this proxy statement.

INFORMATION ABOUT THE HULU LIVE BUSINESS
The Hulu Live Business consists of acquiring live TV content and licensing such content to Hulu for a fee to distribute via the HL DMVPD Service. Accordingly, the Hulu Live Business primarily includes the negotiation and administration of programming agreements for live TV content. The acquired live TV content of the Hulu Live Business includes 90+ sports, news, entertainment and kids’ channels, which include the four major broadcast networks, ABC, CBS, FOX, and NBC.
The Hulu Live Business has historically operated as part of Hulu, which is controlled and consolidated by Disney. Historically, Hulu’s business included, among other things, acquiring live TV content, operating the HL DMVPD Service, developing and acquiring non-live sports and entertainment content and distributing such content directly to Hulu’s customers through its subscription video-on-demand (“SVOD”) direct-to-consumer service. The distribution of the Hulu + Live TV content on the Hulu platform, including the related subscription revenue, as well as the development, acquisition and distribution of non-live and live TV content in connection with Hulu’s SVOD direct-to-consumer service (and any premium add-on services thereto), is outside of the Hulu Live Business.
The Hulu Live Business’s principal executive offices are located at 2500 Broadway, 2nd Floor, Santa Monica, California 90404, and its telephone number is (310) 571-4700.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION OF THE HULU LIVE BUSINESS
The following Management’s Discussion and Analysis (“MD&A”) for the fiscal quarter-to-date and year-to-date periods ending March 29, 2025 and March 30, 2024 and the fiscal years ended September 28, 2024, September 30, 2023 and October 1, 2022, should be read in conjunction with, and as a supplement to, our historical combined financial statements and the accompanying notes thereto included elsewhere in this proxy statement and the section of this proxy statement captioned “Unaudited Pro Forma Condensed Combined Financial Information.” The following MD&A relates to the Hulu Live Business (“we”, “us”, “our”). The following discussion may contain forward-looking statements. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those factors discussed below and elsewhere in this proxy statement, particularly in the sections of this proxy statement captioned “Cautionary Statement Concerning Forward Looking Statements” and “Risk Factors.”
Business Overview
The Hulu Live Business consists of acquiring live TV content and licensing such content to Hulu for a fee to distribute via a digital multichannel video programming distributor (“DMVPD”) service currently branded as “Hulu + Live TV”. Accordingly, the Hulu Live Business’s operations primarily include the negotiation and administration of programming agreements for live TV content. The Hulu Live Business’s acquired live TV content includes 90+ sports, news, entertainment and kids’ channels, which include the four major broadcast networks, ABC, CBS, FOX, and NBC.
The Hulu Live Business has historically operated as part of Hulu, which is controlled and consolidated by Disney (Disney and its subsidiaries through which businesses are conducted, including Hulu, are collectively referred to as the “Disney Entities”). Historically, Hulu’s business included, among other things, acquiring live TV content, operating the Hulu + Live TV branded service, developing and acquiring non-live sports and entertainment content and distributing such content directly to Hulu’s customers through its subscription video-on-demand (“SVOD”) direct-to-consumer service. The distribution of the Hulu + Live TV content on the Hulu platform, including the related subscription revenue, as well as the development, acquisition and distribution of non-live and live TV content in connection with Hulu’s SVOD direct-to-consumer service (and any premium add-on services thereto) is outside of the operations of the Hulu Live Business.
Business Combination with Fubo
On January 6, 2025, Disney announced that it and Hulu had entered into a definitive agreement with Fubo, a publicly traded company that principally operates a DMVPD. The definitive agreement contemplates, among other things, (i) Hulu contributing the Hulu Live Business to a newly formed entity (“HL”), (ii) Hulu contributing HL, and thus the Hulu Live Business, to Newco, (iii) Fubo undergoing an “Up-C” reorganization and contributing its business to Newco, a newly formed entity to be jointly owned by Hulu and Fubo, in exchange for units in Newco (“Newco Units”) such that, after giving effect to such contribution, Hulu will hold a number of Newco Units representing, in the aggregate, a 70% economic interest in Newco and Fubo will hold a number of Newco Units representing, in the aggregate, a 30% economic interest in Newco, and (iv) Fubo issuing to Hulu shares of a newly created vote-only class of Fubo’s common stock representing, in the aggregate, a 70% voting interest in Fubo (calculated on a fully-diluted basis) (collectively, the “Fubo Transactions”). Immediately following the consummation of the Fubo Transactions, Newco will be a consolidated subsidiary of Fubo, with the Fubo DMVPD service and the Hulu Live Business operating as separate businesses. Fubo will be majority owned and controlled (70% interest (calculated on a fully-diluted basis)) directly by Hulu, and consolidated by Disney as the parent of Hulu.
Upon the consummation of the Fubo Transactions, Hulu and HL will enter into a commercial agreement whereby HL will, in exchange for a wholesale fee, grant to Hulu the right, license and obligation to distribute the HL DMVPD Service via the Hulu platform on a wholesale basis. In addition, HL will be contractually entitled to a share of advertising revenues generated by the Disney Entities. The historical revenues within the carve-out historical combined financial statements do not reflect the anticipated impacts of advertising revenues or the wholesale fee as calculated under the commercial arrangements, which is equal to 95% (initially) of carriage fee expenses incurred by the Hulu Live Business, but presented at 100% for purposes of the historical combined financial statements and the accompanying notes thereto included elsewhere in this proxy statement and in this discussion. The commercial agreement will have an initial term of five years following the consummation of the Fubo Transactions and will be renewable for an additional five-year term by mutual agreement. For further information on the Hulu Live Business and the impact of the Fubo Transactions on the Hulu Live Business, see the section of this proxy statement captioned “Unaudited Pro Forma Condensed Combined Financial Statements.”
BASIS OF PRESENTATION
Refer to Note 2 of the Notes to Combined Financial Statements included elsewhere in this proxy statement for a discussion of the basis used to prepare the Hulu Live Business’s combined financial statements.
KEY FACTORS AFFECTING THE BUSINESS
The growth and future success of the Hulu Live Business depends on many factors that present significant opportunities while posing challenges that we must address. The financial condition and results of operations of the Hulu Live Business have been, and may be, affected by numerous factors including those presented below and in the section of this proxy statement captioned “Risk Factors.”
Content Acquisition and Renewal
The Hulu Live Business renews or renegotiates its linear network carriage agreements from time to time in the ordinary course of business. Consolidation and other market conditions in the cable, satellite and telecommunication distribution industry, including subscriber levels and other factors, may adversely affect our ability to obtain and maintain contractual terms that are as favorable as those currently in place. Less favorable pricing terms in new, renewed or extended carriage agreements may have an adverse impact on our operations.
Subscriber Acquisition and Retention and Brand Awareness
The Hulu Live Business depends on Hulu’s subscriber base to earn revenue, and the strength of the Hulu brand contributes to Hulu’s ability to attract and retain subscribers. Potential subscribers have numerous choices of streaming platforms and pay television providers. Hulu, and its competitors, attract subscribers from each other’s existing subscriber bases as well as from first-time purchasers of pay TV services.
Macroeconomic Factors
Macroeconomic factors such as inflation and recessionary trends have contributed to an environment of volatility and uncertainty. High interest rates and other macroeconomic headwinds have persisted in recent years. Consumers may modify their discretionary spending habits in light of economic conditions, which may have an adverse effect on Hulu’s subscriber base, thus impacting the Hulu Live Business’s wholesale fee.
COMPONENTS OF RESULTS OF OPERATIONS
Revenues
The Hulu Live Business primarily generates revenue from licensing its acquired live TV content, which includes 90+ sports, news, entertainment and kids’ channels, to Hulu for distribution to end-consumers. In exchange, the Hulu Live Business receives a wholesale fee from Hulu equal to fixed per subscriber programming fees incurred to acquire the live TV content (see Costs of revenue below). The wholesale fee is recognized as revenue as the live TV content is provided to Hulu to provide to its customers.
Costs of revenue
Costs of revenue consists of acquired live TV content rights for which the Hulu Live Business pays a fixed per subscriber programming fee to the content licensor. These fees are recorded as an expense as the content is aired.
Marketing costs
The Hulu Live Business incurs general brand marketing and media costs, which includes payroll and related expenses for internal personnel involved in marketing, as well as agency fees related to marketing the Hulu brand, all of which are allocated from Hulu.
General and administrative expenses
General and administrative expenses consist of expense allocations from Hulu and Disney for support functions provided to the Hulu Live Business, including employee related expenses for personnel involved in content acquisition and management as well as corporate, executive, and other administrative functions; charges for the use of shared assets such as facilities and software; and other expenses related to corporate functions that provide support to the Hulu Live Business.

RESULTS OF OPERATIONS
Comparison of the Quarters Ended March 29, 2025 and March 30, 2024

	Quarter Ended		$ Change Better (Worse)	% Change Better (Worse)
(in thousands)	March 29, 2025	March 30, 2024
Revenues	$1,125,475	$1,075,988	$49,487	5%
Costs and expenses:
Costs of revenue	(1,122,669)	(1,073,348)	(49,321)	(5)%
Selling, general and administrative	(43,720)	(46,620)	2,900	6%
Total costs and expenses	(1,166,389)	(1,119,968)	(46,421)	(4)%
Operating loss	(40,914)	(43,980)	3,066	7%
Net loss	$(40,914)	$(43,980)	$3,066	7%

Higher revenues, consisting of wholesale licensing fees charged to Hulu at a rate equal to the Hulu Live Business’s subscriber-based programming costs, were driven by increased linear network carriage fees, which are included in the Hulu Live Business’s costs of revenue.
Higher costs of revenue were due to an increase in subscriber-based fees primarily attributable to rate increases.
Decreases in selling, general and administrative expenses were not material to the results of operations.
Comparison of the Six Months Ended March 29, 2025 and March 30, 2024

	Six Months Ended		$ Change Better (Worse)	% Change Better (Worse)
(in thousands)	March 29, 2025	March 30, 2024
Revenues	$2,231,468	$2,102,736	$128,732	6%
Costs and expenses:
Costs of revenue	(2,225,131)	(2,097,483)	(127,648)	(6)%
Selling, general and administrative	(85,839)	(82,805)	(3,034)	(4)%
Total costs and expenses	(2,310,970)	(2,180,288)	(130,682)	(6)%
Operating loss	(79,502)	(77,552)	(1,950)	(3)%
Net loss	$(79,502)	$(77,552)	$(1,950)	(3)%

Higher revenues, consisting of wholesale licensing fees charged to Hulu at a rate equal to the Hulu Live Business’s subscriber-based programming costs, were driven by increased linear network carriage fees, which are included in the Hulu Live Business’s costs of revenue.
Higher costs of revenue were due to an increase in subscriber-based fees primarily attributable to rate increases.
Increases in selling, general and administrative expenses were not material to the results of operations.

Comparison of the Years Ended September 28, 2024 and September 30, 2023

	Year Ended		$ Change Better (Worse)	% Change Better (Worse)
(in thousands)	September 28, 2024	September 30, 2023
Revenues	$4,219,630	$3,845,619	$374,011	10%
Costs and expenses:
Costs of revenue	(4,208,655)	(3,837,718)	(370,937)	(10)%
Selling, general and administrative	(170,028)	(180,221)	10,193	6%
Total costs and expenses	(4,378,683)	(4,017,939)	(360,744)	(9)%
Operating loss	(159,053)	(172,320)	13,267	8%
Net loss	$(159,053)	$(172,320)	$13,267	8%

Higher revenues, consisting of wholesale licensing fees charged to Hulu at a rate equal to the Hulu Live Business’s subscriber-based programming costs, were driven by increased linear network carriage fees, which are included in the Hulu Live Business’s costs of revenue.
Higher costs of revenue were due to an increase in subscriber-based fees primarily attributable to rate increases, and, to a lesser extent, higher subscriber volumes.
Decreases in selling, general and administrative expenses were not material to the results of operations.
Comparison of the Years Ended September 30, 2023 and October 1, 2022

	Year Ended		$ Change Better (Worse)	% Change Better (Worse)
(in thousands)	September 30, 2023	October 1, 2022
Revenues	$3,845,619	$3,419,391	$426,228	12%
Costs and expenses:
Costs of revenue	(3,837,718)	(3,411,680)	(426,038)	(12)%
Selling, general and administrative	(180,221)	(187,779)	7,558	4%
Total costs and expenses	(4,017,939)	(3,599,459)	(418,480)	(12)%
Operating loss	(172,320)	(180,068)	7,748	4%
Net loss	$(172,320)	$(180,068)	$7,748	4%

Higher revenues, consisting of wholesale licensing fees charged to Hulu at a rate equal to the Hulu Live Business’s subscriber-based programming costs, were driven by increased linear network carriage fees, which are included in the Hulu Live Business’s costs of revenue.
Higher costs of revenue were due to an increase in subscriber-based fees driven by rate increases and an increase in the number of subscribers.
Decreases in selling, general and administrative expenses were not material to the results of operations.
LIQUIDITY AND CAPITAL RESOURCES
The following table summarizes the cash flow activities of the Hulu Live Business for the periods presented:

	Six Months Ended		Year Ended
(in thousands)	March 29, 2025	March 30, 2024	September 28, 2024	September 30, 2023	October 1, 2022
Cash used in operating activities	$(90,044)	$(57,623)	$(140,216)	$(95,579)	$(166,925)
Cash used in investing activities	—	—	—	—	—
Cash from financing activities	90,044	57,623	140,216	95,579	166,925
Net change in cash	$—	$—	$—	$—	$—

Net Cash Used by Operating Activities
Cash used in operating activities for the six-month period ended March 29, 2025 increased by $32 million to $90 million compared to $58 million in the six-month period ended March 30, 2024. The increase in cash used in operating activities was driven primarily by changes in working capital. The six-month period ended March 29, 2025 reflects a decrease in accrued carriage fees compared to a commensurate increase in accrued carriage fees reflected in the six-month period ended March 30, 2024. The changes in accrued carriage fees were driven by increases in effective rates and subscriber volumes in the prior year that outpaced rate and subscriber changes in the six-month period ended March 29, 2025.
Cash used in operating activities for the fiscal year ended September 28, 2024 increased by $44 million to $140 million compared to $96 million in the fiscal year ended September 30, 2023. The increase in cash used in operating activities was driven primarily by changes in working capital. Accounts payable balances increased by a lesser amount in fiscal year 2024 than in the fiscal year 2023 due primarily to the timing of linear network carriage fee payments.
Cash used in operating activities for the fiscal year ended September 30, 2023 decreased by $71 million to $96 million compared to $167 million in the fiscal year ended October 1, 2022. The decrease in cash used in operating activities was driven primarily by changes in working capital. The fiscal year 2023 reflects an increase in accounts payable compared to a decrease in accounts payable in the fiscal year 2022. This favorable change in cash flows is due primarily to the timing of linear network carriage fee payments.
Net Cash Provided by Financing Activities
Cash provided by financing activities consists of net transactions with the Disney Entities. Disney utilizes a centralized approach to cash management and the financing of its operations; Disney provides funds to the Hulu Live Business under this centralized cash management approach. Cash transfers from Disney related to services provided by the Disney Entities to the Hulu Live Business were $140 million, $96 million, and $167 million for the fiscal years ended September 28, 2024, September 30, 2023, and October 1, 2022, respectively. Cash transfers from Disney were $90 million and $58 million for the six-month periods ended March 29, 2025, and March 30, 2024, respectively.
Disney has currently committed that it will provide assistance to the Hulu Live Business as determined by Disney to enable the Hulu Live Business to continue its operations and fulfill its obligations. Management believes that the financial support from Disney will provide sufficient liquidity to meet the Hulu Live Business’s projected obligations for at least twelve months from July 28, 2025, the date the Combined Financial Statements were issued.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Combined Financial Statements and the reported amounts of revenues and expenses during the corresponding reporting period. Actual results could differ from those estimates.
Goodwill
The Hulu Live Business is required to test goodwill for impairment on an annual basis and, if current events or circumstances require, on an interim basis. The Hulu Live Business performs its annual test of goodwill for impairment in its fiscal fourth quarter.
Goodwill is allocated to reporting units, which are an operating segment or one level below the operating segment. Management determined that the Hulu Live Business comprises a single reporting unit.
To test goodwill for impairment, a qualitative assessment is performed to determine if it is more likely than not that the carrying amount of the Hulu Live Business’s reporting unit exceeds its fair value. If it is, a quantitative assessment is required. Alternatively, the Hulu Live Business may bypass the qualitative assessment and perform a quantitative test.
The qualitative assessment requires the consideration of factors such as recent market transactions, macroeconomic and industry specific conditions, and changes in projected reporting unit future cash flows.
The quantitative assessment compares the fair value of the reporting unit to its carrying amount, and, to the extent the carrying amount exceeds the fair value, an impairment of goodwill is recognized for the excess up to the total amount of goodwill.
Management performed a qualitative goodwill impairment assessment for the 2024, 2023 and 2022 fiscal years and, based on the assessment, no impairment charges of goodwill were recorded. At March 29, 2025, the Hulu Live Business did not identify any triggering events requiring an additional goodwill impairment assessment.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
The Hulu Live Business participates in a cash management arrangement with the Disney Entities, and accordingly, does not hold its own cash and does not have access to any of Disney’s credit facilities as a source of additional liquidity. These circumstances have resulted in a net working capital deficit (i.e., total current liabilities in excess of total current assets) at the end of certain reporting periods. Management believes that the financial support from Disney effectively addresses the liquidity risk of the Hulu Live Business.
The Hulu Live Business’s revenues are subject to significant concentration risk from a single related party customer. The loss of this significant related party customer could have a material adverse effect on our business, financial condition, and results of operations.
ACCOUNTING STANDARDS NOT YET ADOPTED
During the six-month period ended March 29, 2025, there have been no accounting pronouncements that are significant or potentially significant to the Hulu Live Business.

fuboTV Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Transactions described in the section of this proxy statement captioned “The Transactions.” The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions and the Financing (defined below) taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.
On January 6, 2025, the Business Combination Agreement was entered into which contemplates that, among other things, the parties will undergo a series of reorganization steps (as described in the section of this proxy statement captioned “Pre-Closing Reorganization”), whereby Fubo will contribute its assets and Hulu will contribute the Hulu Live Business Assets and the Hulu Live Business to a newly formed limited liability company, Newco, that will be jointly owned by Fubo and Hulu. Fubo will remain a publicly traded company and, with respect to all times following the consummation of the Transactions, is referred to in this unaudited pro forma condensed combined financial information as New PubCo (“New PubCo”). New PubCo will serve as the sole managing member of Newco. Following the closing of the Transactions, (the “Closing”), (i) Hulu will own 70% of the economic interests in Newco and New PubCo will hold the remaining 30% and (ii) Hulu will own 70% of the voting interests in New PubCo (calculated on a fully-diluted basis), and existing Fubo shareholders will hold the remaining 30%.
On January 6, 2025, concurrently with the execution of the Business Combination Agreement, Fubo and an affiliate of Disney entered into a commitment letter, pursuant to which such affiliate committed to provide Fubo, on January 5, 2026 and on the terms and subject to the conditions set forth therein, up to $145.0 million of indebtedness in the form of a senior unsecured term facility (the “Facility”). The funding of the Facility under the commitment letter is contingent on customary conditions, but is not contingent on the consummation of the transactions contemplated by the Business Combination Agreement. Fubo expects to borrow $145.0 million under the Facility which becomes available on January 5, 2026, and intends to use the proceeds to repay its 2026 Convertible Notes maturing in February 2026, and for other general corporate purposes (the “Financing”). The unaudited pro forma condensed combined financial information assumes the 2029 Convertible Notes remain outstanding for all periods presented.
The unaudited pro forma condensed combined financial information is based on the combined historical carve-out financial statements of the Hulu Live Business and the historical consolidated financial statements of Fubo, as adjusted to give effect to the Transactions and the Financing. The Hulu Live Business’s fiscal year ends on the Saturday closest to September 30 and Fubo’s fiscal year ends on December 31. The unaudited pro forma condensed combined financial information is presented on the basis of Fubo’s fiscal year and combines the following, as the year ends of the Hulu Live Business and Fubo differ by one fiscal quarter:
•
historical results of the Hulu Live Business’s fiscal year ended September 28, 2024 with the historical results of Fubo’s fiscal year ended December 31, 2024 for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, and

•
historical results of the Hulu Live Business’s three months ended March 29, 2025 with the historical results of Fubo’s three months ended March 31, 2025 for the unaudited pro forma condensed combined statement of operations for three months ended March 31, 2025.

•	The unaudited pro forma condensed combined balance sheet combines the financial position of the Hulu Live Business as of March 29, 2025 with the financial position of Fubo as of March 31, 2025.
The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions and the Financing, as if they had been consummated on March 31, 2025. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2025 and for the year ended December 31, 2024 give effect to the Transactions and the Financing as if they had occurred on January 1, 2024, the beginning of the earliest period presented.

fuboTV Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information presents (a) Transaction Accounting Adjustments to illustrate (i) the estimated effects of the Transactions described elsewhere in this proxy statement, and (ii) the Financing, and (b) Autonomous Entity Adjustments to reflect New PubCo’s financial condition and results of operations as if it historically operated as a separate standalone public company. The unaudited pro forma condensed consolidated financial information have been adjusted to give effect to the following:
•
the acquisition of Fubo, including the preliminary allocation of the estimated purchase price to the acquired assets and assumed liabilities, as well as the estimated impact to expenses (i.e., depreciation and amortization expense);

•	the related effects for the Up-C structure, including recognition of the noncontrolling interest;
•
the impact of the various commercial arrangements to be entered into in connection with the Transactions (see the section of this proxy statement captioned Certain Agreements Related To The Transactions);

•	the anticipated borrowing of $145.0 million under the Facility, and concurrent repayment of Fubo’s existing convertible notes maturing in February 2026;
•	estimated transaction costs expected to be incurred in connection with the Transactions by the Hulu Live Business and Fubo; and
•	the related income tax effects of the pro forma adjustments.
Accounting Treatment of The Transactions
The combined company will account for the acquisition contemplated by the Business Combination Agreement as a reverse acquisition using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). U.S. GAAP requires that one of the combining entities be designated as the acquirer for accounting purposes. Based on the evidence available, HL will be treated as the acquiring entity for accounting purposes. In identifying HL as the acquiring entity, management took into account the structure of the Transactions contemplated by the Business Combination Agreement, including the relative voting rights and the intended corporate governance structure of the combined company upon completion of the Transactions, the composition of the combined company’s board of directors and the designation of certain senior management positions of the combined company. Accordingly, the historical combined carve-out financial statements of the Hulu Live Business will become the historical financial statements of the combined New PubCo upon consummation of the Transactions.
The fair value of the purchase consideration, or the purchase price, in the unaudited pro forma condensed combined financial information is estimated to be approximately $1.2 billion. The purchase consideration primarily consists of approximately 342 million shares of New PubCo Class A common stock based on a per share price of $3.32, which is intended to represent the closing price of Fubo common stock on July 21, 2025. The fair value of the purchase consideration is preliminary, subject to change and will ultimately be based on the share price and number of outstanding shares on the Closing.
The combined company will measure Fubo’s assets acquired and liabilities assumed at their fair values, including net tangible and identifiable intangible assets acquired and liabilities assumed, as of the Closing. Any excess of the purchase price over those fair values will be recorded as goodwill.
Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually.
The allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is based on preliminary estimates using assumptions management believes are reasonable based on currently available information. The final purchase price and fair value assessment of assets and liabilities will be based in part on a detailed valuation that has not yet been completed and could be materially different from the preliminary estimates used to prepare the accompanying unaudited pro forma condensed combined financial information which could have a material impact on the combined company’s future results of operations and financial position.
The unaudited pro forma condensed combined financial information reflects the assumption that upon the completion of the Transactions, New PubCo will be the reporting entity and, as the sole managing member of Newco, will

fuboTV Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
consolidate the operating results of the combined businesses of the Hulu Live Business and Fubo. The Newco membership units to be held directly by Hulu are presented as a noncontrolling interest on the combined company’s financial statements, which has been presented outside of permanent equity for purposes of these unaudited pro forma condensed combined financial information.
The Newco Operating Agreement will provide, among other things, Hulu with a redemption right pursuant to which Hulu may cause Newco to redeem all or a portion of its Newco Units, together with an equivalent number of shares of New PubCo Class B Common Stock, in exchange for an equivalent number of shares of New PubCo Class A common stock or, at New PubCo’s option, cash, subject to New PubCo’s right to elect to effect, in lieu of such a redemption, a direct exchange between New PubCo and Hulu of cash or an equivalent number of shares of New PubCo Class A Common Stock for such Newco Units and New PubCo Class B Common Stock (provided that, in each case, Hulu may retract the exercise of its redemption or exchange right upon notice that New PubCo intends to settle such redemption or exchange in cash). New PubCo expects to account for the redeemable noncontrolling interest by remeasuring it each period to the greater of the accreted redemption value (with a corresponding offset to additional paid-in capital) or the amount otherwise determined after attribution of the subsidiary's net income or loss pursuant to ASC 810, Consolidation.
The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily reflect the operating results or financial position that would have occurred if the Transactions and the Financing had been consummated on the dates indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity.
The unaudited pro forma condensed combined financial information does not reflect any revenue enhancements, anticipated synergies, operating efficiencies, or cost savings that may be achieved related to the Transactions, nor do they reflect any costs or expenditures that may be required to achieve any possible synergies.
Tax Receivables Agreement
In connection with the completion of the Transactions, New PubCo will enter into the Tax Receivables Agreement (referred to herein as the “TRA”) with Hulu that will provide for the payment by New PubCo to Hulu related to certain tax benefits, if any, that New PubCo actually realizes, or in some circumstances is deemed to realize for purposes of tax reporting, as a result of: (i) New PubCo’s utilization of certain tax attributes existing as of the business combination date; (ii) increases in tax basis resulting from any future redemptions or exchanges of Newco interests from Hulu; and (iii) certain additional tax benefits arising from payments made under the TRA.
Due to the uncertainty in the amount of timing of future redemptions or exchanges of Newco interests, the unaudited pro forma condensed combined financial information assumes that no redemptions or exchanges of Newco interests have occurred and, therefore, no increases in tax basis in New PubCo’s assets or other tax benefits that may be realized as a result of future redemptions or exchanges of Newco interests thereunder have been assumed in the unaudited pro forma condensed combined financial information.
Based on objective evidence as described herein, the unaudited pro forma condensed combined balance sheet reflects an assumed estimated TRA liability of $21.5 million.

fuboTV Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2025
(Amounts in thousands, except per share amounts)

			Pro Forma
	Hulu Live Business Historical (Note 2)	Fubo Historical	Transaction Accounting Adjustments (Note 4)	Notes	Transaction Accounting Adjustments: Financing (Note 4)	Notes	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$—	$321,617	$(68,025)	(a)	$235	(i)	$253,827
			—		—
Accounts receivable, net	3,891	57,541	—		—		61,432
Prepaid sports rights	—	13,919	—		—		13,919
Prepaid and other current assets	28	21,060	—		—		21,088
Total current assets	3,919	414,137	(68,025)		235		350,266
Property and equipment, net	—	6,092	—		—		6,092
Restricted cash	—	6,140	—		—		6,140
Intangible assets, net	—	127,642	279,058	(b)	—		406,700
Goodwill	1,296,000	620,355	599,837	(c)	—		2,516,192
Right-of-use assets	—	30,886	—		—		30,886
Other non-current assets	—	10,293	—		—		10,293
TOTAL ASSETS	$1,299,919	$1,215,545	$810,870		$235		$3,326,569

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND SHAREHOLDERS’ EQUITY:
Current liabilities
Third party accounts payable, accrued fees and expenses and other current liabilities	$227,501	$343,254	$(1,000)	(a)	$—		$569,755
Related party accounts payable, accrued fees and expenses and other current liabilities	156,624	—	—		—		156,624
Notes payable	—	7,210	—		—		7,210
Convertible notes, net - current portion	—	143,881	(3,010)	(d)	(140,871)	(j)	—
Deferred revenue	—	88,635	—		—		88,635
Long-term borrowings - current portion	—	867	—		—		867
Current portion of lease liabilities	—	4,606	—		—		4,606
Total current liabilities	384,125	588,453	(4,010)		(140,871)		827,697
Convertible notes, net	—	188,141	17,888	(d)	—		206,029
Long-term liabilities - related party	—	—	21,517	(h)	145,000	(k)	166,517
Lease liabilities	—	32,062	—		—		32,062
Other long-term liabilities	—	17,854	11,775	(g)	—		29,629
Total liabilities	384,125	826,510	47,170		4,129		1,261,934

Redeemable non-controlling interest	—	—	1,464,152	(f)	—		1,464,152

Shareholders’ equity:
Net parent investment	915,794		(1,600)	(a)	—		—
			(914,194)	(e)

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

			Pro Forma
	Hulu Live Business Historical (Note 2)	Fubo Historical	Transaction Accounting Adjustments (Note 4)	Notes	Transaction Accounting Adjustments: Financing (Note 4)	Notes	Pro Forma Combined
Common stock
Fubo common stock	—	34	(34)	(e)	—		—
New PubCo Class A common stock	—	—	34	(e)	—		34
New Pubco Class B common stock	—	—	92	(e)	—		92
Additional paid-in capital	—	2,229,333	(139,413)	(e)	—		604,251
			(1,464,152)	(f)
			(21,517)	(h)
Accumulated deficit		(1,829,303)	1,894,726	(e)	(3,894)	(j)	(3,894)
			(65,423)	(a)
Accumulated other comprehensive income	—	327	(327)	(e)	—		—
Nonredeemable non-controlling interest	—	(11,356)	11,356	(e)	—		—
Total shareholders’ equity	915,794	389,035	(700,452)		(3,894)		600,483
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND SHAREHOLDERS’ EQUITY:	$1,299,919	$1,215,545	$810,870		$235		$3,326,569

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

fuboTV Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2025
(Amounts in thousands, except per share amounts)

			Pro Forma
	Hulu Live Business Historical (Note 2)	Fubo Historical	Transaction Accounting Adjustments (Note 5)	Notes	Autonomous Entity Adjustments (Note 6)	Notes	Transaction Accounting Adjustments: Financing (Note 5)	Notes	Pro Forma Combined	Notes
Revenues
Subscription	$—	$391,432	—		$—		$—		$391,432
Related party revenue	1,122,669		—		(56,133)	(A)	—		1,148,656
					82,120	(A)
Advertising	—	22,881	(3,432)	(cc)	—		—		19,449
Other	2,806	1,973	—		—		—		4,779
Total revenues	1,125,475	416,286	(3,432)		25,987		—		1,564,316
Operating expenses:
Subscriber related expenses	610,908	235,603	—	(bb)	—		—		846,511
Subscriber related expenses - related party	511,761	98,957	—		1,935	(A)	—		612,653
Broadcasting and transmission	—	12,495	—		—		—		12,495
Sales and marketing	1,989	36,803	—	(bb)	6,877	(B)	—		45,669
Technology and development	—	20,145	—	(bb)	—		—		20,145
General and administrative	41,731	27,796	—	(bb)	7,481	(C)	—		78,289
			1,281	(ee)
Depreciation and amortization	—	9,908	23,679	(aa)	—		—		33,587
Impairment of other assets	—	—	—		—		—		—
Total operating expenses	1,166,389	441,707	24,960		16,293		—		1,649,349
Operating income (loss)	(40,914)	(25,421)	(28,392)		9,694		—		(85,033)
Other income (expense), net:
Interest expense	—	(4,746)	—		—		1,176	(ii)	(5,169)
							(1,599)	(kk)
Interest income	—	3,428	—		—		—		3,428
Amortization of debt premium (discount), net	—	361	873	(dd)	—		247	(ii)	1,481
Gain on settlement of litigation, net	—	219,695	—		—		—		219,695
Gain on extinguishment of debt	—	—	—		—		—		—
Other income (expense)	—	(181)	1,747	(gg)	—		—		1,566
Total other income (expense)	—	218,557	2,620		—		(176)		221,001

Income (loss) from continuing operations before income taxes	(40,914)	193,136	(25,772)		9,694		(176)		135,968
Income tax (provision) benefit	—	(4,648)	3,564	(ff)	(83)	(D)	2	(ll)	(1,165)
Net income (loss) from continuing operations	(40,914)	188,488	(22,208)		9,611		(174)		134,803

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

			Pro Forma
	Hulu Live Business Historical (Note 2)	Fubo Historical	Transaction Accounting Adjustments (Note 5)	Notes	Autonomous Entity Adjustments (Note 6)	Notes	Transaction Accounting Adjustments: Financing (Note 5)	Notes	Pro Forma Combined	Notes
Net income (loss) from continuing operations	(40,914)	188,488	(22,208)		9,611		(174)		134,803
Less: net income (loss) attributable to noncontrolling interest	—	(5)	93,955	(hh)	—		—		93,950
Net income (loss) from continuing operations attributable to Class A common shareholders	$(40,914)	$188,493	$(116,163)		$9,611		$(174)		40,853

Net income (loss) from continuing operations per share attributable to Class A common shareholders:
Basic and diluted income (loss) per share from continuing operations	$—	$0.55							$0.12	Note 7
Basic and diluted income (loss) per Class A common share	$—	$0.55							$0.11	Note 7

Weighted average Class A common shares outstanding:
Basic	—	341,059,213							344,569,314	Note 7
Diluted	—	341,564,506							396,360,637	Note 7

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

fuboTV Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2024
(Amounts in thousands, except per share amounts)

			Pro Forma
	Hulu Live Business Historical (Note 2)	Fubo Historical	Transaction Accounting Adjustments (Note 5)	Notes	Autonomous Entity Adjustments (Note 6)	Notes	Transaction Accounting Adjustments: Financing (Note 5)	Notes	Pro Forma Combined	Notes
Revenues
Subscription	$—	$1,500,101	—		$—		$—		$1,500,101
Related party revenue	4,208,655	—	—		(210,433)	(A)	—		4,409,116
					410,894	(A)
Advertising	—	115,200	(17,280)	(cc)			—		97,920
Other	10,975	7,495	—		—		—		18,470
Total revenues	4,219,630	1,622,796	(17,280)		200,461		—		6,025,607
Operating expenses:
Subscriber related expenses	1,839,883	994,500	—	(bb)	—		—		2,834,383
Subscriber related expenses - related party	2,368,772	366,511	—		10,738	(A)	—		2,746,021
Broadcasting and transmission	—	57,874	—		—		—		57,874
Sales and marketing	13,106	202,489	—	(bb)	20,929	(B)	—		236,524
Technology and development	—	80,009	—	(bb)	—		—		80,009
General and administrative	156,922	75,073	—	(bb)	26,977	(C)	—		331,122
			72,150	(ee)
Depreciation and amortization	—	38,548	96,011	(aa)	—		—		134,559
Impairment of other assets	—	3,813	—		—		—		3,813
Total operating expenses	4,378,683	1,818,817	168,161		58,644		—		6,424,305
Operating income (loss)	(159,053)	(196,021)	(185,441)		141,817		—		(398,698)
Other income (expense), net:
Interest expense	—	(20,852)	—		—		5,672	(ii)	(21,575)
							(6,395)	(kk)
Interest income	—	7,157	—		—		—		7,157
Amortization of debt premium (discount), net	—	1,224	3,490	(dd)	—		1,110	(ii)	5,824
Gain on settlement of litigation, net	—	—	—		—		—		—
Gain on extinguishment of debt	—	29,513	—		—		(19,800)	(ii)	6,940
							(2,773)	(jj)
Other income (expense)	—	1,860	11,637	(gg)	—		—		13,497
Total other income (expense)	—	18,902	15,127		—		(22,186)		11,843

Income (loss) from continuing operations before income taxes	(159,053)	(177,119)	(170,314)		141,817		(22,186)		(386,855)
Income tax (provision) benefit	—	(659)	2,510	(ff)	(1,081)	(D)	169	(ll)	939
Net income (loss) from continuing operations	(159,053)	(177,778)	(167,804)		140,736		(22,017)		(385,916)

Net income (loss) from continuing operations	(159,053)	(177,778)	(167,804)		140,736		(22,017)		(385,916)
Less: net income (loss) attributable to noncontrolling interest	—	(3,837)	(278,944)	(hh)	—		—		(282,781)
Net income (loss) from continuing operations attributable to Class A common shareholders	$(159,053)	$(173,941)	$111,140		$140,736		$(22,017)		(103,135)

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

			Pro Forma
	Hulu Live Business Historical (Note 2)	Fubo Historical	Transaction Accounting Adjustments (Note 5)	Notes	Autonomous Entity Adjustments (Note 6)	Notes	Transaction Accounting Adjustments: Financing (Note 5)	Notes	Pro Forma Combined	Notes
Net income (loss) from continuing operations per share attributable to Class A common shareholders:
Basic and diluted income (loss) per share from continuing operations	$—	$(0.54)							$(0.30)	Note 7
Basic and diluted income (loss) per Class A common share	$—	$(0.54)							$(0.30)	Note 7

Weighted average Class A common shares outstanding:
Basic	—	319,653,763							347,319,007	Note 7
Diluted	—	319,653,763							347,319,007	Note 7

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.	Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with accounting principles generally accepted in the U.S. GAAP and Article 11 of Regulation S-X. The accompanying unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Fubo and the historical combined carve-out financial statements of the Hulu Live Business after giving effect to the Transactions and the Financing.
The Hulu Live Business’s fiscal year ends on the Saturday closest to September 30 and Fubo’s fiscal year ends on December 31. The unaudited pro forma condensed combined financial information is presented on the basis of Fubo’s fiscal year and combines the historical results of the fiscal periods of the Hulu Live Business and Fubo. The unaudited pro forma condensed combined balance sheet as of March 31, 2025 combines the historical balance sheets of Fubo as of March 31, 2025 and the Hulu Live Business as of March 29, 2025 on a pro forma basis as if the Transactions and the Financing had been consummated on March 31, 2025. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 combines the historical statement of operations of the Hulu Live Business for the year ended September 28, 2024 and the statement of operations of Fubo for the year ended December 31, 2024 on a pro forma basis as if the Transactions and the Financing had been consummated on January 1, 2024. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2025 combines the historical statements of operations of Fubo for the three months ended March 31, 2025 and the Hulu Live Business for the three months ended March 29, 2025 on a pro forma basis as if the Transactions and the Financing had been consummated on January 1, 2024, the beginning of the earliest period presented. Accordingly, revenues and net loss of the Hulu Live Business of approximately $1.1 billion and $0.04 billion, respectively, for the three month period from September 29, 2024 to December 28, 2024 have been excluded from the periods presented in the accompanying unaudited pro forma condensed combined statements of operations.
The unaudited pro forma condensed combined financial information has been prepared using, and should be read in conjunction with, the following:
•
the historical audited consolidated financial statements of Fubo as of and for the year ended December 31, 2024, incorporated by reference from its Annual Report on Form 10-K for the year ended December 31, 2024 (filed with the SEC on March 3, 2025);

•
the historical unaudited condensed consolidated financial statements of Fubo as of and for the three months ended March 31, 2025, which are incorporated by reference from its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 (filed with the SEC on May 5, 2025);

•	the historical audited combined carve-out financial statements of the Hulu Live Business as of and for the year ended September 28, 2024, included elsewhere in this proxy statement;
•
the historical unaudited condensed combined carve-out financial statements of the Hulu Live Business as of and for the three and six months ended March 29, 2025, included elsewhere in this proxy statement as well as the accounting books and records for the same period; and

•	the accompanying notes to the unaudited pro forma condensed combined financial information;
•	other information relating to the Hulu Live Business and Fubo included elsewhere or incorporated by reference in this proxy statement.
The foregoing historical financial statements have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial information and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily reflect the operating results or financial position that would have occurred if the Transactions
See Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
and the Financing had been consummated on the dates indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity.
The unaudited pro forma condensed combined financial information does not reflect any revenue enhancements, anticipated synergies, operating efficiencies, or cost savings that may be achieved related to the Transactions, nor do they reflect any costs or expenditures that may be required to achieve any possible synergies.
Accounting for the Transactions
The accompanying pro forma financial information was prepared assuming that the Transactions will be accounted for as a reverse acquisition of Fubo using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), with HL treated as the accounting acquirer of Fubo. In identifying HL as the acquiring entity, management took into account the structure of the Transactions contemplated by the Business Combination Agreement, including the relative voting rights and the intended corporate governance structure of the combined company upon completion of the Transactions, the composition of the combined company’s board of directors and the designation of certain senior management positions of the combined company. Accordingly, the historical combined carve-out financial statements of the Hulu Live Business will become the historical financial statements of New PubCo.
ASC 805 requires the allocation of purchase consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination. For this purpose, fair value shall be determined in accordance with the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures, (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could result in different assumptions resulting in a range of alternative estimates using the same facts and circumstances.
The preliminary allocation of the estimated purchase price is based upon management’s estimates based on information currently available and is subject to revision as a more detailed analysis is completed and additional information on the fair value of the assets and liabilities become available and final appraisals and analysis are completed. The Hulu Live Business is still evaluating the fair value of intangible assets, and income taxes, in addition to ensuring all other assets and liabilities and contingencies have been identified and recorded. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could be material. A change in the fair value of the net assets of Fubo may change the amount of the purchase price allocable to goodwill, and could have a material impact on the accompanying unaudited pro forma condensed combined statements of operations and balance sheet.
2.	Accounting Policies and Historical Financial Statement Reclassifications
As part of preparing the unaudited pro forma condensed combined financial information, management conducted an initial review of the accounting policies and financial statement presentation practices of the Hulu Live Business and Fubo to determine if differences in accounting policies and practices require reclassification of results of operations to conform accounting policies and practices. Preliminary reclassifications identified were limited to the naming convention for content-related costs as follows:
•
designation of certain historical Fubo expenses (where Disney and its consolidated entities was the counterparty) in the unaudited pro forma combined statements of operations whereby Fubo’s historical financial statements present such costs in the financial statement line item caption titled “Subscriber related expenses,” which costs are instead presented as “Subscriber related expenses – related party” given the expected relationship with Disney and its consolidated entities following the completion of the Transactions; and

•
designation of certain expenses of the historical Hulu Live Business in the unaudited pro forma combined statements of operations, whereby the Hulu Live Business’s historical financial statements present such costs in the line item caption “Related party costs of revenue”, which costs are instead presented as “Subscriber related expenses – related party, and “Third party costs of revenue,” which are instead presented as “Subscriber related expenses” for purposes of the unaudited pro forma condensed combined statement of operations.

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
There were no material reclassification adjustments to the Hulu Live Business’s or Fubo’s historical statements of financial position as of March 29, 2025 and March 31, 2025, respectively, identified.
Management will continue its detailed review of accounting policies and practices following the completion of the Transactions. As a result of that review, additional differences between the accounting policies and practices of the companies may be identified that, when conformed, could have a material impact on the consolidated financial statements of New PubCo.
3.	Preliminary Purchase Price Calculation and Fair Value Estimate of Assets Acquired and Liabilities Assumed
The total preliminary estimated purchase price for the acquisition has been calculated as follows (in thousands):

Estimated fair value of total equity consideration(i)	$1,133,912
Estimated fair value attributed to precombination services for Fubo equity awards(ii)	41,940
Estimated fair value of consideration transferred	$1,175,852

(i)
The equity portion of the estimated purchase price is based on the closing price of Fubo common stock of $3.32 on July 21, 2025 and 341,539,797 shares of Fubo common stock outstanding as of March 31, 2025. The estimated fair value of Fubo common stock, the accounting acquiree, is used to measure the consideration transferred in this reverse acquisition, as Fubo’s stock price is more reliably measurable than the value of the equity interests of the Hulu Live Business, which is not a separate legal entity nor publicly traded prior to the Transactions. The equity portion of the purchase price will be based on the market price and number of Fubo common stock outstanding upon the Closing and may change materially from the amounts shown herein, which difference could materially impact the amount of intangibles and goodwill recognized. A 20% fluctuation in the market price of Fubo common stock, which management believes to be reasonably possible based on historical volatility, and the potential effect on purchase price would be as follows (in thousands, except for stock price):

	Fubo common stock price	Estimated fair value of consideration transferred
As presented	$3.32	$1,175,852
20% increase	$3.98	$1,413,158
20% decrease	$2.66	$939,165

(ii)
The Business Combination Agreement stipulates that as of the Closing, each outstanding Fubo Equity Award, including each Fubo Option, Fubo Restricted Stock Unit and each Fubo Performance Stock Unit, whether vested or unvested as of the Closing, will continue to remain an issued and outstanding Fubo Option, Fubo Restricted Stock Unit or Fubo Performance Stock Unit, as applicable, and continue to be subject to the same terms and conditions as of immediately prior to the Closing, as set forth in the Fubo Stock Plans and applicable award agreement. Based on the expected treatment of the Transactions as a reverse acquisition, the Fubo Equity Awards are treated as exchanged for replacement awards of New PubCo for accounting purposes. The portion of the fair value-based measure of the replacement awards that is attributable to precombination vesting is purchase consideration and estimated to be approximately $41.9 million. This amount is based on the closing price of Fubo common stock of $3.32 on July 21, 2025 and the number of Fubo Equity Awards outstanding as of March 31, 2025.

Under the acquisition method of accounting in accordance with ASC 805, the preliminary estimated purchase price is generally allocated to Fubo’s underlying assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation is preliminary and the estimated fair value of the assets acquired and liabilities assumed are based upon available information and certain assumptions, which management believes are reasonable to illustrate the estimated effects of the Transactions. The final determination of the purchase price allocation will be completed as soon as practicable after the completion of the Transactions and will be based on the fair value of the assets acquired and liabilities assumed as of the Closing. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. The estimated preliminary purchase price was allocated as follows (in thousands):

As of March 31, 2025
Estimated fair value of consideration transferred	$1,175,852
Estimated fair value of assets acquired and liabilities assumed:
Cash and cash equivalents	256,192

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As of March 31, 2025
Accounts receivable, net	57,541
Prepaid sports rights	13,919
Prepaid and other current assets	21,060
Property and equipment	6,092
Restricted cash	6,140
Intangible assets	406,700
Right-of-use assets	30,886
Other non-current assets	10,293
Accounts payable	(50,969)
Accrued expenses and other current liabilities	(292,285)
Notes payable	(7,210)
Deferred revenue	(88,635)
Convertible notes - current and non-current	(346,900)
Long-term borrowings - current portion	(867)
Lease liabilities - current and non-current	(36,668)
Other long-term liabilities	(29,629)
Total estimated fair value of net assets acquired	(44,340)
Nonredeemable non-controlling interest	—
Estimated goodwill	$1,220,192

Preliminary goodwill is calculated as the excess of the estimated merger consideration over the estimated fair value of the underlying net assets to be acquired. The final calculation of goodwill could differ materially from the preliminary amounts presented in the unaudited pro forma condensed combined financial information due to several factors including, but not limited to, fluctuations in the price of Fubo common stock, changes in the estimated fair value of assets acquired and liabilities assumed, and differences in the actual assets acquired and liabilities assumed at the Closing. Each of these potential adjustments would have a corresponding impact to the preliminary calculation of goodwill. For purposes of the unaudited pro forma condensed combined financial information, the purchase price allocated to goodwill is assumed to be nondeductible or amortizable for income tax purposes.
The following table shows the effect of changes in Fubo’s common stock price and the resulting impact to estimated goodwill (in thousands, except for stock price):

	Fubo common stock price	Estimated goodwill
As presented	$3.32	$1,220,192
20% increase	$3.98	$1,457,498
20% decrease	$2.66	$983,505

A decrease in the fair value of Fubo’s assets or an increase in the fair value of Fubo’s liabilities from preliminary estimates as of March 31, 2025 would result in a corresponding dollar-for-dollar increase in the estimated amount of goodwill or other intangible assets as presented above.
4.	Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The following summarizes and provides explanations for the pro forma adjustments included in the unaudited Pro Forma Condensed Combined Balance Sheet presented as of March 31, 2025 (in thousands except for share and per share data):
Transaction Accounting Adjustments Related to Transactions to Unaudited Pro Forma Condensed Combined Balance Sheet
(a)
New PubCo is expected to pay approximately $68.0 million of non-recurring transaction expenses from the estimated cash balance upon completion of the Transactions, of which approximately $1.0 million was

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
previously accrued and reflected in the Hulu Live Business’s historical combined carve-out financial statements. The pro forma adjustment for transaction expenses includes approximately $1.6 million in incremental audit fees estimated to be incurred by the Hulu Live Business and approximately $65.4 million estimated to be incurred by Fubo, consisting of cash retention bonuses triggered by the closing, guarantee and success fees, and other legal, tax and consent fees. The pro forma adjustment includes incremental estimated transaction costs for the Hulu Live Business, as the accounting acquirer in the transaction, as an adjustment to the Hulu Live Business’s historical net parent investment, as well as incremental estimated transaction costs for Fubo, given Fubo is the registrant of this proxy statement, as an adjustment to Fubo’s historical accumulated deficit. Refer to Notes 4(e) and 5(dd) for other adjustments related to estimated transaction expenses. New PubCo cash balance at Closing and transaction expenses are estimates and will differ based on actual cash on hand at completion of the Transactions.
(b)
Adjustment recorded to reflect acquired identifiable intangible assets of Fubo, consisting of trademarks and trade names, customer relationships for each streaming and advertising customer, and developed technology assets at their estimated fair values in connection with the application of acquisition accounting, partially offset by the elimination of Fubo’s historical intangible asset balances. Management has performed a preliminary valuation analysis to determine the estimated fair value of each of the identifiable intangible assets using acceptable valuation techniques, such as the income approach including the relief from royalty and the multi-period excess earnings methods. Estimated useful lives have been assigned to the individual intangible assets based on the underlying cash flows expected.

The preliminary estimates of fair value and estimated useful lives could differ from the amounts ultimately determined upon completion of the valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial information. A change in the valuation of the acquired identifiable intangible assets would result in an offsetting change of the same amount to goodwill recorded in connection with the Transactions.
The following table summarizes the net adjustment to recognize the estimated fair values of the identifiable intangible assets expected to be acquired and their estimated useful lives:

	Estimated fair value	Estimated useful life (years)
Trademarks and trade name	$124,600	9.0
Customer-related intangible - streaming	127,900	2.0
Customer-related intangible - advertising	23,500	2.0
Developed technology	130,700	3.0
Total estimated fair value of intangible assets acquired	$406,700
Fubo historical carrying value of intangible assets, net	(127,642)
Net adjustment to intangible assets	$279,058

(c)
Adjustment recorded to reflect the preliminary amount of goodwill resulting from the excess of estimated purchase consideration paid over the estimated fair value of Fubo’s net assets acquired, as if the acquisition occurred as of March 31, 2025, partially offset by the elimination of Fubo’s historical goodwill balance. Refer to Note 3 for details regarding the preliminary allocation of estimated purchase consideration and the calculation of goodwill resulting from the Transactions. The amount of goodwill ultimately recognized in acquisition accounting at the Closing will differ from the amount shown in the unaudited pro forma condensed combined financial information due to, among other things, changes to certain of Fubo’s reported asset and liability balances and changes in the value of the equity consideration subsequent to the date of the unaudited pro forma condensed combined balance sheet. Goodwill resulting from the acquisition will not be amortized and will be assessed for impairment at least annually.

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(d)	Adjustment recorded to reflect the preliminary estimated incremental fair value of Fubo’s convertible notes based on recent observable trading prices as of July 18, 2025, reflected as the following:

	Convertible notes, current	Convertible notes, non- current	Total convertible notes
Principal	$144,765	$177,506	$322,271
Debt Premium (Discount)	(884)	10,635	9,751
Total historical carrying value	$143,881	$188,141	$332,022
Estimated fair value of convertible notes	140,871	206,029	346,900
Net fair value adjustment to convertible notes	$(3,010)	$17,888	$14,878

(e)
Adjustments to net parent investment, common stock, accumulated deficit, accumulated other comprehensive income, additional paid-in capital (“APIC”), and nonredeemable non-controlling interest to reflect the capital structure of New PubCo as a result of the Transactions, comprised of the following:

•
Recapitalization of Fubo to reflect the accounting for the reverse acquisition under the acquisition method, which results in the elimination of Fubo’s legacy common stock, additional paid-in capital, accumulated deficit (net of estimated Fubo transaction expenses discussed at Note 4(a)), and accumulated other comprehensive income. Also reflects the fair value adjustment to zero of the nonredeemable non-controlling interest as a result of the preliminary estimated purchase price allocation discussed at Note 3.

•
Deemed issuance of approximately 342 million shares of New PubCo Class A common stock in exchange for legacy Fubo common stock as consideration for the Fubo business (see Note 3), resulting in an increase in New PubCo Class A common stock and an increase in additional paid-in capital.

•
Issuance of New PubCo Class B common stock to Hulu following the reorganization of the net assets of the Hulu Live Business. As the reorganization is a transfer between entities under common control, the adjustment reflects a reclassification of the Hulu Live Business’s net parent investment at its historical carrying value, and a corresponding increase in New PubCo Class B common stock and additional paid-in capital.

The net pro forma adjustment to additional paid-in capital as a result of the above is calculated as the following:

As of March 31, 2025
Elimination of legacy Fubo additional paid-in capital upon reverse acquisition	$(2,229,333)
Deemed issuance of New PubCo Class A shares as consideration, net of par value	1,175,818
Reclassification of the Hulu Live Business’s net parent investment upon issuance of New PubCo Class B shares, net of par value	914,102
Net pro forma adjustment to additional paid-in capital	$(139,413)

(f)
Adjustment to recognize the redeemable non-controlling interest representing Hulu’s 70% economic interest in Newco upon completion of the Transactions with a corresponding reduction to additional paid in capital, measured based on the following:

	Total New PubCo Stockholders’ Equity 100%	New PubCo’s interest in Newco 30.0%	Noncontrolling interest in Newco 70.0%
Net assets arising from acquisition of Fubo - See Note 3	$1,175,852	$352,756	$823,096
Historical net assets of the Hulu Live Business	915,794	274,738	641,056
Net adjustment to recognize redeemable non-controlling interest in Newco			$1,464,152

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(g)
Adjustment to other long-term liabilities to reflect recognition of a net deferred tax liability of $11.8 million related to the temporary difference resulting from the financial statement carrying amount as compared to the tax basis New PubCo’s investment in Newco partially offset by deferred tax assets related to Fubo’s historic tax attributes that are realizable on a more likely than not basis.

(h)
Adjustment to long-term liabilities – related party to reflect an estimated liability of $21.5 million and a corresponding reduction to additional-paid in capital to reflect the terms of the TRA as agreed in the Business Combination Agreement, which provides for additional payments to Hulu with respect to any tax savings resulting from the use of Fubo’s historical tax attributes and any tax basis step up on future exchanges or redemptions of Newco. The related party TRA liability reflected in the unaudited pro forma condensed combined balance sheet is calculated based on the expected amount of tax savings achieved resulting from the utilization of Fubo’s historic tax attributes multiplied by 70% as defined in the TRA.

Transaction Accounting Adjustments Related to the Financing to Unaudited Pro Forma Condensed Combined Balance Sheet
The following summarizes and provides explanations for the pro forma Financing adjustments included in the Unaudited Pro Forma Condensed Combined Balance Sheet presented as of March 31, 2025 (in thousands):
(i)	The net pro forma adjustment to cash and cash equivalents is comprised of the following:

As of March 31, 2025
Expected proceeds from new promissory note under the Facility	$145,000
Repayment of 2026 Convertible Notes principal	(144,765)
Net pro forma adjustment to cash and cash equivalents	$235

Pursuant to the term of the commitment letter, no issuance fees are estimated as a result of the drawdown of the Facility.
(j)
Adjustment to convertible notes, net – current portion, to reflect the reduction of the carrying value of the 2026 Convertible Notes after the fair value adjustment described in Note 4(d). The net loss on extinguishment, representing the difference between the expected payoff amount of $144.8 million and the net carrying amount of $140.9 million as of March 31, 2025 is presented as a reduction to accumulated deficit.

(k)
Adjustment to reflect the new $145.0 million of indebtedness expected to be withdrawn under the Facility. Pursuant to the terms of the commitment letter, the promissory note is expected to have a maturity date of January 5, 2031, and is thus presented in long-term borrowings – related party on the unaudited pro forma condensed combined balance sheet as of March 31, 2025.

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
5.	Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2025 and the fiscal year ended December 31, 2024 includes the following adjustments:
Transaction Accounting Adjustments Related to Transactions to Unaudited Pro Forma Condensed Combined Statements of Operations
(aa)
Adjustment to reflect the incremental intangible asset amortization related to the identifiable intangible assets as described in Note 4(b), partially offset by the elimination of Fubo’s historical intangible amortization expense. Pro forma amortization expense is based upon the preliminary fair values and estimated useful lives, assuming a straight-line method of amortization. The net adjustment is calculated as follows:

			Estimated amortization expense
	Estimated fair value	Estimated useful life (years)	Ended December 31,	Three Months
Trademarks and trade name	$124,600	9.0	$13,844	$3,461
Customer-related intangible - streaming	127,900	2.0	63,950	15,988
Customer-related intangible - advertising	23,500	2.0	11,750	2,938
Developed technology	130,700	3.0	43,567	10,892
Total estimated fair value of intangible assets acquired	$406,700		$133,111	$33,279
Less: Fubo historical intangible asset amortization expense			(37,100)	(9,600)
Net adjustment to depreciation and amortization			$96,011	$23,679

A 10% increase or decrease in the estimated fair value of the intangible assets would cause an increase or decrease of approximately $13.3 million to the annual amortization amount as presented in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024.
(bb)
No adjustment is reflected in the unaudited pro forma condensed combined statements of operations to remove legacy Fubo stock-based compensation expense and recognize estimated adjusted stock-based compensation expense related to the Fubo Equity Awards that will be treated as exchanged for replacement awards of New PubCo for accounting purposes, and continue to be subject to the same terms and conditions as of immediately prior to the Closing. Based on the closing share price used for purposes of this unaudited pro forma condensed combined financial information, the estimated adjustment to stock-based compensation expense would result in a decrease to expenses based on the proportionate remaining fair value of the Fubo Equity Awards not included in purchase consideration (see Note 3), and is therefore not reflected. Unvested Fubo Equity Awards are subject to vesting over remaining periods that range from 2025-2028.

(cc)
Adjustment to Fubo’s historical Advertising revenue to reflect the estimated impact of commercial terms as agreed in the Business Combination Agreement effective as of the Closing, whereby Fubo has agreed to exclusively engage Disney to sell ads on behalf of Fubo in exchange for a 15% ad agency fee. Therefore, Fubo advertising revenue is expected to be classified as related party revenue following the Closing of the Transactions.

(dd)
Adjustment to reflect the increase in amortization of debt premium (discount), net as a result of the fair value adjustment to the non-current convertible notes discussed in Note 4(d) related to acquisition accounting adjustments, which increase to premium amortization was estimated by applying straight line amortization over the remaining term of the convertible notes as of January 1, 2024 through February 2029.

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
This adjustment excludes any incremental premium or discount amortization that may result from the fair value adjustment to the current convertible notes maturing February 2026, as the 2026 convertible notes are assumed to be repaid immediately following the closing in the unaudited pro forma condensed combined financial information (see Note 4(h), 4(i) and 4(j)).
(ee)
Adjustment to reflect estimated incremental post-combination transaction expenses payable in cash of approximately $61.9 million (which excludes pre-combination transaction expenses of approximately $5.1 million expected to be settled in cash upon closing) as discussed in Note 4(a), as well as those related to retention bonuses for certain Fubo executives and employees payable in restricted stock units that will vest during the two year period following the completion of the Transactions, which compensation cost of $10.3 million for the year ended December 31, 2024, and $1.3 million for the three months ended March 31, 2025, is reflected ratably over the applicable service period in the unaudited pro forma condensed combined statements of operations as incremental general and administrative expenses.

(ff)
Adjustment to the tax benefit of $2.5 million for the year ended December 31, 2024 and an adjustment of $3.6 million to reduce tax expense for the three months ended March 31, 2025. The net adjustments reflect the incremental tax benefits associated with the transaction accounting adjustments and the pretax income of the Hulu Live Business.

(gg)
Adjustment to record the estimated change in the TRA liability (see Note 4(g)) to reflect the impact of the 2024 operating results on the amount of tax savings expected to be achieved. The adjustment for the TRA liability is reflected in other income (expense) in the unaudited pro forma condensed combined statements of operations.

(hh)
The net adjustment to recognize the net income (loss) attributable to the noncontrolling interest in Newco that will be owned by Hulu following the completion of the Transactions for the year ended December 31, 2024 and three months ended March 31, 2025, calculated as 70% of the pro forma net income (loss) for the period presented (excluding the change in the TRA liability described in Note 5(ff) and the income tax (provision) benefit which are recognized at New PubCo as a result of the Up-C structure).

	For the Year Ended December 31, 2024	For the Three Months Ended March 31, 2025
Pro forma net income (loss) from continuing operations	$(385,916)	$134,803
Less: change in TRA liability recognized at New PubCo	11,637	1,747
Less: income tax (provision) benefit of New PubCo	939	(1,165)
Pro forma net income (loss) of Newco	$(398,492)	$134,221
Economic interest held by non-controlling interest holders in Newco	70.0%	70.0%
Pro forma net income (loss) attributable to noncontrolling interests	$(278,944)	$93,955

Transaction Adjustments Related to the Financing to Unaudited Pro Forma Condensed Combined Statements of Operations
(ii)
Adjustments to eliminate the historical interest expense, amortization of debt premium (discount), net, related to the 2026 Convertible Notes, as well as the gain on debt extinguishment recognized for repurchases of the 2026 Convertible Notes during the period, as reported in Fubo’s historical statements of operations.

(jj)
Adjustment to reflect the net loss on extinguishment of the 2026 Convertible Notes assuming the notes were repaid on January 1, 2024, calculated as difference between the carrying amount of the notes of $188.9 million and $191.7 million in remaining principal as of January 1, 2024 (which amounts exclude approximately $205.8 million of 2026 Convertible Notes exchanged for 2029 Convertible Notes on January 2, 2024, which are assumed to remain outstanding in the unaudited pro forma condensed combined financial information).

(kk)
Reflects the recognition of interest expense expected to be incurred on the new $145.0 million of indebtedness to be funded under the Facility. The interest expense on the Facility is calculated based on an

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
estimated interest rate of 4.41%, determined by the five-year treasury rate on July 21, 2025 plus 50 basis points, in accordance with the terms of the commitment letter. Interest expense may be higher or lower depending on the actual interest rate at the time of borrowing. The following table reflects the estimated impact to the pro forma adjustment to interest expense as a result of interest rate changes of plus or minus 100 basis points:

Pro forma adjustment to interest expense:	For the Year Ended December 31, 2024	For the Three Months Ended March 31, 2025
As presented	$6,395	$1,599
+ 100 basis points	7,845	1,961
- 100 basis points	4,945	1,236

(ll)
Adjustment to the tax benefit of $0.2 million for the year ended December 31, 2024 and an adjustment to reduce tax expense by $2 thousand for the three months ended March 31, 2025. The net adjustments reflect the incremental tax benefits associated with the financing adjustments.

6.	Autonomous Entity Adjustments
Autonomous Entity Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The unaudited pro forma condensed combined balance sheet as of March 31, 2025 does not reflect amounts for autonomous entity adjustments as the commercial arrangements are assumed to commence on the balance sheet date (i.e., the assumed completion of the Transactions).
Autonomous Entity Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2025 and the fiscal year ended December 31, 2024 includes the following adjustments, which are based on the expected terms of the various commercial arrangements between Hulu and New PubCo that, pursuant the terms of the Business Combination Agreement, will be entered into upon completion of the Transactions:
(A)
Adjustment to the Hulu Live Business’s related party revenue in the unaudited pro forma condensed combined statements of operations to reflect commercial terms as agreed in the Business Combination Agreement effective as of the Closing, including the following:

•
Reduction in related party revenue, whereby Hulu has agreed to pay the Hulu Live Business fees equal to 95% of carriage fee expenses incurred by the Hulu Live Business in the first two years of the arrangement, escalating to 99% in 2028 and beyond. Related party revenue included in the historical results of the Hulu Live Business were calculated at an amount equal to 100% of carriage fee expenses incurred by the Hulu Live Business in the period presented.

•
Increase in related party revenue, whereby Disney Ad Sales will exclusively sell all ads on behalf of the Hulu Live Business and remit 100% of such revenue to the Hulu Live Business, net of a 15% ad agency fee.

•
The amount of additional revenue reflected in the unaudited pro forma condensed combined statements of operations is based on the proportionate amount of Hulu advertising revenue based on ad slots run on the HL DMVPD Service compared to total Hulu ad slots for the period presented. No advertising revenue attributable to the Hulu Live Business is reflected in the historical financial information of the Hulu Live Business as contractual ad sharing agreements did not exist prior to the Transactions.

•
The Hulu Live Business is responsible for actual programmer expenses related to ad revenue share agreements in place with Disney and Hulu programmers, which is reflected as additional subscriber-related expense in the unaudited pro forma condensed combined statements of operations.

(B)
Adjustment to increase sales and marketing expense to reflect the commercial terms as agreed in the Business Combination Agreement effective as of the Closing, whereby the Hulu Live Business has agreed to pay Hulu a marketing support fee equal to 10% of the Hulu Live Business’s marketing budget, which

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
marketing budget must be at least equal to 0.7% of revenues attributable to the Hulu Live Business. The amount of estimated additional expense reflected in the unaudited pro forma condensed combined statements of operations is net of allocated shared marketing costs in the historical Hulu Live Business combined carve out financial statements and is calculated assuming the marketing budget is equal to 0.7% of the pro forma revenues of the Hulu Live Business for the period presented. The net adjustment includes the baseline marketing budget expense and the marketing support fee that will be due to Hulu following the completion of the Transactions.
(C)
Adjustment to increase general and administrative expense to reflect the commercial terms as agreed in the Business Combination Agreement effective as of the Closing, whereby the Hulu Live Business has agreed to pay Hulu a brand license agreement fee equal to 1% of the revenues of the Hulu Live Business. The amount of additional expense reflected in the unaudited pro forma condensed combined statements of operations is net of allocated costs in the Hulu Live Business’s combined carve out financial statements for use of the Hulu brand name and is calculated based on the pro forma revenues of the Hulu Live Business for the period presented.

(D)
Adjustment to the tax benefit of $1.2 million for the year ended December 31, 2024 and an adjustment to reduce tax expense by $0.1 million for the three months ended March 31, 2025. The net adjustments reflect the incremental tax benefits associated with the autonomous entity adjustments.

The Hulu Live Business’s historical combined carve-out financial statements include an allocation of Hulu and Disney’s corporate executive functions and other services previously provided by Hulu and Disney to the Hulu Live Business. Excluding cost allocations for shared marketing and brand licensing fees discussed at Note 5(C) and 5(D) above, these allocated expenses were approximately $139.7 million and $37.7 million for the fiscal year ended September 28, 2024 and three months ended March 29. 2025, respectively, and are reflected as General and administrative expenses in the Hulu Live Business’s historical combined carve-out financial statements. As many of these corporate functions are redundant to those already existing at Fubo, New PubCo expects to incur limited additional costs to operate as a combined public company that are not based on contractual agreements, including transitional services and other commercial agreements that are subject to finalization. In some instances, there could be increases to certain expenses and others, particularly related to the historical corporate allocations, for which there could be significant cost savings. Accordingly, these expected cost adjustments are not considered autonomous entity adjustments, and New PubCo has elected not to present such costs as Management adjustments.
7.	Income (Loss) Per Share
The pro forma net income (loss) per share is computed by dividing the pro forma net income (loss) available to common shareholders by the estimated weighted average number of common shares outstanding during the period, assuming the shares of New PubCo Class A and Class B common stock expected to be issued in connection with the Transactions were outstanding since January 1, 2024. As the Transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issued relating to the Transactions have been outstanding since January 1, 2024. Pro forma basic and diluted net income (loss) per share has been adjusted to reflect the pro forma adjustments herein to the unaudited pro forma condensed combined statements of operations.
The following table sets forth the computation of pro forma combined basic and diluted net income (loss) from continuing operations per share (in thousands, except share and per share amounts):

	For the Year Ended December 31, 2024	For the Three Months Ended March 31, 2025
Pro forma net income (loss) from continuing operations	$(385,916)	$134,803
Less: pro forma net income (loss) attributable to non-controlling interest	(282,781)	93,950
Pro forma net income (loss) from continuing operations attributable to Class A common shareholders	$(103,135)	$40,853
Pro forma weighted average common shares calculation:

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

	For the Year Ended December 31, 2024	For the Three Months Ended March 31, 2025
Deemed issuance of New PubCo Class A common shares to existing Fubo shareholders in exchange for legacy Fubo common stock(1)	341,539,797	341,539,797
Estimated impact of New PubCo Class A common shares to be issued upon vesting of New PubCo Class A restricted stock units(2)	5,779,210	1,485,842
Estimated impact of New PubCo Class A common shares to be issued upon vesting of New PubCoClass A restricted stock units for retention bonuses(3)	—	1,543,675
Pro forma weighted-average common Class A common shares outstanding - Basic	347,319,007	344,569,314
Deemed issuance of New PubCo Class A common shares to existing Fubo shareholders in exchange for legacy Fubo common stock(1)	341,539,797	341,539,797
Dilutive impact of New PubCo equity awards to be issued in exchange for existing outstanding Fubo equity awards(4)	—	48,703,974
Dilutive impact of New PubCo Class A restricted stock units to be issued for retention bonuses(5)	—	3,087,349
Pro forma weighted-average common Class A common shares outstanding - Diluted	347,319,007	396,360,637
Pro forma net income (loss) from continuing operations per Class A common share - Basic(6)	$(0.30)	$0.12
Pro forma net income (loss) from continuing operations per Class A common share - Diluted(6)	$(0.30)	$0.10

(1)	Represents the estimated number of New PubCo Class A common shares expected to be held by existing Fubo shareholders immediately following the Closing.
(2)
Reflects the estimated impact to basic weighted average shares outstanding for the pro forma periods presented for New PubCo Class A common shares to be issued upon vesting of New PubCo Class A restricted stock units held by legacy Fubo equity award holders (which awards will be treated as exchanged for New PubCo awards for accounting purposes, see Note 3), assuming the Transactions were completed on January 1, 2024.

(3)
Reflects the estimated impact to basic weighted average shares outstanding for the pro forma periods presented for New PubCo Class A common shares to be issued upon vesting of New PubCo Class A restricted stock units expected to be issued as retention bonuses for certain employees, see Note 5(dd).

(4)
Represents the expected dilutive impact of New PubCo Class A equity awards expected to be held by legacy Fubo equity award holders, less RSUs assumed to vest during the period and included in basic weighted average shares outstanding at (2) above.

(5)
Represents the dilutive impact of New PubCo Class A restricted stock units expected to be issued as retention bonuses for certain employees, see Note 5(dd), less RSUs assumed to vest during the period and included in basic weighted average shares outstanding at (3) above.

(6)
The shares of New PubCo Class B common stock are not expected to participate in the earnings or losses of New PubCo and are therefore not participating securities. As such, separate presentation of basic and diluted net income (loss) per share of New PubCo Class B common stock under the two-class method has not been presented.

Due to the pro forma net loss for the year ended December 31, 2024, all potentially dilutive securities, were determined to be antidilutive. Therefore, the pro forma diluted net loss per share is the same as the pro forma basic net loss per share. The effects of Fubo Equity Awards and new restricted stock units expected to be issued for retention bonuses are all assumed to be dilutive for the purposes of calculating pro forma diluted net income per share for the three months ended March 31, 2025. Further, for purposes of the unaudited pro forma condensed combined financial information, all potentially issuable New PubCo Class A common stock resulting from the exchange of redeemable non-controlling interests together with New PubCo Class B common stock are assumed to be antidilutive.
See Notes to Unaudited Pro Forma Condensed Combined Financial Information

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of Fubo Common Stock for:
•	each person known by Fubo to beneficially own more than 5% of Fubo Common Stock;
•	each of Fubo’s directors;
•	each of Fubo’s named executive officers; and
•	all of Fubo’s executive officers and directors as a group.
The number of shares beneficially owned by each Fubo Shareholder as described in this proxy statement is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Fubo Common Stock subject to options, restricted stock units or other rights held by such person that are currently exercisable or will become exercisable within 60 days of July 31, 2025, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. The percentage ownership of each individual or entity is based on 342,433,118 shares of Fubo Common Stock outstanding as of July 31, 2025.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o fuboTV Inc. 1290 Avenue of the Americas, 9th Floor, New York, NY 10104. Fubo believes, based on information provided to it, that each of the Fubo Shareholders listed below has sole voting and investment power with respect to the shares beneficially owned by the Fubo Shareholder unless noted otherwise, subject to community property laws where applicable.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or Greater Beneficial Owners
BlackRock, Inc.(1)	27,508,607	8.0%
The Vanguard Group(2)	29,376,261	8.6%

Named Executive Officers and Directors
David Gandler(3)	6,281,624	1.8%
Alberto Horihuela Suarez(4)	1,842,054	*
John Janedis	—	—
Edgar Bronfman Jr.(5)	8,664,544	2.5%
Ignacio Figueras(6)	468,141	*
Neil Glat(7)	74,144	*
Julie Haddon(8)	348,507	*
Daniel Leff(9)	4,961,188	1.4%
Laura Onopchenko(10)	351,678	*
All executive officers and directors as a group (9 persons)(11)	18,471,627	5.2%

*	Represents beneficial ownership of less than 1%.
(1)
Based solely on a Schedule 13G/A filed with the SEC on February 5, 2025. BlackRock, Inc. has sole voting power with regard to 26,963,221 shares of Fubo Common Stock, sole dispositive power with respect to 27,508,607 shares of Fubo Common Stock and aggregate beneficial ownership of 27,508,607 shares of Fubo Common Stock. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(2)
Based solely on a Schedule 13G/A filed with the SEC on July 29, 2025. According to the filing, The Vanguard Group has shared voting power with regard to 429,747 shares of Fubo Common Stock, sole dispositive power with respect to 28,613,757 shares of Fubo Common Stock, shared dispositive power with respect to 762,504 shares of Fubo Common Stock and aggregate beneficial ownership of 29,376,261 shares of Fubo Common Stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
Represents (i) 5,984,807 shares of Fubo Common Stock issuable pursuant to options held directly by Mr. Gandler exercisable within 60 days of July 31, 2025 and (ii) 296,817 shares of Fubo Common Stock held by Mr. Gandler in his individual capacity.

(4)
Represents (i) 384,354 shares of Fubo Common Stock issuable pursuant to options held directly by Mr. Horihuela exercisable within 60 days of July 31, 2025, and (ii) 1,457,700 shares of Fubo Common Stock held by Mr. Horihuela in his individual capacity.

(5)
Represents (i) 3,994,964 shares of Fubo Common Stock issuable pursuant to options held directly by Mr. Bronfman exercisable within 60 days of July 31, 2025, (ii) 85,539 shares of Fubo Common Stock held by Mr. Bronfman in his individual capacity and (iii) 63,788 shares of Fubo Common Stock held by the Edgar Bronfman Family EMBT. Also represents (i) 1,348,228 shares of Fubo Common Stock held directly by Waverley Capital, LP (“Waverley Capital”), (ii) 2,573,732 shares of Fubo Common Stock held directly by Luminari Capital,

L.P. (“Luminari Capital”) and (iii) 598,293 shares of Fubo Common Stock held directly by WL fuboTV, LP (“WL fuboTV”). The general partner of Waverley Capital is Waverley Capital Partners, LLC. Mr. Bronfman and Dr. Daniel V. Leff, as managing members of Waverley Capital Partners, LLC, may be deemed to have shared voting and investment power with respect to these securities. Each of Mr. Bronfman, Dr. Leff and Waverley Capital Partners, LLC disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein and the inclusion of these securities herein shall not be deemed an admission by any of them of beneficial ownership of the reported securities for purposes of Section 16 under the Exchange Act or for any other purposes. The general partner of Luminari Capital is Luminari Capital Partners, LLC. Mr. Bronfman has an assignee interest in Luminari Capital Partners, LLC. Dr. Leff, as managing member of Luminari Capital Partners, LLC, may be deemed to have shared voting and investment power with respect to these securities. Each of Mr. Bronfman, Dr. Leff and Luminari Capital Partners, LLC disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein and the inclusion of these securities herein shall not be deemed an admission by any of them of beneficial ownership of the reported securities for purposes of Section 16 or for any other purposes. The general partner of WL fuboTV is WL fuboTV GP, LLC. Mr. Bronfman and Dr. Leff, as managing members of WL fuboTV GP, LLC, may be deemed to have shared voting and investment power with respect to these shares. Each of Mr. Bronfman, Dr. Leff and WL fuboTV GP, LLC disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein and the inclusion of these securities herein shall not be deemed an admission by any of them of beneficial ownership of the reported securities for purposes of Section 16 or for any other purposes. The address for Luminari Capital, Waverley Capital and WL fuboTV is 535 Ramona Street, Suite #8, Palo Alto, CA 94301.
(6)
Represents (i) 66,132 shares of Fubo Common Stock issuable pursuant to an option held directly by Mr. Figueras exercisable within 60 days of July 31, 2025 and (ii) 402,009 shares of Fubo Common Stock held by Mr. Figueras in his individual capacity.

(7)	Represents 74,144 shares of Fubo Common Stock held by Mr. Glat in his individual capacity.
(8)	Represents 348,507 shares of Fubo Common Stock held by Ms. Haddon in her individual capacity.
(9)
Represents (i) 65,540 shares of Fubo Common Stock issuable pursuant to options held directly by Dr. Leff exercisable within 60 days of July 31, 2025 and (ii) 375,395 shares of Fubo Common Stock held by Dr. Leff in his individual capacity. Also represents (i) 1,348,228 shares of Fubo Common Stock held directly by Waverley Capital, (ii) 2,573,732 shares of Fubo Common Stock held directly by Luminari Capital and (iii) 598,293 shares of Fubo Common Stock held directly by WL fuboTV. The general partner of Waverley Capital is Waverley Capital Partners, LLC. Mr. Bronfman and Dr. Leff, as managing members of Waverley Capital Partners, LLC, may be deemed to have shared voting and investment power with respect to these securities. Each of Mr. Bronfman, Dr. Leff and Waverley Capital Partners, LLC disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein and the inclusion of these securities herein shall not be deemed an admission by any of them of beneficial ownership of the reported securities for purposes of Section 16 under the Exchange Act or for any other purposes. The general partner of Luminari Capital is Luminari Capital Partners, LLC. Mr. Bronfman has an assignee interest in Luminari Capital Partners, LLC. Dr. Leff, as managing member of Luminari Capital Partners, LLC, may be deemed to have shared voting and investment power with respect to these securities. Each of Mr. Bronfman, Dr. Leff and Luminari Capital Partners, LLC disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein and the inclusion of these securities herein shall not be deemed an admission by any of them of beneficial ownership of the reported securities for purposes of Section 16 or for any other purposes. The general partner of WL fuboTV is WL fuboTV GP, LLC. Mr. Bronfman and Dr. Leff, as managing members of WL fuboTV GP, LLC, may be deemed to have shared voting and investment power with respect to these shares. Each of Mr. Bronfman, Dr. Leff and WL fuboTV GP, LLC disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein and the inclusion of these securities herein shall not be deemed an admission by any of them of beneficial ownership of the reported securities for purposes of Section 16 or for any other purposes. The address for Luminari Capital, Waverley Capital and WL fuboTV is 535 Ramona Street, Suite #8, Palo Alto, CA 94301.

(10)
Represents (i) 68,608 shares of Fubo Common Stock issuable pursuant to an option held directly by Ms. Onopchenko exercisable within 60 days of July 31, 2025 and (ii) 283,070 shares of Fubo Common Stock held by Ms. Onopchenko in her individual capacity.

(11)
Represents an aggregate of (i) 10,564,405 shares of Fubo Common Stock issuable pursuant to outstanding options exercisable within 60 days of July 31, 2025 and (ii) 7,907,222 shares of Fubo Common Stock beneficially owned by nine individuals, who constitute Fubo’s executive officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT FOLLOWING COMPLETION OF THE TRANSACTIONS
The following table sets forth illustrative information with respect to the anticipated beneficial ownership of Class A Common Stock and Class B Common Stock following the completion of the Transactions for:
•	each person known by Fubo to beneficially own more than 5% of Class A Common Stock and Class B Common Stock;
•	each of Fubo’s directors;
•	each of Fubo’s named executive officers; and
•	all of Fubo’s executive officers and directors as a group.
The following is presented for illustrative purposes only to show the anticipated effects of the Share Issuance and the Conversion on the beneficial ownership and voting power of the individuals and entities described above following the completion of the Transactions in accordance with the terms of the Business Combination Agreement. In connection with the Transactions, Hulu will receive shares of Class B Common Stock representing, in the aggregate, a 70% voting interest in Fubo (calculated on a fully-diluted basis). The percentage beneficial ownership and voting power of each individual or entity following the completion of the Transactions is based on 342,433,118 shares of Class A Common Stock outstanding as of July 31, 2025 and 933,820,214 shares of Class B Common Stock expected to be outstanding after giving effect to the Transactions, assuming, for illustrative purposes only, that the Share Issuance is effected on July 31, 2025.

	Class A Common Stock Beneficially Owned(1)		Class B Common Stock		Class A Common Stock Beneficially Owned	Combined Voting Power
	Number	Percentage	Number	Percentage	Percent(1)	Percent(2)
5% or Greater Beneficial Owners
Hulu, LLC	933,820,214	73.2%	933,820,214	100%	73.2%	73.2%
BlackRock, Inc.(3)	27,508,607	8.0%	—	—	8.0%	2.2%
The Vanguard Group(4)	29,376,261	8.6%	—	—	8.6%	2.3%

Named Executive Officers and Directors
David Gandler(5)	6,281,624	1.8%	—	—	1.8%	*
Alberto Horihuela Suarez(6)	1,842,054	*	—	—	*	*
John Janedis	—	—	—	—	—	—
Edgar Bronfman Jr.(7)	8,664,544	2.5%	—	—	2.5%	*
Ignacio Figueras(8)	468,141	*	—	—	*	*
Neil Glat(9)	74,144	*	—	—	*	*
Julie Haddon(10)	348,507	*	—	—	*	*
Daniel Leff(11)	4,961,188	1.4%	—	—	1.4%	*
Laura Onopchenko(12)	351,678	*	—	—	*	*
All executive officers and directors as a group (9 persons)(13)	18,471,627	5.2%	—	—	5.2%	1.4%
*	Represents beneficial ownership of less than 1%.
(1)
Percentage of Class A Common Stock beneficially owned by an individual or entity includes shares of Class B Common Stock, which are exchangeable for shares of Class A Common Stock, and shares of Class A Common Stock subject to options, restricted stock units or other rights held by such person that are currently exercisable or will become exercisable within 60 days of July 31, 2025, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

(2)
Percentage of combined voting power represents voting power with respect to all shares of Class A Common Stock and Class B Common Stock, voting together as a single class. Each share of Class A Common Stock and Class B Common Stock entitles the holder to one vote on all matters submitted to stockholders for their vote or approval. This calculation assumes the conversion of all options, restricted stock units or other rights to acquire shares of Class A Common Stock that are beneficially owned as of July 31, 2025, but does not represent total voting power of the individuals and entities listed here on a fully diluted basis.

(3)
Based solely on a Schedule 13G/A filed with the SEC on February 5, 2025. BlackRock, Inc. has sole voting power with regard to 26,963,221 shares of Fubo Common Stock, sole dispositive power with respect to 27,508,607 shares of Fubo Common Stock and aggregate beneficial ownership of 27,508,607 shares of Fubo Common Stock. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(4)
Based solely on a Schedule 13G/A filed with the SEC on July 29,2025. According to the filing, The Vanguard Group has shared voting power with regard to 429,747 shares of Fubo Common Stock, sole dispositive power with respect to 28,613,757 shares of Fubo Common Stock, shared dispositive power with respect to 762,504 shares of Fubo Common Stock and aggregate beneficial ownership of 29,376,261 shares of Fubo Common Stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Represents (i) 5,984,807 shares of Fubo Common Stock issuable pursuant to options held directly by Mr. Gandler exercisable within 60 days of July 31, 2025 and (ii) 296,817 shares of Fubo Common Stock held by Mr. Gandler in his individual capacity.

(6)
Represents (i) 384,354 shares of Fubo Common Stock issuable pursuant to options held directly by Mr. Horihuela exercisable within 60 days of July 31, 2025, and (ii) 1,457,700 shares of Fubo Common Stock held by Mr. Horihuela in his individual capacity.

(7)
Represents (i) 3,994,964 shares of Fubo Common Stock issuable pursuant to options held directly by Mr. Bronfman exercisable within 60 days of July 31, 2025, (ii) 85,539 shares of Fubo Common Stock held by Mr. Bronfman in his individual capacity and (iii) 63,788 shares of Fubo Common Stock held by the Edgar Bronfman Family EMBT. Also represents (i) 1,348,228 shares of Fubo Common Stock held directly by Waverley Capital, LP (“Waverley Capital”), (ii) 2,573,732 shares of Fubo Common Stock held directly by Luminari Capital, L.P. (“Luminari Capital”) and (iii) 598,293 shares of Fubo Common Stock held directly by WL fuboTV, LP (“WL fuboTV”). The general partner of Waverley Capital is Waverley Capital Partners, LLC. Mr. Bronfman and Dr. Daniel V. Leff, as managing members of Waverley Capital Partners, LLC, may be deemed to have shared voting and investment power with respect to these securities. Each of Mr. Bronfman, Dr. Leff and Waverley Capital Partners, LLC disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein and the inclusion of these securities herein shall not be deemed an admission by any of them of beneficial ownership of the reported securities for purposes of Section 16 under the Exchange Act or for any other purposes. The general partner of Luminari Capital is Luminari Capital Partners, LLC. Mr. Bronfman has an assignee interest in Luminari Capital Partners, LLC. Dr. Leff, as managing member of Luminari Capital Partners, LLC, may be deemed to have shared voting and investment power with respect to these securities. Each of Mr. Bronfman, Dr. Leff and Luminari Capital Partners, LLC disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein and the inclusion of these securities herein shall not be deemed an admission by any of them of beneficial ownership of the reported securities for purposes of Section 16 or for any other purposes. The general partner of WL fuboTV is WL fuboTV GP, LLC. Mr. Bronfman and Dr. Leff, as managing members of WL fuboTV GP, LLC, may be deemed to have shared voting and investment power with respect to these shares. Each of Mr. Bronfman, Dr. Leff and WL fuboTV GP, LLC disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein and the inclusion of these securities herein shall not be deemed an admission by any of them of beneficial ownership of the reported securities for purposes of Section 16 or for any other purposes. The address for Luminari Capital, Waverley Capital and WL fuboTV is 535 Ramona Street, Suite #8, Palo Alto, CA 94301.

(8)
Represents (i) 66,132 shares of Fubo Common Stock issuable pursuant to an option held directly by Mr. Figueras exercisable within 60 days of July 31, 2025 and (ii) 402,009 shares of Fubo Common Stock held by Mr. Figueras in his individual capacity.

(9)	Represents 74,144 shares of Fubo Common Stock held by Mr. Glat in his individual capacity.
(10)	Represents 348,507 shares of Fubo Common Stock held by Ms. Haddon in her individual capacity.
(11)
Represents (i) 65,540 shares of Fubo Common Stock issuable pursuant to options held directly by Dr. Leff exercisable within 60 days of July 31, 2025 and (ii) 375,395 shares of Fubo Common Stock held by Dr. Leff in his individual capacity. Also represents (i) 1,348,228 shares of Fubo Common Stock held directly by Waverley Capital, (ii) 2,573,732 shares of Fubo Common Stock held directly by Luminari Capital and (iii) 598,293 shares of Fubo Common Stock held directly by WL fuboTV. The general partner of Waverley Capital is Waverley Capital Partners, LLC. Mr. Bronfman and Dr. Leff, as managing members of Waverley Capital Partners, LLC, may be deemed to have shared voting and investment power with respect to these securities. Each of Mr. Bronfman, Dr. Leff and Waverley Capital Partners, LLC disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein and the inclusion of these securities herein shall not be deemed an admission by any of them of beneficial ownership of the reported securities for purposes of Section 16 under the Exchange Act or for any other purposes. The general partner of Luminari Capital is Luminari Capital Partners, LLC. Mr. Bronfman has an assignee interest in Luminari Capital Partners, LLC. Dr. Leff, as managing member of Luminari Capital Partners, LLC, may be deemed to have shared voting and investment power with respect to these securities. Each of Mr. Bronfman, Dr. Leff and Luminari Capital Partners, LLC disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein and the inclusion of these securities herein shall not be deemed an admission by any of them of beneficial ownership of the reported securities for purposes of Section 16 or for any other purposes. The general partner of WL fuboTV is WL fuboTV GP, LLC. Mr. Bronfman and Dr. Leff, as managing members of WL fuboTV GP, LLC, may be deemed to have shared voting and investment power with respect to these shares. Each of Mr. Bronfman, Dr. Leff and WL fuboTV GP, LLC disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein and the inclusion of these securities herein shall not be deemed an admission by any of them of beneficial ownership of the reported securities for purposes of Section 16 or for any other purposes. The address for Luminari Capital, Waverley Capital and WL fuboTV is 535 Ramona Street, Suite #8, Palo Alto, CA 94301.

(12)
Represents (i) 68,608 shares of Fubo Common Stock issuable pursuant to an option held directly by Ms. Onopchenko exercisable within 60 days of July 31, 2025 and (ii) 283,070 shares of Fubo Common Stock held by Ms. Onopchenko in her individual capacity.

(13)
Represents an aggregate of (i) 10,564,405 shares of Fubo Common Stock issuable pursuant to outstanding options exercisable within 60 days of July 31, 2025 and (ii) 7,907,222 shares of Fubo Common Stock beneficially owned by nine individuals, who constitute Fubo’s executive officers and directors.

SHAREHOLDERS’ PROPOSALS
Fubo Shareholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2026 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Corporate Secretary at our offices at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104 in writing not later than December 30, 2025, if such proposal is to be considered for inclusion in our 2026 proxy materials.
Pursuant to Fubo’s bylaws in existence today and as proposed to be amended and restated, as attached as Annex F to this proxy statement, Fubo Shareholders who wish to submit a proposal (including a director nomination) that is not to be included in the proxy materials for the 2026 Annual Meeting of Shareholders must do so not later than the close of business on March 19, 2026 nor earlier than the close of business on February 17, 2026. However, (a) until the consummation of the Transactions, if the date of our 2026 Annual Meeting of Shareholders is more than 30 calendar days before or more than 60 calendar days after June 17, 2026, to be timely, notice by the shareholder must be received not later than the close of business on the later of the 90th day prior to the 2026 Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting of Shareholders is first made and (b) following the consummation of the Transactions, if the date of our 2026 Annual Meeting of Shareholders is more than 30 calendar days before or more than 30 calendar days after June 17, 2026, to be timely, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting of Shareholders was mailed or such public disclosure of the date of the Annual Meeting of Stockholders was made, whichever first occurs. You are also advised to review our existing bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations and will continue to govern Fubo’s internal affairs until the consummation of the Transactions and the proposed bylaws attached as Annex F to this proxy statement, which, if the Transactions are consummated, will govern Fubo’s internal affairs following the consummation of the Transactions.
In addition to satisfying the foregoing requirements under our existing bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Fubo’s nominees must provide notice that sets forth the information required by Rule 14a-19(b) under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows Fubo to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to Fubo Shareholders by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.
The following Fubo filings with the SEC are incorporated by reference:
•	Fubo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 3, 2025;
•	Fubo’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed on May 5, 2025;
•	The information specifically incorporated by reference into Fubo’s Annual Report on Form 10-K from Fubo’s Definitive Proxy Statement on Schedule 14A filed on April 29, 2025; and
•
Fubo’s Current Reports on Form 8-K filed on January 6, 2025 and the Amendment No. 1 to Form 8-K filed on January 10, 2025, May 27, 2025, and June 18, 2025, in each case, other than portions of a Current Report on Form 8-K that are furnished under Item 2.02 or Item 7.01, including any exhibits included with such Items unless otherwise indicated therein.

•
Fubo also incorporates by reference into this proxy statement additional documents that Fubo may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Business Combination Agreement, in each case, other than portions of a Current Report on Form 8-K that are furnished under Item 2.02 or Item 7.01, including any exhibits included with such Items unless otherwise indicated therein. These documents may include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.

Fubo is subject to the informational requirements of the Exchange Act and files reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxy and information statements and other information at www.sec.gov. You may obtain copies of this proxy statement and any documents incorporated by reference herein (not including exhibits to the documents that are incorporated by reference unless such exhibits are specifically incorporated by reference into such documents), without charge, by requesting them in writing or by telephone from Fubo:
fuboTV Inc.
Attention: Corporate Secretary
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
For you to receive timely delivery of documents in advance of the Special Meeting, please make such request as soon as possible to receive them before the Special Meeting. The requested documents will be provided by first class mail or other similarly prompt means. Please note that all of the documents that Fubo files with the SEC can be obtained at the website maintained by the SEC, www.sec.gov, and Fubo’s website at ir.fubo.tv in the “Financials” section under “SEC Filings.” Fubo’s website address is provided as an inactive textual reference only. The information contained in, or that can be accessed through, our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to Fubo’s website provided in this proxy statement.
If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
Georgeson LLC
51 West 52nd Street, 6th floor
New York, NY 10019
Within the United States: (855) 733-6797
Outside of the United States: (304) 278-0561

MISCELLANEOUS
Fubo has supplied all information relating to Fubo, and Disney has supplied, and Fubo has not independently verified, all of the information relating to Disney, Hulu, the Hulu Live Business and their respective affiliates contained in this proxy statement. You should rely only on the information contained in this proxy statement, the annexes attached to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the proposals described in this proxy statement. Fubo has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated August 7, 2025. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to Fubo Shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

INDEX TO FINANCIAL STATEMENTS OF THE HULU LIVE BUSINESS

Page
Report of Independent Registered Public Accounting Firm	F-2
Combined Financial Statements (audited):
Combined Statements of Operations for the twelve months ended September 28, 2024, September 30, 2023 and October 1, 2022	F-4
Combined Statements of Comprehensive Loss for the twelve months ended September 28, 2024, September 30, 2023 and October 1, 2022	F-5
Combined Balance Sheets as of September 28, 2024, September 30, 2023 and October 1, 2022	F-6
Combined Statements of Cash Flows for the twelve months ended September 28, 2024, September 30, 2023 and October 1, 2022	F-7
Combined Statements of Changes in Net Parent Investment for the twelve months ended September 28, 2024, September 30, 2023 and October 1, 2022	F-8
Notes to the Combined Financial Statements	F-9-F-14

Combined Financial Statements (unaudited):
Combined Statements of Operations for the three and six months ended March 29, 2025 and March 30, 2024 (Unaudited)	F-15
Combined Statements of Comprehensive Loss for the three and six months ended March 29, 2025 and March 30, 2024 (Unaudited)	F-16
Combined Balance Sheets as of March 29, 2025 and September 28, 2024 (Unaudited)	F-17
Combined Statements of Cash Flows for the six months ended March 29, 2025 and March 30, 2024 (Unaudited)	F-18
Combined Statements of Changes in Net Parent Investment for the twelve months ended September 28, 2024, September 30, 2023 and October 1, 2022 (Unaudited)	F-19
Notes to the Combined Financial Statements (Unaudited)	F-20-F-24

Report of Independent Registered Public Accounting Firm
To the Management and Shareholder of the Hulu Live Business
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of the Hulu Live Business (the “Business”) as of September 28, 2024, September 30, 2023 and October 1, 2022, and the related combined statements of operations, of comprehensive loss, of changes in net parent investment and of cash flows for the years then ended, including the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Business as of September 28, 2024, September 30, 2023 and October 1, 2022, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These combined financial statements are the responsibility of the Business’s management. Our responsibility is to express an opinion on the Business’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Business in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the combined financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the combined financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Programming costs
As described in Notes 1, 2, 3 and 4 to the combined financial statements, the Business’s operations primarily include the negotiation and administration of programming agreements for live TV content. The Business’s most significant costs are its programming costs which are presented within costs of revenue and recorded as an expense as the content is aired. Total programming costs incurred by the Business for the year ended September 28, 2024 were $4.2 billion.
The principal consideration for our determination that performing procedures relating to programming costs is a critical audit matter is a high degree of auditor effort in performing procedures related to the recognition of programming costs.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the combined financial statements. These procedures included, among others, testing programming costs recognized for a sample of programming cost transactions by obtaining and inspecting source documents, such as third-party contracts and affiliate distribution rights computations and performing recalculations of programming costs incurred in order to evaluate the reasonableness of amounts recorded by management.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
July 28, 2025
We have served as the Business’s auditor since 2025.

HULU LIVE BUSINESS
Combined Statements of Operations

	Period Ended September 28, 2024	Period Ended September 30, 2023	Period Ended October 1, 2022
	($ In Thousands)
Revenues:
Related party revenue	$4,208,655	$3,837,718	$3,411,680
Other revenue	10,975	7,901	7,711
Total revenue	4,219,630	3,845,619	3,419,391

Costs and expenses
Related party costs of revenue	(2,368,772)	(2,173,681)	(1,926,560)
Third party costs of revenue	(1,839,883)	(1,664,037)	(1,485,120)
Selling, general and administrative	(170,028)	(180,221)	(187,779)
Total costs and expenses	(4,378,683)	(4,017,939)	(3,599,459)

Operating loss	(159,053)	(172,320)	(180,068)
Net loss	$(159,053)	$(172,320)	$(180,068)

See accompanying notes.

HULU LIVE BUSINESS
Combined Statements of Comprehensive Loss

	Period Ended September 28, 2024	Period Ended September 30, 2023	Period Ended October 1, 2022
	($ In Thousands)
Net loss	$(159,053)	$(172,320)	$(180,068)
Total comprehensive loss	$(159,053)	$(172,320)	$(180,068)

See accompanying notes.

HULU LIVE BUSINESS
Combined Balance Sheets

	September 28, 2024	September 30, 2023	October 1, 2022
	($ In Thousands)
Assets
Current assets:
Accounts receivable and other	$4,660	$2,013	$706

Goodwill	1,296,000	1,296,000	1,296,000
Total assets	$1,300,660	$1,298,013	$1,296,706

Liabilities and Equity
Current liabilities:
Third party accounts payable and accrued liabilities	$216,303	$202,333	$151,650
Related party accounts payable and accrued liabilities	179,105	171,591	144,226
Total liabilities	395,408	373,924	295,876

Commitments and contingencies (Note 2)

Equity
Net Parent investment	905,252	924,089	1,000,830
Total liabilities and equity	$1,300,660	$1,298,013	$1,296,706

See accompanying notes.

HULU LIVE BUSINESS
Combined Statements of Cash Flows

	Period Ended September 28, 2024	Period Ended September 30, 2023	Period Ended October 1, 2022
	($ In Thousands)
Operating activities
Net loss	$(159,053)	$(172,320)	$(180,068)
Adjustments to reconcile net loss to net cash provided by operating activities:

Change in operating assets and liabilities:
Accounts receivable and other	(2,647)	(1,307)	(84)
Third party accounts payable and accrued liabilities	13,970	50,683	(6,337)
Related party accounts payable and accrued liabilities	7,514	27,365	19,564
Net cash used in operating activities	(140,216)	(95,579)	(166,925)

Financing activities
Net contributions from Parent	140,216	95,579	166,925
Net cash provided by financing activities	140,216	95,579	166,925

Net (decrease) increase in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of year	—	—	—
Cash and cash equivalents at end of year	$—	$—	$—

See accompanying notes.

HULU LIVE BUSINESS
Combined Statements of Changes in Net Parent Investment

Net Parent Investment
($ In Thousands)
Balance at September 30, 2021	$ 1,013,973
Net loss	(180,068)
Net contribution from Parent	166,925
Balance at October 1, 2022	1,000,830
Net loss	(172,320)
Net contribution from Parent	95,579
Balance at September 30, 2023	924,089
Net loss	(159,053)
Net contribution from Parent	140,216
Balance at September 28, 2024	$ 905,252

See accompanying notes.

Hulu Live Business
Notes to Combined Financial Statements
1.	Description of Business
The Hulu Live Business (“we”, “us”, “our”, or the “Business”) consists of acquiring live television (“TV”) content and licensing such content to Hulu, LLC (“Hulu”) for a fee to distribute via a digital multichannel video programming (“DMVPD”) service currently branded as “Hulu + Live TV”. Accordingly, the Business’s operations primarily include the negotiation and administration of programming agreements for live TV content. The Business’s acquired live TV content includes 90+ sports, news, entertainment and kids’ channels, which include the four major broadcast networks, ABC, CBS, FOX, and NBC.
The Business has historically operated as part of Hulu, which is controlled and consolidated by The Walt Disney Company (“Disney” or “Parent”) (Disney and its subsidiaries through which businesses are conducted, including Hulu, are collectively referred to as the “Disney Entities”). In the 2024, 2023 and 2022 fiscal years, Hulu was 67% owned by Disney and 33% owned by NBC Universal (“NBCU”). In the third quarter of fiscal 2025, Disney completed the acquisition of NBCU’s 33% interest in Hulu. Historically, Hulu’s business included, among other things acquiring live TV content, operating the Hulu + Live TV branded service, developing and acquiring non-live sports and entertainment content and distributing such content directly to Hulu’s customers through its subscription video-on-demand (“SVOD”) direct-to-consumer service. The distribution of the Hulu + Live TV content on the Hulu platform, including the related subscription revenue, as well as the development, acquisition and distribution of non-live and live TV content in connection with Hulu’s SVOD direct-to-consumer service (and any premium add-on services thereto) is outside of the operations of the Business. The Business operates as a single operating segment.
Business Combination with fuboTV Inc.
On January 6, 2025, Disney announced that it and Hulu had entered into a definitive agreement with fuboTV Inc. (“Fubo”), a publicly traded company that principally operates a DMVPD. The definitive agreement contemplates, among other things, (i) Hulu contributing the Business to a newly formed entity (“HL”), (ii) Hulu contributing HL, and thus the Business, to a newly formed entity to be jointly owned by Hulu and Fubo (“Newco”), (iii) Fubo undergoing an “Up-C” reorganization and contributing its business to Newco in exchange for units in Newco (“Newco Units”) such that, after giving effect to such contribution, Hulu will hold a number of Newco Units representing, in the aggregate, a 70% economic interest in Newco and Fubo will hold a number of Newco Units representing, in the aggregate, a 30% economic interest in Newco, and (iv) Fubo issuing to Hulu shares of a newly created vote-only class of Fubo’s common stock representing, in the aggregate, a 70% voting interest in Fubo (calculated on a fully-diluted basis) (collectively, the “Fubo Transactions”). Immediately following the consummation of the Fubo Transactions, Newco will be a consolidated subsidiary of Fubo, with the Fubo DMVPD service and the Business operating as separate businesses. Fubo will be majority owned and controlled (70% interest (calculated on a fully-diluted basis)) directly by Hulu, and consolidated by Disney as the parent of Hulu.
2.	Basis of Presentation
The Business has historically existed and functioned as part of the consolidated businesses of the Disney Entities. For purposes of presenting the historical performance of the Business on a standalone basis, combined carve-out historical statements of operations, balance sheets and cash flows (collectively, the “Combined Financial Statements”) have been prepared. The Combined Financial Statements present certain assets and liabilities that have historically been held by Hulu but are specifically identifiable or otherwise attributable to the Business. The Combined Financial Statements present the Business as it was historically managed and operated by the Disney Entities. The Combined Financial Statements have been derived from the consolidated financial statements and accounting records of the Disney Entities for the periods presented. The Combined Financial Statements have been prepared in accordance with SEC Staff Accounting Bulletin (SAB) Topic 1-B, Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity and accounting principles generally accepted in the United States (“US GAAP”).
Management believes the assumptions underlying the Combined Financial Statements, including the assumptions regarding allocating general corporate expenses, are reasonable. However, the Combined Financial Statements may not include all of the actual expenses that would have been incurred by the Business (and may not reflect the combined results of operations, financial position, and cash flows thereof) had the Business operated independently

Hulu Live Business
Notes to Combined Financial Statements
of the Disney Entities in the periods presented. Actual costs that would have been incurred if the Business had operated as a standalone independent entity would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including marketing, technology, finance, and other general and administrative costs, that could differ from the allocated expenses presented herein. Accordingly, the Business is unable to quantify the actual expenses that it would have actually incurred during the historical periods on a standalone basis.
Principal assumptions underlying the Combined Financial Statements include:
•
The Combined Statements of Operations and the Combined Statements of Comprehensive Loss include all revenues and costs directly attributable to the Business as well as an allocation of expenses for certain support functions that are provided on a centralized basis by the Disney Entities and not historically recorded at the business-unit level, such as marketing and general and administrative expenses, including employee salary and benefit-related expenses, charges for use of shared assets and other expenses related to corporate functions that provide support to the Business. These costs are allocated to the Business using methodologies that management believes are appropriate and reasonable, such as the relative percentage of revenue of the Business to the total revenue of Disney or Hulu, as applicable. The Business’s most significant costs are its programming costs which are specifically attributed to the Business.

•
The Combined Financial Statements include certain assets and liabilities that have historically been held by the Disney Entities but are specifically identifiable or otherwise attributable to the Business. The assets and liabilities in the Combined Financial Statements have been reflected on a historical cost basis of the Disney Entities.

•
Our cash is managed centrally by the Disney Entities and, as such, cash management decisions by the Disney Entities have an impact on the Combined Financial Statements. The cash and cash equivalents held by the Disney Entities are not specifically identifiable to us and, therefore, have not been reflected in the Combined Financial Statements. Accordingly, no cash has been attributed to the Combined Financial Statements. Transfers of cash both to and from the Disney Entities are included as components of Net Parent investment.

•
Net Parent investment in the Combined Statements of Changes in Net Parent Investment and the Combined Balance Sheets represents the accumulation of the Business’s net loss over time and the net effect of transactions with and allocations from the Disney Entities.

•
Receivables and payables related to transactions between the Disney Entities and the Business are considered immediately forgiven and therefore reflected as equity transactions. The net effect of the settlement of transactions with the Disney Entities is reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as “Net Parent investment.” Refer to Note 4—Related Party Transactions for additional information.

•
There were no material commitments or contingencies as of September 28, 2024, September 30, 2023, or October 1, 2022 or through the date that these Combined Financial Statements are available to be issued.

Reporting Period
The Business’s fiscal year ends on the Saturday closest to September 30 and consists of 52 weeks with the exception that approximately every six years, the Business has a 53-week year. When a 53-week year occurs, the Business reports the additional week in the fourth quarter. Fiscal years 2024, 2023 and 2022 were 52-week years.
Liquidity and Capital Resources
As a result of our participation in Disney’s cash management arrangement, we do not hold our own cash and do not have access to any of Disney’s credit facilities as a source of additional liquidity. Accordingly, these circumstances have resulted in a net working capital deficit (i.e., total current liabilities in excess of total current assets) at the end of certain reporting periods.
To address such circumstances, the Business has obtained a letter of support from Disney. Disney has currently committed that it will provide assistance to the Business as determined by Disney to enable the Business to continue

Hulu Live Business
Notes to Combined Financial Statements
its operations and fulfill its obligations. Management believes that the financial support from Disney will provide sufficient liquidity to meet the Business’s projected obligations for at least twelve months from July 28, 2025, the date these Combined Financial Statements were issued.
3.	Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Combined Financial Statements and the reported amounts of revenues and expenses during the corresponding reporting period. Actual results could differ from those estimates.
Revenue Recognition
The Business’s primary source of revenue relates to its programming agreements with Hulu for which it earns a wholesale fee. The wholesale fee is recognized as revenue as the live TV content is provided to Hulu to provide to its customers. During the fiscal years presented, the wholesale fee was equal to the Business’ fixed per subscriber programming fees to acquire the live TV content (see Costs of revenue below).
Revenue from third parties was less than 0.5% of the Business’s revenue for each of the 2024, 2023 and 2022 fiscal years. The Business’s revenues are therefore subject to significant concentration risk.
Costs of revenue
Costs of revenue primarily consists of programming costs, which are acquired live TV content rights for which the Business pays a fixed per subscriber programming fee to the content licensor. These fees are recorded as an expense as the content is aired.
Marketing Costs
Marketing costs include general brand marketing and media costs, which includes an allocation of costs from Hulu associated with payroll and related expenses for Hulu personnel involved in marketing, as well as agency fees related to marketing the Hulu brand. The Business expenses marketing costs as incurred. Refer to Note 4—Related Party Transactions for additional information.
Income Taxes
The tax provision computation is based on the separate return method. The Business is a component business of Hulu, which was a non-taxable partnership in the United States for the periods presented. Consequently, income tax (tax expense, tax payable, or deferred tax) for the Combined Financial Statements is immaterial.
Accounts receivable and other
Accounts receivable and other primarily represent third party receivables from customers. It was determined that no allowance for credit losses is necessary for the periods presented. The following table summarizes the classification of accounts receivable and other in the Combined Balance Sheets:

	September 28, 2024	September 30, 2023	October 1, 2022
	($ In Thousands)
Accounts receivable	$4,466	$1,819	$706
Prepaid expenses	194	194	—
Accounts receivable and other	$4,660	$2,013	$706

Goodwill
The Business is required to test goodwill for impairment on an annual basis and if current events or circumstances require, on an interim basis. The Business performs its annual test of goodwill for impairment in its fiscal fourth quarter. In preparing the Combined Financial Statements, the Business’s goodwill was evaluated for potential impairment on a standalone basis.

Hulu Live Business
Notes to Combined Financial Statements
Goodwill is allocated to reporting units, which are an operating segment or one level below the operating segment. The Business was determined to be a single reporting unit.
To test goodwill for impairment, the Business performs a qualitative assessment to determine if it is more likely than not that the carrying amount of its reporting unit exceeds its fair value. If it is, a quantitative assessment is required. Alternatively, the Business may bypass the qualitative assessment and perform a quantitative test.
The qualitative assessment requires the consideration of factors such as recent market transactions, macroeconomic and industry specific conditions, and changes in projected reporting unit future cash flows.
The quantitative assessment compares the fair value of the reporting unit to its carrying amount, and, to the extent the carrying amount exceeds the fair value, an impairment of goodwill is recognized for the excess up to the total amount of goodwill.
Management performed a qualitative goodwill impairment assessment for the 2024, 2023 and 2022 fiscal years and, based on the review performed, no impairment charges were recorded to goodwill.
Accounts payable and accrued liabilities
Accounts payable and accrued liabilities represent amounts owed by the Business for specific, identifiable obligations related to programming costs, where each payable is tracked individually based on contractual terms. These liabilities are recognized when the related programming is received and settled as payments are made, which generally occurs on a monthly basis.
Recent Accounting Pronouncements
There are no recently issued accounting pronouncements that we expect would materially impact the Business.
4.	Related Party Transactions
We have not historically operated as a standalone business and have various relationships with the Disney Entities whereby they provide us with significant corporate, infrastructure and shared services.
As described in Note 2—Basis of Presentation, costs and expenses related to services provided by the Disney Entities on a centralized basis are attributed to us based on our direct usage when identifiable, with the remainder allocated on a pro rata basis using an applicable measure, such as the relative percentage of revenue of the Business to the total revenue of Disney or Hulu, to estimate our usage of the related centralized services.
The following table summarizes the classification of allocated shared costs in Selling, general and administrative in the Combined Statements of Operations for the fiscal years ended September 28, 2024, September 30, 2023, and October 1, 2022, respectively.

	September 28, 2024	September 30, 2023	October 1, 2022
	($ In Thousands)
Marketing costs	$13,106	$13,101	$14,119
General and administrative	156,922	167,120	173,660
Total	$170,028	$180,221	$187,779

Management considers the allocation methodologies used to be reasonable, such that the allocations appropriately reflect the various Disney Entities’ historical expenses attributable to the Business for purposes of the Combined Financial Statements. The amounts that would have been, or will be, incurred on a standalone basis could materially differ from those historical allocated amounts due to a number of factors, including the chosen organization structure, whether functions were outsourced or performed by our employees and strategic decisions made in areas such as information technology, infrastructure and shared services. Management does not believe that it is practicable to estimate what those expenses would have been had we operated as an independent entity, including any expenses associated with obtaining the services from unaffiliated entities. The costs and expenses allocated to our combined statements of income for services provided by the Disney Entities are reported within Net Parent investment as a component of equity in our combined balance sheets.

Hulu Live Business
Notes to Combined Financial Statements
Programming costs
The Business acquires the majority of its live TV programming from the Disney Entities, including entities the Disney Entities have significant influence over. In addition, the Business acquires a portion of its live TV programming from NBCU. In the 2024, 2023 and 2022 fiscal years, Hulu was 67% owned by Disney and 33% owned by NBCU. The costs to acquire live TV programming from these related parties are included in Costs of revenue in the Combined Statements of Operations as follows:

	September 28, 2024	September 30, 2023	October 1, 2022
	($ In Thousands)
Disney	$1,396,960	$1,279,668	$1,144,868
NBCU	971,812	894,013	781,692
Total related party programming costs	$2,368,772	$2,173,681	$1,926,560
Total programming costs	$4,208,655	$3,837,718	$3,411,680

Accounts payable and accrued liabilities
Related party accounts payable in the Combined Balance Sheets are as follows:

	September 28, 2024	September 30, 2023	October 1, 2022
	($ In Thousands)
NBCU	$80,236	$73,507	$65,272
Disney	10,296	9,629	0
Total	$90,532	$83,136	$65,272

Related party accrued liabilities in the Combined Balance Sheets are as follows:

	September 28, 2024	September 30, 2023	October 1, 2022
	($ In Thousands)
NBCU	$78,503	$78,183	$69,553
Disney	10,070	10,272	9,401
Total	$88,573	$88,455	$78,954

Cash management and financing
The Business’s Treasury function is maintained by Disney. Accordingly, no cash, cash equivalents, or marketable securities have been attributed to the Combined Financial Statements. Disney utilizes a centralized approach to cash management and the financing of its operations. Under this centralized cash management approach, Disney provides funds to the Business.
Net contributions from Disney related to services provided by the Disney Entities were $140,216 thousand, $95,579 thousand and $166,925 thousand for the years ended September 28, 2024, September 30, 2023, and October 1, 2022, respectively. Net contributions from Disney are included within Net Parent investment in the Combined Statements of Changes in Net Parent Investment.

Hulu Live Business
Notes to Combined Financial Statements
5.	Subsequent Events
Refer to Note 1—Description of Business—Business Combination with fuboTV Inc., for a description of the business combination agreement entered into during the second quarter of fiscal 2025.
The Combined Financial Statements of the Business are derived from the Consolidated Financial Statements of Disney, which issued its financial statements for the year ended September 28, 2024 on November 14, 2024. Accordingly, the Business has evaluated transactions or other events for consideration as recognized subsequent events in the combined financial statements through November 14, 2024. Additionally, management performed a review of events through July 28, 2025, the date the Combined Financial Statements were issued, for purposes of disclosure of unrecognized subsequent events. There were no other such events requiring recognition or disclosure in the Combined Financial Statements.

HULU LIVE BUSINESS
Combined Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
	($ in Thousands)		($ in Thousands)
Revenues:
Related party revenue	$1,122,669	$1,073,348	$2,225,131	$2,097,483
Other revenue	2,806	2,640	6,337	5,253
Total revenue	1,125,475	1,075,988	2,231,468	2,102,736

Costs and expenses
Related party costs of revenue	(610,908)	(599,679)	(1,229,039)	(1,183,874)
Third party costs of revenue	(511,761)	(473,669)	(996,092)	(913,609)
Selling, general and administrative	(43,720)	(46,620)	(85,839)	(82,805)
Total costs and expenses	(1,166,389)	(1,119,968)	(2,310,970)	(2,180,288)

Operating loss	(40,914)	(43,980)	(79,502)	(77,552)
Net loss	$(40,914)	$(43,980)	$(79,502)	$(77,552)

See accompanying notes.

HULU LIVE BUSINESS
Combined Statements of Comprehensive Loss (unaudited)

	Three Months Ended		Six Months Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
	($ in Thousands)		($ in Thousands)
Net loss	$(40,914)	$(43,980)	$(79,502)	$(77,552)
Total comprehensive loss	$(40,914)	$(43,980)	$(79,502)	$(77,552)

See accompanying notes.

HULU LIVE BUSINESS
Combined Balance Sheets (unaudited)

	March 29, 2025	September 28, 2024
	($ In Thousands)
Assets
Current assets:
Accounts receivable and other	$3,919	$4,660

Goodwill	1,296,000	1,296,000
Total assets	$1,299,919	$1,300,660

Liabilities and Equity
Current liabilities:
Third party accounts payable and accrued liabilities	$227,501	$216,303
Related party accounts payable and accrued liabilities	156,624	179,105
Total liabilities	384,125	395,408

Commitments and contingencies (Note 2)

Equity
Net Parent investment	915,794	905,252
Total liabilities and equity	$1,299,919	$1,300,660

See accompanying notes.

HULU LIVE BUSINESS
Combined Statements of Cash Flows (unaudited)

	Six Months Ended
	March 29, 2025	March 30, 2024
	($ In Thousands)
Operating activities
Net loss	$(79,502)	$(77,552)
Adjustments to reconcile net loss to net cash provided by operating activities:

Change in operating assets and liabilities:
Accounts receivable and other	741	(1,876)
Third party accounts payable and accrued liabilities	11,198	15,861
Related party accounts payable and accrued liabilities	(22,481)	5,944
Net cash used in operating activities	(90,044)	(57,623)

Financing activities
Net contributions from Parent	90,044	57,623
Net cash provided by financing activities	90,044	57,623

Net (decrease) increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of year	—	—
Cash and cash equivalents at end of year	$—	$—

See accompanying notes.

HULU LIVE BUSINESS
Combined Statements of Changes in Net Parent Investment (unaudited)
Changes in Net Parent investment for the three months ended March 29, 2025, and March 30, 2024, were as follows:

Net Parent Investment for the Three Months Ended March 29, 2025
($ In Thousands)
Balance at December 28, 2024	$ 909,259
Net loss	(40,914)
Net contribution from Parent	47,449
Balance at March 29, 2025	$ 915,794

Net Parent Investment for the Three Months Ended March 30, 2024
($ In Thousands)
Balance at December 30, 2023	$ 914,065
Net loss	(43,980)
Net contribution from Parent	34,075
Balance at March 30, 2024	$ 904,160

Changes in Net Parent investment for the six months ended March 29, 2025, and March 30, 2024, were as follows:

Net Parent Investment for the Six Months Ended March 29, 2025
($ In Thousands)
Balance at September 28, 2024	$905,252
Net loss	(79,502)
Net contribution from Parent	90,044
Balance at March 29, 2025	$ 915,794

Net Parent Investment for the Six Months Ended March 30, 2024
($ In Thousands)
Balance at September 30, 2023	$ 924,089
Net loss	(77,552)
Net contribution from Parent	57,623
Balance at March 29, 2024	$ 904,160

See accompanying notes.

Hulu Live Business
Notes to Combined Financial Statements (Unaudited)
1.	Description of Business
The Hulu Live Business (“we”, “us”, “our”, or the “Business”) consists of acquiring live television (“TV”) content and licensing such content to Hulu, LLC (“Hulu”) for a fee to distribute via a digital multichannel video programming (“DMVPD”) service currently branded as “Hulu + Live TV”. Accordingly, the Business’s operations primarily include the negotiation and administration of programming agreements for live TV content. The Business’s acquired live TV content includes 90+ sports, news, entertainment and kids’ channels, which include the four major broadcast networks, ABC, CBS, FOX, and NBC.
The Business has historically operated as part of Hulu, which is controlled and consolidated by The Walt Disney Company (“Disney” or “Parent”) (Disney and its subsidiaries through which businesses are conducted, including Hulu, are collectively referred to as the “Disney Entities”). In the 2024, 2023 and 2022 fiscal years, Hulu was 67% owned by Disney and 33% owned by NBC Universal (“NBCU”). In the third quarter of fiscal 2025, Disney completed the acquisition of NBCU’s 33% interest in Hulu. Historically, Hulu’s business included, among other things acquiring live TV content, operating the Hulu + Live TV branded service, developing and acquiring non-live sports and entertainment content and distributing such content directly to Hulu’s customers through its subscription video-on-demand (“SVOD”) direct-to-consumer service. The distribution of the Hulu + Live TV content on the Hulu platform, including the related subscription revenue, as well as the development, acquisition and distribution of non-live and live TV content in connection with Hulu’s SVOD direct-to-consumer service (and any premium add-on services thereto) is outside of the operations of the Business. The Business operates as a single operating segment.
Business Combination with fuboTV Inc.
On January 6, 2025, Disney announced that it and Hulu had entered into a definitive agreement with fuboTV Inc. (“Fubo”), a publicly traded company that principally operates a DMVPD. The definitive agreement contemplates, among other things, (i) Hulu contributing the Business to a newly formed entity (“HL”), (ii) Hulu contributing HL, and thus the Business, to a newly formed entity to be jointly owned by Hulu and Fubo (“Newco”), (iii) Fubo undergoing an “Up-C” reorganization and contributing its business to Newco in exchange for units in Newco (“Newco Units”) such that, after giving effect to such contribution, Hulu will hold a number of Newco Units representing, in the aggregate, a 70% economic interest in Newco and Fubo will hold a number of Newco Units representing, in the aggregate, a 30% economic interest in Newco, and (iv) Fubo issuing to Hulu shares of a newly created vote-only class of Fubo’s common stock representing, in the aggregate, a 70% voting interest in Fubo (calculated on a fully-diluted basis) (collectively, the “Fubo Transactions”). Immediately following the consummation of the Fubo Transactions, Newco will be a consolidated subsidiary of Fubo, with the Fubo DMVPD service and the Business operating as separate businesses. Fubo will be majority owned and controlled (70% interest (calculated on a fully-diluted basis)) directly by Hulu, and consolidated by Disney as the parent of Hulu.
2.	Basis of Presentation
The Business has historically existed and functioned as part of the consolidated businesses of the Disney Entities. For purposes of presenting the historical performance of the Business on a standalone basis, combined carve-out historical statements of operations, balance sheets and cash flows (collectively, the “Combined Financial Statements”) have been prepared. The Combined Financial Statements present certain assets and liabilities that have historically been held by Hulu but are specifically identifiable or otherwise attributable to the Business. The Combined Financial Statements present the Business as it was historically managed and operated by the Disney Entities. The Combined Financial Statements have been derived from the consolidated financial statements and accounting records of the Disney Entities for the periods presented. The Combined Financial Statements have been prepared in accordance with SEC Staff Accounting Bulletin (SAB) Topic 1-B, Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity and accounting principles generally accepted in the United States (“US GAAP”).
These unaudited Combined Financial Statements should be read in conjunction with the audited combined financial statements and accompanying notes for the fiscal years ended September 28, 2024, September 30, 2023, and October 1, 2022.
Management believes the assumptions underlying the unaudited Combined Financial Statements, including the assumptions regarding allocating general corporate expenses, are reasonable. However, the Combined Financial

Hulu Live Business
Notes to Combined Financial Statements (Unaudited)
Statements may not include all of the actual expenses that would have been incurred by the Business (and may not reflect the combined results of operations, financial position, and cash flows thereof) had the Business operated independently of the Disney Entities in the periods presented. Actual costs that would have been incurred if the Business had operated as a standalone independent entity would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including marketing, technology, finance, and other general and administrative costs, that could differ from the allocated expenses presented herein. Accordingly, the Business is unable to quantify the actual expenses that it would have actually incurred during the historical periods on a standalone basis.
Principal assumptions underlying the Combined Financial Statements include:
•
The Combined Statements of Operations and the Combined Statements of Comprehensive Loss include all revenues and costs directly attributable to the Business as well as an allocation of expenses for certain support functions that are provided on a centralized basis by the Disney Entities and not historically recorded at the business-unit level, such as marketing and general and administrative expenses, including employee salary and benefit-related expenses, charges for use of shared assets and other expenses related to corporate functions that provide support to the Business. These costs are allocated to the Business using methodologies that management believes are appropriate and reasonable, such as the relative percentage of revenue of the Business to the total revenue of Disney or Hulu, as applicable. The Business’s most significant costs are its programming costs which are specifically attributed to the Business.

•
The Combined Financial Statements include certain assets and liabilities that have historically been held by the Disney Entities but are specifically identifiable or otherwise attributable to the Business. The assets and liabilities in the Combined Financial Statements have been reflected on a historical cost basis of the Disney Entities.

•
Our cash is managed centrally by the Disney Entities and, as such, cash management decisions by the Disney Entities have an impact on the Combined Financial Statements. The cash and cash equivalents held by the Disney Entities are not specifically identifiable to us and, therefore, have not been reflected in the Combined Financial Statements. Accordingly, no cash has been attributed to the Combined Financial Statements. Transfers of cash both to and from the Disney Entities are included as components of Net Parent investment.

•
Net Parent investment in the Combined Statements of Changes in Net Parent Investment and the Combined Balance Sheets represents the accumulation of the Business’s net loss over time and the net effect of transactions with and allocations from the Disney Entities.

•
Receivables and payables related to transactions between the Disney Entities and the Business are considered immediately forgiven and therefore reflected as equity transactions. The net effect of the settlement of transactions with the Disney Entities is reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as “Net Parent investment.” Refer to Note 4—Related Party Transactions for additional information.

•	There were no material commitments or contingencies as of March 29, 2025, and March 30, 2024, or through the date that these Combined Financial Statements are available to be issued.
Liquidity and Capital Resources
As a result of our participation in Disney’s cash management arrangement, we do not hold our own cash and do not have access to any of Disney’s credit facilities as a source of additional liquidity. Accordingly, these circumstances have resulted in a net working capital deficit (i.e., total current liabilities in excess of total current assets) at the end of certain reporting periods.
To address such circumstances, the Business has obtained a letter of support from Disney. Disney has currently committed that it will provide assistance to the Business as determined by Disney to enable the Business to continue its operations and fulfill its obligations. Management believes that the financial support from Disney will provide sufficient liquidity to meet the Business’s projected obligations for at least twelve months from July 28, 2025, the date these Combined Financial Statements were issued.

Hulu Live Business
Notes to Combined Financial Statements (Unaudited)
3.	Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Combined Financial Statements and the reported amounts of revenues and expenses during the corresponding reporting period. Actual results could differ from those estimates.
Revenue Recognition
The Business’s primary source of revenue relates to its programming agreements with Hulu for which it earns a wholesale fee. The wholesale fee is recognized as revenue as the live TV content is provided to Hulu to provide to its customers. During the fiscal years presented, the wholesale fee was equal to the Business’s fixed per subscriber programming fees to acquire the live TV content (see Costs of revenue below).
Revenue from third parties was less than 0.5% of the Business’s revenue for each of the six months ended March 29, 2025, and March 30, 2024. The Business’s revenues are therefore subject to significant concentration risk.
Costs of revenue
Costs of revenue primarily consists of programming costs, which are acquired live TV content rights for which the Business pays a fixed per subscriber programming fee to the content licensor. These fees are recorded as an expense as the content is aired.
Marketing Costs
Marketing costs include general brand marketing and media costs, which includes an allocation of costs from Hulu associated with payroll and related expenses for Hulu personnel involved in marketing, as well as agency fees related to marketing the Hulu brand. The Business expenses marketing costs as incurred. Refer to Note 4—Related Party Transactions for additional information.
Income Taxes
The tax provision computation is based on the separate return method. The Business is a component business of Hulu, which was a non-taxable partnership in the United States for the periods presented. Consequently, income tax (tax expense, tax payable, or deferred tax) for the Combined Financial Statements is immaterial.
Accounts receivable and other
Accounts receivable and other primarily represent third party receivables from customers. It was determined that no allowance for credit losses is necessary for the periods presented. The following table summarizes the classification of accounts receivable and other in the Combined Balance Sheets:

	March 29, 2025	September 28, 2024
	($ In Thousands)
Accounts receivable	$3,891	$4,466
Prepaid expenses	28	194
Accounts receivable and other	$3,919	$4,660
Goodwill
The Business is required to test goodwill for impairment on an annual basis and if current events or circumstances require, on an interim basis. The Business performs its annual test of goodwill for impairment in its fiscal fourth quarter. In preparing the Combined Financial Statements, the Business’s goodwill was evaluated for potential impairment on a standalone basis.
Goodwill is allocated to reporting units, which are an operating segment or one level below the operating segment. The Business was determined to be a single reporting unit.

Hulu Live Business
Notes to Combined Financial Statements (Unaudited)
To test goodwill for impairment, the Business performs a qualitative assessment to determine if it is more likely than not that the carrying amount of its reporting unit exceeds its fair value. If it is, a quantitative assessment is required. Alternatively, the Business may bypass the qualitative assessment and perform a quantitative test.
The qualitative assessment requires the consideration of factors such as recent market transactions, macroeconomic and industry specific conditions, and changes in projected reporting unit future cash flows.
The quantitative assessment compares the fair value of the reporting unit to its carrying amount, and, to the extent the carrying amount exceeds the fair value, an impairment of goodwill is recognized for the excess up to the total amount of goodwill.
Management performed a qualitative goodwill impairment assessment for the 2024, 2023 and 2022 fiscal years and, based on the review performed, no impairment charges were recorded to goodwill. At March 29, 2025, the Business did not identify any triggering events requiring an additional goodwill impairment assessment.
Accounts payable and accrued liabilities
Accounts payable and accrued liabilities represent amounts owed by the Business for specific, identifiable obligations related to programming costs, where each payable is tracked individually based on contractual terms. These liabilities are recognized when the related programming is received and settled as payments are made, which generally occurs on a monthly basis.
Recent Accounting Pronouncements
There are no recently issued accounting pronouncements that we expect would materially impact the Business.
4.	Related Party Transactions
We have not historically operated as a standalone business and have various relationships with the Disney Entities whereby they provide us with significant corporate, infrastructure and shared services.
As described in Note 2—Basis of Presentation, costs and expenses related to services provided by the Disney Entities on a centralized basis are attributed to us based on our direct usage when identifiable, with the remainder allocated on a pro rata basis using an applicable measure, such as the relative percentage of revenue of the Business to the total revenue of Disney or Hulu, to estimate our usage of the related centralized services.
The following table summarizes the classification of allocated shared costs in Selling, general and administrative in the Combined Statements of Operations for the three months ended March 29, 2025, and the six months ended March 30, 2024, respectively.

	Three Months Ended		Six Months Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
	($ in Thousands)		($ in Thousands)
Marketing costs	$1,989	$4,081	$4,225	$7,107
General and administrative	41,731	42,539	81,614	75,698
Total	$43,720	$46,620	$85,839	$82,805

Management considers the allocation methodologies used to be reasonable, such that the allocations appropriately reflect the various Disney Entities’ historical expenses attributable to the Business for purposes of the Combined Financial Statements. The amounts that would have been, or will be, incurred on a standalone basis could materially differ from those historical allocated amounts due to a number of factors, including the chosen organization structure, whether functions were outsourced or performed by our employees and strategic decisions made in areas such as information technology, infrastructure and shared services. Management does not believe that it is practicable to estimate what those expenses would have been had we operated as an independent entity, including any expenses associated with obtaining the services from unaffiliated entities. The costs and expenses allocated to our combined statements of income for services provided by the Disney Entities are reported within Net Parent investment as a component of equity in our combined balance sheets.

Hulu Live Business
Notes to Combined Financial Statements (Unaudited)
Programming costs
The Business acquires the majority of its live TV programming from the Disney Entities, including entities the Disney Entities have significant influence over. In addition, the Business acquires a portion of its live TV programming from NBCU. In the 2024 fiscal year, first and second quarters of fiscal 2025, Hulu was 67% owned by Disney and 33% owned by NBCU.
The costs to acquire live TV programming from these related parties are included in Costs of revenue in the Combined Statements of Operations as follows:

	Three Months Ended		Six Months Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
	($ in Thousands)		($ in Thousands)
Disney	$381,526	$350,328	$758,879	$696,861
NBCU	229,382	249,351	470,160	487,013
Total related party programming costs	$610,908	$599,679	$1,229,039	$1,183,874
Total programming costs	$1,122,669	$1,073,348	$2,225,131	$2,097,483
Accounts payable and accrued liabilities
Related party accounts payable in the Combined Balance Sheets are as follows:

	March 29, 2025	September 28, 2024
	($ In Thousands)
NBCU	$75,731	$80,236
Disney	11,175	10,296
Total	$86,906	$90,532

Related party accrued liabilities in the Combined Balance Sheets are as follows:

	March 29, 2025	September 28, 2024
	($ In Thousands)
NBCU	$69,250	$78,503
Disney	468	10,070
Total	$69,718	$88,573

Cash management and financing
The Business’s Treasury function is maintained by Disney. Accordingly, no cash, cash equivalents, or marketable securities have been attributed to the Combined Financial Statements. Disney utilizes a centralized approach to cash management and the financing of its operations. Under this centralized cash management approach, Disney provides funds to the Business.
Net contributions from Disney related to services provided by the Disney Entities were $47,449 thousand, $34,075 thousand, $90,044 thousand and $57,623 thousand for the three months and the six months ended March 29, 2025, and March 30, 2024, respectively. Net contributions from Disney are included within Net Parent investment in the Combined Statements of Changes in Net Parent Investment.
5.	Subsequent Events
Management performed a review of events subsequent to March 29, 2025, the date of the Business’s latest Combined Balance Sheet, through July 28, 2025, the date the Combined Financial Statements were issued and determined that there were no other such events requiring recognition or disclosure in the Combined Financial Statements.

Annex A
EXECUTION VERSION
BUSINESS COMBINATION AGREEMENT

dated as of

January 6, 2025

among

THE WALT DISNEY COMPANY,

HULU, LLC

and

FUBOTV INC.

A-i

A-ii

A-iii

ANNEXES

7.11(a)	Fubo Reorganization
7.14(a)(i)	Terms of the Tax Receivables Agreement and terms of the tax provisions of the Newco Operating Agreement
7.14(a)(ii)	Terms of the Registration Rights Agreement
7.14(a)(iii)	Terms of the HL Commercial Services Agreement, the HL Transition Services Agreement and the Hulu Brand License Agreement
7.14(a)(iv)	Terms of the corporate governance provisions of the Newco Operating Agreement and the Stockholders Agreement and terms of the Organizational Documents of Fubo

A-iv

BUSINESS COMBINATION AGREEMENT
BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of January 6, 2025 among The Walt Disney Company, a Delaware corporation (“Parent”), Hulu, LLC, a Delaware limited liability company (“Hulu”), and fuboTV Inc., a Florida corporation (“Fubo”).
W I T N E S S E T H:
WHEREAS, upon the terms and subject to the conditions of this Agreement, Parent, Hulu and Fubo desire to combine the HL Business and the HL Business Assets with the business of Fubo in a transaction involving the following steps (collectively, the “Transactions”):
(i) prior to the Closing, Hulu will undertake the Hulu Reorganization and, as part of the Hulu Reorganization, Hulu will (A) form a Delaware limited liability company, as a direct wholly owned subsidiary of Hulu (such subsidiary, “HL”), by filing a Certificate of Formation with the Secretary of State of the State of Delaware (the “DSOS”) in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), (B) contribute the HL Business and the HL Business Assets to HL, (C) form a Delaware limited liability company, as a direct wholly owned subsidiary of Hulu (such subsidiary, “Newco”), by filing a Certificate of Formation with the DSOS in accordance with the DLLCA and (D) effect and complete the HL Subscriber Contract Terms Update;
(ii) prior to the Closing, Fubo will undertake the Fubo Reorganization and, as part of the Fubo Reorganization, Fubo will (A) form a Delaware limited liability company, as a direct wholly owned subsidiary of Fubo (such subsidiary, “Fubo OpCo”), by filing a Certificate of Formation with the DSOS in accordance with the DLLCA, and (B) contribute the entirety of Fubo’s business (except as set forth in Section 7.11(b) (solely with respect to Molotov)) to Fubo OpCo prior to the Closing or to Newco at the Closing in accordance with Section 7.11(a);
(iii) immediately prior to the Closing, Fubo will (A) effect the conversion of Fubo from a Florida corporation to a Delaware corporation (the “Fubo Conversion”), on the terms and subject to the conditions set forth herein and in the Plan of Conversion, in accordance with the Florida Business Corporation Act (the “FBCA”) and the Delaware General Corporation Law (the “DGCL”), (B) file Articles of Conversion with the Florida Department of State, Division of Corporations (the “FDOS”) in accordance with the FBCA and a Certificate of Conversion with the DSOS in accordance with the DGCL, (C) authorize and adopt a certificate of incorporation in the form of the Certificate of Incorporation of Fubo, by filing the Certificate of Incorporation of Fubo with the DSOS in accordance with the DGCL, and (D) adopt new bylaws in the form of the Bylaws of Fubo in accordance with the DGCL;
(iv) at the Closing, Hulu will contribute the HL Business and the HL Business Assets to Newco, by transferring all of its right, title and interest in, to and under 100% of the equity interests of HL to Newco (the “HL Contribution”); and
(v) at the Closing, immediately following the HL Contribution, (A) Fubo will make a contribution to Newco that includes all of its right, title and interest in, to and under 100% of the equity interests of Fubo OpCo and Fubo’s businesses in exchange for a number of Newco Units (the “Fubo Contribution”) such that, after giving effect to the Fubo Contribution, (1) Hulu will hold a number of Newco Units representing, in the aggregate, a 70% economic interest in Newco and (2) Fubo will hold a number of Newco Units representing, in the aggregate, a 30% economic interest in Newco (the “Fubo-Owned Newco Units”), (B) Hulu and Fubo, as the members of Newco, will adopt, and Newco will thereafter be governed by, the Newco Operating Agreement, which will provide, among other things, that Fubo will be the sole managing member of Newco, and (C) Fubo will issue to Hulu for cash a number of shares of Class B Common Stock representing, in the aggregate, a 70% voting interest in Fubo, which Class B Common Stock will be cancelled for no consideration in connection with an exchange of an equal amount of Newco Units for Class A Common Stock (or cash) in accordance with the Newco Operating Agreement;

WHEREAS, the board of directors of Fubo has unanimously (a) determined that it is in the best interests of Fubo and its shareholders, and declared it advisable, to enter into this Agreement, (b) approved and adopted the execution, delivery and performance by Fubo of this Agreement and the consummation of the Transactions and (c) resolved to recommend approval of this Agreement (including the Fubo Contribution), the Fubo Issuance and the Fubo Conversion (including the Plan of Conversion and the Certificate of Incorporation of Fubo), in each case, by the shareholders of Fubo entitled to vote thereon; and
WHEREAS, the board of directors of Hulu has unanimously (a) determined that it is in the best interests of Hulu and its members, and declared it advisable, to enter into this Agreement and (b) approved the execution, delivery and performance by Hulu of this Agreement and the consummation of the Transactions.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Hulu and Fubo hereby agree as follows:
ARTICLE 1

DEFINITIONS
SECTION 1.01. Definitions. (a) As used herein, including the recitals hereto, the following terms have the following meanings:
“Acceptable Confidentiality Agreement” means any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to Fubo that (a) contains confidentiality and use provisions that are not, in the aggregate, materially less favorable to Fubo than the terms of the Confidentiality Agreement and (b) does not contain any exclusivity provision or other term that would restrict, in any manner, Fubo’s ability to comply with the terms of this Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Alternative Proposals.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, at all times after the Closing, Fubo, Newco and their respective Subsidiaries, on the one hand, shall be deemed to not be Affiliates of Parent and its other Subsidiaries (including Hulu), on the other hand, and vice versa.
“Alternative Proposal” means any indication of interest, offer or proposal (other than an offer or proposal by Hulu) to engage in an Alternative Transaction.
“Alternative Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) resulting in: (a) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than twenty percent (20%) of the aggregate outstanding voting securities or voting power of Fubo or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than twenty percent (20%) of the aggregate outstanding voting securities or voting power of Fubo; (b) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving Fubo pursuant to which any Person or “group” (as defined under Section 13(d) of the Exchange Act) would hold shares of Fubo Common Stock representing more than twenty percent (20%) of the aggregate outstanding voting securities or voting power of the surviving entity after giving effect to the consummation of such transaction or as a result of which the shareholders of Fubo (as a group) immediately prior to the consummation of such transaction would hold shares of Fubo Common Stock representing less than eighty percent (80%) of the voting securities or voting power of the surviving entity after giving effect to the consummation of such transaction; (c) any sale or disposition of tangible or intangible assets or businesses that constitute or represent more than twenty percent (20%) of the consolidated assets or revenues of Fubo and its Subsidiaries, taken as a whole

(measured by the fair market value thereof, as determined in good faith by Fubo’s Board of Directors or any authorized committee thereof); or (d) any liquidation or dissolution of Fubo; provided, however, that the transactions contemplated by this Agreement shall be deemed to not be an Alternative Transaction in any case.
“Ancillary Agreements” means, collectively, the following agreements:
(i) the Newco Operating Agreement;
(ii) the Stockholders Agreement;
(iii) the Tax Receivables Agreement;
(iv) the Registration Rights Agreement;
(v) the HL Transition Services Agreement;
(vi) the HL Commercial Services Agreement;
(vii) the Hulu Brand License Agreement;
(viii) the Reorganization Documents; and
(ix) the French Put Option.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.
“Bylaws of Fubo” means the Bylaws of Fubo, a Delaware corporation, as contemplated by Section 7.14(b).
“Carriage Agreement” means any Contract relating to retransmission, affiliation, exhibition, distribution, subdistribution, carriage, display or broadcast of any programming service (including any network, streaming service or feed), whether on a linear, on-demand, interactive, streaming or other basis.
“Certificate of Incorporation of Fubo” means the Certificate of Incorporation of Fubo, a Delaware corporation, as contemplated by Section 7.14(b).
“Class A Common Stock” has the meaning ascribed thereto in Annex 7.14(a)(i) and, for the avoidance of doubt, means the class of common stock of Fubo that will remain publicly traded following the Closing.
“Class B Common Stock” has the meaning ascribed thereto in Annex 7.14(a)(i) and, for the avoidance of doubt, means a class of common stock of Fubo consisting of non-economic, voting shares following the Closing.
“Clean Team Agreement” means that certain Clean Team Confidentiality Agreement, dated as of December 29, 2024, by and between Fubo and Parent.
“Closing Date” means the date of the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contract” means any legally binding agreement, contract, loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license or other agreement.
“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302, 303 or 4068(a) of ERISA, (iii) under Section 412, 430 or 4971 of the Code or (iv) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code, in the case of each of the foregoing clauses (i) through (iv), with respect to any Hulu ERISA Affiliate.
“Copyleft License” means any license for Open Source Software or software license that requires, as a condition of the use, modification or distribution of the software subject to such license, that other software linked, called by or distributed with the software subject to the license be (a) disclosed, distributed, made available, offered, licensed or delivered in source code form, (b) licensed for the purpose of making derivative works, (c) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind or (d) redistributable at no charge.

“Delaware Certificate of Conversion” means the certificate of conversion to be filed by Fubo with the DSOS pursuant to the Plan of Conversion.
“Delay Payment” shall have the meaning set forth in Section 1.01(a)(i) of the Hulu Disclosure Letter.
“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“Existing Notes” means Fubo’s 3.25% Convertible Senior Notes due 2026 and Convertible Senior Secured Notes due 2029.
“Florida Articles of Conversion” means the articles of conversion to be filed by Fubo with the FDOS pursuant to the Plan of Conversion.
“French Put Option” means that certain Put Option Agreement, dated as of the date hereof, by and between Fubo and Hulu.
“Fubo 10-K” means Fubo’s annual report on Form 10-K for the fiscal year ended December 31, 2023.
“Fubo Ad Sales Employee” means each employee of Fubo who is set forth on Section 1.01(a)(i) of the Fubo Disclosure Letter and any individual that is hired to replace any such employee prior to the Closing Date in accordance with Section 6.01, including, in each case, each such employee who as of the Closing Date is on a leave of absence or vacation; provided, however, that Fubo may elect to remove employees from Section 1.01(a)(i) of the Fubo Disclosure Letter in its discretion, prior to the Closing, upon written notice to Hulu, and Section 1.01(a)(i) of the Fubo Disclosure Letter shall be deemed automatically updated to reflect any such removal or any termination of the employment of any employee identified on Section 1.01(a)(i) of the Fubo Disclosure Letter from time to time for any reason.
“Fubo Balance Sheet” means the audited consolidated balance sheet of Fubo as of December 31, 2023, and the footnotes thereto set forth in the Fubo 10-K.
“Fubo Business Intellectual Property” means Intellectual Property that is (i) used or held for use in Fubo’s business or (ii) owned, co-owned, used, or controlled by or licensed to Fubo or the Fubo Subsidiaries.
“Fubo Equity-Based Awards” means, collectively, each Fubo Option, each Fubo Restricted Stock Unit and each Fubo Performance Stock Unit.
“Fubo Material Adverse Effect” means, with respect to Fubo, any fact, circumstance, occurrence, event, development, change or condition (each, an “Effect”, and collectively “Effects”), either individually or together with one or more other contemporaneously existing Effects, that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets or financial condition of Fubo and the Fubo Subsidiaries, taken as a whole; provided, however, that any such Effect shall not be considered in determining whether a Fubo Material Adverse Effect has occurred or would reasonably be expected to occur to the extent it results from (a) any change or prospective change after the date hereof in Law or GAAP or interpretations thereof, (b) economic, credit, financial, market, debt, securities, derivatives, commodity or capital market conditions, whether globally, in the United States or in any other country or region in the world, including inflation, supply chain disruptions, interest rates, foreign exchange or exchange rates, fluctuations in the value of any currency and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any security exchange, (c) domestic, foreign or global political, regulatory, social or other conditions (including any actual or potential sequester, stoppage, shutdown, default, sanction or similar event or occurrence by or involving any Governmental Entity affecting a national or federal government as a whole), any acts of terrorism, sabotage or war (whether or not declared), civil unrest, civil disobedience, riots, protests, public demonstrations, strikes, insurrection, national or international calamity or sabotage or any escalation or worsening of any of the foregoing, (d) any change in Fubo’s stock price, trading volume, credit rating or ratings outlook, (e) the announcement or pendency of this Agreement, the Settlement, the Settlement Documents, the consummation of the Transactions pursuant to the terms of this Agreement (other than compliance with the obligation to act in the ordinary course of business pursuant to Section 6.01), or the consummation of any Settlement Transactions (including the identity of Hulu, Parent or any of their respective

Affiliates) (in each case, other than for the purposes of any representation or warranty contained in Sections 4.03(a) and 4.03(b)), including the impact thereof on Fubo’s and its Subsidiaries’ relationships with customers, suppliers, distributors, partners, lenders, financing sources or others having business relationships with Fubo or its Subsidiaries, (f) acts of God, volcanoes, tsunamis, earthquakes, floods, storms, hurricanes, tornados or other natural disasters, or any epidemic, pandemic, outbreak of illness or other public health event or other natural or man-made disaster or weather-related event, or any other force majeure event, or any escalation or worsening thereof and any action taken by any Governmental Entity in response to the foregoing, (g) the failure, in and of itself, of Fubo to meet any internal, external or analysts’ expectations, projections, plans, performance measures, estimates or budgets, (h) any Effect generally affecting the industries, jurisdictions or geographic areas in which Fubo and its Subsidiaries operate, (i) any action taken or omitted by Fubo or any of its Subsidiaries in accordance with the written request or direction of Parent or Hulu, or the taking or omission by Fubo or any of its Subsidiaries of any action or omission in accordance with this Agreement or any Ancillary Agreement that Fubo is specifically required to take or omit from taking (in each case, other than any actions or omissions required to be taken (or not taken) under Section 6.01), (j) any Effect caused by any action taken by Parent, Hulu, HL or any of their Affiliates in connection with the item set forth on Section 1.01(a)(ii) of the Fubo Disclosure Letter, including any action taken by Fubo prior to the date hereof in response to such actions of Parent, Hulu, HL or any of their Affiliates, and (k) any Action brought by or on behalf of any current or former shareholders of Fubo (on their own behalf or on behalf of Fubo) or by Parent or any of its Affiliates arising out of the Transactions or the Settlement; provided, however, that (i) the exceptions in clauses (d) or (g) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (if such change or failure does not otherwise fall within any of the exceptions provided by this definition) is, or would reasonably be expected to be, a Fubo Material Adverse Effect and (ii) any Effect referred to in clauses (a), (b), (c), (f) or (h) shall be taken into account for purposes of determining whether a Fubo Material Adverse Effect has occurred or would reasonably be expected to occur to the extent, but only to the extent, such Effect adversely affects Fubo in a disproportionate manner as compared to other participants in the industries in which Fubo and the Fubo Subsidiaries operate, in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has occurred, or would reasonably be expected to occur, a Fubo Material Adverse Effect.
“Fubo Option” means an option to purchase Fubo Common Stock outstanding under the Fubo Stock Plans or otherwise.
“Fubo PEO Plan” means each Fubo Benefit Plan maintained or sponsored by a professional employer organization that is engaged by Fubo or any of the Fubo Subsidiaries for the benefit of any current or former employee of Fubo or any of the Fubo Subsidiaries.
“Fubo Performance Stock Unit” means an award of performance-based restricted stock units with respect to Fubo Common Stock outstanding under the Fubo Stock Plans or otherwise.
“Fubo Related Parties” means, collectively, Fubo, its Affiliates, each of the direct and indirect shareholders, partners, managers or other equity security holders of Fubo or any of its Affiliates and any Representative of any of the foregoing.
“Fubo Restricted Stock Unit” means an award of restricted stock units with respect to Fubo Common Stock outstanding under the Fubo Stock Plans or otherwise.
“Fubo SEC Documents” means all forms, reports, schedules, registration statements, definitive proxy statements and other documents, including all exhibits thereto, required to be filed by Fubo with the SEC.
“Fubo Stock Plans” means the 2015 Equity Incentive Plan, the 2020 Equity Incentive Plan, the 2022 Employment Inducement Equity Plan, the 2023 Employment Inducement Equity Incentive Plan and the 2024 Employment Inducement Equity Incentive Plan, each as amended to date.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“HL Asset Taxes” means ad valorem, property, excise, severance, sales, use and similar Taxes based upon the acquisition, operation or ownership of the HL Business Assets, but excluding, for the avoidance of doubt, income Taxes and Transfer Taxes.
“HL Business” means the business of negotiating and administering Carriage Agreements and similar Contracts relating to and for the purpose of the retransmission, distribution, carriage, display or broadcast of any programming service, channel or network on the HL DMVPD Service.
“HL Business Intellectual Property” means Intellectual Property that is (i) exclusively related to the HL Business (including any Live TV IP) or (ii) owned, co-owned, used or controlled by or licensed to HL immediately following the Hulu Reorganization.
“HL DMVPD Service” means the linear multi-channel subscription video programming distribution service component of the offering known as “Hulu + Live TV” as of the date of this Agreement and operated by Hulu.
“HL Material Adverse Effect” means, with respect to the HL Business and the HL Business Assets, any Effect, either individually or together with one or more other contemporaneously existing Effects, that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets or financial condition of the HL Business and the HL Business Assets, taken as a whole; provided, however, that any such Effect shall not be considered in determining whether a HL Material Adverse Effect has occurred or would reasonably be expected to occur to the extent it results from (a) any change or prospective change after the date hereof in Law or GAAP or interpretations thereof, (b) economic, credit, financial, market, debt, securities, derivatives, commodity or capital market conditions, whether globally, in the United States or in any other country or region in the world, including inflation, supply chain disruptions, interest rates, foreign exchange or exchange rates, fluctuations in the value of any currency and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any security exchange, (c) domestic, foreign or global political, regulatory, social or other conditions (including any actual or potential sequester, stoppage, shutdown, default, sanction or similar event or occurrence by or involving any Governmental Entity affecting a national or federal government as a whole), any acts of terrorism, sabotage or war (whether or not declared), civil unrest, civil disobedience, riots, protests, public demonstrations, strikes, insurrection, national or international calamity or sabotage or any escalation or worsening of any of the foregoing, (d) the announcement or pendency of this Agreement, the Settlement, the Settlement Documents, the consummation of the Transactions pursuant to the terms of this Agreement (other than compliance with the obligation to act in the ordinary course of business pursuant to Section 6.02), or the consummation of any Settlement Transactions (including the identity of Fubo or any of its Affiliates) (in each case, other than for the purposes of any representation or warranty contained in Sections 5.02(a) and 5.02(b)), including the impact thereof on Hulu’s and its Affiliates’ relationships with customers, suppliers, distributors, partners, lenders, financing sources or others having business relationships with Hulu or its Affiliates, (e) acts of God, volcanoes, tsunamis, earthquakes, floods, storms, hurricanes, tornados or other natural disasters, or any epidemic, pandemic, outbreak of illness or other public health event or other natural or man-made disaster or weather-related event, or any other force majeure event, or any escalation or worsening thereof and any action taken by any Governmental Entity in response to the foregoing, (f) the failure, in and of itself, of the HL Business or the HL Business Assets to meet any internal, external or analysts’ expectations, projections, plans, performance measures, estimates or budgets, (g) any Effect generally affecting the industries, jurisdictions or geographic areas in which Hulu and its Affiliates operate, (h) any action taken or omitted by Hulu or any of its Affiliates in accordance with the written request or direction of Fubo, or the taking or omission by Hulu or any of its Affiliates of any action or omission in accordance with this Agreement or any Ancillary Agreement that Hulu is specifically required to take or omit from taking (in each case, other than any actions or omissions required to be taken (or not taken) under Section 6.02) and (i) any Action brought by or on behalf of any current or former stockholders of Parent (on their own behalf or on behalf of Parent) or by Fubo or any of its Subsidiaries arising out of the Transactions or the Settlement; provided, however, that (i) the exception in clause (f) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (if such change or failure does not otherwise fall within any of the exceptions provided by this definition) is, or would reasonably be expected to be, a HL Material Adverse Effect and (ii) any Effect referred to in clauses (a), (b), (c), (e) or (g) shall be taken into account for purposes of determining whether a HL Material Adverse Effect has occurred or would reasonably be expected to occur to the extent, but only to the extent, such Effect adversely affects the

HL Business or the HL Business Assets, in a disproportionate manner as compared to other participants in the industries in which the HL Business or the HL Business Assets operate, in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has occurred, or would reasonably be expected to occur, a HL Material Adverse Effect.
“HL Subscriber Contract” means any Contract with subscribers or other customers to the HL DMVPD Service.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Hulu ERISA Affiliate” means any Person (other than Hulu) that, together with Hulu, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, excluding any HL Subsidiary.
“Hulu Related Parties” means, collectively, Hulu, its Affiliates, each of the direct and indirect shareholders, partners, managers or other equity security holders of Hulu or any of its Affiliates and any Representative of any of the foregoing.
“Intellectual Property” means intellectual property and intellectual property rights existing under the laws in any jurisdiction, including all (a) patents and applications therefor, including reissuances, revisions, extensions, reexaminations, provisionals, divisions, continuations, continuations in part and renewals, (b) trademarks, service marks, logos, trade dress, trade names and other indicia of origin, whether registered or unregistered, and all applications or registrations for the foregoing, all renewals and extensions thereof and all common law rights and goodwill associated therewith and symbolized thereby (collectively, “Marks”), (c) URLs, Internet domain names and social media accounts, (d) works of authorship, copyrights (whether registered or unregistered) and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”), (e) trade secrets and other confidential or proprietary information, know-how, inventions, discoveries, improvements, methods, techniques, systems, processes, procedures, programs, codes, designs, compilations, formulas, schematics and drawings (collectively, “Trade Secrets”) and (f) all other intellectual property or proprietary rights.
“Intended Tax Treatment” means (i) the Fubo Conversion shall qualify as a reorganization under the provisions of Section 368(a) of the Code, (ii) each HL Subsidiary will be at all times from its formation until the Closing classified as a disregarded entity for U.S. federal income tax purposes, (iii) as of the Closing, no HL Subsidiary will be the successor of any other entity under Section 381 of the Code (or any similar provision of applicable Tax Law), (iv) actions described in clauses (ii) and (iii) of the Hulu Reorganization be disregarded for U.S. federal income tax purposes and (v) the Fubo Contribution and HL Contribution shall be treated as a contribution of the assets of Fubo OpCo and HL, respectively, in exchange for partnership interests in Newco governed by Section 721 of the Code and the assumption by Newco of certain “qualified liabilities” (within the meaning of Treasury Regulations Section 1.707-5(a)(6)) of Fubo OpCo and HL, respectively and to the extent applicable, as a reimbursement of certain preformation capital expenditures pursuant to Treasury Regulations Section 1.707-(d).
“Intervening Event” means a fact, circumstance, occurrence, event, development, change or condition that (a) was not known to the Fubo Board as of the date hereof or, if known, the material consequences of which were not reasonably foreseeable by the Fubo Board as of the date hereof and (b) does not relate to an Alternative Proposal; provided that no fact, circumstance, occurrence, event, development, change or condition to the extent directly or indirectly resulting from, attributable to or arising out of any of the following shall (either alone or in combination) be taken into account when determining whether an Intervening Event has occurred: (i) changes in Fubo’s stock price or the trading volume of Fubo’s stock, in and of itself, (ii) Fubo meeting or exceeding any estimates or expectations of Fubo’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or (iii) Fubo meeting or exceeding any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or facts, unless such changes or facts would otherwise be excepted from this definition of an Intervening Event).
“Investors Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of January 2, 2024, by and between Fubo and the investors party thereto.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment or systems.
“Law” means any foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, statute, ordinance, code, rule, regulation, or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.
“Liabilities” means any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).
“Lien” means, with respect to any asset, any mortgage, lien, license, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
“Loss” means any damages, losses, liabilities, obligations, claims of any kind, Taxes, interest, fines, penalties, awards, payments, costs, charges, sanctions, settlements, or expenses (including reasonable and documented third-party attorneys’ fees and expenses).
“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code intentionally designed to perform any of the following functions: harming or otherwise impeding in any manner the authorized operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed.
“Newco Operating Agreement” means the amended and restated limited liability company agreement of Newco contemplated by Section 7.14(a)(iv).
“Newco Units” has the meaning ascribed to the term “Units” in the Newco Operating Agreement.
“NYSE” means the New York Stock Exchange.
“Open Source Software” means any software (in source or object code form) that is subject to a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement), including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.
“Order” means any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of, or agreement with, any Governmental Entity (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.
“Organizational Documents of Fubo” means the Certificate of Incorporation of Fubo and the Bylaws of Fubo.
“Parent Retained Business” means any business conducted by Parent or any of its Affiliates, whether undertaken prior to or after the date of this Agreement, other than the HL Business.
“Parent Retained Tax Liabilities” means (a) all income Taxes imposed by any applicable Laws on Parent, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) all HL Asset Taxes that became due and payable prior to the HL Contribution, (c) all Taxes to the extent arising out of or relating to the Hulu Reorganization or the HL Contribution (other than Transfer Taxes allocated to Newco pursuant to Section 7.03(a)), and (d) any Taxes imposed on or with respect to the ownership or operation of the Parent Retained Business or that are attributable to any asset of Parent or any of its direct or indirect owners or Affiliates that is not part of the HL Business Assets.
“Permitted Lien” means (i) Liens reserved against or identified in the Fubo Balance Sheet or the HL Balance Sheet, as the case may be, to the extent so reserved or reflected or described in the notes thereto, (ii) Liens for Taxes that are either (x) not yet due and payable or (y) being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the consolidated financial statements of Fubo or Parent, as applicable, (iii) Liens set forth on Section 1.01(a)(iii) of the Fubo Disclosure Letter or

Section 1.01(a)(ii) of the Hulu Disclosure Letter, as the case may be, (iv) in the case of any Contract, Liens that are a restriction against the transfer or assignment thereof and are included in the term of such Contract, (v) non-exclusive licenses to use Intellectual Property granted in the ordinary course of business, (vi) restrictions on the transfer of securities arising under applicable Law and (vii) those Liens that, individually or in the aggregate, do not, and are not reasonably likely to, materially interfere with the use or value of the properties or assets of Fubo and the Fubo Subsidiaries or the HL Subsidiaries, in each case, taken as a whole.
“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.
“Personal Data” means any information that alone or in combination with other information could be used to identify, or otherwise relates to, a natural individual or household, and includes information that is defined as “personal data”, “personally identifiable information”, “personal information”, or any similar term under any applicable Law.
“Plan of Conversion” means the Plan of Conversion of Fubo contemplated by Section 7.14(b), to be adopted in connection with the Fubo Conversion.
“Privacy Laws” means all Laws, guidance, guidelines or standards, in each case, as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, data security or Processing of Personal Data; data breach notification; website and mobile application privacy policies and practices; the Processing of payment card information; the interception of electronic communications; the tracking or monitoring of online activity; data- or web-scraping; advertising or marketing; and email, text message, or telephone communications, in each case with respect to Personal Data.
“Process”, “Processed” or “Processing” means any operation or set of operations which is (a) performed on information, including Personal Data, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination or disposal of such information, or (b) considered “processing” by any applicable Privacy Laws.
“Registered Intellectual Property” means all (a) Intellectual Property that has been registered with or issued by, or is the subject of a pending application with or from, any Governmental Entity or an Internet domain name registrar, including patents and patent applications, registered or applied for Marks, registered Copyrights and Copyright applications and Internet domain names, and (b) social media accounts.
“Representative” means, with respect to any Person, its Affiliates or any of its or its Affiliates’ respective directors, officers, members, employees, representatives, agents, attorneys, consultants, contractors, accountants, financial advisors and other advisors.
“Sanctioned Country” means any country or territory that is the subject or target of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).
“Sanctioned Person” means any person that has been or is designated on OFAC’s List of Specially Designated Nationals and Blocked Persons, Sectoral Sanctions Identification List, or Foreign Sanctions Evader List, or any other similar list of designated persons established pursuant to Sanctions.
“Sanctions” means all applicable export control and economic sanctions laws, regulations, and executive orders of the United States (including those administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the European Union, any European Union member state, and the United Kingdom.
“SEC” means the Securities and Exchange Commission or any successor thereto.
“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.
“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Data or confidential information; (ii) accidental, unlawful or unauthorized occurrence or series of related occurrences on or conducted through IT Assets that jeopardizes or impacts the confidentiality, integrity or availability of IT Assets or any Personal Data or confidential information stored or otherwise Processed therein; or (iii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.
“Series AA Fubo Preferred Stock” means the 35,800,000 shares of Fubo Preferred Stock designated as Series AA Convertible Preferred Stock.
“Settlement” means the settlement between the Plaintiffs fuboTV Inc. and fuboTV Media, Inc. (collectively, the “Plaintiffs”) and Defendants The Walt Disney Company, ESPN, Inc., ESPN Enterprises, Inc., Hulu, LLC, Fox Corporation, and Warner Bros. Discovery, Inc. (collectively, the “Defendants”) that resolves all claims in the case fuboTV Inc. v. The Walt Disney Co., No. 24-cv-1363-MMG (S.D.N.Y.) as detailed in the Settlement Documents.
“Settlement Documents” means the Contracts entered into by the Plaintiffs and the Defendants with respect to the Settlement, including the Settlement Agreement, dated as of the date of this Agreement, by and between the Plaintiffs and the Defendants (the “Settlement Agreement”), and the Contracts and other documents and instruments entered into or contemplated to be entered into in connection with the Settlement Agreement.
“Settlement Transactions” means the transactions contemplated by the Settlement and the Settlement Documents.
“Stockholders Agreement” means the stockholders agreement contemplated by Section 7.14(a)(iv).
“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. Notwithstanding the foregoing, for purposes of this Agreement, at all times after the Closing, (a) Newco and its Subsidiaries shall be deemed to be Subsidiaries of Fubo and (b) Fubo, Newco and their respective Subsidiaries, on the one hand, shall be deemed to not be Subsidiaries of Hulu or any direct or indirect parent company thereof (including Parent) or any other Subsidiary of any such parent company, on the other hand.
“Superior Proposal” means a written, bona fide Alternative Proposal that did not result from a breach of Section 7.06 for a transaction or series of related transactions contemplated by clauses (a), (b) or (c) of the definition of “Alternative Transaction” on terms that the Fubo Board determines in good faith, after consultation with Fubo’s outside legal counsel and financial advisor(s), taking into account all financial, legal, regulatory, timing and other aspects of such Alternative Proposal, to be more favorable to the shareholders of Fubo, from a financial point of view, than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Hulu in response to such proposal); provided, however, that for purposes of the reference to an “Alternative Proposal” in this definition of a “Superior Proposal”, all references to (a) “more than twenty percent (20%)” in the definition of “Alternative Transaction” shall be deemed to be references to “a majority” and (b) “less than eighty percent (80%)” shall be deemed to be references to “less than a majority”.
“Tax” means all taxes or similar duties, fees or charges or assessments thereof imposed by any Governmental Entity, in each case in the nature of a tax, including any interest, penalties and additions imposed with respect to such amount.
“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Entity relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).

“Transferred Carriage Agreements” means the Carriage Agreements set forth on Section 1.01(a)(iii) of the Hulu Disclosure Letter.
“Treasury Regulations” means the regulations promulgated under the Code.
(b) Each of the following terms is defined in the Section set forth opposite such term:

Definition	Defined in
Action	Section 4.07
Agreement	Preamble
Anti-Corruption Laws	Section 4.22(a)
Chancery Court	Section 11.04(b)
Change of Recommendation Notice	Section 7.06(e)
Claim Notice	Section 10.02
Closing	Section 3.01
Closing Conditions	Section 3.01
Collective Bargaining Agreement	Section 4.16
Confidentiality Agreement	Section 7.05(c)
Continuing Employee	Section 7.02(a)
Copyrights	Section 1.01(a)
Current Insurance	Section 7.17(c)
DGCL	Recitals
DLLCA	Recitals
DSOS	Recitals
Environmental Laws	Section 4.14
Environmental Permits	Section 4.14
ERISA	Section 4.11(a)
FBCA	Recitals
FDOS	Recitals
First Extended Outside Date	Section 9.02(a)
French Fubo Benefit Plan	Section 4.11(e)
Fubo	Preamble
Fubo Articles of Incorporation	Section 4.01(c)
Fubo Benefit Plans	Section 4.11(a)
Fubo Board	Section 4.03(a)
Fubo Board Recommendation	Section 4.03(a)
Fubo Board Recommendation Change	Section 7.06(d)
Fubo Bylaws	Section 4.01(c)
Fubo Common Stock	Section 4.02(a)
Fubo Contribution	Recitals
Fubo Conversion	Recitals
Fubo Disclosure Letter	Article 4
Fubo Indemnified Party	Section 10.01
Fubo Issuance	Section 2.01(b)
Fubo Material Contract	Section 4.21(a)
Fubo OpCo	Recitals
Fubo Preferred Stock	Section 4.02(a)
Fubo Real Property Leases	Section 4.17(b)
Fubo Reorganization	Section 7.11(a)
Fubo Reorganization Documents	Section 7.11(f)
Fubo Shareholder Approval	Section 4.12(b)
Fubo Shareholder Meeting	Section 7.01(b)
Fubo Subsidiaries	Section 4.01(a)

Definition	Defined in
Fubo Termination Fee	Section 9.05(a)
Fubo-Owned Newco Unit Percentage	Section 2.01(b)
Fubo-Owned Newco Units	Recitals
HL	Recitals
HL Audited Financial Statements	Section 7.04(a)
HL Balance Sheet	Section 7.04(a)
HL Business Assets	Section 2.02
HL Business Liabilities	Section 2.03(a)
HL Commercial Services Agreement	Section 7.14(a)(iii)
HL Contracts	Section 2.02(e)
HL Contribution	Recitals
HL Financial Statements	Section 5.04(a)
HL Subscriber Contract Terms Update	Section 7.11(d)
HL Subsidiary	Section 5.01(c)
HL Transition Services Agreement	Section 7.14(a)(iii)
Hulu	Preamble
Hulu Benefit Plan	Section 5.10(a)
Hulu Brand License Agreement	Section 7.14(a)(iii)
Hulu Disclosure Letter	Article 5
Hulu Material Contract	Section 5.18(a)
Hulu Reorganization	Section 7.11(c)
Hulu Reorganization Documents	Section 7.11(f)
Hulu Termination Fee	Section 9.05(b)
Indemnified Party	Section 10.02
Indemnified Person	Section 7.17(a)
Indemnifying Party	Section 10.02
Insured Persons	Section 7.17(c)
Live TV IP	Section 2.02(g)
Marks	Section 1.01(a)
Maximum Amount	Section 7.17(c)
Molotov	Section 7.11(b)
Newco	Recitals
Newco Plans	Section 7.02(a)
Non-Continuing Fubo Ad Sales Employee	Section 7.02(d)
OFAC	Section 1.01(a)
Outside Date	Section 9.02(a)
Parent	Recitals
Parent Retained Liabilities	Section 2.03(b)
PBGC	Section 4.11(b)
Permits	Section 4.15
Pre-Closing Tax Returns	Section 7.03(e)
Privacy Policy	Section 5.17(c)
Privacy Requirements	Section 5.17(c)
Proxy Statement	Section 4.08
Reference Date	Section 4.02(b)
Registration Rights Agreement	Section 7.14(a)
Regulatory Laws	Section 7.07(g)
Reorganization Documents	Section 7.11(f)
Requisite Shareholder Approval	Section 8.01(a)
Resignation Letter	Section 7.13(a)

Definition	Defined in
Settlement and Release Agreement	Recitals
Subscriber Data	Section 2.02(c)
Tax Receivables Agreement	Section 7.14(a)(i)
Tax Records	Section 7.16(b)
Third-Party Claim	Section 10.03(a)
Trade Secrets	Section 1.01(a)
Transaction Litigation	Section 7.08
Transactions	Recitals
Transfer Taxes	Section 7.03(a)
Union	Section 4.16

ARTICLE 2

THE CONTRIBUTION AND ISSUANCE OF UNITS
SECTION 2.01. Transactions to be Effected at the Closing. Upon the terms and subject to the conditions of this Agreement, at the Closing:
(a) Hulu shall consummate the HL Contribution; and
(b) immediately thereafter, (i) Fubo shall consummate the Fubo Contribution and, in exchange therefor, Hulu shall cause Newco to issue to Fubo the Fubo-Owned Newco Units, such that (A) after giving effect to such contribution, Fubo will own a number of Newco Units representing, in the aggregate, 30% of the outstanding Newco Units (such percentage, the “Fubo-Owned Newco Unit Percentage”) and (B) Hulu will own a number of Newco Units representing, in the aggregate, 70% of the outstanding Newco Units, (ii) Hulu and Fubo, as the members of Newco, will adopt, and Newco will thereafter be governed by, the Newco Operating Agreement, which will provide, among other things, that Fubo will be the sole managing member of Newco, and (iii) Fubo will issue to Hulu a number of shares of Class B Common Stock representing, in the aggregate, 70% of the voting power of the outstanding shares of capital stock of Fubo (calculated on a fully-diluted basis, taking into account all Fubo Options, all Fubo Restricted Stock Units and all Fubo Performance Stock Units and any other security, instrument or award that is outstanding immediately following the Closing and is convertible, exchangeable or settled into shares of capital stock of Fubo) after giving effect to such issuance in exchange for a cash payment by Hulu to Fubo in an amount equal to the par value of such Class B Common Stock (the “Fubo Issuance”).
SECTION 2.02. HL Business Assets. “HL Business Assets” means, except as set forth on Section 2.02 of the Hulu Disclosure Letter, all of Hulu’s and its Affiliates’ rights, title and interest in and to each of the following assets:
(a) the Transferred Carriage Agreements;
(b) the rights under the HL Subscriber Contracts (after giving effect to the HL Subscriber Contract Terms Update);
(c) subject to the terms and conditions of Annex 7.14(a)(iii), all Personal Data and information regarding subscribers to the HL DMVPD Service (to the extent pertaining to the subscription to and use of the HL DMVPD Service and not, for the avoidance of doubt, information pertaining to any other part of such subscription), including all account information, personal information, technical data and viewing data (collectively, “Subscriber Data”) (which Subscriber Data and information will be managed by Hulu during the term of the HL Commercial Services Agreement, as further described in Annex 7.14(a)(iii));
(d) all advertising or sponsorship Contracts exclusively related to the HL DMVPD Service (to the extent such Contracts exist);
(e) all other assets (including Intellectual Property) exclusively related to the HL DMVPD Service (if any); and
(f) all Intellectual Property constituting the “Live TV” brand (to the extent such Intellectual Property exists) (the “Live TV IP”).
The contracts described in clauses (a), (b) and (c) of this Section 2.02 are collectively referred to as the “HL Contracts”.

SECTION 2.03. HL Business Liabilities; Parent Retained Liabilities.
(a) “HL Business Liabilities” means all Liabilities of Hulu and its Affiliates to the extent (i) arising out of or relating to the HL Business or the HL Business Assets, (ii) such Liabilities arise or are required to be performed after the date of the HL Contribution and (iii) solely in the case of Liabilities arising under HL Contracts, such Liabilities do not result from any failure to perform, improper performance or other breach, default or violation by Hulu or any of its Affiliates as of or prior to the HL Contribution.
(b) “Parent Retained Liabilities” means all Liabilities of Parent or any of its Affiliates other than HL Business Liabilities, including:
(i) all Liabilities arising out of or relating to the Hulu Reorganization or the HL Contribution;
(ii) all Liabilities arising out of or relating to Contracts which are not HL Contracts;
(iii) all accounts payable and accrued Liabilities arising out of or relating to the ownership, operation or conduct of (A) the Parent Retained Business or otherwise in respect of the Parent Retained Business or (B) the HL Business or the HL Business Assets prior to the HL Contribution;
(iv) all Liabilities that are expressly contemplated to be retained by Parent or any of its Affiliates pursuant to this Agreement, the Ancillary Agreements or the Reorganization Documents;
(v) all Liabilities arising as a result of any of Parent or any of its Affiliates, at any time, being the owner, lessee, lessor or occupant of, or the operator of, the activities of the Parent Retained Business;
(vi) all Liabilities in respect of any Action, pending or threatened, and claims, whether or not presently asserted, arising out of or relating to the ownership, operation or conduct of the Parent Retained Business;
(vii) all Liabilities regarding any current, former or prospective employees or other service providers of Parent or any of its Affiliates;
(viii) all Parent Retained Tax Liabilities; and
(ix) the Liabilities described on Section 2.03(b)(ix) of the Hulu Disclosure Letter;
provided that, notwithstanding the foregoing or anything to the contrary in this Agreement or the Ancillary Agreements, “Parent Retained Liabilities” shall not include any (i) Liabilities to the extent relating to the Transactions or the Settlement Transactions incurred by Fubo or any of its Subsidiaries (other than pursuant to Section 2.03(b)(ix) or as otherwise expressly contemplated hereunder) or (ii) accounts payable and accrued Liabilities to the extent arising out of or relating to the operation or use of the HL Business Assets from and after the HL Contribution, in each case of clauses (i) and (ii), other than the Parent Retained Tax Liabilities.
SECTION 2.04. Fubo Equity-Based Awards.
(a) As of the Closing, each Fubo Option, each Fubo Restricted Stock Unit and each Fubo Performance Stock Unit, whether vested or unvested, that is issued and outstanding immediately prior to the Closing shall continue to remain an issued and outstanding Fubo Option, Fubo Restricted Stock Unit or Fubo Performance Stock Unit, as applicable, and continue to be subject to the same terms and conditions as of immediately prior to the Closing, as set forth in the Fubo Stock Plans and applicable award agreement; provided, however, that the parties hereto acknowledge and agree that the transactions contemplated by this Agreement shall constitute a “change in control” within the meaning of the Fubo Stock Plans and applicable award agreements, and, with respect to any Fubo Equity-Based Award that is subject to performance-based vesting conditions, any specific treatment of the performance-based vesting conditions provided under the terms of such Fubo Equity-Based Awards, as in effect as of the date hereof, upon a “change in control” shall apply as of the Closing.
(b) Section 2.04(b) of the Fubo Disclosure Letter sets forth a true, correct and complete list of all Fubo Equity-Based Awards outstanding as of the close of business on the Reference Date, setting forth, on a holder-by-holder basis, (i) the name of the holder, (ii) the number of shares of Fubo Common Stock subject thereto (assuming achievement of any applicable performance criteria at the target and the maximum levels), (iii) the grant date thereof, (iv) the exercise price thereof and (v) the expiration date thereof, in each case to the extent applicable.
SECTION 2.05. Withholding Taxes. Each of Hulu, Fubo and Newco shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be withheld or deducted under the Code, or any applicable provisions of state, local or foreign Tax Law. The parties hereto and their respective Affiliates shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. To the extent that amounts are so withheld and paid to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.
SECTION 2.06. Governance Matters.
(a) Each of Hulu and Fubo shall take all necessary action to effect the Fubo Conversion on the terms and subject to the conditions set forth herein and in the Plan of Conversion and in accordance with the FBCA and the DGCL, including by filing (i) the Florida Articles of Conversion with the FDOS and (ii) the Delaware Certificate of Conversion with the DSOS. The Fubo Conversion shall become effective as of the Closing, or as of such other time as may be agreed by Hulu and Fubo and specified in the Florida Articles of Conversion and the Delaware Certificate of Conversion in accordance with the FBCA and the DGCL.
(b) Each of Hulu and Fubo shall take all necessary action such that, at the Closing, (i) the Organizational Documents of Fubo shall be authorized and adopted in the form agreed to by the parties hereto as contemplated by Annex 7.14(b) and, as so adopted, shall be the certificate of incorporation of Fubo and the bylaws of Fubo until thereafter amended in accordance with the applicable provisions of the DGCL and such Organizational Documents of Fubo.
(c) Each of Hulu and Fubo shall take all necessary action such that, at the Closing, the charter of each committee of the Fubo Board shall be authorized and adopted in the form agreed to by the parties hereto in accordance with the applicable provisions of Annex 7.14(a)(iv).
ARTICLE 3

CLOSING
SECTION 3.01. Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), on the day that is three (3) Business Days after the day on which all of the conditions set forth in Article 8 (the “Closing Conditions”) have been satisfied (or, to the extent permissible, waived), other than Closing Conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction (or, to the extent permissible, waiver) of those Closing Conditions at the Closing.
SECTION 3.02. Hulu Closing Deliverables. At the Closing, Hulu will deliver, or cause its Subsidiaries (including Newco and HL), as applicable, to deliver, to Fubo the following:
(a) duly executed counterparts of each Ancillary Agreement to which it is party; and
(b) a validly completed and duly executed IRS Form W-9.
SECTION 3.03. Fubo Closing Deliverables. At the Closing, Fubo will deliver to Hulu or Newco, as applicable, the following:
(a) a copy of the duly executed and filed Certificate of Incorporation of Fubo and a copy of the Bylaws of Fubo approved and adopted by the Fubo Board;
(b) duly executed counterparts of each Ancillary Agreement to which it is party;
(c) each duly executed Resignation Letter requested by Hulu in accordance with Section 7.13(a); and
(d) a validly completed and duly executed IRS Form W-9.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF FUBO
Except as set forth in (i) the disclosure letter delivered by Fubo to Hulu at or prior to the execution and delivery of this Agreement (the “Fubo Disclosure Letter”) or (ii) the Fubo SEC Documents filed with the SEC between January 1, 2023 and the date of this Agreement (excluding any disclosure set forth in any risk factor section under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or any other statement that are predicative, cautionary or forward-looking in nature), Fubo represents and warrants to Hulu as follows:
SECTION 4.01. Organization, Good Standing and Qualification.
(a) Fubo and each entity that is a Subsidiary of Fubo (the “Fubo Subsidiaries”) is a corporation, limited liability company, partnership or other entity duly organized and validly existing under the Laws of the jurisdiction of its organization. Fubo and each Fubo Subsidiary has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted, except, with respect to each Fubo Subsidiary, where any failure thereof would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect.
(b) Fubo and each of the Fubo Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing (to the extent a concept of “good standing” is applicable) in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect or prevent, materially delay or materially impair the ability of Fubo to consummate the Transactions prior to the Outside Date.
(c) The copies of the articles of incorporation of Fubo and the articles of amendment thereto, which are incorporated by reference as exhibits to the Fubo 10-K, together with the articles of amendment to the articles of incorporation of Fubo that are incorporated by reference to Fubo’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024 (collectively, the “Fubo Articles of Incorporation”), are true, complete and correct copies of such documents as amended and in effect on the date of this Agreement. The copy of the Amended and Restated Bylaws of Fubo (the “Fubo Bylaws”), which is incorporated by reference as an exhibit to the Fubo 10-K, is a true, complete and correct copy of such document as amended and in effect on the date of this Agreement.
SECTION 4.02. Capitalization, Indebtedness.
(a) The authorized capital stock of Fubo consists of (i) 1,000,000,000 shares of Fubo common stock, par value $0.0001 per share (“Fubo Common Stock”) and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share (“Fubo Preferred Stock”).
(b) (i) As of the close of business on January 2, 2025 (the “Reference Date”), (A) 339,144,854 shares of Fubo Common Stock were outstanding and (B) 0 shares of Fubo Common Stock were held by Fubo in treasury, and (ii) as of the date of this Agreement, there are no shares of Fubo Preferred Stock (including, for the avoidance of doubt, shares of Series AA Fubo Preferred Stock) issued and outstanding or held in treasury.
(c) Since the close of business on the Reference Date through the date of this Agreement, Fubo has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation of, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, other than in connection with the relinquishment of shares of Fubo Common Stock by employees and directors of Fubo in payment of the exercise price or withholding tax upon the exercise, vesting or delivery, as applicable, of Fubo Equity-Based Awards or forfeiture of shares of Fubo Common Stock due to termination of employment. Fubo has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of Fubo of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of Fubo, other than in connection with the relinquishment of shares of Fubo Common Stock by employees and directors of Fubo in payment of the exercise price or withholding tax upon the exercise, vesting or delivery, as applicable, of Fubo Equity-Based Awards or forfeiture of shares of Fubo Common Stock due to termination of employment. As of the close of business on the Reference Date, 65,720,058 shares of Fubo Common Stock were reserved for issuance under the Fubo Stock Plans, of which there were outstanding (i) Fubo Options to purchase an aggregate of 18,749,533 shares of Fubo Common Stock (assuming achievement of any applicable performance criteria at the target levels, which is also the maximum levels of achievement), (ii) 29,645,161 shares of Fubo Common Stock subject to Fubo Restricted Stock Units, and (iii) 5,612,764 and 6,783,353 shares of Fubo Common Stock subject to Fubo Performance Stock Units (assuming achievement of any applicable performance criteria at the target and the maximum levels, respectively). Since the close of business on the Reference Date through the date of this Agreement, no shares of Fubo Common Stock have been issued, except pursuant to the Fubo Equity-Based Awards granted under the Fubo Stock Plans, in each case outstanding on the close of business on the Reference Date. Other than the Existing Notes, there are no outstanding bonds, debentures, notes or other indebtedness or warrants or other securities of Fubo having the right to vote (or, other than any outstanding options to purchase Fubo Common Stock, convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Fubo may vote.
(d) All issued and outstanding shares of Fubo’s capital stock are, and all shares that may be issued or granted pursuant to the exercise or settlement of Fubo Equity-Based Awards granted under the Fubo Stock Plans, will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. The issuance and sale of all of the shares of capital stock described in this Section 4.02 have been in material compliance with United States federal and state securities Laws. Other than the Investors Registration Rights Agreement, neither Fubo nor any of the Fubo Subsidiaries has agreed to register any securities under the Securities Act, or under any state securities Law, or granted registration rights to any individual or entity.
(e) Except for the shares of Fubo Equity-Based Awards granted under the Fubo Stock Plans or the Existing Notes, as of the Reference Date, except as set forth in any of the organizational documents of Fubo or Section 2.04 or pursuant to any Fubo Equity-Based Awards, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities or agreements obligating Fubo to issue, transfer or sell any shares of capital stock or other equity interest in Fubo or securities convertible into or exchangeable for such shares or other equity interest, (ii) contractual obligations of Fubo to repurchase, redeem or otherwise acquire any capital stock of Fubo or any such securities or agreements listed in clause (i) of this sentence, or (iii) voting trusts or similar agreements to which Fubo is a party with respect to the voting of the capital stock of Fubo.
SECTION 4.03. Authorization; No Conflict.
(a) Fubo has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Fubo, the performance by Fubo of its obligations hereunder and the consummation by Fubo of the transactions contemplated hereby have been duly and validly approved and adopted by the board of directors of Fubo (the “Fubo Board”), and the Fubo Board has resolved to recommend the approval of this Agreement (including the Fubo Contribution), the Fubo Issuance and the Fubo Conversion (including the Plan of Conversion and the Certificate of Incorporation of Fubo) (such recommendation, the “Fubo Board Recommendation”) and has directed that this Agreement (including the Fubo Contribution), the Fubo Issuance and the Fubo Conversion (including the Plan of Conversion and the Certificate of Incorporation of Fubo) be submitted to the shareholders of Fubo entitled to vote thereon for their consideration and recommend that the shareholders of Fubo approve this Agreement (including the Fubo Contribution), the Fubo Issuance and the Fubo Conversion (including the Plan of Conversion and the Certificate of Incorporation of Fubo). No other corporate proceedings on the part of Fubo or any of the Fubo Subsidiaries (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Fubo of its obligations hereunder and the consummation by Fubo of the transactions contemplated hereby, except for the approval of this Agreement by the Requisite Shareholder Approval. This Agreement has been duly executed and delivered by Fubo and, assuming due authorization, execution and delivery by Hulu and Parent, constitutes a valid and binding obligation of Fubo, enforceable against Fubo in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) None of the execution and delivery of this Agreement by Fubo, the consummation by Fubo of the transactions contemplated hereby or the compliance by Fubo with any of the provisions herein will (i) result in a violation or breach of or conflict with the Fubo Articles of Incorporation, the Fubo Bylaws or the organizational documents of any Fubo Subsidiary, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets owned or operated by Fubo or any of the Fubo Subsidiaries under, or result in being declared void, voidable or without further binding effect under, any of the terms, conditions or provisions of, any Fubo Material Contract or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.03(c) and obtaining the Requisite Shareholder Approval, violate any Laws applicable to Fubo or any of the Fubo Subsidiaries or any of their respective properties or assets, other than any such event described in clause (ii) or (iii) above that would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect or prevent, materially delay or materially impair the ability of Fubo to consummate the Transactions prior to the Outside Date.
(c) Except for filings, permits, authorizations, consents, approvals and other applicable requirements as may be required under the Securities Act, the Exchange Act, state securities or blue sky laws, the rules of the NYSE, the HSR Act or any foreign Regulatory Laws set forth on Section 4.03(c) of the Fubo Disclosure Letter and by the Fubo Conversion (including the Plan of Conversion and the Certificate of Incorporation of Fubo) with the applicable Governmental Entity, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Fubo of this Agreement or the consummation by Fubo of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notices would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect or prevent, materially delay or materially impair the ability of Fubo to consummate the Transactions prior to the Outside Date.
SECTION 4.04. Subsidiaries.
(a) Section 4.04(a) of the Fubo Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of organization of (i) each “significant subsidiary” (as defined by Rule 1-02(w) of Regulation S-X promulgated by the SEC) and (ii) each other entity in which Fubo or any Fubo Subsidiary owns any equity securities or other ownership interest.
(b) All of the outstanding equity interests in each Fubo Subsidiary are (i) duly authorized, validly issued, fully paid and, in the case of all corporate Subsidiaries, nonassessable, and (ii) owned by Fubo or a Fubo Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. There are no outstanding or authorized options, warrants, subscriptions, calls or other rights, convertible securities or other agreements obligating any Fubo Subsidiary to issue, transfer, sell, deliver, vote or redeem (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Fubo Subsidiaries. Immediately after the Closing, except as contemplated by Section 2.04, there will not be any outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities or agreements obligating Fubo or any of the Fubo Subsidiaries calling for the purchase or issuance of any shares of the capital stock or other equity interest in Fubo or any of the Fubo Subsidiaries or securities convertible into or exchangeable for such shares or other securities.
SECTION 4.05. SEC Documents; Financial Statements and Internal Controls.
(a) Since January 1, 2023, Fubo has filed all Fubo SEC Documents required to be filed by Fubo with the SEC. As of their respective filing or furnished dates (or (x) if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing, or (y) in the case of a registration statement, on the effective date of such filing), the Fubo SEC Documents complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to the Fubo SEC Documents, and none of the Fubo SEC Documents as of such filing or furnished dates contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading provided, however, in each case, that no representation is made as to the accuracy of any financial projection or forward-looking statement or the completeness of any information filed or furnished by Fubo with or to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. None of the Fubo Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.
(b) The consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, consolidated statements of shareholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of Fubo contained in the Fubo SEC Documents as of their filing or furnished date with the SEC (or (x) if amended or superseded by a filing prior to the date of this Agreement, the date of such amended or superseding filing, with respect to the consolidated financial statements that are amended or restated therein, or (y) in the case of a registration statement, on the effective date of such filing, with respect to the consolidated financial statements that are included therein) have been prepared from the books and records of Fubo and the Fubo Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable thereto, have been prepared in conformity with GAAP (except as may be indicated in the notes thereto or as permitted by Regulation S-X or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of Fubo and the Fubo Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).
(c) Since January 1, 2023, Fubo has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. Since January 1, 2023, Fubo’s independent public accounting firm has not informed Fubo that it has any material questions, challenges or disagreements regarding or pertaining to Fubo’s accounting policies or practices which are unresolved as of the date of this Agreement. Since January 1, 2023, no current officer or director of Fubo has received, or is entitled to receive, any material compensation from any entity other than Fubo or a Fubo Subsidiary that has engaged in or is engaging in any material transaction with Fubo or any Fubo Subsidiary.
(d) Since January 1, 2023, no executive officer of Fubo has failed to make the certifications required by him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), with respect to any Fubo SEC Document, except as disclosed in certifications filed with the Fubo SEC Documents.
(e) Fubo maintains “disclosure controls and procedures” required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act; such disclosure controls and procedures are reasonably designed to ensure that all information relating to Fubo and the Fubo Subsidiaries required to be disclosed in Fubo’s reports required to be filed with or submitted to the SEC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to Fubo’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Fubo required under the Exchange Act with respect to such reports. Fubo has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to Fubo’s auditors and the audit committee of the Fubo Board and on Section 4.05(e) of the Fubo Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Fubo’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Fubo’s internal control over financial reporting.
(f) Subject to any grace periods, Fubo is in compliance with (i) all current listing and corporate governance requirements of the NYSE and (ii) all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC, except as would not have, or reasonably expected to have, a Fubo Material Adverse Effect.
SECTION 4.06. Absence of Changes.
(a) From September 30, 2024 through the date of this Agreement, there has not been or occurred any Fubo Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect.

(b) From September 30, 2024 through the date of this Agreement, except for discussions, negotiations, and transactions related to this Agreement or the Settlement, Fubo and the Fubo Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice.
SECTION 4.07. Litigation. Other than any Action between Fubo or any of its Affiliates, on the one hand, and Hulu or any of Hulu’s Affiliates, on the other hand, there are no suits, actions, arbitrations, charges, hearings, investigations, audits, petitions or other legal, administrative or arbitral proceedings by or before any Governmental Entity (each, an “Action”) pending or, to the knowledge of Fubo, threatened against Fubo or any of the Fubo Subsidiaries or any of their respective properties or assets or any director, officer or employee of Fubo or any Fubo Subsidiary for which Fubo or any Fubo Subsidiary may be liable, in each case, which would, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect or prevent, materially delay or materially impair the ability of Fubo to consummate the Transactions prior to the Outside Date. There are no Orders outstanding against Fubo or any of the Fubo Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect or prevent, materially delay or materially impair the ability of Fubo to consummate the Transactions prior to the Outside Date.
SECTION 4.08. Information Supplied. None of the information supplied or to be supplied by Fubo for inclusion or incorporation by reference in the proxy statement (the “Proxy Statement”) relating to the Fubo Shareholder Meeting will, on the date the Proxy Statement is first mailed to shareholders of Fubo or at the time of the Fubo Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Fubo with respect to statements made or incorporated by reference therein based on information supplied by Hulu specifically for inclusion in (i) the Proxy Statement or (ii) documents that are incorporated by reference in the Proxy Statement.
SECTION 4.09. No Undisclosed Liabilities. Fubo and the Fubo Subsidiaries do not have any Liabilities required by GAAP to be recognized on a condensed consolidated statement of financial position of Fubo, except (a) as reflected, reserved or disclosed in the financial statements (or the notes thereto) included in the Fubo SEC Documents as at and for the year ended December 31, 2023 or the nine-month period ended September 30, 2024, (b) as incurred since December 31, 2023 in the ordinary course of business, (c) as have been discharged or paid in full in the ordinary course of business since December 31, 2023, (d) as incurred in connection with the transactions contemplated by this Agreement or the Settlement, the Settlement Documents or the Settlement Transactions or (e) as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect.
SECTION 4.10. Broker’s Fees. Other than Wells Fargo Securities, LLC and Evercore Group L.L.C., no agent, broker, Person or firm acting on behalf of Fubo or any Fubo Subsidiary or under Fubo’s or any Fubo Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby.
SECTION 4.11. Employee Plans.
(a) Section 4.11(a) of the Fubo Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of each material Fubo Benefit Plan. “Fubo Benefit Plans” means all employee benefit plans or compensation arrangements of any type, including (i) Fubo Stock Plans, (ii) “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (iii) any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, unemployment, hospitalization or other medical, life or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy providing benefits or compensation for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director, and (iv) any individual employment, compensation, severance, consulting or similar agreement, in each case, that is sponsored, maintained or contributed to by Fubo or a Fubo Subsidiary, or with respect to which Fubo or a Fubo Subsidiary may have any liability (contingent or otherwise), excluding any plan or program that is sponsored solely by a Governmental Entity. With respect to each material Fubo Benefit Plan other than a Fubo PEO Plan, Fubo has provided or made available to Hulu, true, correct and complete copies of each Fubo Benefit Plan (or, if a plan is not written, a written description thereof), and, to the extent applicable, trust agreements, insurance contracts and other funding vehicles, the most recent Annual Reports (Form 5500 Series) and accompanying schedules, the most recent actuarial valuation report, the most recent financial statement, summary plan description (and any summaries of material modifications thereto) and the most recent determination letter from the Internal Revenue Service with respect to the Fubo Benefit Plan. With respect to each material Fubo PEO Plan, Fubo has made available to Hulu a true, correct and complete copy of the plan document or a summary thereof. For purposes of Fubo’s obligation pursuant to this Section 4.11(a) to provide or make available to Hulu a copy of each material Fubo Benefit Plan, if such Fubo Benefit Plan is an individual agreement that is materially consistent with a form of agreement, Fubo may meet such obligation by providing or making available to Hulu a copy of such form. All representations pursuant to this Section 4.11 in respect of any Fubo PEO Plan shall only be made to the knowledge of Fubo.
(b) With respect to each Fubo Benefit Plan that is intended to qualify under Section 401(a) or 401(k) of the Code, such plan has received a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Fubo, nothing has occurred since the date of such letter to adversely affect such qualification or exemption. With respect to each Fubo Benefit Plan, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, (i) each such plan has been administered in compliance with its terms and applicable Laws; (ii) neither Fubo nor any Fubo Subsidiary has engaged in any transaction or acted or failed to act in any manner that would subject Fubo or any Fubo Subsidiary to any liability for a breach of fiduciary duty under ERISA; (iii) no disputes, government audits, examinations or, to the knowledge of Fubo, investigations are pending or, to the knowledge of Fubo, threatened other than ordinary claims for benefits; (iv) neither Fubo nor any Fubo Subsidiary has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) or 4975(d) of the Code; (v) all contributions due have been made on a timely basis or have been properly recorded on the books of Fubo or a Fubo Subsidiary; (vi) the minimum funding standards (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) are satisfied, whether or not waived, and no application for a waiver of the minimum funding standard has been submitted to the Internal Revenue Service; (vii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred within the one-year period prior to the date hereof; (viii) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or is reasonably expected to be incurred by Fubo or any ERISA Affiliate of Fubo, and all premiums to the PBGC have been timely paid in full; (ix) the PBGC has not instituted proceedings to terminate any Fubo Benefit Plan that is subject to Title IV of ERISA; (x) no Fubo Benefit Plan is currently, or is reasonably expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); and (xi) no events have occurred that could result in a payment by or assessment against Fubo or any Fubo Subsidiary of any excise taxes under Section 4972, 4975, 4976, 4979, 4980B, 4980D or 5000 of the Code.
(c) Except as disclosed on Section 4.11(c) of the Fubo Disclosure Letter, no Fubo Benefit Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA that is subject to ERISA or (ii) subject to Title IV of ERISA.
(d) No present or former employees of Fubo or any of the Fubo Subsidiaries are covered by any employee agreements or plans that provide or will provide post-termination health or life insurance benefits (except as required pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law, coverage through the end of the calendar month in which a termination of employment occurs, or the full cost of which is borne by the employee or former employee (or any of their beneficiaries)). No director, officer, employee or independent contract or Fubo or any Fubo Subsidiary is entitled to any gross-up, make-whole or other additional payment from Fubo or any other Person in respect of any Tax (including Taxes imposed under Section 4999 or 409A of the Code) or interest or penalty thereto. Except as set forth on Section 4.11(d) of the Fubo Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, such as termination of employment) will, except as expressly contemplated by this Agreement, (i) entitle any former or current director, officer, employee or independent contractor of Fubo or any Fubo Subsidiary to retention, change in control, severance or termination compensation or benefits, or (ii) accelerate the time of payment or vesting of, or trigger any payment or funding of, compensation or benefits under, or materially increase the amount payable or trigger any other obligation pursuant to, any Fubo Benefit Plan.
(e) With respect to each Fubo Benefit Plan that is subject to the laws of any jurisdiction outside of the United States, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, (i) such plan has been in all respects established, maintained and administered in accordance with its terms and all applicable Laws and orders of any controlling Governmental Entity, (ii) if such plan is required to be registered, such plan has been registered and maintained in good standing with applicable regulating authorities, and (iii) if such plan is required to be funded and/or book reserved, such plan is funded and/or book reserved, as appropriate, in accordance with applicable Law. Notwithstanding any other representations and warranties in this Section 4.11 or Section 4.15, the representations in this Section 4.11(e) constitute the sole representations and warranties of Fubo in Section 4.11 or Section 4.15 with respect to each Fubo Benefit Plan that is subject to the laws of France (each, a “French Fubo Benefit Plan”). No later than 30 days following the date hereof, Fubo shall provide to Hulu any disclosures required under Section 4.11 (other than this Section 4.11(e)) or Section 4.15 with respect to each French Fubo Benefit Plan as if required on the date hereof.
SECTION 4.12. Fubo Board Recommendation; Company Action; Requisite Vote of Fubo’s Shareholders; Opinions of Fubo’s Financial Advisors.
(a) The Fubo Board has, by resolutions duly approved and adopted by the requisite vote of the directors and not subsequently rescinded or modified in any way, unanimously (i) determined that it is in the best interests of Fubo and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved and adopted the execution, delivery and performance by Fubo of this Agreement and the consummation of the Transactions and (iii) resolved to recommend approval of this Agreement (including the Fubo Contribution), the Fubo Issuance and the Fubo Conversion (including the Plan of Conversion and the Certificate of Incorporation of Fubo), in each case, by the shareholders of Fubo entitled to vote thereon.
(b) The affirmative vote of the holders of a majority of the outstanding shares of Fubo Common Stock (the “Fubo Shareholder Approval”) is the only vote required of the holders of any class or series of capital stock of Fubo that shall be necessary to approve this Agreement (including Fubo Contribution), the Fubo Issuance and the Fubo Conversion (including the Plan of Conversion and the Certificate of Incorporation of Fubo) and to consummate the Transactions.
(c) The Fubo Board has received the opinion of Wells Fargo Securities, LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Fubo-Owned Newco Unit Percentage provided for in this Agreement is fair, from a financial point of view, to Fubo. The Fubo Board has received the opinion of Evercore Group L.L.C. to the effect that, as of the date of such opinion and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the Fubo-Owned Newco Unit Percentage provided for in this Agreement is fair, from a financial point of view, to Fubo. A written copy of each such opinion will be provided to Hulu, solely for informational purposes and on a non-reliance basis, as soon as practicable after receipt thereof by the Fubo Board.
(d) The Fubo Board has taken all action necessary to exempt under, and not make subject to, any state takeover Law or state Law that limits or restricts business combinations or the ability to acquire or vote shares of Fubo Common Stock following: (a) the execution of this Agreement and (b) the Transactions. In the Fubo Articles of Incorporation, Fubo elects to not be governed by the provisions of Section 607.0901 of the FBCA regarding “affiliated transactions” and accordingly these provisions do not currently apply to Fubo. Prior to the date of this Agreement, the Fubo Board has taken all action necessary so that the restrictions on “business combinations”, “affiliated transactions”, and “control-share acquisitions” set forth in Sections 607.0901 and 607.0902 of the FBCA and any other “moratorium”, “control share”, “fair price”, “takeover”, or “interested shareholder” law will not be applicable to the Transactions. Neither Fubo nor any Fubo Subsidiary is party to any shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.
SECTION 4.13. Taxes.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect:
(i) (A) all material Tax Returns required to be filed by or with respect to Fubo and its Subsidiaries have been timely filed (taking into account all extensions), and all such Tax Returns are true, correct and complete in all material respects and (B) Fubo and its Subsidiaries have timely paid all material Taxes due or claimed to be due (whether or not shown on a Tax Return), except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Fubo;
(ii) there are no Liens on the assets of Fubo and its Subsidiaries other than Permitted Liens;
(iii) neither Fubo nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations for the assessment or collection of any material Tax and there has been no request by a Governmental Entity to execute such a waiver or extension. No material audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of Fubo or any of its Subsidiaries is currently in progress. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity against Fubo or any of its Subsidiaries that has not been settled, paid or withdrawn;
(iv) Fubo and its Subsidiaries have paid or withheld all material Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and paid over such Taxes to the appropriate Governmental Entity to the extent required by applicable Law);
(v) neither Fubo nor any of its Subsidiaries is party to any material Tax Sharing Agreement, and neither Fubo nor any of its Subsidiaries has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is Fubo or any of its Subsidiaries);
(vi) during the period beginning two (2) years before the date hereof, none of Fubo and its Subsidiaries has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code;
(vii) each of the Fubo Subsidiaries that is treated as a partnership for U.S. federal income tax purposes has in effect an election under Section 754 of the Code;
(viii) no claim has been made in writing by any Governmental Entity within the previous three years that could give rise to a material Tax liability in a jurisdiction where Fubo or any of its Subsidiaries does not file a particular Tax Return that any such entity is, or may be, subject to a Tax in that jurisdiction that would be covered by such Tax Return; and
(ix) neither Fubo nor any of its Subsidiaries will be required to include in income any amounts as a result of any deferred intercompany transactions under Section 1.1502-13 or excess loss accounts under Section 1.1502-19 (or any other similar items under applicable Law) after the Closing or as a result of the transactions contemplated by this Agreement.
(b) Section 4.13(b) of the Fubo Disclosure Letter sets forth, as of the date of this Agreement, the U.S. federal income tax classification of (i) each Fubo Subsidiary and (ii) to the knowledge of Fubo, each other entity in which Fubo or any Fubo Subsidiary owns any equity securities or other ownership interest.
SECTION 4.14. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, (a) Fubo and each Fubo Subsidiary is, and has been since January 1, 2023, in compliance with all applicable Laws relating to pollution or the protection of the environment or natural resources (“Environmental Laws”), and Fubo has not received any written notice since January 1, 2023 alleging that Fubo or any Fubo Subsidiary is in violation of or has any liability under any Environmental Law, (b) Fubo and each Fubo Subsidiary possess and are in compliance with all permits, approvals, licenses and other authorizations by Governmental Entities required under applicable Environmental Laws (“Environmental Permits”) for the operation of their respective businesses since January 1, 2023, (c) there is no Action under or pursuant to any Environmental Law that is pending or, to the knowledge of Fubo, threatened in writing against Fubo or any Fubo Subsidiary and (d) neither Fubo nor any Fubo Subsidiary has become subject to any Order under which there are uncompleted, outstanding or unresolved obligations on the part of Fubo or any Fubo Subsidiary arising under Environmental Laws.
SECTION 4.15. Compliance with Laws. Except for non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect: (a) Fubo and the Fubo Subsidiaries are, and have been since January 1, 2023, in compliance with all applicable Laws of any United States federal, state or local, or international, supranational or foreign, government or agency thereof to which the business, properties or assets owned or leased by Fubo and the Fubo Subsidiaries are subject; and (b) to Fubo’s knowledge, no written notice, charge, claim, action or assertion has been received by Fubo or any Fubo Subsidiary or filed, commenced or threatened in writing against Fubo or any Fubo Subsidiary alleging any such non-compliance, in either case, that remains unresolved. All licenses, permits and approvals (“Permits”) required under such Laws with respect to Fubo or the Fubo Subsidiaries or their businesses, properties or assets are in full force and effect, except where the failure to be obtained or to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect.
SECTION 4.16. Labor Matters. Except as set forth on Section 4.16 of the Fubo Disclosure Letter, (i) neither Fubo nor any Fubo Subsidiary is a party to any collective bargaining agreement or other Contract with any labor organization or other representative (any such representative, a “Union” and any such Contract, a “Collective Bargaining Agreement”) of Fubo or its Subsidiaries’ employees, nor is any such Contract presently being negotiated and (ii) to the knowledge of Fubo, there are no campaigns being conducted to solicit cards from employees of Fubo or any Fubo Subsidiary to authorize representation by any labor organization. Except with respect to the Unions set forth on Section 4.16 of the Fubo Disclosure Letter, neither Fubo nor any Fubo Subsidiary is required to negotiate with or obtain the consent of any Union prior to entering into this Agreement or otherwise consummating the Transactions. As of the date of this Agreement, there is no pending or, to the knowledge of Fubo, threatened, material labor strikes or material work stoppage involving Fubo or any Fubo Subsidiary.
SECTION 4.17. Title to Properties.
(a) Fubo and the Fubo Subsidiaries do not own any real property.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, (i) Fubo and the Fubo Subsidiaries have good and valid leasehold, subleasehold or licensee interests in and to the real property Fubo or any Fubo Subsidiary uses or occupies, or has the right to use or occupy, under leases, subleases, licenses or other agreements (including any amendments and/or guaranties thereto, collectively, the “Fubo Real Property Leases”), free and clear of all Liens, other than Permitted Liens, (ii) each Fubo Real Property Lease is valid and in full force and effect, and neither Fubo nor any Fubo Subsidiary, nor, to the knowledge of Fubo, any counterparty thereto, is in default thereunder or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default thereunder and (iii) there are no pending or, to the knowledge of Fubo, threatened condemnation proceedings against any of the properties subject to the Fubo Real Property Leases.
(c) Except (x) for assets sold or otherwise disposed of in the ordinary course of business or (y) where such failure would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect: (i) Fubo and the Fubo Subsidiaries have good and valid title, leasehold interest or comparable contractual rights to, all material personal property or other assets owned or leased by them and necessary to carry on Fubo’s business, including all material assets reflected on the Fubo Balance Sheet, in each case, free and clear of all Liens, other than Permitted Liens, and (ii) no termination event or condition or uncured default on the part of Fubo or the Fubo Subsidiaries, nor, to Fubo’s knowledge, any counterparty, exists under any lease of personal property.
SECTION 4.18. Intellectual Property.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, all Registered Intellectual Property owned by Fubo or the Fubo Subsidiaries is subsisting in the jurisdiction(s) where such Intellectual Property is issued or registered, and is, to the extent issued or registered, to the knowledge of Fubo, valid and enforceable. Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, no Action is pending or, to the knowledge of Fubo, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of any such Registered Intellectual Property.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, Fubo and the Fubo Subsidiaries own, or otherwise have a valid license or right to use, all Intellectual Property necessary to carry on Fubo’s business as now operated by them.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, Fubo and the Fubo Subsidiaries exclusively own all of the Intellectual Property owned or purported to be owned by them, free and clear of all Liens except Permitted Liens.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, there are no (and there have not been, since January 1, 2023, any) adverse third-party Actions pending or threatened in writing against Fubo or the Fubo Subsidiaries, in each case alleging that the operation or conduct of Fubo’s business or use of the Fubo Business Intellectual Property constitutes an infringement, misappropriation or dilution of the Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any Fubo Business Intellectual Property owned by Fubo or the Fubo Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, to the knowledge of Fubo, the operation of Fubo’s business does not infringe, misappropriate or dilute (and has not, since January 1, 2023, infringed, misappropriated or diluted) the Intellectual Property of any third party.
(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, (i) no third party is, or since January 1, 2023 has been, infringing, misappropriating or diluting any Fubo Business Intellectual Property and (ii) there are no Actions pending or threatened in writing by Fubo or the Fubo Subsidiaries against any third party relating thereto.
(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, all employees of Fubo’s business and independent contractors of Fubo or the Fubo Subsidiaries who have been involved in the development of Fubo Business Intellectual Property owned by Fubo or the Fubo Subsidiaries have executed non-disclosure agreements, Intellectual Property assignment/work for hire agreements or other written Contracts that (i) presently assign to Fubo or the Fubo Subsidiaries all rights to the results and proceeds of such Person’s services, and (ii) impose confidentiality obligations on such Persons with respect to Trade Secrets owned by or in the possession of Fubo or the Fubo Subsidiaries.
(g) Fubo and the Fubo Subsidiaries have taken commercially reasonable measures to protect and maintain the secrecy and confidentiality of Trade Secrets owned or controlled by Fubo or the Fubo Subsidiaries.
(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, the proprietary source code owned by Fubo or the Fubo Subsidiaries is and has been maintained in confidence by Fubo and the Fubo Subsidiaries, and neither Fubo nor any of the Fubo Subsidiaries has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or otherwise make available such source code to any escrow agent or other Person.
(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, (i) Fubo and the Fubo Subsidiaries are in compliance with all terms and conditions of any license for Open Source Software that is contained in, incorporated into, linked or called by or distributed with proprietary software of Fubo and the Fubo Subsidiaries or otherwise used by Fubo and the Fubo Subsidiaries and (ii) no software owned by Fubo or the Fubo Subsidiaries is subject to a Copyleft License.
(j) Neither Fubo nor the Fubo Subsidiaries are parties to any Contract granting licenses, immunities or waiver of rights (including any covenant not to sue, covenant not to assert or standstill agreement) or other rights to Intellectual Property to any third party that, following the consummation of the Transactions, would purport to grant licenses, immunities or waiver of rights (including any covenant not to sue, covenant not to assert or standstill agreement) or other rights to Intellectual Property owned or licensed by HL or its Affiliates (other than Fubo and the Fubo Subsidiaries).
SECTION 4.19. IT Assets and Data Privacy.
(a) Fubo and the Fubo Subsidiaries have taken commercially reasonable steps (including implementing and monitoring compliance with reasonable measures with respect to technical, administrative, organizational, and physical security) to maintain and protect (i) the integrity, security, and operation of all IT Assets owned or leased by, or under the possession or control of, Fubo or the Fubo Subsidiaries and (ii) all Trade Secrets owned or in the possession of Fubo or the Fubo Subsidiaries, in each case against loss and against unauthorized access, acquisition, use, modification, disclosure or other misuse.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, the IT Assets of Fubo (i) are in working condition, sufficient for the conduct of Fubo’s business as currently conducted; and (ii) since January 1, 2023 have not experienced any failure or unplanned outage. To the knowledge of Fubo, the IT Assets of Fubo do not contain Malicious Code. Fubo and the Fubo Subsidiaries have implemented reasonable measures designed to prevent the introduction of Malicious Code into the IT Assets of Fubo and the Fubo Subsidiaries.
(c) Fubo and the Fubo Subsidiaries comply, and since January 1, 2023 have been compliant, in all material respects, with all applicable (i) Privacy Laws, (ii) external facing policies related to the privacy, security or Processing of Personal Data (each, a “Privacy Policy”), and (iii) contractual commitments related to privacy, security, or the Processing of Personal Data (collectively, the “Privacy Requirements”).
(d) To the knowledge of Fubo, neither Fubo nor the Fubo Subsidiaries have experienced since January 1, 2023 any Security Incident material to Fubo’s business taken as a whole.
(e) Fubo and the Fubo Subsidiaries implement and maintain, and since January 1, 2023 have implemented and maintained, commercially reasonable administrative, technical and physical safeguards to protect Personal Data and confidential information relating to Fubo’s business, in each case in Fubo’s or the Fubo Subsidiaries’ possession or control, against Security Incidents.
(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, (i) no Action is pending or threatened against Fubo or the Fubo Subsidiaries related to any Security Incidents or alleging non-compliance with applicable Privacy Laws and (ii) since January 1, 2023, Fubo has not notified or been required to notify any Person in relation to any Security Incidents.
SECTION 4.20. Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, all insurance policies maintained by Fubo and the Fubo Subsidiaries as of the date hereof are in full force and effect, and Fubo believes in good faith that its level of coverage is reasonably customary in comparison to coverage carried by companies in similar lines of business as Fubo and the Fubo Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, neither Fubo nor any Fubo Subsidiary is in breach or default under any such insurance policy, and neither Fubo nor any Fubo Subsidiary has taken any action or failed to take any action which (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute a breach or default, or permit a termination or material modification of any of the insurance policies of Fubo and the Fubo Subsidiaries.
SECTION 4.21. Material Contracts.
(a) Section 4.21(a) of the Fubo Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each Fubo Material Contract. For purposes of this Agreement, “Fubo Material Contract” means any Contract (excluding any Fubo Benefit Plan or Collective Bargaining Agreement) to which Fubo or any Fubo Subsidiary is a party or by which Fubo or any Fubo Subsidiary or any of their respective properties or assets is bound that:
(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii) except for intercompany transactions among Fubo and the Fubo Subsidiaries in the ordinary course of business consistent with past practices, provides for the borrowing of money (including any guarantee thereof) or is a mortgage, security agreement, capital lease or similar agreements, in each case in excess of $25 million, or creates a Lien other than a Permitted Lien on any material asset of Fubo or any Fubo Subsidiary;
(iii) limits or purports to limit the ability of Fubo or any of its Affiliates to compete or engage in any line of business, in any geographic area or with any Person, and that, in each case, is material to Fubo and the Fubo Subsidiaries considered as a single enterprise;
(iv) except for intercompany transactions among Fubo and the Fubo Subsidiaries in the ordinary course of business consistent with past practices, (A) grants or licenses to Fubo or any Fubo Subsidiary the right to use any material Intellectual Property owned by (or licensed to) a third party, other than (w) Contracts with payment obligations of less than $15 million per year, (x) Contracts for any off-the-shelf, commercially available software, (y) non-disclosure or confidentiality agreements entered into in the ordinary of course of business that provide Fubo or any of the Fubo Subsidiaries with an incidental permitted use right to confidential information or (z) non-exclusive licenses of any such material

Intellectual Property that are merely incidental to the transaction contemplated in such license, (B) grants or licenses to any third party the right to use any material Intellectual Property owned by (or licensed to) Fubo or any Fubo Subsidiary, other than (x) non-exclusive licenses of any such material Intellectual Property in the ordinary course of business, (y) non-disclosure or confidentiality agreements entered into in the ordinary of course of business that provide any third party with an incidental permitted use right to confidential information or (z) non-exclusive licenses of any such material Intellectual Property that are merely incidental to the transaction contemplated in such license, or (C) includes any material covenant not to sue or assert or immunity from suit with respect to any Intellectual Property, including any material coexistence agreements and material settlement agreements;
(v) is a Carriage Agreement or any other similar Contract relating to the retransmission, distribution, carriage, display or broadcast of any programming service, channel or network, which involves annual payments in excess of $15 million;
(vi) relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $10 million (A) that was entered into after January 1, 2023 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to Fubo or any Fubo Subsidiary of more than $10 million after the date hereof;
(vii) any other Contract that provides for the sale or provision of goods, services, equipment or other assets from or to Fubo or any Fubo Subsidiary in any twelve (12) month period of $10 million or more in any individual case that is not terminable by Fubo or any Fubo Subsidiary upon notice of ninety (90) days or less without material liability to Fubo and the Fubo Subsidiaries considered as a single enterprise and which is not disclosed pursuant to the preceding subsections of this Section 4.21(a); or
(viii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect and is not otherwise disclosed pursuant to this Section 4.21(a).
(b) True, correct and complete copies of each Fubo Material Contract have been made available to Hulu. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, (i) each Fubo Material Contract is valid and binding on Fubo and/or each Fubo Subsidiary party thereto and is in full force and effect, other than those Contracts that by their terms have expired or been terminated, and (ii) neither Fubo nor any of its Subsidiaries party to any Fubo Material Contract, nor, to the knowledge of Fubo, any other party thereto, is in breach of, or default under, any such Fubo Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Fubo or any of its Subsidiaries, or, to the knowledge of Fubo, any other party thereto. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect, (i) no disagreements or disputes exist under any Fubo Material Contract and (ii) neither Fubo nor any of its Subsidiaries has received any written notice from any Person that such Person intends to terminate or not renew any Fubo Material Contract or seek to amend the terms and conditions of any Fubo Material Contract in a manner adverse to Fubo or any of its Subsidiaries.
SECTION 4.22. Certain Business Practices.
(a) Fubo and its Subsidiaries, and each of their respective officers and directors, and, to the knowledge of Fubo, their respective employees, agents and representatives (in each case acting in their capacity as such), have at all times during the past five (5) years complied in all material respects with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and the provisions of any other applicable domestic or foreign anti-corruption laws (collectively, “Anti-Corruption Laws”). To the knowledge of Fubo, there have been no false or fictitious entries made in the books or records of Fubo or its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and Fubo has not established or maintained a secret or unrecorded fund. Fubo has implemented and maintains in effect policies and procedures designed to promote compliance by Fubo and its Subsidiaries, and their respective directors, officers, employees, agents and representatives with Anti-Corruption Laws, and to the knowledge of Fubo, no Governmental Entity is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of Fubo or its Subsidiaries in connection with an alleged or potential violation of any Anti-Corruption Law.

(b) Fubo and its Subsidiaries, and to the knowledge of Fubo, their respective officers and directors, employees, agents and representatives (in each case acting in their capacity as such), have at all times, since April 24, 2019, complied in all material respects with Sanctions and applicable anti-money laundering laws. Since April 24, 2019, none of Fubo or its Subsidiaries, nor any of their respective officers or directors, nor, to the knowledge of Fubo, any of their respective employees, agents, representatives, or beneficial owners: (i) is or has been a Sanctioned Person, (ii) is or has been owned or controlled by a Sanctioned Person, (iii) has maintained or maintains any offices, branches, operations, assets, investments, employees, or agents in any Sanctioned Country, (iv) has participated in any transaction or business dealing with any Sanctioned Person or in any Sanctioned Country except with a government-issued license or exemption, (v) has received from any Governmental Entity or any other person any notice, inquiry, or internal or external allegation regarding an actual or alleged violation of Sanctions or (vi) made any voluntary or involuntary disclosure to a Governmental Entity regarding an actual or alleged violation of Sanctions or applicable anti-money laundering laws.
SECTION 4.23. Fubo Subscribers. The number of paid subscribers to Fubo’s services at the beginning and end of each applicable calendar quarter, commencing with the third calendar quarter of 2022 and continuing through the end of the third calendar quarter of 2024, was no less than the amounts set forth in Section 4.23 of the Fubo Disclosure Letter.
SECTION 4.24. No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4 and in any certificates delivered by Fubo in connection with the Transactions (including as contemplated by Section 8.02(c)), neither Fubo nor any of its Affiliates, nor any of their respective Representatives or other Persons on their behalf, makes any express or implied representation or warranty with respect to them, including with respect to the Fubo business, operations, assets, liabilities or condition (financial or otherwise), or with respect to any other information provided to Parent or Hulu in connection with the Transactions. Fubo acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 5 and in any certificates delivered by Hulu, Parent or any of their respective Representatives in connection with the Transactions (including as contemplated by Section 8.03(c)), (a) neither Parent, Hulu nor any of their respective Affiliates, nor any of their respective Representatives or other Persons on their behalf, makes, or has made, any representations or warranties relating to Parent, Hulu, the HL Subsidiaries, the HL Business or otherwise in connection with the Transactions, and Fubo is not relying on any representation or warranty of Hulu except for those expressly set forth in this Agreement or any such certificate and (b) no Person has been authorized by Parent or Hulu to make any representation or warranty relating to Parent, Hulu, the HL Subsidiaries, the HL Business or otherwise in connection with the Transactions, and if made, Fubo shall not rely on any such representation or warranty as having been authorized by Parent or Hulu.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF HULU AND PARENT
Except as set forth in the disclosure letter delivered by Hulu to Fubo at or prior to the execution and delivery of this Agreement (the “Hulu Disclosure Letter”), Hulu and Parent represent and warrant to Fubo as follows:
SECTION 5.01. Organization, Good Standing and Qualification.
(a) Hulu is a limited liability company, validly existing under the Laws of the jurisdiction of its formation and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted. Parent is a corporation, validly existing under the Laws of the State of Delaware and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted.
(b) Each of Hulu and Parent is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect or prevent, materially delay or materially impair the ability of Hulu or Parent to consummate the Transactions prior to the Outside Date.
(c) Each of Newco and HL (each, a “HL Subsidiary”) will be when formed a limited liability company, validly existing under the Laws of the jurisdiction of its formation, and will have all requisite entity power and authority to own, operate and lease its properties and to carry on its business as then conducted.

SECTION 5.02. Authorization; No Conflict.
(a) Each of Hulu and Parent has the requisite entity power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by each of Hulu and Parent, the performance by each of Hulu and Parent of its obligations hereunder and the consummation by each of Hulu and Parent of the transactions contemplated hereby have been duly and validly approved by the board of directors of Hulu and Parent. No other entity proceedings on the part of Hulu or Parent are necessary to authorize the execution and delivery of this Agreement, the performance by Hulu and Parent of their respective obligations hereunder and the consummation by Hulu and Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Hulu and Parent and, assuming due authorization, execution and delivery by Fubo, constitutes a valid and binding obligation of each of Hulu and Parent, enforceable against Hulu and Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(b) None of the execution and delivery of this Agreement or the Ancillary Agreements by Hulu or Parent, the consummation by Hulu or Parent of the transactions contemplated hereby or thereby or the compliance by Hulu or Parent with any of the provisions herein or therein will (i) result in a violation or breach of or conflict with the organizational documents of Parent, Hulu or any HL Subsidiary, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the HL Business Assets under, or result in being declared void, voidable or without further binding effect under, any of the terms, conditions or provisions of, any Hulu Material Contract or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 5.02(c), violate any Laws applicable to Parent, Hulu, any of their respective Subsidiaries (including the HL Subsidiaries), the HL Business or any of the HL Business Assets, other than any such event described in clause (ii) or (iii) above that would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect or prevent, materially delay or materially impair the ability of Hulu or Parent to consummate the Transactions prior to the Outside Date.
(c) Except for filings, permits, authorizations, consents, approvals and other applicable requirements as may be required under the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act or any foreign Regulatory Laws set forth on Section 5.02(c) of the Hulu Disclosure Letter and the filing of the certificates of formation of HL and Newco in accordance with the DLLCA in connection with the Hulu Reorganization, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Hulu and Parent of this Agreement or the consummation by Hulu and Parent of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notices would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect or prevent, materially delay or materially impair the ability of Hulu or Parent to consummate the Transactions prior to the Outside Date.
(d) Except as set forth on Section 5.02(d) of the Hulu Disclosure Letter, there are no Contracts that include any put, call or other similar right to buy or sell held by any Person with respect to assets, businesses, or securities of Hulu or any of its Subsidiaries which conduct the HL Business or hold HL Business Assets, or otherwise hold assets or are burdened by liabilities of the HL Business or HL Business Assets.
SECTION 5.03. Subsidiaries
(a) Each of the HL Subsidiaries will be formed solely for the purpose of entering into the Transactions. As of the Closing and since the date of its formation, neither HL Subsidiary has carried on any business, conducted any operations or incurred any liabilities or obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person, except for any such activities reasonably necessary to effect the Transactions or incidental to its formation.

(b) As of the Closing, all of the outstanding equity interests in each HL Subsidiary will be (i) duly authorized, validly issued and fully paid and (ii) owned by Hulu or a HL Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. As of the Closing, there are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any HL Subsidiary.
SECTION 5.04. Financial Statements.
(a) Section 5.04(a) of the Hulu Disclosure Letter sets forth true, correct, and complete copies of the following financial statements (such financial statements, the “HL Financial Statements”): (i) the pro forma unaudited balance sheet of the HL Business (inclusive of all HL Business Assets) as of September 30, 2023 and September 28, 2024 and (ii) the pro forma unaudited statements of income and cash flows of the HL Business (inclusive of all HL Business Assets) for the 12-month period ended September 30, 2023 and September 28, 2024.
(b) Except as set forth on Section 5.04(b) of the Hulu Disclosure Letter, the HL Financial Statements (i) were prepared on a consistent basis and derived from the books and records of Hulu, including the audited financial statements of Hulu, which were prepared in accordance with GAAP, throughout the periods covered thereby and (ii) fairly present, in all material respects, the consolidated financial condition and results of operations of the HL Business (inclusive of all HL Business Assets) as of the dates thereof and for the periods therein referred to. Following the date hereof, when delivered by Hulu to Fubo in accordance with Section 7.04, the HL Audited Financial Statements (A) will have been prepared from the books and records of Hulu and its Subsidiaries, (B) will have been prepared in conformity with GAAP applied on a consistent basis during the periods involved and (C) will fairly present in all material respects the combined financial position and the combined results of operations and cash flows of HL as of the dates or for the periods presented therein.
SECTION 5.05. Absence of Changes.
(a) From September 28, 2024 through the date of this Agreement, there has not been or occurred any HL Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect.
(b) From September 28, 2024 through the date of this Agreement, except for discussions, negotiations, and transactions related to this Agreement or the Settlement, Hulu (solely with respect to the HL Business and the HL Business Assets) has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice.
SECTION 5.06. Litigation. Other than any Action between Hulu or any of its Affiliates, on the one hand, and Fubo or any of Fubo’s Affiliates, on the other hand, there are no Actions pending or, to the knowledge of Hulu, threatened against the HL Business or any HL Business Asset as of the date hereof (and, as of the Closing, any HL Subsidiary), or any of their respective properties or assets or any director, officer or employee of Hulu as of the date hereof (and, as of the Closing, any HL Subsidiary) which would, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent, Hulu or the HL Subsidiaries to consummate the Transactions prior to the Outside Date. There are no Orders outstanding against Parent or Hulu (or, as of the Closing, any HL Subsidiary) which would, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent, Hulu or the HL Subsidiaries to consummate the Transactions prior to the Outside Date.
SECTION 5.07. Information Supplied. None of the information supplied or to be supplied by Parent or Hulu for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement is first mailed to shareholders of Fubo or at the time of the Fubo Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Hulu with respect to statements made or incorporated by reference therein based on information regarding Fubo incorporated by reference in the Proxy Statement or supplied by Fubo specifically for inclusion in the Proxy Statement.

SECTION 5.08. No Undisclosed Liabilities. The HL Business (including all HL Business Assets) does not, and as of the Closing the HL Subsidiaries will not, have any Liabilities except (a) as reflected, reserved or disclosed in the HL Audited Financial Statements, (b) as incurred since September 28, 2024 in the ordinary course of business, (c) as incurred in connection with the transactions contemplated by this Agreement or the Settlement, the Settlement Documents or the Settlement Transactions, (d) as would not, individually or in the aggregate, reasonably be expected to be material to the HL Subsidiaries, the HL Business or the HL Business Assets, taken as a whole, or (e) as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect.
SECTION 5.09. Broker’s Fees. Except for Centerview Partners LLC, the fees and commissions of which shall be borne wholly by Parent, no agent, broker, Person or firm acting on behalf of Parent or any of its Subsidiaries or under Parent’s or any of its Subsidiaries’ authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby.
SECTION 5.10. Employee Plans.
(a) No Hulu Benefit Plan will, as of immediately prior to the Closing, be sponsored, maintained, contributed to (or are or be required to contribute to), by any HL Subsidiary. No HL Subsidiary will, as of immediately prior to the Closing, have any Liability, contingent or otherwise, with respect to any Hulu Benefit Plan. For purposes of this Agreement, “Hulu Benefit Plan” means, any employee benefit plans or compensation arrangements of any type, including (i) equity incentive plans, (ii) “employee benefit plans” as defined in Section 3(3) of ERISA, (iii) any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, unemployment, hospitalization or other medical, life or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy providing benefits or compensation, and (iv) any individual employment, compensation, severance, consulting or similar agreement, in each case, sponsored, maintained or contributed to (or required to be contributed to) by Hulu or any Hulu ERISA Affiliate.
(b) No circumstances exist that would reasonably be expected to result in, any Controlled Group Liability as of the Closing to Fubo, any HL Subsidiary or any of their Subsidiaries.
SECTION 5.11. Taxes.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect:
(i) as of the Closing, (A) all material Tax Returns required to be filed by or with respect to the HL Business, the HL Business Assets or the HL Subsidiaries, have been timely filed (taking into account all extensions), and all such Tax Returns are true, correct and complete in all material respects and (B) all HL Subsidiaries have timely paid all material Taxes due or claimed to be due (whether or not shown on a Tax Return), except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of the HL Subsidiaries;
(ii) (A) all material Tax Returns required to be filed with respect to HL Asset Taxes have been timely filed (taking into account all extensions) and all such Tax Returns are true, correct and complete in all material respects and (B) all material HL Asset Taxes due or claimed to be due (whether or not shown on a Tax Return) have been timely paid, except for those Taxes being contested in good faith;
(iii) there are no Liens on the HL Business Assets, other than Permitted Liens;
(iv) as of the Closing, (A) no HL Subsidiary has executed any outstanding waiver of any statute of limitations for the assessment or collection of any material Tax and there has been no request by a Governmental Entity to execute such a waiver or extension, (B) no material audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of any HL Subsidiary is currently in progress and (C) no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity against any HL Subsidiary that has not been settled, paid or withdrawn; and
(v) solely with respect to HL Asset Taxes, (A) there is no waiver of any statute of limitations for the assessment or collection of any material Tax and there has been no request by a Governmental Entity to execute such a waiver or extension, (B) no material audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes is currently in progress and (C) no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity that has not been settled, paid or withdrawn.
(b) Each HL Subsidiary will be newly formed, and once formed, will be at all times from its formation until the Closing classified as a disregarded entity for U.S. federal income tax purposes. No HL Subsidiary will be the successor of any other entity under Section 381 of the Code (or any similar provision of applicable Tax Law).
(c) None of the HL Business Assets will be subject, immediately after the Closing, to any tax partnership agreement or otherwise be treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code (other than Newco).
SECTION 5.12. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, (a) Hulu and the HL Business is and has been since January 1, 2023, and each HL Subsidiary will be as of the Closing, in compliance with all applicable Environmental Laws, and neither Parent nor Hulu have received any written notice since January 1, 2023 alleging that the HL Business, Hulu or any HL Subsidiary is in violation of or has any liability under any Environmental Law, (b) Hulu, the HL Business and each HL Subsidiary possess and are in compliance with, or, after giving effect to the Hulu Reorganization, will possess and be in compliance with, all Environmental Permits for the operation of their respective businesses since January 1, 2023, (c) there is no Action under or pursuant to any Environmental Law that is pending or, to the knowledge of Hulu, threatened in writing against Hulu or any HL Subsidiary and (d) none of Hulu, the HL Business nor any HL Subsidiary has become subject to any Order under which there are uncompleted, outstanding or unresolved obligations on the part of Hulu or any HL Subsidiary arising under Environmental Laws.
SECTION 5.13. Compliance with Laws. Except for non-compliance as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect: (a) the HL Business, each HL Business Asset and Hulu (solely with respect to its operation and ownership of the foregoing) is and has been since January 1, 2023, and each HL Subsidiary will be as of the Closing, in compliance with all applicable Laws of any United States federal, state or local, or international, supranational or foreign, government or agency thereof to which the HL Business Assets, the HL Business or the HL Subsidiaries are subject; and (b) no written notice, charge, claim, action or assertion has been received by Hulu, Parent or, as of the Closing, any of the HL Subsidiaries or, to the knowledge of Hulu, filed, commenced or threatened in writing against Hulu, Parent or, as of the Closing, any of the HL Subsidiaries alleging any such non-compliance, in either case, that remains unresolved. All Permits required under such Laws with respect to Hulu, the HL Business, the HL Business Assets or, as of the Closing, any of the HL Subsidiaries are in full force and effect, except where the failure to be obtained or to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect.
SECTION 5.14. Labor Matters. No HL Subsidiary will have, as of immediately prior to the Closing, any employees, consultants, independent contractors or other service providers or any Liability in respect thereof. Neither Hulu nor, as of the Closing, any HL Subsidiary is, or, after giving effect to the Hulu Reorganization, will be, a party to or bound by any Collective Bargaining Agreement with respect to the HL Business or the HL Business Assets, nor is any such Contract presently being negotiated, nor, to the knowledge of Hulu, are there any campaigns being conduct to solicit cards from employees of Hulu to authorize representation by any Union with respect to the HL Business or the HL Business Assets or any other organizing efforts by or of such employees. Hulu is not, and as of the Closing, no HL Subsidiary will be, required to negotiate with or obtain the consent of any Union prior to entering into this Agreement or otherwise consummating the Transactions. As of the date of this Agreement, with respect to the HL Business and the HL Business Assets, there is no pending or, to the knowledge of Hulu, threatened, material labor strike, work stoppage, or other material labor dispute or disruption involving or affecting the HL Business or the HL Business Assets.
SECTION 5.15. Title to Properties; Sufficiency of Assets.
(a) Hulu does not, and after giving effect to the Hulu Reorganization the HL Subsidiaries will not, own any real property.
(b) Except where such a failure would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, Hulu and its Affiliates have, and after giving effect to the Hulu Reorganization Hulu and its Affiliates will have, good and valid contractual rights with all employees of Hulu or its Affiliates and good and valid title to, leasehold interests in or comparable contractual rights to all material personal property or other assets owned or leased by Hulu or its Affiliates, in each case as is necessary to perform Hulu’s obligations under the HL Transition Services Agreement, the HL Commercial Services Agreement and the Hulu Brand License Agreement.
(c) Immediately following the Closing, the HL Business Assets, taking into account the services and assets provided under the HL Transition Services Agreement, the HL Commercial Services Agreement and the Hulu Brand License Agreement, will constitute all of the assets, properties, and rights necessary to conduct the HL Business after the Closing in materially the same manner as conducted immediately prior to the date of this Agreement and as contemplated to be conducted after the Closing. There are no Contracts or other arrangements pursuant to which the HL Business or the HL DMVPD Service owns, is licensed or otherwise receives the right to distribute and exhibit content other than the Transferred Carriage Agreements.
SECTION 5.16. Intellectual Property.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, all Registered Intellectual Property that will be owned by HL after giving effect to the Hulu Reorganization is subsisting in the jurisdiction(s) where such Intellectual Property is issued or registered, and is, to the extent issued or registered, to Hulu’s knowledge, valid and enforceable. Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, no Action is pending or, to knowledge of the Hulu, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of any Registered Intellectual Property that will be owned by HL after giving effect to the Hulu Reorganization.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, after giving effect to the Hulu Reorganization and the rights granted and services provided under the Ancillary Agreements, HL will own, or otherwise have a valid license or right to use, all Intellectual Property necessary to conduct the HL Business as currently conducted, without payment of additional amounts and such ownership right to use such Intellectual Property will not be impaired by the execution and delivery of this Agreement or the occurrence of the Closing. HL, after giving effect to the Hulu Reorganization, is the sole and exclusive owner, free and clear of all Liens except Permitted Liens, of each item of Intellectual Property owned, or purported to be owned, by it.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, there are no (and there have not been, since January 1, 2023, any) adverse third-party Actions pending or threatened in writing against Hulu or any of its Subsidiaries, solely with respect to the HL Business and the HL Business Assets, in each case alleging that the operation or conduct of the HL Business or use of the HL Business Intellectual Property or the HL Business Assets in the operation of the HL Business or use of the HL Business Assets constitutes an infringement, misappropriation or dilution of the Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any HL Business Intellectual Property that will be owned by HL after giving effect to the Hulu Reorganization. Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, to the knowledge of Hulu, the operation of the HL Business and use of the HL Business Assets does not infringe, misappropriate or dilute (and has not, since January 1, 2023, infringed, misappropriated, or diluted) the Intellectual Property of any third party.
(d) Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, (i) no third party is, or since January 1, 2023 has been, infringing, misappropriating or diluting any HL Business Intellectual Property and (ii) there are no Actions pending or threatened in writing by Hulu or any of its Subsidiaries, solely with respect to the HL Business and the HL Business Assets, against any third party relating thereto.
(e) Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, all employees of Hulu and independent contractors of Hulu who have been involved in the development of HL Business Intellectual Property that will be, after giving effect to the Hulu Reorganization, owned by HL have executed non-disclosure agreements, Intellectual Property assignment/work for hire agreements or other written Contracts that (i) presently assign to Hulu all rights to the results and proceeds of such Person’s services, and (ii) impose confidentiality obligations on such Persons with respect to Trade Secrets that will be, after giving effect to the Hulu Reorganization, owned by or in the possession of HL.

(f) Hulu, solely with respect to the HL Business and the HL Business Assets, has taken commercially reasonable measures to protect and maintain the secrecy and confidentiality of Trade Secrets that will be, after giving effect to the Hulu Reorganization, owned or controlled by HL.
(g) Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, the proprietary source code owned by HL (after giving effect to the Hulu Reorganization) is and has been maintained in confidence by Hulu. Neither Hulu nor any of its Subsidiaries has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or otherwise make available such source code to any escrow agent or other Person.
(h) Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, (i) Hulu, solely with respect to the HL Business and the HL Business Assets, is in compliance with all terms and conditions of any license for Open Source Software that is contained in, incorporated into, linked or called by or distributed with proprietary software of HL after giving effect to the Hulu Reorganization or that is used by HL and (ii) no software owned by HL (after giving effect to the Hulu Reorganization) will be subject to a Copyleft License.
SECTION 5.17. IT Assets and Data Privacy.
(a) Hulu, solely with respect to the HL Business and the HL Business Assets and the HL DMVPD Service, has taken commercially reasonable steps (including implementing and monitoring compliance with reasonable measures with respect to technical, administrative, organizational, and physical security) to maintain and protect (i) the integrity, security, and operation of all IT Assets used by the HL Business, the HL Business Assets and the HL DMVPD Service and that will be, after giving effect to the Hulu Reorganization, owned or leased by, or under the possession or control of, HL and (ii) all Trade Secrets that will be, after giving effect to the Hulu Reorganization, owned or in the possession of HL, in each case against loss and against unauthorized access, acquisition, use, modification, disclosure or other misuse.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, the IT Assets of HL (after giving effect to the Hulu Reorganization) (i) are in working condition, sufficient for the conduct of the HL Business; and (ii) since January 1, 2023 have not experienced any failure or unplanned outage. To the knowledge of Hulu, the IT Assets of HL (after giving effect to the Hulu Reorganization) do not contain Malicious Code. Hulu and its Subsidiaries have implemented reasonable measures designed to prevent the introduction of Malicious Code into such IT Assets.
(c) Hulu and its Subsidiaries, solely with respect to the HL Business, the HL Business Assets and the HL DMVPD Service, comply, and since January 1, 2023 have been compliant, in all material respects, with all applicable (i) Privacy Laws, (ii) Privacy Policies and (iii) Privacy Requirements.
(d) To the knowledge of Hulu, Hulu, solely with respect to the HL Business, the HL Business Assets and the HL DMVPD Service, has since January 1, 2023 not experienced any Security Incident that is material to the HL Business taken as a whole. Hulu, solely with respect to the HL Business, the HL Business Assets and the HL DMVPD Service, implements and maintains, and since January 1, 2023 has implemented and maintained, commercially reasonable administrative, technical and physical safeguards to protect Personal Data and confidential information relating to the HL Business, the HL Business Assets and the HL DMVPD Service, in each case in Hulu’s possession or control, against Security Incidents.
(e) Except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, (i) no Action is pending or threatened in writing against Hulu, solely with respect to the HL Business, related to any Security Incidents or alleging non-compliance with applicable Privacy Laws and (ii) since January 1, 2023, Hulu, solely with respect to the HL Business, the HL Business Assets and the HL DMVPD Service has not notified or been required to notify any Person in relation to any Security Incidents.

SECTION 5.18. Material Contracts.
(a) Section 5.18(a) of the Hulu Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each Hulu Material Contract. For purposes of this Agreement, “Hulu Material Contract” means any Contract (excluding any Hulu Benefit Plan or Collective Bargaining Agreement) (x) to which the HL Subsidiaries will be a party to or by which any of their respective assets or properties will be bound, in each case, as of the Closing, or (y) by which any HL Business Asset or the HL Business is otherwise bound, that:
(i) except for intercompany transactions among Hulu and the HL Subsidiaries in the ordinary course of business consistent with past practices, provides for the borrowing of money (including any guarantee thereof) or is a mortgage, security agreement, capital lease or similar agreements, in each case in excess of $50 million, or creates a Lien other than a Permitted Lien on any material asset of the HL Business;
(ii) (A) limits or purports to limit the ability of the HL Business (or, following the Closing, the HL Subsidiaries or Fubo) to compete or engage in any line of business, in any geographic area or with any Person, or (B) provides “most favored nation” rights (including with respect to pricing in favor of a Person other than the HL Subsidiaries) and that, in each case, is material to the HL Business;
(iii) is a Carriage Agreement or any other similar Contract relating to the retransmission, distribution, carriage, display or broadcast of any programming service, channel or network by the HL Business, which involves annual payments in excess of $50 million;
(iv) relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $50 million (A) that was entered into after January 1, 2023 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to any HL Subsidiary or the HL Business after the date hereof;
(v) is a HL Contract;
(vi) is a Contract that provides for the sale or provision of goods, services, equipment or other assets from or to the HL Business, Hulu or any of the HL Subsidiaries in any twelve (12) month period of $50 million or more in any individual case that is not terminable by Hulu or any of the HL Subsidiaries upon notice of ninety (90) days or less without material liability to the HL Business or the other HL Business Assets and which is not otherwise disclosed pursuant to this Section 5.18(a);
(vii) is a settlement, conciliation or similar agreement, other than the Settlement Agreement, (A) pursuant to which Hulu or any of its Subsidiaries is obligated, after the date of this Agreement, to pay consideration, in each case, in excess of $50 million or (B) that would otherwise materially limit the operation of the HL Business as currently operated or the use of the HL Business Assets as currently used;
(viii) is any other Contract not made in the ordinary course of business consistent with past practice that is material to the HL Business or the other HL Business Assets or, as of the Closing, would reasonably be expected to be material to the HL Subsidiaries; or
(ix) is a Contract, or group of Contracts with a Person (or group of Persons), the termination of which would, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect and is not otherwise disclosed pursuant to this Section 5.18(a).
(b) True, correct and complete copies of each Hulu Material Contract have been made available to Fubo. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, (i) each Hulu Material Contract is valid and binding on Hulu, the HL Business or an HL Business Asset, as applicable, on the date hereof (and, as of the Closing, will be binding on each such HL Subsidiary party thereto), and is in full force and effect, other than those Contracts that by their terms have expired or been terminated and (ii) neither Hulu nor any of its Affiliates party to any Hulu Material Contract, nor, to the knowledge of Hulu, any other party thereto, is in breach of, or default under, any such Hulu Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Hulu or any of its Affiliates, or, to the knowledge of Hulu, any other party thereto. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect, (i) no disagreements or dispute exist under any Hulu Material Contract and

(ii) neither Hulu nor any of its Affiliates has received any written notice from any Person that such Person intends to terminate or not renew any Hulu Material Contract or seek to amend the terms and conditions of any Hulu Material Contract in a manner adverse to Hulu or any of its Affiliates.
SECTION 5.19. Certain Business Practices.
(a) Hulu and the HL Subsidiaries and each of their respective officers and directors, and, to the knowledge of Hulu, their respective Representatives, have at all times during the past five (5) years complied in all material respects with Anti-Corruption Laws. To the knowledge of Hulu, there have been no false or fictitious entries made in the books or records of Hulu or the HL Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither Hulu nor the HL Subsidiaries has established or maintained a secret or unrecorded fund. Hulu has implemented and maintains in effect policies and procedures and internal accounting controls reasonably designed to promote compliance by Hulu and the HL Subsidiaries and each of their respective directors, officers, employees, agents and representatives with Anti-Corruption Laws, and to the knowledge of Hulu, no Governmental Entity is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of Hulu or the HL Subsidiaries in connection with an alleged or potential violation of any Anti-Corruption Law.
(b) Hulu and the HL Subsidiaries and each of their respective officers and directors, and to the knowledge of Hulu, their respective Representatives, have at all times, since April 24, 2019, complied in all material respects with Sanctions or applicable anti-money laundering laws. Since April 24, 2019, neither of Hulu or the HL Subsidiaries, nor any of their respective officers or directors, nor, to the knowledge of Hulu, any of their respective Representatives or beneficial owners: (i) is or has been a Sanctioned Person, (ii) is or has been owned or controlled by a Sanctioned Person, (iii) has maintained or maintains any offices, branches, operations, assets, investments, employees, or agents in any Sanctioned Country, (iv) has participated in any transaction or business dealing with any Sanctioned Person or in any Sanctioned Country except with a government-issued license or exemption, (v) has received from any Governmental Entity or any other person any notice, inquiry, or internal or external allegation regarding an actual or alleged violation of Sanctions or (vi) made any voluntary or involuntary disclosure to a Governmental Entity regarding an actual or alleged violation of Sanctions or applicable anti-money laundering laws.
SECTION 5.20. HL DMVPD Subscribers. The number of paid subscribers to the HL DMVPD Service at the beginning and end of each applicable fiscal quarter, commencing with Hulu’s first quarter of fiscal 2023 and continuing through the end of Hulu’s fourth quarter of fiscal 2024, was no less than the amounts set forth in Section 5.20 of the Hulu Disclosure Letter.
SECTION 5.21. No Other Representations or Warranties. Except for the representations and warranties contained in this Article 5 and in any certificates delivered by Hulu in connection with the Transactions (including as contemplated by Section 8.03(c)), neither Parent, Hulu nor any of their respective Affiliates, nor any of their respective Representatives or other Persons on their behalf, makes any express or implied representation or warranty with respect to them, or with respect to any other information provided to Fubo in connection with the Transactions. Parent and Hulu each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 4 and in any certificates delivered by Fubo or any of its Representatives in connection with the Transactions (including as contemplated by Section 8.02(c)), (a) neither Fubo nor any of its Affiliates, nor any of their respective Representatives or other Persons on their behalf, makes, or has made, any representations or warranties relating to Fubo, the Fubo Subsidiaries, their respective businesses or otherwise in connection with the Transactions, and neither Parent nor Hulu is relying on any representation or warranty of Fubo except for those expressly set forth in this Agreement or any such certificate and (b) no Person has been authorized by Fubo to make any representation or warranty relating to Fubo, the Fubo Subsidiaries, their respective businesses or otherwise in connection with the Transactions, and if made, neither Parent nor Hulu shall rely on any such representation or warranty as having been authorized by Fubo.

ARTICLE 6

CONDUCT OF THE BUSINESS
SECTION 6.01. Conduct of Fubo and the Fubo Subsidiaries Pending the Transactions.
(a) Fubo covenants and agrees that, from the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Article 9, except (i) as set forth on Section 6.01 of the Fubo Disclosure Letter, (ii) with the prior written consent (including electronic mail) of Hulu (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly required by this Agreement (for the avoidance of doubt, including the Fubo Reorganization) or (iv) as required by applicable Law, Fubo and the Fubo Subsidiaries shall (x) conduct the businesses of Fubo and the Fubo Subsidiaries in all material respects in the ordinary course, and (y) use commercially reasonable efforts to (A) maintain their respective assets (including Intellectual Property), (B) preserve intact their respective business organizations and significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having significant business relationships with them and (C) keep available the services of their current key officers and employees. Notwithstanding the foregoing, no action by, or failure to act of, Fubo or the Fubo Subsidiaries with respect to matters specifically addressed by any provision of Section 6.01(b) shall be deemed a breach of this Section 6.01(a) unless such action, or failure to act, would constitute a breach of such relevant provision of Section 6.01(b).
(b) Without limiting the generality of Section 6.01(a), except (1) as set forth on Section 6.01(b) of the Fubo Disclosure Letter, (2) with the prior written consent (including electronic mail) of Hulu (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as expressly required by this Agreement (for the avoidance of doubt, including the Fubo Reorganization) or (4) as required by applicable Law, Fubo shall not, and shall not permit any of the Fubo Subsidiaries to, directly or indirectly, do any of the following:
(i) except for dispositions of inventory in the ordinary course of business or pursuant to Contracts in effect as of the date of this Agreement, sell, lease, license, transfer, assign or otherwise dispose of, abandon, waive or relinquish any assets, rights, properties or securities of Fubo or the Fubo Subsidiaries outside of the ordinary course of business;
(ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof, or enter into binding agreements with respect to any such acquisition, in each case in excess of $20 million (including any contingent consideration) in any single transaction or series of related transactions or if such acquisition would prevent, materially delay or materially impede the satisfaction of the conditions set forth in Section 8.01, other than pursuant to existing Contracts or commitments;
(iii) enter into any partnership, joint venture agreement or similar arrangement if the aggregate amount of capital contributions required to be made by Fubo or any Fubo Subsidiary under such partnership, joint venture or similar arrangement would exceed $20 million;
(iv) amend or propose to amend the Fubo Articles of Incorporation or the Fubo Bylaws (or respective constituent documents) of Fubo or the articles of incorporation, certificates of incorporation, bylaws or operating agreements (or respective constituent documents of any Fubo Subsidiary), other than immaterial amendments to organizational or governing documents of the Fubo Subsidiaries;
(v) declare, set aside, authorize, establish a record date in respect of, accrue or pay any dividend or make any other distribution (whether in cash, capital stock, property or otherwise) with respect to any shares of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of Fubo to Fubo or to another wholly owned Subsidiary of Fubo;
(vi) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees and directors of Fubo in payment of the exercise price or withholding tax upon the exercise, vesting or delivery, as applicable, of Fubo Equity-Based Awards or forfeiture of shares due to termination of employment;

(vii) split, combine or reclassify any outstanding shares of its capital stock;
(viii) issue, sell, dispose of, authorize or agree to the issuance, sale or disposition by Fubo or any of the Fubo Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof, except for issuances by a wholly owned subsidiary of Fubo to Fubo or to another wholly owned Subsidiary of Fubo or upon the exercise, vesting, settlement, or delivery, as applicable, of Fubo Equity-Based Awards outstanding on the date of this Agreement or granted in accordance with the terms of this Agreement or as permitted under Section 6.01(b)(xi);
(ix) modify the terms of any existing indebtedness for borrowed money issued by Fubo or any Fubo Subsidiary having an aggregate principal amount in excess of $10 million in a manner adverse to Fubo or any Fubo Subsidiary;
(x) (A) except for trade letters of credit or guarantees issued in the ordinary course of business, incur, assume, guarantee, or become obligated following the date of this Agreement with respect to any indebtedness for borrowed money (including capital leases, as defined under GAAP), if the aggregate amount of such incurrences, assumptions, guarantees or obligations following the date of this Agreement (net of any repayments following the date of this Agreement) would exceed $10 million, (B) except for advances to employees and consultants for travel and other business-related expenses in the ordinary course of business, make any individual loan, advance or capital contribution to or investment in any other Person (other than any Fubo Subsidiary) if the aggregate amount of such loans, advances, capital contributions or investments would exceed $1 million, (C) pledge or otherwise encumber any shares of capital stock of Fubo or any Fubo Subsidiary, (D) mortgage or pledge any of its material tangible or intangible assets, or create or suffer to exist any Liens thereupon (other than currently existing Liens and Permitted Liens) of $5 million or more in the aggregate; or (E) except in the ordinary course of business, fund or prepay any obligations to any Person, that are not due and payable;
(xi) except to the extent required by applicable Law or by any Fubo Benefit Plan (including any award agreement governing any Fubo Equity-Based Award) as in effect on the date hereof or adopted or amended after the date hereof in compliance with this Agreement, (A) increase the compensation or benefits of any of its employees, officers, directors, or individual consultants or independent contractors, except for merit or market-based increases in annual base compensation (and corresponding increases in annual target cash incentive opportunities) in the ordinary course of business, (B) enter into or materially amend any Fubo Benefit Plan, except in the ordinary course of business, (C) enter into, materially amend, alter or modify, or adopt or implement or otherwise commit itself to any plans or arrangements providing for retiree or post-employment medical, accident, disability, life insurance, death or welfare benefits, except in the ordinary course of business, (D) make a payment of any pension, severance or retirement benefits or accelerate the vesting or payment of any compensation or benefit under any Fubo Benefit Plan, (E) accelerate the vesting of, or the lapse of restrictions with respect to, any Fubo Equity-Based Awards, (F) cause the funding of any rabbi trust or similar arrangement or take any action to materially fund or in any other way materially secure the payment of nonqualified deferred compensation or benefits under any Fubo Benefit Plan, (G) enter into, renew or materially modify any Collective Bargaining Agreement, except in the ordinary course of business or (H) grant any new Fubo Equity-Based Awards or other equity awards, except in the ordinary course of business;
(xii) adopt or change any Tax or other material accounting method, principle or practice; make, change or rescind any material Tax election other than in the ordinary course of business; file any material amended Tax Return; settle or compromise any material claim, notice, audit report or assessment in respect of a material amount of Taxes; consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or withdraw any material Tax refund claim;
(xiii) unless otherwise permitted under Section 6.01(b)(ix) (x) amend in any material and adverse respect or terminate any Fubo Material Contract, other than in the ordinary course with respect to Section 6.01(b)(i) or Section 6.01(b)(x) or (y) enter into any agreement that would be a Fubo Material Contract if it had been in existence on the date hereof, other than Contracts (A) entered into in the ordinary course of business consistent with terms of similar existing Contracts entered into in the six (6) months immediately preceding the date of this Agreement or (B) that are required to be entered into by Contracts in effect as of the date of this Agreement and new Carriage Agreements for new channels or services upon terms consistent with Carriage Agreements entered into in the ordinary course of business consistent with past practices;
(xiv) other than with respect to (A) Transaction Litigation, which shall be governed by Section 7.08, (B) any actual or threatened Action or other claim arising out of or relating to a breach of this Agreement, any Ancillary Agreements or any Contracts, other agreements or instruments contemplated thereby or (C) customer claims in the ordinary course of business that have not resulted in litigation, waive, release, assign, settle, compromise or otherwise resolve any Action, except where such waivers, releases, assignments, settlements or compromises are (x) reflected or reserved against in the consolidated balance sheet of Fubo and the Fubo Subsidiaries included in the Fubo 10-K or (y) with a third party (who is not an executive officer of Fubo) and involve only the payment of monetary damages in amounts not in excess of $2 million individually, after taking into account insurance coverage maintained by Fubo and the Fubo Subsidiaries;
(xv) make or commit to make capital expenditures (which for the avoidance of doubt shall not include capital leases) in excess of $5 million in any twelve-month period;
(xvi) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business;
(xvii) enter into any agreement, arrangement or commitment (other than renewals of any Contract in effect as of the date hereof on terms consistent with such existing Contract or otherwise permitted by this Section 6.01(b)) that (A) materially limits or otherwise materially restricts Fubo or any Fubo Subsidiary, or that would reasonably be expected to, after the Closing, materially limit or restrict Hulu or the HL Subsidiaries or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area, or (B) other than Contracts entered into in the ordinary course of business consistent with past practice, imposes minimum purchase, bundling, programming carrying or penetration or other similar requirements or obligations on Fubo and its business that, following the Closing, would be binding upon Hulu and its Affiliates;
(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Fubo, or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Fubo Subsidiary, in each case, other than transactions which are solely among the Fubo Subsidiaries; or
(xix) authorize, commit or agree to take any of the foregoing actions.
(c) Nothing contained in this Agreement shall give Parent or Hulu, directly or indirectly, the right to control or direct the operations of Fubo prior to the Closing. Prior to the Closing, Fubo shall exercise, consistent with the terms and conditions of this Agreement, complete control, and supervision over its and its Subsidiaries’ respective businesses and operations.
SECTION 6.02. Conduct of Business by Hulu Pending the Transactions.
(a) Hulu covenants and agrees that, from the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Article 9, except (i) as set forth on Section 6.02 of the Hulu Disclosure Letter, (ii) with the prior written consent (including electronic mail) of Fubo (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly required by this Agreement (for the avoidance of doubt, including the Hulu Reorganization) or (iv) as required by applicable Law, Hulu and the HL Subsidiaries shall (x) conduct the HL Business and the HL DMVPD Service, and use the HL Business Assets, in each case in all material respects in the ordinary course and (y) use commercially reasonable efforts to (A) maintain their respective assets (including Intellectual Property), (B) preserve intact their respective business organizations and significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having significant business relationships with them and (C) keep available the services of their current key officers and employees. Notwithstanding the foregoing, no action by, or failure to act of, Hulu or HL Subsidiaries with respect to matters specifically addressed by any provision of Section 6.02(b) shall be deemed a breach of this Section 6.02(a) unless such action, or failure to act, would constitute a breach of such relevant provision of Section 6.02(b).

(b) Without limiting the generality of Section 6.02(a), except (i) as set forth on Section 6.02(b) of the Hulu Disclosure Letter, (ii) with the prior written consent (including electronic mail) of Fubo (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly required by this Agreement (for the avoidance of doubt, including the Hulu Reorganization) or (iv) as required by applicable Law, Hulu shall not (other than with respect to Section 6.02(b)(xiii) below, solely with respect to the HL Business, the HL Business Assets and, to the extent expressly specified below, the HL DMVPD Service), and shall not permit HL or Newco to, directly or indirectly do any of the following:
(i) except for dispositions of inventory in the ordinary course of business or pursuant to Contracts in effect as of the date of this Agreement, sell, lease, transfer, assign or otherwise dispose of, abandon, waive or relinquish any material assets, rights, property or securities included in the HL Business Assets;
(ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof, or enter into binding agreements with respect to any such acquisition, in each case, (A) in excess of $20 million (including any contingent consideration) in any single transaction or series of related transactions, other than pursuant to existing Contracts or commitments, or (B) if such acquisition would prevent, materially delay or materially impede the satisfaction of the conditions set forth in Article 8 or materially increase the risk of any Governmental Entity entering an Order, ruling, judgment or injunction prohibiting or materially delaying the timely consummation of the transactions contemplated hereby;
(iii) enter into any partnership, joint venture agreement or similar arrangement or make any new commitment to make any capital contribution or advance to, or investments in, any Person, if the aggregate amount of capital contributions required to be made under all such arrangements would exceed $5 million;
(iv) issue, sell, dispose of, or authorize or agree to the issuance, sale or disposition by HL or Newco of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof, except for issuances by HL or Newco to Hulu or Fubo contemplated by this Agreement;
(v) (A) except for indebtedness that does not relate to the HL Business or the HL Business Assets, and for which the HL Subsidiaries are not responsible or subject to any guarantees or Liens with respect thereto, incur, assume, guarantee, or become obligated following the date of this Agreement with respect to any indebtedness for borrowed money (including capital leases as defined under GAAP), (B) pledge or otherwise encumber shares of capital stock of any HL Subsidiary, (C) mortgage or pledge any of its material tangible or intangible assets, or create or suffer to exist any Liens thereupon (other than currently existing Liens and Permitted Liens) or (D) except in the ordinary course of business, fund or prepay any obligations to any Person, that are not due and payable until after Closing;
(vi) hire or retain any individual as an employee or independent contractor or service provider of any HL Subsidiary or transfer the employment or service of any employee or independent contractor or service provider of Hulu or its Affiliates into any HL Subsidiary;
(vii) adopt, amend, enter into, or commence participation in or contributions to any Hulu Benefit Plan pursuant to which any HL Subsidiary has, or could reasonably be expected to have, any Liability, contingent or otherwise;
(viii) except as set forth in clause (ix) below or with respect to Hulu Material Contracts by and between Hulu and its Subsidiaries, on the one hand, and another Hulu Related Party, on the other hand (which Contracts shall be subject to clause (xiv) below), (x) amend in any material and adverse respect or terminate any Hulu Material Contract, other than in the ordinary course of business or (y) enter into any agreement that would be a Hulu Material Contract if it had been in existence on the date hereof, other than Contracts (A) entered into in the ordinary course of business or (B) that are required to be entered into by Contracts in effect as of the date of this Agreement (it being understood that any renewal of any Hulu Material Contract with amendments to terms that (i) are (A) consistent with the terms of any renewals entered into in the six (6) months immediately preceding the date of this Agreement or (B) are, in Hulu’s good faith determination, more favorable to the HL Business in the aggregate, and (ii) would not be breached, violated, accelerated, or give rise to events of default or termination or other adverse consequences as a result of the consummation of the Transactions shall be deemed to be in the ordinary course of business);
(ix) enter into any Carriage Agreement with (or renew any existing Carriage Agreement for) a term in excess of three years;
(x) use any of the Marks that constitute HL Business Assets other than in the ordinary course of business consistent with past practices (including using such Marks in connection with any new product, service or offering initially made available after the date of this Agreement);
(xi) re-brand or re-name the HL Business or the HL DMVPD Service or otherwise identify the HL Business in any manner inconsistent with past practices;
(xii) other than with respect to (A) Transaction Litigation, which shall be governed by Section 7.08, (B) any actual or threatened Action or other claim arising out of or relating to a breach of this Agreement or any Contracts, other agreements or instruments contemplated hereby or thereby or (C) customer claims in the ordinary course of business that have not resulted in litigation, with respect to any Action exclusively related to the HL Business or the HL Business Assets, waive, release, assign, settle, compromise or otherwise resolve any Action, excluding any such waiver, release, assignment, settlement or compromise that involves only the payment of monetary damages by Hulu or any Affiliate of Hulu other than HL or Newco;
(xiii) enter into any agreement, arrangement or commitment (other than renewals of any Contract in effect as of the date hereof on terms consistent with such existing Contract or otherwise permitted by this Section 6.02(b)) that (A) materially limits or otherwise materially restricts HL or Newco, or that would reasonably be expected to, after the Closing, materially limit or restrict HL or Newco or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area, or (B) imposes minimum purchase, bundling, programming carrying or penetration or other similar requirements or obligations on the HL Business or HL DMVPD Service that, following the Closing, would be binding upon Fubo OpCo and its Subsidiaries;
(xiv) except in the ordinary course of business on arms’ length terms consistent with existing HL Contracts, enter into any new Contract with an Hulu Related Party that would be binding upon the HL Business, Newco or its Subsidiaries following the Closing;
(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of HL or Newco;
(xvi) except in the ordinary course of business, take any action, or omit to take any action that would, or would reasonably be expected to, result in the reversion, expiration or termination of any material rights held by Hulu or any of its Affiliates with respect to the HL Business or the HL Business Assets;
(xvii) (A) adopt or change any Tax or other material accounting method, principle, practice, or election, (B) settle or compromise any material claim, notice, audit report or assessment in respect of a material amount of Taxes or (C) consent to any extension or waiver of the statute of limitations period applicable to any material HL Asset Tax claim or assessment, if, in the case of each of clauses (A)-(C), such action would affect HL Asset Taxes in any period following the HL Contribution; or
(xviii) authorize, commit or agree to take any of the foregoing actions.
(c) Nothing contained in this Agreement shall give Fubo, directly or indirectly, the right to control or direct the business or operations of Parent or Hulu prior to the Closing. Prior to the Closing, Parent and Hulu shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their and their Subsidiaries’ respective businesses and operations.

ARTICLE 7

ADDITIONAL AGREEMENTS
SECTION 7.01. Preparation of Proxy Statement; Fubo Shareholder Meeting.
(a) As promptly as reasonably practicable after the execution of this Agreement, Fubo shall cause to be prepared and filed with the SEC the Proxy Statement in preliminary form. Each of Parent and Hulu, on the one hand, and Fubo, on the other hand, shall obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy Statement, and shall otherwise assist and cooperate with each other in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Subject to Section 7.06, the Fubo Board shall make the Fubo Board Recommendation to Fubo’s shareholders and shall include such recommendation in the Proxy Statement. If at any time prior to the Fubo Shareholder Meeting (or any adjournment thereof) either Parent, Hulu, or Fubo discover any information relating to Parent, Hulu, Fubo or any of their respective Affiliates that should be set forth in an amendment of, or a supplement to, the Proxy Statement so that the Proxy Statement does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, then the party that discovers such information will notify the other parties as promptly as reasonably practicable and Fubo shall, with the assistance and cooperation of Parent and Hulu, prepare an amendment of, or a supplement to, the Proxy Statement and disseminate such amendment or supplement to Fubo’s shareholders. Fubo shall notify Hulu promptly upon the receipt of any written or oral comments from the SEC and of any written or oral request by the SEC for amendments or supplements to the Proxy Statement and shall supply Hulu with copies of all written correspondence, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Fubo shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the shareholders of Fubo, or responding to any comments from the SEC with respect thereto, Fubo shall (i) provide Hulu with a reasonable opportunity to review and comment on such document or response, (ii) consider in good faith inclusion of reasonable comments provided by Hulu with respect to such document or response and (iii) not file or mail such document or respond to the SEC prior to receiving Hulu’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.
(b) As promptly as reasonably practicable after the resolution of any comments from the SEC with respect to the Proxy Statement (and in any event within ten (10) Business Days after such time), Fubo shall, in accordance with the Fubo Articles of Incorporation and Fubo Bylaws, applicable Law and the rules of the NYSE, (i) take all necessary actions to establish a record date for, duly call, give notice of, convene and hold a special meeting of its shareholders (with such record date and meeting date to be selected after consultation with Hulu) for the purpose of obtaining the Requisite Shareholder Approval (including any adjournment, recess, reconvening or postponement thereof, the “Fubo Shareholder Meeting”) and (ii) disseminate the Proxy Statement to Fubo’s shareholders. Subject to Section 7.06, Fubo shall use its reasonable best efforts to solicit from shareholders of Fubo proxies in favor of the Transactions and to take all other actions necessary or advisable to obtain the Requisite Shareholder Approval. Fubo shall keep Hulu reasonably informed on a reasonably current basis upon Hulu’s request of the status of its efforts to solicit the Requisite Shareholder Approval. Without limiting the generality of the foregoing, Fubo’s obligations pursuant to the preceding sentences of this Section 7.01(b) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to Fubo of any Alternative Proposal or (B) the withdrawal or modification by the Fubo Board of the Fubo Board Recommendation or the Fubo Board’s approval of this Agreement or the Transactions. Once the Fubo Shareholder Meeting has been called and noticed, Fubo shall not postpone or adjourn the Fubo Shareholder Meeting without the consent of Hulu (which consent shall not be unreasonably withheld, conditioned or delayed), other than (I) if Fubo reasonably believes that, as of the time for which the Fubo Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement), (1) there will be an insufficient number of shares of Fubo Common Stock present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Fubo Shareholder Meeting or (2) there will be an insufficient number of proxies to obtain the Requisite Shareholder Approval, then Fubo may postpone or adjourn the Fubo Shareholder Meeting without the consent of Hulu subject to the proviso below, (II) to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Fubo Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Fubo’s shareholders prior to the Fubo Shareholder Meeting, or (III) to comply with applicable Law or to the extent required by a court of competent jurisdiction in connection with any Action in connection with this Agreement or the Transactions; provided that (x) the Fubo Shareholder Meeting shall not be postponed or adjourned by more than ten (10) Business Days at a time or, with respect to clause (I) above, to a date that is more than thirty (30) days after the date on which the Fubo Shareholder Meeting was originally scheduled, in each case without the prior written consent of Hulu (which shall not be unreasonably withheld, conditioned or delayed) and (y) in the event that the Fubo Shareholder Meeting is delayed to a date after the Outside Date as a result of either clause (I) or (II) of this sentence, then Hulu may, in its sole discretion, extend the Outside Date to the fifth (5th) Business Day after such date.
SECTION 7.02. Employee Benefit Matters.
(a) For a period of twelve (12) months following the Closing Date, Hulu and Fubo shall cause Newco and its Subsidiaries to provide to each employee of Fubo or any of its Subsidiaries, immediately prior to the Closing who remains in the employ of Newco or any of its Subsidiaries after the Closing (each such individual, a “Continuing Employee”) (i) a level of base salary or hourly wages that is no less favorable than the level of base salary or hourly wages provided to such Continuing Employee immediately prior to the Closing, (ii) target short-term or annual cash incentive compensation opportunities (including, but not limited to, bonuses and commissions) that are no less favorable than the target short-term or annual cash incentive opportunities (including, but not limited to, bonuses and commissions) provided to such Continuing Employee immediately prior to the Closing, (iii) target long-term incentive compensation (including equity compensation but excluding any special, one-time or other non-recurring grants) that is no less favorable than the target long-term incentive compensation (including equity compensation, but excluding any special, one-time or other non-recurring grants) provided to such Continuing Employee immediately prior to the Closing, (iv) severance payments and benefits that are no less favorable than those provided under the Fubo Benefit Plans set forth on Section 4.11(a) of the Fubo Disclosure Letter as in effect immediately prior to the Closing or, for any Continuing Employees who are not eligible for severance payments and benefits under the Fubo Benefit Plans as in effect immediately prior to the Closing, severance payments and benefits no less favorable than the severance payments and benefits set forth on Section 7.02(a) of the Fubo Disclosure Letter, and (v) other employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employee immediately prior to the Closing.
(b) From and after the Closing, Hulu and Fubo shall cause Newco and its Subsidiaries to honor all Fubo Benefit Plans in accordance with their terms as in effect immediately prior to the Closing and shall cause any employee benefit plans and compensation arrangements established, maintained or contributed to by Newco and its Subsidiaries that cover any of the Continuing Employees following the Closing (collectively, the “Newco Plans”) to (i) recognize the pre-Closing service of participating Continuing Employees with Fubo and its Subsidiaries for purposes of vesting and eligibility to participate, except to the extent such service credit would result in a duplication of benefits for the same period, (ii) recognize the pre-Closing service of participating Continuing Employees with Fubo and its Subsidiaries for purposes of benefit accrual and amounts of benefits and contributions (other than for benefit accrual purposes under a defined benefit pension plan, an arrangement providing statutory required benefits or, except as required by a Collective Bargaining Agreement as in effect on the date hereof or by applicable Law, an arrangement that, under applicable Law or Collective Bargaining Agreement, is exclusively subject to collective negotiation or bargaining), except to the extent such service credit would result in a duplication of benefits for the same period, (iii) waive any pre-existing condition limitations for participating Continuing Employees and (iv) provide credit to each participating Continuing Employee under the applicable Newco Plan for amounts paid by such Continuing Employee prior to the Closing during the year in which the Closing occurs under any analogous Fubo Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms of such Newco Plan; provided that nothing herein shall limit the right of Fubo or Newco to amend or terminate such plans, arrangements and agreements in accordance with their terms.
(c) Hulu and Fubo shall cause Newco and its Subsidiaries to take the actions set forth on Section 7.02(c) of the Fubo Disclosure Letter.
(d) No later than 10 days prior to the Closing, Hulu may, or may cause an Affiliate of Hulu to, make offers of employment to each Fubo Ad Sales Employee, with employment with Hulu or an Affiliate of Hulu under such offers to commence on the Closing Date. Such offers shall provide each Fubo Ad Sales Employee with (i) the same general location of employment as such Fubo Ad Sales Employee’s location of employment as of immediately prior to the Closing (which, for this purpose, shall mean that the Fubo Ad Sales Employee’s location of employment pursuant to such offer shall not be more than 50 miles from such Fubo Ad Sales Employee’s location of employment as of immediately prior to the Closing); (ii) substantially similar duties, responsibilities and position as such Fubo Ad Sales Employee’s duties, responsibilities and position as of immediately prior to the Closing (which, for this purpose, shall exclude any change to duties, responsibilities or position due to Hulu or its Affiliates’ organizational or leadership structure as compared to that of Fubo or the Fubo Subsidiaries); (iii) a level of base salary that is no less favorable than the level of base salary provided to such Fubo Ad Sales Employee immediately prior to the Closing; (iv) total target incentive compensation that, in the aggregate, is no less favorable to the total target incentive compensation provided to such Fubo Ad Sales Employee immediately prior to the Closing and (v) severance payments and benefits under the severance plans of Hulu or its applicable Affiliate; provided, however, that each such offer is subject to Hulu’s or its applicable Affiliate’s customary pre-employment/post-offer procedures and qualifications, and neither Hulu nor its Affiliates shall be under any obligations to continue the employment of any such Fubo Ad Sales Employee for any period of time. Hulu and its Affiliates shall comply with all applicable Laws in connection with any actions taken related to any offers of employment to the Fubo Ad Sales Employees. Notwithstanding any other provision of this Agreement to the contrary, to the extent any Fubo Ad Sales Employee does not become employed by Hulu or an Affiliate of Hulu for any reason, whether due to not receiving or declining an offer from Hulu or an Affiliate of Hulu or arising as a result of Hulu or its Affiliates’ failure to comply with the requirements of this Section 7.02(d) (each such Fubo Ad Sales Employee who does not become employed by Hulu or an Affiliate of Hulu, a “Non-Continuing Fubo Ad Sales Employee”), Fubo and its Subsidiaries may elect to terminate such Non-Continuing Fubo Ad Sales Employee. Solely in the event of any such termination following a Non-Continuing Fubo Ad Sales Employee either (i) not receiving an offer from Hulu or an Affiliate of Hulu or (ii) not receiving an offer from Hulu or an Affiliate of Hulu that complies with the requirements of this Section 7.02(d), then Hulu shall reimburse and indemnify and hold harmless Fubo and its Subsidiaries for and against any Liabilities with respect to any termination or severance payments and benefits provided to such Non-Continuing Fubo Ad Sales Employee by Fubo or any of its Subsidiaries (including severance payments and benefits consistent with Section 7.02(a) of the Fubo Disclosure Letter), and any statutory or contractual severance and termination pay and benefits and any other notice, pay in lieu of notice, benefits or compensation that is required to be paid or provided to such Non-Continuing Fubo Ad Sales Employee pursuant to any Fubo Benefit Plan or applicable Law.
(e) Following the Closing, Hulu and its Affiliates (other than any HL Subsidiary) shall retain sponsorship of, and shall retain and indemnify and hold harmless Newco, HL, Fubo and their Subsidiaries against, all Liabilities under, the Hulu Benefit Plans.
(f) Without limiting the generality of this Section 7.02, all provisions contained in this Agreement with respect to the Continuing Employees are included for the sole benefit of Hulu and Fubo, and nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employees, former employees, any participant in any Fubo Benefit Plan or other benefit plan or arrangement, or any dependent or beneficiary thereof, or (ii) to continued employment with Fubo or any of its Subsidiaries. Nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Fubo Benefit Plan or other employee benefit plan or arrangement, or shall limit the right of Fubo or any of its Subsidiaries to amend, terminate or otherwise modify any Fubo Benefit Plan or other employee benefit plan or arrangement following the Closing in accordance with its terms.
SECTION 7.03. Tax Matters.
(a) All stock transfer, real estate transfer, sales, use, documentary, stamp, recording and other similar Taxes (“Transfer Taxes”) incurred in connection with the Transactions (other than the Hulu Reorganization and the Fubo Reorganization) shall be borne by Newco, and Hulu and Fubo shall reasonably cooperate to minimize any applicable Transfer Taxes and to timely prepare and timely file any Tax Returns relating to Transfer Taxes. Hulu shall be responsible for all Transfer Taxes incurred in connection with the Hulu Reorganization and Fubo shall be responsible for all Transfer Taxes incurred in connection with the Fubo Reorganization.

(b) Any and all existing Tax Sharing Agreements between Fubo and any of its Subsidiaries shall be terminated prior to the Closing and neither Fubo nor any of its Subsidiaries shall have any further liability thereunder.
(c) Any and all existing Tax Sharing Agreements between the HL Subsidiaries and any other Person shall be terminated prior to the Closing and the HL Subsidiaries shall have no further liability thereunder. For the avoidance of doubt, this Section 7.03(c) shall not apply to any of the Ancillary Agreements.
(d) Neither Hulu nor Fubo shall knowingly take or omit to take any action (and shall cause their Affiliates not to knowingly take or omit to take any action) if such action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment, and Hulu and Fubo agree not to take (and to cause their Affiliates not to take) any Tax position inconsistent with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or foreign Law). Hulu and Fubo shall reasonably cooperate (and shall cause their Affiliates to reasonably cooperate) with each other (i) to the extent reasonably required in connection with any Tax matters relating to the Transactions (including, for the avoidance of doubt, the Hulu Reorganization and the Fubo Reorganization) and (ii) to minimize any income or gain arising from any transactions undertaken in contemplation of the Transactions, including the matters set forth in Sections 6.01(b)(i) and Section 6.01(b)(xviii) of the Fubo Disclosure Letter. For the avoidance of doubt, Hulu and Fubo acknowledge and agree that their respective obligations to effect the Transactions are not subject to any condition or contingency with respect to the qualification of the Transactions for the Intended Tax Treatment.
(e) Each of the parties hereto acknowledges and agrees that the Fubo Conversion is intended to qualify as a reorganization under the provisions of Section 368(a) of the Code. This Agreement together with the Plan of Conversion is hereby adopted as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).
(f) Between the date hereof and the Closing Date, Fubo shall keep Parent reasonably informed with respect to the matters set forth in Section 7.03(f) of the Hulu Disclosure Letter.
SECTION 7.04. Financial Statements. Without limiting Parent’s and Hulu’s obligations under Section 7.01:
(a) as promptly as reasonably practicable following the date hereof, Hulu shall deliver to Fubo, to the extent required to be included in the Proxy Statement, audited financial statements reflecting the HL Business (inclusive of the HL Business Assets) and the services, rights and obligations under the HL Transition Services Agreement, the HL Commercial Services Agreement, the Hulu Brand License Agreement and any other applicable services, rights and obligations pursuant to Contracts or other agreements entered into in connection with the Transactions, which financial statements shall include audited financial statements for the 2024, 2023 and 2022 fiscal years (containing combined balance sheets as of September 30, 2023 and as of September 28, 2024 (the “HL Balance Sheet”) and combined statements of income and cash flows for the fiscal years ended October 1, 2022, September 30, 2023 and September 28, 2024), prepared in accordance with GAAP (except as permitted by rules and regulations of the SEC), together with all related notes and schedules thereto, accompanied by an audit report of Parent’s auditor, PricewaterhouseCoopers LLP (collectively, the “HL Audited Financial Statements”); and
(b) Parent and Hulu shall, and shall cause their respective Affiliates and Representatives to, use commercially reasonable efforts to cooperate with Fubo and its Affiliates and Representative to prepare any other financial statements (including audited, unaudited and pro forma financial statements as required by the SEC and applicable Law) required to be included in the Proxy Statement or to comply with the rules and regulations of the SEC, including the requirements of Regulation S-X, and any applicable SEC interpretive guidance in respect thereof, and provide and make reasonably available upon reasonable notice the applicable employees of Hulu to discuss the materials prepared and delivered pursuant to this Section 7.04.
SECTION 7.05. Access; Confidentiality.
(a) From the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Article 9, and subject to the requirements of applicable Laws, Fubo shall give to Hulu and its Representatives reasonable access during normal business hours to the properties, books and records of Fubo and the Fubo Subsidiaries, in each case, for the purpose of consummating the Transactions and at Parent’s sole cost and expense, except that nothing herein shall require Fubo or any Fubo Subsidiary to disclose any (i) information that would give rise to a material risk of waiving the protection to Fubo or any Fubo Subsidiary of an attorney-client privilege, work product doctrine or other legal privilege, (ii) Contract to which Fubo or the Fubo Subsidiaries is a party or otherwise bound if disclosing such Contract would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate any rights pursuant to, such Contract, (iii) Trade Secrets or (iv) documents or information related to pricing or other matters that are highly sensitive or competitive in nature. Without limiting the foregoing, in the event that Fubo or any Fubo Subsidiary does not provide information in reliance on the immediately preceding sentence, it shall provide notice to Hulu that it is withholding such information and shall use its reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not risk waiver of such privilege, including, in Fubo’s sole discretion, pursuant to customary “clean-room” or other appropriate procedures. Any investigation pursuant to this Section 7.05(a) shall be conducted in such manner as not to (x) interfere unreasonably with the conduct of the business of Fubo or the Fubo Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of Fubo or any of the Fubo Subsidiaries of their normal duties or (y) create an unreasonable risk of damage or destruction to any property or assets of Fubo or any of the Fubo Subsidiaries. Nothing in this Section 7.05(a) shall be construed to require Fubo, any of the Fubo Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any access to the properties of Fubo and the Fubo Subsidiaries will be subject to Fubo’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. All requests for access pursuant to this Section 7.05(a) must be directed to the Chief Legal Officer of Fubo, or another person designated in writing by Fubo.
(b) From the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Article 9, and subject to the requirements of applicable Laws, Hulu shall give to Fubo and its Representatives reasonable access during normal business hours to the properties, books and records of Hulu and its Subsidiaries, in each case, as they pertain to the HL Business or the HL Business Assets and for the purpose of consummating the Transactions and at Fubo’s sole cost and expense, except that nothing herein shall require Hulu or any of its Affiliates to disclose any (i) information that would give rise to a material risk of waiving the protection to Hulu or any of its Affiliates of an attorney-client privilege, work product doctrine or other legal privilege, (ii) Contract to which Hulu or any of its Affiliates is a party or otherwise bound if disclosing such Contract would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate any rights pursuant to, such Contract, (iii) Trade Secrets or (iv) documents or information related to pricing or other matters that are highly sensitive or competitive in nature. Without limiting the foregoing, in the event that Hulu or any of its Subsidiaries does not provide information in reliance on the immediately preceding sentence, it shall provide notice to Fubo that it is withholding such information and shall use its reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not risk waiver of such privilege, including, in Hulu’s sole discretion, pursuant to customary “clean-room” or other appropriate procedures. Any investigation pursuant to this Section 7.05(b) shall be conducted in such manner as not to (x) interfere unreasonably with the conduct of the business of Hulu or any of its Affiliates or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of Hulu or any of its Affiliates of their normal duties or (y) create an unreasonable risk of damage or destruction to any property or assets of Hulu or any of its Affiliates. Nothing in this Section 7.05(b) shall be construed to require Hulu, any of its Affiliates or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any access to the properties of Hulu and its Subsidiaries will be subject to Hulu’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. All requests for access pursuant to this Section 7.06(b) must be directed to the Chief Counsel of Hulu (with a copy, which shall not constitute notice, to the Deputy Chief Counsel of Hulu), or another person designated in writing by Hulu.
(c) Each of Hulu and Fubo acknowledges that the information provided to it and its Representatives in connection with this Agreement and the Transactions is subject to the terms of (i) the Mutual Non-Disclosure Agreement between Fubo and Parent, dated as of December 9, 2024 (as amended or modified from time to time, the “Confidentiality Agreement”) and (ii) the Clean Team Agreement. The terms of the Confidentiality Agreement and the Clean Team Agreement are hereby incorporated by reference. The Confidentiality Agreement and the Clean Team Agreement shall terminate at the Closing.

SECTION 7.06. No Solicitation; Other Offers.
(a) Subject to Section 7.06(c), at all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Closing, Fubo shall not, and shall cause its directors, officers and employees and instruct its other Representatives (in their capacities as such) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Proposal, (ii) furnish to any Person (other than Hulu or any of its Affiliates or any of their respective Representatives), or any Representative thereof, any nonpublic information, or afford to any Person (other than Hulu or any of its Affiliates or any of their respective Representatives) access to the business, properties, assets, books, records or other information, or to any personnel, of Fubo or any of its Subsidiaries, in any such case in connection with, or with the intent to facilitate, the making, submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Proposal, (iii) participate or engage in any discussions or negotiations with any Person, or any Representative thereof, with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Proposal, except to (x) notify such Person that the provisions of this Section 7.06 prohibit any such discussions or negotiations or (y) seek to clarify and understand the terms and conditions of any inquiry, proposal or offer made by any Person solely to determine whether such inquiry, proposal or offer constitutes or could reasonably be expected to lead to a Superior Proposal, (iv) enter into any merger agreement, purchase agreement, letter of intent or similar agreement with respect to an Alternative Proposal (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 7.06(c)), (v) approve any transaction under, or any third party becoming an “interested shareholder” under Section 607.0901 of the FBCA or (vi) approve, authorize, agree or publicly announce any intention to do any of the foregoing. Subject to Section 7.06(c), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Closing, Fubo shall, and shall cause its directors, officers and employees and instruct its other Representatives (in their capacities as such) to, cease and cause to be terminated any and all discussions or negotiations with any Person (other than Hulu or any of its Affiliates or any of their respective Representatives), or any Representative thereof, conducted prior to the date of this Agreement with respect to any Alternative Proposal submitted as of, or prior to, the date of this Agreement. Within twenty-four (24) hours after the date of this Agreement, Fubo will terminate access by any Person (other than Hulu or any of its Affiliates or any of their respective Representatives) to any physical or electronic data room relating to a potential Alternative Proposal (or prior discussions in respect of a potential Alternative Proposal) and request that each Person (other than Hulu or any of its Affiliates or any of their respective Representatives) that has executed a confidentiality agreement (other than the Confidentiality Agreement) during the twelve (12) months prior to the date hereof relating to a potential Alternative Proposal promptly return to Fubo or destroy pursuant to the terms of such confidentiality agreement all documents and materials containing confidential information of Fubo that has been furnished by Fubo or any of its Representatives to such Person or any of its Representatives; provided that Fubo or the Fubo Board shall be permitted to grant a waiver of any standstill agreement with any Person solely to the extent required to permit such Person to privately make an Alternative Proposal to the Fubo Board, in each case, if the Fubo Board determines in good faith, after consultation with Fubo’s outside legal counsel, that the failure to take such action would be reasonably expected to be inconsistent with the Fubo Board’s fiduciary duties under applicable Law. Without limiting the generality of the foregoing, Fubo acknowledges and agrees that, in the event any officer, director or employee of Fubo or any of its Subsidiaries takes any action that, if taken by Fubo, would be a breach of this Section 7.06, the taking of such action by such Person shall be deemed to constitute a breach of this Section 7.06 by Fubo.
(b) From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Closing, within twenty-four (24) hours following receipt of an Alternative Proposal, Fubo shall (i) provide Hulu with written notice of such Alternative Proposal and (ii) communicate to Hulu the material terms and conditions of such Alternative Proposal (including any subsequent amendment thereto) and the identity of the Person making such Alternative Proposal. Fubo shall keep Hulu reasonably informed on a reasonably prompt basis with respect to the status of any discussions or negotiations regarding, and of any changes to the material terms and conditions of, any such Alternative Proposal, and shall, within twenty-four (24) hours of receipt or delivery thereof, provide Hulu with the material terms or conditions of any such proposals and any proposed transaction agreements (including all schedules, exhibits and attachments thereto) relating to any such Alternative Proposal and any financing commitments relating thereto.

(c) Notwithstanding anything to the contrary set forth in this Section 7.06 or elsewhere in this Agreement, if at any time prior to receipt of the Requisite Shareholder Approval Fubo or any of its Representatives has received a bona fide, written Alternative Proposal from any Person or group of Persons that did not result from a breach of this Section 7.06 and the Fubo Board determines in good faith, after consultation with Fubo’s financial advisor(s) and outside legal counsel, that such Alternative Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and, after consultation with Fubo’s outside legal counsel, that the failure to take such action described in clause (i), (ii) or (iii) below would be reasonably expected to be inconsistent with the Fubo Board’s fiduciary duties under applicable Law, then Fubo and any of its Representatives may (i) enter into an Acceptable Confidentiality Agreement with such Person or group of Persons (provided that Fubo shall substantially concurrently provide to Hulu a copy of such Acceptable Confidentiality Agreement), (ii) furnish information with respect to Fubo and the Fubo Subsidiaries or provide access to the officers, employees, offices, properties, Contracts, books and records of Fubo and the Fubo Subsidiaries to the Person or group of Persons making such Alternative Proposal (provided that (x) Fubo shall substantially concurrently provide or make available to Hulu any information concerning Fubo that is provided to such Person or group of Persons and which was not previously provided or made available to Hulu and (y) Fubo shall have entered into an Acceptable Confidentiality Agreement with such Person or group of Persons), (iii) participate and engage in discussions or negotiations with the Person or group of Persons making such Alternative Proposal regarding such Alternative Proposal, including to clarify the terms and conditions of such Alternative Proposal and (iv) otherwise facilitate such Alternative Proposal or assist such Person or group of Persons making such Alternative Proposal (and its Representatives and financing sources) with such Alternative Proposal. Within twenty-four (24) hours of such determination of the Fubo Board, Fubo shall provide written notice to Hulu of such determination of the Fubo Board made pursuant to the immediately preceding sentence. Notwithstanding anything to the contrary set forth in this Agreement, Fubo shall be permitted to terminate, amend or otherwise modify, waive or fail to enforce, on a confidential and non-public basis, any provision of any confidentiality, “standstill” or similar agreement solely to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Fubo Board.
(d) Subject to Section 7.06(b), neither the Fubo Board nor any committee thereof shall (i) withdraw, amend, modify or qualify the Fubo Board Recommendation in a manner adverse to Hulu, (ii) publicly approve or recommend an Alternative Proposal, (iii) fail to include the Fubo Board Recommendation in the Proxy Statement when disseminated to the shareholders of Fubo, (iv) if any Alternative Proposal is structured as a tender offer or exchange offer for the outstanding shares of Fubo Common Stock is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Hulu or an Affiliate of Hulu), fail to recommend, within ten (10) Business Days after such commencement, against acceptance by the shareholders of Fubo of such tender offer or exchange offer or (v) publicly propose to do any of the foregoing (each of clauses (i), (ii), (iii), (iv) and (v), a “Fubo Board Recommendation Change”); provided, however, that, notwithstanding anything herein to the contrary, a “stop, look and listen” communication by the Fubo Board or any committee thereof to the shareholders of Fubo pursuant to Rule 14d-9(f) of the Exchange Act, any action contemplated by Section 7.06(f)(i) or any substantially similar communication to either of the foregoing, shall not be deemed to be a Fubo Board Recommendation Change or otherwise be prohibited under the terms of this Agreement. Parent and Hulu understand and agree that, for purposes of this Agreement, a factually accurate public statement by Fubo or the Fubo Board (or a committee thereof), to the extent required by Law, that solely describes Fubo’s receipt of an Alternative Proposal, the identity of the Person making such Alternative Proposal, and the material terms of such Alternative Proposal will not, in and of itself, be deemed to be (A) a withdrawal, amendment, modification, or qualification or proposal by the Fubo Board (or a committee thereof) to withdraw, amend, modify, or qualify the Fubo Board Recommendation; (B) an adoption, approval or recommendation with respect to such Alternative Proposal or (C) a Fubo Board Recommendation Change.
(e) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to receipt of the Requisite Shareholder Approval, the Fubo Board may (i) in response to (x) the receipt of a bona fide, written Alternative Proposal received after the date hereof that did not result from a material breach of this Section 7.06 or (y) the occurrence of an Intervening Event, effect a Fubo Board Recommendation Change, or (ii) in response to a bona fide, written Alternative Proposal received after the date hereof that did not result from a material breach of this Section 7.06, enter into a definitive agreement implementing such applicable Alternative Proposal and terminate this Agreement pursuant to Section 9.03(b), provided that (A) the Fubo Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law, (B) in the case of receipt of an Alternative Proposal, the Fubo Board determines in good faith (after consultation with Fubo’s financial advisor(s) and outside legal counsel) that such Alternative Proposal constitutes a Superior Proposal or, in the case of an Intervening Event, that an Intervening Event has occurred, (C) Fubo provides written notice to Hulu at least three (3) Business Days prior to effecting a Fubo Board Recommendation Change or terminating this Agreement pursuant to Section 9.03(b) of its intent to take such action (a “Change of Recommendation Notice”), (D) prior to effecting such Fubo Board Recommendation Change or terminating this Agreement pursuant to Section 9.03(b), Fubo shall, and shall cause its Representatives to, be reasonably available to negotiate with Hulu in good faith (to the extent Hulu desires to negotiate) during such three (3) Business Day period to make such adjustments in the terms and conditions of this Agreement as would obviate the basis for a Fubo Board Recommendation Change or the termination of this Agreement pursuant to Section 9.03(b) and (E) no earlier than the end of such three (3) Business Day period, the Fubo Board determines in good faith (after consultation with Fubo’s outside legal counsel), after considering any amendments to the terms and conditions of this Agreement proposed by Hulu in a binding written offer irrevocably made by Hulu, that the failure to take such action would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law (and, in the case of receipt of such Alternative Proposal, after consultation with Fubo’s financial advisor(s) and outside legal counsel, that such Alternative Proposal continues to constitute a Superior Proposal). Following delivery of a Change of Recommendation Notice in the case of (x) the receipt of a Superior Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration payable) or other revision to the terms or conditions of such Alternative Proposal or (y) the occurrence of an Intervening Event, in the event of any change with respect to such Intervening Event, Fubo shall provide a new Change of Recommendation Notice to Hulu, and any Fubo Board Recommendation Change or termination of this Agreement pursuant to Section 9.03(b) following delivery of such new Change of Recommendation Notice shall again be subject to clause (C) and clause (D) of the immediately preceding sentence for a period of two (2) Business Days.
(f) Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit Fubo or the Fubo Board from (i) taking and disclosing to the shareholders of Fubo a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; (ii) making any “stop, look and listen” disclosure to the shareholders of Fubo pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication); or (iii) making any disclosure to the shareholders of Fubo that the Fubo Board has determined in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be reasonably expected to be inconsistent with its fiduciary duties under applicable Law; provided that nothing in the foregoing will be deemed to permit the Fubo Board to effect a Fubo Board Recommendation Change other than in accordance with Section 7.06(e).
SECTION 7.07. Reasonable Best Efforts; Filings, etc..
(a) Subject to the terms and conditions set forth in this Agreement, including the limitations set forth in Section 7.07(d) and Section 7.07(e), each of the parties hereto shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Entities prior to the Outside Date, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties prior to the Outside Date, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby prior to the Outside Date.
(b) Subject to Section 7.07(c) and the other terms and conditions herein provided and without limiting the foregoing, Fubo and Hulu shall (and shall cause their respective Subsidiaries to):
(i) make their respective required filings under the HSR Act within ten (10) Business Days and under the foreign Regulatory Laws set forth on Section 5.02(c) of the Hulu Disclosure Letter as promptly as practicable; without limiting the generality of the foregoing, each party shall use its reasonable best efforts to respond to and comply as practicable with any reasonable request for information regarding the Transactions or any such filings for any Governmental Entity charged with enforcing, applying, administering, or investigating any Regulatory Law;
(ii) promptly notify each other of any communication concerning this Agreement or the Transactions to that party from any Governmental Entity, it being understood that correspondence, filings and communications received from any Governmental Entity shall be promptly provided to the other party upon receipt, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants;
(iii) not participate or agree to participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the Transactions) with any Governmental Entity relating to any filings or investigation concerning this Agreement or the Transactions unless it consults with the other party and its Representatives in advance and invites the other party’s Representatives to attend, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, unless the Governmental Entity prohibits such attendance; provided, however, that the requirements of this Section 7.07(b)(iii) shall not apply to any meeting or substantive discussion between Hulu or its Representatives, on the one hand, and any Governmental Entity, on the other hand, to the extent that both (1) such a meeting or discussion relates to the sale or disposal of a Hulu business to the extent that it is not required by a Governmental Entity as part of a potential remedy, commitment or undertaking, and (2) Hulu has sought Fubo’s consent to a waiver of the requirements of this Section 7.07(b)(iii), which consent shall not be unreasonably withheld, conditioned or delayed;
(iv) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a Governmental Entity, with reasonable time and opportunity to comment and consult, of all correspondence, filings and communications (and memoranda setting forth the substance thereof) that they, their Affiliates or their respective Representatives intend to submit to any Governmental Entity;
(v) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entity, including, without limitation, any filings necessary or appropriate under the provisions of Regulatory Laws; and
(vi) deliver to the other party’s outside counsel complete copies of all documents furnished to any Governmental Entity as part of any filing, subject to appropriate confidentiality agreements.
(c) Hulu and Fubo shall jointly direct the antitrust defense of the Transactions in any investigation or litigation by, or negotiations with, any Governmental Entity or other Person relating to the Transactions or regulatory filings under applicable Regulatory Laws, subject to the provisions of Section 7.07(a), Section 7.07(b), Section 7.07(d) and Section 7.07(e).
(d) Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall be deemed to, and the use of reasonable best efforts under this Section 7.07 or elsewhere in this Agreement shall not, require Fubo, Hulu or any HL Subsidiary to (i)(A) agree to, or proffer to, sell, divest, license or hold separate any rights, equity interests or other assets or any portion of any business of Hulu, the HL Subsidiaries or any of their respective Affiliates or (B) agree to, or proffer to, other restrictions or limitations on any business, operations, assets, properties or contractual freedoms of any businesses or operations of Hulu, the HL Subsidiaries, Fubo or its Subsidiaries, Newco or their respective Affiliates, or (ii) agree to, or proffer to, sell, divest, license or hold separate any rights, equity interests or other assets or any portion of any business of Fubo or its Subsidiaries. Neither Hulu nor Fubo shall (or shall permit any of its Subsidiaries to), agree or proffer to take any of such actions without the prior written consent of the other parties to this Agreement.
(e) Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall be deemed to, and the use of reasonable best efforts under this Section 7.07 or elsewhere in this Agreement shall not, require

Fubo or any Fubo Subsidiary to (i)(A) agree to, or proffer to, sell, divest, license or hold separate any rights in any carriage Contract or any other similar Contract relating to the retransmission, distribution, carriage, display or broadcast of any programming service, channel or network or (B) agree to, or proffer to, other restrictions or limitations on any business, operations, assets, properties or contractual freedoms of any businesses or operations of Fubo, the Fubo Subsidiaries, Newco or their respective Affiliates, in each case, unless such restriction or limitation is conditioned upon the Closing.
(f) For purposes of this Agreement, “Regulatory Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other applicable Laws, including any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or any Laws with respect to foreign investment.
(g) Parent and Hulu shall be solely responsible for and pay all filing fees payable to any Governmental Entity relating to the Transactions or regulatory filings under applicable Regulatory Laws.
SECTION 7.08. Transaction Litigation. Fubo shall provide Hulu with prompt written notice of any shareholders demands, litigations, arbitrations or other similar actions (including derivative claims) commencing against Fubo, any Fubo Subsidiary or any of their respective directors or officers relating to this Agreement, the Transactions or any other transactions contemplated hereby (collectively, “Transaction Litigation”) and shall keep Hulu reasonably and promptly informed with respect to the status thereof. Subject to the execution of a customary joint defense agreement, Fubo shall (i) give Hulu the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation, (ii) consult in good faith with Hulu on a regular basis with respect to such defense, settlement and prosecution of any Transaction Litigation and (iii) consider in good faith Hulu’s advice with respect to any Transaction Litigation. Fubo shall not, and shall cause its Subsidiaries to not, compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation without Hulu’s written consent (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, neither Parent nor Hulu shall be afforded any decision-making power or other authority over Transaction Litigation prior to the Closing except for the settlement or compromise consent set forth in the previous sentence.
SECTION 7.09. Public Statements. Fubo and Hulu shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions (including any disclosure announcing this Agreement or the Transactions) and shall not issue any such public announcement or statement, including broad-based employee communications, prior to such consultation, except as may be required by applicable Law or any listing agreement with a national securities exchange or trading market; provided, however, that each of Fubo and Hulu may make, without consultation, (i) public statements or statements solely directed to employees, suppliers, customers, partners or vendors that are substantially similar to information relating to the Transactions or this Agreement that has been previously announced or made public on or after the date hereof in accordance with this Agreement and do not reveal material, nonpublic information regarding Fubo or Parent or their respective Subsidiaries and (ii) public statements related to a Superior Proposal, Intervening Event or Fubo Board Recommendation Change; provided, further, that nothing in this Section 7.09 shall be understood to alter the rights and obligations of Fubo, Hulu and their respective Affiliates under the Settlement Agreement regarding public announcements, statements or other disclosures.
SECTION 7.10. Efforts. Subject to the terms and conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, in good faith, all actions that are necessary, proper or advisable under applicable Law, to consummate the Transactions, including using its commercially reasonable efforts to obtain as promptly as reasonably practicable following the date of this Agreement all material consents, approvals or waivers from third parties that are necessary to consummate the Transactions; provided that, for the avoidance of doubt, any failure to obtain a consent, approval or waiver from a third party shall not constitute a failure of any of the conditions set forth in Section 8.02(b) or 8.03(b) to be satisfied on the Closing Date and none of Hulu, Fubo or any of their respective Affiliates shall be required to agree to (a) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), (b) the provision of additional security (including a guarantee), or (c) otherwise make any accommodation or commitment or incur any liability or obligation to any third party in connection with obtaining any consent.

SECTION 7.11. Reorganizations and Related Matters.
(a) Fubo Reorganization. Prior to the Closing, Fubo shall, and shall cause its Subsidiaries to, perform the actions set forth in the restructuring plan attached hereto as Annex 7.11(a) (the “Fubo Reorganization”) and, as part of the Fubo Reorganization, Fubo will, pursuant to and in accordance with the Fubo Reorganization Documents, (i) form Fubo OpCo, by filing a Certificate of Formation with the DSOS in accordance with the DLLCA and (ii) contribute the entirety of Fubo’s business (except as set forth in Section 7.11(b) (solely with respect to Molotov)) to either Fubo OpCo prior to the Closing or to Newco at the Closing. Following the date hereof and prior to the Closing, Fubo shall be permitted to modify the actions required in connection with the Fubo Reorganization only with the prior written consent of Hulu (such consent not to be unreasonably withheld, conditioned or delayed). Upon Hulu’s reasonable request, Fubo shall provide, in a reasonable level of detail, updates to Hulu on the status of implementation or completion of any actions taken pursuant to the Fubo Reorganization, including actions described in the Fubo Reorganization Documents.
(b) Notwithstanding any other provision of this Agreement, this Agreement shall not constitute a binding agreement to effectuate and accept the contribution and transfer of Molotov SAS, a wholly owned French subsidiary of Fubo (“Molotov”), as part of the business of Fubo subject to the Fubo Reorganization and subsequent Fubo Contribution; provided, however, that, if and when the exercise of the French Put Option occurs in accordance with its terms, as from such exercise, Molotov shall be deemed part of the business of Fubo to be included in the Fubo Reorganization and the Fubo Contribution pursuant to, and as contemplated by, this Agreement and shall be subject to all provisions of this Agreement as they relate to the Fubo Subsidiaries. In particular, as from the exercise of the French Put Option pursuant to its terms, the equity interests or assets of Molotov shall be, to the extent consistent with Annex 7.11(a), part of the equity interests or assets to be contributed by Fubo to Fubo OpCo as part of the Fubo Reorganization and part of the equity interests or assets to be, directly or indirectly, contributed by Fubo to Newco in the Fubo Contribution, which is hereby expressly acknowledged and accepted by Hulu.
(c) Hulu Reorganization. Prior to the Closing, Hulu shall, and shall cause its Subsidiaries to, pursuant to and in accordance with the Hulu Reorganization Documents and in a manner consistent with the Intended Tax Treatment, (i) form HL as a direct wholly owned subsidiary of Hulu, by filing a Certificate of Formation with the DSOS in accordance with the DLLCA, (ii) assign, transfer, convey and deliver, and cause its Subsidiaries to assign, transfer, convey and deliver, to HL, and cause HL to accept from Hulu or such Subsidiaries, all of Hulu’s or such Subsidiary’s right, title and interest in, to and under the HL Business Assets, free and clear of all Liens, other than Permitted Liens, (iii) cause HL to assume only the HL Business Liabilities, (iv) form Newco as a direct wholly owned subsidiary of Hulu, by filing a Certificate of Formation with the DSOS in accordance with the DLLCA and (v) effect the HL Subscriber Contract Terms Update (collectively, the “Hulu Reorganization”). Following the date hereof and prior to the Closing, Hulu shall be permitted to modify the actions required in connection with the Hulu Reorganization only with the prior written consent of Fubo (such consent not to be unreasonably withheld, conditioned or delayed). Upon Fubo’s reasonable request, Hulu shall provide, in a reasonable level of detail, updates to Fubo on the status of implementation or completion of any actions taken pursuant to the Hulu Reorganization, including all actions described in the Hulu Reorganization Documents.
(d) HL Subscriber Contract Terms Update. At least thirty (30) days prior to the Closing, Hulu shall notify subscribers to the HL DMVPD Service of, and solicit such subscribers’ consent to, an amendment to the terms and conditions of the HL Subscriber Contract in accordance with the procedures set forth therein. The amendment (such amendment, the “HL Subscriber Contract Terms Update”) shall provide that, following the effectiveness of such amendment, such HL Subscriber Contract shall be binding as between HL and the applicable subscriber with respect to the provisions of the HL Subscriber Contract applicable to HL DMVPD Service, which provisions (and the specific rights, obligations and ownership of HL with respect thereto) shall be mutually agreed in good faith between Hulu and Fubo prior to the initiation of such amendment process (such agreement not to be unreasonably withheld, conditioned or delayed), and shall reasonably reflect the ownership rights of HL in such HL Subscriber Contracts and the Subscriber Data (subject to the terms and conditions of Annex 7.14(a)(iii)) as otherwise reflected in this Agreement and Annex 7.14(a)(iii) hereto.
(e) Newco and HL. Hulu shall cause each of Newco and HL to take any action required by this Agreement to be taken by Newco or HL, as applicable, from the date of its formation through the Closing. Prior to the

Closing, Hulu will cause each of Newco and HL not to undertake any activity or incur, directly or indirectly, any obligations or liabilities of any type or kind whatsoever, except for activities reasonably necessary to consummate the Transactions or incidental to its formation.
(f) Reorganization Documents. In furtherance of the assignment, transfer, conveyance and delivery of the HL Business Assets and HL Business Liabilities, in each case as specified in Article 2, prior to the Closing:
(i) Hulu shall, and shall cause its applicable Subsidiaries to, execute and deliver any bills of sale, deeds, assignments and assumptions, leases, subleases, stock powers, certificates of title and other instruments of transfer, conveyance and assignment (including supplemental Transfer Tax forms, if applicable) (collectively, the “Hulu Reorganization Documents”) as and to the extent necessary to give effect to and evidence HL Contribution and the transfer, conveyance, assignment and delivery of Hulu’s and its Affiliates’ rights, title and interest in and to the HL Business Assets to the HL Subsidiaries, to form the HL Subsidiaries and to consummate the Hulu Reorganization (it being understood that the terms of the Hulu Reorganization Documents shall be reasonably acceptable to Fubo and shall be consistent with Annex 7.14(a)(i) through 7.14(a)(iv)), and
(ii) Fubo shall, and shall cause its applicable Subsidiaries to, execute and deliver any bills of sale, deeds, assignments and assumptions, leases, subleases, stock powers, certificates of title and other instruments of transfer, conveyance and assignment (including supplemental Transfer Tax forms, if applicable) (collectively, the “Fubo Reorganization Documents” and, together with the Hulu Reorganization Documents, the “Reorganization Documents”) as and to the extent necessary to give effect to and evidence the Fubo Contribution, to form Fubo OpCo and to consummate the Fubo Reorganization (it being understood that the terms of the Fubo Reorganization Documents shall be reasonably acceptable to Hulu and shall be consistent with Annex 7.14(a)(i) through 7.14(a)(iv)).
SECTION 7.12. Wrong Pockets.
(a) If, at any time after the Closing and prior to the five-year anniversary thereof, Parent or any of its Affiliates (i) receives any funds (including any reimbursement, refund or other amount relating to any claim in respect of workers’ compensation, litigation, insurance or otherwise) arising from any HL Business Asset, (ii) owns or is in possession of any HL Business Asset, or (iii) remains subject to any HL Business Liabilities or any HL Business Liabilities were not assumed by an HL Subsidiary prior to the Closing, then Parent shall promptly transfer or assign, or cause its applicable Affiliate to transfer or assign, such funds, HL Business Assets, or HL Business Liabilities to Newco or its designated Affiliate (and Newco or its designated Affiliate shall accept any such funds, HL Business Assets and irrevocably assume any such HL Business Liabilities), for no additional consideration. Until the earlier of (i) the date on which such transfer is effected and (ii) the five-year anniversary of the Closing, Parent shall, or shall cause its applicable Affiliate to, preserve the value of, and hold in trust for the use and benefit of Newco or its designated Affiliate, such funds or HL Business Assets and provide to Newco or its designated Affiliate all of the benefits arising from such funds or HL Business Assets and otherwise cause such funds or HL Business Assets to be used as reasonably instructed by Newco or its designated Affiliate.
(b) If, at any time after the Closing and prior to the five-year anniversary thereof, Newco or any of its Subsidiaries (i) receives any funds (including any reimbursement, refund or other amount relating to any claim in respect of workers’ compensation, litigation, insurance or otherwise) arising from the Parent Retained Business (excluding any funds to which Newco or any of its Subsidiaries is entitled pursuant to this Agreement or any Ancillary Agreement) or (ii) remains subject to any Parent Retained Liabilities or any Parent Retained Liabilities were not retained by Parent or any of its Affiliates (other than the HL Subsidiaries or any Subsidiaries of Newco), then Newco shall promptly transfer or assign, or cause its applicable Subsidiary to transfer or assign, such funds or Parent Retained Liabilities to Parent or its designated Affiliate (and Parent or its designated Affiliate shall accept any such funds and irrevocably assume any such Parent Retained Liabilities), for no additional consideration. Until the earlier of (i) the date on which such transfer is effected and (ii) the five-year anniversary of the Closing, Newco shall, or shall cause its applicable Subsidiary to, preserve the value of, and hold in trust for the use and benefit of Parent or its designated Affiliate, such funds and provide to Parent or its designated Affiliate all of the benefits arising from such funds and otherwise cause such funds to be used as reasonably instructed by Parent or its designated Affiliate.

(c) Notwithstanding anything in this Section 7.12 to the contrary, this Section 7.12 shall not apply to Taxes, other than Parent Retained Tax Liabilities; provided that, if, at any time after the Closing, Newco or any of its Subsidiaries receives any refund of Taxes attributable to Parent Retained Tax Liabilities, Newco shall promptly transfer or assign, or cause its applicable Subsidiary to transfer or assign, such refund to Parent or its designated Affiliate.
SECTION 7.13. Fubo Board of Directors; HL Subsidiaries.
(a) Prior to the Closing, Fubo shall take all action necessary to cause the Fubo Board, effective as of the Closing, to consist of nine (9) members comprised of (a) five (5) directors, including the chairman of the Board of Directors, designated by Hulu no later than ten (10) Business Days prior to the Closing, (b) the Chief Executive Officer of Fubo immediately prior to the Closing, and (c) three (3) directors that are independent for purposes of the NYSE’s listing rules, two (2) of whom shall be designated by Fubo, and reasonably acceptable to Hulu and one (1) of whom shall be designated by Hulu, in each case no later than ten (10) Business Days prior to the Closing. In furtherance of the foregoing, Fubo shall use reasonable best efforts to cause, at Hulu’s request, any directors of Fubo prior to the Closing to execute and deliver a letter in a form reasonably acceptable to Fubo (each, a “Resignation Letter”) effectuating each such director’s resignation as a director of Fubo, effective as of the Closing.
(b) Prior to the Closing, Hulu shall take all action necessary to appoint the persons set forth on Section 7.13 of the Hulu Disclosure Letter as the officers of each HL Subsidiary. In furtherance of the foregoing, Hulu shall use reasonable best efforts to cause the officers of each HL Subsidiary prior to the Closing to execute and deliver a letter effectuating each such officer’s resignation as an officer of such HL Subsidiary, effective as of the Closing.
SECTION 7.14. Certain Agreements.
(a) Between the date hereof and the Closing, Parent, Fubo and Hulu shall each use reasonable best efforts to finalize and enter into, or cause its applicable Affiliate to enter into, effective as of the Closing, the following agreements on terms and conditions consistent with the applicable term sheet or annex referenced below and such other terms and conditions as are mutually agreed among the parties thereto:
(i) the tax receivables agreement (the “Tax Receivables Agreement”) reflecting the terms and conditions of the Tax Receivables Agreement set forth in the term sheet attached hereto as Annex 7.14(a)(i);
(ii) the registration rights agreement (the “Registration Rights Agreement”) reflecting the terms and conditions set forth in the term sheet attached hereto as Annex 7.14(a)(ii);
(iii) (i) the HL transition services agreement (the “HL Transition Services Agreement”) reflecting the terms and conditions of the HL Transition Services Agreement set forth in the term sheet attached hereto as Annex 7.14(a)(iii), (ii) the HL commercial services agreement (the “HL Commercial Services Agreement”) reflecting the terms and conditions of the HL Commercial Services Agreement set forth in the term sheet attached hereto as Annex 7.14(a)(iii) and (iii) the Hulu brand license agreement (the “Hulu Brand License Agreement”) reflecting the terms and conditions of the Hulu Brand License Agreement set forth in the term sheet attached hereto as Annex 7.14(a)(iii); and
(iv) (i) the Newco Operating Agreement reflecting the terms and conditions related to (A) the tax provisions of the Newco Operating Agreement set forth in the term sheet attached hereto as Annex 7.14(a)(iv) and (B) the corporate governance provisions of the Newco Operating Agreement set forth in the term sheet attached hereto as Annex 7.14(a)(iv) and (ii) the Stockholders Agreement reflecting the terms and conditions of the Stockholders Agreement set forth in the term sheet attached hereto as Annex 7.14(a)(iv).
(b) As promptly as practicable after the date hereof, and in any event prior to the filing and mailing of the Proxy Statement pursuant to Section 7.01, Parent, Fubo and Hulu shall each use reasonable best efforts to finalize forms of the Plan of Conversion, the Florida Articles of Conversion, the Delaware Certificate of Conversion, the Certificate of Incorporation of Fubo and the Bylaws of Fubo, in each case, on terms and conditions consistent with this Agreement, Annex 7.14(a)(iv) and such other terms and conditions as are mutually agreed among the parties.

SECTION 7.15. Anti-Takeover Statutes. Fubo and the Fubo Board shall, and shall cause the Fubo Subsidiaries to, (a) grant such approvals and take all actions necessary so that no “business combination”, “affiliated transactions”, “control share acquisition”, or any other “moratorium”, “control-share”, “fair price”, “interested shareholder” or takeover or similar Laws become applicable to this Agreement or the Transactions and (b) if any such anti-takeover or similar Law becomes applicable to this Agreement or the Transactions, grant such approvals and take all actions necessary so that the Transactions may be consummated as promptly as practicable and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such Law on the Transactions, including, if necessary, challenging the validity or applicability thereof.
SECTION 7.16. Records.
(a) During the two-year period following the Closing, and subject to the requirements of applicable Laws, Hulu shall (i) give to Fubo and its Representatives reasonable access during normal business hours to the officers, employees, offices, properties, books and records of Hulu and its Subsidiaries, (ii) furnish to Fubo and its Representatives such financial and operating data and other information concerning Hulu’s business, personnel, assets, liabilities and properties as Fubo may reasonably request and (iii) instruct its Subsidiaries’ Representatives to cooperate reasonably with Fubo in its investigation of Hulu and its Subsidiaries, in each case, relating to the HL Subsidiaries, the HL Business or the HL Business Assets for periods prior to the Closing as is reasonably necessary (A) for financial reporting and accounting matters, (B) to facilitate the investigation, litigation, settlement and final disposition of any claims that may have been or may be made by or against Fubo, Newco or any of their respective Affiliates (excluding any claims made by F, Newco or their respective Affiliates against Parent or its Affiliates) or (C) in connection with any investigation by any Governmental Entity, except that nothing herein shall require Parent or any of its Subsidiaries to disclose any information that would waive the protection to Hulu or any of its Affiliates of an attorney-client privilege, work product doctrine or other legal privilege. Without limiting the foregoing, in the event that Hulu or any of its Subsidiaries does not provide information in reliance on the immediately preceding sentence, it shall provide notice to Fubo or Newco, as applicable, that it is withholding such information and shall use its reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not risk waiver of such privilege. Any investigation pursuant to this Section 7.16 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Hulu or its Affiliates.
(b) During the two-year period following the Closing Date, except in the ordinary course of business, neither Hulu nor any of its Subsidiaries shall destroy or otherwise dispose, or permit the destruction or disposal, of any books or records relating to the HL Subsidiaries, the HL Business or the HL Business Assets for periods prior to the Closing that are in its or its Subsidiaries’ possession without first giving Fubo and Newco written notice of such intended destruction or disposition no later than twenty days prior to the date of such destruction or disposition and offering Fubo and Newco the opportunity to copy such books or records or deliver to Fubo or Newco, at Fubo’s or Newco’s expense, custody of such books or records. Notwithstanding anything herein to the contrary, Fubo and Newco shall have no rights with respect to any books or records relating to the finances and Taxes of the HL Business, the HL Business Assets or the HL Subsidiaries (“Tax Records”) that relate to any consolidated, affiliated, combined, unitary or other Tax group that includes Parent or any of its Affiliates (other than solely one or more HL Subsidiaries), including, for the avoidance of doubt, any Tax Records relating to Hulu, except to the extent such Tax Records relate to the tax attributes of the HL Business Assets (which Tax Records shall not be destroyed until the expiration of the last to expire of all applicable statutes of limitations for the taxable period or periods to which such Tax Records relate and, thereafter, Parent or its Affiliates, as applicable, may destroy or dispose of all or part of such Tax Records without affording any right (of notice or otherwise) to Fubo or Newco).
SECTION 7.17. Directors’ and Officers’ Exculpation, Indemnification and Insurance.
(a) Organizational Documents and Contractual Agreements. From and after the Closing, Fubo and the Fubo Subsidiaries shall (i) honor and fulfill, in all respects, the obligations of Fubo and the Fubo Subsidiaries, as applicable, pursuant to any indemnification agreements in existence as of the date of this Agreement and either set forth on Section 7.17(a) of the Fubo Disclosure Letter or entered into in the form publicly filed in the Fubo SEC Documents, in each case, between Fubo or any of the Fubo Subsidiaries, on the one hand, and any of its or their current or former directors, officers, members, managers or employees (and any person who becomes a director, officer, member, manager or employee of a member of Fubo or any of the Fubo Subsidiaries prior to the Closing), on the other hand, and (ii) maintain the provisions with respect to indemnification and advancement of expenses and exculpation from liability as set forth in the certificates of incorporation, bylaws and other organizational documents of Fubo and each Fubo Subsidiary as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any present or former individual who is or was a director, officer, member, manager or employee of Fubo or any of the Fubo Subsidiaries or such Person is or was serving, at the request of Fubo or any of the Fubo Subsidiaries, as a director, officer, member, manager or fiduciary of any other Person (each such person, an “Indemnified Person”) without his or her written consent except to the extent required by applicable Law.
(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 7.17(a), from and after the Closing, Fubo shall, and shall cause the Fubo Subsidiaries to, indemnify, exculpate and hold harmless, to the fullest extent permitted by applicable Law and under Fubo’s organizational documents as in effect as of immediately prior to the Closing, each Indemnified Person from and against any Losses in connection with any actual or threatened Action or other matter, whether civil, criminal, administrative or investigative, to the extent that such actual or threatened Action or other matter is based on, arising out of or relating to the fact that such Person is or was a director, officer, member, manager or employee of Fubo or any of the Fubo Subsidiaries or such Person is or was serving, at the request of Fubo or any of the Fubo Subsidiaries, as a director, officer, member, manager or fiduciary of any other Person and based on, arising out of or relating to any act, omission, fact, circumstance or other matter occurring or existing at or prior the Closing. Fubo and the Fubo Subsidiaries shall advance such costs, fees and expenses incurred by or on behalf of the Indemnified Persons to the fullest extent permitted under applicable Law and under Fubo’s organizational documents as in effect as of the date of this Agreement. Notwithstanding anything to the contrary in this Agreement, neither Fubo nor any of the Fubo Subsidiaries shall settle or compromise or consent to the entry of any judgment or otherwise terminate any actual or threatened Action or other matter in which an Indemnified Person sought or could have sought indemnification, unless such settlement, compromise, consent or termination includes a full and unconditional release of such Indemnified Person.
(c) D&O Insurance. During the period commencing at the Closing and ending on the sixth anniversary of the Closing Date, Fubo and the Fubo Subsidiaries will maintain in effect directors’ and officers’ liability, employment practices liability and fiduciary liability insurance covering the Indemnified Persons and the other natural persons insured by Fubo and the Fubo Subsidiaries directors’ and officers’ liability, employment practices liability and fiduciary liability insurance in effect as of the date of this Agreement (such persons, “Insured Persons” and such insurance the “Current Insurance”) in respect of acts, omissions, facts, circumstances and other matters existing or occurring at or prior to the Closing on terms and conditions, including limits and retentions, no less favorable to the Insured Persons than the Current Insurance; provided, however, that the aggregate annual premium for such insurance shall not exceed three hundred percent (300%) of the premium for the Current Insurance (the “Maximum Amount”); provided further, that if such insurance is not available or the aggregate annual premium for such insurance exceeds the Maximum Amount, then Fubo and the Fubo Subsidiaries shall obtain the most coverage available for a cost not exceeding the Maximum Amount. Without limiting the foregoing, at or prior to the Closing, Fubo may obtain directors’ and officers’ liability, employment practices liability and fiduciary liability “tail” insurance covering the Insured Persons in respect of acts, omissions, facts, circumstances and other matters existing or occurring at or prior to the Closing on terms and conditions, including limits and retentions, no less favorable to the Insured Persons than the Current Insurance.
(d) Third-Party Beneficiaries; No Impairment. The rights of each Indemnified Person and Insured Person under this Section 7.17 (i) shall survive consummation of the Transactions; (ii) are intended to benefit, and, after the Closing, shall be enforceable by, each Indemnified Person and Insured Person and their respective heirs, administrators, executors, successors, assigns and representatives (who shall be third party beneficiaries of this Section 7.17); and (iii) are in addition to, and not in substitution for, any other rights to indemnification, contribution or insurance that any such Indemnified Person or Insured Person (and their respective heirs, administrators, executors, successors, assigns and representatives) may have by contract (including any indemnification agreement), law, equity or otherwise. Nothing in this Agreement is intended to relieve, or shall be construed as relieving, any insurer of its coverage obligations existing now or in the future. After the Closing, the obligations set forth in this Section 7.17 may not be terminated, amended or otherwise modified in such a manner as to adversely affect the rights of any Indemnified Person or Insured Person without the prior written consent of such affected Indemnified Person or Insured Person.

(e) Successors and Assigns. If Fubo, any of the Fubo Subsidiaries or any of their respective successors or assigns (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer or convey all or substantially all of its properties and assets to any Person, then, in each case, proper provisions will be made so that the successors and assigns of Fubo, the applicable Fubo Subsidiaries or any of their respective successors or assigns will assume all of the obligations of Fubo and the Fubo Subsidiaries set forth in this Section 7.17. Neither Fubo nor any of the Fubo Subsidiaries shall distribute, sell, transfer, convey or otherwise dispose of any of its or their properties or assets in a manner that could reasonably be expected to render Fubo, any of the Fubo Subsidiaries or any of their respective Subsidiaries unable to satisfy their respective obligations under this Section 7.17.
(f) Joint and Several Obligations. The obligations of Fubo and the Fubo Subsidiaries pursuant to this Section 7.17 will be joint and several.
(g) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to Fubo or any of the Fubo Subsidiaries for any of its or their directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.17 is not prior to or in substitution for any such claims pursuant to such policies or agreements.
SECTION 7.18. Affiliate Restrictions. If at any time following the Closing any of the individuals set forth on Section 11.03(b) of the Hulu Disclosure Letter become aware of any Contract (other than any contract with Newco or its Subsidiaries) to which Hulu or its Affiliates is a party that materially limits or restricts, or would be reasonably expected to materially limit or restrict, the operation of the businesses of Newco and its Subsidiaries (including the HL Business, the HL DMVPD Service and Fubo OpCo’s then-current business), or that imposes, or would reasonably be expected to impose, material programming obligations (including with respect to carriage, bundling, penetration, pricing or otherwise) on Newco and its Subsidiaries and their respective businesses (including minimum purchase, carrying, bundling or penetration or other requirements or obligations on the HL Business that, following the Closing, would be binding upon Fubo and its business and/or any other business of Newco that does not use the Hulu brand), then Hulu shall notify Fubo of such restriction, limitation or obligation, and, at the reasonable request of Fubo, shall use commercially reasonable efforts to remove such restriction, limitation or obligation as it pertains to Newco and its Subsidiaries; provided that none of Hulu or any of its Affiliates shall be required to agree to (a) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), (b) the provision of additional security (including a guarantee), or (c) otherwise make any accommodation or commitment or incur any liability or obligation to any third party in connection with its efforts to remove such restriction, limitation or obligation.
SECTION 7.19. Additional Obligations. Each of Fubo, Parent and Hulu agree to take the actions set forth on Section 7.19 of the Hulu Disclosure Letter.
ARTICLE 8

CONDITIONS
SECTION 8.01. Conditions to the Obligations of Each Party to Effect the Transactions. The respective obligations of each of Hulu and Fubo to effect the Transactions shall be subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver at or prior to the Closing) of each of the following conditions:
(a) Shareholder Approval. The Fubo Shareholder Approval shall have been obtained with respect to this Agreement (including the Fubo Contribution), the Fubo Issuance and the Fubo Conversion (including the Plan of Conversion and the Certificate of Incorporation of Fubo) (the “Requisite Shareholder Approval”).
(b) Antitrust/Competition. (i) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated and (ii) each consent from a Governmental Entity required to be obtained with respect to the Transactions as set forth on Section 5.02(c) of the Hulu Disclosure Letter shall have been obtained (or, if applicable, the applicable waiting periods shall have expired or been earlier terminated).

(c) No Injunctions or Restraints. No Governmental Entity of competent and applicable jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Transactions illegal or prohibiting or otherwise preventing the consummation of the Transactions or (ii) issued or granted any Order that is in effect and has the effect of making the Transactions illegal or prohibiting or otherwise preventing the consummation of the Transactions.
(d) Reorganizations. The Hulu Reorganization and the Fubo Reorganization each shall have been completed in all material respects in accordance with the Reorganization Documents.
(e) Fubo Filings. The filed Florida Articles of Conversion shall have been accepted by the FDOS and the filed Delaware Certificate of Conversion and Certificate of Incorporation of Fubo shall have been accepted by the DSOS, and each shall be in full force and effect in accordance with their respective terms, without further amendment or modification.
SECTION 8.02. Conditions to the Obligations of Hulu to Effect the Transactions. The obligations of Hulu to effect the Transactions shall be further subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver by Hulu at or prior to the Closing) of each of the following conditions:
(a) Representations and Warranties. The representations and warranties of Fubo set forth in (i) Section 4.06(a) and Section 4.02(b)(ii) shall be true and correct in all respects as of the date of this Agreement; (ii) Section 4.02(b)(i), Section 4.02(c) and Section 4.02(e) shall be true and correct in all respects (except for any inaccuracies that individually and in the aggregate are de minimis relative to the total fully-diluted equity capitalization of Fubo) as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case, as of such earlier date); (iii) Section 4.01(a), Section 4.01(c), Section 4.02 (other than Section 4.02(b) and Section 4.02(e)), Section 4.03(a), Section 4.03(b)(i), Section 4.10 and Section 4.12 (without giving effect to any qualification as to “materiality” or Fubo Material Adverse Effect qualifiers set forth therein) shall be true and correct in all material respects at and as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case, as of such earlier date); and (iv) Article 4 and not included in the preceding clauses (i), (ii) or (iii) (without giving effect to any qualification as to “materiality” or Fubo Material Adverse Effect qualifiers set forth therein) shall be true and correct in all respects as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except, in the case of this clause (iv), where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Fubo Material Adverse Effect or prevent, materially delay or materially impair the ability of Fubo to consummate the transactions contemplated by this Agreement prior to the Outside Date.
(b) Performance of Obligations of Fubo. Fubo shall have performed, and complied with, in all material respects all obligations required to be performed, or complied with, by it under this Agreement at or prior to the Closing.
(c) Certificate. Fubo shall have delivered to Hulu a certificate, dated the Closing Date, signed by the Chief Executive Officer or another senior executive officer of Fubo, certifying that the conditions set forth in Sections 8.02(a) and 8.02(b) have been satisfied.
(d) Closing Deliverables. Fubo shall have delivered to Hulu or Newco, as applicable, the items to be delivered pursuant to Section 3.03.
SECTION 8.03. Conditions to the Obligations of Fubo to Effect the Transactions. The obligations of Fubo to effect the Transactions shall be further subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver by Fubo at or prior to the Closing) of each of the following conditions:
(a) Representations and Warranties. The representations and warranties of Hulu set forth in (i) Section 5.05(a) shall be true and correct in all respects as of the date of this Agreement; (ii) Section 5.01(a), Section 5.01(c), Section 5.02(a), Section 5.02(b)(i), Section 5.03(a) and Section 5.09 (without giving effect to any qualification as to “materiality” or HL Material Adverse Effect qualifiers set forth therein) shall be true and correct in all material respects at and as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case, as of such earlier date); and (iii) Article 5 and not included in the preceding clauses (i) and (ii) (without giving effect to any qualification as to “materiality” or HL Material Adverse Effect qualifiers set forth therein) shall be true and correct in all respects as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except, in the case of this clause (iii), where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a HL Material Adverse Effect or prevent, materially delay or materially impair the ability of Hulu or Parent to consummate the transactions contemplated by this Agreement prior to the Outside Date.
(b) Performance of Obligations of Parent and Hulu. Each of Parent and Hulu shall have performed, and complied with, in all material respects all obligations required to be performed, or complied with, by it under this Agreement at or prior to the Closing.
(c) Certificate. Hulu shall have delivered to Fubo a certificate, dated the Closing Date, signed by the Chief Executive Officer or another senior executive officer of Hulu, certifying that the conditions set forth in Sections 8.03(a) and 8.03(b) have been satisfied.
(d) Closing Deliverables. Parent and Hulu shall have delivered, or caused their Subsidiaries, as applicable, to deliver, to Fubo the items to be delivered pursuant to Section 3.02.
ARTICLE 9

TERMINATION
SECTION 9.01. Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether before or after the Requisite Shareholder Approval has been obtained, by mutual written consent of Hulu and Fubo.
SECTION 9.02. Termination by Fubo or Hulu. This Agreement may be terminated at any time prior to the Closing, whether before or after the Requisite Shareholder Approval has been obtained, by either Fubo or Hulu upon written notice thereof to the other party hereto, if:
(a) the Closing Date shall not have occurred on or before April 6, 2026 (such date or such later date, if any, as is provided in the proviso of this Section 9.02(a), the “Outside Date”); provided, however, that, if as of such date, the conditions set forth in Section 8.01(b) and, solely to the extent that such Law or Order arises under the HSR Act or any other Regulatory Law, Section 8.01(c) have not been satisfied (but all other conditions set forth in Article 8 have been satisfied, other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), then the Outside Date shall be automatically extended to July 6, 2026 (such date, the “First Extended Outside Date”); provided, further, that, in the event that, on the First Extended Outside Date, the conditions set forth in Section 8.01(b) and, solely to the extent that such Law or Order arises under the HSR Act or any other Regulatory Law, Section 8.01(c) have not been satisfied (but all other conditions set forth in Article 8 have been satisfied, other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), then the Outside Date shall be automatically extended to October 6, 2026; provided, further, however, that the right to terminate this Agreement pursuant to this Section 9.02(a) shall not be available to any party hereto whose breach of its obligations under this Agreement has been a principal cause of the failure of the Closing to occur on or before the date of such termination;
(b) if any court of competent jurisdiction or any other Governmental Entity of competent jurisdiction over Hulu, an HL Subsidiary or Fubo shall have issued any Order, or any Law shall be in effect that was enacted, promulgated or deemed applicable to the Transactions by any Governmental Entity of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal the consummation of the Transactions, and in each case, such Order or Law shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.02(b) shall not be available to any party hereto whose breach of its obligations under this Agreement has been a principal cause of such permanent restraint, enjoinment, prevention, prohibition or illegality; or
(c) the Fubo Shareholder Meeting shall have been held and the Requisite Shareholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof.
SECTION 9.03. Termination by Fubo. This Agreement may be terminated at any time prior to the Closing by Fubo, upon written notice thereof to Hulu, if:
(a) (i) Fubo is not in breach of this Agreement such that Hulu has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 9.04(a), (ii) Hulu shall have breached or otherwise failed to perform any of its covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Hulu set forth in this Agreement shall have become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent, materially delay or materially impair the ability of Hulu to consummate the Transactions prior to the Outside Date and (iii) such breach, failure to perform or inaccuracy of Hulu is not capable of being cured by the Outside Date or is not cured within thirty (30) days following Fubo’s delivery of written notice to Hulu of such breach, failure to perform or inaccuracy;
(b) prior to receipt of the Requisite Shareholder Approval, if (i) the Fubo Board shall have determined to terminate this Agreement in accordance with the terms set forth in Section 7.06 (including that Fubo has complied in all material respects with Section 7.06 with respect to the applicable Superior Proposal) in order to concurrently with such termination enter into a definitive agreement implementing a Superior Proposal and (ii) Fubo concurrently pays Hulu the Fubo Termination Fee payable to Hulu pursuant to Section 9.05(a); or
(c) Hulu or any of its Affiliates shall have commenced any Action that (i) contests the validity or effectiveness of any of the Settlement Documents or the Settlement or (ii) is based on the claims (or underlying factual predicates thereof) that the Settlement Documents contemplate would be dismissed released pursuant thereto.
SECTION 9.04. Termination by Hulu. This Agreement may be terminated at any time prior to the Closing by Hulu, upon written notice thereof to Fubo, if:
(a) (i) Hulu is not in breach of this Agreement such that Fubo has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 9.03(a), (ii) Fubo shall have breached or otherwise failed to perform any of its covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Fubo set forth in this Agreement shall have become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent, materially delay or materially impair the ability of Fubo to consummate the Transactions prior to the Outside Date and (iii) such breach, failure to perform or inaccuracy of Fubo is not capable of being cured by the Outside Date or is not cured within thirty (30) days following Hulu’s delivery of written notice to Fubo of such breach, failure to perform or inaccuracy;
(b) a Fubo Board Recommendation Change (whether in respect of a Superior Proposal or an Intervening Event) shall have occurred; or
(c) Fubo or any of its Affiliates shall have commenced any Action that (i) contests the validity or effectiveness of any of the Settlement Documents or the Settlement or (ii) is based on the claims (or underlying factual predicates thereof) that the Settlement Documents contemplate would be dismissed released pursuant thereto.
SECTION 9.05. Effect of Termination.
(a) Fubo Termination Fee. Fubo shall pay to Hulu $50,000,000 (the “Fubo Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Hulu, in the event that:
(i) (A) this Agreement is terminated by Hulu or Fubo pursuant to (1) Section 9.02(a) and, at the time of such termination, the condition set forth in Section 8.01(a) shall not be satisfied or (2) Section 9.02(c); (B) following the execution and delivery of this Agreement and prior to the Fubo Shareholder Meeting, an Alternative Proposal (whether or not conditional and whether or not withdrawn) shall have been publicly announced or shall have become publicly disclosed; and (C) within twelve (12) months following such termination of this Agreement, (1) Fubo enters into a definitive agreement with any third party with respect to an Alternative Proposal or (2) an Alternative Transaction is consummated, in which case the Fubo Termination Fee shall be payable concurrently with the earlier of (x) Fubo’s entry into the definitive agreement with respect to such Alternative Proposal and (y) the consummation of such Alternative Transaction;
(ii) this Agreement is terminated by Fubo pursuant to Section 9.03(b), in which case the Fubo Termination Fee shall be payable concurrently with such termination; or

(iii) this Agreement is terminated (A) by Hulu pursuant to Section 9.04(b) or (B) by Hulu or Fubo pursuant to Section 9.02(c) if, at the time of such termination pursuant to Section 9.02(c), Hulu would also have the right to terminate this Agreement pursuant to Section 9.04(b), in which case the Fubo Termination Fee shall be payable within two (2) Business Days after such termination.
For purposes of the references to “Alternative Proposal” or “Alternative Transaction” in this Section 9.05(a), all references in the definition of “Alternative Transaction” to twenty percent (20%) and eighty percent (80%) shall be deemed references to fifty percent (50%).
(b) Hulu Termination Fee. Hulu shall pay to Fubo $130,000,000 minus any amount actually paid by Hulu to Fubo pursuant to Section 7.19 prior to the termination of this Agreement (the “Hulu Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Fubo, in the event that this Agreement is terminated:
(i) by Fubo pursuant to Section 9.03(a) or by Hulu pursuant to Section 9.02(a) or Section 9.02(b) at a time when this Agreement is terminable by Fubo pursuant Section 9.03(a); or
(ii) by Fubo or Hulu pursuant to Section 9.02(a) or Section 9.02(b) if, at the time of such termination, all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (or, if any such conditions are by their nature to be satisfied at the Closing, would have been capable of being satisfied on the date of such termination) or waived, other than the conditions set forth in Section 8.01(b) or Section 8.01(c) (with respect to Section 8.01(c), solely to the extent that such Law or Order arises under the HSR Act or any other Regulatory Law);
then Hulu shall pay (or cause to be paid) to Fubo the Hulu Termination Fee (x) no later than two (2) Business Days after such termination in the event of a termination by Fubo and (y) as a condition to termination in the event of a termination by Hulu.
(c) Notwithstanding anything in this Agreement to the contrary, each of Hulu and Fubo acknowledge and hereby agree that in no event shall either party be required to pay the Fubo Termination Fee or the Hulu Termination Fee, as applicable, on more than one (1) occasion, whether or not the Fubo Termination Fee or the Hulu Termination Fee, as applicable, may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.
(d) Hulu and Fubo acknowledge that the agreements contained in this Section 9.05 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties hereto would not enter into this Agreement. Except in the case of fraud, (i) payment of the Fubo Termination Fee shall constitute the sole and exclusive remedy for monetary damages of Hulu against the Fubo Related Parties in circumstances in which the Fubo Termination Fee is payable hereunder, (ii) payment of the Hulu Termination Fee shall constitute the sole and exclusive remedy for monetary damages of Fubo and its Subsidiaries against the Hulu Related Parties in circumstances in which the Hulu Termination Fee is payable hereunder, in the case of each of clauses (i) and (ii), for any loss suffered as a result of the failure to consummate the transactions contemplated by this Agreement, (iii) upon payment of the Fubo Termination Fee in circumstances in which the Fubo Termination Fee is payable hereunder, none of the Fubo Related Parties shall have any further liability or obligation relating to or arising out of this Agreement and no Hulu Related Parties shall be entitled or any other Person shall be entitled to bring or maintain any Action against Fubo or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination and (iv) upon payment of the Hulu Termination Fee in circumstances in which the Hulu Termination Fee is payable hereunder, none of the Hulu Related Parties shall have any further liability or obligation relating to or arising out of this Agreement and no Fubo Related Parties shall be entitled or any other Person shall be entitled to bring or maintain any Action against Hulu or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided that nothing in this Section 9.05(d) shall limit the rights or remedies of Parent, Hulu or Fubo under Section 11.04(c). If Fubo or Hulu (A) fails to timely pay any amount due pursuant to this Section 9.05, and, in order to obtain the payment, Hulu or Fubo, as applicable, commences an Action which results in a judgment against Fubo or Hulu, as applicable, for the payment set forth in this Section 9.05, or (B) Hulu fails to timely effect the Closing on the date that the Closing was supposed to occur in accordance with Section 2.01, and, in order to enforce Hulu’s obligation to so effect the Closing, Fubo commences an Action that results in a decree or order of specific performance against Hulu, in each case of clauses (A) and (B), Fubo shall pay Hulu or Hulu shall pay Fubo, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in prosecuting such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.
(e) Any proper and valid termination of this Agreement pursuant to Sections 9.01 through 9.04 shall be effective immediately upon the delivery of written notice by the terminating party to the other party hereto specifying the provision or provisions pursuant to which such termination is being effected. If this Agreement is terminated in accordance with Sections 9.01 through 9.04, this Agreement shall forthwith become null and void and, except as set forth in this Section 9.05, there shall be no liability or obligation on the part of Hulu, Fubo or their respective Affiliates or Representatives, provided that (i) Section 7.05(c), this Section 9.05 and Article 9 and the Confidentiality Agreement and the Clean Team Agreement will survive termination hereof and (ii) subject to Section 9.05(d), no party shall be relieved from any liabilities or damages as a result of any willful and material breach by any party of any of such party’s representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act or a failure to take such act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would, or would reasonably be expected to, cause a breach of this Agreement.
(f) Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated by Hulu pursuant to Section 9.04(c), this Agreement shall forthwith become null and void ab initio, without any liability or obligation on the part of any Hulu Related Party, and no Fubo Related Parties shall be entitled or any other Person shall be entitled to bring or maintain any Action against Hulu or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.
ARTICLE 10

INDEMNIFICATION
SECTION 10.01. Indemnification by Hulu. During the period commencing at the Closing and ending, with respect to Parent Retained Tax Liabilities, on the date that is sixty days after the expiration of the applicable statute of limitations, and with respect to other Parent Retained Liabilities, on the fifth anniversary of the Closing Date, Hulu shall indemnify and hold harmless Fubo, the Fubo Subsidiaries, the HL Subsidiaries and their respective Affiliates, their respective Representatives and their respective successors and assigns (each, a “Fubo Indemnified Party”) from and against, and be liable to the Fubo Indemnified Parties for, any and all Losses incurred, suffered or sustained by, or imposed upon, any Fubo Indemnified Party arising out of, based upon, related to or resulting from any Parent Retained Liability.
SECTION 10.02. Indemnification by Fubo. During the period commencing at the Closing and ending on the fifth anniversary of the Closing Date, Fubo shall cause Newco to indemnify and hold harmless Hulu and its Affiliates, their respective Representatives and their respective successors and assigns (each, a “Hulu Indemnified Party”) from and against, and be liable to the Hulu Indemnified Parties for, any and all Losses incurred, suffered or sustained by, or imposed upon, any Hulu Indemnified Party arising out of, based upon, related to or resulting from any HL Business Liability.
SECTION 10.03. Indemnification Claims.
(a) Any Fubo Indemnified Party or Hulu Indemnified Party seeking indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (a “Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 10.01 or Section 10.02, as applicable, shall (i) promptly (and in any event within 10 Business Days after receipt of notice of such Third-Party Claim) notify Hulu or Newco, as applicable (the “Indemnifying Party”), of the Third-Party Claim and (ii) as promptly as practicable, transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim and an estimate of any Losses expected to be incurred with respect thereto (if reasonably determinable). Notwithstanding the foregoing, the delay or failure to give the notice provided in, or in accordance with, this Section 10.03 will not relieve the Indemnifying Party of its obligations under this Article 10, except to the extent such Indemnifying Party is actually prejudiced by such delay or failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying

Party, as promptly as practicable after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.
(b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third-Party Claim (except in the case of an Excluded Matter) if the Indemnifying Party promptly notifies the Indemnified Party (and in any event within 30 days after having received any Claim Notice) in writing that it is exercising its right to defend the Indemnified Party against such Third-Party Claim. If the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party (and reasonably satisfactory to the Indemnified Party) in all appropriate proceedings. The Indemnifying Party shall have control of such defense and proceedings, including any compromise or settlement thereof; provided, that the Indemnifying Party shall not enter into any compromise or settlement of such claim without the prior written consent of the Indemnified Party; provided, however, the consent of the Indemnified Party shall not be required for any compromise or settlement if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) such compromise or settlement (A) does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of the Indemnified Party and (B) includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such Third-Party Claim. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 10.03(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation unless, in the reasonable judgment of the Indemnified Party based on the advice of counsel, there is a conflict of interest (including the availability to the Indemnified Party of one or more defenses that are not available to the Indemnifying Party) that would prevent the same counsel from representing both the Indemnified Party and the Indemnifying Party, in which case the Indemnified Party shall be entitled to retain one separate counsel (which counsel shall be reasonably satisfactory to the Indemnifying Party), the reasonable and documented costs and expenses of which shall be borne by the Indemnifying Party. Notwithstanding the foregoing, if a Third-Party Claim involves a criminal proceeding (each, an “Excluded Matter”), then, in each case, the Indemnified Party shall have the right to defend the applicable Third-Party Claim in accordance with Section 10.03(c) below.
(c) In the event of an Excluded Matter, or if the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 10.03(b) within 30 days after receipt of any Claim Notice (or notifies the Indemnified Party within such time period that it elects not to defend the Indemnified Party) and thereafter fails to diligently conduct such defense (as determined by a court of competent jurisdiction), then, in each such instance, the Indemnified Party shall have the right to defend against the applicable Third-Party Claim and be reimbursed for its reasonable and documented cost and expense in regard to such Third-Party Claim with counsel selected by the Indemnified Party in all appropriate proceedings. In such circumstances, or in the case of an Excluded Matter, the Indemnified Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings; provided, that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder without the Indemnifying Party’s consent. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.03(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
(d) Each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Losses. The Indemnified Parties shall act in good faith and a commercially reasonable manner to mitigate any Losses it may pay, incur, suffer or sustain for which indemnification is available hereunder to the extent required by applicable Law (which, for the avoidance of doubt, shall not require any Indemnified Party to seek recovery from any third party).
(e) From and after the Closing, the indemnification obligations set forth in this Article 10 will constitute the sole and exclusive remedies of the parties for any Losses based on, arising out of or otherwise in respect of any matter addressed in Article 10, except for remedies involving specific performance or other equitable relief.
(f) The provisions of this Section 10.03 shall not apply to third-party claims in respect of Taxes (other than claims that include Taxes as ancillary Losses in respect of a non-Tax claim), which claims in respect of Taxes shall be governed by the Newco Operating Agreement.

SECTION 10.04. Limitation of Liability. No party will be liable to any other party for Losses under this Article 10 that are special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits, except where the damages or loss of profits are awarded to a third party in a Third-Party Claim. The amount of any Losses shall be net of any recovery or benefit (including insurance and indemnification) actually received by the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification (net of reasonable expenses incurred in obtaining such recovery or benefit) and, if the Indemnified Party or any of its Affiliates receives such recovery or benefit after receipt of payment from the Indemnifying Party, then the amount of such recovery or benefit, net of reasonable expenses incurred in obtaining such recovery or benefit, shall be paid to the Indemnifying Party.
SECTION 10.05. Tax Treatment of Indemnification. To the extent allowed by applicable Law and unless otherwise agreed by the parties hereto, for U.S. federal and applicable state and local income tax purposes, any indemnity payment made under this Article 10 shall be treated as the reimbursement of a payment made by the Indemnified Party as agent for the Indemnifying Party.
ARTICLE 11

GENERAL PROVISIONS
SECTION 11.01. Notices. All notices, requests, claims, demands and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or if sent by overnight courier (providing proof of delivery) to the parties at the following addresses, or such other address or email address as such party may hereafter specify by like notice to the other party hereto:

(a)	if to Parent or Hulu:

The Walt Disney Company
500 South Buena Vista Street
Burbank, CA 91521

	Attention:	Justin Warbrooke
James Kapenstein

with a further copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, New York 10001

	Attention:	Faiza Saeed
Daniel Cerqueira
Cole DuMond
Alexander Greenberg
	E-mail:	fsaeed@cravath.com
dcerqueira@cravath.com
cdumond@cravath.com
agreenberg@cravath.com

(b)	if to Fubo:

fuboTV Inc.
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Attention: Chief Legal Officer

with a further copy to (which copy shall not constitute notice):

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020

Attention:	Andrew Elken
Owen Alexander
E-mail:	Andrew.Elken@lw.com
Owen.Alexander@lw.com

SECTION 11.02. Representations and Warranties. The representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing. This Section 11.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.
SECTION 11.03. Interpretations. When a reference is made in this Agreement to an Article, Section, Schedule, Disclosure Letter, Annex or Exhibit, such reference shall be to an Article, Section, Schedule, Disclosure Letter, Annex or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “will” shall be construed to have the same meaning as the word “shall”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” shall not be exclusive. Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement,” “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and include any schedules, disclosure letters, annexes, exhibits or other attachments to this Agreement. The Fubo Disclosure Letter, the Hulu Disclosure Letter, all annexes and schedules hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement. Any references in this Agreement: (a) to “knowledge” of Fubo shall mean the actual knowledge of the individuals identified in Section 11.03(a) of the Fubo Disclosure Letter; and (b) to the “knowledge” of Hulu shall mean the actual knowledge of the individuals identified in Section 11.03(b) of the Hulu Disclosure Letter. The phrase “made available”, when used in reference to anything made available by Fubo or Hulu or any of their respective Representatives, in each case, shall be deemed to include anything (i) uploaded to the electronic data room maintained by or on behalf of Fubo or its Representatives for purposes of the Transactions and made accessible to Parent and Hulu and their Representatives (including any “clean team room” or similar depository within such electronic data room) prior to 11:59 p.m. New York City time on the day prior to the date of this Agreement, (ii) uploaded to the electronic data room maintained by or on behalf of Hulu or its Representatives for purposes of the Transactions and made accessible to Fubo and its Representatives (including any “clean team room” or similar depository within such electronic data room) prior to 11:59 p.m. New York City time on the day prior to the date of this Agreement or (iii) publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. The term “Dollars” and “$” mean U.S. dollars. When “since” is used in connection with a date, the period covered thereby shall be inclusive of such date. References to “days” shall mean “calendar days” unless expressly stated otherwise.

SECTION 11.04. Governing Law; Jurisdiction; Specific Performance.
(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any of the transactions contemplated hereby. Nothing in this Section 11.04 shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any federal court located in the State of Delaware, as applicable. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 11.01 shall be effective service of process for any suit or proceeding in connection with this Agreement or any of the transactions contemplated hereby.
(c) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement. In circumstances where the parties are obligated to consummate the Transactions and the Transactions have not been consummated (other than as a result of the other party’s refusal to close in violation of this Agreement) each of the parties expressly acknowledges and agrees that the other party and its stockholders or shareholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party and its stockholders or shareholders, and that such other party on behalf of itself and its stockholders or shareholders shall be entitled to enforce specifically the breaching party’s obligation to consummate the Transactions. No party shall oppose the granting of an injunction or other equitable relief to prevent any breach of this Agreement or to enforce specifically the terms and provisions of this Agreement on the basis that the other parties have an adequate remedy at law or that an award of equitable relief is unenforceable, invalid or not an appropriate remedy for any reason at law or equity. Any party seeking any injunction or other equitable relief to prevent any breach of this Agreement or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.04(c) shall not be required to provide any bond or other security in connection with any such order or injunction.
SECTION 11.05. Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
SECTION 11.06. Assignment; No Third Party Beneficiaries.
(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except for the provisions of Section 7.17, which shall be for the express benefit of the Indemnified Persons and the Insured Persons.
SECTION 11.07. Expenses. Except as otherwise specifically provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Transactions are consummated.
SECTION 11.08. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.
SECTION 11.09. Entire Agreement. This Agreement (including the Hulu Disclosure Letter, the Fubo Disclosure Letter, the Ancillary Agreements, annexes, exhibits and letters hereto), the Confidentiality Agreement and the Clean Team Agreement constitute the entire agreement, and supersede all other prior agreements and understandings (both written and oral), among the parties hereto with respect to the subject matter hereof and thereof.
SECTION 11.10. Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the Transactions by action by or on behalf of the respective board of directors of the parties hereto or the shareholders of Fubo; provided, however, that after the Requisite Shareholder Approval is obtained, no amendment shall be made without the further approval of such Fubo shareholders except as permitted by Law. This Agreement (including the Fubo Disclosure Letter and the Hulu Disclosure Letter) may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
SECTION 11.11. Waiver. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time prior to the Closing by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No party shall be deemed to have waived any claim arising out of this Agreement or any power, right, privilege, or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
SECTION 11.12. Disclosure Letters. Any disclosure contained in the Fubo Disclosure Letter or the Hulu Disclosure Letter with reference to the corresponding section or subsection of this Agreement shall be deemed to apply to such section or subsection and any other section or subsection of the Fubo Disclosure Letter or Hulu Disclosure Letter, respectively, where the relevance of such disclosure is reasonably apparent. The mere inclusion of any item in (a) the Fubo Disclosure Letter as an exception to a representation or warranty of Fubo in this Agreement or (b) the Hulu Disclosure Letter as an exception to a representation or warranty of Parent or Hulu in this Agreement shall not be deemed to be (i) an admission that such item is a material exception, fact, event or circumstance or that such item, individually or in the aggregate, has had or is reasonably expected to have, a Fubo Material Adverse Effect or a HL Material Adverse Effect, as applicable (or trigger any other materiality qualification) or (ii) an admission or indication of any non-compliance with, or breach or violation of, any third party rights, Contract or Law. No reference to, or disclosure of, any item or other matter in the Fubo Disclosure Letter or the Hulu Disclosure Letter shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Walt Disney Company

By:	/s/James Kapenstein
Name:	James Kapenstein
Title:	Associate General Counsel

Hulu, LLC

By:	/s/ James Kapenstein
Name:	James Kapenstein
Title:	Authorized Signatory

Signature Page to Business Combination Agreement

FUBOTV INC.

By:	/s/ David Gandler
Name:	David Gandler
Title:	Chief Executive Officer

Signature Page to Business Combination Agreement

Annex B
PLAN OF CONVERSION
OF
FUBOTV INC.
This PLAN OF CONVERSION (this “Plan” or “Plan of Conversion”) is adopted and approved by FUBOTV INC., a Florida corporation (the “Constituent Entity”), on [•], [•].
RECITALS
WHEREAS, the Constituent Entity is duly incorporated and existing under the laws of the State of Florida, with its Articles of Incorporation, as amended, previously being filed with the Florida Department of State, Division of Corporations (the “Florida DOS”).
WHEREAS, the Constituent Entity desires to convert from a Florida corporation into a Delaware corporation pursuant to the provisions of the Florida Business Corporation Act (Chapter 607 of the Florida Statutes) and Section 265 of the Delaware General Corporation Law by filing Articles of Conversion with the Florida DOS and a Certificate of Conversion and a Certificate of Incorporation with the Delaware Secretary of State (the “Delaware SOS”).
WHEREAS, the board of directors of the Constituent Entity has determined that the conversion is advisable, fair to and in the best interests of the Constituent Entity and the shareholders of the Constituent Entity, has approved and adopted this Plan of Conversion by unanimous written consent in accordance with applicable law, and has submitted this Plan of Conversion to the shareholders of the Constituent Entity and recommended the shareholders of the Constituent Entity approve this Plan of Conversion in accordance with applicable law.
WHEREAS, the shareholders of the Constituent Entity approved this Plan of Conversion at a special meeting on September 30, 2025.
NOW, THEREFORE, in consideration of the several and mutual promises, agreements, covenants, understandings, undertakings, representations and warranties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, intending to be legally bound, this Plan is adopted and approved as follows:
1. Name of Constituent Entity. The name of the Constituent Entity is:
FUBOTV INC.
2. Name of Resulting Entity. The name of the resulting entity (the “Resulting Entity”) is:
FUBOTV INC.
3. Jurisdiction and Form of Constituent Entity. The Constituent Entity was incorporated as a corporation under the laws of the State of Florida and is subject to the laws thereof.
4. Jurisdiction and Form of Resulting Entity. The Resulting Entity shall be incorporated as a corporation under the laws of the State of Delaware and will be subject to the laws thereof.
5. Conversion. At the Effective Time (as defined below), the Constituent Entity shall be converted into the Resulting Entity, the separate existence of the Constituent Entity shall cease, and the Resulting Entity shall continue its existence in the form of a Delaware corporation (the “Conversion”).
6. Effect of Conversion. The Conversion will become effective on the effective date and time set forth in the Articles of Conversion filed with the Florida DOS, in the form attached hereto as Exhibit A, and the Certificate of Conversion filed with the Delaware SOS, in the form attached hereto as Exhibit B (the “Effective Time”). Upon effectiveness:
(a) the Constituent Entity shall be converted into the Resulting Entity and the Resulting Entity shall be subject to the jurisdiction of the State of Delaware and be governed by the laws thereof;
(b) the Resulting Entity shall be a continuation of the existence of the Constituent Entity and the Resulting Entity, for purposes of the laws of the State of Delaware, shall be deemed to be the same entity as the Constituent Entity;

(c) the title to all property owned by the Constituent Entity shall be vested in the Resulting Entity without reversion or impairment;
(d) the Resulting Entity shall have all of the liabilities of the Constituent Entity;
(e) all proceedings pending against the Constituent Entity may be continued as if the Conversion had not occurred or the Resulting Entity may be substituted in the proceeding for the Constituent Entity;
(f) the Articles of Incorporation of the Constituent Entity in effect as of immediately prior to the Conversion shall cease to exist and as of the Effective Time the Certificate of Incorporation filed with the Delaware SOS simultaneously with the Certificate of Conversion, in the form attached hereto as Exhibit C, shall be the Certificate of Incorporation of the Resulting Entity;
(g) the bylaws of the Constituent Entity in effect as of immediately prior to the Conversion shall cease to exist and as of the Effective Time the Bylaws, in the form attached hereto as Exhibit D, shall be the Bylaws of the Resulting Entity;
(h) the directors of the Resulting Entity from and after the Effective Time (each, a “Resulting Entity Director”) shall be as follows:
Directors
[Name]
[Name]
[Name]
[Name]
[Name]
[Name]
[Name]
[Name]
[Name]
(i) each director of the Constituent Entity immediately prior to the Effective Time who is not a Resulting Entity Director shall resign or be removed, as determined by the Constituent Entity;
(j) the officers of the Constituent Entity immediately prior to the Effective Time shall continue in their respective offices as officers of the Resulting Entity from and after the Effective Time;
(k) as of the Effective Time, by virtue of the Conversion, each share of common stock of the Constituent Entity, issued and outstanding immediately prior thereto, shall be automatically converted into one share of Class A common stock of the Resulting Entity;
(l) as of the Effective Time, by virtue of the Conversion, (i) each employee benefit plan, stock option plan, and other equity-based plan of the Constituent Entity immediately prior to the Effective Time shall continue to be a plan of the Resulting Entity, and, to the extent any such plan provides for the issuance of common stock of the Constituent Entity, as of the Effective Date, such plan shall be deemed to provide for the issuance of Class A common stock of the Resulting Entity and (ii) all stock options to purchase shares of common stock of the Constituent Entity outstanding and unexercised as of the Effective Time (both time- and performance-based) and all restricted stock units (both time- and performance-based) covering common stock of the Constituent Entity outstanding as of the Effective Time, in each case awarded under any equity-based plan of the Constituent Entity, shall continue and remain in effect upon the same terms and conditions (including, without limitation, terms and conditions resulting from relevant policies of the Constituent Entity such as the fuboTV Inc. Policy for Recovery of Erroneously Awarded Compensation) as were in effect immediately prior to the Conversion, except that the shares of common stock issuable upon the exercise of such options shall become shares of Class A common stock of the Resulting Entity and the shares of common stock subject to such restricted stock units shall become shares of Class A common stock of the Resulting Entity, in accordance with clause (i) above. At the Effective Time, each employee benefit plan, stock option plan, and other equity-based plan of the Constituent Entity, each written agreement thereunder setting forth the terms of each award and each policy of the Constituent Entity related to each such plan or written agreement (including, without limitation, the fuboTV Inc. Policy for Recovery of Erroneously Awarded Compensation) be, and hereby is, amended as necessary to provide that references to the “Company” in such plan, written agreement or policy shall refer to the Resulting Entity, references to “Common Stock” or “Stock” in such plan, written agreement or policy thereunder shall refer to Class A common stock of the Resulting Entity and references to “Subsidiary” shall refer to the subsidiary entities of the Resulting Entity; and
(m) the Conversion shall not be deemed a dissolution of the Constituent Entity.
7. Termination or Abandonment. This Plan may be terminated or the Conversion abandoned at any time prior to the Effective Time in the filings with the Florida DOS and the Delaware SOS as prescribed by applicable law. In the event of termination of this Plan and/or abandonment of the Conversion, this Plan shall become void and of no further force and effect without liability on the part of the Constituent Entity or its shareholders, board of directors, officers and agents.
8. Counterparts. This Plan may be executed in one or more counterparts, such as facsimile copies, PDF signatures and photocopies, all of which together shall have the same effect as original signatures and the executed copies shall be inserted in the books of the Constituent Entity and Resulting Entity.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Plan to be executed as of the day and year first written above.

FUBOTV INC.

By:
Name:	[•]
Title:	[•]

[Signature Page to Plan of Conversion]

Exhibit A
Florida Articles of Conversion

Exhibit B
Delaware Certificate of Conversion

Exhibit C
Certificate of Incorporation

Exhibit D
Bylaws

Annex C
Articles of Conversion
For
FLORIDA PROFIT CORPORATION
Into A
NON-FLORIDA BUSINESS ENTITY
The Articles of Conversion are submitted to convert the following Florida profit corporation into a business entity formed under the laws of another jurisdiction in accordance with s. 607.11933, Florida Statutes.
1.	The name of the Florida profit corporation converting into the (converted) resulting business entity is fuboTV Inc.
2.	The name of the resulting business entity is FuboTV Inc.
3.	The (converted) resulting entity is a corporation organized, formed or incorporated under the laws of the State of Delaware.
4.	The above referenced Florida profit corporation has converted into another business entity in compliance with Chapter 607, F.S.
5.	The Plan of Conversion was approved by the converting Florida profit corporation in accordance with Chapter 607, F.S.
6.	These Articles of Conversion are effective on [•], [•] at [•:• a.m./p.m.]
Signed this [•] day of [•], [•].

Signature:
Name: David Gandler
Title: Chief Executive Officer

C-1

Annex D
STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A NON-DELAWARE CORPORATION TO A
DELAWARE CORPORATION PURSUANT TO SECTION 265 OF
THE DELAWARE GENERAL CORPORATION LAW

1.	The jurisdiction where the non-Delaware corporation was first formed is Florida

and the date the non-Delaware corporation first formed is	February 20, 2009	.

2.	The jurisdiction immediately prior to filing this Certificate is	Florida	.

3.	The name of the non-Delaware corporation immediately prior to filing this Certificate is fuboTV Inc..

4.	The name of the corporation as set forth in the Certificate of Incorporation is FuboTV Inc..

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the
        day of          , A.D.         .

By:
Authorized Person or Officer

Name:	David Gandler, Chief Executive Officer
Print or Type

D-1

Annex E
CERTIFICATE OF INCORPORATION
OF
FUBOTV INC.
ARTICLE I
SECTION 1.01 Name. The name of the Corporation is FuboTV Inc. (the “Corporation”).
ARTICLE II
SECTION 2.01 Registered Office and Agent. The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at that address is Corporation Service Company.
ARTICLE III
SECTION 3.01 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.
ARTICLE IV
SECTION 4.01 Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 7,050,000,000 shares of capital stock, consisting of three classes as follows:
(a) 5,000,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”);
(b) 2,000,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and
(c) 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).
SECTION 4.02 Powers and Rights of the Common Stock.
(a) General. Except as otherwise expressly provided in this Certificate of Incorporation (as amended or amended and restated from time to time, this “Certificate of Incorporation”), the powers (including voting powers), preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be in all respects identical.
(b) Voting. Subject to applicable law, Section 4.02(d) and the rights, if any, of the holders of any class or series of Preferred Stock then outstanding, the holders of outstanding shares of Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Certificate of Incorporation or the Bylaws of the Corporation (as amended or amended and restated from time to time, the “Bylaws”), or upon which a vote of stockholders generally entitled to vote is otherwise duly called for by the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of Common Stock outstanding in such holder’s name on the stock transfer records of the Corporation.
(c) No Cumulative Voting. The holders of shares of Common Stock shall not have cumulative voting rights.
(d) Amendments Affecting Stock.
(i) So long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the prior affirmative vote of the holders of a majority of the shares of Class A Common Stock then outstanding, voting separately as a single class, (A) alter or change the powers, preferences or special rights of the shares of Class A Common Stock so as to affect them adversely or (B) take any other action upon which class voting is required by applicable law. So long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the prior affirmative vote of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, (I) alter or change the powers, preferences or special rights of the shares of Class B Common Stock so as to affect them adversely or (II) take any other action upon which class voting is required by applicable law.
(ii) Notwithstanding Section 4.02(d)(i) or anything to the contrary set forth in this Certificate of Incorporation, and irrespective of the provisions of Section 242(b)(2) and Section 242(d)(2) of the DGCL:
(A) the holders of shares of Common Stock shall vote as one class with respect to any proposed amendment to this Certificate of Incorporation that would increase or decrease (x) the number of authorized shares of Common Stock or any class or series thereof, (y) the number of authorized shares of Preferred Stock or any class or series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established (but, in each case, with respect to any decrease, not below the number of shares of such class or series of capital stock then outstanding), and the affirmative vote of the holders of a majority of the shares of Common Stock then outstanding shall be required for the approval of any such matter; and
(B) subject to the rights, if any, of the holders of any class or series of Preferred Stock then outstanding, no separate class or series vote of the holders of shares of any class or series of capital stock of the Corporation shall be required for the approval of any matter contemplated by Section 4.02(d)(ii)(A).
(e) Dividends. Subject to applicable law and the rights, if any, of the holders of any class or series of Preferred Stock then outstanding, holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors of the Corporation (the “Board of Directors”) from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that without the prior affirmative vote of the holders of a majority of the shares of Class A Common Stock then outstanding and the holders of a majority of the shares of Class B Common Stock then outstanding, each voting separately as a single class, no dividend shall be declared or paid or set apart for payment on the Class A Common Stock in (a) shares of Class A Common Stock or rights, options or warrants to purchase shares of Class A Common Stock unless there shall also be or have been declared and set apart for payment on the Class B Common Stock, a dividend of an equal number of shares of Class B Common Stock or rights, options or warrants to purchase shares of Class B Common Stock or (b) shares of Class B Common Stock or rights, options or warrants to purchase shares of Class B Common Stock. Shares of Class B Common Stock shall be deemed to be a non-economic interest in the Corporation, and the holders of Class B Common Stock shall not be entitled to receive any dividends (including cash, stock or property) in respect of their shares of Class B Common Stock except as expressly provided in this Section 4.02(e).
(f) Stock Splits. Without the prior affirmative vote of the holders of a majority of the shares of Class A Common Stock then outstanding and the holders of a majority of the shares of Class B Common Stock then outstanding, each voting separately as a single class, no reclassification, subdivision or combination shall be effected on the Class A Common Stock or the Class B Common Stock unless the same reclassification, subdivision or combination, in the same proportion and manner, is made on the other class of Common Stock.
(g) Liquidation, Dissolution, etc. Subject to applicable law and the rights, if any, of the holders of any class or series of Preferred Stock then outstanding, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of any class or series of Preferred Stock then outstanding shall be entitled, the holders of shares of Class A Common Stock shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to stockholders of the Corporation. Without limiting the rights of holders of Paired Interests to have Paired Common Units, together with corresponding Paired Class B Shares, redeemed or exchanged for shares of Class A Common Stock in accordance with the Newco LLC Agreement, the holders of shares of Class B Common Stock shall not be entitled to receive, with respect to such shares, any assets or funds of the Corporation in the event of any dissolution, liquidation or winding up (either voluntary or involuntary) of the Corporation.
(h) Merger or Consolidation. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), (i) the holders of shares of Class A

Common Stock shall be entitled to receive, with respect to such shares, the same per share consideration on a per share basis and (ii) without limiting the rights of holders of Paired Interests to have Paired Common Units, together with corresponding Paired Class B Shares, redeemed or exchanged for shares of Class A Common Stock in accordance with the Newco LLC Agreement, the holders of shares of Class B Common Stock shall not be entitled to receive any consideration in respect of such shares of Class B Common Stock.
(i) No Preemptive Rights. No holder of shares of Common Stock shall be entitled to preemptive rights.
(j) Conversion. Class A Common Stock shall not be convertible into or exchangeable for any other class or series of capital stock of the Corporation.
(k) Restrictions on Issuance and Transfer of Class B Common Stock.
(i) No shares of Class B Common Stock may be issued except to a holder of common units of Newco (“Common Units”) (other than the Corporation) in an amount such that, after the issuance of such shares of Class B Common Stock, such holder holds an equal number of Common Units and shares of Class B Common Stock (as such number may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class B Common Stock or the Common Units), unless otherwise provided in the Newco LLC Agreement.
(ii) No shares of Class B Common Stock may be transferred by the holder thereof except (A) pursuant to an exchange or redemption contemplated by Section 4.02(l) or (B) as part of the transfer of a Paired Interest and in accordance with the terms of the Newco LLC Agreement; provided that the restrictions contained in this Certificate of Incorporation shall continue to apply to such shares of Class B Common Stock after any such transfer. The transfer restrictions described in this Section 4.02(k)(ii) are referred to as the “Restrictions”.
(iii) Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall, to the fullest extent permitted by applicable law, be null and void. If, notwithstanding the Restrictions, an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity, whether or not a legal entity (a “Person”), shall, voluntarily or involuntarily, purportedly become or attempt to become the purported transferee of shares of Class B Common Stock (the “Purported Owner”) in violation of the Restrictions, then the Purported Owner shall, to the fullest extent permitted by applicable law, not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall, to the fullest extent permitted by applicable law, not be recognized by the Corporation or its transfer agent.
(iv) Upon a determination by the Board of Directors that a Person has attempted or is attempting to transfer or to acquire shares of Class B Common Stock, or has purportedly transferred or acquired shares of Class B Common Stock, in violation of the Restrictions, the Board of Directors may take such lawful action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the Corporation, including, to the fullest extent permitted by applicable law, to cause the Corporation’s transfer agent to record the Purported Owner’s transferor as the record owner of the shares of Class B Common Stock, and to institute proceedings to enjoin any such attempted or purported transfer or acquisition, or reverse any entries or records reflecting such attempted or purported transfer or acquisition.
(v) Notwithstanding the Restrictions, in the event that any record or beneficial owner of shares of Class B Common Stock is no longer the record or beneficial owner of an equal number of shares of Class B Common Stock and Common Units (as such number may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class B Common Stock or Common Units), the number of shares of Class B Common Stock registered in the name of such holder or beneficially owned by such holder that exceed the number of Common Units registered in the name of such holder or beneficially owned by such holder shall be automatically (and without further action on the part of the Corporation or such holder) cancelled for no consideration.
(vi) The Board of Directors may, to the fullest extent permitted by applicable law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 4.02(k) and the Newco LLC Agreement for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.02(k). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Corporation’s transfer agent and shall be made available for inspection by any prospective transferee of shares of Class B Common Stock and, upon written request, shall be mailed or otherwise delivered, as determined by the Corporation, to a holder of shares of Class B Common Stock.
(vii) The Board of Directors shall, to the fullest extent permitted by applicable law, have all powers necessary to implement the Restrictions, including the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.
(l) Exchange and Cancellation of Class B Common Stock. To the extent that either (i) any holder of shares of Class B Common Stock exercises its right pursuant to the Newco LLC Agreement to have its Paired Common Units redeemed by Newco in accordance with the Newco LLC Agreement or (ii) the Corporation exercises its option pursuant to the Newco LLC Agreement to effect a direct exchange with such holder in lieu of the redemption described in clause (i), then upon the surrender of the shares of Class B Common Stock to be redeemed or exchanged and simultaneous with the payment of, at the Corporation’s election, cash or shares of Class A Common Stock to the holder of such shares of Class B Common Stock by Newco (in the case of a redemption) or the Corporation (in the case of an exchange), the shares of Class B Common Stock so redeemed or exchanged shall be automatically (and without any further action on the part of the Corporation or the holder thereof) cancelled for no consideration.
(m) Class B Common Stock Legend. All certificates or book-entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):
THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [BOOK-ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION OF FUBOTV INC., AS AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF FUBOTV INC. AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).
(n) Status of Converted, Redeemed, Repurchased or Cancelled Shares. If any share of Class B Common Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation, in any manner whatsoever, or is cancelled pursuant to this Certificate of Incorporation, the share of Class B Common Stock so acquired or cancelled shall, to the fullest extent permitted by applicable law, be retired and cancelled. Any share of Class B Common Stock so acquired or cancelled shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Class B Common Stock.
SECTION 4.03 Powers and Rights of the Preferred Stock. Shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation, number of shares or title as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall consist of such number of shares, and have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, including the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such class or series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such class or series, and the designation thereof, or any of them and to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any class or series so created (except where otherwise provided in the applicable Certificate of Designation governing such class or series), subsequent to the issue of that class or series, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in the Board of Directors, all in accordance with the laws of the State of Delaware.

ARTICLE V
SECTION 5.01 Reserved Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption or exchange of the outstanding Common Units that are exchangeable for Class A Common Stock, the number of shares of Class A Common Stock that are issuable upon any such redemption or exchange pursuant to the Newco LLC Agreement; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption or exchange of Common Units pursuant to the Newco LLC Agreement by delivering cash in lieu of shares of Class A Common Stock in accordance with the Newco LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock issued pursuant to the Newco LLC Agreement shall, upon issuance, be validly issued, fully paid and non-assessable.
ARTICLE VI
SECTION 6.01 Required Ratio. Subject to applicable law, including any vote of the stockholders required by applicable law, the Corporation:
(a) shall undertake all lawful actions, including any reclassification, dividend, division, combination or recapitalization, necessary to maintain at all times a one-to-one ratio between the aggregate number of outstanding Common Units owned by the Corporation and the aggregate number of outstanding shares of Common Stock (the “Class A Ratio”), disregarding, for purposes of maintaining such ratio, (i) shares of restricted Class A Common Stock issued pursuant to a Corporation equity plan that are not vested pursuant to the terms thereof or any award or similar agreement relating thereto, (ii) treasury shares, (iii) any non-economic voting shares (including shares of Class B Common Stock) and (iv) Preferred Stock or other debt or equity securities (including warrants, options or rights) issued by the Corporation that are convertible into or exercisable or exchangeable for shares of Common Stock (but in each case solely prior to such conversion, exercise or exchange); provided that the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, shall be contributed by the Corporation to the equity capital of Newco pursuant to the Newco LLC Agreement (clauses (i), (ii), (iii) and (iv), collectively, the “Disregarded Shares”);
(b) shall, in order to maintain at all times the Class A Ratio, disregarding, for purposes of maintaining such ratio, the Disregarded Shares, undertake or authorize any subdivision (by any stock split, distribution, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of outstanding shares of Common Stock if, and only if, Newco shall effect a substantially identical subdivision or combination of outstanding Common Units corresponding to such shares of Common Stock; and
(c) shall not consolidate, merge, combine or consummate one or more other transactions (other than an action or transaction for which an adjustment is otherwise provided in this Section 6.01) in which shares of Class A Common Stock are exchanged for or converted into other securities or the right to receive cash or any other property, unless in connection with any such consolidation, merger, combination or other transaction, the Common Units shall be entitled to be exchanged for or converted into (without duplication of any corresponding shares of Class A Common Stock which the Corporation may elect to issue upon a redemption or exchange of such Common Units by the holder thereof) the same kind and amount of securities, cash or any other property, as the case may be, into which or for which each share of Class A Common Stock that such Common Unit could then be redeemed or exchanged for under the Newco LLC Agreement, is exchanged or converted, in each case to maintain at all times a one-to-one ratio between (x) the securities or rights to receive cash or any other property issuable in such transaction in exchange for or conversion of one share of Class A Common Stock and (y) the securities or rights to receive cash or any other property issuable in such transaction in exchange for or conversion of one Common Unit.
The foregoing provisions of this Section 6.01 may be waived in any instance (without the necessity of calling, noticing or holding any meeting of stockholders of the Corporation) by the consent or agreement of the holders of a majority in voting power of (i) the Class A Common Stock then outstanding, voting, consenting or agreeing separately as a single class, and (ii) the Class B Common Stock then outstanding, voting, consenting or agreeing separately as a single class.

ARTICLE VII
SECTION 7.01 Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
SECTION 7.02 Number and Election of Directors. The directors shall be elected by the stockholders generally entitled to vote at each annual meeting of the stockholders and shall hold office until the next annual meeting of stockholders and until each of their successors shall have been duly elected and qualified, subject to their earlier death, resignation, disqualification or removal. The election of directors need not be by written ballot unless the Bylaws so provide. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. The number of directors on the Board of Directors shall be fixed from time to time exclusively by resolution of the Board of Directors; provided that such number shall be consistent with the terms of Section 7.03.
SECTION 7.03 Director Designations. (a) The Corporation shall take all Necessary Action to cause the slate of nominees recommended by the Corporation for election as directors to be consistent with this Section 7.03.
(b) As of the Effective Date, the Board of Directors shall consist of nine members comprised of:
(i) five directors designated by Hulu (the “Hulu Affiliated Designees”);
(ii) one additional director designated by Hulu who (A) qualifies as an “independent director” under applicable law, the rules and regulations of the U.S. Securities and Exchange Commission, the rules and regulations of any securities exchange on which the securities of the Corporation are listed or quoted for trading and any corporate governance guidelines of the Corporation and (B) is not employed by Hulu or its Affiliates (the “Hulu Independent Designee” and, together with the Hulu Affiliated Designees, the “Hulu Designees”);
(iii) two additional directors, each of whom (A) qualifies as an “independent director” under applicable law, the rules and regulations of the U.S. Securities and Exchange Commission, the rules and regulations of any securities exchange on which the securities of the Corporation are listed or quoted for trading and any corporate governance guidelines of the Corporation and (B) is not employed by Hulu or its Affiliates (the “Unaffiliated Independent Designees” and, together with the Hulu Independent Designee, the “Independent Designees”); and
(iv) the Chief Executive Officer of the Corporation.
(c) The initial Chairman of the Board of Directors has been determined by Hulu prior to, and effective as of, the Effective Date. Thereafter, the Board of Directors, in its discretion, may choose a Chairman of the Board of Directors. The Board of Directors shall also have a lead independent director (the “Lead Independent Director”). The initial Lead Independent Director has been determined by the Corporation prior to, and effective as of, the Effective Date. Thereafter, the Independent Designees shall determine which Independent Designee shall serve as the Lead Independent Director.
(d) The initial Unaffiliated Independent Designees have been determined by the Corporation prior to, and effective as of, the Effective Date.
(e) Hulu will be entitled to designate a majority of the members of the Board of Directors in accordance with Section 7.03(b) and Section 7.03(f) unless and until the earlier of (i) the date when Hulu Group Entities cease to collectively own at least 50% of the then-outstanding shares of Common Stock and (ii) the date that is 12 months after Hulu consummates any Competing DMVPD Transaction, if, as of such date, Hulu has not discontinued the operations of or divested (or entered into an agreement to discontinue the operations of or divest) the Competing DMVPD acquired in such Competing DMVPD Transaction (such earlier date, the “Majority Sunset Date”). After the Majority Sunset Date, Hulu’s designation rights under Section 7.03(b)(ii) shall terminate, and Hulu’s designation rights under Section 7.03(b)(i) shall be modified such that Hulu shall be entitled to designate (A) four Hulu Affiliated Designees when Hulu Group Entities collectively own at least 40% of the then-outstanding shares of Common Stock, (B) three Hulu Affiliated Designees when Hulu Group Entities collectively own less than 40% but at least 30% of the then-outstanding shares of Common Stock, (C) two Hulu Affiliated Designees when Hulu Group Entities collectively own less than 30% but at least 20% of the then-outstanding shares of Common Stock, (D) one Hulu Affiliated Designee when Hulu Group Entities collectively own less than 20% but at least 10% of the then-outstanding shares of Common Stock and (E) zero

Hulu Affiliated Designees when Hulu Group Entities cease to collectively own at least 10% of the then-outstanding shares of Common Stock (the “Final Sunset Date”), in each case determined as of a record date set in accordance with the Bylaws in connection with a meeting of stockholders called for the purpose of electing directors.
(f) If the size of the Board of Directors shall, without the prior written approval of Hulu, be increased or decreased, Hulu shall have the right to designate one or more members of the Board of Directors such that the total number of directors on the Board of Directors is proportional (rounded up to the nearest whole number) to the number of Hulu Designees, based on the appointment rights set forth in this Section 7.03.
SECTION 7.04 Vacancies and Newly Created Directorships. (a) Subject to the rights of the holders of any series of Preferred Stock then outstanding, the designation rights of the Unaffiliated Independent Designees pursuant to Section 7.04(b) and the designation rights of Hulu pursuant to Section 7.03(f) and Section 7.04(c), any newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification or removal of a director shall be filled solely and exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director so appointed shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.
(b) To the extent a vacancy arises from the death, resignation, disqualification or removal of an Unaffiliated Independent Designee prior to the second anniversary of the Effective Date, the other Unaffiliated Independent Designee shall have the right to designate an individual to fill such vacancy, and such vacancy may not be filled by any other Person, and, unless the Majority Sunset Date has occurred, such replacement designee must be an individual who is reasonably acceptable to Hulu. The Corporation shall take all Necessary Action to facilitate the appointment of such replacement designee as promptly as practicable after such designation and, upon such appointment, such replacement designee shall be an Unaffiliated Independent Designee for all purposes hereunder. Notwithstanding the foregoing of this Section 7.04(b), if, prior to the second anniversary of the Effective Date, two vacancies exist at the same time due to the death, resignation, disqualification or removal of each Unaffiliated Independent Designee, such vacancies shall be filled by the Board of Directors solely and exclusively in accordance with Section 7.04(a). On or after the second anniversary of the Effective Date, any vacancies arising from the death, resignation, disqualification or removal of an Unaffiliated Independent Designee shall be filled by the Board of Directors solely and exclusively in accordance with Section 7.04(a).
(c) Hulu shall have the exclusive right to designate any individual to fill any vacancy in the event that such vacancy is created at any time by the death, resignation, disqualification or removal of any Hulu Designee, and such vacancy may not be filled by any other Person; provided that, for the avoidance of doubt, Hulu shall not have the right to designate a replacement director to fill any vacancy to the extent the election or appointment of such replacement director to the Board of Directors would result in the number of Hulu Designees serving on the Board of Directors exceeding the number of Hulu Designees that Hulu is then entitled to nominate for membership on the Board of Directors pursuant to Section 7.03. The Corporation shall take all Necessary Action to facilitate the appointment of such replacement designee as promptly as practicable after such designation and, upon such appointment, such replacement designee shall be a Hulu Designee for all purposes hereunder and, if such replacement designee has been appointed to replace the Hulu Independent Designee, such replacement designee shall also be a Hulu Independent Designee for all purposes hereunder.
SECTION 7.05 Removals and Resignations of Directors. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding and the remainder of this Section 7.05, and notwithstanding any other provision of this Certificate of Incorporation, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation then generally entitled to vote in the election of directors, voting together as a single class. Notwithstanding the foregoing or anything to the contrary set forth in this Certificate of Incorporation, (a) any Hulu Designee may be removed from the Board of Directors, with or without cause, only if Hulu affirmatively votes its then outstanding shares of capital stock of the Corporation in favor of such removal, (b) for the avoidance of doubt, although Hulu’s shares must be voted in favor of the removal of any Hulu Designee for such removal to be effective, such removal shall not be effective unless the requisite vote of holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation then generally entitled to vote in the election of directors, voting together as a single class, is obtained in accordance with Section 141(k) of the DGCL and (c) the Corporation shall take all Necessary Action to facilitate the removal of any Hulu Designee from the Board of Directors upon satisfaction of the foregoing requirements. Any director may resign at any time upon written notice to the Corporation in accordance with the Bylaws.
SECTION 7.06 Additional Powers. In addition to the powers and authority otherwise conferred upon them by this Certificate of Incorporation or by applicable law, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.
SECTION 7.07 Committees. Pursuant to the Bylaws, the Board of Directors may establish one or more committees to which may be delegated any or all of the powers and duties of the Board of Directors to the fullest extent permitted by applicable law.
ARTICLE VIII
SECTION 8.01 Director and Officer Liability. No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any amendment, repeal or modification of this Section 8.01, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 8.01, shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification with respect to acts or omissions occurring prior to the time of such amendment, repeal or modification.
ARTICLE IX
SECTION 9.01 Indemnification. The Corporation shall indemnify any present or former officer or director, or Person exercising powers and duties of an officer or director, to the fullest extent now or hereafter permitted by applicable law.
SECTION 9.02 Non-Exclusivity. The rights to indemnification in this Article IX shall not be exclusive of any other right which any Person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors, or otherwise.
SECTION 9.03 No Adverse Effect. Any repeal or modification of this Article IX shall not adversely affect any rights to indemnification and to the advancement of expenses of an officer or director of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
ARTICLE X
SECTION 10.01 Action by Written Consent. Prior to the Majority Sunset Date, any action which is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted. On or after the Majority Sunset Date, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders. Notwithstanding the foregoing, any action required or permitted to be taken by any holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such class or series of Preferred Stock, may be taken without a meeting, without prior notice and without a vote, unless expressly prohibited in the resolutions creating such class or series of Preferred Stock.
ARTICLE XI
SECTION 11.01 DGCL Section 203. The Corporation shall not be governed by Section 203 of the DGCL.

ARTICLE XII
SECTION 12.01 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine of the State of Delaware (each, a “Covered Proceeding” and the applicable court referenced in connection therewith, a “Permitted Court”). Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. This Article XII is intended to benefit and may be enforced, to the fullest extent permitted by applicable law, by the Corporation and its officers and directors. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.
SECTION 12.02 Personal Jurisdiction. If any action the subject matter of which is a Covered Proceeding is filed in a court other than a Permitted Court (each, a “Foreign Action”) in the name of any Person (a “Claiming Party”) without the prior approval of the Corporation in a manner described in Section 12.01, such Claiming Party shall be deemed to have consented to (a) the personal jurisdiction of the applicable Permitted Court, in connection with any action brought in any such courts to enforce Section 12.01 (an “Enforcement Action”), and (b) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Action as agent for such Claiming Party.
ARTICLE XIII
SECTION 13.01 Corporate Opportunities.
(a) Certain Relationships and Transactions. In recognition of the fact that (i) the Corporation is not a wholly owned subsidiary of any Hulu Group Entity and that Hulu (or other Hulu Group Entities) may continue to be a significant stockholder of the Corporation and a member of Newco, (ii) directors, managers, officers or employees of Hulu Group Entities may serve as directors, managers, officers or employees of Corporation Group Entities, (iii) Hulu Group Entities, directly or indirectly, may engage in the same, similar or related lines of business as those in which Corporation Group Entities, directly or indirectly, may engage or in other business activities that overlap or compete with those in which Corporation Group Entities, directly or indirectly, may engage, (iv) Hulu Group Entities may have an interest in the same areas of corporate opportunity as Corporation Group Entities and (v) as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and obligations of the Corporation and of the Hulu Group Entities, and the duties of any directors, officers or employees of the Corporation who are also directors, managers, officers or employees of any Hulu Group Entity, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for, the Corporation or any other Corporation Group Entity, on the one hand, and any Hulu Group Entity, on the other hand, the provisions of this Section 13.01 shall, to the fullest extent permitted by applicable law, regulate and define the conduct of certain of the business and affairs of the Corporation in relation to the Hulu Group Entities and the conduct of certain affairs of the Corporation as they may involve Hulu Group Entities and directors, managers, officers or employees of Hulu Group Entities, and the powers, rights, duties and liabilities of the Corporation and its directors, officers, employees and stockholders in connection therewith.
(b) Certain Agreements and Transactions Permitted. The Corporation may from time to time, in accordance with this Certificate of Incorporation, including Section 14.01(a), and the Bylaws, enter into and perform, or cause or permit any other Corporation Group Entity to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with Hulu Group Entities, pursuant to which the Corporation or any other Corporation Group Entity, on the one hand, and one or more Hulu Group

Entities, on the other hand, agree to engage in transactions of any kind or nature with each other, including to allocate, and to cause their respective directors, managers, officers or employees (including any who are directors, managers, officers or employees of a Corporation Group Entity and a Hulu Group Entity) to allocate, opportunities between them or to refer opportunities to each other. To the fullest extent permitted by applicable law, no Hulu Group Entity, and no director, manager, officer or employee of the Corporation who is also a director, manager, officer or employee of any Hulu Group Entity, shall have or be under any fiduciary duty to the Corporation or any other Corporation Group Entity to refer any corporate opportunity to the Corporation or any other Corporation Group Entity or to refrain from acting on behalf of the Corporation or any other Corporation Group Entity, or on behalf of such Hulu Group Entity, in respect of any such agreement or transaction or performing any such agreement in accordance with its terms. No such agreement, or the performance thereof, by any Corporation Group Entity, on the one hand, or by any Hulu Group Entity, on the other hand, shall, to the fullest extent permitted by applicable law, be considered contrary to any fiduciary duty that (i) any Hulu Group Entity may be alleged to owe to any Corporation Group Entity or to any stockholder thereof or (ii) any director, manager, officer or employee of any Corporation Group Entity who is also a director, manager, officer or employee of a Hulu Group Entity may be alleged to owe to such Corporation Group Entity or any equityholder thereof.
(c) Authorized Business Activities. To the fullest extent permitted by applicable law, no Hulu Group Entity shall have any duty to communicate information regarding a corporate opportunity to any Corporation Group Entity or to refrain from (i) engaging in the same or similar activities or lines of business as any Corporation Group Entity, (ii) doing business with any client, customer or vendor of any Corporation Group Entity or (iii) employing or otherwise engaging any director, manager, officer or employee of any Corporation Group Entity.
(d) Corporate Opportunities. To the fullest extent permitted by applicable law, except as otherwise agreed in writing between the Corporation and the applicable Hulu Group Entity, in the event that a director, manager, officer or employee of a Corporation Group Entity who is also a director, manager, officer or employee of a Hulu Group Entity acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both a Corporation Group Entity, on the one hand, and such Hulu Group Entity, on the other hand, (i) such director, manager, officer or employee shall have no duty to communicate or present such opportunity to any Corporation Group Entity and shall, to the fullest extent permitted by applicable law, not be liable to any Corporation Group Entity or any equityholder thereof for breach of fiduciary duties as a director, manager, officer or employee of any Corporation Group Entity (or have been deemed to have failed to act in good faith or in the best interests of any Corporation Group Entity) by reason of the fact that (A) such director, manager, officer or employee directs such opportunity to a Hulu Group Entity or otherwise does not present such opportunity to a Corporation Group Entity or (B) a Hulu Group Entity pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not otherwise present such opportunity to a Corporation Group Entity and (ii) the Corporation, on behalf of itself and the other Corporation Group Entities, renounces any interest or expectancy in such opportunity and waives any claim that such opportunity constituted a corporate opportunity that should be presented to the Corporation or any other Corporation Group Entity.
(e) Delineation of Indirect Interests. To the fullest extent permitted by applicable law, no director, manager, officer or employee of any Corporation Group Entity shall be deemed to have an indirect interest in any matter, transaction or corporate opportunity that may be received or exploited by, or allocated to, any Hulu Group Entity, solely by virtue of being a director, manager, officer or employee of any Hulu Group Entity.
(f) Notice and Consent. To the fullest extent permitted by applicable law, any Person, directly or indirectly, purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this Section 13.01.
(g) Termination. No amendment, repeal, modification, termination or expiration of this Section 13.01, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 13.01, shall eliminate or reduce the effect of this Section 13.01 in respect of any matter occurring prior to such amendment, repeal, modification, termination, expiration or adoption.

ARTICLE XIV
SECTION 14.01 Specified Reserved Matters. In addition to any other approval of the stockholders of the Corporation or the Board of Directors required by this Certificate of Incorporation, the Bylaws or applicable law, the audit committee of the Board of Directors (the “Audit Committee”) shall be responsible for reviewing and approving each of the following matters (each, a “Reserved Matter”), each of which may not be authorized by the Board of Directors without the Audit Committee’s recommendation:
(a) any transaction between any Corporation Group Entity, on the one hand, and any Hulu Group Entity, or any director, officer, employee or “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any Hulu Group Entity, on the other hand;
(b) the entry by any Corporation Group Entity into any carriage agreement with any programmer (other than any Hulu Group Entity, which transaction shall be governed by Section 14.01(a));
(c) solely until the second anniversary of the Effective Date:
(i) any amendment or other modification (including, in each case, by merger, consolidation, division, operation of law or otherwise) to this Certificate of Incorporation, the Bylaws or the Stockholders Agreement;
(ii) the formation of any new committee of the Board of Directors, including any executive committee (or any similar delegation of authority by the Board of Directors); provided that any such action shall also require the approval of a majority of the Hulu Affiliated Designees; provided further that the formation of any new committee of the Board of Directors that is required by applicable law or the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading shall not require the Audit Committee’s recommendation; and
(iii) any amendment or other modification (including, in each case, by merger, consolidation, division, operation of law or otherwise) to the charter of any existing committee of the Board of Directors; provided that any such action shall also require the approval of a majority of the Hulu Affiliated Designees; and
(d) solely until the Majority Sunset Date, (i) any amendment or other modification (including, in each case, by merger, consolidation, division, operation of law or otherwise) to this Certificate of Incorporation, the Bylaws or the Stockholders Agreement that would adversely affect the rights (economic or otherwise) of the holders of Common Stock hereunder or thereunder (other than any Hulu Group Entity), taken as a whole, in a manner that would be disproportionate as compared to the effect on the Hulu Group Entities which are stockholders of the Corporation, taken as a whole (disregarding, for this purpose, any tax impact specific to any individual holder of Common Stock), or (ii) any other amendment of or modification to (A) the Corporation’s jurisdiction of incorporation, (B) Section 7.02, Section 7.03, Section 7.04, Section 7.05, Section 11.01, Section 13.01, this Section 14.01, Section 15.01 or Section 16.01 of this Certificate of Incorporation, (C) Section 3.01, Section 3.10(a) or Section 9.01 of the Bylaws, (D) Section 2.01, Section 3.01 or Section 3.02 of the Stockholders Agreement or (E) any definitions directly or indirectly applicable to the provisions referenced in this Section 14.01(d).
SECTION 14.02 Other Specified Reserved Matters. In addition to any other approval of the stockholders of the Corporation or the Board of Directors required by this Certificate of Incorporation (including pursuant to Article XV or Article XVI), the Bylaws or applicable law, until the Final Sunset Date, the prior written approval of Hulu shall be required for the Corporation to implement any amendment or other modification (including, in each case, by merger, consolidation, division, operation of law or otherwise) to this Certificate of Incorporation or the Bylaws that would adversely affect the rights (economic or otherwise) of the Hulu Group Entities hereunder or thereunder in a manner that would be disproportionate as compared to the effect on the other holders of Common Stock (disregarding, for this purpose, any tax impact specific to any individual holder of Common Stock).
ARTICLE XV
SECTION 15.01 Amendments to Bylaws. Except as otherwise set forth in this Certificate of Incorporation, (a) the Board of Directors is expressly empowered to adopt, amend, alter, change or repeal the Bylaws and (b) the stockholders shall also have power to adopt, amend, alter, change or repeal the Bylaws upon the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation then generally entitled to vote thereon, voting together as a single class; provided that no Bylaws hereafter adopted shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.

ARTICLE XVI
SECTION 16.01 Amendments to Certificate of Incorporation. Subject to Section 14.01, the Board of Directors is expressly authorized, at any time and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed in this Certificate of Incorporation or applicable law, and all rights herein conferred upon stockholders, directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation are granted subject to such reservation.
ARTICLE XVII
SECTION 17.01 Certain Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meanings.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Certificate of Incorporation, the Corporation, Newco and their respective Subsidiaries, on the one hand, shall be deemed to not be Affiliates of Disney and its other Subsidiaries (including Hulu), on the other hand, and vice versa.
“Competing DMVPD” means any digital streaming linear multichannel programming service that includes at least three broadcast networks and at least 20 cable networks; provided that the digital streaming service operated by ESPN shall not constitute a Competing DMVPD.
“Competing DMVPD Transaction” means any merger, acquisition, business combination or other similar transaction with any Target that, as of the execution of one or more definitive agreements providing for such merger, acquisition, business combination or other similar transaction, (a) operated a Competing DMVPD at any time during the immediately preceding four-fiscal quarter period and (b) derived less than 50% of its LTM EBITDA from operating such Competing DMVPD.
“Corporation Group Entities” means, collectively, the Corporation, Newco or any of their respective Subsidiaries. For the avoidance of doubt, no Hulu Group Entity shall be a Corporation Group Entity.
“Disney” means The Walt Disney Company, a Delaware corporation.
“EBITDA” means, for any period, (a) net income or net loss, as the case may be, of a Target, for such period, as determined in accordance with GAAP, plus (b) the sum of all amounts which, in the determination of such net income or net loss, as the case may be, for such period, have been deducted for (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense and (v) any material non-cash charges (including impairments and fair value adjustments, other non-cash restructuring activities, accounting changes or material infrequent and nonrecurring items), in the case of clauses (b)(i) through (b)(v), as determined in accordance with GAAP.
“Effective Date” means the date that this Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Hulu” means Hulu, LLC, a Delaware limited liability company.
“Hulu Group Entities” means, collectively, Hulu and its Affiliates. For the avoidance of doubt, no Corporation Group Entity shall be a Hulu Group Entity.
“LTM EBITDA” means, with respect to any Target and as of any measurement date, such Target’s EBITDA for the immediately preceding four-fiscal quarter period.
“Necessary Action” means all actions (to the extent such actions are not prohibited by applicable law and are within the Corporation’s control, and in the case of any action that requires a vote or other action on the part of the Board of Directors to the extent such action is consistent with fiduciary duties that the Corporation’s directors may have) necessary to cause such result, including (i) calling meetings of stockholders or soliciting written consents of stockholders (as permitted by this Certificate of Incorporation), (ii) assisting in preparing or furnishing forms of ballots, proxies, consents or similar instruments, if applicable, in each case, with respect to shares of Common Stock, and facilitating the collection or processing of such ballots, proxies, consents or instruments, (iii) executing agreements and instruments, (iv) making, or causing to be made, with any government, governmental department or agency, or political subdivision thereof, all filings, registrations, or similar actions that are required to achieve such result and (v) nominating or appointing, or taking steps to cause the nomination or appointment of, certain persons (including to fill vacancies) and providing the highest level of support for the election or appointment of such persons to the Board of Directors or any committee thereof, including in connection with any annual or special meeting of stockholders of the Corporation.
“Newco” means [Newco LLC], a Delaware limited liability company.
“Newco LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Newco, dated as of the Effective Date, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Paired Class B Shares” has the meaning ascribed to it in the Newco LLC Agreement.
“Paired Common Units” has the meaning ascribed to it in the Newco LLC Agreement.
“Paired Interests” has the meaning ascribed to it in the Newco LLC Agreement.
“Stockholders Agreement” means that certain Stockholders Agreement, dated as of the Effective Date, by and between Hulu and the Corporation, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person). Notwithstanding the foregoing, for purposes of this Certificate of Incorporation, the Corporation, Newco and their respective Subsidiaries, on the one hand, shall be deemed to not be Subsidiaries of Hulu or any direct or indirect parent company thereof (including Disney) or any other Subsidiary of any such parent company, on the other hand.
“Target” means any Person, business or portion thereof.
ARTICLE XVIII
SECTION 18.01 Severability. If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Certificate of Incorporation (including each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by applicable law.
SECTION 18.02 Interpretation. When a reference is made in this Certificate of Incorporation to an Article or Section, such reference shall be to an Article or Section of this Certificate of Incorporation unless otherwise indicated. The words “includes” and “including” when used herein shall not be deemed to be terms of limitation, but rather shall be deemed in each case to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning as the word “shall”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” shall not be exclusive. The headings contained in this Certificate of Incorporation are for reference purposes only and shall not affect in any way the meaning or interpretation of this Certificate of Incorporation. References to “hereof”, “herein”, “hereunder” and words of similar import refer to this Certificate of Incorporation as a whole and not to any particular provision of this Certificate of Incorporation. The definitions contained in this Certificate of Incorporation are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References to a Person are also to its permitted successors and assigns. References to “$” means U.S. dollars.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Incorporation to be executed by the officer below on [•].

FUBOTV INC.

By:
Name:
Title:

Annex F
BYLAWS

OF

FUBOTV INC.

A Delaware Corporation

Effective [•]

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BYLAWS

OF

FUBOTV INC.

(hereinafter called the “Corporation”)
ARTICLE I

Offices
SECTION 1.01. Registered Office. The registered office of the Corporation shall be Corporation Service Company, 251 Little Falls Drive, Wilmington, County of New Castle, State of Delaware 19808, or at such other registered office within the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) or an officer of the Corporation shall designate, which designation shall be effective upon the effectiveness of a certificate of amendment to the certificate of incorporation of the Corporation (as amended or amended and restated from time to time, the “Certificate of Incorporation”) designating such other registered office, and shall not require amendment to these Bylaws.
SECTION 1.02. Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine.
ARTICLE II

Meetings of Stockholders
SECTION 2.01. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication in the manner authorized by Section 211 of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive offices.
SECTION 2.02. Annual Meetings. The annual meeting of stockholders for the election of directors (the “Annual Meeting of Stockholders”) shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. Any other proper business may be transacted at the Annual Meeting of Stockholders. The Board of Directors may postpone, reschedule or cancel any previously scheduled Annual Meeting of Stockholders without the need for approval thereof by stockholders to convene at the same or some other place. At the postponed or rescheduled meeting, the Corporation may transact any business which could have been transacted at the original meeting.
SECTION 2.03. Special Meetings. (a) Subject to the rights of the holders of any series of preferred stock of the Corporation provided for or fixed pursuant to the Certificate of Incorporation (the “Preferred Stock”) then outstanding, a special meeting of stockholders (a “Special Meeting of Stockholders”), for any purpose or purposes, (i) may be called at any time, but only by (A) the Chairman of the Board of Directors, (B) the CEO (as defined below) or (C) the Board of Directors and (ii) shall be called by (A) the Chairman of the Board of Directors or (B) the Secretary, in the case of each of clauses (ii)(A) and (ii)(B), promptly upon the written request (in accordance with and subject to Section 2.03(b), as applicable) of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Corporation generally entitled to vote on the matter for which such Special Meeting of Stockholders is called (the “Requisite Percentage”). Such request shall state the purpose or purposes and the desired timing of the proposed Special Meeting of Stockholders. At a Special Meeting of Stockholders, only such business as shall be specified in the notice of the meeting (or any supplement thereto) shall be conducted.
(b) Without altering Section 2.03(a), the provisions of this Section 2.03(b) shall take effect as of the Majority Sunset Date (as defined in the Certificate of Incorporation).
(i) No stockholder may demand that the Secretary call a Special Meeting of Stockholders pursuant to Section 2.03(a)(ii) unless a stockholder of record has first submitted a request in writing that the Board
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of Directors fix a record date (a “Demand Record Date”) for the purpose of determining the stockholders entitled to demand that the Secretary call such special meeting, which request shall be in proper form and delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation.
(ii) To be in proper form for purposes of this Section 2.03(b), a request by a stockholder for the Board of Directors to fix a Demand Record Date shall set forth:
(A) as to each Requesting Person (as defined below), the Stockholder Information (as defined in Section 2.13(d), except that for purposes of this Section 2.03(b)(ii)(A) the term “Requesting Person” shall be substituted for the term “Proposing Person” in all places it appears in such definition);
(B) as to each Requesting Person, any Disclosable Interests (as defined in Section 2.13(d), except that for purposes of this Section 2.03(b)(ii)(B), (I) the term “Requesting Person” shall be substituted for the term “Proposing Person” in all places it appears in such definition and (II) the disclosure with respect to Disclosable Interests shall be made with respect to the business proposed to be conducted at the Special Meeting of Stockholders or the proposed election of directors at the Special Meeting of Stockholders, as the case may be);
(C) as to the purpose or purposes of the Special Meeting of Stockholders, (I) a reasonably brief description of the purpose or purposes of the Special Meeting of Stockholders and the business proposed to be conducted at the Special Meeting of Stockholders, the reasons for conducting such business at the Special Meeting of Stockholders and any material interest in such business of each Requesting Person and (II) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Requesting Persons or (y) between or among any Requesting Person and any other person or entity (including their names) in connection with the request for the Special Meeting of Stockholders or the business proposed to be conducted at the Special Meeting of Stockholders; and
(D) if directors are proposed to be elected at the Special Meeting of Stockholders, the Nominee Information (as defined in Section 2.14(d)) for each person who a Requesting Person expects to nominate for election as a director at the Special Meeting of Stockholders.
(iii) The Board of Directors may require that any Requesting Person furnish such additional information as the Board of Directors may reasonably require. Such Requesting Person shall provide such additional information within 10 days after it has been requested by the Board of Directors.
(iv) Within 10 days after receipt of a request to fix a Demand Record Date in proper form and otherwise in compliance with this Section 2.03(b) from any stockholder of record, the Board of Directors may adopt a resolution fixing a Demand Record Date for the purpose of determining the stockholders entitled to demand that the Secretary call a special meeting, which date shall not precede the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors. If no resolution fixing a Demand Record Date has been adopted by the Board of Directors within the 10-day period after the date on which such a request to fix a Demand Record Date was received, the Demand Record Date in respect thereof shall be deemed to be the 20th day after the date on which such a request is received. Notwithstanding anything in this Section 2.03(b) to the contrary, no Demand Record Date shall be fixed if the Board of Directors determines that the demand or demands that would otherwise be submitted following such Demand Record Date could not comply with the requirements set forth in clauses (B), (D), (E) or (F) of Section 2.03(b)(vi).
(v) A Special Meeting of Stockholders shall not be called pursuant to Section 2.03(a)(ii) unless stockholders of record as of the Demand Record Date who hold, in the aggregate, the Requisite Percentage timely provide one or more demands to call such special meeting in writing and in proper form to the Secretary at the principal executive offices of the Corporation. Only stockholders of record on the Demand Record Date shall be entitled to demand that the Secretary call a Special Meeting of Stockholders pursuant to Section 2.03(a)(ii). To be timely, a stockholder’s demand to call a Special Meeting of Stockholders must be delivered to or mailed and received at the principal executive offices of the Corporation not later than the 60th day following the Demand Record Date. To be in proper form for purposes of this Section 2.03(b), a demand to call a Special Meeting of Stockholders shall set forth (A) the business proposed to be
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conducted at the Special Meeting of Stockholders or the proposed election of directors at the Special Meeting of Stockholders, as the case may be, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), if applicable, and (C) with respect to any stockholder or stockholders submitting a demand to call a Special Meeting of Stockholders (except for any stockholder that has provided such demand in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by way of a solicitation statement filed on Schedule 14A (a “Solicited Stockholder”)) the information required to be provided pursuant to this Section 2.03(b) by a Requesting Person. A stockholder may revoke a demand to call a Special Meeting of Stockholders by written revocation delivered to the Secretary at any time prior to the Special Meeting of Stockholders. If any such revocation(s) are received by the Secretary after the Secretary’s receipt of written demands from the holders of the Requisite Percentage of stockholders, and as a result of such revocation(s), there no longer are unrevoked demands from the Requisite Percentage of stockholders to call a Special Meeting of Stockholders, the Board of Directors shall have the discretion to determine whether or not to proceed with the Special Meeting of Stockholders.
(vi) The Secretary shall not accept, and shall consider ineffective, a written demand from a stockholder to call a Special Meeting of Stockholders (A) that does not comply with this Section 2.03(b), (B) that relates to an item of business to be transacted at such meeting that is not a proper subject for stockholder action under applicable law, (C) that includes an item of business to be transacted at such meeting that did not appear on the written request that resulted in the determination of the Demand Record Date, (D) that relates to an item of business (other than the election of directors) that is identical or substantially similar to an item of business (a “Similar Item”) for which a record date for notice of a stockholder meeting (other than the Demand Record Date) was previously fixed and such demand is delivered between the time beginning on the 61st day after such previous record date and ending on the one-year anniversary of such previous record date, (E) if a Similar Item will be submitted for stockholder approval at any stockholder meeting to be held on or before the 90th day after the Secretary receives such demand or (F) if a Similar Item has been presented at the most recent Annual Meeting of Stockholders or at any Special Meeting of Stockholders held within one year prior to receipt by the Secretary of such demand to call a Special Meeting of Stockholders.
(vii) After receipt of demands, in proper form and in accordance with this Section 2.03(b), from a stockholder or stockholders holding the Requisite Percentage, the Board of Directors shall duly call, and determine the place, if any, date and time of, the Special Meeting of Stockholders for the purpose or purposes specified in the demands received by the Corporation and to conduct the business specified therein. Notwithstanding anything in these Bylaws to the contrary, the Board of Directors may submit its own proposal or proposals for consideration at such a Special Meeting of Stockholders. The record date for notice and voting for such a Special Meeting of Stockholders shall be fixed in accordance with Section 2.10. The Board of Directors shall provide written notice of such Special Meeting of Stockholders to the stockholders in accordance with Section 2.04.
(viii) In connection with a Special Meeting of Stockholders called in accordance with this Section 2.03(b), the stockholder or stockholders (except for any Solicited Stockholder) who requested that the Board of Directors fix a Demand Record Date in accordance with this Section 2.03(b), or who delivered a demand to call a Special Meeting of Stockholders to the Secretary, shall further update and supplement the information previously provided to the Corporation in connection with such request or demand, if necessary, so that the information provided or required to be provided in such request or demand pursuant to this Section 2.03(b) shall be true and correct as of the record date for stockholders entitled to vote at the Special Meeting of Stockholders and as of the date that is 10 business days prior to the Special Meeting of Stockholders or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than 5 business days after the record date for stockholders entitled to vote at the Special Meeting of Stockholders (in the case of the update and supplement required to be made as of such record date), and not later than 8 business days prior to the date for the Special Meeting of Stockholders or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the Special Meeting of Stockholders has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the Special Meeting of Stockholders or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to
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update and supplement as set forth in this Section 2.03(b)(viii) or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any request or demand provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted a request or demand hereunder to amend or update any such request or demand, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(ix) Notwithstanding anything in these Bylaws to the contrary, the Secretary shall not be required to call a Special Meeting of Stockholders pursuant to this Section 2.03(b) except in accordance with this Section 2.03(b). If the Board of Directors shall determine that any request to fix a Demand Record Date or demand to call and hold a Special Meeting of Stockholders was not properly made in accordance with this Section 2.03(b), or shall determine that the stockholder or stockholders requesting that the Board of Directors fix such record date or submitting a demand to call the Special Meeting of Stockholders have not otherwise complied with this Section 2.03(b), then the Board of Directors shall not be required to fix such record date or to call and hold the Special Meeting of Stockholders. In addition to the requirements of this Section 2.03(b), each Requesting Person shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any request to fix a Demand Record Date or demand to call a Special Meeting of Stockholders.
(x) For purposes of this Section 2.03(b), “Requesting Person” shall mean (A) the stockholder making the request to fix a Demand Record Date for the purpose of determining the stockholders entitled to demand that the Secretary call a special meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf such request is made and (C) any affiliate of such stockholder or beneficial owner.
SECTION 2.04. Notice. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting, in the form of a writing or electronic transmission (in either case, in accordance with the DGCL), shall be given which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at such meeting, if such date is different from the record date for determining stockholders entitled to notice of such meeting, and, in the case of a Special Meeting of Stockholders, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law, the Certificate of Incorporation or these Bylaws, notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining stockholders entitled to notice of such meeting. For purposes of these Bylaws, an “electronic transmission” shall have the meaning provided in Section 232 of the DGCL or any successor provision thereto.
SECTION 2.05. Adjournments and Postponements. Any meeting of the stockholders may be adjourned or postponed from time to time to any other date and time and to any other place at which a meeting of stockholders may be held under these Bylaws by (a) if directed to be voted on by the chairman of such meeting, a majority in voting power of the stockholders present in person (including by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion by which stockholders may be deemed to be present in person and vote at such meeting) or represented by proxy at the meeting and entitled to vote thereon, even if less than a quorum, or (b) except for any Special Meeting of Stockholders called pursuant to Section 2.03(a)(ii), the Board of Directors or the chairman of such meeting. When a meeting is adjourned or postponed to another date, time or place (including due to a technical failure to convene or continue the meeting by remote communication), notice need not be given of the adjourned or postponed meeting if the date, time and place thereof (and, to the extent applicable, the means of remote communication for the meeting) are announced at the meeting at which the adjournment is taken, displayed during the time scheduled for the meeting on the electronic network used for any virtual meeting, set forth in the notice of the meeting or provided in any other manner permitted by the DGCL. Notwithstanding the foregoing, if the adjournment or postponement is for more than 30 days, notice of the adjourned or postponed meeting in accordance with the requirements of Section 2.04 shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment or postponement, a new record date for stockholders entitled to vote is fixed for the adjourned or postponed meeting, the Board of Directors shall fix a new record date for notice of such adjourned or postponed meeting in accordance with Section 2.10, and shall give notice of the adjourned or postponed meeting
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to each stockholder of record entitled to vote at such adjourned or postponed meeting as of the record date fixed for notice of such adjourned or postponed meeting. At the adjourned or postponed meeting, the Corporation may transact any business which could have been transacted at the original meeting.
SECTION 2.06. Quorum. Unless otherwise required by the DGCL, other applicable law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the outstanding capital stock of the Corporation entitled to vote thereat, present in person (including by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion by which stockholders may be deemed to be present in person and vote at such meeting) or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, the Board of Directors, the chairman of such meeting or, if directed to be voted on by the chairman of the meeting, a majority in voting power of the stockholders present in person (including by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion by which stockholders may be deemed to be present in person and vote at such meeting) or represented by proxy at the meeting and entitled to vote thereon, even if less than a quorum, shall have the power to recess or adjourn the meeting from time to time, in the manner provided in Section 2.05, until a quorum shall be present or represented.
SECTION 2.07. Voting. Unless otherwise required by applicable law, the Certificate of Incorporation, these Bylaws (including, with respect to the election of directors, Section 3.01) or the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, any question brought before any duly called or convened meeting of the stockholders at which a quorum is present shall be decided by the vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter. Unless otherwise provided in the Certificate of Incorporation, and subject to Section 2.10 and the rights of the holders of any outstanding series of Preferred Stock, each stockholder entitled to vote at a meeting of the stockholders shall be entitled to cast one vote for each share of the capital stock held by such stockholder which has voting power upon the matter in question. Such votes may be cast in person or by proxy as provided in Section 2.08. The Board of Directors, in its discretion, or the chairman of a meeting of the stockholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot. In the event the Corporation receives proxies that direct votes in favor of disqualified or withdrawn nominees for the Board of Directors, such votes for such disqualified or withdrawn nominees in such proxies will be treated as abstentions.
SECTION 2.08. Proxies. Each stockholder entitled to vote at a meeting of the stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy through an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the Exchange Act, filed in accordance with the procedure established for the meeting. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. Any copy or other reliable reproduction of the document (including any electronic transmission) authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original document for purposes of this Section 2.08. No proxy shall be voted or acted upon after three years from the date of such proxy, unless the proxy provides for a longer period. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.
SECTION 2.09. List of Stockholders Entitled to Vote. The Corporation shall prepare, at least 10 days before each meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. Such list shall be arranged in alphabetical order, and show the address of each stockholder and the number of shares registered in the name of each stockholder; provided, that the Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days ending on the day before the meeting date (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Such list shall presumptively determine the identity of the stockholders entitled to vote at the
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meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to the stockholders who are entitled to examine the list of stockholders required by this Section 2.09 or to vote in person or by proxy at any meeting of stockholders.
SECTION 2.10. Record Date. In order that the Corporation may determine the stockholders entitled to notice of any meeting of the stockholders or any adjournment or postponement thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting, unless otherwise required by law. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment or postponement of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned or postponed meeting, and in such case shall also fix, as the record date for stockholders entitled to notice of such adjourned or postponed meeting, the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned or postponed meeting in accordance with the foregoing provisions of this Section 2.10.
SECTION 2.11. Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate. Meetings of stockholders shall be presided over by the Chairman of the Board of Directors, or, in the absence or at the direction of the Chairman of the Board of Directors, the CEO. The Board of Directors shall have the authority to appoint a temporary chairman to serve at any meeting of the stockholders if neither the Chairman of the Board of Directors nor the CEO is able to do so for any reason. Except to the extent inconsistent with any rules and regulations adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting and to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (f) limitations on the time allotted to questions or comments by stockholders. The chairman of any meeting of the stockholders shall have the right and authority to make any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board of Directors or prescribed by the person presiding over the meeting). The Board of Directors or the chairman of any meeting of the stockholders may determine that any nomination or business was not properly brought before such meeting and, if the Board of Directors or the chairman of such meeting makes such determination, the chairman of the meeting shall declare at such meeting that the nomination or business was not properly brought before such meeting, and any such nomination or business not properly brought before such meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
SECTION 2.12. Inspectors of Election. In advance of any meeting of the stockholders, the Board of Directors, by resolution, or the chairman of the meeting of the stockholders pursuant to Section 2.11, shall appoint one or more inspectors of election to act at such meeting or any adjournment or postponement thereof and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of the stockholders, the chairman of
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the meeting shall appoint one or more inspectors to act at the meeting. The inspectors of election may appoint such persons to assist them in performing their duties as they determine. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before discharging its duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by applicable law and, when the vote is completed, shall certify to the Corporation the number of shares represented at a meeting of stockholders, the count of all votes and shares and such other facts as may be required by applicable law. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.
SECTION 2.13. Nature of Business at Meetings of Stockholders. (a) Only such business (other than nominations for election to the Board of Directors, which must comply with the provisions of Section 2.14) may be transacted at an Annual Meeting of Stockholders as is (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before the Annual Meeting of Stockholders by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (iii) otherwise properly brought before the Annual Meeting of Stockholders by any stockholder of the Corporation present in person (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.13 and on the record date for the determination of stockholders entitled to vote at such Annual Meeting of Stockholders, (B) who is entitled to vote at such Annual Meeting of Stockholders and (C) who complies with the notice procedures set forth in this Section 2.13. The immediately preceding sentence shall be the exclusive means for stockholders to bring business proposals other than nominations before an Annual Meeting of Stockholders (other than matters properly brought under Rule 14a-8 under the Exchange Act, and included in the Corporation’s notice of meeting). For purposes of this Section 2.13, “present in person” shall mean that the stockholder proposing that the business be brought before the Annual Meeting of Stockholders, or a qualified representative of such proposing stockholder, appears at such Annual Meeting of Stockholders, either in person or by means of remote communication. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at or before the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.14 and this Section 2.13 shall not be applicable to nominations except as expressly provided in Section 2.14.
(b) In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting of Stockholders by a stockholder, such stockholder must (i) provide Timely Notice (as defined below) thereof in proper written form to the Secretary and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.13.
(c) To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary date of the immediately preceding Annual Meeting of Stockholders; provided, however, that in the event that the Annual Meeting of Stockholders is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting of Stockholders was mailed or such public disclosure of the date of the Annual Meeting of Stockholders was made, whichever first occurs (such notice so received within such time periods, “Timely Notice”). In no event shall the adjournment or postponement of an Annual Meeting of Stockholders, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of Timely Notice as described above.
(d) To be in proper written form for purposes of this Section 2.13, a stockholder’s notice to the Secretary shall set forth the following information: (i) as to each item of business that the stockholder proposes to bring before the meeting (other than nominations for election to the Board of Directors, which must comply with the provisions of Section 2.14), a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of each Proposing
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Person (as defined below); and (ii) as to each Proposing Person, (A) the name and address of such Proposing Person (including, if applicable, the name and address as they appear on the Corporation’s books), (B) (1) the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act) or of record by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of capital stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, (2) the date or dates such shares were acquired, (3) the investment intent of such acquisition, and (4) any pledge by such Proposing Person with respect to any of such shares (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”), (C) a description of the material terms and conditions of any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) or a “put equivalent position” (as such term is defined in Rule 16a-1(h) under the Exchange Act) or other derivative or synthetic arrangement in respect of any class or series of shares of capital stock of the Corporation (“Synthetic Equity Position”) that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person, including, without limitation, (1) any option, warrant, convertible security, stock appreciation right, future or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of capital stock of the Corporation or with a value derived in whole or in part from the value of any shares of any class or series of shares of capital stock of the Corporation, (2) any derivative or synthetic arrangement having the characteristics of a long position or a short position in any class or series of shares of capital stock of the Corporation, including, without limitation, a stock loan transaction, a stock borrow transaction, or a share repurchase transaction or (3) any contract, derivative, swap or other transaction or series of transactions designed to (x) produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of capital stock of the Corporation, (y) mitigate any loss relating to, reduce the economic risk (of ownership or otherwise) of, or manage the risk of share price decrease in, any class or series of shares of capital stock of the Corporation, or (z) increase or decrease the voting power in respect of any class or series of shares of capital stock of the Corporation held or maintained by, held for the benefit of, or involving such Proposing Person, including, without limitation, due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of capital stock of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of capital stock of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the holder thereof may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the price or value of any shares of any class or series of shares of capital stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underly any Synthetic Equity Position that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (D) a description of any agreement, arrangement or understanding with respect to any rights to dividends on the shares of any class or series of shares of capital stock of the Corporation owned beneficially by such Proposing Person that are separated or separable pursuant to such agreement, arrangement or understanding from the underlying shares of capital stock of the Corporation, (E) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (F) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (G) any direct or indirect material interest in any material contract
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or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (H) any proportionate interest in shares of capital stock of the Corporation or a Synthetic Equity Position held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which any such Proposing Person (1) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (2) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity, (I) a reasonably detailed description of any agreement, arrangement or understanding (whether or not in writing) with respect to the proposal of business (1) between or among any of the Proposing Persons or (2) between or among any Proposing Person and any other person or entity (including the name of any such other person or entity), including any agreements, arrangements or understandings that would be required to be disclosed pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act (regardless of whether a Schedule 13D is in fact required to be filed), (J) if such Proposing Person is a stockholder, a representation that the stockholder is a holder of record of shares of capital stock of the Corporation, entitled to vote at the meeting or by proxy at the meeting, and intends to be present in person at the meeting to propose such business and an acknowledgement that if such stockholder is not present in person to present such business at the meeting, the Corporation need not present such business for a vote at such meeting notwithstanding that proxies in respect of such vote may have been received by the Corporation, (K) a representation as to whether the Proposing Person intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal (the “Proxy Representation”) or (2) to otherwise solicit proxies or votes from stockholders in support of such proposal, and (L) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (the disclosures to be made pursuant to the foregoing clauses (C) through (L) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner. The Board of Directors may require any Proposing Person to furnish such other information as the Board of Directors may reasonably require with respect to any item of business brought before such meeting. Such Proposing Person shall provide such additional information within 10 days after it has been requested by the Board of Directors.
(e) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an Annual Meeting of Stockholders, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.13 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not later than 5 business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than 8 business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(f) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an Annual Meeting of Stockholders that is not properly brought before the meeting in accordance with this Section 2.13. The Board of Directors or the chairman of any meeting of the stockholders may determine that the business was not properly brought before such meeting in accordance with this Section 2.13 and, if the Board of Directors
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or the chairman of such meeting makes such determination, the chairman of the meeting shall declare at such meeting that the nomination or business was not properly brought before such meeting, and any such nomination or business not properly brought before such meeting shall not be transacted or considered.
(g) For purposes of this Section 2.13, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an Annual Meeting of Stockholders, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the Annual Meeting of Stockholders is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.
(h) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
(i) This Section 2.13 is expressly intended to apply to any business proposed to be brought before an Annual Meeting of Stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.13 with respect to any business proposed to be brought before an Annual Meeting of Stockholders, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing contained in this Section 2.13 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision).
SECTION 2.14. Nomination of Directors. (a) Notwithstanding anything to the contrary set forth herein, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Stockholders, or at any Special Meeting of Stockholders called for the purpose of electing directors, (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation present in person (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.14 and on the record date for the determination of stockholders entitled to vote at such Annual Meeting of Stockholders or Special Meeting of Stockholders, (B) who is entitled to vote at the meeting and (C) who complies with the notice procedures set forth in this Section 2.14. For purposes of this Section 2.14, “present in person” shall mean that the stockholder nominating any person for election to the Board of Directors at the meeting of the Corporation, or a qualified representative of such proposing stockholder, appears at such meeting, either in person or by means of remote communication. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at or before the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an Annual Meeting of Stockholders or a Special Meeting of Stockholders.
(b) In addition to any other applicable requirements, for a nomination of a person for election to the Board of Directors to be made by a stockholder, such stockholder must (i) provide Timely Notice or Special Meeting Timely Notice (as defined below) thereof in proper written form to the Secretary, (ii) provide the information, agreements and questionnaires with respect to each Nominating Person (as defined below) and its candidate for nomination as required to be set forth by this Section 2.14 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14.
(c) To be timely, a stockholder’s notice to the Secretary for nominations to be made at a Special Meeting of Stockholders called for the purpose of electing directors must be delivered to or be mailed and received at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which notice of the date of the Special Meeting of Stockholders was mailed or public disclosure of the date of the Special Meeting of Stockholders was made, whichever first occurs (such notice within such time periods, “Special Meeting Timely Notice”). In no event shall the adjournment or postponement of an Annual
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Meeting of Stockholders or a Special Meeting of Stockholders called for the purpose of electing directors, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(d) To be in proper written form for purposes of this Section 2.14, a stockholder’s notice to the Secretary shall set forth and include the following information or documents, as applicable: (i) as to each person who a Nominating Person proposes to nominate for election as a director, (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by the person, (D) a statement as to the person’s citizenship, (E) any other information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors in an election contest pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (and such person’s written consent to being named in any proxy statement and other proxy materials for the applicable meeting as a nominee and to serving as a director for a full term if elected) and (F) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates (as defined in Rule 14a-1(a) promulgated under the Exchange Act) or any other participants (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) in such solicitation, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (F) are referred to as “Nominee Information”); (ii) as to each Nominating Person, (A) the Stockholder Information (as defined in Section 2.13(d), except that for purposes of this Section 2.14 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(d)) and (B) any Disclosable Interests (as defined in Section 2.13(d), except that for purposes of this Section 2.14 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(d) and the disclosure with respect to the business to be brought before the meeting in Section 2.13(d) shall be made with respect to the nomination proposed to be made at the meeting); and provided that, in lieu of including the Proxy Representation, the Nominating Person’s notice for purposes of this Section 2.14 shall include a representation as to whether the Nominating Person intends or is part of a group that intends to (1) deliver a proxy statement and solicit the holders of shares of the Corporation’s outstanding capital stock representing at least 67% of the voting power of shares of capital stock entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act, (2) include a statement as to that effect in its proxy statement or form of proxy, (3) otherwise comply with Rule 14a-19 promulgated under the Exchange Act, including meeting the requirements of Rule 14a-19(a)(3), and (4) provide the Secretary, not less than 5 business days prior to the meeting or any adjournment or postponement thereof, with reasonable documentary evidence (as determined by the Secretary in good faith) that such Nominating Person complied with the requirements of Rule 14a-19 promulgated under the Exchange Act; and (iii) (A) a completed and signed questionnaire, in the form provided by the Corporation, with respect to the background, qualifications, stock ownership and independence of such person (a “Director Questionnaire”) from each person whom the stockholder proposes to nominate for election as a director (which questionnaire shall be provided to the person the Nominating Person proposes to nominate within 5 business days of receipt of a request therefor) and (B) a signed Nominee Representation and Agreement (as defined below) (which shall be provided to the person the Nominating Person proposes to nominate within 5 business days of receipt of a request therefor). If a Nominating Person that intends to solicit proxies in support of director nominees other than the Corporation’s nominees no longer intends to solicit proxies in accordance with its representation pursuant to clause (iii)(B) of this Section 2.14(d), such stockholder or beneficial owner shall inform the Corporation of this change by delivering a writing to the Secretary no later than 2 business days after the occurrence of such change and such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.
(e) The Board of Directors may require that any Nominating Person furnish such additional information as the Board of Directors may reasonably require. Such Nominating Person shall provide such additional information within 10 days after it has been requested by the Board of Directors.
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(f) For purposes of this Section 2.14, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.
(g) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice or the materials delivered pursuant to this Section 2.14, as applicable, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.14 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not later than 5 business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than 8 business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination, including by changing or adding nominees, or to submit any new nomination, or submit any new proposal, matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(h) In addition to the requirements of this Section 2.14 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding the foregoing provisions of this Section 2.14, unless otherwise required by law, (i) no Nominating Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Nominating Person has, or is part of a group that has, complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder, in accordance with the time frames required in this Section 2.14 or by Rule 14a-19 promulgated under the Exchange Act, as applicable, and (ii) if (A) any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the Exchange Act and (B) (1) such notice in accordance with Rule 14a-19(b) is not provided within the time period for Timely Notice or Special Meeting Timely Notice, as applicable, (2) such Nominating Person subsequently fails to comply with the requirements of Rule 14a-19 promulgated under the Exchange Act or (3) such Nominating Person fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Nominating Person has met the requirements of Rule 14a-19 promulgated under the Exchange Act pursuant to the representations described in this Section 2.14, then the nomination of such Nominating Person’s proposed nominees shall be disregarded, notwithstanding that each such nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any meeting of stockholders (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded).
(i) To be eligible to be a nominee for election or reelection as a director of the Corporation, any prospective nominee (whether nominated by or at the direction of the Board of Directors or by a stockholder), or someone acting on such prospective nominee’s behalf, must deliver (in accordance with any applicable time periods prescribed in this Section 2.14) to the Secretary at the principal executive offices of the Corporation a completed and signed Director Questionnaire and a signed, written representation and agreement (the “Nominee Representation and Agreement”), in the form provided by the Corporation, that such prospective nominee: (i) is not and, if elected as a director during his or her term of office, will not become a party to (A) any agreement, arrangement or understanding (whether written or oral) with, and has not given and will not give any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law;
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(ii) is not, and will not become, a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in such written representation and agreement or otherwise to the Corporation and agrees to promptly disclose to the Board of Directors any such agreement, arrangement or understanding (whether written or oral) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that such person becomes a party to at any time after the delivery of such written representation and agreement; (iii) in such person’s individual capacity, would be in compliance with, if elected as a director of the Corporation, and will comply with, applicable law, all applicable rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading and publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation and will comply with all other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary shall provide to such candidate for nomination all such policies and guidelines then in effect); and (iv) if elected as a director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election. In addition to the material required pursuant to this Section 2.14 or any other provision of these Bylaws, the Board of Directors may require any proposed nominee to furnish such other information as may reasonably be required by the Board of Directors, in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon, to determine the eligibility of such proposed nominee to serve as director of the Corporation, including but not limited to information (A) that may reasonably be required by the Board of Directors to determine whether the proposed nominee would be independent under applicable law, the rules and regulations of the U.S. Securities and Exchange Commission, the rules and regulations of any securities exchange on which the securities of the Corporation are listed or quoted for trading, any corporate governance guidelines of the Corporation and any other publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, (B) that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee or (C) that may be reasonably required by the Board of Directors to determine the eligibility of such nominee to serve as a director of the Corporation. Such additional information shall be delivered within 10 days after it has been requested by the Board of Directors.
(j) The number of nominees a stockholder may nominate for election at any meeting of stockholders (or in the case of a stockholder giving notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice or Special Meeting Timely Notice, as applicable, or (ii) the tenth day following the date of public disclosure (as defined in Section 2.13(h)) of such increase. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.14.
(k) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.14, if necessary, so that the information provided or required to be provided pursuant to this Section 2.14 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than 5 business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than 8 business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend
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any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(l) No candidate nominated by a Nominating Person pursuant to this Section 2.14 shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.14, as applicable. The chairman of the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.14, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.
(m) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated in accordance with this Section 2.14 and elected as a director.
SECTION 2.15. Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.
ARTICLE III

Directors
SECTION 3.01. Number, Election and Qualification of Directors. The number of directors constituting the Board of Directors shall be determined in the manner set forth in the Certificate of Incorporation. Directors shall hold office in the manner set forth in the Certificate of Incorporation. The directors shall be elected by the stockholders generally entitled to vote at each Annual Meeting of Stockholders and shall hold office until the next Annual Meeting of Stockholders and until each of their successors shall have been duly elected and qualified, subject to their earlier death, resignation, disqualification or removal. The vote required for the election of directors by stockholders shall be a plurality of the votes cast with respect to a director nominee. Abstentions and broker non-votes shall not count as votes either “for” or “against” a director nominee (but shall, for the avoidance of doubt, be considered for purposes of establishing a quorum). Directors need not be stockholders. Each director shall be a natural person.
SECTION 3.02. Vacancies and Newly Created Directorships. Except as otherwise provided in the Certificate of Incorporation, any newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification or removal of a director shall be filled solely and exclusively by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.
SECTION 3.03. Duties and Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation except as may be otherwise provided in the DGCL or the Certificate of Incorporation.
SECTION 3.04. Meetings. The Board of Directors and any committee thereof may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors or any committee thereof may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors or such committee, respectively. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the Lead Independent Director (as defined in the Certificate of Incorporation), the CEO or a majority of the directors then in office. Special meetings of any committee of the Board
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of Directors may be called by the chairman of such committee, the Chairman of the Board of Directors, the CEO or a majority of the directors serving on such committee. Notice of any special meeting of the Board of Directors or any committee thereof stating the place, date and time of such meeting shall be given to each director (or, in the case of a committee, to each member of such committee) by the Secretary, the CEO or one of the directors calling the meeting not less than 24 hours before such meeting or, if by U.S. mail, at least 4 days before such meeting. The notice need not specify the purpose of the meeting.
SECTION 3.05. Organization. At each meeting of the Board of Directors or any committee thereof, the Chairman of the Board of Directors, or the chairman of such committee, as the case may be, or, in his or her absence or if there shall be none the Lead Independent Director, shall act as chairman of such meeting. In the absence of the Chairman of the Board of Directors or the chairman of such committee and the Lead Independent Director, a majority of the directors present at the meeting, assuming a quorum, will designate a director to act as chairman of the meeting. Except as provided below, the Secretary shall act as secretary at each meeting of the Board of Directors and of each committee thereof. In case the Secretary shall be absent from any meeting of the Board of Directors or any committee thereof, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting. Notwithstanding the foregoing, the members of each committee of the Board of Directors may appoint any person to act as secretary of any meeting of such committee and the Secretary or any Assistant Secretary may, but need not if such committee so elects, serve in such capacity.
SECTION 3.06. Removals and Resignations of Directors. The directors of the Corporation may be removed in accordance with the Certificate of Incorporation and the DGCL. Any director of the Corporation may resign from the Board of Directors or any committee thereof at any time, by giving notice in writing or by electronic transmission to the Corporation, which shall be deemed to have been given to the Corporation if given to the Chairman of the Board of Directors, the CEO or the Secretary or, in the case of a committee, to the chairman of such committee, if there shall be one. Such resignation shall take effect when delivered or, if such resignation specifies a later effective time or an effective time determined upon the happening of an event or events, upon such effective time. Unless otherwise specified in such resignation, the acceptance of such resignation shall not be necessary to make it effective. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable.
SECTION 3.07. Quorum. Except as otherwise required by applicable law, or the Certificate of Incorporation or the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, at all meetings of the Board of Directors or any committee thereof, (a) a majority of the entire Board of Directors or a majority of the directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business; provided that, until the Final Sunset Date (or, in the case of the Audit Committee (as defined below), until the Majority Sunset Date), at least one Hulu Designee must be present at a meeting of the Board of Directors or any committee thereof, as the case may be, in order to constitute a quorum for the transaction of business and (b) the vote of a majority of the directors or committee members, as the case may be, present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as applicable. If a quorum shall not be present at any meeting of the Board of Directors or any committee thereof, the directors present thereat may adjourn the meeting from time to time, without further notice other than announcement at the meeting of the date, time and place of the adjourned meeting, until a quorum shall be present. For purposes of this Section 3.07, “Final Sunset Date”, “Majority Sunset Date” and “Hulu Designee” shall have the meanings ascribed to such terms in the Certificate of Incorporation.
SECTION 3.08. Actions of the Board of Directors by Written Consent. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting, if all the members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors or such committee thereof, as the case may be. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
SECTION 3.09. Meetings by Means of Communications Equipment. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee thereof, may
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participate in a meeting of the Board of Directors, or of such committee, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.09 shall constitute presence in person at such meeting.
SECTION 3.10. Committees. (a) The Board of Directors may designate one or more committees, which (i) shall include an audit committee (the “Audit Committee”), a governance and nominating committee, a compensation committee and such other committees as may be required by applicable law or the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading and (ii) may include such other committees as may be determined by the Board of Directors from time to time. Each committee shall consist of one or more of the directors of the Corporation and include at least one Independent Designee (as defined in the Certificate of Incorporation); provided that the Audit Committee shall consist entirely of Independent Designees. Each member of a committee must meet the requirements for membership, if any, imposed by the Board of Directors, applicable law and the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading.
(b) Any director serving on a committee may be removed from such committee at any time by the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. Subject to the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, in the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another qualified member of the Board of Directors to act at the meeting in the place of such absent or disqualified member. Any such committee, to the extent permitted by applicable law and provided in the resolution establishing such committee or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that, except as otherwise provided in the Certificate of Incorporation, no such committee shall have the power or authority to (i) approve, adopt or recommend to the stockholders any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (ii) adopt, amend, or repeal any of these Bylaws. Each committee shall keep regular minutes and report to the Board of Directors when required. Subject to the authorization of the Board of Directors, any committee may make rules for the conduct of its business, but unless otherwise provided by the committee or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors.
SECTION 3.11. Subcommittees. Except as otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board of Directors designating a committee of the Board of Directors, such committee may create one or more subcommittees, each subcommittee to consist of one or more members of such committee, and delegate to a subcommittee any or all of the powers and authority of such committee. Except for references to committees and members of committees in Section 3.10, each reference in these Bylaws to a committee of the Board of Directors or a member of a committee shall be deemed to include a reference to a subcommittee or a member of a subcommittee.
SECTION 3.12. Compensation. The Board of Directors shall have the authority to fix the compensation, including fees, reimbursement of expenses and equity compensation, of directors for services to the Corporation in any capacity, including for attendance at meetings of the Board of Directors or participation on any committees thereof. No such payment shall preclude any director from serving the Corporation or any other person in any other capacity and receiving compensation for such service.
ARTICLE IV

Officers
SECTION 4.01. General. The officers of the Corporation shall be chosen by the Board of Directors and shall include a Chief Executive Officer (“CEO”) and a Secretary. The Board of Directors, in its discretion, also may choose one Chairman of the Board of Directors, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers with such titles and such duties as the Board of Directors may from time to time determine. Any number of offices may be held by the same
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person, unless otherwise prohibited by applicable law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.
SECTION 4.02. Election. The Board of Directors shall elect the officers of the Corporation, except as such officers may be appointed in accordance with Section 4.09, and such officers shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. Unless a different term is specified in the resolution electing or appointing such officer, each officer of the Corporation shall hold office until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors. Any officer of the Corporation may resign from such position at any time by giving notice in writing or by electronic transmission to the Corporation. Such resignation shall take effect when delivered or, if such resignation specifies a later effective time or an effective time determined upon the happening of an event or events, upon such effective time. Unless otherwise specified in such resignation, the acceptance of such resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 4.09.
SECTION 4.03. Voting Securities Owned by the Corporation. The Chairman of the Board of Directors, the CEO or any Vice President of the Corporation, or any other person authorized by the Board of Directors, the CEO or any Vice President, is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of the Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
SECTION 4.04. Chairman of the Board of Directors. The Chairman of the Board of Directors shall preside at all meetings of the stockholders and of the Board of Directors, in accordance with Section 2.11 and Section 3.04, respectively. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as may from time to time be assigned to the Chairman of the Board of Directors by these Bylaws or by the Board of Directors.
SECTION 4.05. Chief Executive Officer. The CEO shall, subject to the direction and control of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The CEO shall perform all duties and have all powers that are delegated to the CEO by the Board of Directors or these Bylaws. In the absence or inability or refusal to act of the Chairman of the Board of Directors, the CEO shall preside at all meetings of the stockholders and, if the CEO is also a director, the Board of Directors in accordance with Section 2.11 and Section 3.04, respectively.
SECTION 4.06. Vice Presidents. Each Vice President shall perform such duties and may exercise such powers as may from time to time be assigned by these Bylaws, by the Board of Directors or by the CEO, or, to the extent not so assigned, as generally pertain to their respective offices, subject to the control of the Board of Directors. The CEO may assign to any Vice President the title of Executive Vice President, Senior Vice President or any similar title.
SECTION 4.07. Secretary and Assistant Secretaries. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may from time to time be assigned by the Board of Directors, the Chairman of the Board of Directors or the CEO, under whose supervision the Secretary shall be, or, to the extent not so assigned, as generally pertain the office of Secretary, subject to the control of the Board of Directors. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there shall be no Assistant Secretary, then either the Board of Directors or the CEO may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there shall be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general
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authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer’s signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by applicable law to be kept or filed are properly kept or filed, as the case may be. Assistant Secretaries, if there shall be any, shall perform such duties and may exercise such powers as from time to time may be assigned to them by the Board of Directors, the CEO or the Secretary, and in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, shall have and may exercise all of the power and authority and discharge all of the duties of the Secretary, and when so acting, shall be subject to all the restrictions upon the Secretary.
SECTION 4.08. Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the CEO, or, to the extent not so assigned, as generally pertain to the office of Treasurer, subject to the control of the Board of Directors. In addition, the Treasurer shall retain custody of the Corporation’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors or the CEO taking proper vouchers for such disbursements, and shall render to the CEO and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. Assistant Treasurers, if there shall be any, shall perform such duties and may exercise such powers as from time to time may be assigned to them by the Board of Directors, the CEO, any Vice President, if there shall be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, shall have and may exercise all of the power and authority and discharge all of the duties of the Treasurer, and when so acting, shall be subject to all the restrictions upon the Treasurer.
SECTION 4.09. Other Officers. Such other officers as the Board of Directors may choose shall have such titles as the Board of Directors may from time to time determine and shall perform such duties and may exercise such powers as from time to time may be assigned to them by the Board of Directors, or, to the extent not so assigned, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may delegate to any officer of the Corporation the power to choose such other officers as the business of the Corporation may require and to assign their respective duties and powers.
SECTION 4.10. Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board of Directors.
ARTICLE V

Stock
SECTION 5.01. Uncertificated Shares; Form of Certificates. Unless otherwise provided by resolution of the Board of Directors, the shares of capital stock of the Corporation shall be issued in uncertificated form. If shares are represented by certificates, the certificates shall be in such form as is consistent with applicable law and the Certificate of Incorporation and as determined by the Board of Directors. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairman of the Board of Directors, CEO, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all signatures on any such certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar of the Corporation, whether because of death, resignation or otherwise, before such certificate is issued by the Corporation, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. All certificates for shares shall be consecutively numbered or otherwise identified.
SECTION 5.02. Partly Paid Shares. The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the books and records of the Corporation or upon the face or back of each stock certificate issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
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SECTION 5.03. Special Designation of Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in a notice provided pursuant to Section 151 of the DGCL (or, in the case of certificated shares, shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be included in the aforementioned notice (or, in the case of any certificated shares, set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
SECTION 5.04. Lost Certificates. Except as provided in this Section 5.04, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed upon delivery of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Corporation may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate or uncertificated shares.
SECTION 5.05. Transfers. Shares of capital stock of the Corporation shall be transferable in the manner prescribed by applicable law, subject to any valid restrictions on transfer or registration of transfer, or on the amount of stock that may be owned by any person or group of persons, imposed by the Certificate of Incorporation, these Bylaws or an agreement among any number of security holders of the Corporation or among such holders and the Corporation or a subsidiary thereof. Each certificate for shares of capital stock that are subject to any such restriction on transfer shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction. When shares are represented by certificates, shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. When shares are in uncertificated form, shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, with such evidence of the authenticity of such transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps.
SECTION 5.06. Dividend Record Date. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
SECTION 5.07. Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends or other distributions, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by applicable law.
SECTION 5.08. Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.
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SECTION 5.09. Records. A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder and all issuances and transfers of stock of the Corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (a) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (b) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL and (c) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.
ARTICLE VI

Notices
SECTION 6.01. Notices. Whenever written notice is required by the DGCL, the Certificate of Incorporation or these Bylaws to be given to any director, member of a committee or stockholder, such notice may be given in writing directed to such director’s, committee member’s or stockholder’s mailing address (or by electronic transmission directed to such director’s, committee member’s or stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid; (b) if delivered by courier service, the earlier of when the notice is received or left at such director’s, committee member’s or stockholder’s address; or (c) if given by electronic mail, when directed to such director’s, committee member’s or stockholder’s electronic mail address unless electronic transmission of such notice is prohibited under the DGCL, the Certificate of Incorporation or these Bylaws. A notice to a stockholder by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, but subject to Section 232(e) of the DGCL, any notice to stockholders given by the Corporation under the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notice given by electronic transmission, as described above, shall be deemed given: (a) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; and (b) if by any other form of electronic transmission, when directed to the stockholder. Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (a) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (b) such inability becomes known to the Secretary or an Assistant Secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
SECTION 6.02. Waivers of Notice. Whenever any notice is required by the DGCL, the Certificate of Incorporation or these Bylaws to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice, whether before, at or after the time stated therein, shall be deemed equivalent to notice to such person or persons. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business nor the purpose of any meeting need to be specified in any such waiver.
ARTICLE VII

General Provisions
SECTION 7.01. Dividends. Subject to the requirements of the DGCL, the provisions of the Certificate of Incorporation and any certificate of designation relating to any series of Preferred Stock, dividends upon the capital
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stock of the Corporation, if any, may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 3.08), and may be paid in cash, in property, or in shares of the Corporation’s capital stock. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
SECTION 7.02. Contracts; Disbursements. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers of the Corporation or such other person or persons as the Board of Directors may from time to time designate.
SECTION 7.03. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.
SECTION 7.04. Corporate Seal. The Corporation may adopt a corporate seal in such a form as shall be approved by the Board of Directors. The Corporation may use the corporate seal by causing it or an electronic image thereof to be impressed or affixed or in any other manner reproduced.
SECTION 7.05. Entire Board of Directors. As used in these Bylaws generally, the term “entire Board of Directors” means the total number of directors that the Corporation would have if there were no vacancies or unfilled directorships.
SECTION 7.06. Electronic Signatures. Subject to applicable law, any form of electronic signature of any officer or officers of the Corporation may be used.
SECTION 7.07. Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.
SECTION 7.08. Construction and Definitions; Inconsistent Provisions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular. In the event that any provision (or part thereof) of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, the provision (or part thereof) of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.
SECTION 7.09. Severability. If any provision of these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Bylaws (including each portion of any paragraph of these Bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of these Bylaws (including each portion of any paragraph of these Bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by applicable law.
ARTICLE VIII

Indemnification
SECTION 8.01. Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL and any other applicable law, in each case, as it presently exists or may hereafter be amended, any director or officer of the Corporation (a “covered person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the Corporation’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise or non-profit entity, including service
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with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 8.04, the Corporation shall be required to indemnify a covered person in connection with a Proceeding (or part thereof) initiated by such covered person only if the Proceeding (or part thereof) was authorized in the specific case by the Board of Directors.
SECTION 8.02. Indemnification of Others. The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by the DGCL and any other applicable law, in each case, as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.
SECTION 8.03. Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by the DGCL or any other applicable law, in each case, as it presently exists or may hereafter be amended, pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article VIII or otherwise.
SECTION 8.04. Determination; Claim. If a claim for indemnification (following the final disposition of such Proceeding) under this Article VIII is not paid in full within 60 days, or a claim for advancement of expenses under this Article VIII is not paid in full within 30 days, after a written claim therefor has been received by the Corporation, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by applicable law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.
SECTION 8.05. Non-Exclusivity of Rights. The rights conferred on any person by this Article VIII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, the Certificate of Incorporation, these Bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.
SECTION 8.06. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the Corporation’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL or any other applicable law.
SECTION 8.07. Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust or other enterprise or non-profit entity.
SECTION 8.08. Continuation of Indemnification. The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article VIII shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.
SECTION 8.09. Amendment or Repeal; Interpretation. The provisions of this Article VIII shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these Bylaws), in consideration of such person’s performance of such services, and, pursuant to this Article VIII, the Corporation intends to be legally
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bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article VIII are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of these Bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these Bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection (a) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (b) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.
Any reference to an officer of the Corporation in this Article VIII shall be deemed to refer exclusively to the CEO and Secretary, or other officer of the Corporation appointed by (x) the Board of Directors, prior to the adoption of these Bylaws or, thereafter, pursuant to Article IV or (y) an officer to whom the Board of Directors has delegated the power to appoint officers prior to the adoption of these Bylaws or pursuant to Article IV, and any reference to an officer of any other corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise or non-profit entity shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or non-profit entity. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise or non-profit entity has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or non-profit entity for purposes of this Article VIII.
ARTICLE IX

Amendments
SECTION 9.01. Amendments. Except as otherwise set forth in the Certificate of Incorporation, (a) the Board of Directors is expressly empowered to adopt, amend, alter, change or repeal these Bylaws and (b) the stockholders shall also have power to adopt, amend, alter, change or repeal these Bylaws upon the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation then generally entitled to vote thereon, voting together as a single class.
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Annex G
Opinion of Wells Fargo Securities, LLC
January 5, 2025
fuboTV Inc.
1290 Avenue of the Americas
New York, New York 10104
The Board of Directors:
You have requested, in your capacity as the Board of Directors (the “Board”) of fuboTV Inc. (“Fubo”), our opinion with respect to the fairness, from a financial point of view, to Fubo of the Fubo-Owned Newco Unit Percentage (as defined below) provided for in the proposed combination of the Hulu + Live TV business and related assets of The Walt Disney Company (“Disney” and, such business, the “HL Business”) with the business of Fubo (the “Fubo Business” and, such combination, the “Transaction”), subject, in the case of specified assets or entities, to the exercise by Fubo of a put option. We understand that, among other things, pursuant to a Business Combination Agreement (the “Agreement”) proposed to be entered into among Disney, Hulu, LLC, a wholly owned subsidiary of Disney (“Hulu”), and Fubo, after giving effect to certain related transactions (as described below), Fubo will make a contribution that includes 100% of the equity interests in a newly formed, wholly owned direct subsidiary of Fubo (“Fubo OpCo” and, such contribution together with Fubo’s businesses, the “Fubo Contribution”) to a newly formed, wholly owned direct subsidiary of Hulu (“Newco”) in exchange for a number of units of Newco (“Newco Units”) representing, in the aggregate, a 30% economic interest in Newco (such percentage economic interest, the “Fubo-Owned Newco Unit Percentage”).
We also understand that, pursuant to the Agreement, among other things, (i) prior to consummation of the Transaction, (A) Hulu will undertake certain reorganization transactions, including the formation of a wholly owned direct subsidiary of Hulu (“HL”) to which Hulu will contribute the HL Business, and the formation of Newco, (B) Fubo will undertake certain reorganization transactions (the “Fubo Reorganization”), including the formation of Fubo OpCo to which Fubo will contribute the Fubo Business (or to Newco at consummation of the Transaction), and (C) Fubo will convert to a Delaware corporation and amend its current organizational documents, (ii) at consummation of the Transaction, prior to the Fubo Contribution, Hulu will contribute the HL Business and related assets to Newco by transferring all of the equity interests of HL to Newco and (iii) following consummation of the Transaction, (A) Fubo will become the sole managing member of Newco and (B) Fubo will issue to Hulu shares of Class B common stock of Fubo (“Fubo Class B Common Stock”), which shares of Fubo Class B Common Stock will be canceled for no consideration in connection with an exchange of an equal number of Newco Units for shares of Class A common stock of Fubo (“Fubo Class A Common Stock”) or cash (the transactions described in clauses (i) through (iii) above, together with the other transactions contemplated by the Agreement (other than the Transaction), the “related transactions”). The terms and conditions of the Transaction and the related transactions are more fully set forth in the Agreement and certain related documents.
In preparing our opinion, we have:
•	reviewed a draft, dated January 5, 2025, of the Agreement;
•	reviewed certain publicly available financial and other information relating to the Fubo Business, the HL Business and the industries in which they operate;
•
compared the financial and operating performance of the Fubo Business with publicly available information concerning certain other companies that we deemed relevant, and reviewed current and historical market prices of the common stock of Fubo;

•	reviewed certain internal financial analyses and forecasts for the Fubo Business, the HL Business and Newco provided by the managements of Fubo and Disney;
•
reviewed certain estimates provided by the managements of Fubo and Disney as to the potential synergies expected by such managements to be achieved as a result of the Transaction and the related transactions, including the renegotiation of the terms of certain carriage agreements;

•
reviewed certain estimates provided by the management of Fubo as to net operating loss carryforwards and other tax assets and the ability to utilize those tax assets to achieve future tax savings both on a standalone and pro forma basis;

•
discussed with the managements of Fubo and Disney certain aspects of the Transaction, the operations, financial condition and prospects of, and capital requirements for, the Fubo Business, the HL Business and Newco, the effect of the Transaction and the related transactions on the operations, financial condition and prospects of, and capital requirements for, the Fubo Business, the HL Business and Newco, and certain other matters that we deemed relevant;

•
discussed with the management of Fubo, among other matters, Fubo’s pending litigation involving Disney and potential settlement thereof and outstanding convertible notes and potential refinancing thereof; and

•	considered such other financial analyses and investigations and such other information that we deemed relevant.
In giving our opinion, we have assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by Fubo or Disney or otherwise reviewed by us. We have not independently verified any such information, and pursuant to the terms of our engagement by Fubo, we did not assume any obligation to undertake any such independent verification. We have been advised that there are no historical financial statements for the HL Business on a standalone basis and we have assumed that any audited financial statements relating to the HL Business, when delivered as contemplated by the Agreement, will not reflect any information that would be material to our analyses or this opinion. In relying on the financial analyses and forecasts for the Fubo Business, the HL Business and Newco provided by the managements of Fubo and Disney that we have been directed to utilize in our analyses (including as to the potential synergies expected by such managements to be achieved as a result of the Transaction and the related transactions, net operating loss carryforwards and other tax assets, and the refinancing of Fubo’s outstanding convertible notes), we have assumed they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Fubo and Disney, as applicable, as to the future performance and financial condition of the Fubo Business, the HL Business and Newco, such potential synergies, net operating loss carryforwards and other tax assets, convertible notes refinancing and the other matters covered thereby. We also have assumed that the financial results, including with respect to such potential synergies, net operating loss carryforwards and other tax assets and convertible notes refinancing, reflected in such financial analyses and forecasts will be realized in the amounts and at the times projected. We express no view or opinion with respect to such financial analyses and forecasts (including such potential synergies, net operating loss carryforwards and other tax assets, and convertible notes refinancing) or the assumptions upon which they are based. We have assumed that any representations and warranties made by Fubo, Hulu and Disney in the Agreement or in other agreements relating to the Transaction and the related transactions will be true and accurate in all respects that are material to our analyses and this opinion. We also have assumed that (i) Newco will acquire or have access to all assets, properties and rights necessary for the operations of the Fubo Business and the HL Business, (ii) appropriate reserves, indemnification arrangements or other provisions have been or will be made with respect to liabilities of or relating to the Fubo Business and the HL Business that will be assumed in connection with the Transaction and (iii) Newco will not directly or indirectly assume or incur any liabilities that are contemplated to be excluded as a result of the Transaction, any related transactions or otherwise.
At your direction, we have relied upon the assessments of the management of Fubo as to, among other things, (i) matters relating to the pending federal and state antitrust claims involving, among other parties, Fubo and Disney, including with respect to the validity of the claims asserted in connection therewith and the settlement and other aspects involved, (ii) matters relating to Fubo’s outstanding convertible notes, including the timing for payment and potential refinancing thereof and related aspects and implications, and (iii) the ability to integrate the operations of the Fubo Business and the HL Business and to realize the potential synergies and utilization of tax assets as contemplated. We have assumed there will be no developments with respect to any such matters that would have an adverse effect on Fubo, Newco, the Fubo Business, the HL Business, the Transaction or any related transactions (including the contemplated benefits thereof) that would be material to our analyses or this opinion.
For purposes of our analyses and this opinion, we have assumed that the Transaction and the related transactions will have the tax consequences described in discussions with, and materials provided to us by, Fubo and its representatives. We also have assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction and the related transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Fubo, Newco, the Fubo Business, the HL Business, the Transaction or any related transactions (including the contemplated benefits thereof). We further have assumed that the Transaction and the related transactions will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not made any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of Fubo, Newco, the Fubo Business or the HL Business, nor have we been furnished with any such evaluations or appraisals. We have not evaluated the solvency of Fubo, Newco, the Fubo Business or the HL Business under any state or federal laws relating to bankruptcy, insolvency or similar matters. We also have not made any independent evaluation of any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent or other orders or investigations or the potential impact thereof on Fubo, Newco, the Fubo Business or the HL Business. We have assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this opinion.
Our opinion only addresses the fairness, from a financial point of view, to Fubo of the Fubo-Owned Newco Unit Percentage provided for pursuant to the Agreement and we express no opinion as to the fairness of the Fubo-Owned Newco Unit Percentage or other aspects of the Transaction or the related transactions to the holders of any class of securities, creditors or other constituencies of any party to the Transaction or any related transactions. Furthermore, we express no opinion as to any related transactions or any other aspect or implication (financial or otherwise) of the Transaction, any litigation settlement and related cash payment, convertible notes refinancing or other financing or tax receivables, commercial services, transition services, put option, governance, indemnification or other agreement, arrangement or understanding entered into in connection with the Transaction or any related transactions or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Transaction or any related transactions, or class of such persons, relative to the Fubo-Owned Newco Unit Percentage or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and have relied upon the assessments of Fubo and its advisors with respect to such advice.
Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof, notwithstanding that any such subsequent developments may affect this opinion. Our opinion does not address the relative merits of the Transaction or any related transactions as compared to any alternative transactions or strategies that might be available to Fubo, nor does it address the underlying business decision of the Board or Fubo to proceed with or effect the Transaction or the related transactions. We are not expressing any opinion as to the actual value of Newco Units or Fubo Class B Common Stock when issued in the Transaction or related transactions, shares of Fubo Class A Common Stock into which shares of Fubo Class B Common Stock are exchangeable or any other securities of Fubo or Newco, or the prices at which any securities of Fubo or Newco may trade or otherwise be transferable at any time.
We were not requested to, and we did not, solicit third-party indications of interest in acquiring all or any part of Fubo or any other alternative transaction involving Fubo.
We have acted as financial advisor to Fubo in connection with the Transaction and will receive significant fees from Fubo payable upon consummation of the Transaction, of which a portion will be earned upon execution of the Agreement, and may receive significant fees upon termination of the Transaction. In addition, Fubo has agreed to reimburse us for certain expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of our engagement.
During the two years preceding the date of this opinion, neither we nor our affiliates have had any material investment, commercial banking or financial advisory relationships with Fubo unrelated to the Transaction. We or our affiliates are an agent and a lender under one or more credit facilities of Disney. In addition, as of January 3, 2025, we and our affiliates held, on a proprietary basis, less than 1% of the outstanding common stock of Fubo and less than 1% of the outstanding common stock of Disney. In the ordinary course of business, we and our affiliates trade or may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of Fubo, Disney, Newco and certain of their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.
This letter is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Transaction. This opinion does not constitute advice or a recommendation to any shareholder of Fubo or any other person as to how to vote or act on any matter relating to the proposed Transaction, any related transactions or any other matter. This opinion may not be used or relied upon for any other purpose without our prior written consent, nor shall this opinion be disclosed to any person or quoted or referred to, in whole or in part, without our prior written consent. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of Fubo, but may not otherwise be disclosed publicly in any manner without our prior written consent. The issuance of this opinion has been approved by a fairness committee of Wells Fargo Securities.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Fubo-Owned Newco Unit Percentage provided for pursuant to the Agreement is fair, from a financial point of view, to Fubo.

Very truly yours,

WELLS FARGO SECURITIES, LLC

Annex H
January 6, 2025
The Board of Directors
fuboTV Inc.
1290 Avenue of the Americas
New York, NY 10104
Members of the Board of Directors:
We understand that fuboTV Inc. (the “Company”) proposes to enter into a Business Combination Agreement, dated as of January 6, 2025 (the “Agreement”), with The Walt Disney Company (“Disney”) and Hulu, LLC (“Hulu”). Pursuant to the Agreement, (i) prior to the Closing, Hulu will complete the Hulu Reorganization, including contributing the HL Business and the HL Business Assets to a wholly owned subsidiary of Hulu (such subsidiary, “HL”); (ii) prior to the Closing, the Company will complete the Fubo Reorganization, including contributing the Company’s business (other than certain entities or assets as described in the Agreement) to a wholly owned subsidiary of Fubo (such subsidiary, “Fubo Opco”); (iii) at the Closing, Hulu will contribute the HL Business and the HL Business Assets to a wholly owned subsidiary of Hulu (such subsidiary, “Newco”) by contributing 100% of the equity interests of HL to Newco (the “HL Contribution”); (iv) at the Closing, immediately following the HL Contribution, the Company will make a contribution to Newco that includes 100% of the equity interests of Fubo Opco (the “Fubo Contribution”) in exchange for a number of Newco Units representing, in the aggregate, a 30% economic interest in Newco (the “Consideration”), with Hulu owning a number of Newco Units representing, in the aggregate, a 70% economic interest in Newco; (v) at the Closing, the Company will issue to Hulu for cash in an amount equal to the par value a number of shares of Class B Common Stock representing, in the aggregate, a 70% voting interest in the Company, which Class B Common Stock will be cancelled for no consideration in connection with an exchange of an equal amount of Newco Units for Class A Common Stock (or cash) in accordance with the Newco Operating Agreement (the “Fubo Issuance”); and (vi) at the Closing, the parties will execute and deliver the Ancillary Agreements, execute and deliver the Settlement Documents (other than those previously executed and delivered), and consummate the Transactions (the Transactions, together with the Settlement Transactions and the other transactions contemplated by the Agreement, collectively, the “Transaction”)). The terms and conditions of the Transaction are more fully set forth in the Agreement. All capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Agreement.
The Board of Directors has asked us whether, in our opinion, the Consideration to be received by the Company in the Transaction is fair, from a financial point of view to the Company.
In connection with rendering our opinion, we have, among other things:
(i)
reviewed certain publicly available business and financial information relating to the Company and the HL Business that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)
reviewed certain internal projected financial data relating to the Company and furnished to us by the management of the Company and certain projected financial data relating to the HL Business and Newco prepared and furnished to us by management of the Company, each as approved for our use by the Company (the “Forecasts”);

(iii)
discussed with management of the Company their assessment of the past and current operations of the Company and the HL Business, the current financial condition and prospects of the Company and the HL Business, and the Forecasts;

(iv)	reviewed the reported prices and the historical trading activity of the shares of the Company’s common stock;
(v)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;
(vi)	reviewed the financial terms and conditions of the Agreement; and
(vii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

The Board of Directors
fuboTV Inc.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company, the HL Business and Newco. We express no view as to the Forecasts or the assumptions on which they are based.
For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement, that all conditions to the consummation of the Transaction will be satisfied without waiver or modification thereof and that the Put Option Agreement will be exercised and consummated. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company, the HL Business, Newco or the consummation of the Transaction or reduce the contemplated benefits to the Company of the Transaction. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities or assets, or any settlements thereof, to which the Company, the HL Business or Newco are or may be a party or are or may be subject, and this opinion does not consider the potential effects of any such litigation, actions, claims, other contingent liabilities, assets or settlements. In addition, we have relied, without independent verification, on the assessments of the management of the Company as to (i) the validity of, and risks associated with, the Company’s, the HL Business’s and Newco’s intellectual property, technology, products and services, and (ii) the marketability, commercial viability and market adoption of the Company’s, the HL Business’s and Newco’s current and future products and services.
We have not conducted a physical inspection of the properties or facilities of the Company, the HL Business or Newco and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, the HL Business or Newco, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company, the HL Business or Newco under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have assumed with your consent that all liabilities of the Company and its subsidiaries will be contributed to Newco pursuant to the Fubo Contribution, other than as contemplated by the Agreement with respect to liabilities subject to the Put Option Agreement. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the Company, from a financial point of view, of the Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Company, the HL Business or Newco, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, the HL Business or Newco, or any class of such persons, whether relative to the Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, the Hulu Reorganization, the Fubo Reorganization, the HL Contribution, the Fubo Contribution, the Fubo Conversion, or the Fubo Issuance, or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Agreement, including, without limitation, the Ancillary Agreements, the Organizational Documents of Fubo, and the Settlement Documents. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies

The Board of Directors
fuboTV Inc.

that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. We do not express any view on, and our opinion does not address, what the value of the Newco Units actually will be when issued or the prices at which the shares of the Company’s common stock will trade at any time, including following announcement or consummation of the Transaction. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the shares of the Company’s common stock or any business combination or other extraordinary transaction involving the Company. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transaction, including as to how any holder of shares of the Company’s common stock should vote or act in respect of the Transaction. We are not expressing any opinion as to the prices at which shares of the Company’s common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, the HL Business or Newco or the Transaction or as to the impact of the Transaction on the solvency or viability of the Company, the HL Business or Newco or the ability of the Company, the HL Business or Newco to pay their respective obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.
We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, all of which is payable upon rendering this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided capital markets services to the Company and received fees for the rendering of these services. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to Hulu or Disney and we have not received any compensation from Hulu or Disney during such period. We may provide financial advisory or other services to the Company, Newco, Hulu or Disney in the future, and in connection with any such services we may receive compensation.
Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, Newco, Hulu or Disney, potential parties to the Transaction and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company, Newco, Hulu or Disney.
Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.
This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its shareholders relating to the Transaction.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Company in the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,

EVERCORE GROUP L.L.C.

By:

fubo

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FUBOTV INC.
Special Meeting of Shareholders
September 30, 2025 10:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned shareholder(s) hereby appoint(s) David Gandler and Gina DiGioia, or any one of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of FUBOTV INC. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 10:00 AM EDT on September 30, 2025, virtually at www.virtualshareholdermeeting.com/FUBO2025SM, and any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

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